As filed with the Securities and Exchange Commission on December 31, 2012

Registration No. 333-181567

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COMMERCIAL BANK

JAMAICA LIMITED

(Exact Name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name Into English)

Jamaica	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

32 Trafalgar Road

Kingston 10, Jamaica, W.I.

(866) 622-3477

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System,

111 Eighth Avenue, 13th Floor

New York, New York 10011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carlos E. Méndez-Peñate, Esq. Kenneth G. Alberstadt, Esq. Akerman Senterfitt LLP 335 Madison Avenue, 26th Floor New York, New York 10017 Telephone: (212) 880-3800 Fax: (212) 880-8965	Glenn M. Reiter, Esq. Jaime Mercado, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Fax: (212) 455-2502

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Ordinary shares, no par value(3)	$225,000,000	$25,785(4)

(1)	Includes ordinary shares represented by American Depositary Shares (“ADSs”), which the underwriters may purchase solely to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	A separate registration statement on Form F-6 will be filed for the registration of ADSs issuable upon the deposit of the ordinary shares registered hereby. Each ADS represents ordinary shares.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 31, 2012

Prospectus

                     American depositary shares

National Commercial Bank Jamaica Limited

(incorporated in Jamaica)

Representing             ordinary shares

This is the initial public offering of our American depositary shares, or “ADSs,” each of which represents         of our ordinary shares, no par value. The ADSs will be evidenced by American depositary receipts, or “ADRs.” Of the ADSs to be sold in the offering, we are selling         ADSs and the selling         shareholders are selling         ADSs. We will not receive any of the proceeds from the ADSs being sold by the selling shareholders. We expect the initial public offering price will be between US$         and US$         per ADS.

Our ordinary shares are listed on the Jamaica Stock Exchange, or “JSE,” and the Trinidad and Tobago Stock Exchange, or “TTSE,” under the symbol “NCBJ.” On December 28, 2012, the closing price of our ordinary shares on the JSE was J$25.45 per ordinary share, which is equivalent to US$0.27 per ordinary share, based upon an exchange rate of J$92.6767 to US$1.00 on that date. On December 28, 2012, the closing price of our ordinary shares on the TTSE was TT$1.40 per ordinary share, which is equivalent to US$0.22 per ordinary share, based upon an exchange rate of TT$6.4196 to US$1.00 on that date. We will apply to list the ADSs on The New York Stock Exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discount(1)	US$	US$
Proceeds to us (before expenses)	US$	US$
Proceeds to the selling shareholders (before expenses)	US$	US$
(1)	We have agreed to reimburse the underwriters for some of the expenses they incur in connection with this offering. See “Underwriting” beginning on page 295 of this prospectus.

We have granted the underwriters an option for a period of 30 days to purchase from us up to          additional ADSs to cover over-allotments, if any.

Investing in the ADSs involves a high degree of risk.

We meet the definition of an “emerging growth company” as defined under federal securities laws but have determined not to avail ourselves of any reduced reporting requirements applicable to emerging growth companies.

See “Risk factors” beginning on page 23 of this prospectus for certain factors you should consider before investing in the ADSs.

Delivery of the ADSs will be made on or about                     , 2013.

Global Coordinator and Joint Bookrunner	Joint Bookrunner
J.P.Morgan	Macquarie Capital

Co-managers
Canaccord Genuity	CIBC

                    , 2013

None of we, the selling shareholders and the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. None of we, the selling shareholders and the underwriters are making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

•	In this prospectus, unless otherwise indicated, the following terms have the specified meanings:

•	“NCB,” the “NCB Group,” “we,” “us,” “our” and “our company” mean National Commercial Bank Jamaica Limited and its consolidated subsidiaries;

•	the “Bank” means National Commercial Bank Jamaica Limited and not any of its subsidiaries; and

•	“Jamaican government debt securities” means securities issued or guaranteed by the Jamaican government.

This prospectus is being used in connection with the offering of ordinary shares in the form of ADSs in the United States and other countries outside Jamaica.

This offering of ADSs is being made in the United States and elsewhere outside Jamaica and Trinidad and Tobago solely on the basis of the information contained in this prospectus.

No offer or sale of ADSs may be made to the public in Jamaica except pursuant to a prospectus completed in accordance with the requirements of Jamaican laws and regulations and duly registered with the relevant authorities. It is not intended that this prospectus be registered with any authority in Jamaica.

No offer or sale of ADSs may be made to the public in Trinidad and Tobago except pursuant to a prospectus completed in accordance with the requirements of the Trinidad and Tobago laws and regulations and duly registered with the relevant authorities. It is not intended that this prospectus be registered with any authority in Trinidad and Tobago.

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Presentation of financial and other information

In this prospectus, references to “J$” are to Jamaican dollars, references to “TT$” are to Trinidad and Tobago dollars, and references to “U.S. dollars” and “US$” are to United States dollars.

Solely for the convenience of the reader, we have translated certain Jamaican dollar amounts in this prospectus into U.S. dollars at a rate equal (unless otherwise indicated) to J$89.7207 per US$1.00, which is the average of the buying and selling J$/US$ exchange rates reported by the Bank of Jamaica for September 30, 2012. These translations should not be construed as a representation that any such amounts have been, would have been or could be converted at this or any other exchange rate. For information concerning Jamaican dollar/U.S. dollar exchange rates as reported by the Bank of Jamaica since October 1, 2007, see “Exchange rates.”

In addition, solely for the convenience of the reader, we have translated certain Trinidad and Tobago dollar amounts in this prospectus into U.S. dollars at a rate equal (unless otherwise indicated) to TT$6.4183 per US$1.00, which is the average of the buying and selling TT$/US$ exchange rates reported by the Central Bank of Trinidad and Tobago for September 30, 2012. These translations should not be construed as a representation that any such amounts have been, would have been or could be converted at this or any other exchange rate.

Financial statements

We have included in this prospectus our consolidated financial statements, which are presented in Jamaican dollars.

Our fiscal year ends on September 30 of each calendar year. We prepare and issue audited financial statements at and for the fiscal year ended September 30 of each calendar year and unaudited financial statements at, and for each of the three, six and nine months ended, December 31, March 31 and June 30, respectively, of each calendar year. In this prospectus, references to, for example, “fiscal year 2012” are to the fiscal year ended September 30, 2012.

We prepare our consolidated financial statements in accordance with International Financial Reporting Standards, or “IFRS,” as issued by the International Auditing Standards Board, or the “IASB,” which differ in certain significant respects from generally accepted accounting principles in the United States, or “U.S. GAAP.”

The summary and selected financial data at September 30, 2012, 2011, 2010, 2009 and 2008 and for the fiscal years ended September 30, 2012, 2011, 2010, 2009 and 2008 included in this prospectus have been derived from our consolidated financial statements audited by PricewaterhouseCoopers.

Our financial statements for fiscal year 2011 have been restated to account for our acquisition of Jamaica Money Market Brokers Limited, or “JMMB.” Our financial statements for fiscal year 2011 were initially prepared using the interim financial statements of JMMB at June 30, 2011 and have been restated to include the fair value of intangible assets, as determined by an independent, qualified valuator. See note 49 to our consolidated financial statements included herein.

Market share, industry and economic information

In this prospectus, we present statements about our competitive position and market share in, and the market size of, the commercial banking and financial services industry in Jamaica, and about the Jamaican economy and participants in the Jamaican economy. We have made these

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statements on the basis of statistics and other information from third-party sources including, among others, the Bank of Jamaica (the Central Bank of Jamaica), that we believe are reliable. September 30, 2012 is the most recent date for which certain Bank of Jamaica data are available regarding our competitive position and market share in, and the market size of, the commercial banking and financial services industry in Jamaica, and about the Jamaican economy and participants in the Jamaican economy.

Rounding and table formats

We have made rounding adjustments to some of the tables included in this prospectus. Accordingly, totals in certain tables in this prospectus may differ from the sum of the individual items in these tables due to rounding.

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Summary

This summary highlights information contained in this prospectus, but may not contain all of the information that may be important to you in making your investment decision. You should read the entire prospectus carefully, including the risk factors and the financial statements.

Our company

We are Jamaica’s largest banking and financial services group, based on consolidated total assets at September 30, 2012. We provide individual consumers, small- and medium-sized enterprises, or “SMEs,” large corporations and government institutions with banking, wealth management, insurance and pension fund management products and services. We provide a wide range of financial products and services to our customers, including loan and investment products, deposits, remittance services, electronic banking, payment services, credit cards, structured finance, trade finance, foreign exchange, wealth management, insurance, pension fund management, annuities, and trust and registrar services. For fiscal years 2008 through 2012, we had an average annual return on shareholders’ equity of 24.2% and an average dividend yield of 6.7%. As of September 30, 2012, we had a 30.4% share of the Jamaican banking and financial services market regulated by the Bank of Jamaica, as measured by consolidated total assets.

We operate our business through seven segments (of which the Retail & SME, Payment Services, Corporate Banking and Treasury & Correspondent Banking segments are our commercial banking segments):

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Retail & SME:    We offer a broad range of banking products and services to Jamaica’s consumer and SME market and Jamaican government agencies. We provide these products and services through 38 full service branches, four agencies and 173 automated teller machines, or “ATMs,” across Jamaica. We had the largest commercial bank branch network in Jamaica at September 30, 2012. Our ATMs accounted for 35.0% and 34.2% of all ATM transactions in Jamaica for fiscal years 2011 and 2012, respectively. We were the first bank in Jamaica to offer dedicated business bankers and specialized product bundles to SMEs, which provide SMEs with tailored products and services and special pricing on certain loans and deposits.

We, through our Retail & SME segment, issue debit cards to our consumer customers. Our debit cards represented 31.3% of debit cards in circulation in Jamaica at September 30, 2012. While the issuance of debit cards is a significant component of our Retail & SME segment from an operational and marketing perspective, no revenue is generated from the issuance of these cards and the fees generated from their use at point of sale terminals are recorded in our Payment Services segment.

Our Retail & SME segment also includes our remittance business, which allows our customers to send and receive money from London through our subsidiary, NCB Remittance Services (UK) Limited, and worldwide through our contractual relationship with MoneyGram International, Inc.

Our Retail & SME segment accounted for 8.3% and 11.7% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Payment Services:    We, through our Payment Services segment, issue Visa®, MasterCard® and our proprietary Keycard credit cards to our consumer, SME and corporate customers. We also issue our proprietary Keycard Cash prepaid card to our consumer customers as well as our SME and corporate customers for use by their employees. Our Payment Services segment includes both our credit card issuing business and fees that we collect for transactions in which merchants using our card-processing point of sale, or “POS,” machines accept for payment any credit or debit card issued by us and other banks, which we refer to as our “acquiring business.” Credit cards issued by us represented 41.0% of credit cards in circulation in Jamaica at September 30, 2012. At that date, over 10,000 of our POS machines were installed in stores and other locations across Jamaica, representing 66.7% of all POS machines in Jamaica. Our POS machines processed 76.9% and 77.4% of total credit card merchant transactions in Jamaica, representing 64.7% and 62.9% of the total Jamaican dollar amount of credit card merchant transactions, for fiscal years 2011 and 2012, respectively. Our POS machines also processed 72.2% and 71.0% of total debit card merchant transactions in Jamaica, representing 77.1% and 77.7% of the total Jamaican dollar amount of debit card merchant transactions, for fiscal years 2011 and 2012, respectively. Our Payment Services segment accounted for 10.0% and 14.1% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Corporate Banking:    We, through our Corporate Banking segment, offer large corporations and Jamaican government agencies loans, structured financings and foreign exchange transactions in addition to other banking products and services. We believe that we are the leader in originating loans to large corporations and government enterprises in Jamaica. Our Corporate Banking segment accounted for 12.6% and 0.7% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Treasury & Correspondent Banking:    We conduct foreign exchange transactions and manage our liquidity and investments through our Treasury & Correspondent Banking segment. A dedicated financial institutions relationship team manages relationships with local financial institutions and correspondent banks. Our investments consist principally of Jamaican government debt securities. As an institution licensed to carry on banking business in Jamaica, we are able to transact in debt securities directly with the Jamaican government and the Bank of Jamaica in the primary and secondary markets. Our Treasury & Correspondent Banking segment accounted for 26.3% and 26.9% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Wealth Management:    We, through our wholly-owned subsidiary, NCB Capital Markets Limited, offer repurchase agreements, brokerage services and portfolio management services to individual investors. We also offer these products and services, as well as certain corporate finance services, to our corporate customers. Repurchase agreements are a form of financing under which we sell Jamaican government debt securities to our customers and then reacquire those securities for a higher price at a later date, typically one to 12 months after the original sale. Our corporate customers accounted for 41.8% and 38.0% of the repurchase agreement balances of our Wealth Management segment for fiscal years 2011 and 2012, respectively. Net interest income earned from funding provided by repurchase agreements accounted for a substantial portion of our Wealth Management segment’s total segment operating profit for fiscal years 2011 and 2012. This segment also includes our offshore banking subsidiary, NCB (Cayman) Limited, which principally provides offshore banking services to our Jamaican customers. Our Wealth Management segment accounted for 28.2% and 29.6% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Insurance & Pension Fund Management:    We, through our wholly-owned subsidiary, NCB Insurance Company Limited, offer a broad range of products and services including bancassurance (a product that combines investment and life insurance features), pension fund administration and investment management services, annuities and group life insurance. At December 31, 2011 (the most recent date for which comparative market data are available), we managed J$51,668 million in pension fund assets, representing an 18.3% market share of all pension fund assets under management in the country. At September 30, 2012, we managed J$48,510 million in pension fund assets. We provide investment advisory services to pension funds managed by us, although the fund trustees retain ultimate discretion over all investment decisions. Our Insurance & Pension Fund Management segment accounted for 14.4% and 17.8% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Other:    We, through our Other segment, which includes our subsidiaries N.C.B. Jamaica (Nominees) Limited, Mutual Security Insurance Brokers Limited and West Indies Trust Company Limited, offer registrar and transfer agent, insurance brokerage and trustee services, respectively. This segment also includes our subsidiary DataCap Processing Limited, which provides security services to certain of our key employees. Our Other segment accounted for 0.6% and 0.2% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

At September 30, 2012, we had J$379,436 million (US$4,229 million) in total assets, J$111,905 million (US$1,247 million) in net loans, J$210,654 million (US$2,348 million) in investment securities, J$162,930 million (US$1,816 million) in customer deposits and J$66,343 million (US$739 million) in shareholders’ equity. We had net profit of J$13,885 million (US$155 million) and J$10,046 million (US$112 million) for fiscal years 2011 and 2012, respectively. Our return on average shareholders’ equity was 24.2% and our return on average total assets was 3.4% for fiscal years 2008 through 2012.

We have received numerous international and local awards and recognitions. In 2011, The Banker ranked us third in return on capital and 14th in return on assets among the 267 largest banks worldwide by institutions with Tier I capital of under US$255 million. In a related ranking of banks in Latin America and the Caribbean in 2011, The Banker ranked us first based on both of these metrics. In 2011, we were named “Best Bank in Jamaica” by Global Banking and Finance, and we also received the Euromoney Award for Excellence: “Best Bank in Jamaica.” In 2008, 2009, 2010, 2011 and 2012, The Banker named us “Bank of the Year, Jamaica.” World Finance magazine named us the “Best Banking Group in Jamaica” for 2010, “Most Innovative Bank” for 2009 and 2010 and “Best Pension Fund Manager in the Caribbean” for 2009 and 2010. We also received a number of Best Practices Awards from the JSE, including the Governor General’s Award for Overall Excellence, Best Annual Report, Corporate Disclosure and Investor Relations in 2009 and 2011 and the Stockbrokerage Website Award in 2009. We were also the recipient of the Private Sector of Jamaica/JSE Awards for Corporate Governance for 2009, 2010 and 2011. In 2010, 2011 and 2012, Latin Finance named us “Best Bank in Jamaica.” In 2010, 2011 and 2012, the Human Resource Management Association of Jamaica awarded us the prestigious Golden Leader Award for innovation.

We are controlled by our chairman, Mr. Michael Lee-Chin (our “controlling shareholder”), who beneficially owned, directly and indirectly, approximately 64.0% of our ordinary shares at December 11, 2012. Mr. Lee-Chin will beneficially own approximately         % of our ordinary

shares on a pro forma basis at December 11, 2012 after giving effect to this offering (assuming that the underwriters exercise their over-allotment option in full). As of December 26, 2012, approximately 1,177.0 million, or 74.6%, of the ordinary shares beneficially owned by Mr. Lee-Chin have been pledged as security for loans from different lenders to Mr. Lee-Chin and his affiliates. Mr. Lee-Chin has advised us that he and his affiliates are in full compliance with the terms and conditions of these loans. Mr. Lee-Chin may, or may be required to, make additional pledges of ordinary shares beneficially owned by him in the future. Mr. Lee-Chin is a dual Canadian and Jamaican citizen, and has been our chairman since purchasing a majority beneficial interest in the Bank through AIC (Barbados) Limited, which he controls, in 2002. Mr. Lee-Chin has a broad range of other business interests, including financial services, real estate, telecommunications, media, healthcare and power generation.

The Jamaican market

Substantially all of our operations are conducted in Jamaica, which is the fifth largest country in the Caribbean, based on real gross domestic product, or “GDP,” of J$731,854 million for the 12 months ended June 30, 2012 and population of approximately 2.7 million people at July 2012. Jamaica has a free market economy that includes primarily private sector businesses and a limited number of state-owned enterprises. The Jamaican financial services industry has been largely privatized. Major sectors of the economy include wholesale and retail trade; government services; transport, storage and communication; finance and insurance services; real estate renting; manufacturing; construction; hotels and restaurants; agriculture, forestry and fishing; electricity and water supply; and mining and quarrying.

The Jamaican economy has, in recent years, been affected by, among other factors, the global economic and financial crisis and its aftermath, a high ratio of public debt to GDP, low tax revenues, natural disasters, and crime and civil unrest in the country. Jamaica’s real GDP was J$731,854 million for the 12 months ended June 30, 2012 (US$8,165 million) compared to J$729,174 million for the 12 months ended June 30, 2011. Real GDP declined by 0.2% for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011 and by 0.1% for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011. Jamaica recorded year-over-year growth in GDP of 0.4% for the year ended June 30, 2011 compared to the year ended June 30, 2010, representing the first year in which there had been an increase as compared to the previous year since the year ended March 31, 2008.

The macroeconomic environment has weakened during 2012 as reflected in GDP performance for the first and second quarters of the 2012 calendar year, an unemployment rate of 12.8% for July 2012, and net international reserves, or “NIR,” which fell to US$1,078 million as of November 30, 2012 from US$1,962 million as of November 30, 2011. The latest NIR update as of November 30, 2012 represented approximately 12.9 weeks of goods and services imports. The Jamaican dollar has depreciated swiftly against the U.S. dollar; the exchange rate decreased by 5.8% for November 2012 compared to November 2011. These unfolding events have increased market uncertainty and have raised further questions about default risks.

The fragile recovery in 2011 coupled with 2012 performance to-date has resulted in the lowering of future fiscal projections by the International Monetary Fund, or “IMF.” The IMF estimates that Jamaica’s real GDP will grow at 1.3% by the year ending March 31, 2016, which reflects a reduction by approximately one-half of IMF forecasts issued in 2010. For the quarter ending December 31, 2012, the Bank of Jamaica is forecasting a contraction in real GDP in the range of 0.7% to 1.7%. The negative outlook is influenced by the preliminary estimate of the damage caused by the recent passage of Hurricane Sandy, with the agriculture and tourism sectors projected to be severely impacted as a result of the hurricane.

The primary surplus is estimated at 3.1% of current GDP for the government’s fiscal year ended March 31, 2012, reflecting lower tax revenues associated with cuts in fuel taxes, weak tax administration, and widespread use of tax incentives and waivers. Recurrent expenditures have remained flat, with a higher wage bill offset by lower capital expenditure. As a result, the fiscal deficit was 6.4% of current GDP for the government’s fiscal year ended March 31, 2012. The ratio of government debt to GDP has remained high, at about 130% while gross financing requirements rose, as the effects of the 2010 debt exchange have now diminished. The outlook is for low growth, as well as weaker fiscal and debt positions, in the absence of strong fiscal and structural reforms. In this context, real GDP growth is expected to remain at around 1% a year, the fiscal deficit is expected to increase to approximately 9%, and debt is expected to exceed 150% of GDP over the medium term. However, the IMF expects ongoing improvements to Jamaica’s regulatory and supervisory frameworks and the existing crisis management framework to contain financial sector risks. There are downside risks to this outlook arising from uncertainties about the pace of the global recovery and world commodity prices, as well as the possibility of natural disasters.

In 2010, Jamaica’s macroeconomic environment was affected by consummation of the Jamaica Debt Exchange, or “JDX,” which was designed to alleviate the debt service burden on the Jamaican government and foster a lower interest rate environment. Under the JDX, the Jamaican government exchanged approximately J$695.6 billion (US$7,985 million) of domestic debt for an equivalent principal amount of debt securities with lower interest rates and longer maturities. The Jamaican government was required to effect the JDX and take other actions, including adopting a tax policy package yielding approximately 2% of GDP, as a condition to the signing of a 27-month Stand-By Arrangement with the IMF in February 2010. The Stand-By Arrangement outlined a medium-term reform program aimed at enhancing fiscal and debt sustainability and enabled access by the Jamaican government to funding from multilateral financial institutions. The Stand-By Arrangement was suspended as a result of, among other matters, delays in the implementation of agreed upon measures and subsequently expired. The government initiated formal talks with the IMF in January 2012 with a view towards entering into a new agreement. After meeting with key government officials, IMF representatives stated that the implementation of improved fiscal policies, a reduction in debt and unemployment levels, and policies geared towards sustainable growth would be among the objectives of any new program. Discussions between the government and the IMF are ongoing over an economic program that could be supported under an IMF financing arrangement. The Jamaican government and the IMF have so far agreed in principle as to the need for a medium-term economic program with the following elements: promotion of a growth-oriented environment aimed at improving productivity and competitiveness while raising efficiency; strong macroeconomic policies, reflected in significantly higher primary fiscal surpluses, a narrower current account deficit, fiscal and financial reforms, and strong financial sector regulation and supervision; and initiatives to foster social cohesion, including through well-targeted health care and education spending and a more effective social safety net.

Jamaica’s long-term foreign currency credit ratings were downgraded by Standard & Poor’s Financial Services LLC, or “S&P,” Moody’s Investor Services LLC, or “Moody’s,” and Fitch, Inc., or

“Fitch,” between August 2009 and January 2010 to selective default categories CCC, Caa 1 and CCC, respectively, but were subsequently upgraded in the first quarter of 2010, following consummation of the JDX. Jamaica’s current long-term foreign currency credit ratings by the respective agencies are as follows: B- by S&P; B3 by Moody’s; and B- by Fitch. On October 31, 2011, S&P revised the outlook on Jamaica to negative from stable but affirmed its B- long-term foreign currency credit rating. On November 6, 2012, S&P re-affirmed the negative outlook on Jamaica and the B-long-term foreign currency credit rating.

The Jamaican financial system has continued to develop in terms of participants and stability and increasingly interacts with global financial markets. At September 30, 2012, there were 13 supervised deposit-taking institutions, consisting of seven commercial banks (one of which is a branch of a U.S. bank and three of which are subsidiaries of other non-Jamaican banks), two merchant banks and four building societies (i.e., thrift institutions) in Jamaica. At that date, there were also 50 securities dealers and six life insurance companies. These institutions are regulated by the Bank of Jamaica, which primarily supervises deposit-taking institutions, and the Financial Services Commission, which supervises most non-deposit-taking financial institutions, including insurance companies and securities brokers. The Ministry of Finance, in conjunction with the Bank of Jamaica and the Financial Services Commission, formulates policies concerning specified aspects of the operations of financial institutions. The Bank of Jamaica, together with the Ministry of Finance, is responsible for the execution of monetary policy and the regulation of the Jamaican economy. Companies whose securities are publicly traded, including our company, are also subject to regulation by the JSE.

The Jamaican commercial banking industry has grown substantially in the past decade. Total assets (including acceptances, guarantees and letters of credit, which are off-balance sheet items) in the commercial banking sector were J$629,204 million (US$7,013 million) at September 30, 2012 compared to J$265,074 million at September 30, 2002, representing a 10-year compound annual growth rate, or “CAGR,” of 9.0%. Total loans (net of provisions) in the commercial banking sector were J$290,887 million (US$3,242 million) at September 30, 2012 compared to J$63,169 million at September 30, 2002, representing a 10-year CAGR of 16.5%. Total deposits in the commercial banking sector were J$415,028 million (US$4,626 million) at September 30, 2012 compared to J$177,802 million at September 30, 2012, representing a 10-year CAGR of 8.8%. Foreign currency-denominated loans made up 36.7% of total loans at September 30, 2012, compared to 36.5% at September 30, 2002, and foreign currency-denominated deposits made up 38.3% of total deposits at September 30, 2012, compared to 29.5% at September 30, 2002.

Our competitive strengths

We believe that the following competitive strengths position us for continued growth and future profitability:

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Market leadership:    We are Jamaica’s largest financial services group, based on consolidated total assets at September 30, 2012. With 38 full service branches and four agencies, we had the largest commercial bank branch network in Jamaica at September 30, 2012. Our ATMs accounted for 34.2% of all ATM transactions in Jamaica for fiscal year 2012. At September 30,

2012, we had over 10,000 POS machines, representing 66.7% of all POS machines in Jamaica. Our POS machines processed 74.4% and 74.3% of total credit and debit card merchant transactions in Jamaica for fiscal years 2011 and 2012, respectively. We believe that our market leadership position contributes to our strong brand recognition in Jamaica and helps us to preserve and expand our customer base.

The following table presents our market shares in the Jamaican commercial banking industry (as determined in accordance with Bank of Jamaica regulations and excluding certain lending operations).

	At September 30,
Market share data	2012	2011	2010	2009	2008

Market share (based on assets)	40.7%	40.0%	39.3%	37.5%	39.6%
Market share (based on deposits)	37.9%	39.1%	36.7%	34.7%	36.2%
Market share (based on net loans)	38.1%	36.9%	34.6%	34.6%	35.3%

Source:	Bank of Jamaica

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Solid track record of financial performance and growth:    We have grown substantially in terms of profit, assets and shareholders’ equity over the five years ended September 30, 2012, principally due to organic growth. For fiscal year 2012, despite a reduction in profits when compared with fiscal year 2011, the growth in assets and shareholders’ equity continued. For fiscal year 2007, we had net profit of J$6,601 million compared to net profit of J$10,046 million for fiscal year 2012, representing a five-year CAGR of 8.8%. We had total assets of J$254,183 million at September 30, 2007 compared to total assets of J$379,436 million at September 30, 2012, representing a five-year CAGR of 8.3%. We had total shareholders’ equity of J$28,554 million at September 30, 2007 compared to total shareholders’ equity of J$66,343 million at September 30, 2012, representing a five-year CAGR of 18.4%. We achieved continued positive growth even during the recent global economic and financial crisis.

The following table presents selected financial metrics for the periods indicated.

	At and for fiscal year ended September 30, 2012	At and for fiscal year ended September 30, 2007	CAGR

Loans and advances, net of provision for credit losses (J$ in thousands)	111,904,854	56,525,224	14.6%

Investment securities (J$ in thousands)	210,653,557	142,955,539	8.1%

Customer deposits (J$ in thousands)	162,930,350	118,518,051	6.6%

Repurchase agreements (J$ in thousands)	101,890,449	51,305,167	14.7%

Liabilities under annuity and insurance contracts (J$ in thousands)	25,194,324	14,487,602	11.7%

Shareholders’ equity (J$ in thousands)	66,343,321	28,554,026	18.4%

Credit card receivables (J$ in thousands)	9,047,106	4,463,215	15.2%

Earnings per share (J$)	4.08	2.69

Book value per share (J$)	26.95	11.60

Dividends paid per share (J$)	1.10	0.73

Dividend yield (1)	5.02%	3.26%

Shareholders’ equity as a percentage of total assets	17.48%	11.23%

Return on average total assets(1)	2.75%	2.76%

Efficiency ratio(1)	56.01%	57.28%

Loans and advances, net of provision for credit losses, as a percentage of customer deposits	68.68%	47.69%

Loans and advances, net of provision for credit losses, as a percentage of total assets	29.49%	22.24%

(1)	For definitions of “dividend yield,” “return on average total assets” and “efficiency ratio,” see the footnotes to the tables set forth under “—Summary financial and operating data.”

•

Innovation: We offer a broad range of financial products and services that we continually seek to expand to respond to the needs of our customers. For example, in 1981, we were the first bank in Jamaica to launch a local credit card, and, today, our Keycard credit card remains the only proprietary credit card offered in Jamaica and accounted for 24.0% of our total acquiring volumes and 18.4% of the total acquiring volumes in Jamaica for fiscal year 2011 and 19.4% of our total acquiring volumes and 14.9% of the total acquiring volumes in Jamaica for fiscal year 2012. Our proprietary credit card has also helped us maintain leadership in our card acquiring business because merchants must maintain an NCB POS machine in order to process Keycard transactions. We were the first bank in Jamaica to introduce drive-through ATMs in 2002 and payroll-backed loans in 2003. In 2004, our subsidiary, NCB Insurance Company Limited, became the first insurance company in Jamaica to offer a long-term tax-advantaged life insurance policy specially designed for families to save for higher education costs. In 2005, we were the first to launch mobile credit top-up services, which allow mobile telephone customers to add minutes to their prepaid mobile telephone accounts at our ATM and POS machines. We remain the only bank in Jamaica to offer a loan product, also introduced in 2005, that allows merchants to borrow against future POS receivables. We were also the first bank in Jamaica to introduce handheld POS terminals in 2006 and online loan applications in 2008. In May 2010, we introduced a loan product that allows customers to borrow based on the equity in their motor vehicles and, in March 2012, we began to offer Jamaican dollar residential mortgage products in the mortgage loan sector historically dominated by building societies.

•

Local decision-making: We make all major decisions locally in Jamaica. We are not required to consult an international parent company, as is the case with many of our competitors. We believe that local decision-making contributes to customer loyalty, as we have insight into local circumstances and conditions and often are able to provide faster credit decisions than many of our peers.

•

Customer-focused staff: We strive to provide prompt, friendly and knowledgeable service, which we believe helps us to achieve a high level of customer satisfaction and loyalty. We invest in our staff to enable them to acquire expertise and knowledge in their respective areas of responsibility. In fiscal year 2012, our staff members spent an average of 30 hours in training courses. These training courses are conducted in person at our Corporate Learning Campus, which delivered 62 instructor-led courses during fiscal year 2012, as well as online through our eCampus portal, which offered over 180 courses during the same fiscal year.

•

Experienced team of executive officers: Our executive officers have broad experience in the Jamaican financial services industry. Patrick Hylton, our Group Managing Director (chief executive officer), is a former president of the Jamaica Bankers Association and former managing director of Financial Sector Adjustment Company Limited, which was established in 1997 by the Jamaican government to restore stability in the financial sector. Our team of executive officers has an average of more than 19 years of experience in the financial services industry. We believe that the experience of our executive officers has allowed us to deliver high-quality and innovative products and services to our customers, which has positioned us to capitalize on future growth opportunities.

While we believe the above competitive strengths position us for continued growth and future profitability, our future business, results of operations and financial condition will be materially affected by economic, social and political conditions in Jamaica and the financial condition of the Jamaican government. Our debt securities portfolio primarily consists of Jamaican government debt securities, such that a significant decline in the market value of those debt securities, or any inability of the Jamaican government to service those debt securities, could require us to record impairment losses or to experience increased realized or unrealized losses. Accordingly, our competitive strengths described above should be considered in conjunction with the risks described under “Risk factors” beginning on page 23.

Our business strategy

Our vision is to capitalize on our competitive strengths and become the premier Caribbean financial institution delivering superior products and services to satisfy the needs of our customers while developing our human resources and building better communities. We intend to focus on continuous improvement of our business model to meet new opportunities within the banking and financial services sector in Jamaica and, over the long-term, in the Caribbean. The key elements of our strategy include the following:

•

Pursuit of growth opportunities:    We plan to increase our revenues and market shares while managing our costs. By leveraging our extensive branch and payment services network, along with our leading market share in the debit and credit card industry, we are well-positioned to achieve growth in areas such as loans to the consumer and SME market. We are also seeking to improve our sales capabilities through enhanced productivity of our employees, better use of customer analytics and marketing campaign management methodologies to drive cross-selling, an increased number and value of products per customer, or “wallet share penetration,” and the leveraging of electronic channels, external partnerships and our customer care center. We are also expanding our operations through strategic investments in Jamaica and may in the future pursue acquisitions and investment opportunities in both Jamaica and the broader Caribbean region. For example, in August 2011, we acquired 29.3% of JMMB, the largest investment brokerage house in Jamaica, measured by assets under management, for approximately J$2,221 million, including certain fees and costs. During fiscal year 2012, JMMB acquired the entire share capital of Capital & Credit Financial Group Limited, or “CCFG,” a Jamaican financial institution providing banking services, investment services, remittance services, unit trust funds and international broker/dealer services, for consideration consisting of cash and the issuance of new shares to the former shareholders of CCFG. The shares of JMMB issued to the former shareholders of CCFG resulted in a dilution of our ownership in JMMB from 29.30% to 26.30%. We are also in the process of acquiring AIC Finance Limited, a licensed financial institution in Trinidad and Tobago providing stock brokerage, trade finance, merchant banking, deposit, fixed income securities and foreign exchange services, and a 96.24% interest in Advantage General Insurance Co. Ltd., a leading general insurer in Jamaica. See “—Recent Developments.”

•

Efficiency and productivity initiatives:     In 2010, we commenced an information technology transformation initiative with the goals of adopting world class standards, and leveraging technology to improve efficiency and our ability to meet changing customer needs. This transformation is expected to continue through fiscal year 2014. During fiscal year 2012, we relocated our primary data center facility to an off-premises data center. We expect this relocation to provide increased security and versatility and substantially reduce downtime. We are seeking to improve our efficiency and functionality in key areas such as treasury management, card acquiring and issuing and anti-money laundering compliance through new applications and processes. We are partnering with a leading consulting firm which will support us through our lean transformation initiative across the NCB Group. The initiative will commence in January 2013 and the major output of the initial phase will be the development of an operating model for the NCB Group and the execution of two pilot projects, the objective of which will be to validate our “LEAN” model, which is a model that has been developed by the consulting firm and will form the foundation for our lean transformation initiative. The philosophy driving and supporting the LEAN model is based on applying the principles of centralization, consolidation, automation, paperless and straight-thru-processing to the processes in operation throughout the NCB Group. The entire initiative is expected to generate significant process efficiency, improved productivity, cost reduction, business agility and the development of internal expertise to ensure that our lean transformation initiative effectively takes place across the NCB Group.

•

Continued focus on risk management:    We continually review our risk management policies and procedures in order to enhance our capabilities in identifying, reporting and managing the risks faced in our business, including credit, interest rate, foreign exchange and liquidity risks. We plan to continue to focus on stringent underwriting standards for lending and other transactions. In addition, for our lending business, we engaged a leading international consulting firm during fiscal year 2012 to assist us in the design and implementation of improvements to our credit policies and procedures, including our credit-scoring methodologies. This engagement recently ended and we are in the process of implementing the consulting firm’s recommendations.

•

Further development of human resources:    We plan to continue to seek a high level of employee engagement and foster an innovative culture. We are seeking to further build employee capabilities, with a view toward maintaining our leadership position in the Jamaican financial services market and as an institution that is a leading place in which to work. We are currently implementing initiatives to strengthen performance management and assessment; integrate workforce analytics to monitor employee satisfaction and effectiveness; and support the professional development of our employees.

Our organizational structure

The following chart identifies the principal shareholders of our company and our principal subsidiaries at December 11, 2012 and immediately following this offering. Except as otherwise noted below, all of our subsidiaries are wholly-owned and incorporated or organized in Jamaica.

(1)	Includes shares held directly by Mr. Lee-Chin and indirectly by Mr. Lee-Chin through certain family trusts and the following entities: AIC Barbados Limited, AIC Global Holdings Inc., Portland (Barbados) Limited, Advantage General Insurance Limited, AIC Finance Limited and AIC Financial Group.

(2)	Incorporated in the United Kingdom.

(3)	Incorporated in the Cayman Islands.

(4)	NCB Remittance Services (Cayman) Limited has surrendered its remittance license and is in the process of winding up its operations pending the completion of a loan transaction in which it is involved.

(5)	Charitable organization that receives funding from us. One of our directors is chairman of the board of the N.C.B. Foundation and some of our executive officers serve as directors and executive officers of the N.C.B. Foundation.

Recent developments

The Bank of Jamaica is requiring all commercial banks in Jamaica, including the Bank, to effect a conversion to a holding company structure in order to facilitate comprehensive supervision of their businesses. The specific timing for this holding company conversion has not yet been determined, but is currently expected to take place by the end of fiscal year 2013. We expect that the conversion will involve the Bank becoming a subsidiary of a holding company incorporated in Jamaica upon approval of the transaction by a Jamaican court following a hearing. In connection with this holding company conversion, holders of our ordinary shares, including the depositary for the ADSs being offered pursuant to this prospectus, will exchange their ordinary shares for ordinary shares in the holding company whose ordinary shares will be listed on the JSE and TTSE, and holders of our ADSs will accordingly become holders of ADSs of the holding company. There will not be any Jamaican tax implications for holders of our ordinary shares or the ADSs in connection with this conversion. U.S. Holders (as defined in “Taxation–U.S. federal income tax considerations”) should recognize no gain or loss for U.S. federal tax purposes as a result of the conversion, assuming it occurs as we intend it to occur (as described in “Taxation–U.S. federal income tax considerations—Income tax consequences of conversion to a holding company structure”) and assuming no changes in applicable law occur between the date hereof and the date of the conversion. However, U.S. Holders of our ordinary shares and/or ADSs who will own 5% or more (by vote or value and including by attribution) of the holding company’s ordinary shares and/or ADSs immediately after the conversion must enter into a five-year gain recognition agreement with the U.S. Internal Revenue Service to avoid the recognition of any gain realized on the conversion to a holding company. Each such U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the conversion, including, without limitation, whether it has information reporting and record retention responsibilities in connection with the conversion, and whether it should enter into a five-year gain recognition agreement with respect to the conversion. In addition, holders of our ADSs should consult their tax advisors with respect to the tax laws of other jurisdictions.

During fiscal year 2012, NCB Capital Markets Limited, or “NCBCM,” signed agreements with AIC (Barbados) Limited and ACF Holdings Insureco Limited, the legal and beneficial owners of 96.24% of the issued share capital of Advantage General Insurance Company Limited, or “AGI,” for the purchase of their shareholdings in AGI for aggregate consideration of approximately J$3,090 million (US$34 million), subject to adjustment based on the book value of AGI at closing. Both AIC (Barbados) Limited and ACF Holdings Insureco Limited are controlled by our chairman and controlling shareholder. The transaction was approved for the Bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors. The completion of the transaction is subject to regulatory approval. We commissioned an independent valuation which valued AGI at an amount approximating the proposed acquisition price. AGI (formerly known as United General Insurance Company Limited from 1986 to 2007 and Central Fire Insurance Company from 1964 to 1986) is licensed by the Financial Services Commission to market motor, property, pecuniary loss, liability and accident insurance. AGI is currently one of the leading general insurers in Jamaica.

NCBCM has announced its intention to acquire AIC Finance Limited, a licensed financial institution in Trinidad and Tobago. This acquisition will provide us with entry into the Trinidad and Tobago market and an opportunity to further diversify our revenues. The transaction is pending regulatory approval in both Trinidad and Tobago and Jamaica. AIC Finance Limited is an indirect subsidiary of AIC (Barbados) Limited, which is controlled by our chairman and controlling shareholder. The proposed acquisition price is approximately TT$15 million (US$2.3 million), subject to adjustment based on AIC Finance Limited’s final audited financial statements. We commissioned an independent valuation which valued AIC Finance Limited in excess of the proposed acquisition price. The transaction was approved for the Bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors.

Risk factors

We face risks and uncertainties that may affect our business and future financial performance, including, among others, the following: economic, social and political conditions in Jamaica and downgrades of Jamaica’s credit rating; vulnerability of the Jamaican economy to external shocks; governmental and regulatory actions and developments affecting us; natural disasters; crime and civil unrest; declines in the quality of our loan portfolio and other assets; declines in the value of Jamaican government debt securities held by us; credit and counterparty risks; default by one or more of our largest borrowers; changes in interest and exchange rates and other market risks; liquidity risks and increases in funding costs; adequacy of risk management procedures and systems; inability to realize collateral, including real estate collateral; prepayment of our loan portfolios; declines in the value of securities managed by us; downgrades in our credit ratings; failure to comply with regulatory requirements; changes in banking laws and regulations; increased capital requirements under the new Basel Capital Accord; changes in the cost of providing pension benefits to our employees; exposure of one of our subsidiaries to a material tax exposure; inability to manage our growth successfully; failures of information technology and other systems; failure to detect money laundering and other illegal or improper activities; competition; and loss of key executive officers. One or more of these matters could negatively affect our business, results of operations and financial condition as well as our ability to successfully implement our strategy. See “Risk factors” beginning on page 23.

Potential investors that are U.S. taxpayers should be aware that the Bank and, possibly, one or more of its subsidiaries likely will be considered a “passive foreign investment company,” or “PFIC.” For more information related to our PFIC status, see “Taxation—U.S. federal income tax considerations—PFIC rules” and “Risk factors—Risks relating to our ordinary shares and the ADSs—The Bank and, possibly, one or more of its subsidiaries are likely to be considered a PFIC, which could result in adverse U.S. tax consequences for U.S. investors.”

Our principal executive offices are located at 32 Trafalgar Road, Kingston 10, Jamaica, W.I. Our main telephone number is +1 (888) 622-3477 (in Jamaica); +1 (866) 622-3477 (from the United States, Canada and the English-speaking Caribbean); +0 (800) 032-2973 (from the United Kingdom).

Our corporate website is www.jncb.com. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus.

Summary of the offering

Issuer	National Commercial Bank Jamaica Limited

Selling shareholders	AIC (Barbados) Limited

AIC Global Holdings Inc.

ADSs	Each ADS represents ordinary shares. The ADSs will be evidenced by ADRs.

ADSs offered by us	ADSs

ADSs offered by the selling shareholders	ADSs

Share capital to be outstanding after this offering	Our share capital consists of ordinary shares. Immediately after the completion of this offering, our share capital will consist of ordinary shares.

Offering price	We expect the offering price will be between US$ and US$ per ADS.

Over-allotment option	The selling shareholders have granted the underwriters an option for a period of 30 days to purchase from them up to additional ADSs to cover over-allotments, if any.

Use of proceeds	We expect to receive net proceeds from the sale of ordinary shares in the form of ADSs being offered by us in this offering, after deducting the underwriting discount and other estimated expenses, of approximately US$ million. We intend to use the net proceeds from this offering for general corporate purposes, which may include funding organic growth through an increase in loan volumes, portfolio investments and other income-generating activities; financing expansion of and improvements to our infrastructure; and pursuing potential acquisitions and other strategic investments. See “Use of proceeds.”

We will not receive any of the net proceeds from the sale of ordinary shares in the form of ADSs being offered by the selling shareholders.

Dividends

Our Board of Directors intends to declare, at its discretion and subject to applicable Jamaican law, dividends to holders of our ordinary shares. Under our current dividend policy, our Board of Directors may declare dividends subject to a maximum of 50% of the ordinary realized profit of the Bank after transfers to required reserves. The

Bank of Jamaica currently requires us to obtain its non-objection and sign-off prior to the payment of dividends. The full amount of dividends received by the Bank from our subsidiaries is also paid out in the form of dividends to holders of our ordinary shares after transfers to reserves. Currently, three of our subsidiaries (NCB Capital Markets Limited, NCB Insurance Company Limited and West Indies Trust Company Limited) pay dividends to the Bank. In the event that dividend payments are less than the maximum amount permitted by the policy in any one year, our Board of Directors may increase future dividend payments proportionately. Finally, our Board of Directors, in its discretion, may distribute to holders of our ordinary shares an amount equal to realized gains arising from non-recurring transactions, after transfers to required reserves. See “Dividends.”

The holders of ADSs will be entitled to receive dividends to the same extent as the holders of our ordinary shares, subject to deduction of any fees and charges of the ADR depositary. See “Dividends,” “Description of American depositary shares” and “Expenses of this offering.”

Voting rights	Holders of our ordinary shares are entitled to one vote per share. Holders of ADSs may instruct the ADR depositary how to vote the ordinary shares underlying their ADSs under the circumstances described in the deposit agreement. See “Description of American depositary shares—Voting rights.”

Limitation on deposit of ordinary shares represented by ADSs	If any deposit of ordinary shares with the ADR depositary or its custodian in Jamaica under the deposit agreement would cause the ordinary shares on deposit to exceed 50% of our share capital, the ADR depositary may reject the deposit unless we provide proof to the ADR depositary that certain mandatory tender offer rules would not apply to the ADR Depositary or its custodian under Jamaican law.

Taxation	Dividends declared by us and distributed to a non-resident holder in respect of ordinary shares or ADSs are generally subject to Jamaican withholding tax, currently at the rate of 33.3% for corporations and 25% for individuals on the amount of the distribution (in the case of cash dividends), or on the non-resident holder’s proportional share of the value of the distribution (in the case of non-cash dividends). See “Taxation—Jamaican tax considerations.”

Potential investors that are U.S. taxpayers should be aware that the Bank and, possibly, one or more of its subsidiaries likely will be considered a PFIC. For more information on tax considerations related to our PFIC status, see “Taxation—U.S. federal income tax considerations—PFIC rules” and “Risk factors—Risks relating to our ordinary shares and the ADSs—The Bank and, possibly, one or more of its subsidiaries are likely to be considered a PFIC, which could result in adverse U.S. tax consequences for U.S. investors.”

Proposed New York Stock Exchange symbol	We will apply to list the ADSs on The New York Stock Exchange.

Lock-up agreements	We, our controlling shareholder, the selling shareholders, other affiliates of our controlling shareholder and our directors and executive officers will enter into lock-up agreements with the underwriters of this offering under which neither we nor they may, for a period of 180 days after the date of this prospectus, directly or indirectly sell, dispose of or hedge, or file or cause to be filed a registration statement with the SEC under the Securities Act relating to any of our ordinary shares, including in the form of ADSs, or any securities convertible into or exercisable or exchangeable for any of our ordinary shares, including in the form of ADSs, without the prior written consent of J.P. Morgan Securities LLC, on behalf of the underwriters; provided, however, that this restriction will not apply to pledges of ordinary shares beneficially owned by our controlling shareholder to lenders to our controlling shareholder and his affiliates.

ADR depositary	JPMorgan Chase Bank, N.A.

Certain relationships and related party transactions	See “Related party transactions” for a discussion of business relationships between us and related parties and “Underwriting” for information regarding relationships between us and the underwriters.

Risk factors	You should carefully read the information set forth under “Risk factors” and the other information set forth in this prospectus before investing in the ADSs.

Expected timetable for the offering (subject to change):

Commencement of marketing of this offering	, 2013
Announcement of offer price	, 2013
Allocation of ADSs	, 2013
Settlement and delivery of ADSs	, 2013

Unless otherwise indicated, all information contained in this prospectus assumes:

•	no exercise of the underwriters’ option to purchase up to additional ADSs to cover over-allotments of ADSs, if any; and

•	the ADSs to be sold in this offering will be sold at US$ , which is the midpoint of the range set forth on the cover page of this prospectus.

Summary financial and operating data

The following tables set forth summary financial and operating data at and for the fiscal years ended September 30, 2012, 2011 and 2010. The summary financial data set forth below at September 30, 2012 and 2011 and for each of the fiscal years ended September 30, 2012, 2011 and 2010 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included in this prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The summary historical financial and operating data should be read together with “Presentation of financial and other information,” “Selected financial and operating data,” “Operating and financial review and prospects,” “Selected statistical information” and our audited consolidated financial statements and the accompanying notes included in this prospectus.

Statement of income data

	For fiscal year ended September 30,
	2012(*)		2012		2011		2010

	(US$ in thousands)		(J$ in thousands)

Operating income
Interest income	US$	339,676	J$	30,475,968	J$	30,191,938	J$	33,304,294
Interest expense		(96,877)		(8,691,878)		(9,041,078)		(12,654,651)

Net interest income		242,799		21,784,090		21,150,860		20,649,643

Fee and commission income		92,510		8,300,085		7,497,876		6,900,930
Fee and commission expense		(13,223)		(1,186,403)		(1,078,430)		(945,145)

Net fee and commission income		79,287		7,113,682		6,419,446		5,955,785

Gain on foreign currency and investment activities		41,590		3,731,492		4,035,443		1,962,633
Dividend income		1,333		119,634		11,830		77,331
Premium income(1)		18,804		1,687,082		2,921,919		493,057
Other operating income		1,237		110,969		132,698		284,906

		62,964		5,649,177		7,101,890		2,817,927

Total operating income		383,050		34,546,949		34,672,196		29,423,355

Operating expenses
Staff costs		108,737		9,755,916		9,240,116		9,252,662
Provision for credit losses(2)		27,450		2,462,811		768,881		947,962
Depreciation and amortization		9,056		812,512		580,132		528,333
Impairment losses on securities(3)		5,214		467,778		262,003		27,520
Other operating expenses		97,865		8,780,474		8,333,326		5,379,478

Total operating expenses		248,322		22,279,491		19,184,458		16,135,955

Operating profit		136,728		12,267,458		15,487,738		13,287,400
Gain on acquisition of associates(4)		—		—		1,867,377		—
Share/dilution of profit/(loss) of associates(5)		10,423		935,193		234,979		200,713

Profit before taxation		147,151		13,202,651		17,590,094		13,488,113

Taxation		(35,185)		(3,156,789)		(3,704,793)		(2,413,315)

Net profit	US$	111,968	J$	10,045,862	J$	13,885,301	J$	11,074,798

Statement of financial position data

	At September 30,
	2012(*)		2012		2011		2010

	(US$ in thousands)		(J$ in thousands)

Assets
Cash in hand and balances at Bank of Jamaica	US$	268,643	J$	24,102,812	J$	20,725,491	J$	19,472,761
Due from other banks		166,373		14,927,069		24,812,575		17,048,849
Derivative financial instruments		55		4,978		—		12,864
Investment securities at fair value through profit or loss		8,029		720,406		1,785,352		698,711
Reverse repurchase agreements(6)		4,551		408,294		1,697,472		1,143,581
Loans and advances, net of provision for credit losses(7)		1,247,258		111,904,854		91,728,138		85,995,102
Investment securities classified as available-for-sale and loans and receivables		2,339,852		209,933,151		202,962,775		199,434,273
Investment in associates		79,688		7,149,680		6,698,130		2,320,723
Investment property		139		12,500		12,000		12,000
Intangible asset—computer software		12,657		1,135,599		897,862		359,980
Property, plant and equipment		58,312		5,231,798		4,322,866		4,114,155
Deferred income tax assets		217		19,483		26,191		119,794
Income tax recoverable		9,893		887,577		1,402,777		1,855,938
Customers’ liability—letters of credit and undertaking		5,915		530,719		361,606		291,106
Other assets		27,492		2,466,599		2,184,878		2,090,174

Total assets		4,229,074		379,435,519		359,618,113		334,970,011

Liabilities
Due to other banks		103,933		9,324,897		6,215,824		3,708,232
Customer deposits		1,815,973		162,930,350		155,800,401		144,283,158
Promissory notes and certificates of participation		—		—		—		223,154
Repurchase agreements		1,135,640		101,890,449		84,075,103		85,292,763
Obligations under securitization arrangements(8)		28,903		2,593,201		14,378,119		20,456,162
Derivative financial instruments		59		5,312		—		25,930
Other borrowed funds		40,348		3,620,012		5,693,957		6,575,623
Income tax payable		125		11,191		12,591		3,095
Deferred income tax liabilities		15,583		1,398,092		2,387,682		104,332
Liabilities under annuity and insurance contracts		280,808		25,194,324		23,564,275		20,405,624
Provision for litigation		193		17,300		13,000		13,300
Post-employment benefit obligations		9,031		810,276		582,491		445,873
Liability—letters of credit and undertaking		5,915		530,719		361,606		291,106
Other liabilities		53,121		4,766,075		4,555,800		4,333,726

Total liabilities		3,489,632		313,092,198		297,640,849		286,162,078

Shareholders’ equity
Share capital		72,065		6,465,731		6,465,731		6,465,731
Shares held by NCB Employee Share Scheme		(38)		(3,388)		(3,388)		(3,388)
Fair value and capital reserves(9)		24,456		2,194,179		5,166,594		1,457,864
Loan loss reserve(10)		51,971		4,662,842		4,922,610		1,135,012
Banking reserve fund(11)		72,588		6,512,634		6,039,667		5,200,206
Retained earnings reserve(12)		156,192		14,013,657		11,375,761		8,875,761
Retained earnings		362,209		32,497,666		28,010,289		25,676,747

Total shareholders’ equity		739,443		66,343,321		61,977,264		48,807,933

Total shareholders’ equity and liabilities	US$	4,229,074	J$	379,435,519	J$	359,618,113	J$	334,970,011

(footnotes on following pages)

Other financial and operating data

	At and for fiscal year ended September 30,
	2012		2011		2010

	(Percentages, except where noted)

Profitability and performance ratios:
Net interest margin(13)		6.25		6.41		6.74
Return on average shareholders’ equity(14)		16.02		25.41		25.17
Return on average total assets(15)		2.75		4.06		3.49
Non-interest income to operating income(16)		36.94		39.00		29.82
Efficiency ratio(17)		56.01		52.36		51.53

Capital ratios:
Risk-based capital adequacy ratio (Bank only)(18)		12.96		15.18		16.30
Shareholders’ equity to total assets (period end)		17.48		17.23		14.57
Average shareholders’ equity excluding intangible asset—computer software as a percentage of average total assets excluding intangible asset—computer software		17.24		16.00		13.88

Asset quality ratios:
Non-performing loans as a percentage of gross loans and advances(19)(20)		7.14		7.16		3.45
Non-performing loans as a percentage of total assets(19)(20)		2.18		1.87		0.90
Non-performing loans as a percentage of shareholders’ equity(19)(20)		12.47		10.87		6.21
Total provision for credit losses as a percentage of non-performing loans(19)(20)		113.99		115.91		136.29
Total provision for credit losses as a percentage of gross loans and advances(19)(20)		8.14		8.29		4.70
“Sub-standard,” “Doubtful” and “Loss” rated loans as a percentage of gross loans and advances(21)		14.77		17.69		19.39
“Sub-standard,” “Doubtful” and “Loss” rated loans as a percentage of total assets(21)		4.51		4.64		5.09
“Sub-standard,” “Doubtful” and “Loss” rated loans as a percentage of shareholders’ equity(21)		25.78		27.23		34.93

Liquidity and other ratios:
Loans and advances, net of provision for credit losses, as a percentage of total assets		29.49		25.51		25.67
Investment securities as a percentage of total assets		55.52		56.93		59.75
Loans and advances, net of provision for credit losses, as a percentage of customer deposits		68.68		58.88		59.60
Liquid assets as a percentage of customer deposits(22)		32.32		40.91		41.92

Per share data:
Earnings per share(23)	J$	4.08	J$	5.64	J$	4.50
Dividends paid per share	J$	1.10	J$	1.36	J$	1.90
Dividend yield (24)		5.02		4.98		10.85
Book value per share	J$	26.95	J$	25.18	J$	19.83

Operating data:
Number of branches		38		38		38
Number of ATMs		173		170		170
Number of POSs		10,600		9,168		9,072
Number of employees(25)		2,484		2,463		2,386

(footnotes on following pages)

(*)	We have translated U.S. dollar amounts from Jamaican dollars at the exchange rate of J$89.7207 per US$1.00, which is the average of the buying and selling J$/US$ exchange rates reported by the Bank of Jamaica for September 30, 2012.

(1)	Premium income represents insurance and annuity premiums sold by our insurance and pension fund management business. The changes in the level of premium income for fiscal years 2010, 2011 and 2012, reflect the differences in the volume and size of annuities for which we were successful in winning bid tenders initiated by pension funds in liquidation. Premium income for fiscal year 2011 reflected a substantial increase in the volume of annuities sold by our insurance and pension fund management business as a result of our success in winning bid tenders, which were unusual in size and scope, initiated by pension funds in liquidation for which we did not previously provide asset management services. As a result, the annuity income earned in fiscal year 2011 is not necessarily indicative of future results for this portion of NCB Insurance Company Limited. For fiscal year 2012, the annuities that we were successful in acquiring were of smaller sizes than in fiscal year 2011, and included pension funds for which we previously provided asset management services.

(2)	The increase in provision for credit losses for fiscal year 2012 was due mainly to the loan losses recorded on loans to a group of related borrowers constituting our third largest credit exposure at September 30, 2012, which became non-performing in March 2011 and which are deemed impaired based on valuations received during fiscal year 2012, the most recent of which was dated September 30, 2012.

(3)	The increase in impairment losses on securities for fiscal year 2012 reflects corporate bonds held in our available-for-sale and loans and receivables portfolio which are deemed impaired, resulting in the recognition of J$468 million in impairment losses, based on valuations received during fiscal year 2012, the most recent of which was dated September 30, 2012. The corporate bonds were issued by a group of related borrowers constituting our third largest credit exposure at September 30, 2012.

(4)	During fiscal year 2011, we accounted for our 29.30% equity interest in JMMB (investment brokerage firm) and 25.17% equity interest in Kingston Properties Limited (owners of real estate properties) as associated companies. The gain on acquisition of associates represents the excess of our share of the identifiable net assets of these associated companies (J$4,186 million), as determined from the published interim financial statements of these companies at June 30, 2011, plus the fair value of intangible assets, as determined by an independent, qualified valuator, over the cost of the acquisition (J$2,319 million). During fiscal year 2012, JMMB acquired the entire share capital of CCFG for a consideration of cash and the issuing of new shares to the former shareholders of CCFG. The shares issued to the former shareholders of CCFG resulted in a dilution of the share of our ownership in JMMB from 29.30% to 26.30%.

(5)	Share of profit/(loss) of associates reflects our proportionate share of the earnings of our associated companies. Share of profit/(loss) of associate for each fiscal quarter reflects the financial results of our associated companies for the previous fiscal quarter due to timing of receipt of financial information from such companies and the materiality of our associated companies’ operations in relation to our operations. Associated companies are companies in which we hold a significant, but non-controlling equity interest. Our associated companies as of the date of this prospectus are Kingston Wharves Limited (a wharf operation and stevedoring company); Dyoll Group Limited (a diversified holding company that is currently in liquidation and with respect to which we do not expect to incur any further profits or losses); JMMB; and Kingston Properties Limited. No profit or loss is reflected in this line item for our interest in JMMB or Kingston Properties Limited for fiscal year 2011; instead it is reflected in gain on acquisition of associates, as described in note (4) to this table.

(6)	Represents collateralized lending (primarily collateralized by Jamaican government debt securities) to counterparties and related accrued interest receivable.

(7)	Reflects gross loans and advances, net of provision for credit losses as determined under IFRS plus interest receivable. The amount by which provision for credit losses under Bank of Jamaica regulatory requirements exceeds provision for credit losses determined under IFRS is recorded as a transfer to non-distributable loan loss reserve on our statement of changes in shareholders’ equity.

(8)	Represents obligations under a US$225 million credit card receivables facility (repaid and terminated on April 30, 2012) and two securitizations of diversified payment rights under existing and future U.S. dollar payment advances, payment orders and remittances aggregating US$150 million.

(9)	Fair value reserve increases or decreases as a consequence of increases or decreases, respectively, in the market value of our available-for-sale investment securities. Capital reserve increases or decreases as a consequence of increases or decreases, respectively, in the exchange gains and losses on translation of the net assets of subsidiaries organized outside of Jamaica and changes in our share of the reserves of associated companies.

(10)	Loan loss reserve represents the provision established with respect to non-performing loans under Bank of Jamaica regulations, reduced by the provision established with respect to such loans under IFRS. The main contributor to the increase in loan loss reserve at September 30, 2011 as compared to September 30, 2010 were loans to a group of related borrowers constituting our third largest credit exposure at September 30, 2012, which became non-performing in March 2011. Based on our typical practice, for fiscal year 2011, we transferred capital that is equivalent to the unimpaired value of that loan to loan loss reserve at the time the loans became non-performing. For fiscal year 2012, the loan was deemed impaired and the amount transferred to the loan loss reserve was reduced by the impairment loss determined under IFRS. See “Selected statistical information—Nonaccrual, past due and restructured loans” and “Business—Credit risk management.”

(11)	A banking reserve fund is maintained in accordance with the Jamaican Banking Act, which requires that a minimum of 15% of the Bank’s net profits, as defined by the Jamaican Banking Act, be transferred to the reserve fund until the amount of the fund is equal to 50% of the paid-up capital of the Bank and thereafter, 10% of the net profits be transferred to the reserve fund until the amount of the fund is equal to the paid-up capital of the Bank. During fiscal year 2012, the amount of the fund surpassed the paid-up capital of the Bank and therefore no further mandatory transfers are required.

(12)	The Jamaican Banking Act permits the transfer of any portion of the Bank’s net profit to a retained earnings reserve. This reserve constitutes a part of the capital base for the purpose of determining the maximum level of deposit liabilities and lending to customers. The deposit liabilities of the Bank and other indebtedness for borrowed money, together with all interest accrued, should not exceed 25 times its capital base.

(13)	Net interest margin is calculated as annualized net interest income (excluding dividends on equity securities) divided by total average interest-earning assets.

(14)	Return on average shareholders’ equity is calculated as net profit (annualized for the interim periods presented) divided by average shareholders’ equity. Average shareholders’ equity is derived from the average balance sheets. See “Selected statistical information.”

(15)	Return on average total assets is calculated as net profit (annualized for the interim periods presented) divided by average total assets. Average total assets is derived from the average balance sheets. See “Selected statistical information.”

(16)	Non-interest income to operating income is calculated as the total of net fee and commission income, gain on foreign currency and investment activities, dividend income, premium income and other operating income, divided by total operating income.

(17)	Efficiency ratio is calculated as the sum of staff costs, depreciation and other operating expenses divided by total operating income.

(18)	Risk-based capital adequacy ratio (Bank only) is calculated as qualifying capital divided by total risk weighted assets. Qualifying capital is the sum of Tier 1 and Tier 2 capital less prescribed deductions for investment in associated companies and subsidiaries, intangible assets and any accumulated losses in subsidiaries. See “Regulation and supervision.”

(19)	Non-performing loans as a percentage of gross loans and advances is calculated as total non-performing loans divided by gross loans and advances. Non-performing loans are loans as to which there have been no payments of principal or interest for 90 days or more.

(20)	Non-performing loans to gross loans and advances, non-performing loans as a percentage of total assets, non-performing loans as a percentage of shareholders’ equity, total provision for credit losses as a percentage of non-performing loans and total provision for credit losses as a percentage of gross loans and advances for fiscal years 2011 and 2012 were impacted by loans to a group of related borrowers constituting our third largest credit exposure at September 30, 2012, which became non-performing in March 2011 and which are impaired based on valuations received during fiscal year 2012, the most recent of which was dated as of September 30, 2012.

(21)	“Sub-standard,” “doubtful” and “loss” loans are defined under Bank of Jamaica regulations. See “Business—Credit risk management.”

(22)	Liquid assets consist of cash in hand and balances at Bank of Jamaica, investment securities with maturities of less than nine months, any assets specially designated as liquid by the Bank of Jamaica and due from other banks.

(23)	Earnings per share is calculated as net profit divided by weighted average shares outstanding for the relevant fiscal period or year. See note 15 to our audited consolidated financial statements.

(24)	Dividend yield represents dividends paid per share divided by the closing share price in Jamaican dollars for our ordinary shares on the JSE on the last trading day of the periods indicated. Dividend yields for annual periods are the sum of the quarterly dividends paid per share during such periods divided by the closing share price on the last trading day of the annual periods.

(25)	Includes permanent, contract, part-time and temporary employees.

Risk factors

Our business, financial condition and results of operations could be materially and adversely affected if any of the risks described below occurs. As a result, the market price of the ADSs could decline, and you could lose all or part of your investment. We may face additional risks and uncertainties that are not currently known to us, or that we currently deem immaterial, which may also impair our business. You should carefully consider all of the risk factors set forth below before making an investment decision regarding the ADSs.

Risks relating to Jamaica

Economic, social and political conditions in Jamaica and downgrades of Jamaica’s credit rating may have an adverse effect on our business, results of operations and financial condition.

NCB and most of its subsidiaries are organized in Jamaica, and substantially all of our operations, properties and customers are in Jamaica. As a consequence, our business, results of operations and financial condition are materially affected by economic, social and political conditions in the country.

The Jamaican economy has, in recent years, been affected by, among other factors, the global economic and financial crisis and its aftermath, a high ratio of public debt to GDP, low tax revenues, natural disasters, and crime and civil unrest in the country. Jamaica’s real GDP was J$731,854 million for the 12 months ended June 30, 2012 (US$8,165 million) compared to J$729,174 million for the 12 months ended June 30, 2011. Real GDP declined by 0.2% for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011 and by 0.1% for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011. Jamaica recorded year-over-year growth in GDP of 0.4% for the year ended June 30, 2011 compared to the year ended June 30, 2010, representing the first year in which there had been an increase as compared to the previous year since the year ended March 31, 2008.

The macroeconomic environment has weakened during 2012 as reflected in GDP performance for the first and second quarters of the 2012 calendar year, an unemployment rate of 12.8% for July 2012, and NIR, which fell to US$1,078 million as of November 30, 2012 from US$1,962 million as of November 30, 2011. The latest NIR update as of November 30, 2012 represented approximately 12.9 weeks of goods and services imports. The Jamaican dollar has depreciated swiftly against the U.S. dollar; the exchange rate decreased by 5.8% for November 2012 compared to November 2011. These unfolding events have increased market uncertainty and have raised further questions about default risks.

The fragile recovery in 2011 coupled with 2012 performance to-date has resulted in the lowering of future fiscal projections by the IMF. The IMF estimates that Jamaica’s real GDP will grow at 1.3% by the year ending March 31, 2016, which reflects a reduction by approximately one-half of IMF forecasts issued in 2010. For the quarter ending December 31, 2012, the Bank of Jamaica is forecasting a contraction in real GDP in the range of 0.7% to 1.7%. The negative outlook is influenced by the preliminary estimate of the damage caused by the recent passage of Hurricane Sandy, with the agriculture and tourism sectors projected to be severely impacted as a result of the hurricane.

The primary surplus is estimated at 3.1% of current GDP for the government’s fiscal year ended March 31, 2012, reflecting lower tax revenues associated with cuts in fuel taxes, weak tax administration, and widespread use of tax incentives and waivers. Recurrent expenditures have remained flat, with a higher wage bill offset by lower capital expenditure. As a result, the fiscal deficit was 6.4% of current GDP for the government’s fiscal year ended March 31, 2012. The ratio of government debt to GDP has remained high, at about 130% while gross financing requirements rose, as the effects of the 2010 debt exchange have now diminished. The outlook is for low growth, as well as weaker fiscal and debt positions, in the absence of strong fiscal and structural reforms. In this context, real GDP growth is expected to remain at around 1% a year, the fiscal deficit is expected to increase to approximately 9%, and debt is expected to exceed 150% of GDP over the medium term. However, the IMF expects ongoing improvements to Jamaica’s regulatory and supervisory frameworks and the existing crisis management framework to contain financial sector risks. There are downside risks to this outlook arising from uncertainties about the pace of the global recovery and world commodity prices, as well as the possibility of natural disasters.

In 2010, Jamaica’s macroeconomic environment was affected by consummation of the Jamaica Debt Exchange, or “JDX,” which was designed to alleviate the debt service burden on the Jamaican government and foster a lower interest rate environment. Under the JDX, the Jamaican government exchanged approximately J$695.6 billion (US$7,985 million) of domestic debt for an equivalent principal amount of debt securities with lower interest rates and longer maturities. The Jamaican government was required to effect the JDX and take other actions, including adopting a tax policy package yielding approximately 2% of GDP, as a condition to the signing of a 27-month Stand-By Arrangement with the IMF in February 2010. The Stand-By Arrangement outlined a medium-term reform program aimed at enhancing fiscal and debt sustainability and enabled access by the Jamaican government to funding from multilateral financial institutions. The Stand-By Arrangement was suspended as a result of, among other matters, delays in the implementation of agreed upon measures and subsequently expired. The government initiated formal talks with the IMF in January 2012 with a view towards entering into a new agreement. After meeting with key government officials, IMF representatives stated that the implementation of improved fiscal policies, a reduction in debt and unemployment levels, and policies geared towards sustainable growth would be among the objectives of any new program. Discussions between the government and the IMF are ongoing over an economic program that could be supported under an IMF financing arrangement. The Jamaican government and the IMF have so far agreed in principle as to the need for a medium-term economic program with the following elements: promotion of a growth-oriented environment aimed at improving productivity and competitiveness while raising efficiency; strong macroeconomic policies, reflected in significantly higher primary fiscal surpluses, a narrower current account deficit, fiscal and financial reforms, and strong financial sector regulation and supervision; and initiatives to foster social cohesion, including through well-targeted health care and education spending and a more effective social safety net.

Jamaica’s long-term foreign currency credit ratings were downgraded by S&P, Moody’s and Fitch between August 2009 and January 2010 to selective default categories CCC, Caa 1 and CCC, respectively, but were subsequently upgraded in the first quarter of 2010, following consummation of the JDX. Jamaica’s current long-term foreign currency credit ratings by the respective agencies are as follows: B- by S&P; B3 by Moody’s; and B- by Fitch. On October 31, 2011, S&P revised the outlook on Jamaica to negative from stable but affirmed its B- long-term foreign currency credit rating. On November 6, 2012, S&P re-affirmed the negative outlook on Jamaica and the B-long-term foreign currency credit rating. If the long-term impact measures required to be implemented by the Jamaican government are not effective in alleviating Jamaica’s debt service difficulties or are not successfully implemented, those difficulties could recur and have a material adverse effect on the economic activity of the country and our business, results of operations and financial condition. An extended decline in the NIR could weaken investor confidence and raise the risk of greater exchange rate volatility, which could worsen already high levels of debt.

Jamaica continues to be subject to significant economic, political and other uncertainties, including changes in fiscal, monetary and trade policies that could affect the overall business environment in Jamaica. Economic and political developments in Jamaica may negatively affect our business, results of operations and financial condition.

The Jamaican economy remains vulnerable to external shocks which could adversely affect our business, results of operations and financial condition.

A significant decline in economic growth of any of Jamaica’s major trading partners—in particular, the United States, the United Kingdom and Canada—could have a material adverse effect on Jamaica’s balance of trade and economic growth. In addition, a “contagion” effect, under which an entire region or class of investments becomes less attractive to, or subject to outflows of funds by international investors could negatively affect Jamaica. Slow or negligible economic growth in Jamaica, the Caribbean or elsewhere may result in asset quality deterioration and a decrease in market prices and liquidity for the ADSs.

The global economic and financial crisis and its aftermath have had negative effects on the Jamaican economy. During 2009, the economies of the United States and some European countries contracted, which, in turn, impacted the Jamaican economy. More recently, there have been periods of uncertainty regarding the potential for recession in the United States, the United Kingdom and certain other European countries, which may adversely impact the Jamaican economy.

The effect on consumer confidence of any actual or perceived deterioration in the United States, United Kingdom, Canadian or Jamaican economies may have a material adverse effect on our business, results of operations and financial condition.

Jamaican government policies and actions and judicial decisions in Jamaica could negatively affect the local economy and, as a result, our business, results of operations and financial condition.

Our business, results of operations and financial condition may be adversely affected by changes in Jamaican governmental policies and actions and judicial decisions involving a broad range of matters, including interest rates, exchange rates, inflation rates, taxation, banking, pension fund regulations, insurance regulations and other political or economic developments affecting Jamaica. For example, although it has not elected to do so in recent years, the Bank of Jamaica has the power to impose limits on the rate of interest and fees that banks may charge or pay to their customers. A significant percentage of our revenues and operating cash flow is generated from loans and fees, and a significant source of our funding is deposits. Therefore, any such limitation could have a material adverse effect on our business, results of operations and financial condition. In addition, changes in tax-related laws and regulations, and interpretations thereof, can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting tax deductions, and eliminating tax-based incentives and non-taxed income.

The Jamaican government has historically exercised substantial influence over the economy, and its policies are likely to continue to have a significant effect on Jamaican companies, including us. In addition, in general elections held in Jamaica in December 2011, the People’s National Party

defeated the incumbent Jamaica Labour Party, which had been in power for the past four years, ushering in a new prime minister, Portia Simpson Miller. Any change in Jamaican government policies could result in the imposition of new laws, regulations or Jamaican government actions that could adversely affect the general business climate in Jamaica and, accordingly, our business. Future governmental policies and actions or judicial decisions could adversely impact our business, results of operations or financial condition.

Natural disasters in Jamaica could disrupt our businesses and adversely affect our results of operations and financial condition.

We are exposed to natural disasters in Jamaica, such as hurricanes, tropical storms and earthquakes. In the event of a natural disaster, our customers and the demand for our financial products and services could be adversely affected. In addition, our disaster recovery plans may prove to be ineffective, which could have a material adverse impact on our ability to conduct our businesses, particularly if such an occurrence affects computer-based data processing, transmission, storage and retrieval systems or destroys customer or other data. In addition, if a significant number of our employees and executive officers were unavailable because of a natural disaster, our ability to conduct our businesses could be compromised. Accordingly, natural disasters or similar events could have a material adverse effect on our business, results of operations and financial condition.

Crime and civil unrest in Jamaica may have an adverse effect on our business, results of operations and financial condition.

Jamaica has experienced high rates of violent crime in recent years, particularly in the parishes of Kingston, St. Andrew, St. James and St. Catherine. Continuing high rates of crime, as well as occasional incidents of civil unrest, such as that occurring in connection with the extradition to the United States of an alleged Jamaican gang leader in May to June 2010, could negatively affect our business and financial performance as well as delay or prevent new business opportunities for us. In addition, insurance premiums charged for some or all of the applicable coverage currently maintained by us could increase dramatically, and some or all of the applicable coverage could cease to be commercially available or prove to be inadequate to cover losses resulting from criminal activity. Criminal activity could also have adverse impact on the reputation of the country, our customers and potential customers, limiting opportunities for our growth within and outside of Jamaica. Any increased violence could result in decreased business activity and increased security costs. For all of these reasons, continuing high rates of violent crime could result in increased security and other costs and liabilities and decreased revenues for us, and adversely affect our business, results of operations and financial condition.

Risks relating to our business

A decline in the quality of our loan portfolio and other assets may have an adverse impact on our business, results of operations and financial condition.

Changes in the financial condition or credit profiles of our banking customers and increases in inflation or interest rates could have a negative effect on the quality of our loan portfolio, causing us to increase provision for credit losses and resulting in reduced profitability. In particular, the level of non-performing loans and/or impaired loans may increase in the future as a result of factors beyond our control, such as economic conditions and political events affecting Jamaica generally or specific sectors of the Jamaican economy.

A substantial number of our customers are low- to middle-income individuals and SMEs, and these customers are more likely to be adversely affected by downturns in the Jamaican economy than large corporations and high-income individuals. For example, unemployment affects the ability of individuals to qualify for, and repay, consumer loans. Consequently, we may experience higher than typical levels of non-performing loans, which could result in increased provision for credit losses due to defaults by, or deterioration in the credit profiles of, individual borrowers. Non-performing loans and provision for credit losses may increase materially in the future and adversely affect our business, results of operations and financial condition.

Existing provision for credit losses may not be adequate to cover any increases in non-performing or impaired loans or deterioration in the credit quality of our loan portfolio. As a result, we may be required to increase provision for credit losses, which may adversely affect our business, results of operations and financial condition. See”—Default by one or more of our largest borrowers could adversely affect our business, results of operations and financial condition.”

Declines in the value of our substantial Jamaican government debt securities portfolio or Jamaica’s inability to service those securities, or declines in the value of other securities in our investment portfolio, could have an adverse effect on our business, results of operations and financial condition.

Our debt securities portfolio primarily consists of Jamaican government debt securities. At September 30, 2012, our Jamaican dollar-denominated and U.S. dollar-denominated Jamaican government debt securities were valued at J$124,630 million (US$1,389 million) and US$747 million (J$66,988 million), respectively, and together represented 93.2% of our consolidated debt securities portfolio and 50.5% of our total assets. In addition, at September 30, 2012, our euro-denominated Jamaican government debt securities were valued at J$1,308 million (US$15 million) and represented 0.6% of our consolidated debt securities portfolio and 0.3% of our total assets. Jamaican government debt securities currently are rated B- by S&P, B3 by Moody’s and B- by Fitch. On October 31, 2011, S&P revised the outlook on Jamaica to negative from stable but affirmed its B- long-term foreign currency credit rating. On November 6, 2012, S&P re-affirmed the negative outlook on Jamaica and the B-long-term foreign currency credit rating. A significant decline in the ratings or value of Jamaican government debt securities, or any inability of the Jamaican government to service these securities, could require us to record impairment losses and to experience increased unrealized losses and, depending on the magnitude of such declines, could cause us to become insolvent. Any significant decline in the value of our Jamaican government debt securities portfolio would materially and adversely affect our business, results of operations and financial condition.

Sustained or material declines in the market price for other debt securities we hold could similarly result in impairment or losses as well as realized and unrealized losses on those debt securities. In addition, losses in the Jamaican equity markets could result in losses from impairment or sale of the equity securities that we hold. Market and other factors could affect the value of the equity interests we hold in our associated companies and the amounts realized upon disposition of those equity interests. Any significant decline in the market prices or values of the instruments we hold could materially adversely affect our business, results of operations and financial condition.

We are subject to credit and counterparty risks.

Our commercial banking, insurance and wealth management operations are exposed to credit and counterparty risks arising through the extension of loans, letters of credit and financial guarantees and the entry into reverse repurchase agreements pursuant to which we make short-term loans collateralized by Jamaican government securities. At September 30, 2012, our total credit exposures consisted of J$357,815 million (US$3,988 million) in balance sheet assets and J$26,974 million (US$301 million) in off-balance sheet assets. We also face the risk of securities trades or currency transactions that we execute failing to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries. Any inability or failure of a customer or counterparty to honor their contractual obligations to us could materially and adversely affect our business, results of operations and financial condition.

On October 31, 2011, S&P revised its outlook on Jamaica to negative from stable but affirmed its B- long-term foreign currency credit rating. On November 6, 2012, S&P re-affirmed the negative outlook on Jamaica and the B-long-term foreign currency credit rating. On October 31, 2011, S&P revised its outlook on us to negative from stable but affirmed its B- long-term and C short-term counterparty credit rating on us. On November 19, 2012, S&P re-affirmed the negative outlook and the B-long-term foreign currency credit rating. Our counterparty relationships may be affected by changes in our credit ratings or the credit ratings of the Jamaican government. At September 30, 2012, the Bank had outstanding borrowings of J$6,775 million (US$76 million) under repurchase agreements with two global banking institutions under the terms of which a downgrade in the credit ratings of the Jamaican government that precipitates a fall in the value of Jamaican government debt securities pledged by the Bank pursuant to those repurchase agreements could trigger margin calls that would be required to be settled in cash. In addition, we also have a US$15 million structured loan from one of these global banking institutions that could be subject to a margin call if there is a decline in the value of Jamaican government debt securities. We have in the past, and may in the future, be party to agreements that impose increased costs on us or subject us to default remedies based on a downgrade of our credit ratings. Any resulting increased costs or default remedies could materially and adversely affect our business, results of operations and financial condition.

Default by one or more of our largest borrowers could adversely affect our business, results of operations and financial condition.

The aggregate outstanding loans to the Bank’s 10 largest borrowers (consolidating affiliated entities) totaled J$28,189 million at September 30, 2012 and represented 24.3% of the Bank’s consolidated total loan portfolio at that date. Seven of the 10 borrowers’ loans, totaling J$19,991 million outstanding and representing 17.3% of the Bank’s consolidated total loan portfolio at September 30, 2012, were collateralized by real estate mortgages and, to a lesser extent, by debt service accounts. The loan to value ratio of the collateralized loans ranged from 96.7% to 17.3%. Defaults on loans by one or more of these borrowers may have a material adverse effect on our business, results of operations and financial condition.

In March 2011, J$2,995 million (US$35 million) in loans (representing approximately 3.2% of the Bank’s total loans and advances and the Bank’s fourth largest credit exposure at March 31, 2011 and the Bank’s third largest credit exposure at September 30, 2012) became non-performing. As a consequence, in accordance with Bank of Jamaica guidelines, we reversed the interest that was accrued at the date on which the loans became non-performing and are prohibited from recognizing any interest on the loans in our income statement so long as the loans remain in non-performing status. In addition, based on our typical practice, at the date the loans became non-performing, we transferred capital equal to the unimpaired loan value to a non-distributable loan loss reserve. The effect of the loans becoming non-performing was to increase our ratio of non-performing loans to gross loans and reduce the amount available for dividends. These loans were not deemed impaired at the time they became non-performing because the collateral supporting the loans was deemed sufficient to support full repayment. Based on valuations of the collateral supporting the loans which were obtained during fiscal year 2012, the most recent of which was at September 30, 2012, these loans were deemed to be impaired. We have recorded a provision for credit loss of J$1,369 million during fiscal year 2012 with respect to these loans. See “Operating and financial review and prospects—Results of operations—Results of operations for fiscal year 2012 compared to fiscal year 2011—Provision for credit loss.”

We may suffer significant losses from this or other defaults on large credit positions, particularly if we are unable to recover sufficient amounts with respect to any collateral or guarantees supporting the credit. Increases in non-performing loans, impaired loans and/or impairment losses on securities and deterioration in the level of loan losses, the ratio of non-performing loans to gross loans and the ratio of provision for credit losses to gross loans could have an adverse impact on our income, funding arrangements and credit rating which could adversely affect our business, results of operations and financial condition.

We are subject to fluctuations in interest rates and foreign exchange rates, which may materially and adversely affect our business, results of operations and financial condition.

Changes in short-term interest rates may affect interest margins and, therefore, net interest income, which comprises the majority of our income. Increases in interest rates may reduce the volume of loans originated by our banking operations. Sustained high interest rates may discourage customers from borrowing and may also result in increased delinquencies in outstanding loans and deterioration in the quality of assets. Increases in interest rates may also reduce the value of our assets, including the financial assets of our banking operations, the assets managed by our asset management operations and the investments of our proprietary trading operations. We hold a substantial portfolio of loans and debt securities that have both fixed and floating interest rates. In addition, we may incur costs (which, in turn, will impact our results of operations) if we implement strategies to reduce future interest rate exposure. Increases in interest rates may reduce gains or require us to record losses on sales of our loans or securities.

We face exposure to fluctuations in foreign exchange rates arising from holding financial assets in currencies other than those in which financial liabilities are expected to settle. The types of instruments exposed to foreign exchange rate risk include, for example, foreign currency-denominated loans and investment securities and foreign currency-denominated debt. At September 30, 2012, we had a positive net U.S. dollar exposure of approximately US$62 million (J$5,541 million), a negative net pound sterling exposure of approximately £34 thousand (J$5 million) and a positive net Canadian dollar exposure of approximately Cdn$1.6 million (J$148 million).

Our operations are subject to liquidity risk, which may result in increases to funding costs or a lack of liquidity.

Our principal sources of funding for our operations are savings accounts, time deposits and checking accounts, which together represented approximately 52.04% of our consolidated total liabilities at September 30, 2012 and repurchase agreements and liabilities under annuity and insurance contracts, which represented approximately 32.54% and 8.05%, respectively, of our consolidated total liabilities at the same date. Because our banking operations rely primarily on short-term deposits and repurchase transactions for funding, a sudden or unexpected shortage of funds in the Jamaican banking system or a decrease in deposit levels may prevent us from meeting our obligations or obtaining necessary funding without incurring higher costs or selling assets at prices below prevailing market values. In addition, interest rate changes or disruptions in the capital markets may make the terms of borrowings and deposits less favorable which could materially and adversely affect our business, results of operations and financial condition.

Our risk management procedures may not be effective, which may, in turn, expose us to material losses that adversely affect our business, results of operations and financial condition.

The legislative framework for credit bureaus in Jamaica has only recently been established. We anticipate that the first credit bureaus in Jamaica will become operational during the first quarter of 2013. We review the creditworthiness of individual borrowers or counterparties using an internal credit rating system. As this review process involves detailed analyses of the borrower’s or counterparty’s credit risk, taking into account quantitative and qualitative factors, it necessarily is subject to human error and may fail to predict future risk exposures. These risk exposures could, for example, arise from factors we did not anticipate or correctly evaluate in our models and in our analyses. In addition, our personnel may fail to detect risks before they occur, or may not effectively implement our risk management procedures, which may increase our exposure to credit risk. Furthermore, we often rely on information furnished to us by borrowers and counterparties, including financial statements and other financial information. While we take all actions we deem necessary to ensure the accuracy of the information provided to us, it may not be accurate or we may not successfully identify all of the information needed to fully assess the risk which may expose us to increased credit and counterparty risk.

We seek to control financial risk by, among other things, establishing limits relating to our credit, market and liquidity exposures, including, for example, limits on our credit exposure to any one borrower or counterparty. However, such limits may not adequately limit our risk exposures because they are not adequately designed or because of error in their administration. Any failure by us to effectively implement and consistently follow our risk management procedures may result in higher risk exposures for our operations, which could materially and adversely affect our business, results of operations and financial condition.

We may be unable to realize collateral or collect on guarantees securing loans, which may adversely affect our business, results of operations and financial condition.

We grant loans that are secured by collateral, including real estate, plant and equipment, marketable securities and other assets that are generally located in Jamaica. Certain of those loans are required to be secured in accordance with the specific requirements of Bank of Jamaica regulations. The value of such collateral may significantly fluctuate or decline due to factors beyond our control, including economic and political conditions in Jamaica. At September 30, 2012, approximately 71.1% of the Bank’s gross loans and advances were secured in whole or in part. An economic slowdown may lead to a downturn in the Jamaican real estate market and other asset markets, which may, in turn, result in declines in the value of real estate or other assets securing loans we have made to levels below the principal balances of those loans. Typically, a loan would become non-performing before we would regard it as exhibiting signs of impairment. Once collateral for a non-performing loan is to be disposed of, a valuation of the collateral is usually sought from independent appraisers in preparation for disposal of the collateral. That valuation is used to assess the extent of any impairment. If it is necessary to assess impairment before an updated valuation is received, an earlier valuation would be used in that assessment. While the loan remains non-performing, the valuation is updated periodically, as steps to dispose of the collateral continue. For corporate loans that are determined in management’s judgment, on a case-by-case basis, to be material, a more frequent appraisal may be sought. The Bank does not apply any in-house adjustments to the valuations received by independent appraisers, including for purposes of determining allowances for loan losses. A decline in the value of the collateral securing loans we have made may result in reduced recoveries from collateral realization which, in turn, may have an adverse impact on our business, results of operations and financial condition.

We also make loans on the basis of guarantees from persons affiliated or associated with borrowers. To the extent that guarantors encounter financial difficulties due to economic conditions, personal or business circumstances or otherwise, our ability to enforce those guarantees may be impaired.

We may face difficulties in enforcing our rights as secured creditors against borrowers and guarantors, and may face difficulties in realizing the value of collateral. In particular, timing delays and procedural problems, as well as debtor-protective judicial interpretations of the law, may make it difficult to realize on collateral or against guarantees or enforce judgments in our favor, which could materially and adversely affect our business, results of operations and financial condition.

We may be unable to realize value from real estate collateral securing non-performing loans or impaired loans, which may have an adverse effect on our business, financial condition and results of operations.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of our business, we may seek to realize value from real estate collateral securing those loans. The amount that we, as a mortgagee, may be able to realize from the real estate collateral after a default depends upon factors outside of our control, including the following:

•	general or local economic conditions;

•	demand for the property;

•	timing of the sale;

•	values of real estate in comparable locations;

•	interest rates;

•	operating and other expenses of the mortgaged properties, such as outstanding property taxes, repair and maintenance costs, insurance and security;

•	zoning, planning and other governmental regulations affecting the use of property; and

•	hurricanes or other natural disasters.

If we are unable to realize value from the real estate collateral securing non-performing or impaired loans, we may be required to recognize additional provision for credit losses and our business, results of operations and financial condition may be adversely affected.

Proceedings against our customers under Jamaican insolvency law may limit our ability to collect monetary obligations.

We may experience difficulty enforcing our rights under loans made to customers who initiate insolvency proceedings under Jamaican law or against whom such proceedings are initiated. While such proceedings are pending, we may not take certain actions to collect amounts owed with respect to unsecured loans made by us (principally credit card loans and “payroll loans” that are expected to be repaid from regular salary deductions) until court approval has been received; however, we cannot assure you that collection will be allowed with respect to an unsecured loan under such circumstances. If a decline in general economic conditions or other factors cause an increase in the incidence of insolvency proceedings, we may not be able to enforce our rights to collect amounts owed to us and our business, financial condition and results of operations could be materially and adversely affected.

Loans made by us and certain investment securities held by us may be prepaid, which may result in reinvestment of assets on less profitable terms.

Our loans and certain of our investment securities are subject to prepayment risk, which results from the ability of a borrower or issuer to pay a loan or redeem a security prior to maturity. Generally, in a declining interest rate environment, prepayment activity increases with the effect of reducing weighted average lives of interest earning assets and adversely affecting results. This likelihood has been increased by recent legislative changes that substantially reduce the cost of re-registering liens on real estate when borrowers seek to refinance their loans. Prepayment risk also has an adverse impact on credit card obligations, since prepayments could shorten the weighted average life of our portfolios, which may result in a mismatch in funding or in reinvestment at lower yields. Significant prepayments in our loan, credit card and investment portfolios in the future could have an adverse effect on our income since proceeds from the repayment of loans may be reinvested in instruments with lower interest rates.

Our pension fund management business is subject to risks relating to declines in the value of securities portfolios managed by us.

We face risks in our pension fund management business relating to the performance of the pension trusts we advise. We are generally paid a fee based on assets under management and, accordingly, a decline in the value of the securities portfolios that we manage will cause a decline in our revenues. Jamaican government debt securities constitute a large portion of the debt securities in pension funds whose assets are managed by NCB Insurance Company Limited, and our pension fund management business is therefore particularly exposed to declines in the values of those securities. Some pension fund trustees benchmark investment returns, and, if we are unable to consistently produce returns in excess of that benchmark, we may lose pension fund clients and our assets under management may decrease. Any customer loss could adversely impact our pension fund management business.

NCB Insurance Company Limited has retained an exclusive agent to manage the real estate portfolios of the pension funds. However, NCB Insurance Company Limited remains responsible for some of the actions of that agent and, accordingly, may be adversely affected by any activities of that agent in managing the portfolios if such activities are deemed to be improper or if the agent is deemed to have been improperly engaged by us.

We may be required to increase our reserves for future insurance policyholder benefits and claims, which could adversely affect our business, results of operations and financial condition.

NCB Insurance Limited holds amounts as reserves for future insurance and annuity contract holder benefits and claims. The amount of the reserves is based on certain assumptions regarding yields, expense levels, mortality of the contract holders and duration of the insurance policies. If any assumptions turn out to be incorrect and we conclude that those reserves, together with future premiums and financial surplus, are insufficient to cover future insurance policyholder benefits and claims, we would be required to increase our reserves and incur income statement charges for the period in which we make the determination, which could adversely affect our business, results of operations and financial condition.

The profitability of our insurance operations may decline if mortality, morbidity or persistency rates differ significantly from our pricing expectations.

We set prices for many of our insurance and annuity products based upon expected claims and payment patterns, using assumptions for mortality rates, or likelihood of death, morbidity (illness) and persistency rates (a measure of the percentage of our insurance contracts that remain in force during a specified period without lapsing or being replaced by policies of other insurers). In addition to the potential effect of natural or man-made disasters, significant changes in mortality, morbidity or persistency could emerge gradually over time, due to changes in the natural environment, the health habits of the insured population, treatment patterns for disease or disability or other factors. The pricing of our insurance and annuity products is also based in part upon expected persistency of these products. Strong deviations in actual experience from our pricing assumptions could have an adverse effect on the profitability of our insurance and annuity products. Some of our insurance products do not permit us to increase premiums or adjust other charges and credits or limit those adjustments during the life of the policy or contract.

Downgrades in our credit ratings would increase the cost of, or impair access to, funding.

On November 1, 2011, S&P revised its outlook on us to negative from stable but affirmed its B- long-term and C short-term counterparty credit rating on us. S&P indicated that its rating on us is constrained by those on Jamaica. As discussed above, on October 31, 2011, S&P revised its outlook on Jamaica to negative from stable but affirmed its B- long-term foreign currency credit rating. Among the considerations cited by S&P were that the Stand-By Arrangement with the IMF had been suspended and that the IMF had not completed its last four reviews because of delays in the implementation of agreed-upon measures. On November 6, 2012, S&P re-affirmed the negative outlook on Jamaica and the B-long-term foreign currency credit rating.

Our credit ratings are an important component of our ability to obtain funding. Our ability to compete successfully for deposits depends on various factors, including our financial stability as reflected by our credit ratings. A downgrade in our credit ratings may adversely affect the perception of our financial stability and our ability to raise deposits and the cost of existing funding. Adverse changes in credit ratings would also increase our cost of raising funds in the capital markets or borrowing funds. In addition, lenders and counterparties in derivative transactions are sensitive to ratings downgrades and, accordingly, if any of our credit ratings is downgraded, we may have difficulty in entering into transactions with lenders and counterparties that we depend on to operate our business. Any downgrade of our credit ratings could materially and adversely affect our business, results of operations and financial condition.

Noncompliance with regulatory requirements may result in penalties and restrictions that could materially and adversely affect our business, results of operations and financial condition.

Our operations are subject to extensive regulation and supervision by Jamaican banking, insurance and securities authorities. We are also required to comply with the requirements of the JSE, the Trinidad and Tobago Securities and Exchange Commission, or “TTSEC,” and the TTSE. Failure to comply with applicable regulations, including regulations relating to the maintenance of capital reserves and liquidity positions, could subject us to penalty interest rates on borrowings from the Bank of Jamaica or other sanctions, such as the imposition by the Bank of Jamaica of directions to prevent further violations, the assumption of the management of the Bank by the Bank of Jamaica, the suspension or revocation of our banking license, or the delisting or suspension of our listing with the JSE or TTSE. In the event we encounter significant financial problems, are in danger of insolvency or become insolvent, or are otherwise not deemed to be viable, the banking authorities would have broad powers to intervene in our management and operations, including by suspending or removing management and, in extreme circumstances, putting all or a portion of our businesses under temporary management or taking control of our business operations, which could adversely affect our business, results of operations and financial condition.

Changes in laws and regulations in Jamaica could adversely affect our business, results of operations and financial performance.

Jamaican banking and financial services laws and regulations are subject to ongoing review and revision, including changes in response to global regulatory trends and have been impacted by the global economic and financial crisis and its aftermath. In the wake of this crisis, the Jamaican government has been actively considering new banking and financial sector laws and regulations, and reviewing and revising existing laws and regulations, including in relation to capital adequacy requirements.

The Jamaican Financial Services Commission has recently approved changes to the regulatory requirements for securities dealers in Jamaica, which have resulted in increased capital requirements for participants in the industry, including our subsidiary NCB Capital Markets Limited. Some of the changes to the regulatory requirements have been implemented while others, including some of which are still in draft form, were phased-in beginning in June 2012. These changes, coupled with the current low interest rate environment, may force securities dealers (such as NCB Capital Markets Limited) to shift their retail client funds from reverse repurchase agreements to off-balance sheet vehicles. Although the off-balance sheet model exposes a securities dealer to less market risk and potentially less overhead costs, it is more dependent on fee income and less dependent on income being generated based on margins, and is potentially less profitable than the reverse repurchase agreement model that is currently popular. If all of the proposed changes were to take effect immediately, the pace and extent to which NCB Capital Markets Limited shifts from the reverse repurchase model to the off-balance sheet model could affect its financial position.

The Jamaican government may implement additional reforms impacting the financial system, such as measures intended to achieve greater stability of or more effective supervision over financial institutions, although we cannot predict the nature or timing of such future measures, if any. The adoption of new laws or regulations, or changes in the interpretations or enforcement of existing laws or regulations may have an adverse impact on our business, results of operations and financial condition.

We may face increased capital requirements under the new Basel Capital Accord.

Jamaican banks are required by the Jamaican Banking Act to maintain regulatory capital of at least 10% of risk-weighted assets and paid-in capital and reserves of at least 6% of total assets. However, the Bank of Jamaica currently requires us to maintain a risk-weighted capital adequacy ratio of 12.5% due to, among other factors, our status as a systemically important financial institution in Jamaica. At September 30, 2012, the ratio of our qualifying capital to risk-weighted assets was 12.96% and the ratio of our paid-in capital and reserves to total assets was 10.73%. Certain developments could affect our ability to continue to satisfy the current capital adequacy requirements applicable to us, including the following:

•	the increase of risk-weighted assets as a result of the expansion of our business or regulatory changes;

•	the failure to increase our capital correspondingly to reflect increases in risk-weighted assets;

•	declines in the value of our investment portfolio;

•	changes in accounting rules;

•	changes in provisioning guidelines that are charged directly against our equity or net income; and

•	changes in the guidelines regarding the calculation of the capital adequacy ratios of banks in Jamaica.

In the near future, Jamaican banks will most likely be required to adopt the guidelines set forth under Basel II and Basel III requirements as directed by the Bank of Jamaica. Preparations for this change have begun but the completion date cannot be specified at this time. These guidelines could result in a different level of minimum capital required to be maintained by us than under current Bank of Jamaica regulations. We cannot assure you that the adoption of the Basel II and III capital requirements will not have a material impact on our ability to meet the required capitalization ratio.

We may also be required to raise additional capital in the future in order to maintain our capital adequacy ratios above the minimum required levels. Our ability to raise additional capital may be limited by numerous factors, including, among others, our future financial condition, results of operations and cash flows; any necessary government regulatory approvals; our credit ratings; general market conditions for capital raising activities by commercial banks and other financial institutions; and domestic and international economic, political and other conditions.

If we require additional capital in the future, we cannot assure you that we will be able to obtain such capital on favorable terms, in a timely manner or at all. Furthermore, the Bank of Jamaica may increase the minimum capital adequacy requirements applicable to us. Accordingly, although we currently meet the applicable capital adequacy requirements, we may face difficulties in meeting these requirements in the future. If we fail to meet the capital adequacy requirements, we may be required to take corrective actions. These measures could materially and adversely affect our business, financial condition and results of operations, including our ability to grow our loan portfolio and declare dividends.

Increases in Jamaica Deposit Insurance Corporation premiums could have a material adverse effect on our future earnings.

The Jamaica Deposit Insurance Corporation, or “JDIC,” insures deposits in the amount of up to J$600,000 per account at institutions regulated and supervised by the Bank of Jamaica, including the Bank. The JDIC charges the insured institutions premiums annually to maintain adequate funding for the Deposit Insurance Fund, and these premiums are calculated as a percentage of insurable deposits. For the 12 months ending March 31, 2013, the premium charged to the Bank is J$187 million plus applicable general consumption (i.e., sales) tax, or 0.15% of insurable deposits at December 31, 2011. Given the size of our deposit portfolio, any increase by the JDIC in this premium could have a material adverse effect on our business, financial condition and results of operations.

The cost of providing pension benefits to employees could be significantly impacted by changes in legislation, changes to the level of benefits, actuarial assumptions and methods, changing demographics and changes in investment performance.

We maintain two pension schemes, one of which provides defined benefits to our employees. The scheme has, since 2000, been closed to new participants. The report on the actuarial valuation of that pension scheme at June 30, 2012 (the most recent date for which information is available) disclosed a funding surplus (on the actuarial bases used for the valuation) of approximately J$3,575 million. However, the actual funded status of our pension scheme and our contribution requirements are dependent on many factors, including regulatory developments and changes to legislation, changes to the level of benefits provided by the scheme, actuarial assumptions and methods used, changes in scheme demographics and experience, and changes in the economic conditions, such as the return on fund assets and changes in interest rates and other factors, which could occur at any time. Any such change could result in underfunding of our pension scheme and significantly increase our contribution requirements, which in turn could have a material adverse effect on our business, financial condition and results of operations.

In addition, changes in investment performance or in the portfolio mix of invested assets could result in significant increases and decreases in the valuation of scheme assets, particularly equity securities, and a significant decrease in valuation could lead to underfunding of our pension scheme, which in turn could necessitate higher contributions to our pension scheme and have a material adverse effect on our business, financial condition and results of operations. We are particularly vulnerable to such volatility in valuation because a high proportion of our pension scheme assets consist of Jamaican government debt securities, equity securities and real estate assets, all of which fluctuate in value.

Failure to protect personal information could adversely affect us.

We manage and hold confidential personal information of customers in the ordinary course of our business. Although we have procedures and controls to safeguard personal information in our possession, unauthorized disclosures of such information could subject us to legal actions and sanctions under the Jamaican Banking Act as well as damages, or damage our reputation in Jamaica. For example, if an officer of the Bank were to disclose the identity of any of our customers to the general public in violation of the Jamaican Banking Act, the Bank of Jamaica could, depending upon what it determines to be in the best interests of the banking industry and the depositors of the Bank, impose a “direction” to prevent further violations, assume control over the management of the Bank or suspend or revoke our banking license, in addition to any civil or criminal claims that may be asserted against us. Similar exposures may arise in respect of our Cayman Islands operations under the Cayman Islands Confidential Relationships Law.

Changes in tax laws and regulations and claims by taxing authorities may have an adverse effect on our results of operations and financial condition.

We are subject to income taxes in Jamaica. Our tax expense and tax liability in the future could be adversely affected by numerous factors, including, without limitation, changes in tax laws, regulations or interpretations or the potential adverse outcome of tax examinations or tax-related proceedings. For example, the Tax Administration Jamaica, or the “TAJ,” a Jamaican tax authority, asserted, among other things, tax assessments of approximately J$2,715 million in the aggregate against NCBCM for the 2003 through 2007 tax years. Following a number of discussions with the TAJ, NCBCM received a Notice of Decision from the TAJ reducing the assessments to J$39 million. NCBCM does not intend to appeal the Notice of Decision and, accordingly, has provided for this amount in the financial statements.

We may face tax assessments in the future due to, among other things, changes in the interpretation of tax laws or regulations by tax authorities.

Acquisitions and strategic partnerships may not perform in accordance with expectations, may fail to receive required regulatory approvals or may disrupt our operations and adversely affect our financial performance.

We may from time to time pursue strategic acquisitions and alliances inside and possibly outside Jamaica. For example, in August 2011, we acquired 29.3% of JMMB, the largest investment brokerage house in Jamaica, measured by assets under management, for approximately J$2,221 million, including certain fees and costs. We are also in the process of acquiring AIC Finance Limited, a licensed financial institution in Trinidad and Tobago, and a 96.24% interest in Advantage General Insurance Co. Ltd., a leading general insurer in Jamaica. Strategic acquisitions and alliances could expose us to risks with which we have limited or no experience. In addition, potential acquisitions in Jamaica and elsewhere may be subject to regulatory approval. We may be unsuccessful in obtaining any such approval, particularly in view of our significant market share in the Jamaican banking industry.

We must necessarily base any assessment of potential acquisitions and alliances on assumptions with respect to operations, profitability and other matters that may subsequently prove to be incorrect. Future acquisitions and alliances, as well as other investments, may not produce anticipated synergies or perform in accordance with our expectations and could adversely affect our operations and profitability. In addition, new demands on our existing organization and personnel resulting from the integration of new acquisitions could disrupt our operations and adversely affect our financial performance.

We may not be able to manage our growth successfully.

We have been expanding the scope of our operations in recent years, and we expect that this expansion will continue. As we continue to grow our existing business and expand our product offerings and move into new businesses, we must improve our operational, technical and managerial knowledge and compliance systems in order to effectively manage our larger operations and new products and businesses. Our future growth will also depend on our access to financing, which we may be unable to access on commercially acceptable terms or at all. The failure to integrate, monitor and manage expanded operations could have a material and adverse effect on our reputation and financial results.

We are subject to reputational and general operational risks.

Our business is dependent on maintaining a reputation for prudent financial management and ethical conduct. Negative publicity, whether accurate or not, regarding our business practices, actions or inactions, may cause a decline in our deposits or customer base. Credit, market, operational, insurance, regulatory and legal risks must be managed effectively in order to safeguard our reputation. Our Board of Directors and executive officers seek to maintain high standards of ethical practice and to ensure that we comply with applicable policies, legislation and regulations. Nevertheless, it is possible that negative publicity or other reputational damage will occur, which in turn could adversely impact our brand, operations and profitability.

Our business depends on our ability to process large numbers of transactions efficiently and accurately. Operational risks and losses can result from fraud, employee error, failure to properly document transactions or to obtain proper internal authorization, failure to comply with regulatory requirements, breaches of conduct of business rules, equipment failures, natural disasters or the failure of external systems, among others. Our procedures may not be effective in guarding against each of the operational risks we face.

Failure of our information technology systems could materially and adversely affect our operations, including the effectiveness of our risk management and internal control processes and, consequently, adversely affect our business, results of operations and financial condition.

We are highly dependent on the effectiveness of our information technology systems to accurately process a high volume of transactions; collect and process accurately, on a timely basis, a large amount of financial and other information; operate our websites; respond to customer inquiries on a timely basis; and maintain cost-efficient operations. Any material disruption or slowdown of our information technology systems, including as a result of system failures, viruses or computer “hackers,” could cause critical data to be lost or to be delivered with delays or errors, or could cause our customers to have difficulty completing transactions. Such incidents could reduce demand for our services and products and could materially and adversely affect our business, results of operations and financial condition.

In addition, our ability to remain competitive will depend in part on our ability to upgrade information technology applications and infrastructure and to address any deficiencies on a timely and cost-effective basis. In 2010, we commenced an information technology transformation initiative with the goal of adopting world class standards, and leveraging technology to improve efficiency and our ability to meet changing customer needs. We expect that this transformation initiative will continue through fiscal year 2014. As we continue to expand our business, we need to improve our information technology infrastructure, including maintaining and upgrading our software and hardware systems and our back-office operations. Furthermore, a partial or complete failure of any of our information technology systems or of our information technology upgrades could materially and adversely affect our decision-making process, risk management and internal control systems as well as our ability to respond on a timely basis to changing market conditions. Any failure to effectively maintain or upgrade our information technology infrastructure in a timely manner could materially and adversely affect our business, results of operations and financial condition.

Our policies and procedures may not be able to detect money laundering and other illegal or improper activities fully or on a timely basis, which could expose us to fines and other liabilities.

We are required to comply with Jamaican, United Kingdom and Cayman Islands anti-money laundering and anti-terrorism and other related laws and regulations. These laws and regulations require us, among other things, to adopt and enforce “know your customer” policies and procedures and to report suspicious or large cash transactions to the applicable regulatory authorities. While we have adopted policies and procedures aimed at detecting and preventing the use of our network for money-laundering activities and by terrorists and terrorist-related organizations generally, such procedures have in some cases only been recently adopted and, in limited instances, we have failed to comply with certain transaction reporting procedures. Our policies and procedures may not completely eliminate instances where they may be used by other parties to engage in money laundering and other illegal or improper activities. In particular, our automated detection program, which is intended to minimize our exposure to business risks from potential money laundering activities and enhance reporting to requisite regulatory bodies, is in the process of being implemented but has not yet been fully tested and may not perform the functions for which it has been designed or may do so inadequately. To the extent that we fail to fully comply with applicable laws and regulations, the relevant Jamaican government authorities to which we report have the power and authority to impose fines and other penalties. In addition, our businesses and reputation could suffer if customers use our banking facilities for money laundering or illegal or improper purposes.

Competition in the Jamaican banking and financial industry could adversely affect our market position.

We operate in a competitive market. Our principal competitors in our deposit-taking and lending businesses are other commercial banks as well as, to a lesser extent, credit unions, building societies and merchant banks. Certain of our competitors, including The Bank of Nova Scotia Jamaica Limited and RBC Royal Bank (Jamaica) Limited, are subsidiaries of large multinational financial services institutions and, accordingly, have access to greater institutional infrastructure and resources, including in some cases access to lower-cost U.S. dollar funding.

We also face significant competition in our wealth management business. We compete with a number of registered securities dealers as well as other financial services companies, some of whom have more diverse products and services offerings than us, such as proprietary mutual funds, flexible investment accounts and online investment tools. One effect of the changes to the regulatory regime of securities dealers as contemplated by the Stand-By Arrangement with the IMF could be the consolidation of the wealth management sector, and the financial institutions resulting from such consolidation may, by virtue of their increased size and business scope, provide significantly greater competition for us.

Our insurance business faces competition from four other licensed insurance companies, which we compete with in specific areas of the insurance market. Some of the institutions that we compete with have longer operating histories, which may afford them better brand recognition for certain products and services, such as bancassurance, pension fund management and annuities, all of which could make them more attractive to customers.

Our payment services segment competes with other commercial banks for card acquiring business. The profitability of our card acquiring business may decline as a result of increased interest rate competition, pressure to lower the fee rates applicable to our credit cards (particularly merchant fee rates) and higher marketing expenses. Intense and increasing competition can make it more difficult for us to secure customers with the credit quality and on credit terms necessary to achieve our business objectives in a commercially acceptable manner.

Our ability to compete effectively depends on numerous factors, including our ability to price our credit products effectively, which is correlated to our cost of funds; our ability to anticipate and fulfill the needs of new and current financial services customers through the development of innovative services and products; and our ability to offer adequate services and strengthen our customer base through cross-selling. Our businesses will be adversely affected if we are unable to retain current customers and attract new ones. In addition, our efforts to offer new services and products may not succeed if product or market opportunities develop more slowly than expected, if we do not take advantage of market opportunities quickly enough to prevent our competitors from obtaining a marketing or other competitive advantage or if the profitability of these opportunities is undermined by competitive pressures.

We depend on our executive officers and other skilled personnel, and the loss of their services would have a material adverse effect on our business, results of operations and financial condition.

We are highly dependent on Mr. Patrick Hylton, our Group Managing Director (chief executive officer), and our other executive officers, all of whom possess considerable experience and expertise and have strong relationships with customers and participants of the Jamaican business community. Our executive officers have an average tenure of more than 19 years in the financial services industry. Accordingly, our success will depend on the continued service of our executive officers and other skilled personnel, who are not obligated to remain employed with us and some of whom are approaching retirement age. The loss of the services of any of these executive officers and skilled personnel could have an adverse effect on our business, results of operations and financial condition. In addition, our future success will depend on our continued ability to attract, retain and motivate skilled employees and executive officers. If we are unable to attract skilled professions, fail to integrate them into our organization or fail to retain them after we have invested resources in their training, our ability to compete and our operations will be affected.

We are controlled by our chairman, Mr. Lee-Chin, whose interests could differ from the interests of shareholders.

At December 11, 2012, Mr. Lee-Chin beneficially owned, directly and indirectly, 64.0% of our ordinary shares and, accordingly, controlled our company. After this offering, Mr. Lee-Chin will beneficially own    % of our ordinary shares, assuming that the underwriters’ over-allotment option is exercised in full, and, accordingly, will continue to control a substantial portion of the voting stock of our company. Circumstances may occur in which our controlling shareholder may have an interest in pursuing transactions that, in his judgment, enhance our value, even if ADS holders disagree. As a controlling shareholder, Mr. Lee-Chin has, and will have, the power to:

•

subject to regulatory approval by the Bank of Jamaica, elect a majority of our directors and, through such persons, appoint our executive officers, set our management policies and exercise overall control over our company and subsidiaries;

•	agree to sell or otherwise transfer his controlling stake in our company; and

•	determine the outcome of substantially all actions requiring shareholder approval, including, among other things, acquisitions and dispositions of assets and corporate reorganizations.

In addition, the concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for the ADSs as part of a sale of our company and might ultimately affect the market price of the ADSs.

Finally, as of December 26, 2012, approximately 1,177.0 million, or 74.6%, of the ordinary shares beneficially owned by Mr. Lee-Chin have been pledged as security for loans from different lenders to Mr. Lee-Chin and his affiliates. These loans mature at various dates between December 2012 and October 2017. Mr. Lee-Chin may, or may be required to, make additional pledges of ordinary shares beneficially owned by him in the future.

We have historically engaged, and may continue to engage, in transactions with companies controlled by our indirect and direct parent companies and our controlling shareholder.

We have historically engaged in transactions with companies controlled by our indirect and direct parent companies and our controlling shareholder, including our engagement of AIC Global Holdings Inc. as a consultant under a consultancy agreement, the leasing of some of our facilities from AIC (Jamaica) Limited, the offering to customers of NCB Capital Markets Limited, in the ordinary course of business, of a series of funds previously owned by AIC Global Holdings Inc. and our pending acquisitions of AIC Finance Limited and a 96.24% interest in Advantage General Insurance Company Limited. In the future, we may engage in additional business or financial transactions with our controlling shareholder and other shareholders that may create conflicts of interest between our company and these shareholders. Commercial and financial transactions between us and our controlling shareholder or other shareholders could create the potential for, or could result in, conflicts of interests between us and our controlling shareholder. To the extent that the price we pay for any assets acquired from our controlling shareholder exceeds the market value of such assets or is not as productive a use of our cash as other uses, your investment in us could be adversely affected.

Risks relating to our ordinary shares and the ADSs

The Bank and, possibly, one or more of its subsidiaries are likely to be considered a PFIC, which could result in adverse U.S. tax consequences for U.S. investors.

Based on the projected composition of our income and assets, including our significant portfolio of investment securities, we believe that the Bank and, possibly, one or more of its subsidiaries are likely to be classified as a PFIC for U.S. federal income tax purposes for the current taxable year and we may be classified as a PFIC for subsequent taxable years. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. holder of our ordinary shares or the ADSs. For example, if we are a PFIC, U.S. holders of our ordinary shares or ADSs may become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to annual reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, for any taxable year we will be classified as a PFIC for U.S. tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income is at least 50%. For this purpose, cash and securities held for investment generally are considered passive assets. The calculation of the value of our assets will be based, in part, on the then market value of our shares, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. See “Taxation—U.S. federal income tax considerations—PFIC rules.”

Certain elections may sometimes be used to reduce the adverse impact of the PFIC rules for holders of ordinary shares or ADSs (referred to as “QEF elections” and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisors regarding the potential consequences to them of the Bank and/or one or more of its subsidiaries being classified as a PFIC, including the availability and advisability of making a QEF election or a mark-to-market election.

The conversion to a holding company structure may have adverse U.S. federal income tax consequences to U.S. Holders.

U.S. Holders (as defined in “Taxation–U.S. federal income tax considerations”) should recognize no gain or loss for U.S. federal income tax purposes as a result of the conversion to a holding company structure, assuming it occurs as we intend it to occur (as described in “Taxation–U.S. federal income tax considerations—Income tax consequences of conversion to a holding company structure”) and assuming no changes in applicable law occur between the date hereof and the date of the conversion. However, U.S. Holders of our ordinary shares and/or ADSs who will own 5% or more (by vote or value and including by attribution) of the holding company’s ordinary shares and/or ADSs immediately after the conversion must enter into a five-year gain recognition agreement with the U.S. Internal Revenue Service to avoid the recognition of any gain realized on the conversion to a holding company structure. Each such U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the conversion, including, without limitation, whether it has information reporting and record retention responsibilities in connection with the conversion, and whether it should enter into a five-year gain recognition agreement with respect to the conversion. In addition, holders of our ordinary shares and/or ADSs should consult their tax advisors with respect to the tax laws of other jurisdictions.

Holders of the ADSs may experience losses due to increased volatility in the U.S. capital markets.

The U.S. capital markets have experienced extreme price and volume fluctuations as a result of the global economic and financial crisis and its aftermath that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance or results of operations of those companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, as well as volatility in international capital markets, may cause the market price of shares of the ADSs to decline.

In addition, on August 5, 2011, S&P lowered the long-term sovereign credit rating of U.S. government debt obligations from AAA to AA+. On August 8, 2011, S&P also downgraded the long-term credit ratings of U.S. government-sponsored enterprises. These actions initially have had an adverse effect on capital markets in the United States and elsewhere, contributing to volatility and decreases in prices of many securities trading on the U.S. national exchanges. Other rating agencies may, in the short or long-term, also lower the sovereign credit rating of the United States or of other sovereigns. Any volatility in the capital markets in the United States or elsewhere, whether resulting from a downgrade of the sovereign credit rating of U.S. debt obligations or otherwise, may have an adverse effect on the price of the ADSs.

Exchange rate volatility may adversely affect the market price of the ADSs and the dividends payable to ADS holders.

From time to time, there have been significant fluctuations in the exchange rate between the Jamaican dollar and the U.S. dollar. Unforeseen events in international markets, fluctuations in interest rates, changes in capital flows, political developments or inflation rates may cause exchange rate instability that could, in turn, depress the value of the Jamaican dollar, thereby decreasing the U.S. dollar value of the ADSs and any dividends or distributions paid on the ordinary shares underlying the ADSs.

Holders of the ADSs may not receive dividend payments.

Under the terms of our deposit agreement with the depositary for the ADSs, the ADR depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares underlying the ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If this conversion is not possible or if any government approval becomes necessary and cannot be obtained, the deposit agreement allows the ADR depositary to distribute the foreign currency only to those ADS holders to whom it is permissible to do so. If the exchange rate fluctuates significantly during a time when the ADR depositary cannot convert the foreign currency or distribute a payment to you, you may lose some or all of the value of the dividend distribution.

You may be unable to exercise voting rights with respect to the ordinary shares underlying your ADSs at our shareholders’ meetings.

As a holder of ADSs being held by the ADR depositary in your name (and not the ordinary shares underlying your ADSs), we will not treat you as one of our shareholders and you will not be able to exercise shareholder rights. The ADR depositary will be the holder of the ordinary shares underlying your ADSs and ADS holders will be able to exercise voting rights with respect to the ordinary shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs. There are no provisions under Jamaican law or under our articles of incorporation that limit the exercise by ADS holders of their voting rights through the ADR depositary with respect to the underlying ordinary shares, except as described below under “—You may not have the same voting rights as the holders of our ordinary shares and must act through the ADR depositary to exercise your rights.” However, there are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of our ordinary shares will receive notice of shareholders’ meetings through the post and through publication of a notice in a Jamaican newspaper of general circulation and the bulletin of the JSE, and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy. ADS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the deposit agreement, we will provide the notice to the ADR depositary. If we ask it to do so, the ADR depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which voting instructions may be given by holders. To exercise their voting rights, ADS holders must then instruct the ADR depositary as to voting the ordinary shares represented by their ADSs. Due to these procedural steps involving the ADR depositary, the process for exercising voting rights may take longer for ADS holders than for holders of ordinary shares. The ordinary shares represented by ADSs for which the ADR depositary fails to receive timely voting instructions may not be voted at all.

You may not have the same voting rights as the holders of our ordinary shares and must act through the ADR depositary to exercise your rights.

As a holder of ADSs, you may only exercise voting rights with respect to the ordinary shares underlying your ADSs in accordance with the deposit agreement. Under the deposit agreement,

you must vote by giving voting instructions to the ADR depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions if it is able to do so in accordance with Jamaican law and our articles of incorporation. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares underlying your ADSs.

Our articles of incorporation provide that all voting must be conducted by show of hands unless a poll (i.e., written ballot) is demanded before or at the time the results of the show of hands vote are declared, in which case voting must be conducted by poll. A poll may only be demanded by our chairman, at least three shareholders present in person or by proxy at the meeting, by one or more shareholders present in person or by proxy representing at least 10% of the total voting rights of all shareholders having the right to vote at the meeting, or by any one or more shareholders holding ordinary shares representing at least 10% of our total paid up share capital. When voting is conducted by show of hands, only the shareholders present in person at the meeting are entitled to vote and each of these shareholders may only cast one vote regardless of the total number of ordinary shares beneficially owned by him or her. When voting is conducted by poll, each shareholder present in person or by proxy is entitled to one vote for each ordinary share held by that shareholder.

Under the terms of the deposit agreement, if any vote taken by holders of ordinary shares is by show of hands, the ADR depositary will not vote the deposited securities and will not demand or join in any demand for a poll. If the vote is by poll, the custodian, on behalf of the depositary, will attempt to vote the deposited securities in accordance with the voting instructions it timely receives from ADS holders. In the event of poll voting, deposit securities for which no instructions have been received will not be voted. Mr. Lee-Chin has undertaken to use commercially reasonable efforts to request that voting be conducted by poll for so long as he beneficially owns 10% or more of our voting power or share capital.

ADS holders may be subject to additional risks related to holding ADSs rather than ordinary shares.

ADS holders do not hold ordinary shares directly and thus are subject to, among others, the following additional risks:

•	as an ADS holder, we will not treat you as one of our shareholders and you will not be able to exercise shareholder rights, except through the ADR depositary as permitted by the deposit agreement;

•

distributions on the ordinary shares represented by your ADSs will be paid to the ADR depositary, and before the ADR depositary makes a distribution to you on behalf of your ADSs, any withholding taxes that must be paid will be deducted. Additionally, if the exchange rate fluctuates during a time when the ADR depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution;

•	we and the ADR depositary may amend or terminate the deposit agreement without the ADS holders’ consent in a manner that could prejudice ADS holders; and

•	the ADR depositary may take other actions inconsistent with the best interests of ADS holders.

The deposit of additional ordinary shares with the ADR depositary or its custodian in Jamaica may be limited, which may adversely affect the value of your investment.

Under the terms of the deposit agreement, holders of ordinary shares may deposit those ordinary shares with the ADR depositary or its custodian in Jamaica and obtain ADSs, and holders of ADSs may surrender ADSs to the ADR depositary and receive ordinary shares. However, you will not be able to deposit ordinary shares with the ADR depositary or its custodian in Jamaica if your deposit would cause the ordinary shares deposited under the deposit agreement to exceed 50% of our outstanding voting capital stock. Immediately after this offering, we expect that the ordinary shares deposited under the deposit agreement to be equal to approximately    % of our outstanding voting stock.

Developments and the perception of risk in other countries, especially in the United States and in emerging market countries, may adversely affect our access to financing and the market price of the ADSs.

The market value of securities of Caribbean issuers is affected by economic and market conditions in the United States as well as other Caribbean, Latin American and emerging market countries. Although economic conditions in those countries may differ significantly from economic conditions in Jamaica, investors’ reactions to developments in these other countries may have an adverse effect on the market value of the ADSs. Crises in other emerging market countries may diminish investor interest in securities of Caribbean issuers, including the ADSs. This could adversely affect the market price of the ADSs, restrict our access to the capital markets and compromise our ability to finance our operations in the future on favorable terms, or at all.

You may not be able to sell your ADSs at the time or the price you desire because an active or liquid market may not develop.

Prior to this offering, there has not been a public market for the ADSs. We will apply to list the ADSs on the New York Stock Exchange. A liquid market may not develop for the ADSs, which may reduce the price at which the ADSs may be sold. Also, the liquidity and the market for the ADSs may be affected by a number of factors, including variations in interest rates, the deterioration and volatility of the markets for similar securities and any changes in our liquidity, financial condition, creditworthiness, results of operations and profitability.

The relative volatility and illiquidity of the Jamaican securities markets may substantially limit your ability to sell the ordinary shares underlying the ADSs at the price and time you desire.

Our ordinary shares are listed for trading on the JSE and the TTSE, with approximately 95% of our trading volume prior to this offering being attributable to the JSE. Investing in securities that trade in emerging markets, such as Jamaica and Trinidad and Tobago, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature. The Jamaican and Trinidad and Tobago securities markets are substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States. There is also significantly greater concentration in the Jamaican securities markets than in major securities markets in the United States. At September 30, 2012, total market capitalization amounted to J$581,079 million and the 10 largest companies in terms of market capitalization (which included us) represented approximately 82.4% of the aggregate market capitalization of the JSE. Accordingly, although you are entitled to withdraw the ordinary shares underlying the ADSs from the ADR depositary at any time, your ability to sell such shares at a price and time you desire may be substantially limited.

You will experience immediate and substantial dilution in the book value of the ADSs you purchase in this offering.

Because the initial offering price of the ADSs being sold in this offering will be higher than the net tangible book value per ADS, you will experience immediate and substantial dilution in the book value of these ADSs. Net tangible book value represents the amount of our tangible assets on a pro forma basis, minus our pro forma total liabilities. As a result, at the initial public offering price of US$         per ADS, the midpoint of the price range per ADS set forth on the cover page of this prospectus (whether or not the underwriters exercise all or any portion of their over-allotment option), we currently expect that you will incur immediate dilution of US$         per ADS you purchase in this offering. See “Dilution.”

Actual or anticipated sales of the ADSs after this offering could cause the price of the ADSs to decrease.

After the offering, our controlling shareholder will continue to hold a large number of shares. We, our controlling shareholder, the selling shareholders, other affiliates of our controlling shareholder and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of our shares of capital stock or ADSs or securities convertible into or exercisable or exchangeable for shares of capital stock or ADSs during the 180-day period following the date of this prospectus. This restriction will not apply to pledges of ordinary shares beneficially owned by our controlling shareholder to lenders to our controlling shareholder and his affiliates. After these lock-up agreements expire, we, our controlling shareholder, the selling shareholders, other affiliates of our controlling shareholder and our directors and executive officers will be able to sell our securities in the public market. Furthermore, if remedies are exercised by lenders to our controlling shareholder with respect to shares pledged to those lenders as security, substantial sales could occur during or after the lock-up period. The market price of the ADSs could drop significantly if we, our controlling shareholder or any selling shareholder, director or officer sell ordinary shares or ADSs or the market anticipates that such sales are likely to be made.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the New York Stock Exchange, which may limit the protections afforded to investors.

We are a “foreign private issuer” for purposes of SEC rules and within the meaning of the New York Stock Exchange corporate governance standards. Under these rules and standards, a foreign private issuer may elect to comply with the practices of its home country and not to comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the New York Stock Exchange. We currently follow Jamaican practices concerning corporate governance and intend to continue to do so. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all New York Stock Exchange corporate governance requirements. For example, New York Stock Exchange-listed companies that are not foreign private issuers are required to have a board of directors a majority of the members of which satisfy New York Stock Exchange listing standards for independence. Although the Bank’s audit committee members will be required to meet independence standards established by SEC rules, its independent directors will otherwise be subject to applicable Jamaican standards for independence, which are less stringent.

We have not yet completed our evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act by the end of fiscal year 2014. Our preliminary assessment is that our current system of internal controls requires enhancements in order to be compliant with Section 404, and while we intend to achieve compliance within the time required, we may not be able to meet the Section 404 requirements in a timely manner. If it is determined that we are not in compliance with Section 404, we will be required to implement new internal control procedures and re-evaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. We will need to hire additional qualified personnel in order for us to be compliant with Section 404. If we fail, for any reason, to implement these changes effectively or efficiently, such failure could harm our operations, financial reporting or financial results and could result in our conclusion that our internal control over financial reporting is not effective.

Judgments of Jamaican courts with respect to the ADSs will be payable only in Jamaican dollars.

If proceedings are brought in a Jamaican court seeking to enforce the rights of holders of the ADSs, any judgment made in favor of such holders, even if the judgment is on an obligation deemed to be denominated in U.S. dollars, could only be made or awarded in Jamaican dollars based on the exchange rate in effect at the time the judgment is entered. The prevailing party in such proceeding would therefore bear exchange rate risk until the judgment could be collected.

U.S. investors in the ADSs may find it difficult or impossible to enforce service of process and enforcement of judgments against us and our executive officers and directors.

We are incorporated under the laws of Jamaica, and all of our subsidiaries are incorporated in jurisdictions outside the United States. In addition, our executive offices are located outside of the United States. All of our directors and executive officers reside outside of the United States, and substantially all of our assets and the assets of most of our executive officers and directors are, and will most likely continue to be, located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve legal process within the United States upon us or any of these persons or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or our subsidiaries’ assets are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

We have been advised by our Jamaican counsel that there is no reciprocal treaty provision for direct enforcement of judgments of U.S. courts in Jamaica, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws, and that, accordingly, such judgments are not directly enforceable in Jamaican courts. A claim for the payment of the debt represented by a judgment of a U.S. court must be made in the Jamaican courts before they will enter judgments in original actions predicated solely upon the laws of the United States, including those predicated solely upon the civil liability provisions of the U.S. federal securities laws. We have been advised by our Jamaican counsel that a Jamaican court should enforce a claim for payment of a final monetary judgment made by a U.S. court without reexamination or review of the merits unless the Jamaican court determines that:

•	the judgment debtor was not otherwise subject, or did not willingly submit, to the jurisdiction of the U.S. court;

•	the judgment debtor was not properly served in the U.S. court action and did not appear in such action;

•	the U.S. judgment was obtained by fraud; or

•	the U.S. court was not a proper forum for such action for reasons of public policy or for some other similar reason.

If a Jamaican court determined that any of the above factors was present, the U.S. judgment (though not the underlying claims) would have to be determined to be due in a Jamaican court proceeding prior to enforcement of the judgment in Jamaica.

Forward-looking statements

This prospectus includes “forward-looking statements,” within the meaning of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements are not based on historical information and include, without limitation, statements regarding our future financial condition and results of operations, business strategy and plans and objectives of management for future operations. Forward-looking statements reflect our current views with respect to future events. The words “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “estimate” and similar expressions identify forward-looking statements. These forward-looking statements are based upon estimates and assumptions made by us or our officials that, although believed to be reasonable, are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially and adversely as compared to those contemplated or implied by such forward-looking statements. These risks and uncertainties include, without limitation, the following:

•	economic, social, political and other conditions and developments in Jamaica and globally;

•	the actual rates of growth or decline, if any, in GDP and other economic indicators of Jamaica in any relevant year or other period;

•	the performance of our investment portfolio—in particular, our substantial holdings of Jamaican government debt securities;

•	governmental, statutory, regulatory or administrative actions affecting banks, financial institutions and other businesses in Jamaica;

•	crime and civil unrest in Jamaica;

•	natural disasters;

•

levels of non-performing and impaired loans, adequacy of provision for credit losses, declines in value of Jamaican government securities, values of security and collateral, defaults by borrowers, and other developments affecting our loan portfolio and other assets;

•	changes in interest rates or exchange rates;

•	the effectiveness of our risk management processes and strategies;

•	our ability to realize collateral or collect on guarantees securing loans;

•	our assessment of the adequacy of our reserves or provision for contingent liabilities;

•	declines in the value of securities portfolios managed by our pension fund management business;

•	required increases to our reserves for future insurance policyholders’ benefits and claims;

•	significant differences between actual mortality, morbidity or persistency rates and our pricing expectations;

•	increases in JDIC premiums;

•	material tax assessments;

•	reputational and general operational risks;

•	our ability to comply with regulatory requirements;

•	our ability to manage our growth successfully;

•	inadequacies, breaches or violations in our computer systems and network infrastructure;

•	competition from other banks and financial institutions; and

•	loss of key personnel.

We urge you to review carefully “Risk factors” in this prospectus for a more complete discussion of the risks of an investment in the securities and caution you not to place undue reliance on the forward-looking statements contained in this prospectus. We disclaim any obligation or undertaking to update publicly or revise any forward-looking statement contained in this prospectus, whether as a result of new information, future events or otherwise, except as required by applicable law.

Use of proceeds

We expect to receive total estimated net proceeds from this offering of approximately US$            , based on the midpoint of the price range set forth on the cover page of this prospectus after deducting estimated underwriting discounts and commissions and expenses of this offering that are payable by us. Each US$1.00 increase (decrease) in the public offering price per ADS would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and expenses, by US$            .

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding organic growth through an increase in loan volume, portfolio investments and other income-generating activities; financing expansion of and improvements to our infrastructure; and pursuing potential future acquisitions and other strategic investments. We are unable to estimate the application of the anticipated net proceeds from this offering to our anticipated uses of those proceeds as of the date of this prospectus.

We will not receive any of the net proceeds from the sale of ordinary shares in the form of ADSs being offered by the selling shareholders.

Market information

Prior to this offering, there has been no public market for the ADSs. We cannot assure you that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market subsequent to this offering at or above the initial public offering price. Each ADS will represent ordinary shares. We will apply to list the ADSs for trading on the New York Stock Exchange.

Trading history of our ordinary shares

Our ordinary shares are traded principally on the JSE and additionally on the TTSE under the symbol “NCBJ.” Due to a relatively low public float (less than 5% of our total ordinary shares), our shares have historically traded at low prices on the TTSE and such prices bear no relation to the offering price for the ADSs set forth on the cover page of this prospectus. The tables below show the high and low closing prices in Jamaican dollars, Trinidadian dollars and the U.S. dollar equivalent per ADS for our ordinary shares on the JSE and TTSE for the periods indicated:

	JSE		US$ equivalent per ADS(3)		Average daily trading volume(4)
	High(1)	Low(2)	High	Low

	(in Jamaican dollars)		(in U.S. dollars)		(in shares)
Fiscal year ended September 30,
2008	24.95	19.00			825,080
2009	21.00	12.00			731,363
2010	21.00	12.93			962,633
2011	29.49	16.50			833,014
2012	34.00	21.00			719,825

Fiscal quarter ended
December 31, 2010	19.49	16.50			1,529,951
March 31, 2011	20.98	19.20			878,174
June 30, 2011	26.99	20.25			455,970
September 30, 2011	29.49	24.19			451,947
December 31, 2011	34.00	26.50			1,412,316
March 31, 2012	28.00	25.00			604,495
June 30, 2012	27.00	23.31			804,212
September 30, 2012	24.00	21.00			82,034

Month
April 2012	27.00	24.01			118,502
May 2012	26.00	23.31			1,951,593
June 2012	25.00	23.55			226,675
July 2012	24.00	21.00			87,840
August 2012	22.80	21.07			68,272
September 2012	22.80	21.01			90,098
October 2012	22.50	19.50			62,049
November 2012	21.60	19.60			79,584
December 2012 (through December 28)	25.51	19.80			5,309,822

(footnotes on following page)

Source:	Jamaica Stock Exchange

(1)	Represents the highest price of our ordinary share during the respective period.

(2)	Represents the lowest price of our ordinary share during the respective period.

(3)	We have translated U.S. dollar amounts from Jamaican dollars at the exchange rate of J$89.7207 per US$1.00, which is the average of the buying and selling J$/US$ exchange rates reported by the Bank of Jamaica for September 30, 2012.

(4)	Calculated based on the total volume traded over the number of trading days during the respective period.

	TTSE		US$ equivalent per ADS(3)		Average daily trading volume(4)
	High(1)	Low(2)	High	Low

	(in Trinidad and Tobago dollars)		(in U.S. dollars)		(in shares)
Fiscal year ended September 30,
2008	2.19	1.85			85,007
2009	1.03	0.91			58,605
2010	1.50	0.90			44,636
2011	2.30	1.35			100,021
2012	2.25	1.60			21,237
Fiscal quarter ended
December 31, 2010	1.46	1.35			10,919
March 31, 2011	1.71	1.46			78,119
June 30, 2011	1.92	1.50			77,035
September 30, 2011	2.30	1.90			235,049
December 31, 2011	2.25	1.99			53,880
March 31, 2012	2.20	2.05			9,898
June 30, 2012	2.00	1.60			11,667
September 30, 2012	1.75	1.60			16,541
Month
April 2012	2.00	1.95			6,273
May 2012	1.95	1.84			5,523
June 2012	1.80	1.60			111,350
July 2012	1.70	1.65			34,613
August 2012	1.75	1.66			22,067
September 2012	1.75	1.60			11,390
October 2012	1.65	1.60			9,064
November 2012	1.56	1.50			19,516
December 2012 (through December 28)	1.55	1.40			10,046

Source:	Trinidad and Tobago Stock Exchange

(1)	Represents the highest price of our ordinary share during the respective period.

(2)	Represents the lowest price of our ordinary share during the respective period.

(3)	We have translated U.S. dollar amounts from Trinidad and Tobago dollars at the exchange rate of TT$6.4183 per US$1.00, which is the average of the buying and selling TT$/US$ exchange rate reported by the Central Bank of Trinidad and Tobago for September 30, 2012.

(4)	Calculated based on the total volume traded over the number of trading days during the respective period.

On December 28, 2012, the closing price of our ordinary shares on the JSE was J$25.45 per ordinary share and on the TTSE was TT$1.40 per ordinary share.

The Jamaica Stock Exchange

The JSE was incorporated as a private company in 1968. It is regulated under the Securities Act of Jamaica and is governed by a council and board of directors which includes the governor of the Bank of Jamaica, a representative of the Ministry of Finance, up to 10 JSE seat holders and three non-seat holders.

The types of securities traded on the JSE include ordinary shares, preference shares and corporate bonds. The JSE has established rules governing the listing and the maintenance of listings for securities. Since January 2000, the JSE has had an electronic trading platform with modern clearance arrangements through the Jamaica Central Securities Depository.

Listed companies are required to adhere to provisions of the Companies Act of Jamaica, or the “Companies Act,” and the rules of the JSE and must submit certain reports to the JSE, including quarterly unaudited financial reports and annual audited financial statements with certain other information. The JSE imposes specific rules and regulations in relation to mergers and takeovers. A compensation fund has been established to indemnify losses to broker members and their clients in certain situations. At September 30, 2012, there were 50 companies listed on the JSE (including 13 companies listed on the JSE Junior Market).

Since January 2000, the JSE has had an automated trading platform named Horizon. The back office operations which involves clearance and settlement was automated with the establishment of the Jamaica Central Securities Depository in June 1998.

The Trinidad and Tobago Stock Exchange

The TTSE is governed by the Securities Industry Act of 1995, which established the TTSEC.

The Securities Industry Act of 1995 vests with the TTSEC the authority to supervise the securities market in Trinidad and Tobago and ensure orderly, fair and equitable dealings in securities. All market participants, (i.e., issuers, underwriters, investment advisors, stockbrokers and dealers), must register with the TTSEC, which is responsible for regulating and supervising their activities. The TTSE regulates trading on the secondary market, as well as the activities of its members, subject to oversight by the TTSEC. At September 30, 2012, there were 34 companies listed on the TTSE.

In 2005, the TTSE implemented an electronic trading system, replacing the manual open outcry system which was used at the TTSE since its inception in 1981.

Capitalization

The following table presents our consolidated capitalization at September 30, 2012, on a historical basis and as adjusted to give effect to the sale of ADSs by us in this offering and the receipt of approximately US$ in estimated net proceeds, assuming an offering price of US$ per ADS, the midpoint of the price range set forth on the cover page of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering. The table does not give effect to any use of proceeds from this offering. This table should be read in conjunction with our audited consolidated financial statements included in this prospectus, as well as with “Operating and financial review and prospects” and “Selected statistical information.”

	At September 30, 2012
(J$ in thousands)	Actual	As Adjusted(*)

Liabilities
Unsecured:
Due to other banks	9,324,897
Customer deposits	162,930,350
Other borrowed funds	3,680,012
Liabilities under annuity and insurance contracts	25,194,324
Secured:
Repurchase agreements	101,890,449
Obligations under securitization arrangements(1)	2,593,201
Other borrowed funds	835,900
Shareholders’ equity
Share capital	6,465,731
Shares held by NCB Employee Share Scheme	(3,388)
Fair value and capital reserves	2,194,179
Loan loss reserve(2)	4,662,842
Banking reserve fund(3)	6,512,634
Retained earnings reserve(4)	14,013,657
Retained earnings	32,497,666

Total shareholders’ equity	66,343,321

Total capitalization	371,896,554

(1)	Represents obligations under two securitizations of diversified payment rights under existing and future U.S. dollar payment advances, payment orders and remittances aggregating US$150 million.

(2)	Loan loss reserve represents the provision established with respect to non-performing loans under Bank of Jamaica regulations, reduced by the provision established with respect to such loans under IFRS. See “Selected statistical information—Nonaccrual, past due and restructured loans” and “Business—Credit risk management.”

(3)	A banking reserve fund is maintained in accordance with the Jamaican Banking Act, which requires that a minimum of 15% of the Bank’s net profits, as defined by the Jamaican Banking Act, be transferred to the reserve fund until the amount of the fund is equal to 50% of the paid-up capital of the Bank and thereafter, 10% of the net profits until the amount of the fund is equal to the paid-up capital of the Bank. During fiscal year 2012, the amount of the fund surpassed the paid-up capital of the Bank and therefore no further mandatory transfers are required.

(4)	The Jamaican Banking Act permits the transfer of any portion of the Bank’s net profit to a retained earnings reserve. This reserve constitutes a part of the capital base for the purpose of determining the maximum level of deposit liabilities and lending to customers. The deposit liabilities of the Bank and other indebtedness for borrowed money, together with all interest accrued, should not exceed 25 times its capital base.

Dilution

At September 30, 2012, we had net tangible book value of J$65,208 million, corresponding to a net tangible book value of J$26.49 per ordinary share or US$ per ADS (using the average of buying and selling rates as reported by the Bank of Jamaica at September 30, 2012 for Jamaican dollars into U.S. dollars of J$89.7027 per US$1.00 and the ratio of ordinary shares to one ADS). Net tangible book value per share or per ADS represents the amount of our total tangible assets less our total liabilities, divided by 2,466,762,828, the total number of ordinary shares outstanding at September 30, 2012 (excluding 5,293,916 ordinary shares held by the NCB Employee Share Scheme, which are deemed to be owned by us for financial reporting purposes as we control the NCB Employee Share Scheme), or         , the total number of ADSs that would represent such total number of shares based on a share-to-ADS ratio of         -to-one.

After giving effect to the sale of the ADSs representing ordinary shares offered by us in this offering (whether or not the underwriters exercise all or any portion of their over-allotment option) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at September 30, 2012 would have been approximately J$            , representing J$         per ordinary share or US$         per ADS. At the assumed initial public offering price for this offering of US$         per ADS, the midpoint of the price range per ADS set forth on the cover page of this prospectus, this represents an immediate increase in net tangible book value of J$         per ordinary share or US$         per ADS to existing shareholders and an immediate dilution in net tangible book value of J$         per ordinary share or US$         per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and net tangible book value per ADS immediately after the completion of this offering.

The following table illustrates this dilution of US$         per ADS to purchasers of ADSs in this offering:

Assumed initial public offering price per ADS	US$
Net tangible book value per ADS at September 30, 2012
Increase in net tangible book value per ADS attributable to new investors
Pro forma net tangible book value per ADS after this offering
Dilution per ADS to new investors(1)
Percentage of dilution in net tangible book value per ADS for new investors(2)

(1)	A US$1.00 increase (decrease) in the assumed initial public offering price of US$ per ADS would increase (decrease) our pro forma net tangible book value per ADS after this offering by US$ and the dilution per ADS to new investors by US$ , assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	Percentage of dilution for new investors is calculated by dividing the dilution in net tangible book value for new investors by the price of the offering.

Exchange rates

The following table shows the exchange rate (average of buy/sell rates published by the Bank of Jamaica) of Jamaican dollars for U.S. dollars (per US$1.00) for the periods and dates indicated. Since exchange rates are determined by the market, there can be no assurance that the exchange rate will be maintained at current levels. The average rate is calculated by using the average of the exchange rates on each day during a monthly period and on the last day of each month during an annual or nine-month period.

(in Jamaican dollars)	High	Low	Average	Period-end

Year ended September 30,
2008	72.4789	70.3444	71.3531	72.4789
2009	88.9824	72.5945	85.1159	88.8674
2010	86.6477	85.3182	88.0520	86.0219
2011	86.1820	85.2717	85.6984	86.1207
2012	89.8188	86.0887	87.5592	89.7207

Month ended
April 30, 2012	87.2064	87.0381	87.1354	87.1685
May 31, 2012	87.8996	87.0980	87.5129	87.8877
June 30 ,2012	88.4577	87.8974	88.2562	88.4486
July 31, 2012	89.4751	88.2995	88.9587	89.3815
August 31, 2012	89.6137	89.3300	89.4658	89.6130
September 30, 2012	89.8188	89.3562	89.6582	89.7207
October 31, 2012	90.8857	89.6911	90.3156	90.8050
November 2012	91.5550	90.7474	91.1152	91.5550
December 2012 (through December 28)	92.6767	91.5430	92.2426	92.6767

On December 28, 2012, the exchange rate of Jamaican dollars for U.S. dollars, as reported by the Bank of Jamaica, was J$92.6767 per US$1.00.

Exchange rate fluctuations will affect the market price of the ADSs and the U.S. dollar value of any dividends or distributions we make with respect to the ordinary shares underlying the ADSs. See “Risk factors—Risks relating to our ordinary shares and the ADSs—Exchange rate volatility may adversely affect the market price of the ADSs and the dividends payable to ADS holders.”

Selected financial and operating data

The following tables set forth selected financial and operating data at and for the fiscal years ended September 30, 2012, 2011, 2010, 2009 and 2008. The selected financial data set forth below at September 30, 2012 and 2011 and for each of the fiscal years ended September 30, 2012, 2011, 2010, 2009 and 2008 have been derived from, and should be read together with, our consolidated financial statements and the accompanying notes included in this prospectus.

Our consolidated financial statements from which the selected financial data have been derived have been prepared in accordance with IFRS as issued by the IASB, which differ in significant respects from U.S. GAAP.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The selected historical financial and other data should be read together with “Presentation of financial and other information,” “Operating and financial review and prospects,” “Selected statistical information” and our consolidated financial statements and the accompanying notes included in this prospectus.

Statement of income data

	For fiscal year ended September 30,
	2012(*)		2012		2011		2010		2009			2008
	(US$ in thousands)		(J$ in thousands)

Operating income
Interest income	US$	339,676	J$	30,475,968	J$	30,191,938	J$	33,304,294	J$	35,460,698		J$	29,402,573
Interest expense		(96,877)		(8,691,878)		(9,041,078)		(12,654,651)		(16,580,724)			(13,576,269)

Net interest income		242,799		21,784,090		21,150,860		20,649,643		18,879,974			15,826,304

Fee and commission income		92,510		8,300,085		7,497,876		6,900,930		6,105,593			5,747,068
Fee and commission expense		(13,223)		(1,186,403)		(1,078,430)		(945,145)		(1,015,757)			(872,877)

Net fee and commission income		79,287		7,113,682		6,419,446		5,955,785		5,089,836			4,874,191

Gain on foreign currency and investment activities		41,590		3,731,492		4,035,443		1,962,633		2,654,504			3,566,692
Dividend income		1,333		119,634		11,830		77,331		95,923			72,883
Premium income(1)		18,804		1,687,082		2,921,919		493,057		371,778			398,754
Other operating income		1,237		110,969		132,698		284,906		180,307			172,234

		62,964		5,649,177		7,101,890		2,817,927		3,302,512			4,210,563

Total operating income		385,050		34,546,949		34,672,196		29,423,355		27,272,322			24,806,110

Operating expenses
Staff costs		108,737		9,755,916		9,240,116		9,252,662		7,989,772			7,281,304
Provision for credit losses(2)		27,450		2,462,811		768,881		947,962		1,027,634			468,287
Depreciation and amortization		9,056		812,512		580,132		528,333		593,538			725,936
Impairment losses on securities(3)		5,214		467,778		262,003		27,520		—			1,229,610
Other operating expenses		97,865		8,780,474		8,333,326		5,379,478		4,489,652			4,457,065

Total operating expenses		248,322		22,279,491		19,184,458		16,135,955		14,100,596			14,162,202

Operating profit		136,728		12,267,458		15,487,738		13,287,400		13,171,726			10,643,908
Gain on acquisition of associates(4)		—		—		1,867,377		—		—			—
Share/dilution of profit/(loss) of associates(5)		10,423		935,193		234,979		200,713		(38,091	) )		164,101

Profit before taxation		147,151		13,202,651		17,590,094		13,488,113		13,133,635			10,808,009
Taxation		(35,185)		(3,156,789)		(3,704,793)		(2,413,315)		(2,885,450)			(2,106,836)

Net profit	US$	111,968	J$	10,045,862	J$	13,885,301	J$	11,074,798	J$	10,248,185		J$	8,701,173

(footnotes on following pages)

Statement of financial position data

	At September 30,
	2012(*)		2012		2011		2010		2009		2008

	(US$ in thousands)		(J$ in thousands)

Assets
Cash in hand and balances at Bank of Jamaica	US$	268,643	J$	24,102,812	J$	20,725,491	J$	19,472,761	J$	24,668,011	J$	15,442,828
Due from other banks		166,373		14,927,069		24,812,575		17,048,849		14,405,493		15,207,522
Derivative financial instruments		55		4,978		—		12,864		52,191		—
Investment securities at fair value through profit or loss		8,029		720,406		1,785,352		698,711		752,578		916,906
Reverse repurchase agreements(6)		4,551		408,294		1,697,472		1,143,581		8,185,227		12,578,633
Loans and advances, net of provision for credit losses(7)		1,247,258		111,904,854		91,728,138		85,995,102		88,178,270		82,169,396
Investment securities classified as available-for-sale and loans and receivables		2,339,852		209,933,151		202,962,775		199,434,273		166,966,379		153,654,776
Investment in associates		79,688		7,149,680		6,698,130		2,320,723		2,133,994		2,181,407
Investment property		139		12,500		12,000		12,000		13,000		13,000
Intangible asset—computer software		12,657		1,135,599		897,862		359,980		246,781		282,264
Property, plant and equipment		58,312		5,231,798		4,322,866		4,114,155		4,011,495		3,830,313
Retirement benefit asset		—		—		—		—		11,632		13,077
Deferred income tax assets		217		19,483		26,191		119,794		803,279		1,679,056
Income tax recoverable		9,893		887,577		1,402,777		1,855,938		1,705,001		1,157,799
Customers’ liability—letters of credit and undertaking		5,915		530,719		361,606		291,106		399,983		700,628
Other assets		27,492		2,466,599		2,184,878		2,090,174		2,563,163		1,325,792

Total assets		4,229,074		379,435,519		359,618,113		334,970,011		315,096,477		291,153,397

Liabilities
Due to other banks		103,933		9,324,897		6,215,824		3,708,232		6,556,209		10,038,502
Customer deposits		1,815,973		162,930,350		155,800,401		144,283,158		130,331,351		126,099,896
Promissory notes and certificates of participation		—		—		—		223,154		194,492		4,626
Repurchase agreements		1,135,640		101,890,449		84,075,103		85,292,763		77,374,431		69,619,957
Obligations under securitization arrangements(8)		28,903		2,593,201		14,378,119		20,456,162		27,157,180		26,259,740
Derivative financial instruments		59		5,312		—		25,930		126,848		104,754
Other borrowed funds		40,348		3,620,012		5,693,957		6,575,623		7,815,552		5,522,891
Income tax payable		125		11,191		12,591		3,095		10,803		489,559
Deferred income tax liabilities		15,583		1,398,092		2,387,682		104,332		213,080		112,006
Liabilities under annuity and insurance contracts		280,808		25,194,324		23,564,275		20,405,624		19,114,764		16,533,984
Provision for litigation		193		17,300		13,000		13,300		28,506		39,000
Post-employment benefit obligations		9,031		810,276		582,491		445,873		421,641		354,321
Liability—letters of credit and undertaking		5,915		530,719		361,606		291,106		399,983		700,628
Other liabilities		53,121		4,766,075		4,555,800		4,333,726		4,335,691		3,960,871

Total liabilities		3,489,632		313,092,198		297,640,849		286,162,078		274,080,531		259,840,735

(footnotes on following pages)

Statement of financial position data (continued

	At September 30,
	2012(*)		2012		2011		2010		2009		2008

	(US$ in thousands)		(J$ in thousands)

Shareholders’ equity
Share capital		72,065		6,465,731		6,465,731		6,465,731		6,465,731		6,465,731
Shares held by NCB Employee Share Scheme		(38)		(3,388)		(3,388)		(3,388)		(3,388)		(3,388)
Fair value and capital reserves(9)		24,456		2,194,179		5,166,594		1,457,864		64,277		(1,556,733)
Loan loss reserve(10)		51,971		4,662,842		4,922,610		1,135,012		744,159		697,061
Banking reserve fund(11)		72,588		6,512,634		6,039,667		5,200,206		4,362,102		3,663,000
Retained earnings reserve(12)		156,192		14,013,657		11,375,761		8,875,761		8,875,761		8,875,761
Retained earnings		362,209		32,497,666		28,010,289		25,676,747		20,507,304		13,171,230

Total shareholders’ equity		739,443		66,343,321		61,977,264		48,807,933		41,015,946		31,312,662

Total equity and liabilities	US$	4,229,074	J$	379,435,519	J$	359,618,113	J$	334,970,011	J$	315,096,477	J$	291,153,397

(footnotes on following pages)

Other financial and operating data

	At and for fiscal year ended September 30,
(Percentages, except where noted)	2012	2011	2010	2009	2008

Selected financial ratios:

Profitability and performance ratios:
Net interest margin(13)	6.25	6.41	6.74	6.62	6.12
Return on average shareholders’ equity(14)	16.02	25.41	25.17	27.02	27.51
Return on average total assets(15)	2.75	4.06	3.49	3.45	3.24
Non-interest income to operating income(16)	36.94	39.00	29.82	30.77	35.97
Efficiency ratio(17)	56.01	52.36	51.53	47.93	50.07

Capital ratios:
Risk based capital adequacy ratio (bank only)(18)	12.96	15.18	16.30	14.61	14.58
Shareholders’ equity to total assets (period end)	17.48	17.23	14.57	13.02	10.75
Average shareholders’ equity excluding intangible asset—computer software as a percentage of average total assets excluding intangible asset—computer software	17.24	16.00	13.88	12.79	11.80

Asset quality ratios:
Non-performing loans as a percentage of gross loans and advances(19)(20)	7.14	7.16	3.45	2.61	2.34
Non-performing loans as a percentage of total assets(19)(20)	2.18	1.87	0.90	0.74	0.67
Non-performing loans as a percentage of shareholders’ equity(19)(20)	12.47	10.87	6.21	5.71	6.25
Total provision for credit losses as a percentage of non-performing loans(19)(20)	113.99	115.91	136.29	147.26	152.88
Total provision for credit losses as a percentage of gross loans and advances(19)(20)	8.14	8.29	4.70	3.84	3.57
“Sub-standard,” “Doubtful” and “Loss” rated loans as a percentage of gross loans and advances(21)	14.77	17.69	19.39	7.92	2.96
“Sub-standard,” “Doubtful” and “Loss” rated loans as a percentage of total assets(21)	4.51	4.64	5.09	2.26	0.85
“Sub-standard,” “Doubtful” and “Loss” rated loans as a percentage of shareholders’ equity(21)	25.78	27.23	34.93	17.35	7.93

(footnotes on following pages)

Other financial and operating data (continued)

	At and for fiscal year ended September 30,
(Percentages, except where noted)	2012		2011		2010		2009		2008

Liquidity and other ratios:

Loans and advances, net of provision for credit losses, as a percentage of total assets		29.49		25.51		25.67		27.98		28.22
Investment securities as a percentage of total assets		55.52		56.93		59.75		53.23		53.09
Loans and advances, net of provision for credit losses, as a percentage of customer deposits		68.68		58.88		59.60		67.66		65.16
Liquid assets as a percentage of customer deposits(22)		32.32		40.91		41.92		34.47		37.52
Per share data:
Earnings per share(23)	J$	4.08	J$	5.64	J$	4.50	J$	4.16	J$	3.54
Dividends paid per share	J$	1.10	J$	1.36	J$	1.90	J$	0.88	J$	1.14
Dividend yield (24)		5.02		4.98		10.85		6.77		5.70
Book value per share	J$	26.95	J$	25.18	J$	19.83	J$	16.66	J$	12.72
Operating data:
Number of branches		38		38		38		38		38
Number of ATMs		173		170		170		164		168
Number of POSs		10,600		9,168		9,072		9,184		8,255
Number of employees(25)		2,484		2,463		2,386		2,536		2,529

(*)	We have translated U.S. dollar amounts from Jamaican dollars at the exchange rate of J$89.7207 per US$1.00, which is the average of the buying and selling J$/US$ exchange rates reported by the Bank of Jamaica for September 30, 2012.

(1)	Premium income represents insurance and annuity premiums sold by our insurance and pension fund management business. The changes in the level of premium income for fiscal years 2010, 2011 and 2012, reflect the differences in the volume and size of annuities for which we were successful in winning bid tenders initiated by pension funds in liquidation. Premium income for fiscal year 2011 reflected a substantial increase in the volume of annuities sold by our insurance and pension fund management business as a result of our success in winning bid tenders, which were unusual in size and scope, initiated by pension funds in liquidation for which we did not previously provide asset management services. As a result, the annuity income earned in fiscal year 2011 is not necessarily indicative of future results for this portion of NCB Insurance Company Limited. For fiscal year 2012, the annuities that we were successful in acquiring were of smaller sizes than in fiscal year 2011, and included pension funds for which we previously provided asset management services.

(2)	The increase in provision for credit losses for fiscal year 2012 was due mainly to the loan losses recorded on loans to a group of related borrowers constituting our third largest credit exposure at September 30, 2012, which became non-performing in March 2011 and which are deemed impaired based on valuations received during fiscal year 2012, the most recent of which was dated September 30, 2012.

(3)	The increase in impairment losses on securities for fiscal year 2012 reflects corporate bonds held in our available-for-sale and loans and receivables portfolio which are deemed impaired, resulting in the recognition of J$468 million in impairment losses, based on valuations received during fiscal year 2012, the most recent of which was dated September 30, 2012. The corporate bonds were issued by a group of related borrowers constituting our third largest credit exposure at September 30, 2012.

(4)	During fiscal year 2011, we accounted for our 29.30% equity interest in JMMB (investment brokerage firm) and 25.17% equity interest in Kingston Properties Limited (owners of real estate properties) as associated companies. The gain on acquisition of associates represents the excess of our share of the identifiable net assets of these associated companies (J$4,186 million), as determined from the published interim financial statements of these companies at June 30, 2011, plus the fair value of intangible assets, as determined by an independent, qualified valuator, over the cost of the acquisition (J$2,319 million). During fiscal year 2012, JMMB acquired the entire share capital of CCFG for a consideration of cash and the issuing of new shares to the former shareholders of CCFG. The shares issued to the former shareholders of CCFG resulted in a dilution of the share of our ownership in JMMB from 29.30% to 26.30%.

(5)	Share of profit/(loss) of associates reflects our proportionate share of the earnings of our associated companies. Share of profit/(loss) of associate for each fiscal quarter reflects the financial results of our associated companies for the previous fiscal quarter due to timing of receipt of financial information from such companies and the materiality of our associated companies’ operations in relation to our operations. Associated companies are companies in which we hold a significant, but non-controlling equity interest. Our associated companies as of the date of this prospectus are Kingston Wharves Limited (a wharf operation and stevedoring company); Dyoll Group Limited (a diversified holding company that is currently in liquidation and with respect to which we do not expect to incur any further profits or losses); JMMB; and Kingston Properties Limited. No profit or loss is reflected in this line item for our interest in JMMB or Kingston Properties Limited for fiscal year 2011; instead it is reflected in gain on acquisition of associates, as described in note (4) to this table.

(6)	Represents collateralized lending (primarily collateralized by Jamaican government debt securities) to counterparties and related accrued interest receivable.

(7)	Reflects gross loans and advances, net of provision for credit losses as determined under IFRS plus interest receivable. The amount by which provision for credit losses under Bank of Jamaica regulatory requirements exceeds provision for credit losses determined under IFRS is recorded as a transfer to non-distributable loan loss reserve on our statement of changes in shareholders’ equity.

(8)	Represents obligations under a US$225 million credit card receivables facility (repaid and terminated on April 30, 2012) and two securitizations of diversified payment rights under existing and future U.S. dollar payment advances, payment orders and remittances aggregating US$150 million.

(9)	Fair value reserve increases or decreases as a consequence of increases or decreases, respectively, in the market value of our available-for-sale investment securities. Capital reserve increases or decreases as a consequence of increases or decreases, respectively, in the exchange gains and losses on translation of the net assets of subsidiaries organized outside of Jamaica and changes in our share of the reserves of associated companies.

(10)	Loan loss reserve represents the provision established with respect to non-performing loans under Bank of Jamaica regulations, reduced by the provision established with respect to such loans under IFRS. The main contributor to the increase in loan loss reserve at September 30, 2011 as compared to September 30, 2010 were loans to a group of related borrowers constituting our third largest credit exposure at September 30, 2012, which became non-performing in March 2011. Based on our typical practice, for fiscal year 2011, we transferred capital that is equivalent to the unimpaired value of that loan to loan loss reserve at the time the loans became non-performing. For fiscal year 2012, the loan was deemed impaired and the amount transferred to the loan loss reserve was reduced by the impairment loss determined under IFRS. See “Selected statistical information—Nonaccrual, past due and restructured loans” and “Business—Credit risk management.”

(11)	A banking reserve fund is maintained in accordance with the Jamaican Banking Act, which requires that a minimum of 15% of the Bank’s net profits, as defined by the Jamaican Banking Act, be transferred to the reserve fund until the amount of the fund is equal to 50% of the paid-up capital of the Bank and thereafter, 10% of the net profits be transferred to the reserve fund until the amount of the fund is equal to the paid-up capital of the Bank. During fiscal year 2012, the amount of the fund surpassed the paid-up capital of the Bank and therefore no further mandatory transfers are required.

(12)	The Jamaican Banking Act permits the transfer of any portion of the Bank’s net profit to a retained earnings reserve. This reserve constitutes a part of the capital base for the purpose of determining the maximum level of deposit liabilities and lending to customers. The deposit liabilities of the Bank and other indebtedness for borrowed money, together with all interest accrued, should not exceed 25 times its capital base.

(13)	Net interest margin is calculated as annualized net interest income (excluding dividends on equity securities) divided by total average interest-earning assets.

(14)	Return on average shareholders’ equity is calculated as net profit (annualized for the interim periods presented) divided by average shareholders’ equity. Average shareholders’ equity is derived from the average balance sheets. See “Selected statistical information.”

(15)	Return on average total assets is calculated as net profit (annualized for the interim periods presented) divided by average total assets. Average total assets is derived from the average balance sheets. See “Selected statistical information.”

(16)	Non-interest income to operating income is calculated as the total of net fee and commission income, gain on foreign currency and investment activities, dividend income, premium income and other operating income, divided by total operating income.

(17)	Efficiency ratio is calculated as the sum of staff costs, depreciation and other operating expenses divided by total operating income.

(18)	Risk-based capital adequacy ratio (Bank only) is calculated as qualifying capital divided by total risk weighted assets. Qualifying capital is the sum of Tier 1 and Tier 2 capital less prescribed deductions for investment in associated companies and subsidiaries, intangible assets and any accumulated losses in subsidiaries. See “Regulation and supervision.”

(19)	Non-performing loans as a percentage of gross loans and advances is calculated as total non-performing loans divided by gross loans and advances. Non-performing loans are loans as to which there have been no payments of principal or interest for 90 days or more.

(20)	Non-performing loans to gross loans and advances, non-performing loans as a percentage of total assets, non-performing loans as a percentage of shareholders’ equity, total provision for credit losses as a percentage of non-performing loans and total provision for credit losses as a percentage of gross loans and advances for fiscal years 2011 and 2012 were impacted by loans to a group of related borrowers constituting our third largest credit exposure at September 30, 2012, which became non-performing in March 2011 and which are impaired based on valuations received during fiscal year 2012, the most recent of which was dated as of September 30, 2012.

(21)	“Sub-standard,” “doubtful” and “loss” loans are defined under Bank of Jamaica regulations. See “Business—Credit risk management.”

(22)	Liquid assets consist of cash in hand and balances at Bank of Jamaica, investment securities with maturities of less than nine months, any assets specially designated as liquid by the Bank of Jamaica and due from other banks.

(23)	Earnings per share is calculated as net profit divided by weighted average shares outstanding for the relevant fiscal period or year. See note 15 to our audited consolidated financial statements.

(24)	Dividend yield represents dividends paid per share divided by the closing share price in Jamaican dollars for our ordinary shares on the JSE on the last trading day of the periods indicated. Dividend yields for annual periods are the sum of the quarterly dividends paid per share during such periods divided by the closing share price on the last trading day of the annual periods.

(25)	Includes permanent, contract, part-time and temporary employees.

Operating and financial review and prospects

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements at September 30, 2012 and 2011 and for the years ended September 30, 2012, 2011 and 2010 and the accompanying notes included in this prospectus, and with the financial information set forth under “Presentation of financial and other information,” “Selected financial and operating data” and “Selected statistical information” included in this prospectus. Our financial statements at September 30, 2012 and 2011 and for the years ended September 30, 2012, 2011 and 2010 included in this prospectus have been prepared in accordance with IFRS as issued by the IASB.

The preparation of our financial statements requires the adoption of assumptions and estimates that affect the amounts recorded as assets, liabilities, revenue and expenses in the years and periods addressed and are subject to certain risks and uncertainties. Our future results may vary substantially from those indicated as a result of the risks that affect our business, including, among others, those identified in “Forward-looking statements” and “Risk factors” and other factors discussed in this prospectus.

Overview

We are Jamaica’s largest banking and financial services group, based on consolidated total assets at September 30, 2012. We provide individual consumers, SMEs, large corporations and government institutions with banking, wealth management, insurance and pension fund management products and services. We provide a wide range of financial products and services to our customers, including loans and investment products, deposits, remittance services, electronic banking, payment services, credit cards, structured finance, trade finance, foreign exchange, wealth management, insurance, pension fund management, annuities, and trust and registrar services.

We operate our business through seven segments: Retail & SME; Payment Services; Corporate Banking; Treasury & Correspondent Banking; Wealth Management; Insurance & Pension Fund Management; and Other. For a description of each of our business segments, see “Business—Business operations.”

Structure of our corporate group

The Bank is the parent entity of our group and has 11 active subsidiaries (listed in the table below) and two inactive subsidiaries. The names of the Bank’s active subsidiaries, their principal activities and their jurisdiction of organization are set forth below.

Subsidiary	Principal activities	Jurisdiction of organization

NCB Capital Markets Limited	Primary Dealer and stock brokerage services	Jamaica

NCB Insurance Company Limited	Life insurance, investment and pension fund management services	Jamaica

NCB (Cayman) Limited	Commercial banking for non-Cayman residents	Cayman Islands

NCB Capital Markets (Cayman) Limited	Securities dealer	Cayman Islands

NCB Remittance Services (Jamaica) Limited	Money remittance services	Jamaica

NCB Remittance Services (UK) Limited	Money remittance services	United Kingdom

NCB Remittance Services (Cayman) Limited	Money remittance services	Cayman Islands

Mutual Security Insurance Brokers Limited	Insurance brokerage services primarily for NCB	Jamaica

N.C.B. Jamaica (Nominees) Limited	Registrar services	Jamaica

West Indies Trust Company Limited	Trust and estate management services (limited to servicing of existing trusts)	Jamaica

Data-Cap Processing Limited	Provides security services for NCB executives and conducts background checks	Jamaica

Each of the subsidiaries in the above table is wholly owned directly by the Bank with the exception of NCB Remittance Services (Cayman) Limited, which is owned by NCB (Cayman) Limited, NCB Capital Markets (Cayman) Limited, which is owned by NCB Capital Markets Limited, and NCB Insurance Company Limited, 20.14% of which is owned by West Indies Trust Company Limited and the remainder of which is owned directly by the Bank. The financial results of each of these subsidiaries are included in our consolidated financial statements. NCB Remittance Services (Cayman) Limited has surrendered its remittance license and is in the process of winding up its operations pending the completion of a loan transaction in which it is involved.

We also hold a 32.59% interest in Kingston Wharves Limited, the main business of which is wharf operations and stevedoring, and a 44.47% interest in Dyoll Group Limited, which is in liquidation and from which we do not expect to incur any further profits or losses. On March 29, 2012, an

Extraordinary General Meeting was held by Kingston Wharves Limited and an ordinary resolution was passed resulting in an increase in the company’s issued share capital by 357,550,000 ordinary shares. Our percentage ownership in Kingston Wharves Limited has therefore been diluted to 32.59% from 43.45%. In August 2011, we purchased a 29.30% interest in JMMB, an investment brokerage firm. During fiscal year 2012, JMMB acquired the entire share capital of CCFG, a Jamaican financial institution providing banking services, investment services, remittance services, unit trust funds and international broker/dealer services, for consideration consisting of cash and the issuance of shares of JMMB to the former shareholders of CCFG. The shares of JMMB issued to the former shareholders of CCFG resulted in the dilution of our percentage ownership in JMMB from 29.30% to 26.30%. In a series of transactions beginning in May 2008, we also acquired a 25.17% interest in Kingston Properties Limited, the main business of which is the ownership of real estate properties. We account for the holdings in these associated companies by recognizing our proportionate share of profits and losses.

During fiscal year 2012, NCBCM signed agreements with AIC (Barbados) Limited and ACF Holdings Insureco Limited, the legal and beneficial owners of 96.24% of the issued share capital of Advantage General Insurance Company Limited, or “AGI,” for the purchase of their shareholdings in AGI for aggregate consideration of approximately J$3,090 million (US$34 million), subject to adjustment based on the book value of AGI at closing. Both AIC (Barbados) Limited and ACF Holdings Insureco Limited are controlled by our chairman and controlling shareholder. The transaction was approved for the Bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors. The completion of the transaction is subject to regulatory approval. We commissioned an independent valuation which valued AGI at an amount approximating the proposed acquisition price. AGI (formerly known as United General Insurance Company Limited from 1986 to 2007 and Central Fire Insurance Company from 1964 to 1986) is licensed by the Financial Services Commission to market motor, property, pecuniary loss, liability and accident insurance. AGI is currently one of the leading general insurers in Jamaica.

NCBCM has announced its intention to acquire AIC Finance Limited, a licensed financial institution in Trinidad and Tobago providing stock brokerage, trade finance, merchant banking, deposit, fixed income securities and foreign exchange services. This acquisition will provide us with entry into this market and an opportunity to further diversify our revenues. The transaction is pending regulatory approval in both Trinidad and Tobago and Jamaica. AIC Finance Limited is an indirect subsidiary of AIC (Barbados) Limited, which is controlled by our chairman and controlling shareholder. The proposed acquisition price is approximately TT$15 million (US$2.3 million), subject to adjustment based on AIC Finance Limited’s final audited financial statements. We commissioned an independent valuation which valued AIC Finance Limited in excess of the proposed acquisition price. The transaction was approved for the Bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors.

Operating environment

Substantially all of our operations are conducted in Jamaica. The operations of our subsidiaries located outside Jamaica accounted for less than 5% of our operating income, net profit and assets for fiscal year 2012. As a result, our results of operations and financial condition are strongly affected by the performance of the Jamaican economy. Jamaica is the fifth largest country in the Caribbean, based on real GDP of J$731,854 million for the 12 months ended June 30, 2012 and the fifth largest country in the Caribbean based on population of approximately 2.7 million people at July 2012.

The Jamaican financial system increasingly interacts with the global financial markets. At September 30, 2012, there were 13 supervised deposit-taking institutions, consisting of seven commercial banks (one of which is a branch of a U.S. bank and three of which are subsidiaries of other non-Jamaican banks), two merchant banks and four building societies (i.e., thrift institutions) in Jamaica. At that date, there were also 50 securities dealers and six life insurance companies. These institutions are regulated by the Bank of Jamaica, which primarily supervises deposit-taking institutions, and the Financial Services Commission, which supervises insurance companies, securities brokers and certain other non-deposit- taking financial institutions. The Ministry of Finance, in conjunction with the Bank of Jamaica and the Financial Services Commission, formulates policy concerning specified aspects of financial institution operations. The Bank of Jamaica, together with the Ministry of Finance, is responsible for the execution of monetary policy and regulation of the Jamaican economy. Companies whose shares are publicly traded, including our company, are also subject to regulation by the JSE.

Effects of the global economic and financial crisis

The global economic and financial crisis and its aftermath significantly affected the world economy, in particular during the period 2008 to 2009. It led to recessions and increased unemployment in the world’s leading economies, a reduction in investments on a global scale, a sharp decline in credit availability and liquidity and increased volatility in financial and commodities markets, including periods of sharp decline in certain markets. A number of major financial institutions, including some of the largest global commercial banks, investment banks, mortgage lenders, mortgage guarantors and insurance companies, experienced significant difficulties. Numerous institutions sought additional capital. Central banks around the world coordinated efforts to increase liquidity in the financial markets by taking measures such as increasing the amounts they lend directly to financial institutions, lowering interest rates and significantly increasing temporary reciprocal currency arrangements. In an attempt to prevent the failure of global and local financial systems, certain governments intervened on an unprecedented scale including, among other measures, taking equity stakes in financial institutions, announcing programs to guarantee certain debt of financial institutions, increasing consumer deposit guarantees and brokering the acquisitions of certain struggling financial institutions.

The global economic and financial crisis has affected the Jamaican economy and us principally as follows:

•

Liquidity risk:    During the global economic and financial crisis, correspondent banks aggressively reduced their exposures to emerging markets, which led to a tightening of liquidity in the Jamaican financial market. The Bank of Jamaica intervened by providing a temporary lending window to supply U.S. dollar liquidity to Jamaican financial institutions facing margin calls from external creditors. We did not need to access this facility because we anticipated what the impact of the global economic and financial crisis would be on us and took a number of measures to increase our liquidity position, such as increasing our exposure to U.S. dollars and reducing our exposure to local counterparties. We were able to immediately repay any lines of credit that were called while maintaining strong liquidity and our overall balance sheet position.

•

Credit risk:    Industries that were major contributors to Jamaican GDP and those that generated significant foreign currency inflows, such as wholesale and retail trade, government services, transport, storage and communication, finance and insurance services, real estate renting, bauxite and other mining, manufacturing and construction were particularly affected by the global economic downturn and, on average, represented increased credit risks. As a consequence of the global economic and financial crisis, our non-performing loans, which are loans as to which there have been no payments of principal or interest for 90 days or more, increased to 7.1% of gross loans at September 30, 2012 from 2.6% of gross loans at September 30, 2007.

•

Price risk:    Investors’ flight to quality emanating from the global economic and financial crisis led to a drop in the prices of Jamaican government debt securities, resulting in unrealized fair value losses in our investment portfolio of approximately J$3,080 million at September 30, 2008, as substantially all of our debt portfolio consists of Jamaican government debt securities. Subsequent to the JDX, the aggregate value of our investment portfolio increased substantially and we had unrealized gain on available-for-sale investments of approximately J$4,585 million at September 30, 2011. Most recently, at September 30, 2012, we had unrealized losses on available-for-sale investments of approximately J$838 million primarily as a result of declines in the aggregate value of our investment portfolio.

In response to the reduction in market activity following from the global economic and financial crisis and the consequent impact on the market value of securities, in November 2008, the International Accounting Standards Board issued an amendment to IAS 39—Financial Instruments: Recognition and Measurement. This amendment allowed companies to recognize the impact of the disappearance of an active market on the fair value of previously marketable securities. If the market for previously marketable securities was deemed to have become inactive, companies were allowed to transfer the affected securities from the available-for-sale investment category to the loans and receivables category and be carried at amortized cost. The fair value of the previously marketable securities at the date of transfer was deemed to be their amortized cost. We adopted this amendment to IAS 39 effective October 1, 2008 which resulted in the transfer of investment securities valued at J$56,885 million from available-for-sale investment securities to loans and receivables.

•

Counterparty risk:    NCB Capital Markets Limited recognized an aggregate impairment loss on securities of J$1,230 million during 2008 arising from a transaction with affiliates of Lehman Brothers, which we refer to collectively as “Lehman.” In 2007, NCB Capital Markets Limited entered into a master repurchase arrangement with Lehman. Pursuant to these arrangements, NCB Capital Markets Limited had pledged collateral in the form of Jamaican government bonds in excess of its total obligations to Lehman at September 15, 2008, the date of the Lehman Brothers bankruptcy, and the value of this excess collateral was recognized as impaired.

During fiscal year 2009, NCB Capital Markets Limited issued zero coupon notes to customers of NCB Capital Markets Limited in exchange for principal protected notes held by our customers that had been issued by Lehman and acquired by those customers in transactions in which NCB Capital Markets Limited acted as a broker. The zero coupon notes issued by NCB Capital Markets Limited had the same maturity as the Lehman principal protected notes. At the time of the exchange, the Lehman principal protected notes had a market value of approximately US$0.20 and the difference between the fair value of the zero coupon notes and the market value of the Lehman principal protected notes was J$154 million, which was booked as a trading loss. During fiscal year 2010, additional Lehman principal protected notes were similarly exchanged and the difference between the fair value of the zero coupon notes; the market value of the Lehman principal protected notes at the time of that exchange was J$82 million, which was also booked as a trading loss.

Current Jamaican economic environment

The Jamaican economy has, in recent years, been affected by, among other factors, the global economic and financial crisis and its aftermath, a high ratio of public debt to GDP, low tax revenues, natural disasters, and crime and civil unrest in the country. Jamaica’s real GDP was J$731,854 million for the 12 months ended June 30, 2012 (US$8,165 million) compared to J$729,174 million for the 12 months ended June 30, 2011. Real GDP declined by 0.2% for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011 and by 0.1% for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011. Jamaica recorded year-over-year growth in GDP of 0.4% for the year ended June 30, 2011 compared to the year ended June 30, 2010, representing the first year in which there had been an increase as compared to the previous year since the year ended March 31, 2008.

The macroeconomic environment has weakened during 2012 as reflected in GDP performance for the first and second quarters of the 2012 calendar year, an unemployment rate of 12.8% for July 2012, and NIR, which fell to US$1,078 million as of November 30, 2012 from US$1,962 million as of November 30, 2011. The latest NIR update as of November 30, 2012 represented approximately 12.9 weeks of goods and services imports. The Jamaican dollar has depreciated swiftly against the U.S. dollar; the exchange rate decreased by 5.8% for November 2012 compared to November 2011. These unfolding events have increased market uncertainty and have raised further questions about default risks.

The fragile recovery in 2011 coupled with 2012 performance to-date has resulted in the lowering of future fiscal projections by the IMF. The IMF estimates that Jamaica’s real GDP will grow at 1.3% by the year ending March 31, 2016, which reflects a reduction by approximately one-half of IMF forecasts issued in 2010. For the quarter ending December 31, 2012, the Bank of Jamaica is forecasting a contraction in real GDP in the range of 0.7% to 1.7%. The negative outlook is influenced by the preliminary estimate of the damage caused by the recent passage of Hurricane Sandy, with the agriculture and tourism sectors projected to be severely impacted as a result of the hurricane.

The primary surplus is estimated at 3.1% of current GDP for the government’s fiscal year ended March 31, 2012, reflecting lower tax revenues associated with cuts in fuel taxes, weak tax administration, and widespread use of tax incentives and waivers. Recurrent expenditures have remained flat, with a higher wage bill offset by lower capital expenditure. As a result, the fiscal deficit was 6.4% of current GDP for the government’s fiscal year ended March 31, 2012. The ratio of government debt to GDP has remained high, at about 130% while gross financing requirements rose, as the effects of the 2010 Jamaica Debt Exchange, or “JDX,” have now diminished. The outlook is for low growth, as well as weaker fiscal and debt positions, in the absence of strong fiscal and structural reforms. In this context, real GDP growth is expected to remain at around 1% a year, the fiscal deficit is expected to increase to approximately 9%, and debt is expected to exceed 150% of GDP over the medium term. However, the IMF expects ongoing improvements to Jamaica’s regulatory and supervisory frameworks and the existing crisis management framework to contain financial sector risks. There are downside risks to this outlook arising from uncertainties about the pace of the global recovery and world commodity prices, as well as the possibility of natural disasters.

In 2010, Jamaica’s macroeconomic environment was affected by consummation of the JDX which was designed to alleviate the debt service burden on the Jamaican government and foster a lower interest rate environment. Under the JDX, the Jamaican government exchanged approximately J$695.6 billion (US$7,985 million) of domestic debt for an equivalent principal amount of debt securities with lower interest rates and longer maturities. The Jamaican government was required to effect the JDX and take other actions, including adopting a tax policy package yielding approximately 2% of GDP, as a condition to the signing of a 27-month Stand-By Arrangement with the IMF in February 2010. The Stand-By Arrangement outlined a medium-term reform program aimed at enhancing fiscal and debt sustainability and enabled access by the Jamaican government to funding from multilateral financial institutions. Consummation of the JDX coupled with the signing of the Stand-By Arrangement with the IMF resulted in a notable turnaround in the domestic economy. Increased U.S. dollar liquidity and growing investor confidence resulted in positive movements in GDP and net international reserve and stability in the foreign exchange rates over the 12 months ended September 30, 2011.

The Stand-By Arrangement was suspended as a result of, among other matters, delays in the implementation of agreed upon measures and subsequently expired. The government initiated formal talks with the IMF in January 2012 with a view towards entering into a new agreement. After meeting with key government officials, IMF representatives stated that the implementation of improved fiscal policies, a reduction in debt and unemployment levels, and policies geared towards sustainable growth would be among the objectives of any new program. Discussions between the government and the IMF are ongoing over an economic program that could be supported under an IMF financing arrangement. The Jamaican government and the IMF have so far agreed in principle as to the need for a medium-term economic program with the following elements: promotion of a growth-oriented environment aimed at improving productivity and competitiveness while raising efficiency; strong macroeconomic policies, reflected in significantly higher primary fiscal surpluses, a narrower current account deficit, fiscal and financial reforms, and strong financial sector regulation and supervision; and initiatives to foster social cohesion, including through well-targeted health care and education spending and a more effective social safety net.

Jamaica’s long-term foreign currency credit ratings were downgraded by S&P, Moody’s and Fitch between August 2009 and January 2010 to selective default categories CCC, Caa 1 and CCC, respectively, but were subsequently upgraded in the first quarter of 2010 following the JDX. Jamaica’s current long-term foreign currency credit ratings by the respective agencies are as follows: B- by S&P; B3 by Moody’s; and B- by Fitch and reflect improved credit ratings for the Jamaican government subsequent to the JDX. If the long-term impact of the JDX and other measures required to be implemented by the Jamaican government under the Stand-By Arrangement are not effective in alleviating Jamaica’s debt service difficulties or are not successfully implemented, those difficulties could recur and have a material adverse effect on the economic activity of the country and our business, results of operations and financial condition. On October 31, 2011, S&P revised the outlook on Jamaica to negative from stable but affirmed its B-long-term foreign currency credit rating. On November 6, 2012, S&P re-affirmed the negative outlook on Jamaica and the B-long-term foreign currency credit rating. A significant decline in the ratings or value of Jamaican government debt securities, or any inability of the Jamaican government to service these securities, could require us to record impairment losses and to experience increased unrealized losses and, depending on the magnitude of such decline, could cause us to become insolvent. This, in turn, could materially and adversely affect our profitability and capital and, by extension, our ability to comply with capital adequacy requirements. Furthermore, we pledge Jamaican government debt securities as collateral in repurchase transactions, which are one of our principal sources of liquidity, and a significant decline in value of our Jamaican government debt securities portfolio could adversely impact our liquidity. We have not identified any additional sources of liquidity that we would be able to access in the event of a substantial impairment of our Jamaican government debt securities portfolio due to a downgrade of Jamaican government debt securities. Among other things, access to sources of liquidity external to Jamaica would likely be limited or non-existent. The domestic banking market continues to be highly liquid, as evidenced by prudential liquidity ratios.

The Jamaican debt exchange and its impact on our business

In February 2010, pursuant to the JDX, Jamaican resident holders of certain Jamaican government debt securities were encouraged to exchange those debt securities for new Jamaican government debt securities with longer maturities. The new debt securities offered in the JDX consisted of 24 instruments with a variety of interest rate and currency payment terms and included fixed and variable rate instruments denominated in Jamaican dollars, CPI-indexed instruments denominated in Jamaican dollars and fixed rate instruments denominated in U.S. dollars. While all the prior debt securities were callable by the Jamaica government, the new fixed rate debt securities and certain of the new variable rate debt securities were non-callable. Eligible investors were able to elect to receive new debt securities based on the type and maturity profile of the prior debt securities and corresponding election options made available in the exchange. The election options only allowed investors to choose new debt securities of longer tenor and bearing lower interest rates. Eligible investors who made offers to the Jamaican government to exchange prior debt securities received an equivalent principal amount (par-for-par value) of new debt securities and the payment in cash of accrued interest to February 24, 2010 (the effective date of the exchange), net of applicable withholding taxes, on the tendered debt securities.

Three-month and six-month Jamaican treasury bill yields had respective declines of 362 and 388 basis points between March 2010 and June 2011 to 6.56% and 6.61%. The yield on Bank of Jamaica 30-day Certificate of Deposits was also reduced by 325 basis points to 6.75% at June 30, 2011 compared to March 31, 2010. Jamaican market interest rates are expected to remain at single digits in the medium term as the Jamaican government lowers the servicing costs of domestic borrowings.

The impact of the JDX on the yield curve for Jamaican dollar-denominated debt instruments is illustrated by the following data:

Year ended	Low	High	Average	Period-end

December 31, 2008	15.8%	29.0%	17.8%	19.0%
December 31, 2009	18.3%	29.2%	22.5%	18.4%
2010 (through February 25)	12.7%	18.2%	14.6%	12.8%
2010 (subsequent to February 25)	11.2%	12.8%	12.3%	11.2%
December 31, 2011	8.3%	11.2%	9.8%	8.5%

Source:	Bloomberg (Jamaica Sovereign Yield Curve – 15 Year)

Our participation in the JDX affected the composition of our investment portfolio. The table below summarizes the impact on interest rates and maturities of the instruments that were exchanged.

	Pre-JDX	Post-JDX

Jamaican dollar-denominated instruments:

Total face value exchanged: J$77,618,419,226
Weighted average coupon rate	18.15%	11.99%
Weighted average tenor to maturity	4.33 years	7.68 years

U.S. dollar-denominated instruments:

Total face value exchanged (including J$-denominated instruments indexed to US$): US$92,081,700
Weighted average coupon rate	8.64%	7.01%
Weighted average tenor to maturity	1.29 years	4.37 years

We took several measures in an effort to counter the effect of the JDX on us. We reduced the rates paid on our customer deposits, repurchase agreements and bancassurance contracts. We also reduced staff costs over the short- to medium-term through a reduction in headcount. Based on a review of our organizational structure and the implementation of certain changes intended to improve efficiency and resource utilization, we eliminated a number of positions that were considered to be redundant. Despite increases of 9% and 10% in staff salaries effective October 1, 2010 under our two collective bargaining agreements, total wages and salaries paid to staff members, which excludes costs associated with the headcount reduction, increased by 4.3%, or J$384 million, for fiscal year 2011 when compared with fiscal year 2010.

The following table shows the interest rates paid on our major customer liabilities for the periods presented. See “Selected statistical information” for additional information.

	For fiscal year ended September 30,
(Average rates)	2011	2010	2009

Customer deposits	1.72%	3.05%	4.35%
Repurchase agreements	5.03%	6.99%	10.16%
Liabilities under annuity and insurance contracts	5.05%	7.96%	12.07%

Principal macroeconomic factors affecting our financial condition and results of operations

As a Jamaican bank, we are strongly affected by the general economic environment in Jamaica. The following table presents additional key data of the Jamaican economy for the periods indicated.

	Year ended March 31,
	2012	2011	2010	2009	2008

GDP (J$ in millions)	732,197	725,837	731,032	753,033	766,914
Real GDP growth	0.88%	(0.71%)	(2.92%)	(1.81%)	0.82%
GDP per capita	270,163	267,906	270,172	279,025	284,844
Debt to GDP ratio	131.58%	134.01%	131.34%	118.33%	109.68%
Inflation	7.3%	7.9%	13.3%	12.4%	19.9%
Unemployment rate (1)	13.4%	12.9%	12.4%	11.3%	10.3%
Increase/(decrease) in J$ value against the US$	1.8%	4.1%	(1.0)%	(24.6)%	(4.8)%
Fiscal surplus (deficit) (J$ in millions)	(80,972)	(74,210)	(121,265)	(75,322)	(42,244)
Net international reserves (US$ in millions)	1,777	2,553	1,752	1,629	2,083
Population	2,710,200	2,709,300	2,705,800	2,698,800	2,692,400
Total debt (J$ in millions)	1,662,274	1,570,368	1,434,756	1,200,322	1,000,676
GDP at current prices (J$ in millions)	1,263,310	1,193,037	1,106,389	1,023,768	913,687
Jamaican government revenues (J$ in millions)	322,150	314,558	300,193	276,200	252,036
Jamaican government spending (J$ in millions)	403,122	388,768	421,459	351,521	294,280
Primary surplus (J$ in millions)	39,663	53,124	67,450	49,984	59,480
Jamaican government revenues as a percentage of GDP	25.5%	26.4%	27.1%	27.0%	27.6%
Jamaican government spending as a percentage of GDP	31.9%	32.6%	38.1%	34.3%	32.2%
Primary surplus as a percentage of GDP	3.1%	4.5%	6.1%	4.9%	6.5%

Sources:	The Planning Institute of Jamaica’s Economic and Social Survey of Jamaica; Bank of Jamaica; Ministry of Finance; Statistical Institute of Jamaica and IMF World Economic Database.

(1)	Represents the average unemployment rate for calendar years shown, except that 2012 data is provided at July 31, 2012, the most recent date for which unemployment data are available.

Real GDP

Jamaica’s GDP increased each calendar year from 2000 through 2007, and then declined 0.8% in 2008, 3.5% in 2009 and 1.5% in 2010, primarily due to the global economic and financial markets crisis. According to the Statistical Institute of Jamaica, GDP expanded at a rate of 1.3% for 2011.

Jamaica’s real GDP was J$731,854 million for the twelve months ended June 30, 2012 compared to J$729,174 million for the twelve months ended June 30, 2011, representing growth of 0.4% for the period. In 2012, economic activity remained weak as real GDP declined by 0.2% for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011, which was preceded by a decline of 0.1% for the quarter ended March 31, 2012 compared to the quarter ended March 31, 2011. The IMF predicts that Jamaica will grow at 1.3% for the year ending March 31, 2016, which reflects a reduction of IMF forecasts issued in 2010 by roughly half. For the

December 2012 quarter, the Bank of Jamaica is forecasting a contraction in real GDP in the range of 0.7% to 1.7%. The negative outlook is influenced by the preliminary estimate of the damage caused by the recent passage of Hurricane Sandy, with the agriculture and tourism sectors projected to be severely impacted as a result of the hurricane.

The growth of the economy has historically impacted our results of operations, primarily through increased commercial activity and corporate investment which, in turn, has led to increased lending activity and net interest income and increased transaction volume which, in turn, has generated greater fee and commission income. Although the correlation has not been direct during the past several years, we continue to use GDP measures to assess which sectors of the economy are growing and which are declining, and to establish targets for our business.

Foreign exchange policy

An extended decline in the NIR could weaken investor confidence and raise the risk of greater exchange rate volatility, which could worsen the already high levels of debt. The Jamaican dollar depreciated by J$3.60, or 4.2%, to J$89.72 per U.S. dollar over the year ended September 30, 2012. The Bank of Jamaica has been involved in intermittent intervention in an attempt to stabilize the exchange rate.

Changes in the Jamaican dollar/U.S. dollar exchange rate impact the value of our average corporate loan portfolio, which consists predominantly of U.S. dollar-denominated loans, as well as the amount of interest income attributable to those loans.

Loans and deposits

At September 30, 2012, total loans issued by Jamaican commercial banks increased by 17.7%, as compared to total loans at September 30, 2011. This is contrasted to an increase of 0.6% in total loans by Jamaican commercial banks at September 30, 2010 as compared to September 30, 2009. Loans outstanding to the private sector continued to dominate the commercial bank loan portfolios, accounting for 91.4% at September 30, 2012, compared to 90.2% at September 30, 2011.

At September 30, 2012, total commercial bank deposits (net of items in the process of collection) increased by 7.1% compared to September 30, 2011. This follows an increase of 3.9% in total commercial bank deposits (net of items in the process of collection) at September 30, 2011 as compared to September 30, 2010, as well as average growth of 7.7% for the last five years as indicated in the table below. This acceleration largely reflected improved growth in private sector deposits to 7.2% at September 30, 2012 compared to September 30, 2011, contrasted against a contraction of 0.4% at September 30, 2011 compared to September 30, 2010. The accelerated rate of growth in private sector deposits was driven by a 20%, or J$16 billion, increase in deposits held by business firms.

The following table shows year-over-year changes in total loans and deposits of commercial banks from 2008 to 2011.

	At September 30,
	2012	2011	2010		2009	2008

Total loans	17.7%	0.6%	(2.0%	)	10.3%	26.8%
Total deposits	7.1%	3.9%	6.0%		7.3%	6.4%

Source:	Bank of Jamaica

Inflation

Inflation for the 12 months ended September 30, 2012 was 6.7%, compared to 8.0% for the 12 months ended September 30, 2011. The downward trend in inflation has been persistent despite rising fuel prices and its effect on the prices of other goods, which may be attributable to lower consumer demand in addition to the appreciation of the Jamaican dollar. The IMF estimates that the inflation rate will average 5.5% per year over calendar years 2012 to 2014.

The following table shows the year-over-year inflation based on the Jamaican consumer price index, or “CPI,” from September 30, 2008 to September 30, 2012.

	Twelve months ended September 30,
	2012	2011	2010	2009	2008

Inflation	6.7%	8.0%	11.3%	7.2%	25.3%

Source:	Statistical Institute of Jamaica

Rising inflation results in the building up of inflation adjustment expectations during periods of wage negotiations and directly impacts other operating expenses. Inflation also affects our business planning, making budgeting more difficult due to the cost uncertainties it creates. Inflation also erodes the value of our depositors’ savings as well as our lending portfolio, negatively impacting our ability to manage associated risks.

Capital adequacy and reserve requirements

The following is a summary of key terms relating to current capital adequacy and reserve requirements for commercial banks under Bank of Jamaica regulations:

•

Risk-weighted assets are measured by means of a hierarchy of risk weights classified according to the nature of and reflecting an estimate of credit, market and other risks associated with each asset and counterparty, taking into account any eligible collateral or guarantees. The relative weights are determined by the Bank of Jamaica. A similar treatment is adopted for off-balance sheet exposure, with some adjustments to reflect the more contingent nature of potential losses.

•

Tier 1 capital is the sum of paid-up ordinary and non-redeemable, non-cumulative preference shares, paid-up share premium in respect of such shares, capital raised by the issuance of shares to a government agency or company wholly owned by the government for the purpose of providing financial assistance for the purpose of restructuring, the amount of the statutory banking reserve fund and the amount of the retained earnings reserve fund, less current losses, accumulated losses from previous years, net loss positions arising from fair value accounting and intangible assets. However, retained earnings are not included in regulatory capital unless transferred to a non-distributable reserve. Tier 1 capital must constitute no less than 50% of qualifying capital.

•

Tier 2 capital is the sum of paid up non-redeemable, cumulative preference shares, paid up term preference shares with a term of five or more years, paid up share premium on paid up non-redeemable cumulative preference shares, paid up share premium on paid up term preference shares with a term of five or more years and subordinated debt issued to a government agency or company wholly owned by the government for the purpose of providing financial assistance for the purpose of restructuring and general provisions for losses on assets with some restrictions.

•

Qualifying capital comprises three components: Tier 1 capital; Tier 2 capital; and prescribed deductions. Prescribed deductions include investments in unconsolidated subsidiaries, substantial investments in any other unconsolidated entities and the proportionate share of accumulated losses of any unconsolidated subsidiary or other unconsolidated entity in which there is a substantial investment.

•

Regulatory capital is the total qualifying capital that the Bank is required to maintain to achieve the minimum capital adequacy ratio (i.e., qualifying capital divided by risk-weighted assets) of 12.5%.

The capital adequacy regulations established for deposit-taking institutions in Jamaica are based on the Basel I Capital Adequacy framework and, in certain respects, are more stringent than those requirements, particularly as they relate to the definition of qualifying capital. The Jamaican capital adequacy regulations were recently amended to provide for the phased-in implementation of a 100% risk weight to be applied to Jamaican government foreign exchange exposures in line with Basel I. The risk weight was slated to be increased over eight quarters commencing on June 30, 2010 in increments of 12.5% per quarter. However, for the quarter ended March 31, 2011, the Financial Services Commission suspended the application of the increase in the risk weight each quarter for securities dealers and insurance companies, and, for the quarter ended June 30, 2011, the Bank of Jamaica also suspended this increase for deposit-taking institutions. At March 31, 2012, the risk weight was 87.5%, and the 100% risk weight was achieved in June 2012.

The Bank of Jamaica is expected to begin phasing in the Basel III Capital Adequacy framework in the near future, effectively implementing Basel II and Basel III in a single implementation plan. Basel III proposes new capital, leverage and liquidity standards to strengthen the regulation, supervision and risk management of the banking sector. The capital standards and new capital buffers will require banks to hold more and higher-quality capital than under Basel II rules. Because the existing Bank of Jamaica capital adequacy regulations require a higher capital adequacy ratio than Basel III, we do not expect that the adoption of Basel III will adversely impact us if implemented, although we cannot assure you that the Bank of Jamaica would not continue its approach of imposing more stringent requirements than are specified in the accord.

Bank of Jamaica regulations require banks to maintain a risk-weighted capital adequacy ratio of 10%, which is more conservative than Basel framework requirements. However, the Bank of Jamaica currently requires the Bank to maintain a risk-weighted capital adequacy ratio of 12.5% due to, among other factors, our status as a systemically important financial institution in Jamaica. Prior to March 31, 2012, the Bank of Jamaica required the Bank to maintain a risk-weighted capital adequacy ratio of 15%. For purposes of determining the risk-weighted capital adequacy ratio, mark-to-market losses are subtracted in determining qualifying capital but mark-to-market gains are not taken into account. The Bank of Jamaica has the discretion to vary the minimum standards for specific licensees. The Bank’s risk-weighted capital adequacy ratio was 12.96% at September 30, 2012. The Bank’s total qualifying capital at September 30, 2012 was J$21,809 million. Tier 2 capital was J$978 million at September 30, 2012.

The Bank’s Tier 1 capital will increase as a result of the completion of the offering by us of ordinary shares in the form of ADSs. The Bank’s risk weighted capital adequacy ratio would have increased from 12.96% to         on a pro forma basis at September 30, 2012, whether or not the underwriters exercised their over-allotment option. This ratio will be significantly in excess of the 8% minimum ratio prescribed by Basel I and the 12.5% minimum required by the Bank of Jamaica.

The following table shows certain additional financial ratios of the Bank at September 30, 2012 and the applicable minimum standards under Bank of Jamaica regulations (these additional financial ratios do not derive from Basel framework requirements):

	Minimum required by Bank of Jamaica regulations	The Bank at September 30, 2012

Jamaican dollar cash reserve	12% of specified Jamaican dollar-denominated deposits	12.00% of Jamaican dollar-denominated deposits
Jamaican dollar liquid asset reserve	26% of specified Jamaican dollar-denominated deposits	29.01% of Jamaican dollar-denominated deposits
Foreign currency cash reserve	9% of specified foreign currency-denominated deposits	9.00% for each of U.S. dollars, British pounds sterling and Canadian dollars
Foreign currency liquid asset reserve	23% specified foreign currency-denominated deposits	30.55% for U.S. dollars; 55.62% for British pounds sterling; and 97.14% for Canadian dollars

Significant accounting policies and critical accounting estimates

Our consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. Our significant accounting policies and critical accounting estimates are summarized in notes 2 and 3 to our audited consolidated financial statements included in this prospectus.

Significant accounting policies

Our significant accounting policies include the following:

Revenue recognition

Interest income and expense

Interest income and expense are recognized in the income statement for all interest-bearing instruments on an accrual basis using the effective interest method based on the actual purchase price. Interest income includes coupons earned on fixed income investments and accrued discount on treasury bills and other discounted instruments.

The effective interest method is a method of calculating the amortized cost of a financial asset or a financial liability and of allocating the interest income or interest expenses over the relevant period. The effective interest rate is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, the NCB Group estimates cash flows considering the contractual terms of the financial instrument but does not consider future credit losses. The calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

We account for interest income on loans in accordance with Jamaican banking regulations. These regulations stipulate that, where collection of interest is considered doubtful or where the loan is in non-performing status (payment of principal or interest is outstanding for 90 days or more), interest should be taken into account on the cash basis and all previously accrued, but uncollected interest be reversed in the period in which collection is doubtful or the loan becomes non-performing. IFRS require that when loans are impaired, they are written down to their recoverable amounts and interest income is thereafter recognized by applying the original effective interest rate to the recoverable amount. The difference between the regulatory and IFRS bases of interest recognition has been assessed to be immaterial for fiscal years 2011, 2010 and 2009.

Fee and commission income (other than from insurance contracts)

Fee and commission income is generally recognized on an accrual basis when the service has been provided. Fees and commissions arising from negotiating or participating in the negotiation of a transaction for a third party are recognized on completion of the underlying transaction.

Insurance and annuity premium income and fees

The portfolio of insurance contracts consists primarily of single premium contracts and bancassurance contracts (premiums inclusive of investment placements). For these insurance contracts, premium income is accounted for as received. For other insurance contracts which require premiums to be paid monthly or other frequency to remain in force, premium income is recognized on an accrual basis up to a maximum of 60 days outstanding. Thereafter, any premium receivable is written-off and the insurance contract lapses. There are no incremental related expenses recorded on policies which have lapsed due to non-receipt of premiums. We did not have any material premium receivable collection problems in fiscal years 2012 or 2011.

Gross premiums from bancassurance contracts (premiums inclusive of investment placements) are credited initially directly to the life assurance fund in liabilities under annuity and insurance contracts. The amounts required to settle the cost of insurance and fees associated with the policies are transferred from the life assurance fund and to the income statement as premiums and fees, respectively.

Annuity contracts are single premium contracts and premium income is accounted for as received. The premium income must be collected prior to the contract being in force.

When premiums are recognized, the related actuarial liabilities are computed, resulting in benefits and expenses being matched with revenue.

Dividend income

Dividend income is recognized when the right to receive payment is established.

Loans and advances and provision for credit losses

Loans and advances are recognized when cash is advanced to borrowers. Loans and advances are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate method.

Provision for credit losses determined under requirements of IFRS

We continuously monitor loans or groups of loans for indicators of impairment. In the event that indicators are present, the loans or groups of loans are tested for impairment. A provision for credit losses is established if there is objective evidence of impairment. A loan or group of loans is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan, or a “loss event,” and that loss event has reduced the estimated future cash flows of the loan and the amount of the reduction can be reliably estimated. The criteria that we use to determine that there is objective evidence of an impairment loss include:

•	significant financial difficulty of the obligor;

•	default or delinquency in interest or principal payments;

•	having to grant the borrower a concession that would not otherwise be considered due to the borrower’s financial difficulty;

•	the probability that the borrower will enter bankruptcy or other financial reorganization; or

•

observable data indicating that there is a measurable decrease in the estimated future cash flows from the loan portfolio since the initial recognition of the loans, although the decrease cannot yet be identified with the individual loan in the portfolio, including:

•	adverse changes in the payment status of borrowers in the portfolio; and

•	national or local economic conditions that correlate with defaults on the loan portfolio.

We first assess whether objective evidence of impairment exists individually for loans that are individually significant, and individually or collectively for loans that are not individually significant. If we determine that no objective evidence of impairment exists for an individually assessed loan, whether significant or not, we include the loan in a group of loans with similar credit risk characteristics and collectively assesses them for impairment. Loans that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.

The amount of the loss is measured as the difference between the carrying amount of the loan and the present value of estimated future cash flows, including amounts recoverable from guarantees and collateral, discounted at the original effective interest rate of the loan. For accounting purposes, the carrying amount of the loan is reduced through the use of a provision for credit losses account and the amount of the loss is recognized in the income statement. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

For the purposes of a collective evaluation of impairment, loans are grouped on the basis of similar credit risk characteristics (that is, on the basis of our grading process that considers loan type, industry, collateral type and past-due status). Those characteristics are relevant to the estimation of future cash flows for groups of such loans by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the loans being evaluated.

Future cash flows in a group of loans that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the loans in the group. Losses over the preceding 12 months are used as a baseline to determine historical loss experience for loans with credit risk characteristics similar to those in the group. This historical loss experience is then adjusted, if necessary, to reflect broader economic trends over the most recent 24-month period with a 36-month look back period used on the highest risk portfolios. Finally, applicable adjustments are made on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not currently exist.

Estimates of changes in future cash flows for groups of loans should reflect and be directionally consistent with changes in related observable data and our assessment of changes in the economy from period to period (for example, changes in unemployment levels, property and motor vehicle prices, or other factors indicative of changes in the probability of losses in the group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly by us to reduce any differences between loss estimates and actual loss experience.

When a loan is deemed uncollectible, it is written off against the related provision for credit losses. Such loans are written off after all the necessary procedures have been completed and the amount of the loss has been determined.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the provision for credit losses. The amount of the reversal is recognized in the income statement.

Provision for credit losses determined under Bank of Jamaica regulatory requirements

The effect of the provision for credit losses determined under the Bank of Jamaica regulatory requirements is to reserve capital. No amounts are booked to the income statement in respect of regulatory provisions. Provisions calculated based on regulatory requirements that exceed the amounts required under IFRS are transferred from retained earnings to a non-distributable loan loss reserve in shareholders’ equity.

The provision for credit losses determined under the Bank of Jamaica regulatory requirements consist of a “specific” provision a “special” provision, and a “general” provision. The specific and special provisions are determined based on each specific loan for which problems have been identified. The general provision is considered to be prudential in nature and is established to absorb portfolio losses.

The specific provision is established for the estimated net loss for all non-performing loans and performing loans that meet specified criteria. A loan is considered to be non-performing where a principal or interest payment is contractually 90 days or more in arrears. At the time of classification as non-performing, any interest that is contractually due but in arrears is reversed from the income statement and interest is thereafter recognized in the income statement on the cash basis only. The estimated net loss is defined as the net exposure remaining after deducting the estimated net realizable value of the collateral (as defined by and determined by the regulations) from the outstanding principal balance of the loan. The regulations quantify the specific provision at ranges from 20% to 100% of the estimated net loss of each non-performing loan depending on the length of time the loan has been in arrears. In addition, where a non-performing loan is fully secured but the collateral is unrealized for a period of 12 months, a provision of 50% of the amounts outstanding should be made. Where the collateral is unrealized for a further six months (with limited exceptions which allow for up to a further 15 months) a full provision is made. The regulations further require that the specific provision for each loan should not be less than 1% of the amounts outstanding.

In respect of loans that are considered sub-standard for reasons other than being non-performing, a special provision is established for the greater of 1% of the amounts outstanding and 20% of the estimated net loss.

A general provision is established for all loans (other than loans for which specific provisions were established) at 1% of the amounts outstanding.

Income taxes

Taxation expense in the income statement comprises current and deferred income tax charges.

Current income tax charges are based on taxable profits for the year, which differ from the profit before tax reported because it excludes items that are taxable or deductible in other years, and items that are never taxable or deductible. Our liability for current tax is calculated at tax rates that have been enacted at the date of the statement of financial position.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax.

Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is charged or credited in the income statement, except where it relates to items charged or credited to other comprehensive income, in which case, deferred tax is also dealt with in other comprehensive income.

Investment securities

Investment securities are classified into the following categories:

•	“investment securities at fair value through profit or loss”;
•	“available-for-sale securities”; and
•	“loans and receivables.”

Management determines the classification of its investment securities at initial recognition and re-evaluates this designation at every reporting date.

Investment securities at fair value through profit or loss are those which were either acquired for generating a profit from short-term fluctuations in price or dealer’s margin, or are securities included in a portfolio in which a pattern of short-term profit-taking exists. They are initially recognized at fair value and transaction costs are expensed in the income statement. They are subsequently carried at fair value. Interest income on investment securities at fair value through profit or loss is recognized in interest income. All other realized and unrealized gains and losses are included in gain on foreign currency and investment activities.

Available-for-sale securities are those intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, foreign exchange rates or market prices. They are initially recognized at fair value (including transaction costs), and subsequently remeasured at fair value. Unrealized gains and losses arising from changes in fair value of available-for-sale securities are recognized in other comprehensive income. When the securities are disposed of or impaired, the related accumulated unrealized gains or losses included in other comprehensive income are transferred to the income statement.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market other than (1) those financial assets that the NCB Group intends to sell immediately or in the short-term, which shall be classified as held for trading, and (2) those financial assets that the entity upon initial recognition, designates as fair value through profit or loss or that it has designated as available-for-sale.

The fair values of quoted investments in active markets are based on current bid prices. If there is no active market for a financial asset, we establish fair value using valuation techniques. These include the use of recent arm’s length transactions, discounted cash flow analysis and other valuation techniques commonly used by market participants.

Financial assets are assessed at each date of the statement of financial position for objective evidence of impairment. A financial asset is considered impaired if its carrying amount exceeds its estimated recoverable amount. The amount of the impairment loss for assets carried at amortized cost is calculated as the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the original effective interest rate. The recoverable amount of a financial asset carried at fair value is the present value of expected future cash flows discounted at the current market interest rate for a similar financial asset.

In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value below cost is considered an indicator of impairment. Significant or prolonged decline is assessed based on market conditions and other indicators. If any such evidence exists for available-for-sale financial assets, the cumulative loss, measured as the difference between the acquisition cost and the current fair value, less any impairment losses previously recognized in the income statement, is removed from other comprehensive income and recognized in the income statement. Impairment losses recognized on the equity instruments are not reversed through the income statement.

All purchases and sales of investment securities are recognized at settlement date.

Investment securities are derecognized when the contractual rights to receive the cash flows from these assets have ceased to exist or the assets have been transferred and substantially all the risks and rewards of ownership of the assets are also transferred (i.e., if substantially all the risks and rewards have not been transferred, we test control to ensure that continuing involvement on the basis of any retained powers of control does not prevent derecognition).

Insurance and investment contracts—classification, recognition and measurement

We issue contracts that transfer insurance risk or financial risk or both, primarily through bancassurance arrangements. The insurance subsidiary uses the branch network of the Bank to house its insurance agents. In Jamaica, only insurance agents are allowed to sell insurance contracts.

Classification

Insurance contracts are those contracts that transfer significant insurance risk. Such contracts may also transfer financial risk. As a general guideline we define significant insurance risk as the possibility of having to pay benefits on occurrence of insured event that are at least 10% more than the benefits payable if the insured event did not occur.

Investment contracts are those contracts that transfer financial risk with no significant insurance risk.

Recognition and measurement

Insurance contracts

These contracts insure human life events (for example death or permanent disability) over a long duration. The accounting treatment differs according to whether the contract bears investment options or not. Under contracts that do not bear investment options, premiums are recognized as income when they become payable by the contract holder and benefits are recorded as an expense, net of reinsurance, when they are incurred.

Under contracts that bear an investment option, insurance premiums received are initially recognized directly as liabilities. These liabilities are increased by credited interest and are decreased by policy administration fees, mortality and surrender charges and any withdrawals; the resulting liability is called the life assurance fund. Income consists of fees deducted for mortality, policy administration and surrenders. Interest credited to the account balances and benefit claims in excess of the account balances incurred in the period are recorded as expenses in the income statement.

Insurance contract liabilities are determined by an independent actuary using the “policy premium method” of valuation as discussed in note 4 to our audited consolidated financial statements. These liabilities are, on valuation, adjusted through the income statement to reflect the valuation determined under the policy premium method.

We enter into contracts with reinsurers under which we are compensated for losses on contracts issued by us and which meet the classification requirements for insurance contracts. The benefits to which we are entitled under our reinsurance contracts held are recognized as reinsurance assets.

Investment contracts

Under these contracts, insurance premiums are recognized directly as liabilities. These liabilities are increased by credited interest and are decreased by policy administration fees, mortality and surrenders. These liabilities are called the contract holders’ account balances. Income consists of fees deducted for mortality, policy administration and surrenders. Interest credited to the account balances and benefit claims in excess of the account balances incurred in the period are recorded as expenses in the income statement.

Benefits and claims payable represent the gross cost of all claims notified but not settled on the date of the statement of financial position. Any reinsurance recoverable is shown as a receivable from the reinsurer.

Critical accounting estimates and judgments in applying accounting policies

Our financial statements and financial result are influenced by accounting policies, assumptions, estimates and management judgment, which necessarily have to be made in the course of preparation of the financial statements.

We make estimates and assumptions that affect the reported amounts of assets and liabilities within the next financial year. All estimates and assumptions required in conformity with IFRS are best estimates undertaken in accordance with the applicable standard.

Estimates and judgments are evaluated on a continuous basis, and are based on past experience and other factors, including expectations with regard to future events. Accounting policies and management’s judgments for certain items are especially critical for our results and financial position due to their materiality.

Income taxes

There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. We recognize liabilities for actual and anticipated tax audit issues based on estimates of whether additional taxes will be due. In determining these estimates, management considers the merit of any audit issues raised, based on their interpretation of the taxation laws, and their knowledge of any precedents established by the taxation authorities. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences could materially impact the current tax and deferred tax provisions in the period in which such determination is made.

Impairment losses on loans and advances

We review our loan portfolio to assess impairment at least on a monthly basis. In determining whether an impairment loss should be recorded in the income statement, we make judgments as to whether there is any observable data indicating that there is a measurable decrease in the estimated future cash flows from loans. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the NCB Group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolio when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

Future benefit payments and premiums from long-term insurance contracts

The determination of the liabilities under long-term insurance contracts represents the liability for future benefits payable by us based on contracts for the life assurance business in force at the date of the statement of financial position using the policy premium method. These liabilities represent the amount which, together with future premiums and investment returns will, in the opinion of the actuary, be sufficient to pay future benefits relating to contracts of insurance in force, as well as meet the expenses incurred in connection with such contracts. The policy premium method of valuation is based on assumptions of mortality, persistency, investment income, renewal expenses and other assumptions considered appropriate to be included in the basis for the determination of the liabilities of the NCB Group under the terms of its policy contracts in force. A margin for risk or uncertainty (adverse deviations) in these assumptions is added to the liability. The assumptions are examined each year in order to determine their validity in light of current best estimates or to reflect emerging trends in the NCB Group’s experience.

Future obligations for post-employment benefits

The cost of these benefits and the present value of the future obligations depend on a number of factors that are determined by actuaries using a number of assumptions. The assumptions used in determining the net periodic cost or income for retirement benefits include the expected long-term rate of return on the relevant plan assets, the discount rate and, in the case of health benefits, the expected rate of increase in health costs. Any changes in these assumptions will impact the net periodic cost or income recorded for retirement benefits and may affect planned funding of the pension plan. The expected return on plan assets assumption is determined on a uniform basis, considering long-term historical returns, asset allocation and future estimates of long-term investment returns. We determine the appropriate discount rate at the end of each year, which represents the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the retirement benefit obligations. In determining the appropriate discount rate, the NCB Group considered interest rate of government bonds that are denominated in the currency in which the benefits will be paid, and have terms to maturity approximating the terms of the related obligations. The expected rate of increase of health costs has been determined by comparing the historical relationship of the actual health cost increases with the rate of inflation. Other key assumptions for the retirement benefits are based on current market conditions.

Results of operations

Results of operations for fiscal year 2012 compared to fiscal year 2011 (restated)

The following table presents our consolidated results of operations for fiscal year 2012 as compared to fiscal year 2011 (restated).

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2012	2011	% Change

	(Restated)

Operating income
Interest income	30,476	30,192	0.9%
Interest expense	(8,692)	(9,041)	(3.9%	)

Net interest income	21,784	21,151	3.0%

Fee and commission income	8,300	7,498	10.7%
Fee and commission expense	(1,186)	(1,079)	9.9%

Net fee and commission income	7,114	6,419	10.8%

Gain on foreign currency and investment activities	3,731	4,035	(7.5%	)
Dividend income	120	12	900.0%
Premium income	1,687	2,922	(42.3%	)
Other operating income	111	133	(16.5%	)

	5,649	7,102	(20.5%	)

Operating income	34,547	34,672	(0.4%	)

Operating expenses
Staff costs	9,756	9,240	5.6%
Provision for credit losses	2,463	769	220.3%
Depreciation and amortization	812	580	40.0%
Impairment losses on securities	468	262	78.6%
Other operating expenses	8,780	8,333	5.4%

Operating expenses	22,279	19,184	16.1%

Operating profit	12,268	15,488	(20.8%	)

Gain on acquisition of associates	—	1,867
Share/dilution of profit of associate	935	235	297.9%

Profit before taxation	13,203	17,590	(24.9%	)
Taxation	(3,157)	(3,705)	(14.8%	)

Net profit	10,046	13,885	(27.6%	)

Overview

Net profit for fiscal year 2012 was J$10,046 million, a 27.6%, or J$3,839 million, decrease from J$13,885 million for fiscal year 2011. The decrease for fiscal year 2012 was mainly due to the following factors:

•	a J$1,867 million, decrease in gain on the acquisition of associates. During fiscal year 2011, we acquired 29.30% of JMMB and held 25.17% of Kingston Properties Limited, and we have accounted for these acquisitions as associated companies. The gain on acquisition of associates represents the excess of our share of the identifiable net assets of these associated companies, as determined from the published interim financial statements of the companies at June 30, 2011, plus the fair value of intangible assets, as determined by an independent, qualified valuator, over the cost of the acquisition;

•

a 220.3%, or J$1,694 million, increase in provision for credit losses, due mainly to the loan losses recorded on loans to a group of borrowers constituting our third largest credit exposure at September 30, 2012, which became non-performing in March 2011 and which were deemed impaired based on valuations received during fiscal year 2012, the most recent of which was dated September 30, 2012;

•

a 42.3%, or J$1,235 million, decrease in premium income, due to a decrease in the volume of annuities sold by NCB Insurance Company Limited during fiscal year 2012, when compared to fiscal year 2011. This decrease in the volume of annuities sold also caused a decrease in policyholders’ and annuitants’ benefits and reserves (which is recorded under other operating expenses), which decreased by 41.0%, or J$1,024 million; and

•

a 25.2%, or J$1,471 million, increase in other operating expenses (excluding policyholders’ and annuitants benefits and reserves), due primarily to the impact of the recently amended asset tax as a part of the Government of Jamaica’s revenue raising program. Increased expenditure associated with licensing fees on new applications, rising electricity costs, and the engagement of consultants to assist with the implementation of initiatives from our 2011-2013 strategic plan.

These decreases were partly offset by the following factors:

•	a 297.9%, or J$700 million, increase in share of profit of associates, primarily as a result of the one time gain recorded by JMMB following its acquisition of the entire share capital of CCFG; and

•

a 10.8%, or J$695 million, increase in net fee and commission income, due mainly to fees earned as a result of increased credit card usage and increases in loan commitment fees associated with the growth in the loan portfolio.

During fiscal year 2012, we recorded a provision for credit losses of J$1,369 million and an impairment loss on securities of J$468 million in connection with loans made to, and corporate bonds issued by, a group of related borrowers constituting our third largest credit exposure at September 30, 2012. The loans were originated together with an unaffiliated syndicate partner in 2006 for a construction project, and were increased by additional advances from our syndicate partner in 2009. The securities were issued in a 2008 offering of Jamaican dollar- and U.S. dollar-denominated corporate bonds arranged by NCB Capital Markets Limited that was contemplated by the terms of the original loan financing. Both the loans and the corporate bonds were secured by the real estate and assets to be constructed.

The borrowers were unable to repay the syndicated loans at initial maturity. Following two extensions of the original maturity date, the facility was classified as non-performing at March 31, 2011 due to non-payment and a full provision was recorded for regulatory reporting purposes. Similarly, the issuers of the Jamaican dollar-denominated corporate bonds were unable to repay those bonds at their original maturity. Following several credit extensions, NCB Capital Markets Limited purchased the Jamaican dollar-denominated corporate bonds held by parties not affiliated with us in satisfaction of a guarantee of such bonds that had been provided by NCB Capital Markets Limited at the time of their issuance (a smaller portion of the corporate bonds held by us had been purchased by NCB (Cayman) Limited upon their initial issuance). The U.S. dollar-denominated corporate bonds are also currently in default, but NCB Capital Markets Limited did not guarantee those bonds and accordingly was not required to make any payment with respect to them. On July 23, 2011, the Bank and the unaffiliated syndicate partner appointed a receiver pursuant to the terms of the loan facility.

Prior to the three months ended March 31, 2012, impairment assessments were performed using available valuations prepared by independent appraisers and the loans and investment securities were deemed unimpaired for financial reporting purposes because there was no evidence to indicate that the value of the collateral was not adequate to cover the amounts outstanding under the loans and investment securities. Accordingly, no losses were reflected in the income statement for those periods. On April 20, 2012, we received the definitive report of an appraiser engaged by the receiver for the construction project that we and our syndicate partner appointed pursuant to the terms of the loan facility. On the basis of the value in the valuation report, which we determined to utilize for financial reporting purposes, we recognized an impairment for the quarter ended March 31, 2012. In performing the impairment assessment for our fiscal year 2012 financial statements, we continued to identify a shortfall between the most recent value of the collateral and the outstanding balances and, as a consequence, loan and impairment losses have been recorded in the income statement for our fiscal year 2012. The valuation utilized was as of September 30, 2012 and was prepared by independent appraisers. The valuation reflected the expectation that there was increased uncertainty in the realization of the expected value from the collateral and resulted in the use of a higher discount rate than was previously applied. The valuation also incorporated the assumption that the collateral would be realized over a longer period than originally estimated. Both factors resulted in a lower collateral value than previously obtained and utilized.

Interest income

Our interest income consists principally of interest from lending activities to private sector customers and interest on debt securities held in our portfolio, substantially all of which are issued or guaranteed by the Jamaican government. Interest income is also earned on credit card receivables, amounts due from other banks and some of our account balances with the Bank of Jamaica. Interest income was J$30,476 million for fiscal year 2012, a 0.9%, or J$284 million, decrease from J$30,192 million for fiscal year 2011.

Interest income earned on loans was J$14,086 million for fiscal year 2012, a 12.1%, or J$1,519 million, increase from J$12,567 million for fiscal year 2011, as a result of an increase in our average loan portfolio over fiscal year 2011. This increase in interest income earned on loans resulted primarily from an increase in our average loan portfolio, which accounted for a J$1,875 million increase in interest income, and a 35 basis point decrease in our average yield on loans, which fell from 14.1% to 13.7% and accounted for a J$310 million decrease in interest income.

Our average loans, net of provision for credit losses, for fiscal year 2012 were J$102,617 million, a 14.9%, or J$13,325 million, increase from J$89,292 million for fiscal year 2011. The principal driver of the increase in average loans was a 34.0% increase in our average Retail & SME loan portfolio due to an increase in consumer loans. This growth in our average Retail & SME loan portfolio was attributable to a strategic initiative to improve sales productivity. The average Corporate Banking loan portfolio decreased by 1.7%, primarily due to the repayment of large corporate loans during fiscal year 2012. Our average credit card loan portfolio increased by 12.2%, due mainly to fewer customers clearing their statement balances on the respective due dates for fiscal year 2012 compared to fiscal year 2011.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2012	2011	% Change

Average loan portfolios
Retail & SME	52,172	38,931	34.0%
Corporate Banking	42,124	42,842	(1.7%	)
Payment Services(1)	7,831	6,979	12.2%

(1)	Represents credit card loan portfolio.

Interest income earned on our investment portfolio was J$16,390 million for fiscal year 2012, a 7.0%, or J$1,235 million, decrease from J$17,625 million for fiscal year 2011 principally due to a decline in interest rates on Jamaican government debt securities in line with reductions on benchmark interest rates, which was partially offset by an increase in the average size of our investment portfolio. The average yield on our investment securities portfolio fell by 89 basis points, from 8.6% for fiscal year 2011 to 7.7% for fiscal year 2012, and this reduction resulted in a J$1,807 million decrease in interest income. Our average investment securities portfolio for fiscal year 2012 was J$210,668 million, a 3.3%, or J$6,754 million, increase from the average investment portfolio for fiscal year 2011, and the increase in the average size of our investment portfolio resulted in a J$581 million increase in interest income.

Average interest-earning assets, which include cash on hand and balances at Bank of Jamaica, balances due from other banks, loans and advances, net of provision for credit losses, and investment securities, increased by 5.5%, or J$18,123 million, for fiscal year 2012 as compared to average interest-earning assets for fiscal year 2011. This increase accounted for a J$2,446 million increase in interest income. This positive effect of the increase in our average interest-earning assets was partially offset by a 47 basis point decrease in the yield earned on our interest-earning assets, from 8.8% for fiscal year 2011 to 8.4% for fiscal year 2012. This decrease accounted for a J$2,035 million decrease in interest income.

Interest expense

Interest expense consists of interest expenses paid on customer deposits, repurchase agreements and other funding sources.

Interest expense was J$8,692 million for fiscal year 2012, a 3.9%, or J$349 million, decrease from J$9,041 million for fiscal year 2011. This decrease was attributable to a reduction in the average cost of our interest-bearing liabilities, which was partially offset by an increase in the amount of those liabilities. The average rate on our interest-bearing liabilities decreased by 27 basis points, from 3.1% for fiscal year 2011 to 2.9% for fiscal year 2012, accounting for a J$313 million decrease in interest expense. This decrease was due primarily to a reduction in interest rates paid on customer liabilities as a result of a lower interest rate environment. The net result of the reductions in the average yields on our interest-earning assets and the average rates on our interest-bearing liabilities was a 20 basis point reduction in our average yield spread, from 5.7% for fiscal year 2011 to 5.5% for fiscal year 2012.

Our average interest-bearing liabilities for fiscal year 2012 increased by 4.6%, or J$12,954 million, as compared to fiscal year 2011. This increase accounted for a J$157 million increase in interest expense. Customer deposits increased by 9.6%, or J$13,774 million, due to growth in our retail customer base and corporate banking deposits. This increase in customer deposits accounted for a J$236 million increase in interest expense.

Net interest income

Due to the above factors, net interest income increased by 3.0%, or J$633 million, to J$21,784 million for fiscal year 2012 from J$21,151 million for fiscal year 2011.

Fee and commission income

Our fee and commission income consists of the following:

•

retail and SME fees, which are fees and commissions earned from branch services, such as service charges on customer account, wire transfer, cash withdrawal, check processing and transactional services, including loan commitment fees, and minimum balance fees;

•	payment services fees, which consist of issuing fees earned on credit cards and commissions earned from merchants as a result of credit and debit card usage at POS machines;

•

corporate banking fees, which are fees and commissions earned from services provided to corporate clients, such as fees for deposit and payroll processing and other services for our corporate banking customers;

•	treasury and correspondent banking fees, such as service charges on customer accounts, wire transfer fees and deposit processing fees;

•	wealth management fees, which consist primarily of commissions earned on stock and bond transactions conducted by our wealth management segment;

•	insurance and pension management fees, which are insurance policy fees, lump sum fees related to our bancassurance products, and fees earned from administering pension funds; and

•	other fees, which include registrar fees.

The following table sets forth fee and commission income for fiscal year 2012 and 2011 by segment.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2012	2011	% Change

Retail and SME fees	2,952	2,524	17.0%
Payment services fees	3,540	3,211	10.2%
Corporate banking fees	481	479	0.4%
Treasury and correspondent banking fees	181	159	13.8%
Wealth management fees	193	136	41.9%
Insurance and pension fund management fees	859	791	8.6%
Other fees	94	198	(52.5%	)

Total	8,300	7,498	10.7%

Fee and commission income was J$8,300 million for fiscal year 2012, a 10.7%, or J$802 million, increase from J$7,498 million for fiscal year 2011. This increase resulted principally from fees earned on increased credit card use by our customers and increases in loan commitment fees, overdraft fees, corporate finance fees and retail banking service fees. Retail and SME fees increased by 17.0%, or J$428 million, primarily as a result of increases in the rate of transaction fees related to services at our branches, including deposit and withdrawal charges, wire/telegraphic transfer fees, minimum balance fees and account service charges. Payment services fees increased by 10.2%, or J$329 million, due to an increase in credit card transactions for fiscal year 2012 as compared to fiscal year 2011. Wealth management fees increased by 41.9%, or J$57 million, as a result of an increase in fees earned from corporate finance customers for fiscal year 2012. Insurance and pension fund management fees increased by 8.6%, or $68 million, as a result of an increase in pension fund assets under management, and an increase in fees charged to customers for lump sum payments made to bancassurance products.

Fee and commission expense

Fee and commission expense consists mainly of interchange fees paid to issuers of Visa® , and, to a lesser extent MasterCard® and Discover ® credit cards. We do not pay interchange fees in connection with Keycard transactions.

Fee and commission expense was J$1,186 million for fiscal year 2012, a 9.9%, or J$107 million, increase from J$1,079 million for fiscal year 2011. This increase consisted principally of interchange fees paid to issuers of Visa® and, to a lesser extent, MasterCard® and Discover® credit cards, related to credit activity.

Gain on foreign currency and investment activities

Gain on foreign currency activities consists of gains and losses arising from our foreign currency dealing activities and from foreign currency translation. Gain on foreign currency and investment activities was J$3,731 million for fiscal year 2012, a 7.5%, or J$304 million, decrease from J$4,035 million for fiscal year 2011.

Gain on foreign currency activities for fiscal year 2012 was J$997 million, a decrease of 10.7%, or J$120 million, from J$1,117 million for fiscal year 2011. This decrease was primarily attributable to a decrease in the Bank’s volume of foreign currency purchases and sales for fiscal year 2012 compared to fiscal year 2011.

Gain on investment activities, which consists principally of the gain on our portfolio of available-for-sale fixed income securities, was J$2,734 million for fiscal year 2012, a decrease of 6.3%, or J$184 million, from J$2,918 million for fiscal year 2011. This decrease was primarily attributable to reduced spreads earned on the sales of Jamaican government debt securities.

Dividend income

Dividend income consists of dividends received with respect to equity securities held in our investment portfolio. Dividend income was J$120 million for fiscal year 2012, a J$108 million increase from J$12 million for fiscal year 2011. This increase resulted principally from increased dividends received from our equity holdings in Desnoes & Geddes (a Jamaican beverage company), Sagicor Life Jamaica Limited (an insurance company and financial services provider) and Radio Jamaica (operators of commercial radio and television stations in Jamaica), which paid J$20 million, J$5 million and J$5 million, respectively, in dividends to us for fiscal year 2012 and paid no dividends for fiscal year 2011. Sagicor Life Jamaica Limited is one of our principal insurance competitors, and one of its equity funds, Sagicor PIF Equity Fund, is our third largest registered shareholder.

Premium income

Premium income consists of revenues earned by NCB Insurance Company Limited from insurance policyholders and annuitants to maintain the active coverage of their insurance policies and contracts, respectively. Premium income was J$1,687 million for fiscal year 2012, a 42.3%, or J$1,235 million, decrease from J$2,922 million for fiscal year 2011. This decrease resulted principally from lower sales of annuity products sold by NCB Insurance Company Limited, which decreased by 64.1%, or J$1,669 million, as compared to fiscal year 2011. Premium income increase in fiscal year 2011 was a result of the unusual size and scope of bid tenders won by us in fiscal year 2011, which were initiated by the termination of defined benefit pension funds converting such funds from defined benefit to defined contribution status for which we did not previously provide asset management services.

Other operating income

Other operating income consists mainly of revenues from the gain/loss on the sale of fixed assets. Other operating income was J$111 million for fiscal year 2012, a 16.5%, or J$22 million decrease from J$133 million for fiscal year 2011.

Staff costs

Staff costs consist mainly of wages and salaries; payroll taxes; pension costs under our defined contribution pension plan; other post-employment benefits which consist of medical and life insurance benefits that contribute to the health care and life insurance coverage of employees and beneficiaries after retirement; allowances and benefits, which include termination benefits and employee benefits under our collective bargaining agreements, fringe benefits for executives and senior managers and fringe benefits under collective bargaining agreements representing clerical and non-clerical staff; and staff profit share, (which is a fixed percentage of profit before taxation that is contributed to a profit-sharing pool in which all employees participate) and executive incentive compensation.

Staff costs were J$9,756 million for fiscal year 2012, a 5.6%, or J$516 million, increase from J$9,240 million for fiscal year 2011. This increase resulted principally from the negotiated salary increase for fiscal year 2012, and increased staff benefits paid during fiscal year 2012, which relate to fiscal year 2011.

The following table sets forth staff expenses for fiscal years 2012 and 2011.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2012	2011	% Change

Wages, salaries, allowances and benefits	7,786	7,056	10.3%
Payroll taxes	822	715	15.0%
Pension costs—defined contribution plans	264	236	11.9%
Other post-employment benefits	254	162	56.8%
Staff profit sharing and executive incentive compensation	630	1,071	(41.2%	)

Total	9,756	9,240	5.6%

Wages, salaries, allowances and benefits increased by 10.3%, or J$730 million, primarily as a result of a negotiated increase in staff salaries under our collective bargaining agreements with the NCB Staff Association, which represents clerical workers, and the Bustamante Industrial Trade Union, which represents non-clerical workers, as well as an increase in the number of our employees. Payroll taxes, which represent a fixed percentage of staff salaries paid, increased by 15.0%, or J$107 million, corresponding to the negotiated increases under our collective bargaining agreements and other salary increases related to staff benefits paid during fiscal year 2012. Pension costs – defined contributions are a fixed percentage of base salary for pensionable staff and increased by 11.9%, or J$28 million, due to a corresponding increase in base salaries. Staff profit sharing decreased by 41.2%, or J$441 million, mainly as a result of a decrease in profit for fiscal year 2012 as compared to 2011, partially offset by an adjustment during 2012 to the accrual of profit sharing in relation to fiscal year 2011.

During the course of the year, management estimates and accrues the amounts that are expected to be payable in respect of profit share for that year. Profit share for each fiscal year is paid in the first quarter of the next fiscal year, after the audited financial statements are issued and the amounts payable as profit share have been calculated and confirmed. Any differences between the amounts accrued and the actual amounts paid are accrued in the fiscal year in which the payment is made.

Provision for credit losses

Provision for credit losses are allowances recognized against our interest-earning assets in accordance with IFRS to account for possible losses arising from current or future circumstances affecting contractual cash flows from loans.

Provision for credit losses was J$2,463 million for fiscal year 2012, a 220.3%, or J$1,694 million, increase from J$769 million for fiscal year 2011. During fiscal year 2012, we recognized impairment losses of J$1,369 million on loans to a group of related borrowers constituting our third largest credit exposure at September 30, 2012. The loans became non-performing in March 2011 and, prior to fiscal year 2012, impairment assessments were performed and the loans were deemed unimpaired as there was no evidence to indicate impairment or that the value of the collateral was not adequate to cover the amounts outstanding for the loans and related investment securities, which are secured by the same collateral on a pari passu basis with the loans. Accordingly, no impairment losses were booked in the income statement for those periods.

Depreciation and amortization

Depreciation and amortization was J$813 million for fiscal year 2012, a 40.0%, or J$232 million, increase from J$580 million for fiscal year 2011. This increase resulted principally from the increased capital expenditures on information technology equipment associated with our systems upgrade project. See “Business—Technology and information systems.”

Impairment losses on securities

In accordance with our accounting policies providing for periodic assessments of our securities portfolio for evidence of impairment, corporate bonds held in our available-for-sale portfolio were assessed for impairment, which resulted in the recognition of J$468 million in impairment losses related to corporate bonds held by two of our subsidiaries. The corporate bonds were issued by a group of related borrowers constituting our third largest credit exposure at September 30, 2012. See “—Provision for Credit Loss.”

Other operating expenses

Other operating expenses include the following:

•	policyholders’ and annuitants’ benefits and reserves, primarily consisting of changes in actuarial reserves and annuity payouts;

•	property, vehicle and ABM maintenance and utilities, which includes expenses incurred to maintain and secure equipment and network of offices and branches;

•	licensing and transaction processing fees, which includes deposit processing expenses, annual bank licensing costs and stock exchange fees;

•

technical, consultancy and professional fees, which includes audit fees, actuarial costs, legal expenses and the cost of consulting services related to corporate initiatives and related administrative services;

•	travelling, courier and telecommunication, which includes telephone expenses, postage costs, business travel and outsourced services for the transportation of cash, documents and account statements;

•	irrecoverable general consumption tax (sales tax) and asset tax;

•	marketing, advertising and donations, which includes the costs of advertising, sponsorships, public relations and community relations;

•	insurance charges, which includes the cost of insuring our deposits, properties, equipment and personnel; and

•	other general operating expenses, which include building cleaning costs, property rentals and business operating losses.

Other operating expenses were J$8,780 million for fiscal year 2012, a 5.4%, or J$447 million, increase from J$8,333 million for fiscal year 2011.

The following table sets forth other operating expenses for fiscal years 2012 and 2011.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2012	2011	% Change

Property, vehicle and ATM maintenance and utilities	1,761	1,574	11.9%
Policyholders’ and annuitants’ benefits and reserves	1,476	2,500	(41.0%)
Irrecoverable general consumption tax and asset tax	1,099	494	122.5%
Technical, consultancy and professional fees	846	715	18.3%
Travelling, courier and telecommunication	685	621	10.3%
Marketing, advertising and donations	643	519	23.9%
Licensing and transaction processing fees	638	613	4.1%
Other	621	442	40.5%
Insurance	368	347	6.1%
Credit card rebates	350	222	57.7%
Stationery	138	148	(6.8%)
Operating lease rentals	114	102	11.8%
Auditors’ remuneration	41	36	13.9%

Total	8,780	8,333	5.4%

Policyholders’ and annuitants’ benefits and reserves decreased by 41.0%, or J$1,024 million, principally due to a 53.8%, or J$1,125 million, decrease in actuarial reserves resulting from the decrease in annuities sold by NCB Insurance Company Limited. This decrease in the annuities business was primarily the result of non-recurring premium revenue related to an unusual volume of winding up of large blocks of annuities written for pension funds, which we did not previously manage.

Property, vehicle and ATM maintenance and utilities increased by 11.9%, or J$187 million, primarily due to the increased expenses associated with licensing fees on new applications and a 31.1%, or J$61 million, increase in electricity expenses due to rising fuel costs.

Irrecoverable general consumption tax and asset tax increased by 122.5%, or J$605 million, due primarily to the impact of the recently amended asset tax as part of the Government of Jamaica’s revenue raising program. For fiscal year 2012, asset tax expenses totaled J$484 million. Additionally, increases in expenditures subject to general consumption tax resulted in an increase to irrecoverable general consumption tax expenses. These expenditures include deposit insurance costs (which are based on the size of our deposit portfolio), bank licensing costs (which are based on the size of our asset base) and courier and transportation costs.

Technical, consultancy and professional fees increased by 18.3%, or J$131 million, primarily due to the engagement of consultants to assist with the implementation of initiatives from our 2011-2013 strategic plan related to pursuing growth opportunities and achieving best practices across our business.

Other expenses increased by 40.5%, or J$179 million, primarily due to costs incurred in relation to maintaining and operating properties held in relation to impaired loans.

Marketing, advertising and donations increased by 23.9%, or J$124 million, primarily as a result of increased product campaigns launched targeting new and existing customers, in tandem with revenue related projects.

Travelling, courier and telecommunication increased by 10.3%, or J$64 million, primarily as a result of increased volumes of cash being transported between the Bank of Jamaica, the cash depot and our branch network to meet customer demands.

Credit card rebates increased by 57.7%, or J$128 million, primarily as a result of increased credit card purchasing volumes. This increase in purchasing volume has resulted in larger cash rebates and loyalty rewards being paid over to customers.

Operating profit

Due to the foregoing factors, operating profit decreased by 20.8%, or J$3,220 million, to J$12,268 million for fiscal year 2012 from J$15,488 million for fiscal year 2011.

Share/dilution of profit of associates

Share of profit of associates represents our proportionate share of profits from our significant equity investments as to which we do not own a controlling interest. Share of profit of associates for each fiscal quarter reflects the financial results of our associated companies for the previous fiscal quarter due to timing of receipt of financial information from those companies.

The associates reflected in our financial results for fiscal year 2012 were Kingston Wharves Limited (a wharf operation and stevedoring company), in which we hold a 32.59% interest, JMMB (a securities dealer and stock brokerage service provider) in which we hold a 26.30% interest, and Kingston Properties Limited (owners of real estate properties) in which we hold a 25.17% interest.

On March 29, 2012, an extraordinary general meeting of shareholders was held by Kingston Wharves Limited and an ordinary resolution was passed resulting in an increase in the company’s issued share capital by 357,550,000 ordinary shares to other shareholders. Our percentage ownership in Kingston Wharves Limited has therefore been diluted to 32.59% from 43.45%.

During fiscal year 2012, JMMB acquired the entire share capital of CCFG for consideration consisting of cash and the issuance of new shares to the former shareholders of CCFG. The shares of JMMB issued to the former shareholders of CCFG resulted in the dilution of our ownership in JMMB from 29.30% to 26.30%.

Share of profit of associates was J$935 million for fiscal year 2012, a 297.9%, or J$700 million, increase from J$235 million for fiscal year 2011. This increase resulted primarily from the inclusion of the share of profits of JMMB, which was augmented by a gain on the acquisition of CCFG. Share of profit of associates reflected in our financial results for fiscal year 2011 was from one associate company, Kingston Wharves Limited. We do not expect to realize any future profit or loss in our 44.47% investment in Dyoll Group Limited, a diversified holding company, following that company’s insolvency in 2004 resulting from a hurricane severely impacting its insurance operations.

Taxation

Taxation was J$3,157 million for fiscal year 2012, a 14.8%, or J$548 million, decrease from J$3,705 million for fiscal year 2011, due primarily to a 24.9%, or J$4,387 million, decrease in profit before taxation for fiscal year 2012. The effective tax rate for fiscal year 2012 was 23.9%, compared to 21.1% for fiscal year 2011.

Results of operations for fiscal year 2011 (restated) compared to fiscal year 2010

The following table presents our consolidated results of operations for fiscal year 2011 (restated) as compared to fiscal year 2010.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2011	2010	% Change

Operating income	(Restated)
Interest income	30,192	33,304	(9.3)%
Interest expense	(9,041)	(12,655)	(28.6)%

Net interest income	21,151	20,649	2.4%

Fee and commission income	7,498	6,901	8.7%
Fee and commission expense	(1,079)	(945)	14.2%

Net fee and commission income	6,419	5,956	7.8%

Gain on foreign currency and investment activities	4,035	1,963	105.6%
Dividend income	12	77	(84.4)%
Premium income	2,922	493	492.7%
Other operating income	133	285	(53.3)%

	7,102	2,818	152.0%

Operating income	34,672	29,423	17.8%

Operating expenses
Staff costs	9,240	9,253	(0.1)%
Provision for credit losses	769	948	(18.9)%
Depreciation and amortization	580	528	9.8%
Impairment losses on securities	262	28	835.7%
Other operating expenses	8,333	5,379	54.9%

Operating expenses	19,184	16,136	18.9%

Operating profit	15,488	13,287	16.6%
Gain on acquisition of associates	1,867	—	N/A

Share/dilution of profit of associate	235	201	16.9%

Profit before taxation	17,590	13,488	30.4%
Taxation	(3,705)	(2,413)	53.5%

Net profit	13,885	11,075	25.4%

Overview

Net profit for fiscal year 2011 was J$13,885 million, a 25.4%, or J$2,810 million, increase from J$11,075 million for fiscal year 2010. The increase for fiscal year 2011 was mainly due to the following factors:

•

a 28.6%, or J$3,614 million, reduction in interest expense, which was primarily the result of a 134 basis point reduction in the average rates we paid on deposit liabilities and a 196 basis point reduction in the average rates we paid under repurchase agreements. During this period, we managed our interest expense in an effort to protect margins in the face of declining interest income from securities;

•

gain on the acquisition of associates of J$1,867 million. During the year, we acquired 29.30% of JMMB and held 25.17% of Kingston Properties Limited, and we have accounted for these acquisitions as associated companies. The gain on acquisition of associates represents the excess of our share of the identifiable net assets of these associated companies, as determined from the published interim financial statements of the companies at June 30, 2011, plus the fair value of intangible assets, as determined by an independent, qualified valuator, over the cost of the acquisition;

•

a 105.6%, or J$2,072 million, increase in gain on foreign currency and investment activities, which mainly resulted from gain on the sale of Jamaican government debt securities, some of which continued to bear interest at above-market rates until the first anniversary of the JDX and for which there was therefore strong market demand when interest rates declined following consummation of the JDX;

•

a 492.7%, or J$2,429 million, increase in premium income, primarily due to a substantial increase in the volume of annuities sold by NCB Insurance Company Limited as a result of our success in winning bid tenders, which were unusual in size and scope, initiated by pension funds in liquidation for which we did not previously provide asset management services; and

•

a 7.8%, or J$464 million, increase in net fee and commission income, primarily as a result of increases in the fees charged for services at our branches, including deposit and withdrawal charges, wire/telegraphic transfer fees, minimum balance fees and account service charges.

These increases were partly offset by the following factors:

•

a 9.3%, or J$3,112 million, decrease in interest income, as a result of the declining interest rate environment following consummation of the JDX in February 2010, which resulted in Jamaican government debt securities, which have historically constituted and continue to constitute substantially all of our entire investment portfolio, having lower yields;

•

a 54.9%, or J$2,954 million, increase in other operating expenses, principally due to a J$2,221 million increase in benefits payable to annuitants (primarily consisting of changes in actuarial reserves and annuity payouts);

•

a 180.4%, or J$460 million, increase in technical, consultancy and professional fees associated with the implementation of initiatives that are part of our strategic plan, which covers fiscal years 2011 through 2013, related to pursuing growth opportunities and achieving best practices across our businesses, as discussed under “Business—Technology and information systems”; and

•	a 53.5%, or J$1,292 million, increase in taxation, which primarily resulted from a 24.1%, or J$3,251 million, increase in profit before taxation for fiscal year 2011.

Interest income

Interest income was J$30,192 million for fiscal year 2011, a 9.3%, or J$3,112 million, decrease from J$33,304 million for fiscal year 2010.

Interest income earned on loans was J$12,567 million for fiscal year 2011, a 0.8%, or J$104 million, decrease from J$12,671 million for fiscal year 2010 as a result of a decrease in interest rates earned on loans offset by an increase in our average loan volume. This decrease in interest income earned on loans resulted primarily from a 53 basis point reduction in our average yield on loans, which fell from 14.6% to 14.1% and accounted for a J$456 million decrease in interest income. This yield reduction was mainly attributable to a 300 basis point reduction in our base lending rate which was effected in August 2010 in response to changes in market conditions related to the general reduction in interest rates that followed consummation of the JDX. This decline in our average yield was less than the decrease in our base lending rate due to the significant fixed rate component of our loan portfolio, which is not subject to any reset of interest rates in the absence of refinancing.

Our average loans, net of provision for credit losses, for fiscal year 2011 were J$89,292 million, a 2.9%, or J$2,506 million, increase from J$86,786 million for fiscal year 2010. The principal driver of the increase was a 24.4% increase in our average Retail & SME loan portfolio due to an increase in consumer loans. This growth in our average Retail & SME loan portfolio was attributable to a strategic initiative to improve sales productivity. This growth was partially offset by an 11.0% decline in our average Corporate Banking loan portfolio attributable to the appreciation of the Jamaican dollar and a corresponding decrease in the book value of our U.S. dollar-denominated loans. Approximately 71.5% of our Corporate Banking loan portfolio was denominated in U.S. dollars at September 30, 2011. Our average credit card loan portfolio increased by 5.1%, due mainly to fewer customers clearing their statement balances on the respective due dates for fiscal year 2011 compared to fiscal year 2010.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2011	2010	% Change

Average loan portfolios
Retail & SME	38,931	31,300	24.4%
Corporate Banking	42,842	48,125	(11.0)%
Payment Services(1)	6,979	6,641	5.1%

(1)	Represents credit card loan portfolio.

Interest income earned on our investment portfolio was J$17,625 million for fiscal year 2011, a 14.6%, or J$3,009 million, decrease from J$20,634 million for fiscal year 2010 principally due to a decline in interest rates on Jamaican government debt securities following consummation of the JDX, offset by an increase in the average size of our investment portfolio. The average yield on our investment securities portfolio fell by 259 basis points from 11.2% for fiscal year 2010 to 8.6% for fiscal year 2011, and this reduction resulted in a J$4,747 million reduction in interest income. Our average investment portfolio for fiscal year 2011 was J$203,913 million, a 11.1%, or J$20,361 million, increase from the average investment portfolio for fiscal year 2010, and the increase in the average size of our investment portfolio resulted in a J$2,279 million increase in interest income. This increase was primarily attributable to an increase in the amount of Jamaican government debt securities held by us, which was funded by an increase in customer liabilities.

Average interest-earning assets increased by 7.8%, or J$23,966 million, for fiscal year 2011 as compared to average interest-earning assets for fiscal year 2010. This increase accounted for a J$2,652 million increase in interest income. This positive effect of the increase in our average interest-earning assets was partially offset by a 173 basis point decrease in the yield earned on our interest-earning assets, from 10.9% for fiscal year 2010 to 9.1% for fiscal year 2011. This decrease accounted for a J$5,225 million decrease in interest income.

Interest expense

Interest expense was J$9,041 million for fiscal year 2011, a 28.6%, or J$3,614 million, decrease from J$12,655 million for fiscal year 2010. This decrease was attributable to a reduction in the average cost of our interest-bearing liabilities, which was partially offset by an increase in the amount of those liabilities. The average rate on our interest-bearing liabilities decreased by 150 basis points, from 4.7% for fiscal year 2010 to 3.2% for fiscal year 2011, accounting for a J$3,979 million decrease in interest expense. This decrease was due primarily to a reduction in interest rates paid on customer liabilities as a result of the lower interest rate environment. The net result of the reductions in the average yields on our interest-earning assets and the average rates on our interest-bearing liabilities was a 30 basis point reduction in our yield spread from 6.2% for fiscal year 2010 to 5.9% for fiscal year 2011.

Our average interest-bearing liabilities for fiscal year 2011 increased by 4.7%, or J$12,733 million, as compared to fiscal year 2010. This increase accounted for a J$690 million increase in interest expense. Repurchase agreements increased by 10.9%, or J$8,528 million, due to growth in our retail customer base, which is our main source for repurchase transactions. This increase in repurchase agreements accounted for a J$596 million increase in interest expense. Customer deposits increased by 6.7%, or J$9,019 million, as compared to fiscal year 2010, mainly due to increased demand deposits held by a larger SME customer base and large deposits by corporate banking customers. This increase in customer deposits accounted for a J$275 million increase in interest expense.

Net interest income

Due to the above factors, net interest income increased by 2.4% to J$21,151 million for fiscal year 2011 from J$20,649 million for fiscal year 2010.

Fee and commission income

The following table sets forth fee and commission income for fiscal years 2011 and 2010 by segment.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2011	2010	% Change

Retail and SME fees	2,524	2,256	11.9%
Payment services fees	3,211	3,133	2.5%
Corporate banking fees	479	329	45.6%
Treasury and correspondent banking fees	159	165	(3.6)%
Wealth management fees	136	111	22.5%
Insurance and pension fund management fees	791	732	8.1%
Other fees	198	175	13.1%

Total	7,498	6,901	8.7%

Fee and commission income was J$7,498 million for fiscal year 2011, an 8.7%, or J$597 million, increase from J$6,901 million for fiscal year 2010. This increase resulted principally from fees earned on increased credit card use by our customers and increases in loan commitment fees, overdraft fees, corporate finance fees and retail banking service fees. Retail and SME fees increased by 11.9%, or J$268 million, primarily as a result of increases in the fees charged for services at our branches, including deposit and withdrawal charges, wire/telegraphic transfer fees, minimum balance fees and account service charges. The fee increases were effected in January 2010. Payment services fees increased by 2.5%, or J$78 million, due to an increase in credit card transactions for fiscal year 2011 as compared to fiscal year 2010. Corporate banking fees for fiscal year 2011 increased by 45.6%, or J$150 million, primarily as a result of increased restructuring fees charged to corporate clients for fiscal year 2011 as compared to fiscal year 2010. Wealth management fees increased by 22.5%, or J$25 million, as a result of an increase in fees earned from corporate finance customers for fiscal year 2011. Insurance and pension management fees increased by 8.1%, or $59 million, as a result of an increase in pension fund assets under management, and an increase in fees charged to customers for lump sum payments made to bancassurance products.

Fee and commission expense

Fee and commission expense was J$1,079 million for fiscal year 2011, a 14.2%, or J$134 million, increase from J$945 million for fiscal year 2010. This increase consisted principally of interchange fees paid to Visa® and, to a lesser extent, MasterCard® and Discover® related to credit and debit card activity.

Gain on foreign currency and investment activities

Gain on foreign currency and investment activities was J$4,035 million for fiscal year 2011, a 105.6%, or J$2,072 million, increase from J$1,963 million for fiscal year 2010.

Gain on foreign currency activities for fiscal year 2011 was J$1,117 million, an increase of 28.6%, or J$249 million, from J$869 million for fiscal year 2010. This increase was primarily attributable to increased foreign currency dealing activity due to a 26.3% increase in the Bank’s dealing volume (purchases and sales of foreign currency) for fiscal year 2011 compared to fiscal year 2010.

Gain on investment activities was J$2,918 million for fiscal year 2011, an increase of 166.8%, or J$1,824 million, from J$1,094 million for fiscal year 2010. This increase was primarily attributable to gain from the sale of Jamaican government debt securities in our available-for-sale investment portfolio, some of which continued to bear interest at above-market rates until the first anniversary of consummation of the JDX and for which there was strong market demand when interest rates declined following consummation of the JDX.

Dividend income

Dividend income was J$12 million for fiscal year 2011, an 84.4%, or J$65 million, decrease from J$77 million for fiscal year 2010. This decrease resulted principally from decreased dividends received from our equity holdings in Desnoes & Geddes (a Jamaican beverage company), Supreme Ventures Limited (a gaming company) and JETS (the operators of the MultiLink debit network in Jamaica), which paid J$25 million, J$8 million and J$17 million, respectively, in dividends to us for fiscal year 2010. JETS paid J$4 million in dividends to us for fiscal year 2011. Desnoes & Geddes and Supreme Ventures Limited paid no dividends for fiscal year 2011.

Premium income

Premium income was J$2,922 million for fiscal year 2011, a 492.7%, or J$2,429 million increase from J$493 million for fiscal year 2010. This increase resulted principally from increased sales of annuity products sold by NCB Insurance Company Limited, which increased by J$2,273 million over the prior year as a result of our success in winning bid tenders, which were unusual in size and scope, initiated by the termination of defined benefit pension funds for clients for which we did not previously provide asset management services, and which were converting such funds from defined benefit to defined contribution status. As a result, the annuity income earned in fiscal year 2011 is not necessarily indicative of future results for this portion of NCB Insurance Company Limited.

Other operating income

Other operating income was J$133 million for fiscal year 2011, a 53.3%, or J$152 million decrease from J$285 million for fiscal year 2010. This decrease was due primarily to income of J$133 million from unclaimed telegraphic transfers for fiscal year 2010, which did not recur for fiscal year 2011.

Staff costs

Staff costs were J$9,240 million for fiscal year 2011, a 0.1%, or J$13 million, decrease from J$9,253 million for fiscal year 2010. This decrease resulted principally from lower staffing levels following a staff reduction during the second quarter of the 2010 fiscal year, which reduced our headcount by approximately 130 employees, or approximately 5.2%, when compared to the December 2009 quarter end.

The following table sets forth staff expenses for fiscal years 2011 and 2010.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2011	2010	% Change

Wages, salaries, allowances and benefits	7,056	7,072	(0.2)%
Payroll taxes	715	675	5.9%
Pension costs—defined contributions	236	220	7.3%
Pension costs—defined benefits	—	12	N/A
Other post-employment benefits	162	87	86.2%
Staff profit sharing	1,071	1,185	(9.6)%

Total	9,240	9,252	(0.1)%

Wages, salaries, allowances and benefits decreased by 0.2%, or J$16 million, primarily as a result of a negotiated increase in staff salaries under our collective bargaining agreements with the NCB Staff Association, which represents clerical workers, and the Bustamante Industrial Trade Union, which represents non-clerical workers, as well as increased redundancy and other termination payments related to our staff reduction effected in March 2010 that did not recur in fiscal year 2011. Payroll taxes, which represent a fixed percentage of staff salaries paid, increased by 5.9%, or J$40 million, corresponding to the negotiated increases under our collective bargaining agreements and other salary increases. Pension costs—defined contributions are a fixed percentage of base salary for pensionable staff and increased by 7.3%, or J$16 million, due to a corresponding increase in base salaries. Staff profit sharing decreased by 9.6%, or J$114 million, as a result of an adjustment to the accrual of profit sharing for fiscal year 2010. Our profit sharing expense is accrued and adjusted during the course of our fiscal year based on estimates and projections and is finally adjusted at the end of the fiscal year based on our annual financial results.

Provision for credit losses

Provision for credit losses was J$769 million for fiscal year 2011, an 18.9%, or J$179 million, decrease from J$948 million for fiscal year 2010. This decrease resulted principally from a reduction in specific consumer loans due to the continued improvement in the Jamaican economy, which resulted from improved credit performance of our customers.

Depreciation and amortization

Depreciation and amortization was J$580 million for fiscal year 2011, a 9.8%, or J$52 million, increase from J$528 million for fiscal year 2010. This increase resulted principally from the increased capital expenditures on information technology equipment associated with our systems upgrade project. See “Business—Technology and information systems.”

Impairment losses on securities

In accordance with our accounting policies providing for periodic assessments for evidence of impairment, listed equity securities, held in our available-for-sale portfolio, totaling J$693 million at September 30, 2011, were assessed for impairment, which resulted in the recognition of J$262 million in impairment losses. The securities were deemed to be impaired due to a prolonged decline in the market value of the affected securities when compared with the acquisition cost of the securities.

Other operating expenses

Other operating expenses were J$8,333 million for fiscal year 2011, a 54.9%, or J$2,954 million, increase from J$5,379 million for fiscal year 2010. This increase resulted principally from increased policyholders’ and annuitants’ benefits and reserves, which increased by J$2,221 million due to an increase of J$1,891.8 million in our actuarial reserve attributable to increased annuities sold by NCB Insurance Company Limited, and increased professional service costs, which increased by J$460 million due to the costs of consultant engagements associated with the implementation of initiatives from our 2011-2013 strategic plan related to pursuing growth opportunities and achieving best practices across our businesses.

The following table sets forth other operating expenses for fiscal years 2011 and 2010.

	For fiscal year ended September 30,
(J$ in millions, except percentages)	2011	2010	% Change

Policyholders’ and annuitants’ benefits and reserves	2,500	279	796.1%
Property, vehicle and ATM maintenance and utilities	1,574	1,568	0.4%
Technical, consultancy and professional fees	715	255	180.4%
Travelling, courier and telecommunication	621	511	21.5%
Licensing and transaction processing fees	613	580	5.7%
Marketing, advertising and donations	519	479	8.4%
Irrecoverable general consumption tax and asset tax	494	396	24.7%
Other	442	464	(4.7)%
Insurance	347	364	(4.7)%
Credit card rebates	222	215	3.3%
Stationery	148	128	15.6%
Operating lease rentals	102	112	(8.9)%
Auditors’ remuneration	36	29	24.1%

Total	8,333	5,379	54.9%

Policyholders’ and annuitants’ benefits and reserves increased by J$2,221 million principally due to a J$1,975 million increase in actuarial reserves resulting from the increase in annuities sold by NCB Insurance Company Limited. This increase in the annuities business was primarily the result of the winding up of large blocks of annuities written for pension funds, which we did not previously manage. The annuities written by us on the winding up of these pension funds was the result of a tender process initiated by the respective pension funds. The annuity income and expenses in fiscal year 2011 were unusual in size and incidence primarily as a result of these wind-ups. The number of annuitants increased by 950%, or 513, the amount of deferred annuities increased by J$541.1 million, and the amount of immediate annuities increased by 1,346.7%, or J$1,731.9 million. Approximately 76% of the portion of the increase in actuarial reserves attributable to the increase in annuities sold was attributable to the issuance of the new annuities contracts themselves, with the remainder being due to changes in assumptions regarding investment returns, base renewal expense levels and inflation, and normal changes due to the passage of time. See “Business—Business operations—Insurance & Pension Fund Management—Annuities.”

Technical, consultancy and professional fees increased by 180.4%, or J$460 million, primarily due to the engagement of consultants to assist with the implementation of initiatives from our 2011-2013 strategic plan related to pursuing growth opportunities and achieving best practices across our businesses.

Travelling, courier and telecommunication increased by 21.5%, or J$110 million, primarily as a result of increased volumes of cash being transported between the Bank of Jamaica, the cash depot and our branch network to meet customer demands.

Irrecoverable general consumption tax increased by 24.7%, or J$98 million, due to an increase in expenditures subject to the tax. These expenditures include deposit insurance costs (which are based on the size of our deposit portfolio), bank licensing costs (which are based on the size of our asset base), and courier and transportation costs.

Operating profit

Due to the foregoing factors, operating profit increased by 16.6%, or J$2,201 million, to J$15,488 million for fiscal year 2011 from J$13,287 million for fiscal year 2010.

Gain on acquisition of associates

During fiscal year 2011, we acquired a 29.30% equity interest in JMMB, an investment brokerage firm, and held a 25.17% equity interest in Kingston Properties Limited, the main business of which is the ownership of real estate properties, and we have accounted for these holdings as associated companies. The gain on acquisition of associates represents the excess of our share of the identifiable net assets of these associated companies (J$4,186 million), as determined from the published interim financial statements of these companies at June 30, 2011, plus the fair value of intangible assets, as determined by an independent, qualified valuator, over the cost of the acquisition (J$2,319 million). The gain on acquisition of associates was J$1,867 million.

Share of profit of associate

Our sole associate reflected in our financial results for fiscal years 2011 and 2010 was Kingston Wharves Limited (a wharf operation and stevedoring company) in which we held a 43.45% interest. We do not expect to realize any future profit or loss in our 44.47% investment in Dyoll Group Limited (a diversified holding company) following that company’s insolvency in 2004 resulting from a hurricane severely impacting its insurance operations.

Share of profit of associate was J$235 million for fiscal year 2011, a 16.9%, or J$34 million, increase from J$201 million for fiscal year 2010. This increase resulted from improved performance reported by Kingston Wharves Limited, which was primarily driven by lower financing costs.

Taxation

Taxation was J$3,705 million for fiscal year 2011, a 53.5%, or J$1,292 million, increase from J$2,413 million for fiscal year 2010, due primarily to a 24.1%, or J$3,251 million, increase in profit before taxation for fiscal year 2011. The effective tax rate for fiscal year 2011 was 22.1%, compared to 17.9% for the prior year. The increase in the effective tax rate was due to a decrease in interest income earned on tax-free interest-earning assets as a result of lower yields being earned on our portfolio of Jamaican government debt securities following consummation of the JDX.

Segment results for fiscal year 2012 compared to fiscal year 2011

The following table presents an overview of our results of operations for each of our operating segments for fiscal years 2012 and 2011. The following table presents eliminations for transactions within the NCB Group and also presents certain items which we do not allocate among our segments, including unallocated corporate costs, share of profit/(loss) of associate and taxation, which we refer to collectively as “unallocated items,” to calculate our consolidated net profit. The discussion that follows the table does not take into account unallocated items or eliminations for transactions within the NCB Group. Segment operating profit represents operating profit before unallocated items.

	Commercial Banking
	Consumer & SME
	Retail & SME		Payment Services		Corporate Banking		Treasury & Correspondent Banking		Wealth Management		Insurance & Pension Fund Management		Other		Eliminations		Total
	For fiscal year ended September 30,
(J$ in millions)	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011

Operating income
Interest income	11,590	10,716	2,095	1,772	3,176	3,509	7,557	8,282	7,744	8,010	2,730	2,757	36	37	(4,453)	(4,892)	30,475	30,191
Interest expense	(1,547)	(1,769)	(572)	(476)	(1,263)	(1,296)	(4,808)	(5,250)	(3,939)	(3,993)	(1,051)	(1,121)	(1)	(1)	4,453	4,892	(8,728)	(9,014)

Net interest income	10,043	8,947	1,523	1,296	1,913	2,213	2,749	3,032	3,805	4,017	1,679	1,636	35	36	—	—	21,747	21,177
Net fee and commission income	3,047	2,656	2,340	2,133	480	480	180	160	193	135	859	745	89	69	(198)	(80)	6,990	6,298
Gain on foreign currency and investment activities	129	126	8	7	22	28	1,545	2,018	1,481	1,485	498	328	(28)	52	28	(12)	3,683	4,031
Premium income	—	—	—	—	—	—	—	—	—	—	1,716	2,953	—	—	(29)	(31)	1,687	2,922
Other operating income	64	68	5	5	4	3	172	35	74	56	37	6	48	35	(202)	(117)	202	91

Total operating income	13,283	11,798	3,876	3,441	2,419	2,724	4,646	5,245	5,553	5,693	4,789	5,668	144	192	(401)	(240)	34,309	34,519

Operating expenses
Staff costs	4,301	4,065	186	236	198	228	141	128	511	428	517	435	96	90	(29)	(27)	5,921	5,583
Provision for credit losses	692	385	419	443	1,353	(65)	—	—	—	—	—	—	—	—	—	—	2,464	763
Depreciation and amortization	139	136	65	59	5	5	86	5	5	9	36	50	1	1	—	—	337	265
Impairment losses on securities	—	—	—	—	—	—	—	264	468	—	—	—	—	—	—	(2)	468	262
Other operating expenses	2,259	1,998	740	540	391	158	535	246	601	583	1,852	2,791	23	22	(248)	(160)	6,153	6,178

Total operating expenses	7,391	6,584	1,410	1,278	1,947	326	762	643	1,585	1,020	2,405	3,276	120	113	(277)	(189)	15,343	13,051

Operating profit before allocated costs	5,892	5,213	2,466	2,164	472	2,398	3,884	4,602	3,968	4,673	2,384	2,392	24	79	(124)	(52)	18,966	21,468
Allocated costs	(4,321)	(3,837)	(567)	(497)	(377)	(301)	(273)	(245)	—	—	—	—	—	—	—	—	(5,538)	(4,880)

Segment operating profit(1)	1,571	1,376	1,899	1,666	95	2,097	3,611	4,357	3,968	4,673	2,384	2,392	24	79	(124)	(52)	13,428	16,588

Unallocated corporate costs																	(1,160)	(1,100)
Gain on acquisition of associates																	—	1,867
Share/dilution of profit/(loss) of associate																	935	235

Profit before taxation																	13,203	17,590
Taxation																	(3,157)	(3,705)

Net profit																	10,046	13,885

(1)	Segment operating profit is before unallocated items.

Retail & SME

Segment operating profit attributable to the Retail & SME segment was J$1,571 million for fiscal year 2012, a 14.2%, or J$195 million, increase from J$1,376 million for fiscal year 2011. The increase was mainly due to the following factors:

•

a 12.2%, or J$1,096 million, increase in net interest income, as a result of an increase in interest earned from loans due primarily to a 34.0%, or J$13,241 million, increase in the average loan portfolio over fiscal year 2012; and

•	increased net fee and commission income, which grew by 14.7%, or J$391 million, primarily due to a 49.2%, or J$229 million, increase in commitment fees on new loans due to larger loan volumes.

This increase was partly offset by the following factors:

•

a 5.8%, or J$236 million, increase in staff costs, which was primarily as a result of a negotiated increase of 8.5% in clerical staff salaries under our collective bargaining agreement with the NCB Staff Association;

•	a 79.7%, or J$307 million, increase in provision for credit losses, which was mainly due to challenges faced by consumers in meeting loan obligations; and

•

a 13.1%, or J$261 million, increase in other operating expenses, and a 12.6%, or J$484 million, increase in allocated costs, which is the share of expenses incurred by support units, which is allocated to this segment, associated with our efficiency and productivity initiatives.

Payment services

Segment operating profit attributable to the Payment Services segment was J$1,899 million for fiscal year 2012, a 14.0%, or J$233 million, increase from J$1,666 million for fiscal year 2011. The increase was mainly due to the following factors:

•

a 17.5%, or J$227 million, increase in net interest income, due to a 12.2%, or J$852 million, increase in average credit card receivables resulting from a program we instituted to replace U.S. dollar-denominated credit card accounts with Jamaican dollar-denominated credit card accounts, which resulted in higher rates of interest being earned on our credit card receivables; and

•	a 9.7%, or J$207 million, increase in net fee and commission income, which was mainly due to an increase in fees earned from credit card issuances.

This increase was partly offset by an increase in other operating expenses, which grew by 37.0%, or J$200 million, primarily due to a 57.7%, or J$128 million, increase in credit card rebates as a result of increased credit card purchasing volumes. This increase in purchasing volume has resulted in larger cash rebates and loyalty rewards being paid over to customers.

Corporate Banking

Segment operating profit attributable to the Corporate Banking segment was J$95 million for fiscal year 2012, a 95.5%, a J$2,002 million, decrease from the segment operating profit of J$2,097 million for fiscal year 2011. The decrease was mainly due to the following factors:

•	a J$1,418 million increase in provision for credit losses, which is primarily as a result of increased loan losses on a large non-performing loan; and

•	a 13.6%, or J$300 million, decrease in net interest income, which was primarily as a result of the reduction in the average loan portfolio when compared to fiscal year 2011; and

•

a 147.5%, or J$233 million, increase in other operating expenses, which was primarily as a result of the costs associated with maintaining assets put under receivership following the loans becoming non-performing.

Treasury & Correspondent Banking

Segment operating profit attributable to the Treasury & Correspondent Banking segment was J$3,611 million for fiscal year 2012, a 17.1%, or J$746 million, decrease from J$4,357 million for fiscal year 2011. This decrease was mainly due to the following factors:

•

a 9.3%, or J$283 million, decrease in net interest income, primarily due to a 8.8%, or J$725 million, reduction in interest income from securities due to a decline in interest rates on Jamaican government debt securities;

•	a 23.4%, or J$473 million, decrease in gain on foreign currency and investment activities, primarily as a result of a lower spreads earned on the sale of investment securities; and

•	a 117.5%, or J$289 million, increase in other operating expenses, primarily due to increased maintenance costs associated with the newly implemented treasury management system.

This increase was partly offset by a 391.4%, or J$137 million, increase in other operating income, primarily due to dividend income received from associated companies and equity investments held by us.

Wealth management

Segment operating profit attributable to the Wealth Management segment was J$3,968 million for fiscal year 2012, a 15.1%, or J$705 million, decrease from J$4,673 million for fiscal year 2011. This decrease was mainly due to the following factors:

•

a J$468 million, increase in impairment losses on securities due to impairment losses recorded on securities issued by a group of related borrowers constituting our third largest credit exposure at September 30, 2012 which have been deemed impaired based on valuations received during fiscal year 2012, the most recent of which was dated September 30, 2012; and

•	a 5.3%, or J$212 million, decrease in net interest income due to a 3.3%, or J$266 million, decrease in interest income due to a decline in interest rates on Jamaican government debt securities.

Insurance & Pension Fund Management

Segment operating profit attributable to the Insurance & Pension Fund Management segment was J$2,384 million for fiscal year 2012, a 0.3%, or J$8 million, decrease from J$2,392 million for fiscal year 2011. This decrease was mainly due to the following factors:

•

a 33.6%, or J$939 million, decrease in other operating expenses due to a 41.0%, or J$1,024 million, decrease in policyholders benefits and reserves largely attributable to the lower levels of annuity sales for fiscal year 2012 as compared to fiscal year 2011; and

•

a 41.9%, or J$1,237 million, decrease in premium income. This decrease resulted principally from lower sales of annuity products sold by NCB Insurance Company Limited, which decreased by 64.1%, or J$1,669 million, as compared to fiscal year 2011 as a result of the unusual size and scope of bid tenders won by us in fiscal year 2011 which were initiated by the termination of defined benefit pension funds converting such funds from defined benefit to defined contribution status for which we did not previously provide asset management services.

This decrease was partly offset by a 51.8%, or J$170 million, increase in gain on foreign currency and investment activities due to increased sales of investment securities compared to fiscal year 2011.

Other

Segment operating profit attributable to the Other segment was J$24 million for fiscal year 2012, a 69.6%, or J$55 million, decrease from J$79 million for fiscal year 2011.

Segment results for fiscal year 2011 compared to fiscal year 2010

The following table presents an overview of our results of operations for each of our operating segments for fiscal years 2011 and 2010. The following table presents eliminations for transactions within the NCB Group and also presents unallocated items to calculate our consolidated net profit. The discussion that follows the table does not take into account unallocated items or eliminations for transactions within the NCB Group. Segment operating profit represents operating profit before unallocated items.

	Commercial Banking
	Consumer & SME
	Retail & SME		Payment Services		Corporate Banking		Treasury & Correspondent Banking		Wealth Management		Insurance & Pension Fund Management		Other		Eliminations		Total
	For fiscal year ended September 30,
(J$ in millions)	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010

Operating income
Interest income	10,716	11,449	1,772	1,502	3,509	4,918	8,282	10,107	8,010	9,070	2,757	3,304	37	53	(4,892)	(7,100)	30,191	33,303
Interest expense	(1,769)	(2,934)	(476)	(574)	(1,296)	(1,715)	(5,250)	(7,391)	(3,993)	(5,450)	(1,121)	(1,582)	(1)	(72)	4,892	7,100	(9,014)	(12,618)

Net interest income	8,947	8,515	1,296	928	2,213	3,203	3,032	2,716	4,017	3,620	1,636	1,722	36	(19)	—	—	21,177	20,685
Net fee and commission income	2,656	2,353	2,133	2,206	480	330	160	165	135	98	745	732	69	62	(80)	(90)	6,298	5,856
Gain on foreign currency and investment activities	126	117	7	8	28	22	2,018	991	1,485	758	328	48	52	23	(13)	(22)	4,031	1,945
Premium income	—	—	—	—	—	—	—	—	—	—	2,953	493	—	—	(31)	—	2,922	493
Other operating income	68	74	5	12	3	2	35	43	56	55	6	36	35	42	(117)	(118)	91	146

Total operating income	11,798	11,059	3,441	3,154	2,724	3,557	5,245	3,915	5,693	4,531	5,668	3,031	192	108	(241)	(230)	34,519	29,125

Operating expenses
Staff costs	4,065	4,176	236	172	228	224	128	101	428	454	435	445	90	85	(27)	—	5,583	5,657
Provision for credit losses	385	472	443	504	(65)	(83)	—	2	—	—	—	—	—	—	—	—	763	895
Depreciation and amortization	136	150	59	71	5	5	5	4	9	14	50	37	1	1	—	—	265	282
Impairment losses	—	—	—	—	—	—	264	—	—	28	—	—	—	—	(2)	—	262	28
Other operating expenses	1,998	1,347	540	470	158	135	246	183	583	481	2,791	563	22	17	(160)	(183)	6,178	3,013

Total operating expenses	6,584	6,145	1,278	1,217	326	281	643	290	1,020	977	3,276	1,045	113	103	(189)	(183)	13,051	9,875

Operating profit
Operating profit before allocated costs	5,213	4,914	2,164	1,937	2,398	3,276	4,602	3,625	4,673	3,554	2,392	1,986	79	5	(52)	(47)	21,468	19,250
Allocated costs	(3,837)	(3,762)	(497)	(607)	(301)	(353)	(245)	(275)	—	—	—	—	—	—	—	—	(4,880)	(4,997)

Segment operating profit(1)	1,376	1,152	1,666	1,330	2,097	2,923	4,357	3,350	4,673	3,554	2,392	1,986	79	5	(52)	(47)	16,588	14,253

Unallocated corporate costs																	(1,100)	(966)
Gain on acquisition of associates																	1,867	—

Share of profit/(loss) of associate																	235	201

Profit before taxation																	17,590	13,488
Taxation																	(3,705)	(2,413)

Net profit																	13,885	11,075

(1)	Segment operating profit is before unallocated items.

Retail & SME

Segment operating profit attributable to the Retail & SME segment was J$1,376 million for fiscal year 2011, a 19.4%, or J$224 million, increase from J$1,152 million for fiscal year 2010. The increase was mainly due to the following factors:

•	a 12.9%, or J$303 million, increase in net fee and commission income, which was mainly due to a 41.2%, or J$136 million, increase in commitment fees on new loans due to larger loan volumes;

•	an 18.4% or J$87 million, decrease in provision for credit losses, which was mainly due to a reduction in provisions on overdraft balances due to improvements in the Jamaican economic environment;

•	a 2.7%, or J$111 million, decrease in staff costs, which was the result of the staff reduction effected in March 2010, which affected only a portion of fiscal year 2010; and

•

a 5.1%, or J$432 million, increase in net interest income, which was mainly due to a reduction in interest expense arising from a decrease in rates paid on customer deposits, which was in line with the lower interest rate environment following consummation of the JDX.

This increase was partly offset by higher other operating expenses, which grew by 48.3%, or J$651 million, primarily due to the engagement of consultants to assist with the implementation of initiatives from our 2011-2013 strategic plan related to pursuing growth opportunities and implementing best practices across our businesses.

Payment services

Segment operating profit attributable to the Payment Services segment was J$1,666 million for fiscal year 2011, a 25.3%, or J$336 million, increase from J$1,330 million for fiscal year 2010. The increase was mainly due to the following factors:

•

a 39.7%, or J$368 million, increase in net interest income, due to a 5.9%, or J$424 million, increase in average credit card receivables resulting from a program we instituted to replace U.S. dollar-denominated credit card accounts with Jamaican dollar-denominated credit card accounts, which resulted in higher rates of interest being earned on our credit card receivables; and

•

a 12.1%, or J$61 million, decrease in provision for credit losses, mainly due to increased recoveries on previously impaired credit card balances due to growth in economic activity favorably impacting the ability of customers to adequately service debt.

This increase was partly offset by the following factors:

•	higher staff costs, which grew by 37.2% or J$64 million, primarily due to the reassignment of staff members previously reporting to the Retail & SME segment;

•

a 3.3%, or J$73 million, decrease in net fee and commission income, which was mainly due to a reduction in initial fees earned from reduced credit card issuances and a reduction in annual fees due to a lower number of credit cards in circulation compared to fiscal year 2010; and

•	a 14.9%, or J$70 million, increase in other operating expenses, primarily due to the engagement of consultants to assist with the implementation of initiatives from our 2011-2013 strategic plan.

Corporate Banking

Segment operating profit attributable to the Corporate Banking segment was J$2,097 million for fiscal year 2011, a 28.3%, or J$826 million, decrease from J$2,923 million for fiscal year 2010. The decrease was mainly due to the following factors:

•

a 30.9%, or J$990 million, decrease in net interest income due to a lower average loan portfolio, including the result of a large loan (J$2,995 million) being classified as non-performing at March 31, 2011. There was an 11.0%, or J$5,283 million, decrease in the average Corporate Banking loan portfolio;

•

a decrease in the yield on our Corporate Banking loans of 166 basis points, from 10.3% for fiscal year 2010 to 8.6% for fiscal year 2011, reflecting lower average interest rates charged to Corporate Banking customers. The reduction of interest rates charged to Corporate Banking customers was mainly due to increased competition in the market for large corporate loans; and

•

a 17.0%, or J$23 million, increase in other operating expenses, which was primarily due to a 28.3%, or J$18 million, increase in deposit processing expenses, a service provided to corporate customers which is fully recoverable.

This decrease was partly offset by a 45.5%, or J$150 million, increase in net fee and commission income resulting from a 29.3%, or J$19 million, increase in deposit processing fees charged to corporate customers and increased fees charged to corporate customers to restructure loans.

Treasury & Correspondent Banking

Segment operating profit attributable to the Treasury & Correspondent Banking segment was J$4,357 million for fiscal year 2011, a 30.1%, or J$1,007 million, increase from J$3,350 million for fiscal year 2010. The increase was mainly due to the following factors:

•

a 103.6%, or J$1,027 million, increase in gain on foreign currency and investment activities due to a decision as part of our portfolio management activities to sell a greater volume of fixed income securities that had increased significantly in value due to a decline in market interest rates during the period from October 2010 to June of 2011 and increased demand for Jamaican government debt securities in the secondary market following consummation of the JDX; and

•

an 11.6%, or J$316 million, increase in net interest income due to a 27.7%, or J$6,563 million, reduction in average securitization balances due to scheduled repayments on our securitization facilities; and

•

a 29.0%, or J$2,141 million, reduction in interest expense due mainly to a 145 basis point reduction in the rate of interest paid on repurchase transactions from 6.8% for fiscal year 2010 to 5.4% for fiscal year 2011. The reduction in interest rate was principally due to a decline in interest rates on Jamaican government debt securities following consummation of the JDX.

This increase was partly offset by higher other operating expenses, which grew by 34.4%, or J$63 million, primarily due to increased courier costs.

Wealth management

Segment operating profit attributable to the Wealth Management segment was J$4,673 million for fiscal year 2011, a 31.5%, or J$1,119 million, increase from J$3,554 million for fiscal year 2010. The increase was mainly due to the following factors:

•

a 95.9%, or J$727 million, increase in gain on foreign currency and investment activities due to a greater level of realized gain on sale of fixed income securities compared to the prior year, which was attributable to our sale of securities in our investment portfolio that had appreciated due to a decline in market interest rates over the period October 2010 to June 2011 and increased demand for Jamaican government debt securities in the secondary market, following the consummation of the JDX;

•

a 11.0%, or J$397 million, increase in net interest income due to a 26.7%, or J$1,457 million, reduction in interest expense due to a reduction in interest rates in line with market rates following consummation of the JDX; and

•	a 5.7%, or J$26 million, decrease in staff costs, which was the result of the staff reduction effected in March 2010, which affected only a portion of fiscal year 2010.

Insurance & Pension Fund Management

Segment operating profit attributable to the Insurance & Pension Fund Management segment was J$2,392 million for fiscal year 2011, a 20.4%, or J$406 million, increase from J$1,986 million for fiscal year 2010. The increase was mainly due to the following factors:

•

a 499.0%, or J$2,460 million, increase in premium income primarily due to a substantial increase in the volume of annuities sold by NCB Insurance Company Limited as a result of our success in winning bid tenders, which were unusual in size and scope, initiated by pension funds in liquidation for which we did not previously provide asset management services;

•

a J$280 million increase in gains on foreign currency and investment activities, which resulted primarily from gains derived from the sale of longer term investment securities to reduce the duration of the portfolio of the segment; and

•	a 1.8%, or J$13 million, increase in net fee and commission income attributable to an increase in pension fund assets under management.

This increase was partly offset by the following factors:

•

a 395.7%, or J$2,228 million, increase in other operating expenses, due to a J$2,221 million increase in policyholder benefits and reserves largely attributable to the large blocks of annuities sold; and

•	a 5.0%, or J$86 million, decrease in net interest income, primarily as a result of a reduction in our net interest margin following consummation of the JDX.

Other

Segment operating profit attributable to the Other segment was J$79 million for fiscal year 2011, a J$74 million increase from J$5 million for fiscal year 2010.

Liquidity and capital resources

Liquidity is a measure of the extent to which we have cash and/or the ability to raise funds or generate cash from our investment assets to meet our immediate and short-term obligations, comply with regulatory requirements and guidelines, and otherwise operate on an ongoing basis. Our principal source of funding for the Bank is customer deposits, which is in line with other banks in the Jamaican financial services market. We also use a variety of other funding sources to generate liquidity taking into consideration market conditions, interest rates, liquidity needs and the desired maturity profile of funding instruments.

Both the Bank and NCB Capital Markets Limited use debt securities in their portfolios as a source of short-term liquidity by engaging in repurchase transactions with counterparties pursuant to which these debt securities are pledged as collateral. We are particularly dependent on this form of funding. Jamaican government debt securities constitute 93.88% of our consolidated debt portfolio at September 30, 2012. If the value of Jamaican government debt securities were to decline significantly as a result of a downgrade or for other reasons, our short-term liquidity would decrease because our effective collateral base would decrease. Furthermore, if the decline were substantial, our short-term liquidity could be impaired because our customers and counterparties might not be willing to engage in further repurchase transactions. Also, a decline in the value of the securities may result in margin calls on existing lines of credit or the line of credit actually being removed. We cannot assure you that any alternative sources of liquidity above would be available or, if available, would be sufficient to make up for an impairment in liquidity caused by a decline in value of our Jamaican government debt securities portfolio. In particular, in the event of a significant downgrade of Jamaican government debt securities, access to sources of liquidity external to Jamaica, including our external funding lines, which are not committed facilities, would likely be limited or non-existent. We have not identified any additional sources of liquidity that we can access in the event of a substantial impairment of our Jamaican government debt securities portfolio due to a downgrade of Jamaican government debt securities.

Other funding sources used by us include interbank borrowings, insurance policy premiums, obligations under securitization agreements, borrowings from development banks, short-term advances from the Bank of Jamaica and the sale of assets from our available-for-sale investment portfolio.

The Bank’s risk management policy establishes our standard for measuring liquidity of the Bank as the core liquid asset ratio required to be maintained by the Bank under regulations adopted by the Bank of Jamaica. Under this standard, the Bank’s liquidity is considered acceptable at any given time if its core liquid assets are not less than 25% of the cumulative 15-day and 30-day liquidity gap and its liquid assets are not less than 23% of foreign currency prescribed liabilities and 26% of domestic currency prescribed liabilities, in each case as determined under Bank of Jamaica regulations. See “Regulation and supervision.” At September 30, 2012, the Bank met both of these requirements.

To date, shareholders’ equity has been influenced primarily by growth in net profit and increases in the fair value of our available-for-sale investment portfolio. Shareholders’ equity increased by J$35,030 million, or 111.9%, from J$31,313 million at September 30, 2008 to J$66,343 million at September 30, 2012. The fair value of our available-for-sale assets and our capital reserves increased by J$3,751 million in the aggregate over the same period. Retained earnings, our banking reserve fund, our retained earnings reserve and our loan loss reserve increased by J$31,281 million in the aggregate due to net profit earned for fiscal years 2008, 2009, 2010 and 2011 and 2012.

Under our current dividend policy, our Board of Directors may declare dividends subject to a maximum of 50% of the difference between the ordinary realized profit of the Bank and transfers to required reserves. The full amount of dividends received by the Bank from our subsidiaries is also paid out in the form of dividends to holders of our ordinary shares after deduction of applicable transfers to reserves. Currently, three of our subsidiaries (NCB Capital Markets Limited, NCB Insurance Company Limited and West Indies Trust Company Limited) pay dividends to the Bank. In the event that dividend payments are less than the maximum permitted amount in any one year, our Board of Directors may increase future dividend payments proportionately. Finally, our Board of Directors, in its discretion, may distribute to holders of our ordinary shares an amount equal to realized gains arising from non-recurring transactions. See “Dividends.”

Customer deposits totaled J$162,930 million at September 30, 2012 and represented 53.3% of total funding at September 30, 2012. The following table presents the composition of our customer deposits at the dates indicated.

	At September 30,
(J$ in thousands)	2012	2011	2010	2009	2008

Customer deposits(1)
Regular save accounts	58,174,256	60,015,727	54,096,447	50,874,744	47,486,675
Current accounts	46,369,787	49,519,474	40,214,400	32,458,908	34,693,225
Fixed deposits	42,798,765	31,532,078	35,955,132	33,568,272	30,889,817
Sunshine savers club accounts	7,824,909	7,469,446	7,190,730	7,161,454	6,985,497
Gold club accounts	7,433,998	6,975,779	6,552,441	5,979,391	5,665,782
S.T.A.R.T. accounts	200,985	188,601	184,227	189,787	303,891
Other deposits(2)	127,650	99,297	88,779	98,795	78,009

Total customer deposits	162,930,350	155,800,401	144,283,158	130,331,351	126,099,896

(1)	All balances include accrued interest payable. All balances in non-Jamaican currencies converted to Jamaican dollar equivalent at the exchange rates in effect at the period end date.

(2)	Includes amounts deposited to fund pre-paid cards.

We expect that after consummation of this offering, our cash and liquidity requirements will be met by operations, principally through the sources of liquidity described above, and we intend to satisfy our capital requirements over the next 12 months through these sources of liquidity.

Regular save accounts.    These accounts are interest bearing savings accounts which we maintain for our Retail & SME, Treasury & Correspondent Banking and Corporate Banking customers. Our balance of regular save accounts was J$58,174 million at September 30, 2012 and represented 35.7% of total customer deposits at September 30, 2012.

Customer current accounts.    These accounts are interest-bearing and non-interest-bearing checking accounts which we maintain for our Retail & SME, Treasury & Correspondent Banking and Corporate Banking customers. Our balance of customer current accounts was J$46,370 million at September 30, 2012 and represented 28.4% of total customer deposits at September 30, 2012.

Fixed deposits.    These are deposited funds which bear interest at a fixed rate which we maintain for our Retail & SME, Treasury & Correspondent Banking and Corporate Banking customers. Our balance of fixed deposits was J$42,799 million at September 30, 2012 and represented 26.3% of total customer deposits at September 30, 2012.

Sunshine savers club accounts.    These accounts are interest-bearing savings accounts with a bonus interest reward feature which we maintain for our customers. Our balance of sunshine savings accounts was J$7,825 million at September 30, 2012 and represented 4.8% of total customer deposits at September 30, 2012.

Gold club accounts.    These accounts are premium rate interest-bearing savings accounts which we maintain for our customers over the age of 55. Our balance of gold club accounts was J$7,434 million at September 30, 2012 and represented 4.6% of total customer deposits at September 30, 2012.

S.T.A.R.T. accounts.    These accounts are interest-bearing savings accounts which we maintain for our customers under the age of 18. Our balance of S.T.A.R.T. accounts was J$201 million at September 30, 2012 and represented 0.1% of total customer deposits at September 30, 2012.

Other deposits.    Our balance of other deposits, including amounts deposited to fund pre-paid cards, was J$128 million at September 30, 2012 and represented 0.1% of total customer deposits at September 30, 2012.

The following table presents our funding sources other than customer deposits at the dates indicated.

	At September 30,
(J$ in millions)*	2012	2011	2010	2009	2008

Repurchase agreements	101,890	84,075	85,293	77,374	69,620
Liabilities under annuity and insurance contracts	25,194	23,564	20,406	19,114	16,534
Obligations under securitization arrangements	2,593	14,378	20,456	27,157	26,260
Due to other banks	9,325	6,216	3,708	6,556	10,038
Certificates of participation(1)	—	—	1	2	5
Other borrowed funds	3,620	5,694	6,576	7,815	5,523

Total	142,622	133,927	136,440	138,018	127,980

*	Balances include accrued interest payable

(1)	Excludes zero coupon notes issued to customers of the Wealth Management segment in connection with the Lehman bankruptcy.

Repurchase agreements.    These are agreements pursuant to which we sell Jamaican government securities to our individual, SME, corporate and wealth management customers, and then re-acquire the securities for a higher price at a later date, typically one to 12 months after the original sale. The aggregate amount of securities sold under repurchase agreements was J$101,890 million at September 30, 2012 and represented 33.3% of total funding at September 30, 2012.

Liabilities under annuity and insurance contracts.    These liabilities represent amounts due to policyholders and annuitants of NCB Insurance Company Limited. Liabilities under annuity and insurance contracts was J$25,194 million at September 30, 2012 and represented 8.3% of total funding at September 30, 2012.

Obligations under securitization agreements.    These obligations represent amounts due under agreements that securitize future credit card receivables and certain existing and future cross-border payment rights. Obligations under securitization agreements was J$2,593 million at September 30, 2012 and represented 0.8% of total funding at September 30, 2012. All amounts due under the agreement that securitize future credit card receivables have been repaid and we can no longer access this funding source.

Due to other banks.    This funding source represents deposits by other banks, trade finance lines, overdrafts with other banks and items in the course of collection. Due to other banks was J$9,325 million at September 30, 2012 and represented 3.1% of total funding at September 30, 2012.

Certificates of participation.    Certificates of participation were issued several years ago and have all been redeemed by customers. We did not have any certificates of participation at September 30, 2012.

Other borrowed funds.    We borrow funds from development banks such as Inter-American Development Bank, Development Bank of Jamaica and European Investment Bank, which we in turn lend to our customers. We also borrow funds from the International Finance Corporation for general banking purposes, financing customer long-term accounts (which are funds placed by customers for a period of 5 years), leases and loans used for financing computer equipment and motor vehicles and preference shares issued by a subsidiary which were subsequently redeemed in fiscal year 2010. Other borrowed funds was J$3,620 million at September 30, 2012 and represented 1.2% of total funding at September 30, 2012.

Capital adequacy.    Bank of Jamaica regulations require banks to maintain a risk-weighted capital adequacy ratio of 10%, which is more conservative than Basel framework requirements. However, the Bank of Jamaica requires us to maintain a risk-weighted capital adequacy ratio of 12.5% due to, among other factors, our status as a systemically important financial institution in Jamaica. For purposes of determining the risk-weighted capital adequacy ratio, mark-to-market losses are subtracted in determining qualifying capital but mark-to-market gains are not taken into account. The Bank of Jamaica has the discretion to vary the minimum standards for specific licensees. The Bank’s risk-weighted capital adequacy ratio was 12.96% at September 30, 2012. The Bank’s total qualifying capital at September 30, 2012 was J$21,809 million. Tier 2 capital was J$978 million at September 30, 2012.

The Bank’s Tier 1 capital will increase as a result of the completion of the offering by us of ordinary shares in the form of ADSs. The Bank’s risk weighted capital adequacy ratio will increase from 12.96% to         % on a pro forma basis at September 30, 2012 (assuming that the underwriters exercise their over-allotment option in full). This ratio will be significantly in excess of the 8% minimum ratio prescribed by Basel I and the 12.5% minimum currently required by the Bank of Jamaica. See “—Operating environment—Capital adequacy and reserve requirements.”

The following table sets forth various measures of our capital at the dates indicated and the ratios of such capital to risk-weighted assets.

	At September 30,
	2012		2011		2010		2009		2008
(J$ in thousands, except ratios)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 capital	25,126,615	14.93	22,799,678	16.11	19,743,850	17.51	18,590,722	15.67	17,133,199	15.75
Tier 2 capital	977,944	0.58	769,424	0.54	711,984	0.63	825,967	0.70	810,160	0.74
Tier 1 and 2 capital(1)	26,104,559	15.51	23,569,102	16.65	20,455,834	18.14	19,416,689	16.36	17,943,359	16.50
Total qualifying capital	21,808,898	12.96	21,483,916	15.18	18,373,717	16.30	17,335,546	14.61	15,862,216	14.58
Required regulatory capital	16,828,485	10.00	14,152,767	10.00	11,273,567	10.00	11,866,387	10.00	10,877,810	10.00

(1)	Excludes prescribed deductions of J$4,296 million at September 30, 2012, J$2,085 million at September 30, 2011, J$2,082 million at September 30, 2010, J$2,081 million at September 30, 2009 and J$2,081 million at September 30, 2008. Prescribed deductions include investments in unconsolidated subsidiaries, substantial investments in any other unconsolidated entities or companies, proportionate share of accumulated losses of any unconsolidated subsidiary or any other unconsolidated entity or company in which there is a substantial investment, and intangible assets. Retroactive amendments related to intangible assets and the proportionate share of accumulated losses of unconsolidated subsidiaries have been applied to the prior fiscal years.

Capital expenditures

The following table sets forth our capital expenditures for fiscal years 2012, 2011 and 2010:

	For fiscal year ended September 30,
(J$ in thousands)	2012	2011	2010

Property, plant & equipment	1,415,627	672,268	582,657
Software	546,801	688,160	200,007

Total	1,962,428	1,360,428	782,664

In 2010, we commenced an information technology transformation initiative with the goals of adopting world class standards, and leveraging technology to improve efficiency and our ability to meet changing customer needs. This transformation is expected to continue through fiscal year 2014. To date, the primary focus has been the upgrade of our primary and secondary data centers. This is expected to remain a key area of focus in fiscal year 2013. To date, we have spent J$688 million (US$7.7 million), of which J$448 million (US$5.0 million) was financed by IBM Canada, an affiliate of International Business Machines Corp. under a two-year loan agreement. During fiscal year 2012, we relocated our primary data center facility to an off-premises data center hosted by Digicel (Jamaica) Limited, a telecommunications entity organized under the laws of Jamaica. The design for this facility has been certified as Tier 3 under the “Uptime” standard, a globally accepted standard for data centers. This tier translates to 99.982% infrastructure service availability, or 1.6 hours of downtime per year, compared to our existing on-premises Tier 1 facility which has a 99.671% infrastructure service availability, or 28.8 hours of downtime per year. We expect to relocate our secondary data center to a Tier 2 facility (99.74% infrastructure service availability, or 22 hours of downtime per year) during fiscal year 2013. Once completed, the distance between the primary and secondary data centers will be in line with disaster preparedness best practices. Construction of the Tier 2 facility was completed in March 2012.

In September 2011, we also began the process of converting a building which we acquired in 2010 into an office complex to house a number of our support units. The project cost approximately J$472 million to complete. The project was financed internally with cash on hand and was completed in November 2012.

During the current fiscal year, we plan to begin construction of a financial center in St. Andrew, Jamaica which will consolidate the operation of two existing branches at Manor Park and Manor Center. The financial center will include dedicated space for our wealth management and insurance businesses. The project is expected to cost approximately J$550 million to complete. The project will be financed internally and is expected to be completed in fiscal year 2014.

For fiscal years 2010, 2011 and 2012, we have embarked on a number of application upgrades and implementations with a total budgeted cost for fiscal year 2013 of J$1,637 million. We spent J$547 million in fiscal year 2012 on these projects. From October 1, 2008 through September 30, 2012, we spent a total of J$1,507 million on these projects. See “Business—Technology and information systems.”

Off-balance sheet arrangements

We enter into various off-balance sheet arrangements in the ordinary course of business, including unutilized portions of lines of credit, acceptances, financial guarantees and indemnities. We utilize these arrangements to meet the financing needs of our customers.

Approved lines of credit may be drawn in full immediately, in tranches or treated as revolving credit. We treat only unutilized portions of lines of credit as off-balance sheet commitments.

Acceptances, financial guarantees and indemnities represent contractual commitments to advance funds to or on behalf of customers and include our obligations to make payments contingent upon a default by our customer in the performance of an obligation under the terms of that customer’s contract with a third party. Most of our acceptances, financial guarantees and indemnities expire without the counterparty drawing on the commitment or a default occurring, and the contractual amount of these financial instruments represents our maximum possible credit exposure and exceeds our likely future payment obligations with respect to these instruments. The portion of our obligations under acceptances, financial guarantees and indemnities that we do not consider to be contingent are reflected as a liability on our consolidated statement of financial position.

The following table sets forth our maximum credit exposure under unutilized portions of lines of credit, acceptances, financial guarantees and indemnities that we consider to be contingent.

	At September 30,
(J$ in thousands)	2012	2011	2010	2009

Contingent liabilities
Acceptances, financial guarantees and indemnities	4,180,315	3,663,570	3,673,775	5,608,339

Total contingent liabilities	4,180,315	3,663,570	3,673,775	5,608,339

Contingent commitments
Loan commitments drawable by third parties(1)	22,793,994	15,299,626	14,811,558	20,013,778

Total contingent commitments	22,793,994	15,299,626	14,811,558	20,013,778

Total	26,974,309	18,963,196	18,485,333	25,622,117

(1)	Includes unused credit card commitments.

Contractual obligations

Our contractual obligations at September 30, 2012 and 2011 were as follows:

	At September 30, 2012
(J$ in thousands)	Total	Less than 1 year	1-5 years	More than 5 years

Long-term debt obligations	7,868,878	2,953,445	4,527,889	387,544
Capital lease obligations	230,347	97,120	133,227	—
Operating lease obligations	744,040	89,089	270,554	384,397
Capital purchase obligations	997,729	997,729	—	—

Total	9,840,994	4,137,383	4,931,670	771,941

	At September 30, 2011
(J$ in thousands)	Total	Less than 1 Year	1-5 years	More than 5 years

Long-term debt obligations	25,911,830	10,405,992	15,402,338	103,500
Capital lease obligations	229,703	105,474	124,229	—
Operating lease obligations	361,602	95,439	177,729	88,434
Capital purchase obligations	706,710	706,710	—	—

Total	27,209,845	11,313,615	15,704,296	191,934

Market risk

Overview

We are exposed to market risk primarily as a result of the following activities:

•	commercial banking;

•	trading in investment securities;

•

dealing in foreign currencies, extending credit or incurring indebtedness denominated in foreign currencies, and investing in assets or other instruments the returns or accounts of which are denominated in foreign currencies; and

•	holding non-traded financial instruments.

We take an enterprise–wide approach to the identification, measurement, monitoring, reporting and management of our risks which includes standardized policies and practices and is overseen on a consolidated basis by the NCB Group’s Asset and Liability Committee, which we refer to as “Group ALCO.”

Primary market risks

The primary market risks to which we are exposed are interest rate risk, foreign exchange risk, liquidity risk and, to a limited extent, equity price risk. We are also exposed to credit risk, as described under “Business—Credit risk management,” and insurance risk.

We are exposed to interest rate risk whenever there is a mismatch between interest rate sensitive assets and liabilities. Interest rate risk arises in connection with both our non-trading and trading activities. Interest rate risk related to our trading activities primarily results from our fair value through profit or loss investments in Jamaican government debt securities.

We are exposed to foreign exchange risk as a result of mismatches between assets and liabilities (on- and off-balance sheet items) denominated in different currencies, as a result of both trading and non-trading activities. We are also exposed to non-trading related foreign exchange risk as a result of dealing in foreign currencies with our customers and from maintaining inventories of foreign currencies for this purpose. We do not maintain a trading book of foreign currency positions.

We are exposed to liquidity risk, which arises from the maturity gap between assets and liabilities. We are also exposed to liquidity risk related to our available-for-sale investment securities.

We are exposed to equity price risk in connection with our trading in equity securities. Equity securities do not represent a material portion of our assets or our investment portfolio.

The matching of the maturities, interest rates and currency denominations of assets and liabilities is fundamental to the management of our business and the generation of profits. We assess risk/reward criteria in determining the extent to which we mismatch positions. We enter into derivative contracts from time to time, for hedging purposes only. We had 4 open derivatives contracts having an aggregate net fair value of J$334 thousand at September 30, 2012. Our trading portfolio involves debt and equity securities and is a relatively small component of our business, with our total investment portfolio at September 30, 2012 having a value of J$720 million, representing 0.2% of our assets.

Our risk management structure

Our risk management framework guides our risk-taking activities and ensures that it is in conformity with regulatory requirements, applicable laws, the Board of Director’s risk parameters, shareholders’ expectations and best practices. The framework incorporates a comprehensive risk governance structure and appropriate policies and procedures. Our risk management framework is supported by five main components:

•	our business units, which operate within risk parameters established by our risk management framework;

•	the Credit & Risk Management division, which provides an independent risk management function;

•	internal audit, which audits compliance with our risk management processes;

•	compliance, which monitors and oversees anti-money laundering and counter-terrorist financing measures as well as compliance with legislative requirements; and

•	our risk committees, which include risk management committees composed of executive officers supporting the Board Risk Management Committee in effectively carrying out its oversight.

The resources and processes used to enforce this risk management strategy are designed to enable all our businesses to understand the risks they are exposed to and develop the strategies they need to manage them appropriately.

We segregate duties so that the risk-taking functions are separated from the settlement, monitoring, measurement and recording functions. Due to the small size of our trading portfolio, we do not segregate the management of our non-trading and trading-related market risks, and our comprehensive risk management structure provides the basis for a single set of risk managers to consider and make a determination concerning all applicable market risks.

Each of the Bank, NCB Capital Markets Limited and NCB Insurance Company Limited has its own risk management structures, including investment committees and risk management committees. The Bank has representatives on the boards of directors and the risk management committees of NCB Capital Markets Limited and NCB Insurance Company Limited. Risk policymaking is ultimately determined by the Bank and risk supervision is consolidated administratively by the Credit & Risk Management Division, and is overseen by the Group ALCO. The Group ALCO is chaired by an executive director of the Bank and includes executive officers. The Group ALCO is responsible for the monitoring of our capital, liquidity, balance sheet positions and trends and, generally, the market risks represented by its non-trading and trading portfolios.

Market risk is regulated and controlled through documented policies and procedures, which are established through the governance structure described above.

Methodologies for measuring and managing market risk

We use a wide variety of methodologies to manage our market risks which are described below.

Market risk limits

A key component of our market risk management structure involves establishing limits. Our market risk limit structure serves the following purposes:

•	identify and define the main types of risks incurred in a manner consistent with our business strategy;

•	quantify appropriate risk levels and an appropriate risk structure;

•	provide flexibility to our business segments to timely and efficiently establish risk positions responsive to market changes and our business strategies;

•	allow the individuals and teams originating new business to take prudent risks that will help attain budgeted results; and

•	define the range of products and underlying assets within which each unit can operate.

In establishing market risk limits, a major consideration is the risk/return criterion associated with the transaction or instrument. Market risk limits are reviewed annually and changes are reviewed prior to implementation to ensure they remain within the Board of Directors’ appetite for risk and comply with our desired risk/return criterion. Variances from previously established limits are subject to a hierarchy of approvals through pre-established approval processes that ultimately may involve executive officers and our Credit & Risk Management Division or, if sufficiently significant, the Board Risk Management Committee of the relevant company within the NCB Group.

Market risk limits are designed based on the risk profile of a specific product as determined through sensitivity analyses. We establish an expected outcome based on risk characteristics and our assumptions and analyses concerning them and calculate market risk limits that represent a number of standard deviations from the expected outcome. We seek to operate within a range of acceptable outcomes at a specified confidence level. In establishing market risk limits, we consider our risk/return ratio, market volatility, capital allocation and micro- and macro-economic indicators.

Interest rate structural risk management methodologies

We use the following methodologies to measure and manage our structural interest rate exposure:

Gap measurement.    We use gap measurements to assess interest rate structural risk. We group interest rate sensitive assets and liabilities into buckets on the basis of their repricing date or maturity (if there is no repricing date). Off balance sheet positions are included in the analysis. The gap is the difference between our rate sensitive assets and rate sensitive liabilities. A positive gap arises where we have more rate sensitive assets than liabilities. A negative gap arises where we have more rate sensitive liabilities than assets. Gap measurements are used to carry out sensitivity analyses and establish limits in addition to performing worst case analysis testing.

Annual earnings test.    In order to assess our interest rate structural exposure, we measure the potential impact on our net interest income over a 12-month period of a specified, statistically derived, parallel movement in market rates of interest. We calculate this impact by currency, in the case of Jamaican dollar and U.S. dollar exposures.

Economic value test.    This test captures the impact of changes in market rates of interest on the net expected cash flows arising from assets and liabilities, including off balance sheet items. This measure takes a longer term view of the potential impact of interest rate changes on our net worth.

Interest rate spreads.    We calculate the weighted average yields of our assets and liabilities and report the net spread on a monthly basis.

Stress testing.    We examine the effect of abnormally large movements in interest rates on our annual earnings and on the value of various portfolios using gap analyses.

Sensitivity analysis.    Sensitivity analysis is also used to examine the impact of small to moderate movements in interest rates on the annual earnings and economic value of various portfolios using the gap analyses.

We are not able to readily access hedging instruments such as forwards, futures, caps and collars on the local market to manage our interest rate structural risk.

Foreign exchange risk management methodologies

The principal methodologies we use to measure and manage foreign exchange rate risk are market risk limits, stress testing and sensitivity analyses.

Liquidity risk management methodologies

We use the following methodologies to measure and manage our liquidity risk:

Cash flow forecasting.    At the beginning of each day, we forecast daily liquidity requirements, incorporating both maturing assets and liabilities and other expected flows. Large cash flow movements are monitored throughout the day and factored into the liquidity forecast.

Measurement of net funding gaps. We calculate cumulative surplus or deficits of funds at selective maturity dates. Cash flows are placed in different time bands based on the contractual terms and the projected behavior of liabilities, including off-balance sheet items. The difference between cash inflows and outflows in each time band is used as a determination of the companies’ liquidity profiles and limits are then established on our net cumulative liability cash flow gap positions that are held on days 15 and 30.

Minimum core liquid assets.    We maintain minimum levels of liquid assets, measured as a percentage of our net cumulative liability gap, in an effort to ensure that we hold sufficient levels of liquid assets to meet any unexpected cash outflows.

Key liquidity ratios. We monitor a variety of liquidity ratios, including liquid assets to total assets; loans to core deposits; gap to total liabilities and gap to total deposits.

Funding diversification.    We seek to diversify our funding sources to avoid reliance on any one depositor or counterparty. Accordingly, benchmarks are established to monitor the amount taken from any single depositor. We implement strategies to attract new deposits and minimize large withdrawals.

Stress testing.    We undertake liquidity stress testing/liquidity crisis scenario testing, which seeks to quantify the potential impact of certain events on the balance sheet, the net potential liquidity gap and our liquidity. Our liquidity crisis scenario testing involves an examination of our liquidity under the following three scenarios: a global systemic crisis, a local systemic crisis and an NCB Group-specific crisis.

Quantitative analysis—Non-trading activity

Our non-trading activities comprise all of our business activities other than the trading of Jamaican government debt securities and, to a much more limited degree, equity securities conducted by NCB Capital Markets Limited. Our non-trading activities include all of our commercial banking activities, our insurance and pension fund management activities, our foreign exchange dealing activities and all wealth management services and activities conducted on behalf of our clients.

Interest rate risk

Interest rate gap

Our interest rate risk policy requires us to manage interest rate risk by maintaining an appropriate interest rate gap. Our Risk Management Committee approves limits in respect of the level of interest rate structural risk that may be undertaken. These limits are monitored by the ALCO and the various risk committees in the NCB Group. The following table summarizes our exposure to interest rate risk. It includes our financial instruments at carrying amounts, categorized by the earlier of contractual repricing or maturity dates.

	At September 30, 2012
(J$ in thousands)	Within 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Non-interest bearing	Total

Assets
Cash in hand and balances at Bank of Jamaica	9,528,145	—	—	—	—	14,574,667	24,102,812
Due from other banks	11,678,897	1,069,558	160,096	—	—	2,018,518	14,927,069
Reverse repurchase agreements	184,745	222,580	2	—	—	967	408,294
Loans and advances net of provision for credit losses	54,822,878	28,638,163	1,402,116	19,765,218	3,180,872	4,095,607	111,904,854
Investment securities	12,395,716	60,456,941	25,588,071	62,315,035	44,949,300	4,948,494	210,653,557
Other	4,978	—	—	—	—	1,811,137	1,816,115

Total assets	88,615,359	90,387,242	27,150,285	82,080,253	48,130,172	27,449,390	363,812,701

(Table continue on following page)

	At September 30, 2012
(J$ in thousands)	Within 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Non-interest bearing	Total

Liabilities
Due to other banks	879,299	4,916,572	376,827	—	1,345,811	1,806,388	9,324,897
Customer deposits	98,977,150	9,217,713	16,096,306	399,506	—	38,239,675	162,930,350
Repurchase agreements	38,892,450	42,851,892	16,972,153	2,392,726	4,938	776,290	101,890,449
Obligations under securitization arrangements(1)	—	1,051,898	773,454	773,454	—	5,440	2,604,246
Other borrowed funds(1)	144,252	776,333	1,380,189	915,893	294,938	112,939	3,624,544
Liabilities under annuity and insurance contracts	21,647,059	150,316	805,488	—	—	2,591,461	25,194,324
Other	5,312	206,674	—	—	—	4,705,090	4,917,076

Total liabilities	160,545,522	59,171,398	36,404,417	4,481,579	1,645,687	48,237,283	310,485,886

On-balance sheet non-trading interest sensitivity gap	(71,930,163)	31,215,844	(9,254,132)	77,598,674	46,484,485	(20,787,893)	53,326,815
Cumulative interest sensitivity gap	(71,930,163)	(40,714,319)	(49,968,451)	27,630,223	74,114,708	53,326,815

(1)	Includes only financial assets and liabilities.

Sensitivity of net profit and shareholders’ equity

The following table indicates our sensitivity to a reasonable possible change in interest rates, with all other variables held constant, on our income statement and shareholders’ equity.

The sensitivity of the profit or loss is the effect of the assumed changes in interest rates on net income based on the floating rate of non-trading financial assets and financial liabilities. The sensitivity of shareholders’ equity is calculated by revaluing fixed rate available-for-sale financial assets for the effects of the assumed changes in interest rates. The correlation of variables will have a significant effect in determining the ultimate impact on market risk, but to demonstrate the impact due to changes in variable, variables had to be on an individual basis. It should be noted that movements in these variables are non-linear.

	At September 30, 2012
(J$ in thousands)	Effect on net profit	Effect on equity

Change in basis points:
-200	(1,472,201)	1,187,373
+200	1,472,201	(1,187,373)

Foreign exchange risk

Concentrations of currency risk—on- and off-balance sheet financial instruments

The table below summarizes our exposure to foreign currency exchange rate risk at September 30, 2012.

	At September 30, 2012
(J$ in thousands)	J$	US$	GBP	CAN$	Other	Total

Assets
Cash in hand and balances at Bank of Jamaica	16,991,874	6,048,725	869,244	175,549	17,420	24,102,812
Due from other banks	316,056	7,145,498	5,839,013	1,064,566	561,936	14,927,069
Reverse repurchase agreements	248,265	75,218	—	—	84,811	408,294
Loans and advances net of provision for credit losses	70,633,423	41,271,452	—	(21)	—	111,904,854
Investment securities	132,476,187	75,741,659	968,634	251,856	1,215,221	210,653,557
Other	1,099,470	709,369	6,285	196	795	1,816,115

Total assets	221,765,275	130,991,921	7,683,176	1,492,146	1,880,183	363,812,701

Liabilities
Due to other banks	1,078,271	8,110,697	65,572	44,744	25,613	9,324,897
Customer deposits	100,203,361	54,701,283	6,401,934	928,040	695,732	162,930,350
Repurchase agreements	43,555,359	56,346,956	1,086,502	304,053	597,579	101,890,449
Obligations under securitization arrangements(1)	—	2,604,246	—	—	—	2,604,246
Other borrowed funds(1)	2,088,360	1,536,184	—	—	—	3,624,544
Liabilities under annuity and insurance contracts	25,138,935	55,389	—	—	—	25,194,324
Other	3,754,482	1,045,499	9,318	6,114	101,663	4,917,076

Total liabilities	175,818,768	124,400,254	7,563,326	1,282,951	1,420,587	310,485,886

Net position on-balance sheet non-trading position	45,946,507	6,591,667	119,850	209,195	459,596	53,326,815

Guarantees, acceptances and other financial facilities	1,883,884	2,290,259	—	—	6,172	4,180,315
Credit commitments	18,695,703	4,098,291	—	—	—	22,793,994

(1)	Includes only financial assets and liabilities.

Foreign currency sensitivity

The following table indicates the currencies to which we have significant exposures on our monetary assets and liabilities. The change in currency rates below represents management’s assessment of the possible change in foreign exchange rates. The sensitivity analysis represents the outstanding foreign currency denominated monetary items and adjusts their translation at the year end for changes in foreign currency rates. The sensitivity analysis includes loans and advances to customers, investment securities and deposits. The correlation of variables will have a significant effect in determining the ultimate impact on market risk, but to demonstrate the impact due to changes in each variable, variables had to be considered on an individual basis. It should be noted that movements in these variables are non-linear.

	At September 30, 2012
(J$ in thousands)	Percent change in appreciation/(depreciation) of Jamaican dollar in relation to foreign currency		Effect on net profit

Foreign Currency:
USD	4%		(214,387)
	(10%	)	535,966
GBP	4%		(206)
	(10%	)	515
CAN	4%		(6,077)
	(10%	)	15,192

Liquidity risk

Balance sheet items

The tables below present the contractual maturities of undiscounted cash flows (both interest and principal cash flows) of the NCB Group’s and the Bank’s financial assets and liabilities based on the remaining period.

(J$ in thousands)	Less than 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Total

At September 30, 2012:
Due to other banks	2,652,733	5,014,518	482,476	521,926	1,625,256	10,296,909
Customer deposits	136,972,132	9,366,134	16,798,276	411,369	—	163,547,911
Repurchase agreements	48,002,036	36,311,425	18,368,132	44,269	6,149	102,732,011
Obligations under securitization arrangements(1)	—	641,369	1,008,967	1,306,344	—	2,956,680
Other borrowed funds(1)	153,118	483,247	667,233	2,701,273	387,544	4,392,415
Liabilities under annuity and insurance contracts	362,213	799,721	3,630,389	17,861,694	52,056,672	74,710,689
Other	2,854,698	1,713,865	223,170	150	125,194	4,917,077
Total financial liabilities (contractual maturity dates)	190,996,930	54,330,279	41,178,643	22,847,025	54,200,815	363,553,692

Total financial liabilities (expected maturity dates)	83,611,911	54,330,279	41,795,634	22,853,174	160,942,694	363,533,692

Total financial assets (expected maturity dates)	38,784,270	8,258,414	51,220,815	207,776,339	201,133,860	507,173,698

(J$ in thousands)	Less than 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Total

At September 30, 2011:
Due to other banks	2,287,964	917,244	1,877,783	499,397	1,685,694	7,268,082
Customer deposits	138,222,092	11,309,067	11,613,536	924,772	—	162,069,467
Repurchase agreements	32,508,405	32,488,689	14,751,256	5,479,483	52	85,227,885
Obligations under securitization arrangements(1)	1,066,182	638,870	5,997,553	7,358,113	—	15,060,718
Other borrowed funds(1)	1,117,489	989,610	1,648,768	2,601,189	107,515	6,464,571
Liabilities under annuity and insurance contracts	343,535	772,606	3,437,374	16,653,694	46,425,516	67,632,725
Other	2,860,437	1,324,813	148,663	2,142	129,744	4,465,799

Total financial liabilities (contractual maturity dates)	178,406,104	48,440,899	39,474,933	33,518,790	48,348,521	348,189,247

Total financial liabilities (expected maturity dates)	82,472,218	48,440,899	40,174,206	33,518,790	143,583,134	348,189,247

Total financial assets (expected maturity dates)	69,315,199	44,413,687	45,296,489	144,468,009	149,062,937	452,556,321

(1)	Includes only financial assets and liabilities.

Off-balance sheet items

The table below shows the contractual expiry by maturity of our contingent liabilities and commitments.

	At September 30, 2012
(J$ in thousands)	Less than 1 year	2 to 5 years	Over 5 years	Total
Credit commitments	22,793,994	—	—	22,793,994
Guarantees, acceptances and other financial facilities	2,972,009	400,715	807,591	4,180,315
Operating lease commitments	89,089	270,554	384,397	744,040
Capital commitments	997,729	—	—	997,729

Total	26,852,821	671,269	1,191,988	28,716,078

Quantitative analysis—Trading activity

The Bank does not engage in trading activity. Our trading activity is conducted by NCB Capital Markets Limited and involves the buying and selling of Jamaican government debt securities and, to a much smaller degree, equity securities.

Interest rate risk

The following table summarizes our exposure to interest rate risk. It includes our financial instruments at carrying amounts, categorized by the earlier of contractual repricing or maturity dates.

	At September 30, 2012
(J$ in thousands)	Less than 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Non-interest bearing	Total

Jamaican government debt securities	2,033	3,439	18,679	16,704	70,518	2,021	113,394
Guaranteed by Jamaican government	—	—	—	15,284	94,776	3,501	113,561
Other	—	—	—	—	209,714	283,737	493,451

Total trading assets	2,033	3,439	18,679	31,988	375,008	289,259	720,406

Foreign exchange rate risk

The table below summarizes our exposure to foreign currency exchange rate risk at September 30, 2012.

	At September 30, 2012
(J$ in thousands)	J$	US$	Total

Trading assets
Corporate bonds	161,568	49,412	210,980
Jamaican government debt securities	5,611	107,783	113,394
Guaranteed by Jamaican government	—	113,561	113,561
Other	282,470	—	282,470

Total trading assets	449,650	270,756	720,405

Insurance risk

We issue contracts that transfer insurance risk or financial risk or both.

The risk under any one insurance contract is the possibility that the insured event occurs and the uncertainty of the amount of the resulting claim. By the very nature of an insurance contract this risk is random and therefore unpredictable. Experience shows that the larger the portfolio of similar insurance contracts, the smaller will be the relative variability about the expected outcome. In addition, a more diversified portfolio is less likely to be affected across the board by a change in any subset of the portfolio.

For a portfolio of insurance contracts where the theory of probability is applied to pricing and provisioning, the principal risk that we face under insurance contracts is that the actual claims and benefit payments exceed the carrying amount of the insurance liabilities. This could occur because the frequency of or severity of claims and benefits will vary from year to year from the estimate established using statistical techniques. We issue contracts that have a maximum period determined by the remaining life of the insured. In addition to the estimated benefits which may be payable under the contract, we have to assess the cash flows which may be attributable to the contract. The process of underwriting may also be undertaken and may include specific medical tests and other enquiries which affect our assessment of the risk.

For contracts where death is the insured risk, the most significant factors that could increase the overall frequency and severity of claims are epidemics (such as AIDS) and wide-ranging lifestyle changes, such as in diet, smoking and exercise habits, resulting in earlier or more claims than expected.

We charge for mortality risks on a monthly basis for insurance contracts with investment options and has the right to alter these charges based on mortality experience and hence to minimize our exposure to mortality risk on these contracts. Delays in implementing increases in mortality charges, and contractual, market or regulatory restraints over the extent of any increases, may reduce this mitigating effect.

The Group also manages mortality risks on its contracts through its underwriting strategy and reinsurance arrangements. The underwriting strategy is intended to minimize the risk of anti-selection. The NCB Group’s underwriting strategy has a two-fold approach:

•

products that are subject to traditional methods of application and assessment are controlled by traditional underwriting methods including medical and financial selection with benefits being limited to reflect the health and/or financial condition of applicants and by the application of retention limits on any single life insured; and

•

products which are not subject to traditional methods of application and assessment contain preexisting conditions and exclusionary clauses for certain types of high-risk medical and financial events, with claims on these types of policies examined for breaches to those clauses and denied or settled accordingly.

The following tables indicate the concentration of insured benefits across bands of insured benefits per individual life assured. We use catastrophe re-insurance cover against its individual contracts as the main risks faced by these contracts are interest rate and liquidity:

	Total benefits assured—individual
	2012		2011
(J$ in thousands) Benefits assured per life assured	Contracts with investment options	Contracts without investment options	Contracts with investment options	Contracts without investment options
0 – 1,000	12,592,482	1,767,817	11,924,594	1,505,372
1,000 – 2,000	3,774,765	6,268,619	3,639,903	5,790,269
2,000 – 5,000	4,595,536	3,931,131	4,495,366	3,393,381
5,000 – 10,000	2,981,311	—	2,943,390	—
Over 10,000	3,916,088	—	3,890,154	—

Total	27,860,182	11,967,567	26,893,407	10,869,022

	Total benefits assured—Group
(J$ in thousands)	2012		2011
Benefits assured per life assured	Before re-insurance	After re-insurance	Before re-insurance	After re-insurance
0 – 1,000	10,273,081	10,272,301	8,285,709	8,285,667
1,000 – 2,000	7,656,975	7,654,706	5,470,709	5,470,162
2,000 – 5,000	12,408,493	12,109,983	9,541,090	9,212,097
5,000 – 10,000	11,538,176	7,077,084	9,368,303	5,662,839
Over 10,000	7,223,180	1,962,428	5,698,043	1,532,870

Total	49,099,905	39,076,502	38,363,854	30,163,635

The following table for annuity contracts illustrates the concentration of risk in relation to the amount payable as if the annuity were in payment at the year end. We do not hold any re-insurance against the liabilities in these contracts.

(J$ in thousands)	Total annuities payable
Annuity payable per annum per annuitant	2012	2011
0 -100	26,518	6,571
100 – 300	67,552	32,943
300 – 500	60,713	43,700
500 – 1,000	121,294	108,608
Over 1,000	548,438	534,312

Total	824,515	726,134

Insurance risk for contracts is also affected by the contract holders’ right to pay reduced or no future premiums, or to terminate the contract completely. As a result, the amount of insurance risk is also subject to contract holders’ behavior. We have factored the impact of contract holders’ behavior into the assumptions used to measure these liabilities.

Recent accounting pronouncements

The following is a brief discussion of accounting standards and interpretations adopted by us during fiscal year 2012.

•

IAS 24 (Revised), “Related Party Disclosures” (effective for annual periods beginning on or after January 1, 2011). The revised standard clarifies and simplifies the definition of a related party and provides certain exemptions for government-related entities. The revised standard did not have a significant impact on the NCB Group’s related party disclosures.

•

IFRS 7 (Amendment), “Financial instruments: Disclosures” (effective for annual periods beginning on or after July 1, 2011). This amendment clarifies the disclosure requirement by emphasizing the interaction between quantitative and qualitative disclosures and the nature and extent of risks associated with financial instruments. Amendments were also made to quantitative and credit risk disclosures. The adoption of this amendment resulted in changes in the NCB Group’s credit risk disclosures.

•

IFRIC 14 (Amendments), “Prepayments of a Minimum Funding Requirement” (effective for annual periods beginning January 1, 2011). The amendments correct an unintended consequence of IFRIC 14—IAS 19, “The limit on a defined benefit asset, minimum funding requirements and their interaction.” Without the amendments, entities are not permitted to recognize as an asset some voluntary prepayments for minimum funding contributions. This was not intended when IFRIC 14 was issued, and the amendments correct this. The amendments did not have an impact on the NCB Group’s financial statements.

The following is a brief discussion of accounting standards and interpretations to be adopted by us during the current fiscal year ending September 30, 2013.

•

IAS 1 (Amendment), “Presentation of Financial Statements” (effective for annual periods beginning on or after July 1, 2012). The amendment requires an entity to group items presented in other comprehensive income on the basis of whether they are potentially reclassifiable to profit or loss subsequently (reclassification adjustments). The amendment to

IAS 1 does not address which items are presented in other comprehensive income. The NCB Group will apply the amendment from October 1, 2012 and it will result in a change in presentation of the statement of other comprehensive income.

The following is a brief discussion of accounting standards and interpretations to be adopted by us subsequent to the fiscal year ending September 30, 2013.

•

IAS 12 (Amendment), “Income taxes” (effective for annual periods beginning on or after July 1, 2013). The amendment requires an entity to measure deferred taxes relating to an asset depending on whether the entity expects to recover the carrying amount of the asset through use or sale. For assets measured using the fair value model in IAS 40, “Investment properties”, it is often difficult and subjective to assess whether recovery will be through use or through sale. The NCB Group will apply the amendment from October 1, 2013 but it is not expected to have any significant impact on the NCB Group’s financial statements.

•

IAS 19 (Amendment), “Employee Benefits” (effective for annual periods beginning on or after January 1, 2013). This amendment eliminates the corridor approach and calculates finance costs on a net funding basis. The significant changes affecting the NCB Group are that actuarial gains and losses are renamed ‘remeasurements’ and will be recognized immediately in other comprehensive income. Actuarial gains and losses will no longer be deferred using the corridor approach or recognized in profit or loss. Remeasurements recognized in other comprehensive income will not be recycled through profit or loss in subsequent periods. The annual income or expense for funded benefit plans will include net interest expense or income, calculated by applying the discount rate to the net defined benefit asset or liability. This will replace the finance charge and expected return on plan assets. Additional disclosures are required to present the characteristics of benefit plans, the amounts recognized in the financial statements and the risks arising from defined benefit plans and multi-employer plans. The NCB Group will apply the amendment from October 1, 2013.

•

IAS 27, (Revised) ‘Separate financial statements’ (effective for annual periods beginning on or after January 1, 2013). This standard includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10. The NCB Group will apply the standard from October 1, 2013 but it will not result in changes to the NCB Group’s separate financial statements.

•

IAS 28, (Revised) ‘Associates and joint ventures’ (effective for annual periods beginning on or after January 1, 2013). This standard includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11.The NCB Group will apply the standard from October 1, 2013 but it is not expected to result in changes to the NCB Group’s financial statements.

•

IAS 32 (Amendment), “Financial instruments: Presentation” (effective for annual periods beginning on or after January 1, 2014) and IFRS 7 (Amendment), “Financial instruments: Disclosures” (effective for annual periods beginning on or after January 1, 2013). The amendment to IAS 32 clarifies certain requirements for offsetting financial assets and financial liabilities on the statement of financial position. The amendment clarifies that the right of set-off must be available currently – that is, it is not contingent on a future event. It also must be legally enforceable for all counterparties in the normal course of business, as well as in the event of default, insolvency or bankruptcy. The amendment also clarifies that gross settlement mechanisms (such as through a clearing house) with features that both eliminate credit and liquidity risk and process receivables and payables in a single settlement process, are effectively equivalent to net settlement; they would therefore satisfy the IAS 32 criterion in these instances. As the clarified offsetting requirements for amounts presented in the statement of financial position continue to be different from U.S. GAAP, the IASB has also published an amendment to IFRS 7 to provide disclosures intended to facilitate comparison between those entities that prepare IFRS financial statements to those that prepare financial statements in accordance with U.S. GAAP. The amendment to IFRS 7 will require more extensive disclosures than are currently required under IFRS and U.S. GAAP. The disclosures focus on quantitative information about recognized financial instruments that are offset in the statement of financial position, as well as those recognized financial instruments that are subject to master netting or similar arrangements irrespective of whether they are offset. The NCB Group will apply the amendment to IAS 32 from October 1, 2014 and the amendment to IFRS 7 from October 1, 2013, but they are not expected to have a significant impact on the NCB Group’s financial statements.

•

IFRS 9, “Financial Instruments” (effective for annual periods beginning on or after January 1, 2015). This standard specifies how an entity should classify and measure financial instruments, including some hybrid contracts. It requires all financial assets to be classified on the basis of the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial asset; initially measured at fair value plus, in the case of a financial asset not at fair value through profit or loss, particular transaction costs; and subsequently measured at amortized cost or fair value. These requirements improve and simplify the approach for classification and measurement of financial assets compared with the requirements of IAS 39. They apply a consistent approach to classifying financial assets and replace the four categories of financial assets in IAS 39, each of which had its own classification criteria. They also result in one impairment method, replacing the two impairment methods in IAS 39 that arise from the different classification categories. There has been no significant change in the recognition and measurement of financial liabilities carried at amortized cost from what obtained under IAS 39. The NCB Group is still assessing the potential impact of IFRS 9 and whether it should adopt the standard prior to the effective date to take advantage of the transitional arrangements which vary depending on the date of initial adoption.

•

IFRS 10, “Consolidated Financial Statements” (effective for annual periods beginning on or after January 1, 2013). This standard replaces IAS 27—”Consolidated and Separate Financial Statements” and SIC-12—”Consolidation-Special Purpose Entities.” The standard requires an entity that is a parent to present consolidated financial statements. A limited exemption is available to some entities. The standard addresses certain instances of divergence in practice in applying IAS 27 and SIC-12, for example, entities varied in their application of the control concept in circumstances in which a reporting entity controls another entity but holds less than a majority of the voting rights of the entity, and in circumstances involving agency relationships. In addition, a perceived conflict of emphasis between IAS 27 and SIC-12 had led to inconsistent application of the concept of control. IAS 27 required the consolidation of entities that are controlled by a reporting entity, and it defined control as the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. SIC-12, which interpreted the requirements of IAS 27 in the context of special purpose entities, placed greater emphasis on risks and rewards. The NCB Group will apply the standard from October 1, 2013 but it is not expected to have any impact on the NCB Group’s financial statements as there would be no change in the entities that are consolidated under the new standard.

•

IFRS 11, “Joint Arrangements” (effective for annual periods beginning on or after January 1, 2013). This standard replaces IAS 31, “Interests in Joint Ventures” and SIC-13, “Jointly Controlled Entities-Non-Monetary Contributions by Venturers.” The standard requires a party to a joint arrangement to determine the type of joint arrangement in which it is involved by assessing its rights and obligations arising from the arrangement. The standard is concerned principally with addressing two aspects of IAS 31: first, that the structure of the arrangement was the only determinant of the accounting and, second, that an entity had a choice of accounting treatment for interests in jointly controlled entities, and improves on IAS 31 by establishing principles that are applicable to the accounting for all joint arrangements. The standard requires a joint venturer to recognize an investment and to account for that investment using the equity method in accordance with IAS 28—”Investments in Associates and Joint Ventures,” unless the entity is exempted from applying the equity method as specified in that standard. The NCB Group will apply the standard from October 1, 2013. The NCB Group currently has no joint arrangements that fall within the recognition criteria of this standard.

•

IFRS 12, “Disclosure of Interests in Other Entities” (effective for annual periods beginning on or after January 1, 2013). This standard applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. The standard requires an entity to disclose information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities; and the effects of those interests on its financial position, financial performance and cash flows. The NCB Group will apply the standard from October 1, 2013 and it will result in expanded disclosure in the financial statements.

•

IFRS 13, “Fair Value Measurement” (effective for annual periods beginning on or after January 1, 2013). The standard explains how to measure fair value for financial reporting. It defines fair value; sets out in a single IFRS a framework for measuring fair value; and requires disclosures about fair value measurements. This standard applies to those standards that require or permit fair value measurements or disclosures about fair value measurements (and measurements, such as fair value less costs to sell, based on fair value or disclosures about those measurements), except in specified circumstances. The NCB Group will apply the standard from October 1, 2013 and it will result in expanded disclosure in the financial statements.

The NCB Group has concluded that all other standards, interpretations and amendments to existing standards, which are published but not yet effective, including those resulting from the IASB’s ongoing annual improvements to IFRSs project, are either relevant to its operations but will have no material impact on adoption; or are not relevant to its operations and will therefore have no impact on adoption; or contain inconsequential clarifications that will have no material impact when they come into effect.

Selected statistical information

The following statistical information relates to us on a consolidated basis (unless otherwise indicated) and should be read together with our audited historical consolidated financial statements and the accompanying notes and our unaudited consolidated financial statements and accompanying notes included in this prospectus, as well as “Operating and financial review and prospects.”

Average annual balance sheet data has been calculated based on daily averages except for our Cayman Islands and UK subsidiaries, which collectively account for less than 3% of our operating income, for which the average of month-end balances have been used. We believe that the average data set forth herein accurately reflects in all material respects our financial condition and results of operations at the dates and for the periods specified.

The selected statistical information set forth below includes information at and for the fiscal years ended September 30, 2012, 2011, 2010, 2009 and 2008 derived from our consolidated financial statements prepared in accordance with IFRS as issued by the IASB. See “Presentation of financial and other information.”

Average balance sheet and interest rates

The following tables show our average balances, interest earned or paid and interest yields or rates for each of the periods presented. Loan origination fees are not included in our calculation of interest. With respect to the tables below and the tables under “—Changes in net interest income – volume and rate analysis,” we have stated average balances on a net basis, netting our non-performing loans and allowances for credit losses.

	For fiscal year ended September 30,
	2012			2011			2010
(J$ in thousands, except percentages)	Average balance	Interest earned	Average yield	Average balance	Interest earned	Average yield	Average balance	Interest earned	Average yield

Assets
Cash in hand and balances at Bank of Jamaica	21,038,441	17,846	0.08%	18,527,848	18,068	0.10%	20,445,327	36,361	0.18%
Due from other banks	13,963,168	104,969	0.75%	18,430,322	53,819	0.29%	15,413,933	49,931	0.32%
Derivative financial instruments	11,630	—	—	5,095	—	—	—	—	—
Loans and advances, net of provision for credit losses	102,616,872	14,085,952	13.73%	89,291,905	12,567,210	14.07%	86,786,019	12,670,671	14.60%
Investment securities (1)	210,667,602	16,267,201	7.72%	203,913,202	17,552,841	8.61%	183,551,852	20,547,331	11.19%
Investment in associates	5,839,499	—	—	3,253,592	—	—	2,243,350	—	—
Investment property	12,333	—	—	12,000	—	—	12,329	—	—
Intangible asset—computer software	972,370	—	—	488,083	—	—	148,279	—	—
Property, plant and equipment	4,710,345	—	—	4,154,467	—	—	4,103,290	—	—
Deferred income tax assets	—	—	—	7,124	—	—	256,277	—	—
Income tax recoverable	1,338,486	—	—	1,862,325	—	—	2,132,507	—	—
Customers’ liability— letters of credit and undertaking	427,125	—	—	243,908	—	—	393,848	—	—
Other assets	3,174,995	—	—	1,840,483	—	—	1,778,535	—	—

Total assets	364,772,869	30,475,968	8.35%	342,030,354	30,191,938	8.83%	317,265,544	33,304,294	10.50%

Net yield on interest earning assets(2)			6.25%			6.41%			6.74%

(1)	Includes investment securities at fair value through profit or loss and reverse repurchase agreements.
(2)	Net interest income divided by total interest-earning assets.

Total interest-earning assets consist of cash in hand and balances at Bank of Jamaica, due from other banks, loans and advances, net of provision for credit losses and investment securities, and totaled J$348,286 million for fiscal year 2012.

	For fiscal year ended September 30,
	2012			2011			2010
(J$ in thousands, except percentages)	Average balance	Interest paid	Average rate	Average balance	Interest paid	Average rate	Average balance	Interest paid	Average rate

Liabilities
Due to other banks	9,415,730	372,802	3.96%	5,997,458	96,761	1.61%	5,015,892	60,600	1.21%
Customer deposits	157,915,392	2,344,514	1.48%	144,141,783	2,473,797	1.72%	135,122,484	4,123,788	3.05%
Repurchase agreements	90,792,236	4,164,851	4.59%	86,562,729	4,350,925	5.03%	78,034,443	5,451,311	6.99%
Obligations under securitization arrangements	8,369,548	486,697	5.82%	17,172,567	633,249	3.69%	23,735,460	965,278	4.07%
Derivative financial instruments	11,934			17,500	—	—	89,557	—	—
Other borrowed funds	3,325,729	272,032	8.18%	5,201,974	371,307	7.14%	6,676,757	474,617	7.11%
Deferred income tax liabilities	2,188,724			1,388,486	—	—	133,252	—	—
Liabilities under annuity and insurance contracts	24,290,175	1,050,982	4.33%	22,078,389	1,115,039	5.05%	19,837,582	1,579,058	7.96%
Provision for litigation	16,694			13,061	—	—	12,830	—	—
Retirement benefit obligations	660,368			471,654	—	—	447,556	—	—
Liability—letters of credit and undertaking	427,125			243,908	—	—	393,848	—	—
Other liabilities	4,635,884			4,103,710	—	—	3,764,529	—	—

Total liabilities	302,049,539	8,691,878	2.88%	287,393,219	9,041,078	3.15%	273,264,189	12,654,651	4.64%

Shareholders’ equity
Share capital	6,465,731	—	—	6,465,731	—	—	6,465,731	—	—
Shares held by NCB Employee Share Scheme	(3,388)	—	—	(3,388)	—	—	(3,388)	—	—
Fair value and other reserves	3,386,945	—	—	3,373,557	—	—	(553,421)	—	—
Loan loss reserve	5,138,408	—	—	3,293,334	—	—	993,378	—	—
Banking reserve fund	6,277,306	—	—	5,538,194	—	—	4,655,612	—	—
Retained earnings reserve	13,613,987	—	—	9,719,021	—	—	9,210,802	—	—
Retained earnings	27,844,341	—	—	26,250,685	—	—	23,232,641	—	—

Total shareholders’ equity	62,723,330	—	—	54,637,135	—	—	44,001,355	—	—

Total equity and liabilities	364,772,869	—	—	342,030,354	—	—	317,265,544	—	—

Total interest-bearing liabilities consist of due to other banks, customer deposits, repurchase agreements, obligations under securitization arrangements, other borrowed funds and liabilities under annuity and insurance contracts, and totaled J$294,109 million for fiscal year 2012.

Changes in net interest income—volume and rate analysis

The following tables allocate the changes in our net interest income between changes in average volume and changes in average rate for fiscal year 2012 compared to fiscal year 2011. We have calculated volume variances based on movements in average balances over the period and rate variance based on changes in interest rates on average interest-earning assets and average interest-bearing liabilities. We have allocated variances caused by changes in both volume and rate to volume/rate. All yield and rate information is calculated on an annualized basis by dividing the income or expense item for the period by the average daily balances during the period of the appropriate balance sheet item. We stop accruing interest on loans once they are more than 90 days past due. All our non-accrual loans are included in the table below under “Loans and advances, net of provision for credit losses.”

	For fiscal years ended September 30, 2012 and 2011
	Increase (decrease) due to changes in
(J$ in thousands)	Volume	Rate	Volume/ rate	Net change

Interest-earning assets
Cash in hand and balances at Bank of Jamaica	2,448	(2,352)	(319)	(222)
Due from other banks	(13,045)	84,732	(20,538)	51,150
Loans and advances, net of provision for credit losses	1,875,396	(310,342)	(46,312)	1,518,742
Investment securities(1)	581,418	(1,807,197)	(59,861)	(1,285,640)

Total interest-earning assets	2,446,218	(2,035,158)	(127,030)	284,030

Interest-bearing liabilities
Due to other banks	55,149	140,699	80,192	276,041
Customer deposits	236,386	(333,775)	(31,894)	(129,283)
Repurchase agreements(2)	212,589	(380,091)	(18,571)	(186,074)
Obligations under securitization arrangements	(324,617)	365,352	(187,287)	(146,552)
Other borrowed funds	(133,923)	54,195	(19,547)	(99,275)
Policyholders’ benefits	111,703	(159,756)	(16,004)	(64,057)

Total interest-bearing liabilities	157,288	(313,376)	(193,112)	(349,200)

(1)	Includes investment securities at fair value through profit or loss and reverse repurchase agreements.

(2)	Includes promissory notes and certificates of participation.

Investment portfolio

At September 30, 2012 and 2011, the book value of our investment securities (carried at fair value through profit or loss and classified as available-for-sale and loans and receivables) was J$210,654 million and J$204,748 million, respectively (representing 55.5% and 56.7% of our total assets at September 30, 2012 and 2011, respectively). J$192,926 million, or 91.6%, and J$186,862 million, or 91.3%, of our investment securities at September 30, 2012 and 2011, respectively, consisted of Jamaican government debt securities. For a discussion of how we value our investment securities, see note 2(g) to our audited consolidated financial statements included in this prospectus.

The following tables show the book values of our investment securities by type and domicile of counterparty at each of the dates indicated.

Investment securities classified as available-for-sale and loans and receivables

	At September 30,
(J$ in thousands)	2012	2011	2010

Debt securities
Jamaican government	171,041,133	166,284,179	172,105,090
Guaranteed by Jamaican government	21,662,961	19,896,881	18,270,077
Total Jamaican government and government-guaranteed	192,704,094	186,181,060	190,375,167
Corporate	10,629,244	12,160,227	4,855,622
Foreign governments	1,743,826	1,300,141	308,044

Total debt securities	205,077,164	199,641,428	195,538,833

Equity securities
Quoted	1,709,475	492,257	661,619
Unquoted	77,777	47,498	47,498

Total equity securities	1,787,252	539,755	709,117
Interest receivable	3,068,735	2,781,592	3,213,843

	209,933,151	202,962,775	199,461,793
Less provision for impairment of securities	—	—	(27,520)

Total investment securities classified as available-for-sale and loans and receivables	209,933,151	202,962,775	199,434,273

Investment securities at fair value through profit or loss

	At September 30,
(J$ in thousands)	2012	2011	2010

Debt securities
Jamaican government	111,373	540,783	312,288
Guaranteed by Jamaican government	110,060	140,430	49,116
Total Jamaican government and government-guaranteed	221,433	681,213	361,404
Corporate	209,714	998,661	236,493

Total debt securities	431,147	1,679,874	597,897

Equity securities
Quoted	282,472	90,880	95,995

Total equity securities	282,472	90,880	95,995
Interest receivable	6,787	14,598	4,819

Total investment securities at fair value through profit or loss	720,406	1,785,352	698,711

At September 30, 2012, 2011 and 2010, we held no securities of single issuers or related group of companies whose aggregate book or market value exceed 10% of shareholders’ equity, other than Jamaican government debt securities. Total Jamaican government debt securities represented 290.8%, 301.5% and 390.8% of our shareholders’ equity at September 30, 2012, 2011 and 2010, respectively.

The following tables analyze the maturities and weighted average yields of our debt investment securities (before interest receivable and provision for impairment losses) at September 30, 2012 and 2011. For purposes of this analysis, tax-exempt yields have not been computed on a tax-equivalent basis.

Investment securities classified as available-for-sale and loans and receivables

	At September 30, 2012
(J$ in thousands)	Maturing within 1 year	Maturing between 1 and 5 years	Maturing between 5 and 10 years	Maturing after 10 years	Total	Average yield

Debt securities
Jamaican government	27,195,550	79,213,312	45,225,548	19,406,723	171,041,133	9.20%
Guaranteed by Jamaican government	—	10,440,095	3,706,126	7,516,740	21,662,961	8.13%

Total Jamaican government and government—guaranteed	27,195,550	89,653,407	48,931,674	26,923,463	192,704,094	9.08%
Corporate	737,769	3,234,152	6,657,323	—	10,629,244	9.38%
Foreign governments	3,102	954,067	552,734	263,923	1,743,826	10.59%

Total debt investment securities	27,936,421	93,841,626	56,111,731	27,187,386	205,077,164	9.11%

Average yield	8.82%	9.30%	8.80%	9.36%	9.11%

	At September 30, 2011
(J$ in thousands)	Maturing within 1 year	Maturing between 1 and 5 years	Maturing between 5 and 10 years	Maturing after 10 years	Total	Average yield

Debt securities
Jamaican government	24,311,409	59,848,096	60,025,541	22,099,133	166,284,179	9.53%
Guaranteed by Jamaican government	1,803,034	10,517,221	951,117	6,625,509	19,896,881	7.92%

Total Jamaican government and government—guaranteed	26,114,443	70,365,317	60,976,658	28,724,642	186,181,060	9.36%
Corporate	6,737,976	3,641,163	1,707,337	73,751	12,160,227	9.81%
Foreign governments	—	—	1,138,264	161,877	1,300,141	11.80%

Total debt investment securities	32,852,420	74,006,480	63,822,259	28,960,269	199,641,428	9.40%

Average yield	8.36%	10.36%	8.91%	9.25%	9.40%

Investment securities at fair value through profit or loss

	At September 30, 2012
(J$ in thousands except percentages)	Maturing within 1 year	Maturing between 1 and 5 years	Maturing between 5 and 10 years	Maturing after 10 years	Total	Average yield

Debt Securities
Jamaican government	21,115	17,460	47,113	25,685	111,373	7.94%
Guaranteed by Jamaican government	—	15,284	54,892	39,885	110,060	8.92%
Total Jamaican government and government-guaranteed	21,115	32,745	102,004	65,569	221,434	8.43%
Corporate	—	—	209,714	—	209,714	10.11%

Total debt investment securities	21,115	32,745	311,718	65,569	431,147	9.25%

Average yield	6.78%	8.61%	9.51%	9.12%	9.25%

	At September 30, 2011
(J$ in thousands except percentages)	Maturing within 1 year	Maturing between 1 and 5 years	Maturing between 5 and 10 years	Maturing after 10 years	Total	Average yield

Debt Securities
Jamaican government	24,418	344,097	40,378	131,890	540,783	10.65%
Guaranteed by Jamaican government	—	37,085	—	103,345	140,430	8.73%

Total debt investment securities	24,418	381,182	40,378	235,235	681,213	10.26%

Average yield	11.74%	11.17%	9.97%	8.67%	10.26%

Loan portfolio

At September 30, 2012 and 2011, our gross loans and advances to customers equaled J$115,797 million and J$94,115 million, respectively (30.5% and 26.2% of our total assets at September 30, 2012 and 2011, respectively). Net of allowances for credit losses, loans and advances to customers (including interest receivable from customers) equaled J$111,905 million and J$91,728 million at September 30, 2012 and 2011, respectively (29.5% and 25.5% of our total assets at September 30, 2012 and 2011, respectively).

Types of loans

The following tables show our gross loans and advances to customers, by type of customer loan, at each of the dates indicated.

	At September 30,
(J$ in thousands)	2012	2011	2010	2009	2008

Domestic:
Agriculture	2,831,323	882,244	1,050,388	1,070,865	690,481
Construction and land development	6,375,068	5,083,055	4,269,916	5,772,387	3,923,621
Credit and other financial institutions	88,234	26,337	9,662	259	37,678
Distribution	12,058,109	7,950,667	7,428,969	6,383,046	6,391,295
Electricity, gas and water	316,074	847,296	1,065,982	1,092,265	585,370
Entertainment	243,110	233,292	72,218	147,792	190,565
Government of Jamaica	2,634,595	3,539,547	8,882,800	9,702,310	14,003,446
Manufacturing	2,195,724	2,170,083	1,653,621	1,888,362	1,796,013
Mining and processing	215,622	247,450	158,370	249,535	275,834
Overseas residents	8	1,763	5,673	13,559	—
Personal	50,660,714	39,083,330	30,613,366	27,153,536	26,925,735
Professional and other services	4,213,602	3,765,936	2,935,808	2,460,968	5,804,329
Tourism	14,862,387	16,470,253	15,585,450	17,337,361	11,201,820
Transportation, storage and communication	728,928	895,197	713,390	2,838,322	2,020,517

Total domestic	97,423,500	81,196,449	74,445,613	76,110,567	73,846,704

Foreign:
Construction and land development	6,953,354	3,014,225	3,010,766	5,300,940	2,217,852
Distribution	1,439,609	—	—	—	—
Professional and other services	210,979	—	—	—	—
Overseas residents	6,632,839	4,717,580	4,731,205	4,887,707	4,054,192
Tourism	852,347	4,564,397	4,817,226	2,266,119	2,536,759
Transportation, storage and communication	1,540,280	287,126	573,508	888,674	724,788
Other foreign loans	744,507	334,923	357,593	405,225	435,226

Total foreign	18,373,915	12,918,251	13,490,298	13,748,665	9,968,817

Total loans and advances, gross	115,797,415	94,114,700	87,935,911	89,859,232	83,815,521
Total provision	(4,766,151)	(2,884,153)	(2,994,252)	(2,706,554)	(2,295,673)
Interest receivable	873,590	497,591	1,053,443	1,025,592	649,548

Net	111,904,854	91,728,138	85,995,102	88,178,270	82,169,396

Maturities

The following tables set forth an analysis by maturity of our gross loans and advances to customers by type of loan at September 30, 2012 and 2011.

	Maturity at September 30, 2012
	1 year or less		1 to 5 years		Over 5 years		Total
(J$ in thousands, except percentages)	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total

Domestic:
Agriculture	388,416	0.3%	1,204,568	1.0%	1,238,339	1.1%	2,831,323	2.4%
Construction and land development	3,099,026	2.7%	1,517,138	1.3%	1,758,905	1.5%	6,375,068	5.5%
Credit and other financial institutions	36,662	0.0%	20,980	0.0%	30,592	0.0%	88,234	0.1%
Distribution	4,120,909	3.6%	4,323,483	3.7%	3,613,717	3.1%	12,058,109	10.4%
Electricity, gas and water	32,140	0.0%	115,253	0.1%	168,682	0.1%	316,074	0.3%
Entertainment	167,615	0.1%	37,417	0.0%	38,077	0.0%	243,110	0.2%
Government of Jamaica	393,938	0.3%	767,678	0.7%	1,472,980	1.3%	2,634,595	2.3%
Manufacturing	532,314	0.5%	948,875	0.8%	714,535	0.6%	2,195,724	1.9%
Mining and processing	110,265	0.1%	105,357	0.1%	—	0.0%	215,622	0.2%
Overseas residents	8	0.0%	—	0.0%	—	0.0%	8	0.0%
Personal	2,274,312	2.0%	36,680,264	31.7%	11,706,137	10.1%	50,660,714	43.7%
Professional and other services	1,267,769	1.1%	1,466,626	1.3%	1,479,208	1.3%	4,213,602	3.6%
Tourism	2,989,421	2.6%	4,322,107	3.7%	7,550,859	6.5%	14,862,387	12.8%
Transportation, storage and communication	283,898	0.2%	242,241	0.2%	202,789	0.2%	728,928	0.6%

Total domestic	15,696,693	13.6%	51,751,987	44.7%	29,974,820	25.9%	97,423,500	84.1%

Foreign:
Construction and land development	3,140,225	2.7%	—	0.0%	3,813,130	3.3%	6,953,354	6.0%
Distribution	—	0.0%	1,439,609	1.2%	—	0.0%	1,439,609	1.2%
Professional and other services	10,979	0.0%	—	0.0%	200,000	0.2%	210,979	0.2%
Overseas residents	5,192,822	4.5%	1,440,017	1.2%	—	0.0%	6,632,839	5.7%
Tourism	—	0.0%	852,347	0.7%	—	0.0%	852,347	0.7%
Transportation, storage and communication	—	0.0%	1,540,280	1.3%	—	0.0%	1,540,280	1.3%
Other foreign loans	90,981	0.1%	492,531	0.4%	160,995	0.1%	744,507	0.6%

Total foreign	8,435,006	7.3%	5,764,784	5.0%	4,174,125	3.6%	18,373,915	15.9%

Total loans and advances, gross	24,131,699	20.8%	57,516,771	49.7%	34,148,945	29.5%	115,797,415	100.0%

	Maturity at September 30, 2011
	1 year or less		1 to 5 years		Over 5 years		Total
(J$ in thousands, except percentages)	Balance	% of Total	Balance	% of Total	Balance	% of Total	Balance	% of Total

Domestic:
Agriculture	200,280	0.2%	322,808	0.3%	359,156	0.4%	882,244	0.9%
Construction and land development	3,645,314	3.9%	894,868	1.0%	542,872	0.6%	5,083,055	5.4%
Credit and other financial institutions	23,446	0.0%	2,891	0.0%	—	0.0%	26,337	0.0%
Distribution	2,126,434	2.3%	2,482,564	2.6%	3,341,669	3.6%	7,950,667	8.4%
Electricity, gas and water	35,185	0.0%	503,871	0.5%	308,240	0.3%	847,296	0.9%
Entertainment	171,756	0.2%	14,974	0.0%	46,561	0.0%	233,292	0.2%
Government of Jamaica	2,178,325	2.3%	1,361,222	1.4%	—	0.0%	3,539,547	3.8%
Manufacturing	500,763	0.5%	925,512	1.0%	743,808	0.8%	2,170,083	2.3%
Mining and processing	102,734	0.1%	144,716	0.2%	—	0.0%	247,450	0.3%
Overseas residents	1,763	0.0%	—	0.0%	—	0.0%	1,763	0.0%
Personal	2,571,914	2.7%	28,247,751	30.0%	8,263,666	8.8%	39,083,330	41.5%
Professional and other services	1,239,484	1.3%	1,467,083	1.6%	1,059,369	1.1%	3,765,936	4.0%
Tourism	6,170,951	6.6%	6,003,859	6.4%	4,295,443	4.6%	16,470,253	17.5%
Transportation, storage and communication	578,469	0.6%	140,147	0.1%	176,581	0.2%	895,197	1.0%

Total domestic	19,546,818	20.8%	42,512,266	45.2%	19,137,365	20.3%	81,196,449	86.3%

Foreign:
Construction and land development	3,014,225	3.2%	—	0.0%	—	0.0%	3,014,225	3.2%
Overseas residents	4,717,580	5.0%	—	0.0%	—	0.0%	4,717,580	5.0%
Tourism	3,401,768	3.6%	1,162,629	1.2%	—	0.0%	4,564,397	4.8%
Transportation, storage and communication	287,126	0.3%	—	0.0%	—	0.0%	287,126	0.3%
Other foreign loans	148,324	0.2%	20,839	0.0%	165,761	0.2%	334,923	0.4%

Total foreign	11,569,022	12.3%	1,183,468	1.3%	165,761	0.2%	12,918,251	13.7%

Total loans and advances, gross	31,115,841	33.1%	43,695,734	46.4%	19,303,126	20.5%	94,114,700	100.0%

Fixed and variable rate loans

The following table sets forth a breakdown of our fixed and variable rate loans having a maturity of more than one year at September 30, 2012 and 2011.

	At September 30,

(J$ in thousands)	2012	2011

Fixed rate	39,787,516	23,903,586
Variable rate	51,878,200	39,095,274

Total	91,665,716	62,998,860

The following table shows the range of interest rates of our fixed and variable rate loans having a maturity of more than one year at September 30, 2012 and 2011.

At September 30,
	2012	2011

Fixed rate (Jamaican dollar-denominated loans)	5%-39%	3%-39%

Variable rate (Jamaican dollar-denominated loans)	3%-49%	3%-49%

Fixed rate (U.S. dollar-denominated loans)	3.2106%-12%	2.996%-10.5%

Variable rate (U.S. dollar-denominated loans)	5.96%-18.5%	2%-19%

Cross-border outstandings

The following table sets forth, at the dates indicated, the aggregate amount of our cross-border outstandings (which consist of loans, interest-bearing deposits with other banks, acceptances, other interest-bearing investments and other monetary assets denominated in a currency other than the home-country currency of the office where the item is booked) to borrowers where outstandings in the borrower’s country exceeded 1% of our total assets.

	At September 30,
	2012		2011		2010
(J$ in thousands, except percentages)	Balance	% of total assets	Balance	% of total assets	Balance	% of total assets

St. Lucia	9,545,981	2.5%	7,865,748	2.2%	8,401,500	2.5%
Trinidad	4,934,639	1.3%	4,717,580	1.3%	4,731,205	1.4%
Total	14,480,620	3.8%	12,583,328	3.5%	13,132,705	3.9%

The following table sets forth the amounts of our cross-border outstandings at September 30, 2012, 2011 and 2010 by type of borrower where outstandings in the borrower’s country exceeded 1% of total assets.

(J$ in thousands)	Overseas residents	Construction and land development	Professional and other services	Tourism	Transportation, storage and communication	Total

September 30, 2010
St. Lucia	—	3,010,766	—	4,817,226	573,508	8,401,500
Trinidad	4,731,205	—	—	—	—	4,731,205
Total	4,731,205	3,010,766	—	4,817,226	573,508	13,132,705

September 30, 2011
St. Lucia	—	3,014,225	—	4,564,397	287,126	7,865,748
Trinidad	4,717,580	—	—	—	—	4,717,580
Total	4,717,580	3,014,225	—	4,564,397	287,126	12,583,328

September 30, 2012
St. Lucia	—	6,953,354	200,000	852,347	1,540,280	9,545,981
Trinidad	4,934,639	—	—	—	—	4,934,639

Total	4,934,639	6,953,354	200,000	852,347	1,540,280	14,480,620

Nonaccrual, past due and restructured loans

The SEC requires potential credit risk elements in lending to be analyzed as (1) loans accounted for on a nonaccrual basis, (2) accruing loans which are contractually past due 90 days or more as to principal or interest payments, (3) loans not included in (1) or (2) which are “troubled debt restructurings,” as defined in Statement of Financial Accounting Standards No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings” and (4) potential problem loans not included in (1), (2) or (3). These categories reflect U.S. financial reporting practices which differ from those used by us. See “Business—Credit risk management.” As explained below, we do not have any loans in categories (2) or (3).

Section 17(1) of the Jamaican Banking Act requires that when a bank receives no payment of principal or interest (which is due and payable) for a period of three months, the bank must establish a loan loss reserve and any interest in respect of such loans must not continue to be taken to the profit and loss account after the expiration of the three-month period. We are also required by the Bank of Jamaica to reverse all interest that has been previously taken into profit in respect of these non-performing loans.

The following table sets forth, at the dates indicated, (1) the aggregate amount of loans accounted for on a nonaccrual basis, which includes all non-performing loans, (2) restructured loans and (3) sub-standard loans (as defined in “Business—Credit risk management”) that are not non-performing because they are not yet 90 days past due. All such loans were made in Jamaica. For a discussion of our policy regarding restructured loans, see note 43(a) to our audited consolidated financial statements and the accompanying notes included in this prospectus.

	At September 30,
(J$ in thousands)	2012	2011	2010	2009	2008

Loans accounted for on a nonaccrual basis	8,271,530	6,735,029	3,029,733	2,343,292	1,957,623
Restructured loans	5,052,767	12,046,276	9,312,773	4,750,091	1,640,500
Accruing sub-standard loans	8,925,836	9,950,054	13,160,029	4,752,712	420,066

Total	22,250,133	28,731,359	25,502,535	11,846,095	4,018,189

The following table sets forth, at the dates indicated, the amount of loans accounted for on a nonaccrual basis, by type of loan.

	At September 30,
(J$ in thousands)	2012	2011	2010	2009	2008

Agriculture	121,343	119,569	102,375	98,991	144,692
Construction and land development	4,394,312	3,935,724	215,955	60,336	130,463
Credit and other financial institutions	1,069	8	8	864	896
Distribution	467,742	334,839	275,067	127,180	99,570
Electricity, gas and water	2	—	—	45	227
Entertainment	104,762	8,710	9,145	7,223	71,869
Government of Jamaica	271	14	37	25	959
Manufacturing	91,571	106,168	20,951	24,704	54,394
Mining and processing	28,833	26,771	7,052	7,054	4,475
Overseas residents	—	—	—	—	2
Personal	2,493,697	1,912,875	2,025,186	1,760,637	1,149,731
Professional and other services	404,359	111,875	177,617	100,318	164,221
Tourism	75,308	51,916	8,453	2,980	11,876
Transport, storage and communication	88,261	126,560	187,887	152,936	124,248
Total loans accounted for on a nonaccrual basis	8,271,530	6,735,029	3,029,733	2,343,292	1,957,623

The following table sets forth, for the dates indicated, accruing and nonaccruing restructured loans by type of loan. Our credit policy and Bank of Jamaica regulations provide guidelines generally prohibiting the restructuring of a business loan more than two times during the life of the original loan, and the restructuring of mortgage and personal loans more than two times during any five-year period.

	Fiscal year ended September 30,
(J$ in thousands)	2012	2011

Accruing restructured loans:
Agriculture	—	10,080
Construction and land development	—	1,034,472
Distribution	—	771,624
Electricity, gas and water	—	5,000
Entertainment	—	—
Government of Jamaica	—	3,499
Manufacturing	—	407,076
Mining and processing	—	17,404
Overseas residents	4,934,639	4,736,636
Personal	30,018	654,165
Professional and other services	48,500	223,929
Selected public entities	—	—
Tourism	10,000	1,007,150
Transport, storage and communication	—	1,266

Total accruing restructured loans	5,023,157	8,872,302

Nonaccruing restructured loans:
Construction and land development	—	3,111,952
Distribution	—	17,658
Manufacturing	—	27,172
Personal	29,021	15,494
Professional and other services	589	—
Transport, storage and communication	—	1,699

Total nonaccruing restructured loans	29,610	3,173,975
Total restructured loans	5,052,767	12,046,276

Movements in provision for credit losses

The following table presents information regarding movements in our provision for credit losses for the periods indicated.

	Fiscal year ended September 30,
(J$ in thousands, except percentages)	2012	2011	2010	2009	2008

Balance at beginning of period (October 1)	2,884,513	2,994,252	2,706,554	2,295,673	1,997,288

Charge-offs:

Domestic:
Retail & SME	(114,255)	(380,617)	(269,316)	(247,447)	(51,365)
Corporate Banking	—	(50,908)	—	—	—
Payment Services	(688,234)	(543,440)	(390,807)	(369,867)	(118,968)

Total	(802,489)	(974,965)	(660,123)	(617,314)	(170,333)

Recoveries:

Domestic
Retail & SME	8,036	4,643	1,743	706	—
Payment Services	261,311	258,200	213,832	259,899	173,963

Total	269,347	262,843	215,575	260,606	173,963
Net charge-offs	(533,142)	(712,122)	(444,548)	(356,708)	3,630
Additions charged to operations	2,684,487	602,023	732,246	767,589	294,754
Balance at end of period	4,766,151	2,884,153	2,994,252	2,706,554	2,295,673
Ratio of net charge-offs during the period to average loans outstanding during the period	0.52%	0.81%	0.51%	0.42%	—

We establish a provision for credit losses under IFRS in accordance with IAS 39. For each standard loan and special mention loan that is significant in terms of size or complexity, and each non-performing loan in our portfolio, we assess at the end of each reporting period whether there is any objective evidence that the loan is impaired. A loan is considered to be impaired if the present value of estimated future cash flows of the loan taking into account collateral discounted at the loan’s original effective rate of interest is less than the outstanding balance of the loan, and in that event a provision for credit losses equal to the entire amount of this difference is established for financial accounting purposes.

For standard and special mention loans that are not deemed to be individually significant and that show no objective evidence of impairment on an individual basis, we assess impairment on a portfolio basis by grouping together loans with similar credit risk characteristics (typically based on industry classification) and treating them as a single asset. A collective assessment is carried out to determine whether there is objective evidence of impairment and in the event that there is, we establish an additional provision for credit losses.

The rules and guidelines that we use to determine provision for credit losses under IFRS are described in “Business—Credit risk management.”

The following table presents information regarding the balance of our provision for credit losses at the end of the periods indicated and percentage information regarding the percent of credit losses to gross loans and advances.

(J$ in thousands, except percentages)	Fiscal year ended September 30,
	2012		2011		2010		2009		2008
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Balance at end of period	4,766,151	4.1%	2,884,153	3.1%	2,994,252	3.4%	2,706,554	3.0%	2,295,673	2.7%

Deposits

The following table analyzes average deposits by customers based on the location of the branches in which the deposits are recorded for the periods indicated.

	Fiscal year ended September 30,
(J$ in thousands)	2012	2011	2010

Branches in Jamaica	151,846,854	137,510,024	127,647,302
Cayman Islands subsidiary	6,068,538	6,631,759	7,475,182

Total	157,915,392	144,141,783	135,122,484

For the periods indicated, the following table presents information regarding the average amount of and the average rate paid on each of the following deposit categories which are in excess of 10% of average total deposits.

	Fiscal year ended September 30,
	2012		2011		2010
(J$ in thousands, except percentages)	Average interest rate	Average amount	Average interest rate	Average amount	Average interest rate	Average amount

Deposits in domestic bank offices:
Current accounts (non-interest-bearing)	—	34,654,802	—	32,606,026	—	29,126,913
Current accounts (interest-bearing)	1.64%	11,098,458	2.40%	8,653,685	3.61%	7,282,606
Savings deposits(1)	1.21%	74,016,051	1.64%	69,896,424	2.79%	65,860,113
Fixed deposits	3.08%	32,525,003	2.69%	26,026,618	4.85%	25,377,669

Deposits in foreign banking offices:
Foreign time and savings deposits	4.31%	6,060,629	4.25%	6,631,651	4.40%	7,475,182

(1)	Includes regular save accounts, sunshine savers club accounts, gold club accounts and START accounts.

The following tables show the maturity of time deposits in denominations of the U.S. dollar-equivalent of US$100,000 or more at the dates indicated. A time deposit is a money deposit at a banking institution that cannot be withdrawn for a certain “term” or period of time (unless a penalty is paid). When the term expires, the deposit may be withdrawn or it can be held for another term. At September 30, 2012, we held time deposits of J$42,799 million, or 26.3%, of total customer deposits (demand deposit and time deposits). We did not have any certificates of deposit in denominations of the U.S. dollar-equivalent of US$100,000 or more at the dates indicated. Determinations of whether we had time deposits or certificates of deposit in denominations of the U.S. dollar-equivalent of US$100,000 or more were based on foreign currency exchange rates at the end of each of the respective periods below.

	At September 30, 2012				At September 30, 2011
(US$ in thousands)	0-3 months	3-6 months	6-12 months	Over 12 months	0-3 months	3-6 months	6-12 months	Over 12 months

Time deposits
Domestic branches	166,303	32,899	109,897	—	142,758	11,810	64,170	2,650
Foreign branches	31,305	8,982	16,433	4,211	32,420	4,823	12,565	10,174

Total	197,608	41,881	126,330	4,211	175,178	16,634	76,735	12,824

	At September 30, 2010				At September 30, 2009
(US$ in thousands)	0-3 months	3-6 months	6-12 months	Over 12 months	0-3 months	3-6 months	6-12 months	Over 12 months

Time deposits
Domestic branches	191,514	23,502	42,157	2,500	143,290	41,696	39,262	103
Foreign branches	43,135	25,144	16,339	2,650	43,419	30,215	11,573	1,200

Total	234,650	48,646	58,496	5,150	186,709	71,910	50,835	1,303

Return on equity and assets

The following tables present our selected financial ratios for the periods indicated.

	Fiscal year ended September 30,
	2012	2011	2010

Return on assets(1)	2.75%	4.06%	3.49%
Return on equity(2)	16.02%	25.41%	25.17%
Dividend payout ratio(3)	34.31%	22.16%	32.45%
Equity to assets ratio(4)	17.20%	15.97%	13.87%

(1)	Represents net profit divided by average total assets. Average total assets is derived from the average balance sheets.

(2)	Represents net profit divided by average shareholders’ equity. Average shareholders’ equity is derived from the average balance sheets.

(3)	Represents dividends declared per ordinary share divided by net profit per ordinary share.

(4)	Represents average shareholders’ equity divided by average total assets. Average total assets is derived from the average balance sheets. Average shareholders’ equity is derived from the average balance sheets.

Short-term borrowings

The following tables show our short-term borrowings, which consist of repurchase agreements and balances due to other banks, at the dates and for the periods indicated.

	At and for fiscal year ended September 30,
(J$ in thousands, except percentages)	2012	2011	2010

Repurchase agreements
End of period outstandings	101,890,449	84,075,103	85,292,763
Highest month-end balance	101,890,449	92,157,501	85,292,763
Average balance	90,792,236	86,559,812	78,030,797

Average rate of interest:
At year or period end	5.00%	4.79%	6.05%
During year or period	4.59%	5.03%	7.56%

Due to other banks
End of period outstandings	8,564,572	3,030,630	1,139,833
Highest month-end balance	8,564,572	4,380,834	4,343,130
Average balance	6,142,145	3,040,637	2,593,677

Average rate of interest:
At year or period end	3.81%	3.22%	3.26%
During year or period	3.84%	3.10%	4.12%

The Jamaican financial services industry

The Jamaican financial services industry is competitive with limited product and service differentiation among the participants in the industry. The main participants are commercial banks, building societies, life insurance companies, brokers and securities dealers, merchant banks, general insurance companies, unit trusts and credit unions. Commercial banks, building societies and merchant banks are categorized as deposit-taking institutions and are regulated by the Bank of Jamaica. Credit unions are considered cooperative societies and are regulated by the Department of Cooperatives and Friendly Societies, an agency within the Ministry of Industry, Investment & Commerce. All other financial institutions mentioned above are regulated by the Financial Services Commission. Over the last decade, there have been major changes in the financial services industry, the most significant of which have been increased regulation and industry consolidation.

The Bank of Jamaica, Jamaica’s central bank, is charged with promoting and maintaining financial-system stability. Together with the Ministry of Finance, it is responsible for the execution of monetary policy and regulation of the Jamaican economy. It has regulatory authority over all material aspects of deposit-taking institutions, including determining capital adequacy requirements, setting minimum and maximum interest rates for loans and deposits and regulating foreign exchange holdings. While the Bank of Jamaica exercises a significant degree of independence, it is subject to oversight by Jamaica’s Ministry of Finance.

The current Jamaican financial system is largely the product of a financial crisis in 1996 and 1997, resulting in part, from a number of institutions pursuing aggressive growth strategies and utilizing short-term deposits or deposit-like instruments to fund longer-term investments, such as real estate investments. As a result, several banks and other financial institutions, including NCB, were intervened by the Jamaican government, through the Financial Sector Adjustment Company Limited, or “FINSAC,” The crisis resulted in a decline in GDP and ushered in a period of consolidation in the banking and insurance sectors as institutions that had been intervened were subsequently sold to new private investors.

In addition, the crisis resulted in the establishment of the Financial Services Commission and strengthened Bank of Jamaica’s supervision over deposit-taking institutions. The Financial Services Commission is responsible for regulating and supervising dealings in securities, private pension funds, institutions that provide non-deposit-taking financial services, and units under registered unit trusts. For additional information regarding the Financial Services Commission, see “Regulation and supervision.”

While the Jamaican economy experienced a tightening of credit and a reduction in systemic liquidity corresponding to the global economic and financial crisis in 2008, the impact of the crisis on Jamaican financial institutions was relatively mild. When correspondent banks aggressively reduced their exposure to emerging markets, which led to a tightening of liquidity in the Jamaican financial market, the Bank of Jamaica intervened by providing a temporary lending window to supply U.S. dollar liquidity to Jamaican financial institutions facing margin calls from foreign creditors.

Trends in Jamaican banking sector

The Jamaican banking sector is undergoing significant changes, including those detailed below.

•

Branches of some commercial banks are being transformed from retail banking and back office centers into sales and service centers, with sales capabilities that extend to non-banking products and services such as wealth management and insurance. Back office functions that were traditionally carried out on-site at branch locations are being physically segregated and automated. Correspondingly, non-bank institutions, such as mutual funds, credit unions and traditional insurance providers, are increasingly entering the banking market and represent significant new sources of competition to commercial banks.

•

The increased use of technology is adding operating efficiencies, reducing overhead and creating additional sales potential. Customers are increasingly migrating to online and mobile banking channels, which can facilitate a broad array of transactions such as bill-payments, balance inquiries and fund transfers.

•	Marketing is becoming more sophisticated, with marketing campaigns focusing on specific customer groups.

•

Credit evaluation is becoming more sophisticated, which will facilitate an increase in lending transactions, particularly in the consumer and SME sectors. Jamaica has historically had no uniform credit scoring system or credit reporting agencies, and lenders have traditionally had to implement unique risk-management models. Legislation was enacted in 2010 to facilitate the establishment of country-wide credit reporting agencies such as those operating in major financial markets. Implementing regulations were approved by the Jamaican government in January 2011. The Minister of Finance between March and April 2012, issued licenses to two entities. The license requires that the firms should commence operation within 12 months of the date of the approval; failure to do so will constitute cause for revocation. The two bureaus have established themselves in Jamaica and expect to be operational by the end of the first quarter of 2013.

Structure of the Jamaican financial services industry

The following table sets forth the various types of financial institutions which currently operate in Jamaica at December 31, 2010, 2005 and 2000.

Financial system structure(1)	At December 31,
(J$ in millions, except percentages and number of institutions)	2010	2005(2)	2000

Commercial banks
Number of institutions	7	6	6
Total assets	589,706	375,859	222,104
Percent share of total financial sector assets(3)	30.9%	37.7%	66.5%

Merchant banks
Number of institutions	2	5	11
Total assets	24,495	44,913	9,194
Percent share of total financial sector assets(3)	1.3%	4.5%	2.8%

Building societies
Number of institutions	4	4	5
Total assets	167,839	89,304	43,122
Percent share of total financial sector assets(3)	8.8%	9.0%	12.9%

Credit unions
Number of institutions	44	47	61
Total assets	60,872	32,601	14,643
Percent share of total financial sector assets(3)	3.2%	3.3%	4.4%

Life insurance companies
Number of institutions	5	6	8
Total assets	191,681	78,336	32,326
Percent share of total financial sector assets(3)	10.1%	7.9%	9.7%

Non-life insurance companies
Number of institutions	12	14	14
Total assets	47,819	33,573	12,506
Percent share of total financial sector assets(3)	2.5%	3.4%	3.7%

Brokers and securities dealers
Number of institutions	51	51	*
Total assets	823,673	342,247	*
Percent share of total financial sector assets(3)	43.2	34.3%	*
Total assets	1,906,085	996,833	333,895

Sources:	Bank of Jamaica, Financial Services Commission, Economic and Social Survey Jamaica and International Monetary Staff estimates.

(*)	Data not available.

(1)	Financial sector assets are not consolidated.

(2)	Beginning in 2004, assets were redefined as net of provisions for losses consistent with IFRS.

(3)	Total financial sector assets include combined assets of only the sectors covered in this table.

Commercial banks

Many of the commercial banks operating in Jamaica today are subsidiaries of foreign banks, particularly Canadian banks. For example, The Bank of Nova Scotia Jamaica Limited is a subsidiary of The Bank of Nova Scotia, a Canadian bank; RBC Royal Bank (Jamaica) Limited is a subsidiary of Royal Bank of Canada, a Canadian bank; and CIBC FirstCaribbean International Bank (Jamaica) Limited is a subsidiary of CIBC, a Canadian bank. In addition, Citibank, N.A., a U.S. bank, has a branch in Jamaica. As a result of their foreign ownership, certain of these institutions are able to access U.S. dollar funding at lower costs than the NCB Group.

Currently, seven commercial banks, two merchant banks and four building societies comprise the principal deposit-taking institutions of the Jamaican financial system. The following table presents aggregate information with respect to each type of institution, followed by prudential indicators for each group at September 30, 2012:

	At September 30, 2012(1)
(J$ millions, except percentages and number of institutions)	Commercial banks(2)		Merchant banks(2)		Building Societies

Number of institutions	7		2		4
Total assets (including contingent accounts)(3)	629,204		20,875		194,300
Total assets (excluding contingent accounts)(4)	617,273		20,846		194,300
Cash and bank balances	117,338		1,367		15,642
Investments (net of provisions)	166,058		12,430		74,043
Total loans (gross)	298,633		6,480		92,816
Total loans (net of provisions)(5)	290,887		6,191		91,452
Total deposits	415,028		7,242		128,824
Borrowings (including repurchase agreements)	79,437		8,553		25,112
Non-performing loans	18,885		3,116		6,141
Provision for loan losses	19,320		2,308		3,792
Capital base(6)	64,444		2,660		23,278
Rate of asset growth(3)	7.09%		(1.57%	)	6.34%
Rate of deposit growth	7.08%		6.14%		6.86%
Rate of loans growth (gross)	17.72%		(3.21%	)	5.24%
Rate of capital base growth	4.97%		(4.76%	)	5.79%
Rate of non-performing loans (three months and greater) growth	(4.39%	)	1.04%		1.34%
Investments as a percentage of total assets(3)	26.39%		59.54%		38.11%
Loans (net of provisions) as a percentage of total assets(3)	46.23%		29.66%		47.07%
Fixed assets as a percentage of total assets(3)	2.31%		0.23%		1.76%
Loans (gross) as a percentage of deposits	71.95%		89.48%		72.05%

Liquidity
Average domestic currency cash reserve as a percentage of average prescribed liabilities(7)	12.00%		12.00%		1.00%
Average domestic currency liquid assets as a percentage of average domestic prescribed liabilities(7)	30.40%		39.12%		15.07%

(footnotes on following page)

	At September 30, 2012(1)
(J$ millions, except percentages and number of institutions)	Commercial banks(2)	Merchant banks(2)	Building Societies

Asset quality
Provision for loan losses as a percentage of total loans (gross)	6.47%	35.62%	4.09%
Provision for loan losses as a percentage of non-performing loans (three months and greater)	102.30%	74.07%	61.75%
Non-performing loans (three months and greater) as a percentage of total loans (gross)	6.32%	48.09%	6.62%
Non-performing loans (three months and greater) as a percentage of total assets and provisions for loan losses(3)	2.96%	14.66%	3.14%

Capital adequacy
Deposits and borrowing to capital	7.7%	6.0%	6.6%
Capital base as a percentage of total assets(3)	10.24%	12.74%	11.98%
Capital adequacy ratio(8)	13.10%	12.20%	19.60%
Non-performing loans (three months and greater) as a percentage of capital base and provision for loan losses	22.55%	62.72%	22.69%

Source:	Bank of Jamaica.

(1)	Figures in this table are based on unaudited data submitted to the Bank of Jamaica by supervised institutions by November 6, 2012.

(2)	Effective October 1, 2010, the assets and liabilities of Scotia DBG Merchant Bank Limited were vested in Bank of Nova Scotia Jamaica Limited and the operations merged. Consequently, the license previously issued to Scotia DBG Merchant Bank Limited under the Jamaican Financial Institutions Act was surrendered.

(3)	Total assets and liabilities reflected net of provisions for losses and include contingent accounts (customer liabilities for acceptances, guarantees and letters of credit).

(4)	Total assets net of provisions for losses and contingent accounts (customer liabilities for acceptances, guarantees and letters of credit).

(5)	Represents gross loans net of IFRS loan loss provisions.

(6)	Capital base for commercial banks and merchant banks represents the sum of ordinary shares, qualifying preference shares, statutory reserve fund, retained earnings reserve fund and share premium, less impairment by net losses of individual institution. Capital base for building societies represents the sum of permanent capital fund, deferred shares, capital shares and statutory reserve fund, less impairment by net losses of individual society.

(7)	Prescribed liabilities include (i) deposit liabilities, (ii) reservable borrowing and (iii) interest accrued and payable on (i) & (ii).

(8)	Capital adequacy ratio represents qualifying capital (Tier 1 + Tier 2 capital items less prescribed deductions) in relation to risk weighted assets and foreign exchange exposure.

	At September 30, 2012
Statutory reserve requirements(1)	Commercial Banks	Merchant Banks	Building Societies(2)

Required cash reserve (local currency)	12.0%	12.0%	1% /12%
Required liquid assets ratio (including cash reserve) (local currency)	26.0%	26.0%	5% /26%
Required cash reserve (foreign currency)	9.0%	9.0%	1% /9%
Required liquid assets ratio (including cash reserve) (foreign currency)	23.0%	23.0%	5% /23%

(1)	Effective July 1, 2010, the domestic currency cash reserve and liquid assets ratios were reduced to 12% and 26% respectively.

(2)	The requirements are differentially applied to societies not meeting the prescribed threshold of residential mortgage lending in relation to savings funds. Societies that meet the prescribed “qualifying assets” threshold must meet the lower reserve requirements indicated above. Societies which do not must meet the requirements which apply to commercial banks and merchant banks.

We are principally a commercial bank and, as such, our principal competitors are the six other commercial banks in Jamaica. All commercial banks in Jamaica in the aggregate accounted for 75% of total loans and 75% of total deposits in Jamaica at September 30, 2012. We consider The Bank of Nova Scotia Jamaica Limited to be our principal competitor among the commercial banks. Other commercial banks that compete with us include RBC Royal Bank (Jamaica) Limited, CIBC First Caribbean International Bank (Jamaica) Limited, First Global Bank Limited, Sagicor Bank Jamaica Limited (formerly PanCaribbeanBank Limited), and Citibank, N.A. The data in following tables with respect to commercial banks relate only to the commercial banking business (as determined in accordance with Bank of Jamaica regulations) of us and our principal competitors and excludes certain lending operations.

The following table ranks Jamaican commercial banks in terms of total assets at September 30, 2012.

	At September 30, 2012
(J$ in millions, except percentages)	Total assets	Market share

1. National Commercial Bank Jamaica Limited	256,331	40.7%
2. The Bank of Nova Scotia Jamaica Limited	200,131	31.8%
3. RBC Royal Bank (Jamaica) Limited	54,312	8.6%
4. CIBC FirstCaribbean International Bank (Jamaica) Limited	47,194	7.5%
5. First Global Bank Limited	31,449	5.0%
6. Citibank, N.A.	20,766	3.3%
7. Sagicor Bank Jamaica Limited	19,021	3.0%

Total	629,204	100.0%

Source:	Bank of Jamaica (except for information with respect to National Commercial Bank Jamaica Limited).

The following table ranks Jamaican commercial banks in terms of total loans (net of provisions) at September 30, 2012.

	At September 30, 2012
(J$ in millions, except percentages)	Total loans	Market share

1. National Commercial Bank Jamaica Limited	110,921	38.1%
2. The Bank of Nova Scotia Jamaica Limited	104,743	36.0%
3. RBC Royal Bank (Jamaica) Limited	30,527	10.5%
4. CIBC FirstCaribbean International Bank (Jamaica) Limited	21,058	7.2%
5. First Global Bank Limited	12,962	4.5%
6. Sagicor Bank Jamaica Limited	7,207	2.5%
7. Citibank, N.A.	3,470	1.2%

Total	290,887	100.0%

Source:	Bank of Jamaica.

The following table ranks Jamaican commercial banks in terms of customer deposits at September 30, 2012, according to the Bank of Jamaica.

	At September 30, 2012
(J$ in millions, except percentages)	Customer deposits	Market share

1. National Commercial Bank Jamaica Limited	157,153	37.9%
2. The Bank of Nova Scotia Jamaica Limited	150,473	36.3%
3. RBC Royal Bank (Jamaica) Limited	40,248	9.7%
4. CIBC FirstCaribbean International Bank (Jamaica) Limited	27,768	6.7%
5. First Global Bank Limited	18,094	4.4%
6. Sagicor Bank Jamaica Limited	11,002	2.7%
7. Citibank, N.A.	10,290	2.5%

Total	415,028	100.0%

Source:	Bank of Jamaica.

The following table ranks Jamaican commercial banks in terms of shareholders’ equity at September 30, 2012, according to the Bank of Jamaica.

At September 30, 2012
(J$ in millions)	Shareholders’ equity

1. National Commercial Bank Jamaica Limited	38,398
2. The Bank of Nova Scotia Jamaica Limited	24,928
3. RBC Royal Bank (Jamaica) Limited	9,217
4. CIBC FirstCaribbean International Bank (Jamaica) Limited	6,251
5. First Global Bank Limited	5,283
6. Sagicor Bank Jamaica Limited	4,767
7. Citibank, N.A.	3,675

Total	92,519

Source:	Bank of Jamaica (except for information with respect to National Commercial Bank Jamaica Limited).

The following table ranks Jamaican commercial banks in terms of net interest income at the end of each commercial bank’s respective fiscal year 2011 (the most recent period for which this information is available for all Jamaican commercial banks).

For fiscal year 2011 (1)
(J$ in thousands)	Net interest income

1. National Commercial Bank Jamaica Limited	15,453
2. The Bank of Nova Scotia Jamaica Limited	15,253
3. RBC Royal Bank (Jamaica) Limited	3,265
4. CIBC FirstCaribbean International Bank (Jamaica) Limited	2,719
5. First Global Bank Limited	1,521
6. Sagicor Bank Jamaica Limited	859
7. Citibank, N.A.	435

Total	39,505

Source:	Computed internally based on audited financial statements made available publicly.

(1)	The respective end dates for fiscal year 2011 are as follows:

The Bank of Nova Scotia Jamaica Limited—October 31, 2011
RBC Royal Bank (Jamaica) Limited—October 31, 2011
CIBC FirstCaribbean International Bank (Jamaica) Limited—October 31, 2011
First Global Bank Limited—December 31, 2011
Sagicor Bank Jamaica Limited—December 31, 2011
Citibank, N.A.—December 31, 2011

The following table ranks Jamaican commercial banks in terms of return on average equity for each commercial bank’s respective fiscal year 2011 (the most recent period for which this information is available for all Jamaican commercial banks).

	For fiscal year 2011 (1)
	Return on average equity

1. National Commercial Bank Jamaica Limited	20.4%
2. The Bank of Nova Scotia Jamaica Limited	18.8%
3. Citibank, N.A	8.1%
4. Sagicor Bank Jamaica Limited .	7.2%
5. First Global Bank Limited	6.6%
6. CIBC FirstCaribbean International Bank (Jamaica) Limited	(3.1%	)
7. RBC Royal Bank (Jamaica) Limited	(18.3%	)

Industry average	11.7%

Source:	Computed internally based on audited financial statements made available publicly.

(1)	The respective end dates for fiscal year 2011 are as follows:

The Bank of Nova Scotia Jamaica Limited—October 31, 2011
RBC Royal Bank (Jamaica) Limited—October 31, 2011
CIBC FirstCaribbean International Bank (Jamaica) Limited—October 31, 2011
First Global Bank Limited—December 31, 2011
Sagicor Bank Jamaica Limited—December 31, 2011
Citibank, N.A.—December 31, 2011

The following table ranks Jamaican commercial banks in terms of the efficiency ratio for each commercial bank’s respective fiscal year 2011 (the most recent period for which this information is available for all Jamaican commercial banks).

For fiscal year 2011(1)
Efficiency ratio

1. Citibank, N.A	57.3%
2. National Commercial Bank Jamaica Limited	59.6%
3. The Bank of Nova Scotia Jamaica Limited .	60.6%
4. Sagicor Bank Jamaica Limited	61.3%
5. First Global Bank Limited	83.7%
6. CIBC FirstCaribbean International Bank (Jamaica) Limited	91.9%
7. RBC Royal Bank (Jamaica) Limited	111.1%

Industry average	67.7%

Source:	Computed internally based on audited financial statements made available publicly.

(1)	The respective end dates for fiscal year 2011 are as follows:

The Bank of Nova Scotia Jamaica Limited—October 31, 2011
RBC Royal Bank (Jamaica) Limited—October 31, 2011
CIBC FirstCaribbean International Bank (Jamaica) Limited—October 31, 2011
First Global Bank Limited—December 31, 2011
Citibank, N.A.—December 31, 2011
Sagicor Bank Jamaica Limited—December 31, 2011

The following table ranks Jamaican commercial banks in terms of non-performing loans as a percentage of gross loans and advances for each commercial bank’s respective fiscal year 2011 (the most recent period for which this information is available for all Jamaican commercial banks).

For fiscal year 2011(1)
Non-performing loans as a percentage of gross loans and advances

1. Sagicor Bank Jamaica Limited	2.4%
2. Citibank, N.A	3.1%
3. The Bank of Nova Scotia Jamaica Limited .	4.5%
4. First Global Bank Limited	4.8%
5. National Commercial Bank Jamaica Limited	7.2%
6. CIBC FirstCarribean International Bank (Jamaica) Limited	19.6%
7. RBC Royal Bank (Jamaica) Limited	22.9%

Industry average.	8.9%

Source:	Computed internally based on audited financial statements made available publicly.

(1)	The respective end dates for fiscal year 201 are as follows:

The Bank of Nova Scotia Jamaica Limited—October 31, 2011
RBC Royal Bank (Jamaica) Limited—October 31, 2011
CIBC FirstCaribbean International Bank (Jamaica) Limited—October 31, 2011
First Global Bank Limited—December 31, 2011
Citibank, N.A.—December 31, 2011
Sagicor Bank Jamaica Limited—December 31, 2011

The following table ranks Jamaican commercial banks in terms of provision for loan losses as a percentage of gross loans and advances for each commercial bank’s respective fiscal year 2011 (the most recent period for which this information is available for all Jamaican commercial banks).

For fiscal year 2011(1)
Provision for loan losses as a percentage of gross loans and advances

1. RBC Royal Bank (Jamaica) Limited	14.0%
2. National Commercial Bank Jamaica Limited	8.3%
3. CIBC FirstCaribbean International Bank (Jamaica) Limited	7.4%
4. First Global Bank Limited	4.9%
5. Citibank, N.A	4.5%
6. Sagicor Bank Jamaica Limited	4.0%
7. The Bank of Nova Scotia Jamaica Limited	4.0%

Industry average	7.0%

Source:	Computed internally based on audited financial statements made available publicly.

(1)	The respective end dates for fiscal year 2011 are as follows:

The Bank of Nova Scotia Jamaica Limited—October 31, 2011
RBC Royal Bank (Jamaica) Limited—October 31, 2011
CIBC FirstCaribbean International Bank (Jamaica) Limited—October 31, 2011
First Global Bank Limited—December 31, 2011
Citibank, N.A.—December 31, 2011
Sagicor Bank Jamaica Limited—December 31, 2011

The following table ranks the Jamaican commercial banks in terms of net loans as a percentage of deposits at September 30, 2012, according to the Bank of Jamaica.

At September 30, 2012
Net loans as a percentage of deposits

1. RBC Royal Bank (Jamaica) Limited	75.8%
2. CIBC FirstCaribbean International Bank (Jamaica) Limited	75.8%
3. First Global Bank Limited	71.6%
4. National Commercial Bank Jamaica Limited	70.6%
5. The Bank of Nova Scotia Jamaica Limited	69.6%
6. Sagicor Bank Jamaica Limited	65.5%
7. Citibank, N.A.	33.7%

Industry average	70.1%

Source:	Bank of Jamaica.

The following tables present our consolidated capitalization ratios and those of our principal competitors at the dates indicated.

	At fiscal year end 2011
(in percentages)	National Commercial Bank Jamaica Limited	The Bank of Nova Scotia Jamaica Limited	Citibank, N.A.	CIBC FirstCaribbean International Bank (Jamaica) Limited	First Global Bank Limited	RBC Royal Bank (Jamaica) Limited(1)	Sagicor Bank Jamaica Limited

Fiscal year end	Sept. 30	Oct. 31	Dec. 31	Oct. 31	Dec. 31	Oct. 31	March 31
Tangible equity ratio(2)	2.8	1.5	1.0	3.1	8.4	16.4	3.4
Tier 1 ratio	16.1	14.4	14.3	22.9	18.6	14.5	24.9
Solvency ratio(3)	3.5	3.0	1.8	0.0	1.8	(3.6)	3.0

	At fiscal year end 2010
(in percentages)	National Commercial Bank Jamaica Limited	The Bank of Nova Scotia Jamaica Limited	Citibank, N.A.	CIBC FirstCaribbean International Bank (Jamaica) Limited	First Global Bank Limited	RBC Royal Bank (Jamaica) Limited(1)	Sagicor Bank Jamaica Limited

Fiscal year end	Sept. 30	Oct. 31	Dec. 31	Oct. 31	Dec. 31	Oct. 31	March 31
Tangible equity ratio(2)	2.9	1.5	1.2	3.1	8.5	13.9	4.0
Tier 1 ratio	17.5	15.7	23.1	22.1	25.2	25.7	31.1
Solvency ratio(3)	3.5	3.2	1.7	0.5	2.5	(0.6)	3.1

	At fiscal year end 2009
(in percentages)	National Commercial Bank Jamaica Limited	The Bank of Nova Scotia Jamaica Limited	Citibank, N.A.	CIBC FirstCaribbean International Bank (Jamaica) Limited	First Global Bank Limited	RBC Royal Bank (Jamaica) Limited(1)	Sagicor Bank Jamaica Limited

Fiscal year end	Sept. 30	Oct. 31	Dec. 31	Oct. 31	Dec. 31	March 31	March 31
Tangible equity ratio(2)	3.0	1.6	1.2	3.0	8.4	9.8	4.0
Tier 1 ratio	15.7	17.6	21.0	14.3	25.3	15.2	31.7
Solvency ratio(3)	3.8	3.6	5.6	2.2	(0.6)	0.8	3.7

Source:	Audited financial statements made available publicly.

(1)	In the period ended October 31, 2010, RBC Royal Bank (Jamaica) Limited changed its fiscal year end from March 31 to October 31, resulting in a one-time 19-month reporting period.

(2)	Tangible common equity ratio is calculated as common equity (share capital) divided by tangible assets. Common equity excludes intangible assets, goodwill and preferred stock equity.

(3)	Solvency ratio is calculated as the sum of net profit after tax and depreciation divided by the sum of long-term liabilities and short-term liabilities.

We also compete with credit unions to the extent that they offer loans and deposits. These products are similar to those offered by commercial banks with comparable pricing. However, credit unions are authorized to offer only deposits denominated in Jamaican dollars.

In March 2012, we began to offer Jamaican dollar residential mortgage products in the mortgage loan sector historically dominated by building societies and, as such, we have begun to compete with building societies for that business. Additionally, to the extent that building societies take deposits, we compete with them in that business as well. While we do compete with merchant banks for commercial loans and deposits, we do not consider these institutions to be significant competitors since merchant banks accounted for only 2% of total loans and 1% of total deposits in Jamaica at June 30, 2012.

Brokers and securities dealers

Based on market presence and available information, we believe our principal competitors in the wealth management sector are JMMB, Scotia Investments Jamaica Limited, Sagicor Investments Jamaica Limited (formerly Pan-Caribbean Financial Services Limited), CCFG and Mayberry Investments Limited. In August 2011, we acquired a 29.3% equity interest in JMMB for approximately J$2,225 million, including certain fees and costs, which interest has been diluted to 26.3%.

The following tables reflect certain information concerning us and our principal competitors in the wealth management sector:

	At September 30, 2012	At September 30, 2011
(J$ in millions)	Funds under management	Funds under management

Jamaica Money Market Brokers Limited	128,113	104,780
NCB Capital Markets Limited	82,419	76,644
Scotia Investments Jamaica Limited(1)	59,895	60,500
Sagicor Investments Jamaica Limited	55,053	54,537
Mayberry Investments Limited	14,953	19,011

Total	340,433	315,472

Source:	Audited financial statements issued by each of the above companies.

(1)	At October 31, 2012 and October 31, 2011.

		At fiscal year end,
Efficiency ratio	Fiscal year end	2011	2010	2009

NCB Capital Markets Limited	September 30	17.6%	18.9%	25.2%
Scotia Investments Jamaica Limited	October 31	32.5%	31.4%	31.1%
Mayberry Investments Limited	December 31	74.4%	92.7%	102.2%
Capital and Credit Financial Group Limited	December 31	72.7%	66.6%	69.2%
Jamaica Money Market Brokers Limited	March 31	58.4%	59.1%	49.2%
Sagicor Investments Jamaica Limited	December 31	36.5%	32.4%	33.3%

Source:	Audited financial statements issued by each of the above companies.

		At fiscal year end,
Return on average assets	Fiscal year end	2011	2010	2009

NCB Capital Markets Limited	September 30	3.5%	3.1%	2.4%
Scotia Investments Jamaica Limited	October 31	2.6%	2.8%	2.9%
Mayberry Investments Limited	December 31	0.6%	0.2%	(0.2%	)
Capital and Credit Financial Group Limited	December 31	1.0%	0.7%	0.6%
Jamaica Money Market Brokers Limited	March 31	1.1%	1.2%	3.4%
Sagicor Investments Jamaica Limited	December 31	2.2%	2.5%	2.2%

Source:	Audited financial statements issued by each of the above companies.

		At fiscal year end,
Capital to risk weighted assets	Fiscal year end	2011	2010	2009

NCB Capital Markets Limited	September 30	34.9%	97.8%	60.8%
Scotia Investments Jamaica Limited	October 31	47.8%	100.2%	207.8%
Mayberry Investments Limited	December 31	21.1%	21.2%	45.6%
Capital and Credit Financial Group Limited	December 31	39.6%	45.6%	80.7%
Jamaica Money Market Brokers Limited	March 31	35.1%	57.7%	36.8%
Sagicor Investments Jamaica Limited	December 31	21.0%	46.7%	60.9%

Source:	Audited financial statements issued by each of the above companies.

Insurance and pension fund management

Of the six life insurance companies currently operating in Jamaica, two are full-line insurance companies offering individual, group life, pension and health insurance products, two are bancassurance companies affiliated with the two major banks offering primarily investment-linked insurance and credit life insurance, one is affiliated with a credit union and sells primarily credit life insurance, and one is affiliated with a major building society and sells primarily investment-linked insurance and credit life insurance. Our principal insurance competitors are Scotia Jamaica Life Insurance Company Limited, Guardian Life Limited and Sagicor Life Jamaica Limited. Total assets of the five life insurance companies that were operational at December 31, 2011 and NCB Insurance Company Limited were J$207,812 million at December 31, 2011.

In the pension fund management sector, Sagicor Life Jamaica Limited maintained approximately 20% of total funds under management in Jamaica at December 31, 2010 and we maintained 18% of total funds under management in Jamaica at that date. The following tables reflect certain information concerning us and Scotia Jamaica Life Insurance Company Limited, which we consider to be our most comparable competitor in the insurance and pension fund sector:

	At December 31,
Return on average assets	2011	2010	2009

Scotia Jamaica Life Insurance Company Limited	6.5%	7.6%	8.4%
NCB Insurance Company Limited	6.4%	6.3%	8.1%

	At December 31,
Return on average equity	2011	2010	2009

NCB Insurance Company Limited	26.3%	29.7%	46.6%
Scotia Jamaica Life Insurance Company Limited	24.3%	25.7%	33.8%

	At December 31,
Solvency ratio(1)	2011	2010	2009

NCB Insurance Company Limited	35.3%	28.7%	25.5%
Scotia Jamaica Life Insurance Company Limited	25.9%	47.6%	36.6%

	At December 31,
Minimum continuing capital and surplus ratio(2)	2011	2010	2009

NCB Insurance Company Limited	1,169%	1,083%	897%
Scotia Jamaica Life Insurance Company Limited	929%	2,026%	1,786%

Liabilities under annuity and insurance contracts	At December 31,
(J$ in millions)	2011	2010	2009

Scotia Jamaica Life Insurance Company Limited	39,397	37,121	35,160
NCB Insurance Company Limited	23,809	21,307	19,759

Total equity	At December 31,
(J$ in millions)	2011	2010	2009

Scotia Jamaica Life Insurance Company Limited	10,362	17,866	13,052
NCB Insurance Company Limited	8,555	6,253	5,164

Premium income	For the year ended December 31,
(J$ in millions)	2011	2010	2009

NCB Insurance Company Limited	2,396	1,223	434
Scotia Jamaica Life Insurance Company Limited	1,360	1,060	769

Profit after tax	For the year ended December 31,
(J$ in millions)	2011	2010	2009

Scotia Jamaica Life Insurance Company Limited	3,425	3,967	3,742
NCB Insurance Company Limited	1,949	1,695	1,850

Source:	Audited financial statements issued by Scotia Jamaica Life Insurance Company Limited.

(1)	The solvency ratio of an insurance company is the size of its capital relative to the risks (total liabilities) it faces.

(2)	Life and health insurers in Jamaica are required to maintain a minimum continuing capital and surplus ratio which measures the level of capital and surplus of the insurer relative to the risk of the insurer’s assets and operations. The ratio of the size of the insurer’s capital and surplus to the risk an insurer faces from (1) claims from policyholders (by death, sickness or other assurances provided); (2) policies lapsing earlier than expected or continuing longer than expected; (3) changes in interest rates; (4) assets that default or which are subject to changes in pricing; and (5) movement in foreign exchange rates; as expressed as a percentage, must be at least 150%.

	For the twelve months ended December 31, 2011
	Average number of insurance sales persons per month	Average annualized regular premium for new policies sold

Scotia Jamaica Life Insurance Company Limited	65	J$	43,393
NCB Insurance Company Limited	38	J$	38,424

Source:	Data published by the Insurance Association of Jamaica (self-reported).

Business

Overview

We are Jamaica’s largest banking and financial services group, based on consolidated total assets at September 30, 2012. We provide individual consumers, small- and medium-sized enterprises, SMEs, large corporations and government institutions with banking, wealth management, insurance and pension fund management products and services. We provide a wide range of financial products and services to our customers, including loan and investment products, deposits, remittance services, electronic banking, payment services, credit cards, structured finance, trade finance, foreign exchange, wealth management, insurance, pension fund management, annuities, and trust and registrar services. For fiscal years 2008 through 2012, we had an average annual return on shareholders’ equity of 24.2% and an average dividend yield of 6.7%. As of September 30, 2012, we had a 30.4% share of the Jamaican banking and financial services market regulated by the Bank of Jamaica, as measured by consolidated total assets.

We operate our business through seven segments (of which Retail & SME, Payment Services, Corporate Banking and Treasury & Correspondent Banking segments are our commercial banking segments):

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Retail & SME:    We offer a broad range of banking products and services to Jamaica’s consumer and SME market and Jamaican government agencies. We provide these products and services through 38 full service branches, four agencies and 173 ATMs across Jamaica. We had the largest commercial bank branch network in Jamaica at September 30, 2012. Our ATMs accounted for 35.0% and 34.2% of all ATM transactions in Jamaica for fiscal years 2011 and 2012, respectively. We were the first bank in Jamaica to offer dedicated business bankers and specialized product bundles to SMEs, which provide SMEs with tailored products and services and special pricing on certain loans and deposits.

We, through our Retail & SME segment, issue debit cards to our consumer customers. Our debit cards represented 31.3% of debit cards in circulation in Jamaica at September 30, 2012. While the issuance of debit cards is a significant component of our Retail & SME segment from an operational and marketing perspective, no revenue is generated from the issuance of these cards and the fees generated from their use at point of sale terminals are recorded in our Payment Services segment.

Our Retail & SME segment also includes our remittance business, which allows our customers to send and receive money from London through our subsidiary, NCB Remittance Services (UK) Limited, and worldwide through our contractual relationship with MoneyGram International, Inc.

Our Retail & SME segment accounted for 8.3% and 11.7% of our total segment operating profit for fiscal years 2011 and 2012, respectively. Segment operating profit represents operating profit before unallocated items.

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Payment Services:    We, through our Payment Services segment, issue Visa®, MasterCard® and our proprietary Keycard credit cards to our consumer, SME and corporate customers. We also issue our proprietary Keycard Cash prepaid card to our consumer customers as well as our SME and corporate customers for use by their employees. Our Payment Services segment includes both our credit card issuing business and our acquiring business. Credit cards issued by us represented 41.0% of credit cards in circulation in Jamaica at September 30, 2012. At that date, over 10,000 of our POS machines were installed in stores and other locations across Jamaica, representing 66.7% of all POS machines in Jamaica. Our POS machines processed 76.9% and 77.4% of total credit card merchant transactions in Jamaica, representing 64.7% and 62.9% of the total Jamaican dollar amount of credit card merchant transactions, for fiscal years 2011 and 2012, respectively. Our POS machines also processed 72.2% and 71.0% of total debit card merchant transactions in Jamaica, representing 77.1% and 77.7% of the total Jamaican dollar amount of debit card merchant transactions, for fiscal years 2011 and 2012, respectively. Our Payment Services segment accounted for 10.0% and 14.1% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Corporate Banking:    We, through our Corporate Banking segment, offer large corporations and Jamaican government agencies loans, structured financings and foreign exchange transactions in addition to other banking products and services. We believe that we are the leader in originating loans to large corporations and government enterprises in Jamaica. Our Corporate Banking segment accounted for 12.6% and 0.7% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Treasury & Correspondent Banking:    We conduct foreign exchange transactions and manage our liquidity and investments through our Treasury & Correspondent Banking segment. A dedicated financial institutions relationship team manages relationships with local financial institutions and correspondent banks. Our investments consist principally of Jamaican government debt securities. As an institution licensed to carry on banking business in Jamaica, we are able to transact in debt securities directly with the Jamaican government and the Bank of Jamaica in the primary and secondary markets. Our Treasury & Correspondent Banking segment accounted for 26.3% and 26.9% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Wealth Management:    We, through our wholly-owned subsidiary, NCB Capital Markets Limited, offer repurchase agreements, brokerage services and portfolio management services to individual investors. We also offer these products and services, as well as certain corporate finance services, to our corporate customers. Repurchase agreements are a form of financing under which we sell Jamaican government debt securities to our customers and then reacquire those securities for a higher price at a later date, typically one to 12 months after the original sale. Our corporate customers accounted for 41.8% and 38.0% of the repurchase agreement balances of our Wealth Management segment for fiscal years 2011 and 2012, respectively. Net interest income earned from funding provided by repurchase agreements accounted for a substantial portion of our Wealth Management segment’s total segment operating profit for fiscal years 2011 and 2012. This segment also includes our offshore banking subsidiary, NCB (Cayman) Limited, which principally provides offshore banking services to our Jamaican customers. Our Wealth Management segment accounted for 28.2% and 29.6% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Insurance & Pension Fund Management:    We, through our wholly-owned subsidiary, NCB Insurance Company Limited, offer a broad range of products and services including bancassurance (a product that combines investment and life insurance features), pension fund administration and investment management services, annuities and group life insurance. At

December 31, 2011 (the most recent date for which comparative data is available), we managed J$51,668 million in pension fund assets, representing an 18.3% market share of all pension fund assets under management in the country. At September 30, 2012, we managed J$48,510 million in pension fund assets. We provide investment advisory services to pension funds managed by us, although the fund trustees retain ultimate discretion over all investment decisions. Our Insurance & Pension Fund Management segment accounted for 14.4% and 17.8% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

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Other:    We, through our Other segment, which includes our subsidiaries N.C.B. Jamaica (Nominees) Limited, Mutual Security Insurance Brokers Limited and West Indies Trust Company Limited, offer registrar and transfer agent, insurance brokerage and trustee services, respectively. This segment also includes our subsidiary DataCap Processing Limited, which provides security services to certain of our key employees. Our Other segment accounted for 0.6% and 0.2% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

At September 30, 2012, we had J$379,436 million (US$4,229 million) in total assets, J$111,905 million (US$1,247 million) in net loans, J$210,654 million (US$2,348 million) in investment securities, J$162,930 million (US$1,816 million) in customer deposits and J$66,343 million (US$739 million) in shareholders’ equity. We had net profit of J$13,885 million (US$155 million) and J$10,046 million (US$112 million) for fiscal years 2011 and 2012, respectively. Our return on average shareholders’ equity was 24.2% and our return on average total assets was 3.4% for fiscal years 2008 through 2012.

We have received numerous international and local awards and recognitions. In 2011, The Banker ranked us third in return on capital and 14th in return on assets among the 267 largest banks worldwide by institutions with Tier I capital of under US$255 million. In a related ranking of banks in Latin America and the Caribbean in 2011, The Banker ranked us first based on both of these metrics. In 2011, we were named “Best Bank in Jamaica” by Global Banking and Finance, and we also received the Euromoney Award for Excellence: “Best Bank in Jamaica.” In 2008, 2009, 2010, 2011 and 2012, The Banker named us “Bank of the Year, Jamaica.” World Finance magazine named us the “Best Banking Group in Jamaica” for 2010, “Most Innovative Bank” for 2009 and 2010 and “Best Pension Fund Manager in the Caribbean” for 2009 and 2010. We also received a number of Best Practices Awards from the JSE, including the Governor General’s Award for Overall Excellence, Best Annual Report, Corporate Disclosure and Investor Relations in 2009 and 2011 and the Stockbrokerage Website Award in 2009. We were also the recipient of the Private Sector of Jamaica/JSE Awards for Corporate Governance for 2009, 2010 and 2011. In 2010, 2011 and 2012, Latin Finance named us “Best Bank in Jamaica.” In 2010, 2011 and 2012, the Human Resource Management Association of Jamaica awarded us the prestigious Golden Leader Award for innovation.

We are controlled by our chairman, Mr. Michael Lee-Chin, who beneficially owned, directly and indirectly, approximately 64.0% of our ordinary shares at December 11, 2012. Mr. Lee-Chin will beneficially own approximately         % of our ordinary shares on a pro forma basis at December 11, 2012 after giving effect to this offering (assuming that the underwriters exercise their over-allotment option in full). As of December 26, 2012, approximately 1,177.0 million, or 74.6%, of the ordinary shares beneficially owned by Mr. Lee-Chin have been pledged as security for loans from different lenders to Mr. Lee-Chin and his affiliates. Mr. Lee-Chin has advised us that he and his affiliates are in full compliance with the terms and conditions of these loans.

These loans mature at various dates between December 2012 and October 2017. Mr. Lee-Chin may, or may be required to, make additional pledges of ordinary shares beneficially owned by him in the future. Mr. Lee-Chin is a dual Canadian and Jamaican citizen, and has been our chairman since purchasing a majority beneficial interest in the Bank through AIC (Barbados) Limited, which he controls, in 2002. Mr. Lee-Chin has a broad range of other business interests, including financial services, real estate, telecommunications, media, healthcare and power generation.

History

The Bank was incorporated in Jamaica in 1970 and is licensed under the Jamaica Banking Act. All of our commercial banking activities, other than our offshore banking activities, are conducted through the Bank, and our remaining operations are conducted through subsidiaries of the Bank. A majority of our outstanding shares are held by AIC (Barbados) Limited, the ultimate parent company of which is Portland Holdings Inc., which is controlled by Mr. Michael Lee-Chin. At December 11, 2012, Mr. Lee-Chin and his affiliates beneficially owned approximately 64.0% of the ordinary shares and voting share capital of the Bank.

Colonial Bank, our predecessor, commenced operations in Jamaica in 1837. In 1925, Barclays Bank of London acquired Colonial Bank together with two other banks, and the combined organization was incorporated as Barclays Bank (Dominion Colonial and Overseas), which later became Barclays Bank D.C.O. and, eventually, Barclays Bank of Jamaica Limited. In August 1977, the Jamaican government acquired all the shares of Barclays Bank of Jamaica Limited and changed its name to National Commercial Bank Jamaica Limited.

In 1986, following a series of reorganization transactions, the Jamaican government offered for sale to the public and Trustees of the NCB Employee Share Scheme, ordinary shares of N.C.B. Group Limited, the Bank’s then holding company. N.C.B. Group Limited was listed on the JSE on December 23, 1986. The Jamaican government disposed of its remaining interest in N.C.B Group Limited between 1991 and 1992, and Jamaica M&N Investments, a company then owned jointly by Jamaica Mutual Life Assurance Society and Jamaica National Building Society, acquired 39% of the ordinary shares of N.C.B. Group Limited.

In 1993, the Bank acquired all of the issued capital of the country’s third largest commercial bank, Mutual Security Bank Limited, by way of an exchange of shares and subsequently merged with Mutual Security Bank Jamaica Limited, thereby becoming a more significant participant in the Jamaican financial sector.

As with other banks in Jamaica, the Bank experienced liquidity and solvency problems during the Jamaican banking crisis of 1996-1997, when the Jamaican government was forced to intervene to protect depositors. In December 1997, the Jamaican government, through FINSAC, purchased 43.8% of the ordinary shares of N.C.B Group Limited for J$947.8 million from the Jamaica Mutual Life Assurance Society, which at that time, had a controlling interest in N.C.B. Group Limited. FINSAC owned 68% of the outstanding capital stock of the Bank by the end of 1997 and moved to provide financial assistance to the Bank including liquidity support, the purchase of the Bank’s non-performing loans and capital injections through the purchase of ordinary and preferred shares, as well as the issue of FINSAC notes which were guaranteed by the Jamaican government.

In keeping with FINSAC’s mandate to return its investment to private hands, a major restructuring of the shareholding of N.C.B Group Limited and its subsidiaries was undertaken in 2000 by way of a court-administered scheme of arrangement under the Companies Act. The terms of the scheme of arrangement contemplated the following:

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FINSAC’s preference shares in both N.C.B Group Limited and the Bank would be converted into ordinary shares in the Bank at a ratio which would result in a FINSAC beneficially owning 75% of the ordinary shares of the Bank;

•	The ownership of the subsidiaries of N.C.B Group Limited that were engaged in complementary financial and related services would be transferred from N.C.B Group Limited to the Bank;

•	FINSAC would assume responsibility for disposing of the non-core assets of N.C.B. Group Limited and its subsidiaries; and

•	The ordinary shares of N.C.B Group Limited would be de-listed from the JSE and the ordinary shares of the Bank would be listed on the JSE.

The scheme of arrangement went into effect on December 1, 2000. The Bank’s ordinary shares were subsequently listed on the JSE, replacing the de-listed shares of N.C.B. Group Limited.

Following the effective date of the scheme of arrangement, FINSAC actively pursued potential investors to sell its stake in the Bank. To facilitate FINSAC’s efforts, and in accordance with a condition of the lnter-American Development Bank’s (IADB/World Bank) assistance to the Jamaican government, an undertaking was given to replace the FINSAC notes held by the Bank with Jamaican government securities yielding interest in cash, with effect from April 1, 2001.

In March 2002, AIC Limited (since renamed AIC Global Holdings Inc.) acquired all of the ordinary shares of the Bank held by FINSAC, through its subsidiary AIC (Barbados) Limited, giving it majority interest in the Bank.

Subsequent to the acquisition of control of the Bank by AIC (Barbados) Limited, the Bank took steps to grow by developing its infrastructure and increasing its client base, including by investing in a new operating system. New products were introduced as the Bank intensified its drive to increase market share in the consumer banking, SME, and private banking markets. Since the acquisition of the Bank by AIC (Barbados) Limited, a customer care center and online banking services for individuals and businesses have been introduced, and we have grown our loan portfolio and customer deposits from J$42,220.0 million and J$99,026.5 million, respectively, at September 30, 2006 to J$111,905 million and J$162,930 million, respectively, at September 30, 2012.

Our competitive strengths

We believe that the following competitive strengths position us for continued growth and future profitability:

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Market leadership:    We are Jamaica’s largest financial services group, based on consolidated total assets at September 30, 2012. With 38 full service branches and four agencies, we had the largest commercial bank branch network in Jamaica at September 30, 2012. Our ATMs accounted for 34.2% of all ATM transactions in Jamaica for fiscal year 2012. At September 30, 2012, we had over 10,000 POS machines, representing 66.7% of all POS machines in Jamaica. Our POS machines processed 74.4% and 74.3% of total credit and debit card merchant transactions in Jamaica for fiscal years 2011 and 2012, respectively. We believe that our market leadership position contributes to our strong brand recognition in Jamaica and helps us to preserve and expand our customer base.

The following table presents our market shares in the Jamaican commercial banking industry.

Market share data	At September 30,
	2012	2011	2010	2009	2008

Market share (based on assets)	40.7%	40.0%	39.3%	37.5%	39.6%
Market share (based on deposits)	37.9%	39.1%	36.7%	34.7%	36.2%
Market share (based on net loans)	38.1%	36.9%	34.6%	34.6%	35.3%

Source: Bank of Jamaica.

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Solid track record of financial performance and growth:    We have grown substantially in terms of profit, assets and shareholders’ equity over the five years ended September 30, 2012, principally due to organic growth. For fiscal year 2012, despite a reduction in profits when compared with fiscal year 2011, the growth in assets and shareholders’ equity continued. For fiscal year 2007, we had net profit of J$6,601 million compared to net profit of J$10,046 million for fiscal year 2012, representing a five-year CAGR of 8.8%. We had total assets of J$254,183 million at September 30, 2007 compared to total assets of J$379,436 million at September 30, 2012, representing a five-year CAGR of 8.3%. We had total shareholders’ equity of J$28,554 million at September 30, 2007 compared to total shareholders’ equity of J$66,343 million at September 30, 2012, representing a five-year CAGR of 18.4%. We achieved continued positive growth even during the recent global economic and financial crisis.

The following table presents selected financial metrics for the periods indicated.

	At and for fiscal year ended September 30, 2012	At and for fiscal year ended September 30, 2007	CAGR

Loans and advances, net of provision for credit losses (J$ in thousands)	111,904,854	56,525,224	14.6%
Investment securities (J$ in thousands)	210,653,557	142,955,539	8.1%
Customer deposits (J$ in thousands)	162,930,350	118,518,051	6.6%
Repurchase agreements (J$ in thousands)	101,890,449	51,305,167	14.7%
Liabilities under annuity and insurance contracts (J$ in thousands)	25,194,324	14,487,602	11.7%
Shareholders’ equity (J$ in thousands)	66,343,321	28,554,026	18.4%
Credit card receivables (J$ in thousands)	9,047,106	4,463,215	15.2%
Earnings per share (J$)	4.08	2.69
Book value per share (J$)	26.95	11.60
Dividends paid per share (J$)	1.10	0.73
Dividend yield(1)	5.02%	3.26%
Shareholders’ equity as a percentage of total assets	17.48%	11.23%
Return on average total assets(1)	2.75%	2.76%
Efficiency ratio(1)	56.01%	57.28%
Loans and advances, net of provision for credit losses, as a percentage of customer deposits	68.68%	47.69%
Loans and advances, net of provision for credit losses, as a percentage of total assets	29.49%	22.24%

(1)	For definitions of dividend yield, return on average total assets and efficiency ratio, see the footnotes to the tables set forth under “Summary—Summary financial and operating data.”

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Innovation:    We offer a broad range of financial products and services that we continually seek to expand to respond to the needs of our customers. For example, in 1981, we were the first bank in Jamaica to launch a local credit card, and, today, our Keycard credit card remains the only proprietary credit card offered in Jamaica and accounted for 24.0% of our total acquiring volumes and 18.4% of the total acquiring volumes in Jamaica for fiscal year 2011 and 19.4% of our total acquiring volumes and 14.9% of the total acquiring volumes in Jamaica for fiscal year 2012. Our proprietary credit card has also helped us maintain leadership in our card acquiring business because merchants must maintain an NCB POS machine in order to process Keycard transactions. We were the first bank in Jamaica to introduce drive-through ATMs in 2002 and payroll-backed loans in 2003. In 2004, our subsidiary, NCB Insurance Company Limited, became the first insurance company in Jamaica to offer a long-term tax-advantaged life insurance policy specially designed for families to save for higher education costs. In 2005, we were the first to launch mobile credit top-up services, which allow mobile telephone customers to add minutes to their prepaid mobile telephone accounts at our ATM and POS machines. We remain the only bank in Jamaica to offer a loan product, also introduced in 2005, that allows merchants to borrow against future POS receivables. We were also the first bank in Jamaica to introduce handheld POS terminals in 2006 and online loan applications in 2008. In May 2010, we introduced a loan product that allows customers to borrow based on the equity in their motor vehicles and, in March 2012, we began to offer Jamaican dollar residential mortgage products in the mortgage loan sector historically dominated by building societies.

•

Local decision-making:    We make all major decisions locally in Jamaica. We are not required to consult an international parent company, as is the case with many of our competitors. We believe that local decision-making contributes to customer loyalty, as we have insight into local circumstances and conditions and often are able to provide faster credit decisions than many of our peers.

•

Customer-focused staff:    We strive to provide prompt, friendly and knowledgeable service, which we believe helps us to achieve a high level of customer satisfaction and loyalty. We invest in our staff to enable them to acquire expertise and knowledge in their respective areas of responsibility. In fiscal year 2012, our staff members spent an average of 30 hours in training courses. These training courses are conducted in person at our Corporate Learning Campus, which delivered 62 instructor-led courses during fiscal year 2012, as well as online through our eCampus portal, which offered over 180 courses during the same fiscal year.

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Experienced team of executive officers:    Our executive officers have broad experience in the Jamaican financial services industry. Patrick Hylton, our Group Managing Director (chief executive officer), is a former president of the Jamaica Bankers Association and former managing director of Financial Sector Adjustment Company Limited, which was established in 1997 by the Jamaican government to restore stability in the financial sector. Our team of executive officers has an average of more than 19 years of experience in the financial services industry. We believe that the experience of our executive officers has allowed us to deliver high-quality and innovative products and services to our customers, which has positioned us to capitalize on future growth opportunities.

Our business strategy

Our vision is to capitalize on our competitive strengths and become the premier Caribbean financial institution delivering superior products and services to satisfy the needs of our customers while developing our human resources and building better communities. We intend to focus on continuous improvement of our business model to meet new opportunities within the banking and financial services sector in Jamaica and, over the long-term, in the Caribbean. The key elements of our strategy include pursuit of growth opportunities, efficiency and productivity initiatives, continued focus on risk management and further development of human resources.

Pursuit of growth opportunities

We plan to increase our revenues and market share while managing our costs. By leveraging our extensive branch and payment services network, along with our leading market share in the debit and credit card industry, we are well-positioned to achieve growth in areas such as loans to the consumer and SME market. We are also seeking to enhance our sales capabilities through enhanced productivity of our employees, better use of customer analytics and marketing campaign management methodologies to drive cross-selling, increased wallet share penetration and the leveraging of electronic channels, external partnerships and our customer care center.

We plan to achieve our top line growth objective in the following ways:

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Improving sales execution capability.    Since 2011 we have been focusing on enhancing the overall sales productivity of each full time sales employee. We implemented a sales and service effectiveness initiative which focuses on the optimization of sales and service roles within our branch operations. Through this initiative, we have improved the productivity of our sales employees across our branch network by, among other things, establishing focused performance management routines, structured sales routines, enhanced methodologies and processes and segregating roles within our branch network.

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Deepening customer relationships and increasing wallet share.    We provided each of our customers with an average 1.2 products for fiscal year 2010 as compared to approximately 2 products per customer across the combined Latin American and the Caribbean regions (based on a 2008 Latin America and Caribbean benchmarking study of retail banks conducted by a leading international consulting firm). We believe there are specific opportunities to increase the penetration of loan and credit card products, which had 5% and 15% penetration of our customer base, respectively, for fiscal year 2010 compared to the combined Latin American and Caribbean averages of 15% and 22%, respectively (based on the same benchmarking study).

•	Targeted Growth.

•

Loans.    Although we had the largest market share of loans outstanding in the commercial banking industry in Jamaica at September 30, 2012, we are seeking to increase our market share in this sector. In particular, we believe that there is a meaningful opportunity to capture an increased market share of Jamaican consumer and SME loans. Within the Bank, we are looking to expand loan penetration within our existing customer base. During fiscal year 2012, we had a 6% loan penetration rate for retail consumers (as compared to 15%, on average, for other Latin American banks based on a 2008 benchmarking survey) and 9% of SMEs (as compared to 20%, on average, for other Latin American banks) that comprised our customer base. We believe that commercial banks in Jamaica have been hindered by the absence of credit bureaus. Recently, the Minister of Finance granted approval for two licenses in Jamaica to be issued for the establishment of a credit bureau. We anticipate that the first credit bureau in Jamaica will become operational during the first quarter of 2013. In addition, we are revamping our proprietary credit scoring models, credit policies and processes to underwrite a broader range of consumer and SME loans while improving overall credit quality and loan volumes.

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Credit Cards.    We accounted for 76.9% of credit card acquiring volumes, 41.0% of credit cards in circulation and 39% of credit card balances in Jamaica for fiscal year 2012. At September 30, 2012 (the most recent date for which information is available), only about 15% of our retail customer base had a credit card product. Based on our acquiring presence, and the relatively low penetration of credit cards among our customer base, we believe we can significantly increase our market share in the credit card issuing business. Given our e-commerce platform and card acquiring experience, we are in a unique position to develop a comprehensive payments suite for our customers that we believe will be convenient for our customers, generate fee income and reduce expenses associated with delivering some of our services.

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Non-Branch Sales.    We are leveraging our non-branch channels, our customer care center and our website, to drive increased sales and service transactions. We also intend to leverage our network of ATMs. We have already taken several steps to further this goal, including reducing or eliminating fees for performing transactions through electronic channels, allowing customers to directly deposit their paychecks onto our proprietary Keycard Cash cards and launching the “Cut Your Banking Fees” initiative which emphasizes the benefits of electronic banking. We have also created an outbound sales team in our customer care center focused on generating sales and activation campaigns and usage on products such as credit cards.

Through the increased use of electronic channels by our customers, we intend to engage our customers while simultaneously reducing expenses and increasing wallet-share penetration.

In addition, we are expanding our operations through acquisitions and strategic investments and may in the future pursue additional acquisitions in Jamaica and the broader Caribbean region. See “—Acquisitions.”

Efficiency and productivity initiatives

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Technology refresh program.    Our technology refresh program is designed to improve service availability and reliability of our information technology systems. We will be moving to a new, higher performance data center, which we expect will provide increased security and versatility and substantially reduce downtime in 2013. We are seeking to improve our efficiency and functionality in key areas such as treasury management, card acquiring and issuing and anti-money laundering compliance through new applications and processes. See “—Technology and information systems.” In addition, we continue to review all our other processes with a view to ensuring that our cost structure is optimized.

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LEAN Initiative.    We are partnering with a leading consulting firm which will support us through our lean transformation initiative across the NCB Group. The initiative will commence in January 2013 and the major output of the initial phase will be the development of an operating model for the NCB Group and the execution of two pilot projects, the objective of which will be to validate the “LEAN” model, which is a model that has been developed by the consulting firm and will form the foundation for our lean transformation initiative. The philosophy driving and supporting the LEAN model is based on applying the principles of centralization, consolidation, automation, paperless and straight-thru-processing to the processes in operation throughout the NCB Group. The entire initiative is expected to generate significant process efficiency, improved productivity, cost reduction, business agility and the development of internal expertise to ensure that our lean transformation initiative effectively takes place across the NCB Group.

•

Credit journey.    To improve the overall efficiency, productivity and capacity of our credit function and to foster quality loan growth, we recently completed an engagement with a global consulting firm.

The primary aims of the consulting engagement were as follows:

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Enhance statistical scoring models to improve our ability to identify, differentiate and price risk and predict likelihood of customer default. This will also allow us to underwrite a broader range of credits as we transition from reliance on judgment-based variable models which exclude some customer segments to robust statistical scoring tools.

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Streamline credit processes by leveraging automated workflow and scoring tools which allow us to: (1) improve our service levels to our customers in the form of reduced turnaround times between application and product delivery and (2) reduce costs and increase productivity.

This engagement commenced in August 2011 and concluded in October 2012. We have implemented the consulting firm’s recommendations and are monitoring the results.

•	Enterprise architecture. We engaged a global consulting firm to help develop a robust business architecture which over time will enable:

•	improved alignment between the our business architecture/model with our strategic direction; and

•	a more efficient and flexible organization to achieve reductions in operating costs.

The engagement commenced in December 2011 and concluded in February 2012. To date, we have been utilizing the data obtained from this exercise to identify opportunities for consolidation and centralization across the organization.

Continued focus on risk management

We continually review our risk management policies and procedures in order to enhance our capabilities in identifying, reporting and managing the risks faced in our business, including credit, interest rate, foreign exchange and liquidity risks. We plan to continue to focus on stringent underwriting standards for lending and other transactions. In addition, for our lending business, we recently completed an engagement with a leading international consulting firm, the aim of which was to assist us in the design and implementation of improvements to our credit policies and procedures, including our credit-scoring methodologies. We also engaged this consulting firm to assist us with the implementation of an enterprise risk management framework. We are in the process of implementing the recommendations arising from this engagement.

Further development of human resources

We plan to continue to seek a high level of employee engagement and to foster an innovative culture. We are seeking to further build employee capabilities, with a view toward maintaining our leadership position in the Jamaican financial services market and as an institution that is a leading place in which to work. We are currently implementing initiatives to strengthen performance management and assessment; integrate workforce analytics to monitor employee satisfaction and effectiveness; and support the professional development of our employees.

Acquisitions

During fiscal year 2012, NCBCM signed agreements with AIC (Barbados) Limited and ACF Holdings Insureco Limited, the legal and beneficial owners of 96.24% of the issued share capital of AGI for the purchase of their shareholdings in AGI for aggregate consideration of approximately J$3,090 million (US$34 million), subject to adjustment based on the book value of AGI at closing. Both AIC (Barbados) Limited and ACF Holdings Insureco Limited are controlled by our chairman and controlling shareholder. The transaction was approved for the Bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors. The completion of the transaction is subject to regulatory approval. We commissioned an independent valuation which valued AGI at an amount approximating the proposed acquisition price. AGI (formerly known as United General Insurance Company Limited from 1986 to 2007 and Central Fire Insurance Company from 1964 to 1986) is licensed by the Financial Services Commission to market motor, property, pecuniary loss, liability and accident insurance. AGI is currently one of the leading general insurers in Jamaica.

NCBCM is also in the process of acquiring AIC Finance Limited, a licensed financial institution in Trinidad and Tobago providing stock brokerage, trade finance, merchant banking, deposit, fixed income securities and foreign exchange services. This acquisition will provide us with entry into this market and an opportunity to further diversify our revenues. The transaction is pending regulatory approval in both Trinidad and Tobago and Jamaica. AIC Finance Limited is an indirect subsidiary of AIC (Barbados) Limited, which is controlled by our chairman and controlling shareholder. The proposed acquisition price is approximately TT$15 million (US$2.3 million ), subject to adjustment based on AIC Finance Limited’s final audited financial statements. We commissioned an independent valuation which valued AIC Finance Limited in excess of the proposed acquisition price. The transaction was approved for the Bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors.

In August 2011, through NCB Capital Markets Limited, we acquired 29.30% of the ordinary shares of JMMB, the largest investment brokerage house in Jamaica as measured by assets under management at September 30, 2011, for an aggregate purchase price of approximately J$2,221 million, including certain fees and costs. In November 2011, NCB Capital Markets Limited’s interest in JMMB was acquired by the Bank. JMMB competes with our wealth management business and offers many products and services similar to those offered by NCB Capital Markets Limited, including repurchase agreements and brokerage services. JMMB also competes to some extent with our retail banking and insurance and pension fund management business by offering insurance, annuity, fixed income investment and retail loan products. We invested in JMMB as part of our investment management strategy of acquiring positions in complementary financial service businesses. Although our investment is substantial, we do not currently have any plans to seek to acquire control of, or a majority equity position in, JMMB. In July 2012, JMMB acquired all of the issued and outstanding ordinary shares of Capital and Credit Financial Group Limited, a Jamaican finanacial institution providing banking services, investment services, remittance services, unit trust funds and international broker/dealer services, for a consideration of cash and the issuing of new shares to the former shareholders of Capital and Credit Financial Group Limited. The shares issued to the former shareholders of Capital and Credit Financial Group Limited resulted in a dilution of the share of our ownership in JMMB from 29.30% to 26.30%.

In addition to our investment in JMMB, we have acquired substantial but non-controlling equity interests in three other entities since control of the Bank was acquired by AIC (Barbados) Limited. In January 2004, the Bank acquired 44.47% of the ordinary shares of Dyoll Group Limited, for approximately J$540 million. Dyoll Group Limited, a holding company whose main subsidiary had been focused on the property and casualty insurance business, experienced financial difficulties following the passage of Hurricane Ivan in September 2004 and is currently in liquidation. The Bank recognized a full reduction in the value of its investment in Dyoll Group Limited in 2005.

In February 2004, we acquired 43.45% of the ordinary shares of Kingston Wharves Limited, an entity engaged primarily in the business of wharf operations and stevedoring, for approximately J$608 million. At the time of the acquisition of these shares, we regarded Kingston Wharves Limited as a value investment as well as an opportunity to increase our exposure to equity investments. The market value of our investment in Kingston Wharves Limited at September 30, 2012 was J$2,560 million (based on a bid price of J$5.07 per share on the JSE at September 30, 2012). On March 29, 2012, an extraordinary general meeting was held by Kingston Wharves Limited and an ordinary resolution was passed resulting in an increase in the company’s issued share capital by 357,550,000 ordinary shares. Our percentage ownership in Kingston Wharves Limited was thereby diluted to 32.59% from 43.45%. The share capital of Kingston Wharves

Limited has been increased by the issue of 357,550,000 ordinary shares so that the newly issued shares could be allotted to Jamaica Producers Group Limited for a total purchase price of J$1,787,750,000.

In a series of transactions beginning in May 2008, we acquired a 25.17% interest in Kingston Properties Limited for approximately J$97.3 million. Kingston Properties Limited owns and actively manages real estate properties to generate stable, sustained income and capital appreciation for its shareholders. Its current portfolio consists of 19 condominiums in South Florida and two commercial properties in Jamaica.

JMMB, Dyoll Group Limited, Kingston Wharves Limited and Kingston Properties Limited are considered to be associated companies of the NCB Group. We recognize our proportionate share of profits and losses of our associated companies in our consolidated income statement and our proportionate share of net assets in our balance sheet.

Business operations

Our business is organized into seven segments, consisting of our Retail & SME, Payment Services, Corporate Banking, Treasury & Correspondent Banking, Wealth Management, Insurance & Pension Fund Management and Other segments. The following table presents a breakdown of our total segment operating profit for the periods indicated:

	For fiscal year ended September 30,
(J$ in thousands)(1)	2012	2011	2010

Retail & SME	1,570,649	1,376,514	1,151,184
Payment Services	1,899,147	1,666,229	1,330,224
Corporate Banking	94,730	2,097,095	2,922,965
Treasury & Correspondent Banking	3,611,033	4,356,794	3,349,581
Wealth Management	3,967,965	4,673,100	3,554,302
Insurance & Pension Fund Management	2,384,329	2,392,374	1,986,282
Other	23,751	78,732	5,080

Total	13,551,604	16,640,838	14,299,617

(1)	Segment data do not give effect to the elimination of intersegment transactions.

The following table sets forth selected financial data relating to our principal products and services offerings at the dates indicated.

	At September 30,
(J$ in thousands)	2012	2011	2010

Net loans (excluding credit card receivables)	102,857,748	84,282,683	79,123,366
Deposit account balances	162,930,350	155,800,401	144,283,158
Credit card receivables balances	9,047,106	7,445,455	6,871,736
Pension fund assets under management	48,509,502	50,144,623	44,051,507
Liabilities under annuity and insurance contracts	25,194,324	23,564,275	20,405,624
Repurchase agreements	101,890,449	84,075,103	85,292,763

Retail & SME

We serve all sectors of Jamaica’s consumer and SME market through 38 full service branches (including a private banking center), four agencies and 173 ATMs across Jamaica. Our branches offer traditional retail banking services, as well as remittance services. We had the largest commercial bank branch network in Jamaica at September 30, 2012. We provide a comprehensive suite of financial services to SMEs, and were the first bank in Jamaica to offer SMEs dedicated business bankers and specialized product bundles, which provide tailored services with special pricing on certain loans and deposits.

With the exception of our private banking center, all of our branches serve our consumer and SME customers. In order to optimize cross-selling and wallet share penetration, we categorize our individual customers into private banking, first class and mass market customers using certain financial criteria, such as the amount of liquid assets that the customer has deposited or invested with us, the customer’s annual gross income and the customer’s net worth. In addition, we sub-categorize our private banking customers into affluent and emerging wealthy customers. We develop compelling products and services to meet the needs of the identified categories and sub-categories and market to them accordingly.

We typically invite customers who have a deposit account balance with the Bank of at least J$5 million, or who have invested at least J$5 million with any other member of the NCB Group, to become private banking customers. Private banking customers who have deposit balances or investments of at least J$5 million but less than J$15 million are classified into the emerging wealthy customer sub-category, while customers who have deposit balances or investments in excess of J$15 million and annual gross income of at least J$15 million are classified into the affluent customer sub-category. In certain instances, we invite customers who do not meet the eligibility requirements of our private bank to become NCB First Class banking customers.

Customers who have deposit account balances with us between J$1 million and J$7.5 million, and a net worth in excess of J$10 million or who have annual gross income of between J$2.5 million and J$5 million, are typically invited to become first class customers. Customers who wish to use the services available to first class customers but do not maintain the required balances may be permitted to use the services for a monthly fee.

All other individual customers are classified as mass market customers.

We also have categories for the other customers in our Retail & SME segment. We generally include a business enterprise in the SME category if it has annual revenue of J$500 million or less, borrowings from the Bank of J$600 million or less, deposit account balances with the Bank of J$30 million or less and 50 employees or less. We categorize government ministries, agencies, executive agencies, schools and quasi-government departments whose accounts are managed through the branch network into government and public sector customers. We also have a customer category for churches, private schools, clubs and associations, which we designate as not-for-profit customers.

We use different service models depending on customer category and sub-category. We use the following service models for our customers:

•

Private banking customers. Our service model is centered on personal relationships with private client account executives who service these customers through our private banking center. See “—Private banking.”

•

First class customers. The focus of the service model for these customers is personal relationships with personal bankers which we make available through our NCB First Class service. See “—NCB First Class.”

•

Mass market customers and not-for-profit organizations. We use a service model based upon our branch network and electronic channels, which we refer to as “multi-channel distribution,” supported by our business development representatives.

•

SMEs. Our service model is based on a relationship between the SME and a business banker through the branch network. We recently established a middle market unit, which focuses primarily on underwriting and structuring credit facilities for businesses in the range of J$50-J$600 million.

•	Jamaican government and public sector. For government bodies, our service model is centered upon a relationship manager who serves as the main point of contact with the government body.

At September 30, 2012, our Retail & SME segment had 831,097 accounts. At that date, we had 881 private banking customers, 7,759 first class customers, 26,463 SMEs, 2,194 government and public sector customers and 6,207 not-for-profit customers. Our Retail & SME segment accounted for 8.3% and 11.7% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

Deposit accounts

We believe that the deposits of our Retail & SME customers provide us with a relatively low-cost, stable source of funding, as well as an opportunity to cross-market our other products and services to these customers. We offer our Retail & SME customers fixed rate interest-bearing and non-interest-bearing checking accounts, which we refer to as “current accounts,” savings accounts, and certificates of deposit, which we refer to as “fixed term deposits,” as well as deposits available to the customer on call. Fixed term deposits bear interest at a fixed rate with terms that range between 30 to 360 days.

Our deposit accounts are denominated in Jamaican dollars, U.S. dollars, Canadian dollars, euros and British pounds sterling. At September 30, 2012, 69.71% of total deposits was in Jamaican dollars, 24.16% of total deposits was in U.S. dollars, and 6.13% of total deposits was in other currencies. The following table presents our Retail & SME segment’s deposits broken down by account type at the dates indicated.

	At September 30,
(J$ in millions)(1)	2012	2011	2010

Current
Checking accounts (non-interest bearing)	28,569	27,046	23,483
Checking accounts (interest-bearing)	5,174	4,612	4,395

Savings
Regular save accounts	54,417	53,823	49,547
Sunshine savers club accounts	7,750	7,413	7,106
Gold club accounts	7,433	6,991	6,552
S.T.A.R.T. accounts	202	187	185
Fixed term deposits	18,154	18,194	18,735

Total	121,698	118,266	110,003

(1)	Amounts do not include accrued interest.

Current accounts

We offer both interest-bearing and non-interest-bearing current accounts. The interest-bearing current accounts are available primarily to the Jamaican government and NCB Group employees, as well as to certain businesses at our discretion. At September 30, 2012, current accounts totaled J$33,743 million, comprising 28% of the Retail & SME segment’s deposits. Interest paid on interest-bearing current accounts totaled 5.4% and 5.2% of interest paid on Retail & SME segment deposits for fiscal years 2011 and 2012, respectively.

Regular save accounts

Our standard savings product is the regular save account. Interest is paid semi-annually based on the lowest balance for the month. At September 30, 2012, regular save accounts totaled J$54,417 million, comprising 44.7% of the Retail & SME segment’s deposits. Interest paid on regular save accounts totaled approximately 35.5% and 40.9% of interest paid on Retail & SME segment deposits for fiscal years 2011 and 2012, respectively.

Sunshine savers club accounts

Sunshine savers club accounts are savings accounts with interest rates of 100 basis points above the interest rate for regular save accounts provided the account holder meets certain minimum quarterly savings targets. At September 30, 2012, sunshine savers club accounts totaled J$7,750 million, comprising 6.4% of the Retail & SME segment’s deposits. Interest paid on sunshine savers club accounts totaled 11.7% and 5.0% of interest paid on Retail & SME segment deposits for fiscal years 2011 and 2012, respectively.

Gold club accounts

We offer gold club accounts to customers who are 55 years and older. Gold club account holders are entitled to a number of free or discounted services as well as preferential interest rates on deposits. The preferential interest rates range between 75 and 85 basis points above the savings rate for regular save accounts. At September 30, 2012, gold accounts totaled J$7,433 million, comprising 6.1% of the Retail & SME segment’s deposits. Interest paid on gold club accounts totaled 13.0% and 15.6% of interest paid on Retail & SME segment deposits for fiscal years 2011 and 2012, respectively.

S.T.A.R.T. accounts

We offer S.T.A.R.T. accounts to minors under the age of 18. S.T.A.R.T. accounts have no minimum balance. At September 30, 2012, S.T.A.R.T. accounts totaled J$201 million, comprising 0.2% of the Retail & SME segment’s deposits. Interest paid on S.T.A.R.T. accounts totaled 0.1% and 0.2% of interest paid on Retail & SME segment deposits for fiscal years 2011 and 2012, respectively.

Fixed term deposits

We offer fixed term deposits to our customers, ranging in maturity from one month to one year. Customers may also place funds on overnight (on call) deposit earning nominal interest. At September 30, 2012, fixed term deposits totaled J$18,154 million, comprising 14.9% of the Retail & SME segment’s deposits. Interest paid on fixed term deposits totaled approximately 34.3% and 38.3% of interest paid on Retail & SME segment deposits for fiscal years 2011 and 2012, respectively.

At September 30, 2012, we estimate that the aggregate balance of deposit accounts maintained by the Retail & SME segment represented 74.9% of our overall deposit base.

Retail and SME loans

We offer a number of retail and SME loan products to our customers. Our retail and SME loan products fall into two categories: “packaged loans” and “regular loans.” Packaged loans are non-negotiable loans that have pre-set lending criteria, such as the purpose for which the loans can be used, borrowing limits, repayment terms and eligibility requirements. By contrast, regular loans do not have pre-set lending terms and are negotiated individually. The table below sets forth our Retail & SME segment’s loan portfolio at the dates indicated.

	At September 30,
(J$ in millions)	2012	2011	2010

Regular Retail loans	6,057	5,957	8,939

Packaged retail loans
Automobile loans	9,068	6,173	3,532
Preferred customer loans	2,366	4,071	1,792
Signature credit lines	2,870	4,153	1,901
Home equity loans	1,565	2,173	1,609
Payroll plus loans	1,420	2,127	1,143
Reward loans	547	953	617
Salary advantage loans	238	514	675
Automobile equity loans	89	154	47
U.S. dollar mortgage facility loans	339	433	359
JMD residential mortgage facility loans	609	—	—
Jamaica security forces loans	418	790	120
Revolving credit line	45	—	—
Secured consumer loans	2,258	—	—
Unsecured consumer loans	10,157	—	—
Regular SME loans	13,461	11,700	7,350

Packaged SME loans
NCB business grow loans	1,968	2,588	2,419
NCB merchant advance loans	1,070	502	366
Nation builder credit line	556	407	675
NCB commercial motor vehicle loans	271	278	287
SME development access facility	32	60	1,039
F.A.R.M. loans	4	9	6
NCB Women in Business Facility	2	—	—
Overdraft loans	1,184	1,508	1,518

Total	56,594	44,550	34,394

At September 30, 2012, the portfolio of loans originated by our Retail & SME segment represented 52.6% of our total performing loans and advances.

Retail loans

At September 30, 2012, we had 39,988 retail loans outstanding with a total value of J$56,594 million, excluding overdrafts, an average loan size of J$1.4 million and an average maturity of five years. Our retail loan products are as follows.

Regular retail loans

We offer retail loans on negotiable terms. At September 30, 2012, we had 5,840 regular retail loans outstanding with a total value of J$6,057 million, an average loan size of J$1.0 million and an average maturity of five years, representing 11% of our Retail & SME segment’s loan portfolio.

Automobile loans

We provide financing to our consumer customers for the purchase of new and used automobiles through our NCB Automobile Loan product. Through this loan product, customers may finance up to 100% of the purchase price for vehicles that are up to seven years old. At September 30, 2012, we had 5,499 outstanding Automobile Loans with a total value of J$9,068 million, an average loan size of J$1.6 million and an average maturity of five years, representing 16% of our Retail & SME segment’s loan portfolio.

Preferred customer loans

We offer unsecured loans up to J$1.3 million to certain of our preferred customers who have maintained accounts with us for a period of at least one year. At September 30, 2012, we had 6,059 Preferred Customer Loans outstanding with a total value of J$2,366 million, an average loan size of J$0.390 million and an average maturity of four years, representing 4% of our Retail & SME segment’s loan portfolio. Preferred Customer Loans are being replaced with our new Unsecured Consumer Loans described below. Existing Preferred Customer Loans will remain in existence until their respective maturities but new loans with these features will be booked as Unsecured Consumer Loans.

Signature credit lines

We offer an unsecured credit line to individual customers to borrow up to J$3 million for any purpose except the acquisition of real estate and motor vehicles. We market this product primarily to our affluent, emerging wealthy and professional customers. At September 30, 2012, we had 1,988 Signature Credit Lines outstanding with a total value of J$2,870 million, an average loan size of J$1.4 million and an average maturity of five years, representing 5% of our Retail & SME segment’s loan portfolio. Signature Credit Lines are being replaced with our new Unsecured Consumer Loans described below. Existing Signature Credit Lines will remain in existence until their respective maturities but new loans with these features will be booked as Unsecured Consumer Loans.

Home equity loans

We offer home equity loans which allow customers to borrow of up to J$15 million based on their equity in a primary residence and up to J$10 million based on their equity in a second home. At September 30, 2012, we had 507 outstanding Home Equity Loans with a total value of J$1,565 million, an average loan size of J$3.1 million and an average maturity of ten years, representing 3% of our Retail & SME segment’s loan portfolio. Home Equity Loans are being replaced with our new Secured Consumer Loans described below. Existing Home Equity Loans will remain in existence until their respective maturities but new home equity loans will be booked as Secured Consumer Loans.

Payroll plus loans

We offer NCB Payroll Plus Loans, which permit customers who are employees of certain pre-approved employers to borrow up to 11 times their gross monthly salaries. Monthly installments are deducted directly from the customer’s payroll by their employer and then credited to the Bank. Customers are able to access additional funding through a “top up” if they have satisfactorily serviced their facility for 24 consecutive months. Payroll Plus Loans are only offered to employees where their employers are among companies approved by our Credit & Risk Management Division for this purpose. No single company’s employees are responsible for more than 33% of our Payroll Plus Loans in the aggregate. At September 30, 2012, we had 3,599 outstanding Payroll Plus Loans with a total value of J$1,420 million, an average loan size of J$0.395 million and an average maturity of five years, representing 3% of our Retail & SME segment’s loan portfolio. Payroll Plus Loans are being replaced with our new Unsecured Consumer Loans described below. Existing Payroll Plus Loans will remain in existence until their respective maturities but new loans with these features will be booked as Unsecured Consumer Loans.

Reward loans

We offer unsecured loans up to J$1.5 million and secured loans of up to J$5 million to individual customers who have maintained accounts with us for a period of at least two years. At September 30, 2012, we had 1,245 Reward Loans outstanding with a total value of J$547 million, an average loan size of J$0.439 million and an average maturity of four years, representing 1% of our Retail & SME segment’s loan portfolio. Reward Loans are being replaced with our new Unsecured Consumer Loans described below. Existing Reward Loans will remain in existence until their respective maturities but new loans with these features will be booked as Unsecured Consumer Loans.

Salary advantage loans

Salary Advantage Loans allow customers to borrow up to 15 times their gross monthly salary to finance up to 90% of the purchase price of vehicles up to seven years old. At September 30, 2012, we had 596 outstanding Salary Advantage Loans with a total value of J$238 million, an average loan size of J$0.399 million and an average maturity of five years, representing 0.42% of our Retail & SME segment’s loan portfolio.

Automobile equity loans

We offer automobile equity loans which allow our customers to borrow up to 95% of their vehicle’s forced sale value up to J$6,000,000 for vehicles which are up to five years old. We market this product primarily to individuals who are already our customers and have significant equity in the vehicle. At September 30, 2012, we had 75 outstanding Automobile Equity Loans with a total value of J$89 million, an average loan size of J$1.2 million and an average maturity of three years, representing 0.16% of our Retail & SME segment’s loan portfolio. Automobile Equity Loans are being replaced with our new Secured Consumer Loans described below. Existing Automobile Equity Loans will remain in existence until their respective maturities but new automobile equity loans will be booked as Secured Consumer Loans.

U.S. dollar mortgage facility loans

We offer individuals who receive their income in U.S. dollars mortgage loans denominated in U.S. dollars. These loans allow them to borrow up to US$1 million for the purchase of a primary residence. At September 30, 2012, we had 14 U.S. Dollar Mortgage Loans outstanding with a total value of J$339 million, an average loan size of J$24 million and an average maturity of thirteen years, representing 1% of our Retail & SME segment’s loan portfolio. These loans are all for properties being purchased in Jamaica.

JMD residential mortgage facility loans

These loans allow individuals to borrow up to J$40 million for the purchase of a primary residence and J$30 where investment residential property is being used as security. At September 30, 2012, we had 57 JMD Residential Mortgage Loans outstanding with a total value of J$608 million, an average loan size of J$10 million and an average maturity of 30 years, representing 1% of our Retail & SME segment’s loan portfolio. These loans are all for properties being purchased in Jamaica.

Jamaica security forces loans

We offer unsecured loans of up to J$3 million to customers who are members of the Jamaica security forces. At September 30, 2012, we had 691 Jamaica Security Forces Loans outstanding with a total value of J$418 million, an average loan size of J$0.605 million and an average maturity of five years, representing approximately 1% of our Retail & SME segment’s loan portfolio. Jamaica Security Forces Loans are being replaced with our new Unsecured Consumer Loans described below. Existing Jamaica Security Forces Loans will remain in existence until their respective maturities but new loans with these features will be booked as Unsecured Consumer Loans.

Revolving credit line

We recently created a revolving credit line to assist customers in managing their cash flows particularly where expenditure must be made before income is received. Customers may access up to J$5 million on a revolving facility for a term of up to two years. At September 30, 2012, we had 17 outstanding Revolving Credit Lines with a total value of J$45 million, an average loan size of J$2.6 million and an average maturity of two years, representing 0.1% of our Retail & SME segment’s loan portfolio.

Secured consumer loans

We recently created a Secured Consumer Loan product which is replacing the Home Equity Loan and the Automobile Equity Loan. This new product also includes loans secured by cash and facilities secured by equities or other financial instruments. At September 30, 2012, we had 963 outstanding Secured Consumer Loans with a total value of J$2,258 million, an average loan size of J$2.3 million with maturities of up to seven years, representing 4% of our Retail & SME segment’s loan portfolio.

Unsecured consumer loans

In December 2011, we created an Unsecured Consumer Loan product which is replacing the Preferred Customer Loans, Signature Credit Lines, Payroll Plus Loans, Reward Loans and the Jamaica Security Forces Loans. This new product is designed to be sufficiently flexible to target all the segments that were previously targeted under our various unsecured loan products. At September 30, 2012, loans booked under this new product category totaled 11,087 with a value of J$10,157 million, an average loan size of J$0.916 million and an average maturity of four years, representing 18% of our Retail & SME segment’s loan portfolio.

SME loans

At September 30, 2012, we had 1,751 SME loans outstanding with a total value of J$17,364 million, or 30.7% of our Retail & SME segment’s loan portfolio, an average loan size of J$8.6 million and an average maturity of five years. Our SME loan products are as follows.

Regular SME loans

We offer regular SME loans with negotiable maturities. At September 30, 2012, we had 803 regular SME loans outstanding with a total value of J$13,461 million, an average loan size of J$16.8 million and an average maturity of five years, representing 23.8% of our Retail & SME segment’s loan portfolio.

NCB business grow loans

We offer secured and unsecured financing to SMEs of up to J$30 million or US$350,000 for use in funding business expansion, restructuring and capital expenditure initiatives. NCB Business Grow Loans are denominated in Jamaican dollars and U.S. dollars. At September 30, 2012, we had 299 outstanding NCB Business Grow Loans with a total value of J$1,968 million, an average loan size of J$6.6 million and an average maturity of seven years, representing 3.5% of our Retail & SME segment’s loan portfolio.

NCB merchant advance loans

We offer unsecured financing to SME credit card merchants of up to J$7.5 million or US$85,000 to SMEs based upon debit and credit card receivables. NCB Merchant Advance Loans are denominated in Jamaican dollars and U.S. dollars. At September 30, 2012, we had 429 outstanding NCB Merchant Advance Loans with a total value of J$1,070 million, an average loan size of J$2.5 million and an average maturity of three years, representing 1.9% of our Retail & SME segment’s loan portfolio.

Nation builder credit line

The Nation Builder Credit Line is a fixed rate facility available to SMEs which met a number of predetermined conditions. We discontinued offering National Builder Credit Line loans in December 2010 but subsequently re-launched this product at a fixed rate of 8.5% per annum in November 2011. However, this product was again discontinued in February 2012. The maximum exposure of all facilities under this credit line was capped at J$1,000 million and the outstanding balances are now marked for reduction only. At September 30, 2012, we had 80 outstanding Nation Builder Credit Lines with a total value of J$556 million, an average loan size of J$6.2 million and an average maturity of six years, representing 1% of our Retail & SME segment’s loan portfolio.

NCB commercial motor vehicle loans

We provide financing to our SME customers for the purchase of new and used automobiles through our NCB Commercial Motor Vehicle Loan product. Through this loan, customers can finance up to 90% of the purchase price for vehicles up to five years old. At September 30, 2012, we had 126 outstanding NCB Commercial Motor Vehicle Loans with a total value of J$271 million, an average loan size of J$2.1 million and an average maturity of five years, representing 0.5% of our Retail & SME segment’s loan portfolio.

SME development access facility

Through our partnership with the U.S. Agency for International Development, we offer secured and unsecured financing to SMEs in the manufacturing, hotel/tourism, agriculture, agro-processing, craft, mining, information technology and intellectual property industries in an amount of up to J$40 million or US$500,000, the proceeds of which can be used to fund working capital, capital improvements, acquisitions and other projects that facilitate business expansion. Loans under the SME Development Access Facility are denominated in Jamaican dollars and U.S. dollars. At September 30, 2012, we had seven outstanding SME Development Access Facility loans with a total value of J$32 million, an average loan size of J$4.3 million and an average maturity of six years, representing 0.1% of our Retail & SME segment’s loan portfolio.

F.A.R.M. loans

We offer secured and unsecured financing up to J$2 million to farmers for the production of specified agricultural products. Financial Access for Responsible Members loans, or “F.A.R.M. Loans,” are denominated in Jamaican dollars. At September 30, 2012, we had six outstanding F.A.R.M. loans with a total value of J$4 million, an average maturity of six years and an average loan size of J$0.500 million, representing 0.01% of our Retail & SME segment’s loan portfolio.

Overdraft loans

We provide short-maturity financing which allows retail and SME customers to cover the shortfall in overdrawn current accounts. At September 30, 2012, we had outstanding overdraft loans with a total value of J$1,184 million, representing 2.1% of our Retail & SME segment’s loan portfolio.

Debit cards

We offer debit cards linked to the current or savings accounts of our consumer customers. Our debit card product is called Midas Card and is accepted by merchants at locations across Jamaica. The card can also be used at any of our ATMs to transfer and withdraw funds, pay utility bills and add minutes to a prepaid mobile telephone account. Cardholders also have access to telephone and online banking services.

The debit cards that we issue accounted for 42.1% of total debit card merchant transactions, representing 45.1% of the total dollar amount of debit card merchant transactions for fiscal year 2012. Our debit cards accounted for 31.3% of debit cards in circulation in Jamaica at September 30, 2012. While the issuance of debit cards is a significant component of our Retail & SME segment from an operational and marketing perspective, no revenue is generated from the issuance of these cards, and the fees generated from their use at point of sale terminals are recorded in our Payment Services segment.

Private banking

Our private banking center serves our private banking customers. Each private banking customer is assigned to a private client account executive who serves as the main point of contact for the NCB Group and who seeks to understand the customer’s financial objectives and investment needs. Private banking customer portfolios are reviewed periodically to assess performance of investments based on the customer’s objectives and to ensure portfolio diversification.

In addition to traditional banking products, we offer our private banking customers access to wealth management products and services through the NCB Group and external service providers, including transactions under repurchase agreements, bonds and local registered stock and advice on will preparation and estate planning.

At September 30, 2012, our private banking business managed 1,832 accounts with aggregate deposits of approximately J$1,781 million, representing 1.5% of our total deposit portfolio.

NCB First Class

First class customers are eligible for NCB First Class services, which includes complimentary and discounted fees on certain banking services. In addition, first class customers are paired with a personal banker who serves as the main point of contact at the NCB Group and who seeks to ensure that the customer is provided with appropriate banking solutions to satisfy the customer’s financial needs.

At September 30, 2012, we had 7,759 first class customers with aggregate deposits of J$10,983 million, representing 19.5% of our total deposit portfolio.

Remittances

Through our remittance business, we allow our customers to send and receive money from London through our subsidiary, NCB Remittance Services (UK) Limited, and worldwide through our contractual relationship with MoneyGram International, Inc.

Corporate Banking

Our Corporate Banking segment focuses on providing a wide range of commercial banking products and services to corporate clients and government enterprises in Jamaica. This segment serves over 250 large corporations and government agencies throughout Jamaica and is organized into four relationship management teams to provide nationwide coverage to our corporate clients. Each relationship management team consists of a section head, two relationship managers, a corporate officer and a secretary. Each team has responsibility for an average of 34 Corporate Banking segment’s customers. At September 30, 2012, we had J$47,028 million in gross loans in our Corporate Banking loan portfolio, representing 40.6% of our total gross loans and advances.

The Corporate Banking segment generally serves customers with annual revenue of at least J$500 million and focuses primarily on customers in construction and land development, tourism, central government, distribution and transportation, storage and communication businesses, which operate in a number of sectors of the Jamaican economy. The following table sets forth the composition of our corporate loan portfolio broken down by industry sector at September 30, 2012:

Sector (gross loans)	J$ in Thousands(1)	Percentage of corporate loan portfolio

Agriculture	2,273,511	4.83
Construction and land development	12,217,619	25.98
Distribution	4,622,764	9.83
Government of Jamaica	2,589,632	5.51
Manufacturing	727,055	1.55
Mining and processing	105,597	0.22
Overseas resident	6,714,198	14.28
Personal	48,435	0.10
Professional and other services	341,575	0.73
Tourism	13,188,692	28.04
Transportation, storage and communication	4,199,225	8.93

Total	47,028,308	100

(1)	We have translated U.S. dollar amounts from Jamaican dollars at the exchange rate of J$89.7207 per US$1.00, which is the average of the buying and selling J$/US$ exchange rates reported by the Bank of Jamaica at September 30, 2012.

The loans in our corporate loan portfolio are denominated in Jamaican dollars and U.S. dollars. At September 30, 2012, 76.1% of the loans in our corporate loan portfolio were denominated in U.S. dollars and 23.9% were denominated in Jamaican dollars. We had the largest market share of foreign currency denominated loans by dollar volume in Jamaica at September 30, 2012. Based on the commercial banking data released by the Bank of Jamaica for September 2012, the size of our foreign currency lending represented a 39.1% market share of the commercial banking industry total.

In addition to corporate loans and arranging financing for large corporations, we offer a number of other products and services to our corporate customers, including deposits, foreign exchange services, specialized trade services, letters of credit, performance bonds and guarantees, cash management services, and electronic retail banking services for employees of corporate customers. The specialized trade services we offer include import and export financing, trade financing to correspondent banks and export credit agency financing.

Our cash management business offers payroll, payment, collections, account balances and other cash management services for our corporate customers. We allow our customers to transfer funds electronically between accounts at the Bank through e-Link, our electronic banking system, and from NCB Group accounts to other financial institutions through automated clearing house and real-time gross settlement of funds networks.

The deposit products we offer to our corporate banking customers include current accounts (both interest bearing and non-interest bearing), regular savings accounts and fixed-term deposits. At September 30, 2012, we had 1,383 corporate deposit accounts denominated in U.S. dollars, Jamaican dollars, British pounds sterling, euros and Canadian dollars. At September 30, 2012, 60.3% of total deposits were in U.S. dollars, 39.5% of total deposits were in Jamaican dollars and 0.2% of total deposits were in other currencies. The following table presents our corporate deposit portfolio broken down by account type at the dates indicated.

	At September 30,
(J$ in millions)(1)	2012	2011	2010

Current
Checking accounts (non-interest bearing)	4,948	3,570	4,718
Checking accounts (interest-bearing)	3,529	10,051	2,714

Savings
Regular savings accounts	2,561	4,377	3,433
Sunshine savers accounts	58	32	62
Fixed term deposits	18,236	7,835	9,231

Total	29,333	25,865	20,158

(1)	We have translated U.S. dollar amounts from Jamaican dollars at the exchange rate of J$89.7207 per US$1.00, which is the average of the buying and selling J$/US$ exchange rates reported by the Bank of Jamaica at September 30, 2012.

We have translated pounds sterling amounts from Jamaican dollars at the exchange rate of J$145.0618 per £1.00, which is derived using exchange rates obtained from Bloomberg at the end of the business day on September 30, 2012.

We have translated euro amounts from Jamaican dollars at the exchange rate of J$115.3667 per €1.00, which is derived using exchange rates obtained from Bloomberg at the end of the business day on September 30, 2012.

We have translated Canadian dollar amounts from Jamaican dollars at the exchange rate of J$91.2074 per Cdn$1.00, which is derived using exchange rates obtained from Bloomberg at the end of the business day on September 30, 2012.

Our Corporate Banking segment accounted for profits representing 12.6% and 0.7% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

Payment Services

Our Payment Services segment includes both our credit card issuing business and our credit and debit card acquiring business. Credit cards issued by us accounted for 41.0% of credit cards in circulation in Jamaica at September 30, 2012. At that date, over 9,000 of our POS machines were installed in stores and other locations across Jamaica, representing 66.7% of all POS machines in Jamaica. Our POS machines processed 76.9% and 77.4% of total credit card merchant transactions in Jamaica, representing 64.7% and 62.9% of the total Jamaican dollar amount of credit card merchant transactions, for fiscal years 2011 and 2012, respectively. Our POS machines also processed 72.2% and 71.0% of total debit card merchant transactions in Jamaica, representing 77.1% and 77.7% of the total Jamaican dollar amount of debit card merchant transactions, for fiscal years 2011 and 2012, respectively.

Through our Payment Services segment we offer several types of credit cards to our consumer, SME and corporate customers, including Visa®, MasterCard® and Keycard credit cards.

The Visa® and MasterCard® credit cards that we offer to individual consumers include the NCB Visa Classic, NCB Visa Gold, NCB Visa Signature, NCB MasterCard and NCB Travelmaster credit cards. Some of these cards have rewards features such as cash rebates on purchases and the ability to earn miles for travel. We market our NCB Visa Gold, NCB Visa Signature and NCB Travelmaster credit cards primarily to our affluent, emerging wealthy and first class customers.

The corporate credit card we offer to our SME and corporate customers is the NCB Visa Business card. This card provides the customer with complimentary travel and auto rental insurance coverage.

The Keycard is our proprietary credit card and was the first domestic credit card introduced in Jamaica. It is accepted at over 10,000 merchant locations across Jamaica. We offer four types of Keycards:

•	Classic Keycard. This card can be used for purchases and cash advances at any of our branches or ATMs.

•	Lovebird Keycard. This card has the same features as the Classic Keycard except cardholders can also earn travel rewards under our Lovebird Keycard Rewards Programme.

•	Gold Keycard. This card has the same features as the Classic Keycard except that it affords cardholders a higher credit limit and free cash advances.

•

Keycard Biz. This card is offered to our corporate and SME customers and has the same features as the Classic Keycard except that it affords cardholders a higher credit limit and cash rebates on purchases.

We also offer a prepaid card product called “Keycard Cash,” which is not linked to a bank account and is hosted on our credit card system. Keycard Cash is accepted by merchants at any of our POS machines and can be used at any of our ATMs. Customers can transfer funds on to the card online, by telephone or at any of our branch locations. The card can also be used at any of our ATMs or certain merchants to add minutes to a prepaid mobile telephone account.

The following table highlights certain information regarding our credit card issuing business.

	At and for fiscal year ended September 30,
	2012	2011	2010

Total number of cards issued	19,507	17,211	22,022
Total number of open accounts	101,737	96,300	111,605
Total number of cards in circulation	143,838	128,311	145,939
Total purchases (J$ in millions)	58,512	51,535	42,897
Average purchases per account	575	535	384
Receivables, net of provisions, at period end (J$ in millions)	8,942	7,168	6,585

We generate fees from merchants who operate our POS machines, including a fee based on the volume of credit card transactions, as well as a monthly service fee. We also offer a number of services to these merchants, including around-the-clock customer care, online statements, daily reconciliation and a quarterly newsletter which provides up-to-date information on fraud prevention and payment industry services.

As part of our acquiring business we offer NCB’s e-commerce solution to merchants, which is an online multicurrency credit card payment processing system that offers secure, real-time authorization, as well as next day settlement of transactions. All data on the system is encrypted and secured behind multiple firewalls and our system meets Visa’s® and MasterCard’s® security certification standards. The aggregate value of transactions processed on NCB e-commerce was J$22,128 million and J$24,522 million for fiscal years 2011 and 2012, respectively.

Our Payment Services segment accounted for 10.0% and 14.1% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

Treasury & Correspondent Banking

The Treasury & Correspondent Banking segment incorporates our liquidity and investment management function, management of our correspondent banking relationships and foreign currency services for our financial institution customers. The Treasury & Correspondent Banking segment serves more than 200 local, regional and international customers and is organized into three units: fixed income, foreign currency services and relationship management.

Our Treasury & Correspondent Banking segment offers various financial products and services to financial institutions, including deposit accounts, repurchase agreements, payment processing services, uncleared effects lines and overdraft facilities.

Deposit accounts

We offer current accounts and regular savings accounts to financial institutions. Our deposit accounts are denominated in Jamaican dollars, U.S. dollars, Canadian dollars, euros and British pounds sterling. At September 30, 2012, 47% of our Treasury & Correspondent banking deposits were in Jamaican dollars, 38% were in U.S. dollars, and 15% were in other currencies. The following table presents our Treasury & Correspondent Banking deposit product portfolio broken down by account type at the dates indicated.

	At September 30,
(J$ in thousands)(1)(2)	2012	2011	2010

Checking
Current accounts (non-interest bearing)	3,831	3,231	3,747
Current accounts (interest-bearing)	1,037	1,614	847
Regular savings accounts	605	898	357
Fixed term deposits	3,430	5,552	7,335

Total	8,903	11,295	12,286

(1)	We have translated U.S. dollar amounts from Jamaican dollars at the exchange rate of J$89.7207 per US$1.00, which is the average of the buying and selling J$/US$ exchange rates reported by the Bank of Jamaica at September 30, 2012.

We have translated pounds sterling amounts from Jamaican dollars at the exchange rate of J$145.0618 per £1.00, which is derived using exchange rates obtained from Bloomberg at the end of the business day on September 30, 2012.

We have translated euro amounts from Jamaican dollars at the exchange rate of J$115.3667 per €1.00, which is derived using exchange rates obtained from Bloomberg at the end of the business day on September 30, 2012.

We have translated Canadian dollar amounts from Jamaican dollars at the exchange rate of J$91.2074 per Cdn$1.00, which is derived using exchange rates obtained from Bloomberg at the end of the business day on September 30, 2012.

(2)	Balances do not include accrued interest.

Repurchase agreements

We participate in transactions under repurchase agreements pursuant to which we sell Jamaican government debt securities to our financial institution customers, and then re-acquire the securities at a later date for a higher price. The balance outstanding under these arrangements was J$8,510 million at September 30, 2011 and J$27,712 million at September 30, 2012 and represented 56% of our total funding at September 30, 2012.

Payment processing services

We allow our customers to initiate and receive electronic funds transfers through automated clearing house and real time gross settlement networks. We also offer NCB e-commerce which provides our customers with an online multicurrency credit card payment processing solution for secure, real-time authorization, as well as next day settlement of transactions through the Internet. The aggregate value of e-commerce transactions processed was J$19 million for fiscal year 2011 and J$34 million for fiscal year 2012.

Uncleared effects lines

We offer uncleared effects lines of credit to our financial institution customers, whereby we extend credit to such institutions based on the value of checks which have been deposited by such institutions but have not yet cleared. We manage our counterparty risk by examining each financial institution customers’ credit turnover, average daily balance, history of returned checks, asset base and profitability, among other factors, and assigning such financial institution an overall risk weighting. A limit to the line of credit offered to the financial institution is assigned in accordance with our credit risk management policies. See “—Credit risk management.” At September 30, 2012, we had 13 outstanding uncleared effects lines with a total value of J$2,958 million.

Overdraft loans

We provide short-term financing which allows financial institutions to cover the shortfall in overdrawn current accounts. At September 30, 2012, we had 11 outstanding overdraft lines with a total value of J$512 million.

Funding activities

Our Treasury & Correspondent Banking segment is also focused on ensuring adequate liquidity levels for the Bank, generating an adequate funding structure, prioritizing our asset and liability cost structure and diversifying our funding sources. Our investments consist principally of Jamaican government debt securities.

Our funding functions are complemented by our correspondent banking business, which manages relations with correspondent banks worldwide, facilitating international payments and obtaining foreign currency financing for us. At September 30, 2012, we have established a network of approximately 16 correspondent banks.

Through the efforts of our Treasury & Correspondent Banking segment, we have established a substantial and influential presence in the primary and secondary markets for Jamaican dollar and U.S. dollar-denominated debt. We also continue to maintain a dominant position in an intensely competitive foreign exchange market.

As an institution licensed to carry on banking business in Jamaica, we are able to transact in debt securities directly with the Jamaican government and the Bank of Jamaica in the primary and secondary markets.

Our Treasury & Correspondent Banking segment accounted for 26.3% and 26.9% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

Wealth management

Through NCB Capital Markets Limited, we offer repurchase agreements, brokerage services and portfolio management services to individual investors. We also offer these products and services, as well as corporate finance services, to our corporate customers, who accounted for approximately 2.0% of the number of customers of our Wealth Management segment for both fiscal years 2011 and 2012, and 41.8% and 38.0% of the repurchase agreement balances of our Wealth Management segment for fiscal years 2011 and 2012, respectively.

The success of our Wealth Management segment is due in part to our large distribution network of wealth management services across 26 of our branches, and our ability to contain costs by leveraging the Bank’s infrastructure. Under our sales and service effectiveness initiative we are expanding our focus on sales and service productivity by increasing the number of sales staff we have in our main branches and updating our sales model. We believe this will allow us to properly segment our service delivery model, enhance our service offerings to our most profitable customer segments and, as a result, expand our market share within these segments.

NCB Capital Markets Limited categorizes its individual customers into high net worth, affluent and mass market customers, and our corporate clients into small, medium and large enterprise customers, based on total investments with NCB Capital Markets Limited. We also have a number of sub-categories within these categories. We market our wealth management products and services to our customers using these categories and sub-categories.

Individual customers who have investments placed with NCB Capital Markets Limited (both on- and off- balance sheet) in the aggregate in excess of J$100 million are classified as ultra high net worth customers, and those with investments in the aggregate in excess of J$20 million but less than J$100 million are classified as low high net worth customers. We classify customers with investments in the aggregate between J$5 million and J$20 million as affluent customers, and those with investments in the aggregate below J$5 million as mass market customers.

Corporate customers who have investments placed with NCB Capital Markets Limited (both on and off balance sheet) in the aggregate in excess of J$300 million are classified as large enterprise customers, and those with investments in the aggregate in excess of J$100 million but less than J$300 million are classified as medium enterprise customers. We classify customers with investments in the aggregate up to J$100 million as small enterprise customers.

Customer relationships are managed through our team of wealth advisors and customer relations officers located at our main office and within 26 of our branches across Jamaica. Our ultra and low high net worth and affluent clients are managed by our executive wealth advisors and our wealth advisors through our main office and our larger branches. Our corporate clients are managed by our executive corporate wealth advisors and our corporate wealth advisors, as well as our corporate solutions team. The mass market category of our client base is serviced by our customer relations officers within a number of our branches.

The principal product and service offerings of our Wealth Management segment are as follows:

•

Repurchase agreements.    Our Wealth Management segment offers our clients investments in short- term securities backed by the Jamaican government. Customers can fund these investments in five different currencies, including Jamaican dollars, U.S. dollars, British pounds sterling, euro and Canadian dollars. We also offer repurchase agreements in the Cayman Islands through NCB Capital Markets (Cayman) Limited, a subsidiary of NCBCM.

•

Jamaican government bonds.    We provide brokerage services for our clients to invest in bonds issued by the Jamaican government, including investment debentures, locally registered debt securities, index bonds and treasury bills. We also broker U.S. dollar- and euro-denominated bonds issued by the Jamaican government for sale; in the international market. In addition, we acquire Jamaican government debt securities for our account.

•

Equity brokerage.    We provide brokerage services for our clients to invest in local and regional equities offered on the JSE, TTSE and the Barbados Stock Exchange. From January 1, 2010 to December 31, 2010, we brokered approximately 220 million shares on the JSE valued at J$3,132 million. This represented 8.3% and 18.1% of trading volume and value of shares totaled, respectively, on the JSE, which ranked us third as among equity brokers by these measures. From January 1, 2011 to December 31, 2011, NCB Capital Markets Limited brokered 260 million shares on the JSE valued at J$4,976 million. This represented market share of 16.8% and 27.5% of trading volume and value of shares traded, respectively, on the JSE which ranked us first among equity brokers by these measures. From January 1, 2012 to September 30, 2012, NCB Capital Markets Limited brokered 143 million shares on the JSE valued at J$4,057 million. This represented market share of 12.0% and 26.5% of trading volume and value of shares traded, respectively, on the JSE which ranked us second among equity brokers, by these measures.

•

Manulife mutual funds.    NCBCM previously acted as a selling agent for the Manulife family of mutual funds and earned selling commissions on the amounts invested by our clients in Manulife funds. In August 2012, Manulife exited the Jamaican market and, accordingly, we are no longer selling agents for that company. Manulife, however, gave unit holders the option to continue holding positions in the funds if they so desired. As a result of this, NCBCM continues to facilitate sales of units on behalf of such clients. Clients interested in purchasing Manulife funds in the future will have to do so directly through Manulife.

•

Corporate finance.    We provide transaction structuring services for corporate issuers seeking debt or equity financing. These services are provided through our corporate solutions team, which earned the bulk of its revenue for fiscal years 2011 and 2012 from arranging private placements of debt securities. The corporate solutions team also arranges initial public offerings of equity securities on the JSE, private placements of equity, rights issues and guarantees. Additionally, the corporate solutions team assists in workouts and restructurings of transactions where issuers have defaulted on their obligations.

•

Structured products.    We offer third-party structured products, such as principal protected notes and equity-linked notes, which are notes linked to the performance of a stock or index. Structured products were created to meet specific financial needs of customers that are not met by standard financial instruments available in the market.

•

Wealth protector long-term investment accounts.    We offer our individual Jamaican clients long- term investment accounts through which 75% of the accrued interest may be withdrawn tax-free if the principal is maintained for at least five years.

•

Offshore banking.    We, through NCB (Cayman) Limited, our offshore banking subsidiary, provide offshore banking products and services to certain of our ultra high net worth and corporate clients in Jamaica. These products include deposit accounts and repurchase agreements through which our customers can invest in assets other than Jamaican government debt securities.

Our Wealth Management segment accounted for 28.2% and 29.6% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

Insurance & pension fund management

Our Insurance & Pension Fund Management segment is operated through NCB Insurance Company Limited. NCB Insurance Company Limited is licensed by the Financial Services

Commission in Jamaica to sell life insurance, pension administration and investment management services. Our Insurance & Pension Fund Management segment offers investment-linked insurance, traditional insurance coverage products and pension administration and investment management services and currently has, in the aggregate, over 140,600 insurance policy and/or certificate holders and participants under pension funds managed by NCB Insurance Company Limited. At September 30, 2012, we had in force over 89,200 individual life insurance policies and over 34,500 insurance certificates for persons covered under creditor life and other group insurance products.

Pension fund management

We provide pension fund management services to 43 pension funds with total assets under management of J$48,509.5 million at September 30, 2012. These funds cover approximately 14,000 active participants in Jamaica.

We distinguish ourselves from our competitors in the pension fund management business in that we manage all of our pension funds using separately managed accounts. This means we do not pool our pension fund clients’ investments together into combined investment accounts. Rather, we manage each pension fund’s investments separately. This gives us the ability to offer customized investment management to fit the specific investment objectives of each pension fund.

We manage our pension fund client relationships through a relationship management team that is headed by a relationship manager, supported by a team of relationship officers. The relationship manager is the main point of contact for the pension fund trustees.

We also offer a retirement scheme approved by the Jamaica Financial Services Commission, or “FSC,” called the SMART Retirement Plan, which allows individuals who are not members of an approved superannuation fund or other retirement scheme to save up to 20% of their annual gross income towards retirement tax free. This is an off balance sheet product, with the investment risk being assumed by the scheme participants and our revenue being generated from fees. SMART allows investors to invest in a fixed-income fund and a fund with a mix of investments.

Insurance

We offer traditional individual and group-based insurance products, including universal life insurance policies, such as bancassurance products, including our OMNI Educator policy, which pays an education grant up to 20% of the policy’s accumulated value that results from eligible premiums. The table below sets forth our principal insurance products and the gross premiums collected for such products for the periods indicated:

	For fiscal year ended September 30,
(J$ in thousands)	2012	2011	2010

Bancassurance
Omni and Omni Educator	2,977,622	3,097,175	2,976,639

Group-based
Creditor life	515,796	361,565	232,809
Group life	42,412	54,294	37,116

Individual
ProCare	106,039	91,647	65,559
ProVision	79,781	68,445	60,217

Total	3,721,650	3,673,126	3,372,340

Bancassurance

We offer individual customers bancassurance products (OMNI and OMNI Educator), which are insurance products with an investment component. Interest is paid to the customer monthly on the insurance premiums. These products are offered through our branches, along with our individual insurance policies, such as ProCare and ProVision.

Our Omni bancassurance product is a medium- to long-term plan geared primarily toward individuals whose key savings goals include home ownership or retirement. Premiums are invested and accrue interest monthly.

Our Omni Educator bancassurance product is a long-term tax-advantaged plan, the proceeds of which can be used to pay for university or college education. The product pays a 20% grant in addition to the interest on accumulated grant-eligible insurance premiums. The product also has a life insurance component. We market our Omni Educator bancassurance product primarily to individuals with children.

Group-based insurance

Our primary group insurance products are a group life insurance product offering coverage for fixed amounts or multiples of the employee’s salary, accidental death and dismemberment benefits and a credit life insurance product. Our group insurance products are marketed and sold primarily though a team of client relationship officers.

Individual insurance

We offer individual customers a non-medical critical care insurance product that helps defray the cost of treating a first critical care diagnosis by providing a lump sum payment of up to J$3 million; plus a one-time benefit if an ambulance is used at the time of first diagnosis. We market our ProCare insurance products to all of our customer categories.

We also offer individual customers an insurance policy to cover loss of life and accidental injury, with benefits payable up to a maximum of J$4 million. The policy also pays a percentage of the basic sum insured in the event of a diagnosis of a terminal illness and in-hospital benefits of up to J$5,000 per day.

Our individual insurance products are marketed and sold primarily in our branches by insurance advisors who are licensed to sell insurance products exclusively for NCB Insurance Company Limited. Within branches, referrals are made from the banking staff and are then pursued by the insurance advisor. Our individual insurance products are also marketed outside the branches by these insurance advisors who may visit prospective customers to solicit business. We also market our insurance products at special events, such as expos and events we sponsor.

Creditor life

We offer customers of lending institutions credit life insurance coverage which pays the outstanding loan balance of the insured in the event of the customer’s death. Customers of a financial institution taking out consumer loans may opt to enroll, and thereby become entitled to coverage under the product. The total loan amount that an individual customer may insure is a maximum of J$40 million at any point in time. Customers may insure more than one personal loan under the scheme, subject to a maximum insurable limit of J$40 million.

Annuities

We primarily offer immediate, fixed-rate annuities in Jamaican dollars. These products are sold largely to approved pension schemes for their retiring members. We also offer deferred annuities, primarily for members exiting approved pension schemes who have not yet reached retirement age. We do not generally offer variable rate annuities nor do we actively market our annuity products to individuals who are not members of an approved pension scheme.

Recently, we experienced a significant increase in our annuity sales. This increase resulted from our taking advantage of the opportunities presented by the winding up of a number of pension funds in Jamaica, as well as due to competitive pricing to win significant annuity business. We have also been seeking to create awareness in the market of our annuity product offerings by marketing to actuarial firms, trustees of self-managed funds and funds managed by other pension fund managers.

The following table sets forth the gross premiums collected for our annuities for the periods indicated:

	For fiscal year ended September 30,
(J$ in thousands)	2012	2011	2010

Annuity premiums	933,047	2,601,618	128,640

Our Insurance & Pension Fund Management segment accounted for 14.4% and 17.8% of our total segment operating profit for fiscal years 2011 and 2012, respectively.

Other

Our other operations include registrar and transfer agent, trust and insurance brokerage services. N.C.B. Jamaica (Nominees) Limited maintains the shareholder register for six companies (including the Bank) and processes equity transfers on behalf of shareholders. We provide trust services primarily to estates through our subsidiary West Indies Trust Company Limited but are not accepting new business at this time. Through our subsidiary Mutual Security Insurance Brokers Limited, we broker third-party insurance policies primarily to members of the NCB Group, including general and motor liability, directors and officers liability, banker’s blanket bond and computer crimes insurance.

Our Other segment accounted for 0.6% and 0.2% our total segment operating profit for fiscal years 2011 and 2012, respectively.

Credit risk management

We incur credit and counterparty risk primarily in our loan business, our reverse repurchase arrangements and certain of our investment activities. We are also exposed to credit risk in connection with our off-balance sheet commitments, which include unutilized lines of credit, acceptances, guarantees and indemnities.

We manage our credit risk through a multi-tiered, comprehensive risk governance approach. Our loan officers, loan underwriters and credit risk personnel operate within a control framework which establishes hierarchical levels of authorizations for transactions that expose the organization to credit risk depending on the perceived creditworthiness of the borrower, our total exposure to the borrower and whether the transaction is secured or unsecured. Although there are currently no credit agencies serving the Jamaican financial services market, we use an internal credit scoring system, referred to as our Obligor Risk Rating system, to evaluate the creditworthiness of our customers and counterparties. When extending secured credit, we apply loan-to-value requirements which vary depending on the type of security and, in some instances, the type of loan. The legislative framework for credit bureaus in Jamaica has recently been established and we anticipate that the first credit bureau in Jamaica will become operational during the first quarter of 2013. We intend to utilize the services of a credit bureau once they become operational in conjunction with our existing risk management system to evaluate the creditworthiness of our customers and counterparties.

Once credit has been extended, we monitor our credit risk exposure and apply a disciplined approach to establishing a provision for credit losses. We report on our credit exposures to our risk governance committees pursuant to internally established protocols and to the relevant regulatory bodies in Jamaica.

Loan origination

All loan applications are subject to a strict approval process. All credit risk exposures, whether approved individually or as described below under one of our standardized loan product programs, are assigned an Obligor Risk Rating supported by full documentation. A borrower’s Obligor Risk Rating reflects the borrower’s expected performance and is designed to represent the borrower’s probability of defaulting within a one-year time horizon. With limited exceptions, including, for example, fully funded term loans that have no associated overdraft facility, Obligor Risk Ratings are monitored on a regular basis. In addition, we review the status of loans periodically or upon a finding that the risk profile of the loan has changed significantly. The Obligor Risk Rating forms the foundation for our credit risk measurement, monitoring, and reporting, and supports the Board of Director’s and management’s decision-making processes by quantifying the relative amount of credit risk embedded in the transaction before taking into account collateral coverage.

We have developed standardized loan products, together with detailed underwriting criteria, to facilitate the approval of frequently recurring consumer credit transactions. If a customer seeks a standardized loan product and is able to meet the applicable underwriting criteria, approval can be given at the branch level or regional underwriting unit, reducing wait time for transactions that do not require customized credit analysis.

For loans other than our standardized loan products, credit review is conducted in accordance with a tiered ranking system driven by the size of the loan and whether it is secured or unsecured. Loans in the highest tier according to size, and all related party loans, are required to be approved by our Credit Committee and our Board of Directors. In addition, our Credit Committee must approve loans at the tier below those to be approved by the Board of Directors.

Collateral

At September 30, 2012, approximately 70.6% of our loans (exclusive of loans made by NCB (Cayman) Limited) were fully secured. The amount and type of collateral required in connection with a secured loan depends on the Obligor Risk Rating of the borrower. The main types of collateral for loans are real property, tangible assets, inventory, accounts receivable and financial instruments. Securities lending and reverse repurchase transactions are secured by cash and securities, respectively. We monitor collateral values and request additional collateral when we believe market values are compromised or the terms in the loan agreements dictate.

Maximum credit exposures

Under Bank of Jamaica regulations, the Bank’s total credit exposure to any single borrower (except for another bank), may not exceed 20% of the Bank’s capital base, of which any unsecured credit exposure may not exceed 5% of the Bank’s capital base. Total credit exposure to a group of related parties may not exceed 40% of the Bank’s capital base, of which any unsecured credit exposure may not exceed 10% of the Bank’s capital base. Except with the approval of the Bank of Jamaica, the Bank’s total credit exposure to one of our related parties may not exceed 10% of the Bank’s capital base and the Bank’s total credit exposure to all of our related parties may not exceed 20% of the Bank’s capital base. Related party credit exposures must be secured, except for loans to officers or employees or their immediate relatives up to or equivalent to one year’s salary.

Independent of the maximum credit limits imposed by Bank of Jamaica regulations, our credit policies impose limitations on credit exposures as a percentage of the Bank’s capital base based on the obligor’s Obligor Risk Rating. We apply these Obligor Risk Rating-based limits to all of our segments, whereas the Bank of Jamaica-imposed limits apply only to the Bank. Exposures to customers and counterparties through multiple segments are managed on a consolidated basis through the establishment of segment-specific sub-limits and daily monitoring of positions.

We also impose limits on credit concentration within industries in order to achieve industry diversification. Our industry concentrations limits are as follows:

Industry	Concentration limit as a percent of capital base

Personal sector	40%
Public sector	30%
Financial institutions	25%
Industries with a competitive advantage	20% in any industry
Lower risk industries	20% in any industry
Other industries	10% in any industry

In order to accommodate seasonality associated with certain industries such as tourism, we allow a 26% upward variance from the concentration limits shown above with prior approval of the General Manager of our Credit & Risk Management division or another designated senior credit officer.

Loan pricing

In pricing loans, we utilize the borrower’s Obligor Risk Rating to ensure the Bank is properly compensated for the use of capital, taking into consideration the borrower’s credit risk, the average life of the loan, the value of the collateral securing the loan and whether the loan is absolute or contingent (e.g., a letter of credit). Standard pricing has been established for our standardized loan products.

Credit review process

Borrower classifications

We have a credit review process that involves regular analysis of the ability of borrowers to meet interest and principal payment obligations. We use the following classifications, which are required by Bank of Jamaica regulations, when assessing our exposures to individual borrowers for purposes of both regulatory accounting and financial accounting under IFRS.

•

Standard.    Standard loans are loans that have been adequately validated through the use of current financial statements, credit checks or other credit documentation; are not in arrears by one month or more; are associated with borrowers and projects that generate adequate cash flow to service the debt; and, if secured, have collateral that is unimpaired and sufficient to cover our entire exposure. Renegotiated or rescheduled loans which are fully secured and up to date for a minimum of 12 months with no inherent credit weaknesses are classified as standard.

•

Special mention.    Special mention loans include those that would normally be classified as standard but for which there is non-compliance with a payment term of the loan agreement; there is evidence suggesting that the borrower’s ability to service the loan may become impaired; the loan departs from prudent lending practices, such as inadequate credit or collateral documentation; or there are overdrafts that exceed approved limits of the loan for a short period without our prior approval. In addition, loans that are in arrears by one month or more but less than 90 days and renegotiated or rescheduled loans which are fully secured and up to date for a minimum of six months with no inherent credit weaknesses are classified as special mention.

•

Sub-standard loans.    Sub-standard loans are loans that are in arrears for 90 days or more; loans for which there are well-defined credit weaknesses, or weaknesses in the sector of the borrower, such that its cash flow is insufficient to service the loan; loans for which the primary source of repayment is insufficient to service the loan, thereby requiring recourse to secondary sources, such as collateral or guarantees, for repayment; loans for which the fully secured portion would otherwise have been classified as doubtful or loss (as described below); or overdrafts the fully secured portions of which are continuously in excess of approved limits and which do not conform to the normal cycle of the borrowers’ business. Loans may also be classified as sub-standard based on a combination of credit factors, including certain factors that in isolation would result in classification as special mention.

•

Doubtful.    Doubtful loans are sub-standard loans for which any two of the following exist: repayment is in arrears for between 180 days and one year; collection is highly questionable or improbable; there is the possibility of a loss despite the fact that some mechanisms exist which could improve the recovery, such as sale of the borrower company or the commencement of legal action by us; and, in the case of overdrafts, levels that are continuously in excess of their approved limits and which exhibit little/no fluctuation.

•

Loss.    A loan is classified as a loss when it is in arrears for one year or longer; if it is considered uncollectible due to cash flow or solvency considerations; or if it is otherwise considered virtually certain not to be collected.

We use the term “past due loans” to describe loans where payments of principal and/or interest are in arrears for one day or greater. Loans in any of the above categories may also be “past due loans.” We are required to monitor our levels of past due loans for regulatory purposes. Loans that are 90 days or more past due are classified for regulatory purposes as non-performing, whether or not they are impaired under IFRS.

Post-funding credit review

We employ a variety of processes and controls to minimize the amount of undetected credit risk within our loan portfolio. This includes a multi-layered, dynamic approach to the monitoring of our loan portfolio and incorporates (a) a post- funding review process to ensure that a random selection of newly funded loans do not violate our underwriting criteria, (b) daily systems-driven monitoring of our entire portfolio of past due loans, and (c) for 65% of our loan portfolio, on at least an annual basis, we look at other indicators of potential credit deterioration in addition to arrears such as relevant financial ratios for the last three years (to the extent available), information concerning collateral value, borrower experience and track record and a description of any weaknesses in the account, such as a weakness in account statistics, financial information, cash flow, income source or sector.

Our internal audit department, as an independent control function, focuses on the design and effectiveness of our risk management controls, carrying out oversight audits via risk-based sampling of components of our control frameworks, audits of key or emerging risks and audits to assess major change initiatives.

Provision for credit losses; credit quality

Provision for credit losses under IFRS

We establish a provision for credit losses under IFRS in accordance with IAS 39. For each standard loan and special mention loan that is significant in terms of size or complexity, and each sub-standard, doubtful or loss loan in our portfolio, we assess at the end of each reporting period whether there is any objective evidence that the loan is impaired. A loan is considered to be impaired if the present value of estimated future cash flows of the loan taking into account collateral discounted at the loan’s original effective rate of interest is less than the outstanding balance of the loan, and, in that event, a provision for credit losses equal to the amount of the difference is established for financial accounting purposes.

For standard and special mention loans that are not deemed to be individually significant and that show no objective evidence of impairment on an individual basis, we assess impairment on a portfolio basis by grouping together loans with similar credit risk characteristics (typically based on industry classification, loan type and past-due status) and treating them as a single asset. A collective assessment is carried out to determine whether there is objective evidence of impairment and in the event that there is, we establish an additional provision for credit losses.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the provision for credit losses. The amount of the reversal is recognized in the income statement.

Regulatory provisions for credit losses

We establish three types of provisions for credit losses for regulatory purposes:

•	We establish a “specific” provision for credit losses for each loan that is non-performing in an amount equal to 100% of the loan balance;

•

We establish a “special provision” for credit losses against the estimated net loss in respect of each sub-standard loan equivalent to the greater of 20% of the estimated net loss and 1% of the loan outstanding; and

•	We establish a “general” provision for credit losses equal to 1% of the aggregate dollar value of all loans classified as “standard” or “special mention.”

To the extent our provision for credit losses for regulatory purposes exceed our provision for credit losses for IFRS purposes, we effect a transfer from retained earnings to a non-distributable loan loss reserve within our statement of shareholders’ equity. We do not record such amounts on our income statement.

Credit quality of our loan portfolio under IFRS

The following tables show our loans and the associated provision for credit losses for each internal rating class:

	At September 30, 2012		At September 30, 2011
(J$ in millions)	Loans	Provision for credit losses	Loans	Provision for credit losses

Standard	90,180	934	75,005	847
Special mention	8,515	48	2,465	172
Sub-standard	9,330	240	10,131	97
Doubtful	721	365	3,901	269
Loss	7,051	3,179	2,612	1,499

Total	115,797	4,766	94,114	2,884

The following table represents our maximum exposure to credit risk at September 30, 2012 and 2011, without taking account of any collateral held or other credit enhancements. For balance sheet assets, the exposures set forth below are based on net carrying amounts as reported in our statement of financial position.

	At September 30,
(J$ in millions)	2012	2011

Credit risk exposures relating to on-balance sheet assets:
Balances with Bank of Jamaica	21,454	18,469
Due from other banks	14,927	24,813
Derivative financial instruments	5	—
Investment securities at fair value through profit or loss	438	1,694
Reverse repurchase agreements	409	1,697
Loans and advances, net of provision for credit losses	111,905	91,728
Investment securities classified as available for sale and loans and receivables	208,146	202,423
Contingent liability—letter of credit and undertaking	531	362

	357,815	341,186

Credit risk exposures relating to off-balance sheet items:
Loan commitments	22,794	15,300
Acceptances, guarantees and indemnities	4,180	3,663

	26,974	18,963

The credit quality of our loan portfolio at the dates indicated is summarized in the following table:

	At September 30,
(J$ in millions)(1)	2012	2011

Unimpaired	108,830	91,335
Impaired	6,967	2,780

Gross	115,797	94,115
Less: provision for credit losses	(4,766)	(2,884)

Net	111,031	91,231

(1)	table excludes interest receivable.

Included in unimpaired loans are loans amounting to J$31,456 million at September 30, 2012 and J$23,262 million at September 30, 2011 which were past due but not considered impaired. There were no financial assets other than loans that were past due at any of these dates.

Restructuring activities include extended payment arrangements, approved external management plans, modification and deferral of payments. Following restructuring, a previously overdue customer account is reset to a normal status and managed together with other similar accounts. Restructuring policies and practices are based on indicators or criteria which, in the judgment of management, indicate that payment will most likely continue. These policies are kept under continuous review. Restructuring is most commonly applied to term loans. Our renegotiated loans that would otherwise be past due or impaired totaled J$5,053 million at September 30, 2012 and J$12,046 million at September 30, 2011.

For additional information concerning the credit characteristics of our loan and investment portfolios, see “Selected statistical information” and footnote 43 to our audited consolidated financial statements included in this prospectus.

Collection strategy

We maintain an extensive infrastructure to minimize the impact of sub-standard loans on our profitability, which has produced strong recoveries over the past three years and has been successful in containing our levels of provision for credit losses during the global economic and financial crisis. The following tables set forth certain data concerning our recoveries and provision for credit losses for our last three years:

	At September 30,
(J$ in thousands)	2012	2011	2010

Provision for credit losses at the beginning of year	2,884,153	2,994,252	2,706,554
New provisions for the year	2,732,158	1,300,189	1,869,644
Recoveries	(269,347)	(531,308)	(921,682)
Net charge to profit	2,462,811	768,881	947,962
Reclassifications of provisions(1)	221,574	—	—
Write-off	(802,387)	(878,980)	(660,264)
Provision for credit losses at the end of year	4,766,151	2,884,153	2,994,252
Statutory provision	9,428,993	7,806,763	4,129,264
Excess of statutory provision over IFRS requirement	4,662,842	4,922,610	1,135,012
Gross loans and advances	115,797,415	94,114,700	87,935,911

(1)	During fiscal year 2012, a provision was reclassified from loans and advances to other assets based on the nature and status of claims being litigated with respect to the underlying obligation. The underlying obligation had been fully provisioned prior to the reclassification.

Within our Retail Banking division, is a team dedicated to recovering sub-standard loans with collection strategies that are reviewed frequently to improve collection rates. In addition, our major branches have a delinquency officer who focuses on delinquent accounts.

Distribution network

Multi-channel distribution network

Our multi-channel distribution network provides our customers with various banking solutions to meet their needs. At September 30, 2012, we had a network of 38 full service branches, 173 ATMs and more than 10,000 POS terminals. In addition, we offer telephone banking, online banking and mobile banking options and operate a customer care center with 70 employees.

Our branch network was the largest among commercial banks in Jamaica at September 30, 2012.

The following table summarizes the evolution of our distribution network since September 30, 2007.

	At September 30,
	2012	2011	2010	2009	2008	2007

Branches	38	38	38	42	45	47
ATMs	173	170	170	165	166	156
POS terminals	10,600	9,168	8,680	9,303	7,798	7,049
Online banking users	84,455	76,965	57,257	48,161	39,783	31,014

Our distribution strategy seeks to increase usage of remote banking options, such as online banking, telephone banking and mobile banking, for those transactions that do not require in-person customer assistance. In recent years, we also have worked to increase the synergies between our different distribution channels in order to create complementary products and offer our customers more complete and better service.

Branch network

At September 30, 2012, we had a total of 38 branches divided in two major regions. Region 1, which covers branches in the eastern and central parishes including the Kingston metropolitan area, has 21 branches. Region 2, which includes branches in the western and northern regions of the island, has 17 branches. The highest concentration of branches is in the Kingston metropolitan area with a total of 14. Two of our branches are scheduled to close during the second quarter of fiscal year 2013.

We have a regional manager for each of the two regions in the retail banking network and one senior general manager for the retail banking network. Our business bankers assist SME customers in their respective zones, providing those customers individualized attention and products that best satisfy their financial needs. In 2010, we created a business unit to serve a select group of mid-sized SME customers with more sophisticated banking services requirements. This unit currently serves approximately 50 mid-sized SME customers, many of which have gross annual revenues that range between J$100 million and J$500 million. In addition, we offer our personal banking service, NCB First Class, in each branch. Affluent and emerging wealthy customers can use any of our branches. Our private banking service has been recently enhanced with the addition of structured portfolio review and estate planning seminars, and we are actively pursuing increased market share in this segment, with the objective of growing the current client base by 15% over the next 12 months.

For a map showing the geographical distribution of our branch network at September 30, 2012, see the inside front cover of this prospectus.

ATM network

Our ATM network is the second largest of commercial banks in Jamaica, based on data from the Bank of Jamaica, with 173 ATMs throughout the country at September 30, 2012. Our ATM network has had an average availability rate of 96.73% in Jamaica in each of the last three fiscal years, based on our own monitoring. In addition to deposits, cash withdrawals, funds transfers and balance inquiries, services at our ATMs have been expanded to include the sale of pre-paid mobile phone credit and the payment of utility bills. According to JETS Multilink, an inter-bank sponsored network, our ATMs have been processing a majority of the monthly transactions among all bank ATMs in Jamaica from 2008 to date.

POS terminals

At September 30, 2012, over 10,000 of our POS machines were installed across Jamaica, representing 66.7% of all POS machines installed in Jamaica. Our POS machines processed 76.9% and 77.4% of total credit card merchant transactions in Jamaica and 72.2% and 71.0% of total debit card merchant transactions in Jamaica, representing 64.7% and 62.9% of the total dollar amount of credit card merchant transactions in Jamaica and 77.1% and 77.7% of the total dollar amount of debit card merchant transactions in Jamaica, for fiscal years 2011 and 2012, respectively.

Customer care center

In fiscal year 2012, our customer care center received more than 1,100,000 calls from our customers, of which 28% were managed by our automated telephone banking system, and 53% of which were serviced by a customer care center agent. The customer care center was also instrumental in lead generation for retail products and services, recording over 365,000 outbound calls in fiscal year 2012. We have recently entered into an arrangement with Team HGS Limited to assist with the services provided by the customer care center. Our plans are to increase the outbound calls as another means of driving sales through non-branch channels.

Online banking

For fiscal year 2012, we had an average of 21,593 active personal and business customers per month who conducted 1,325,749 transactions using our online banking system. In fiscal year 2012, there were approximately 3,438 requests through this electronic channel for services such as balances and statement summaries, and an average of 2,366,268 direct deposit payroll and supplier payment transactions carried out by business users per month.

In November 2010, we deployed an interface intended to optimize online banking using mobile devices. From the date of introduction until September 30, 2012, we have had 449,411 page views to our website via mobile devices. The NCB mobile banking platform allows customers to check balances, review account details, make bill payments and transfer funds between accounts.

Mobile top-up is a service separate and apart from online banking. This service allows customers to add credit to their mobile phones by debiting their savings or current account. This service can be used by anyone who has a mobile phone and a savings or current account with the Bank.

Sales force

Our sales force complements our multi-channel distribution network and had 363 sales agents at September 30, 2012. The sales force team does both in-branch sales for loans, investments and insurance products as well as visits to customers and companies to offer our products to their employees. To further enhance sales, we will be increasing our focus on using electronic channels, our customer care center and other alternate channels to facilitate cross-selling going forward.

Marketing

We promote our products and services principally through personal selling and integrated marketing campaigns. We advertise to the consumer and business markets through traditional media outlets, such as newspapers and magazines, online and through sponsorships, social networks, direct mailings and sales promotions.

We also generate sales of our products through promotional materials distributed in our branches, cross-selling by our employees to our existing customers in our branches and presentations at businesses and public organizations, such as schools and Rotary clubs.

In February 2010, we were the first commercial bank to launch a comprehensive and wide-scale customer education campaign designed to inform consumers of options available to reduce and/or eliminate some of the more commonly used banking fees such as withdrawals, transfers, balance inquiries, bill payments and service fees. The “Cut Your Banking Fees” campaign provided our customers with the choices they could make to reduce the cost of banking.

In addition, in fiscal year 2010, we introduced our “Money Matters Road Shows” in which customers were provided with practical solutions for managing their finances, including tips on how to save and budget. Over 400 budget templates were downloaded through our website by individuals seeking assistance with their financial planning in that fiscal year.

Our service delivery unit merged with our marketing and communications division in February 2010, in order to give full oversight of the customer experience from the point of engaging clients with our marketing messages to the actual delivery of our services at each channel. The service delivery unit monitors our performance against established service standards through the use of mystery shoppers, focus groups and other survey methodologies. In the second quarter of fiscal year 2013, we intend to undertake a customer experience transformation, the aim of which is to improve the quality of customer service and ultimately to enhance profitability through improved customer loyalty. To support this transformation, we have separated service delivery activities from the marketing and communications unit in order to achieve greater focus. Marketing and communications activities are now handled by the Group Managing Director’s office.

Technology and information systems

Our Operations and Technology division’s responsibilities include the design, implementation, maintenance and governance of our technology infrastructure. This division also manages relationships with the vendors that we use for technology-related services.

In 2010, we commenced an information technology transformation initiative with the goals of adopting world class standards, and leveraging technology to improve efficiency and our ability to meet changing customer needs. This transformation is expected to continue through fiscal year 2014. In fiscal year 2012, the primary focus was the upgrade of our primary and secondary data centers. This is expected to remain a key area of focus in fiscal year 2013. To date, we have spent J$688 million (US$7.7 million), of which J$447.9 million (US$5 million) was financed by IBM Canada, an affiliate of International Business Machines Corp. under a two-year loan agreement. The financing was provided at rates below our current cost of capital, which drove the decision to use financing instead of cash on hand. During fiscal year 2012, we relocated our primary data center facility to an off-premise data center hosted by Digicel (Jamaica) Limited, a telecommunications entity organized under the laws of Jamaica. The design for this facility has been certified Tier 3 under the “Uptime” standard, a globally accepted standard for data centers. This tier translates to 99.982% infrastructure service availability or 1.6 hours of downtime per year, compared to our existing on-premises Tier 1 facility which has a 99.671% infrastructure service availability or 28.8 hours of downtime per year. We expect to relocate our secondary data center to a Tier 2 facility (99.74% infrastructure service availability or 22 hours of downtime per year) during fiscal year 2013. Once completed, the distance between the primary and secondary data centers will be in line with disaster preparedness best practices. Construction of this facility was completed in March 2012. Relocation will be completed in 2013.

In addition to upgrading our data centers, the following technology improvements were recently implemented, are currently in progress or scheduled for fiscal year 2013:

•

Upgrade of online banking platform.    This upgrade will enable us to operate with the latest release of the banking software application provided by Infosys Technologies Limited. Enhancements to facilitate increased product and service offerings through the Internet and to improve the customer experience are part of the ongoing upgrade. The enhancements of the new application include the ability for customers to initiate local and international funds transfers and loan repayments online. In addition, the upgrade will result in enhanced security features featuring additional levels of authentication for users.

•

Implementation of new treasury management system.    The new treasury management system has been implemented as a part of our continued focus on financial controls and risk management. The system automates the capture and processing of securities, equity, debt, derivatives and foreign exchange transactions, manage and monitor liquidity and investments, enhance enterprise-wide risk management and increase operational efficiency and productivity.

•

Implementation of customer analytics and campaign management tools.    This system will be implemented to facilitate a 360-degree view of customers across our company and will include analytics based on the behavioral and demographic characteristics of our customers. This will enable us to increase our cross-selling and business development efforts, and optimize the use of our marketing resources.

•

Implementation of enterprise architecture program.    With the support of a leading international consultancy firm, we commenced an enterprise architecture program to (i) increase alignment between information technology support services and the needs of our business, (ii) achieve flexible, scalable and efficient applications and (iii) enhance the customer experience.

•

Hardware upgrade.    Beyond the upgrade of the data center and disaster recovery center, the upgrade of computers, printers and scanners is in progress and plans are underway to introduce self-service branch kiosks.

•

Application consolidation.    Our applications will be streamlined to increase efficiencies and reduce redundancies, operating costs and complexity. This streamlining will be accomplished through activities that will include a series of application replacements, retirements and upgrades.

•

Replacement of our credit card application.    Our credit card application will be replaced as part of our strategy to aggressively grow our credit card business. The objective is to install a more flexible application with additional functionalities, thereby enabling us to reduce time to market for new products, introduce new loyalty programs, automate standard activities such as limit increases and renewals, segment customers for effective pricing, product and promotion initiatives and improve customer analytics capabilities.

We are also focused on converting payments from manual methods, such as check payments, to electronic transfer systems, which will provide faster and more cost effective processing of payments made by our customers.

Legal and regulatory proceedings

We are involved in a number of legal proceedings in the ordinary course of business. Provision has been made for such proceedings when, in the opinion of management and its professional advisors, it is probable that a payment will be made by us and the amount can be reasonably estimated. With respect to claims asserted against us which, according to the principles outlined in the foregoing sentence, have not been provided for, management is of the opinion that such claims are either without merit, can be successfully defended and/or will result in exposure which cannot be reasonably estimated or would not have a material adverse effect on our financial condition or results of operations.

Except as set forth below and in footnote 48 of our audited consolidated financial statements included in this prospectus, we are not involved in any material legal proceedings. No provision has been made in our financial statements for any of the following legal proceedings except as set forth below.

•

The Tax Administration Jamaica, or the “TAJ,” a Jamaican tax authority, asserted tax assessments of approximately J$2,715 million in the aggregate against NCB Capital Markets Limited for the 2003 through 2007 tax years.In addition, the TAJ disallowed approximately J$400 million in tax credits arising from taxes withheld from interest earned by NCB Capital Markets Limited and which was claimed in fiscal year 2007 as an offset against corporation taxes payable. On October 16, 2012, following a number of discussions with the TAJ, NCB Capital Markets received a Notice of Decision from the TAJ reducing the assessments to J$39 million. NCB Capital Markets does not intend to appeal the Notice of Decision and, accordingly, has provided for this amount in the financial statements. We believe this matter has been resolved.

•

On March 27, 2006, an action captioned Topaz Jewellers Ltd. et al. v. National Commercial Bank Jamaica Limited, Claim No. 2006 HCV 01127, was filed against the Bank in the Supreme Court of Jamaica by two of our customers alleging breach of contract, breach of fiduciary and statutory duties, negligence in the operation and administration of the claimant’s loans and other accounts, and undue influence and abuse of our confidential relationship with the claimants. The claim for damages is approximately J$166 million. The claim was struck out by the Supreme Court on March 16, 2012, when the claimants failed to comply with an order of the Court.

•

On July 6, 2005, an action captioned Caricom Investments Limited v. National Commercial Bank Jamaica Limited et al, Claim No. 2005 HCV 1884, was filed against the Bank in the Supreme Court of Jamaica by one of our customers seeking specific performance, damages for breach of contract, interest and costs related to the sale of certain real property to the claimant by the Bank. The claim for damages is approximately J$22,445 million.

•

On December 18, 2009, an action captioned Douglas et al v. Barclays PLC et al, Claim No. 2009 HCV 6726, was filed against the Bank in the Supreme Court of Jamaica by several of our customers seeking damages for loss and an account of trust property as it relates to our predecessor acting as executor of an estate. The claim for damages is approximately J$505 million.

A number of other suits claiming damages in excess of J$5 million each have been filed against us by our customers. In some instances counterclaims have been filed by us. Provision has been made in the financial statements for certain of these claims.

Employees

At September 30, 2012, we had 2,120 full-time permanent employees and 364 temporary employees, and we had an average of 382 temporary employees during fiscal year 2012. The following table presents the breakdown of our employees at the date indicated by segment and geographic location:

At September 30, 2012

Jamaica
Retail & SME	1,387
Payment Services	45
Corporate Banking	26
Treasury & Correspondent Banking	13
Wealth Management	74
Insurance & Pension Fund Management	117
Other	15
Support units	796

Cayman Islands
Wealth Management	5

United Kingdom
Retail & SME	6

Total	2,484

At September 30, 2012, the majority of our non-management employees were represented by the NCB Staff Association (2,068 represented employees) and the Bustamante Industrial Trade Union (Ancillary) (190 represented employees), and we consider our relations with our employees and both of these unions to be good. A collective bargaining agreement has been entered into with each of these unions, each of which expired on September 30, 2012.

We have established two pension schemes covering all permanent employees. The assets of the schemes are held independently of our assets in separate trustee administered funds. At September 30, 2012, 1,950 participants were enrolled in the defined benefit scheme, and the fair value of the assets of the scheme in the aggregate was approximately J$17,356 million at September 30, 2012. We did not make any contributions in fiscal years 2011 or 2012. For the defined contribution scheme, at September 30, 2012, there were 2,270 participants enrolled and contributions by us for fiscal years 2011 and 2012, were J$236.3 million and J$263.7 million, respectively.

Properties

We are headquartered in Kingston, Jamaica and own the building located at 32 Trafalgar Road, Kingston 10, Jamaica, that is approximately 145,000 square feet and serves as our headquarters. At September 30, 2012, we owned a total of 559,254 square feet of property in Jamaica; of this amount, approximately 58% or 324,980 square feet was used for 28 of our branch and agency locations. At the same date, we had leased office space for our remaining 13 full-service branches and agency locations as well as for our operations in the United Kingdom and Cayman Islands. We also own and lease properties throughout Jamaica for back office and administrative operations, as well as for other purposes.

At September 30, 2012, we also owned a wellness and recreation facility in Kingston, Jamaica consisting of approximately 63,000 square feet, which employees may use in maintaining a healthy work-life balance.

To the best of our knowledge, there are currently no material environmental issues with respect to any of our assets.

Intellectual property

In Jamaica, ownership of trademarks can be acquired by use without registration and through a validly approved registration with the Jamaica Intellectual Property Office, the agency responsible for registering trademarks, patents, geographical indications and industrial designs in Jamaica. After registration, the owner has exclusive use of the trademark in Jamaica for 10 years. Trademark registrations can be renewed indefinitely for additional 10-year periods.

More than 30 of our trademarks have been registered with the Jamaica Intellectual Property Office, including trademarks for the NCB Group, NCB Capital Markets Limited and NCB Insurance Company Limited.

We have a trademark registration for the NCB logo, as well as the trademark “National Commercial Bank Jamaica Limited & Logo.” The Jamaica Intellectual Property Office has advised that any application for registration of the name “National Commercial Bank Jamaica Limited “ alone must contain a disclaimer of exclusivity for the words “National Commercial Bank Jamaica Limited” if they are used separately as these words are commonly used in the English language.

We own the principal domain names used in our business, which include www.jncb.com, www.ncbcapitalmarkets.com and www.ncbinsurance.com.

Emerging growth company status

We meet the definition of an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the JOBS Act. However, we have determined not to avail ourselves of any reduced reporting requirements applicable to emerging growth companies. An emerging growth company is not required to comply with, among other things, the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Regulation and supervision

Regulation in Jamaica

The Jamaican financial sector is regulated by the Minister of Finance, the Bank of Jamaica and the Financial Services Commission. The Minister of Finance and the Bank of Jamaica are responsible for the licensing of banks and other deposit-taking institutions under the Banking Act and the Financial Institutions Act. The principal legislation governing the regulation of the Jamaican financial market includes the Bank of Jamaica Act, the Banking Act, the Financial Institutions Act and the Financial Services Commission Act. Other significant legislation affecting the financial sector in Jamaica includes the Building Societies Act, the Securities Act, or the “Jamaican Securities Act,” the Unit Trust Act, the Pensions (Superannuation Funds and Retirement Schemes) Act and the Insurance Act. We do not operate either a building society or a unit trust and, accordingly, neither the Building Societies Act nor the Unit Trust Act are discussed in this section.

Under the Bank of Jamaica Act, the Banking Act and the Financial Institutions Act, the Minister of Finance is empowered to regulate, among other things:

•	the operating hours of banks and other deposit-taking institutions;

•	the establishment of branches and representative offices in Jamaica;

•	the minimum precautions and standards to be adopted by banks for the protection of their customers;

•	the obligations of banks and other deposit-taking institutions to provide for doubtful loans and other asset-based risks;

•	the method and formulae for banks and other deposit-taking institutions to determine the value of their assets and liabilities;

•	the minimum solvency standards and the measurement of capital bases to be maintained by banks and other deposit-taking institutions;

•	the criteria for the payment of dividends by banks and other deposit-taking institutions and the transfer of profits to their capital bases; and

•	the compliance with such conditions as may be provided in respect of the lending of money on the security of land.

The Bank of Jamaica

Established in 1960 under the Bank of Jamaica Act, the Bank of Jamaica is Jamaica’s central bank. Together with the Ministry of Finance, it is responsible for the execution of monetary policy and the regulation and stability of the Jamaican financial market, including supervision of Jamaica’s banks and other deposit-taking institutions.

The Bank of Jamaica supervises the activities of deposit and non-deposit taking entities (such as foreign exchange traders and remittance companies), promotes the development of the local financial markets, and regulates and supports major clearing and settlement systems in Jamaica. The Bank of Jamaica also regulates exchange control policy which, since the liberalization of Jamaica’s foreign exchange market in 1991, has primarily involved the regulation of foreign currency trading and the licensing of authorized foreign exchange dealers. In addition, the Bank of Jamaica is charged with facilitating the growth and development of trade, employment and production and fostering the development of capital markets in Jamaica. The Bank of Jamaica also acts as banker to the Jamaican government.

Supervision of banks and other deposit-taking institutions in Jamaica

The Bank of Jamaica is responsible for the supervision of banks and other deposit-taking institutions operating in Jamaica, including by:

•	compiling statistics relating to banking practices and maintaining a general overview of banking practices in Jamaica;

•	examining and reporting to the Minister of Finance on returns and accounts delivered by banks and other deposit-taking institutions to the Bank of Jamaica;

•	examining and reporting to the Minister of Finance on the affairs and businesses of banks and other deposit-taking institutions operating in Jamaica; and

•	examining and making recommendations to the Minister of Finance with respect to applications for licenses for banks and other deposit-taking institutions.

The Bank of Jamaica may also prescribe:

•	the ratio of assets to deposit liabilities to be maintained by banks and other deposit-taking institutions in Jamaica;

•	the maximum and minimum rates of interest, discounts or other charges which banks or other deposit-taking institutions may impose for specified types of loans, advances or other credit;

•	the maximum and minimum rates of interest which banks or other deposit-taking institutions in Jamaica may pay on deposits;

•	the volume, terms and conditions of credit (including installment credit) which may be extended through loans and advances or investments by banks and other deposit-taking institutions in Jamaica; and

•

the manner of determination of the maximum amount of working balances which banks and other deposit-taking institutions in Jamaica may hold in foreign currencies generally or in any specified foreign currency or currencies.

In addition, the Bank of Jamaica Act establishes a Supervisor of Banks and Financial Institutions who is empowered to, among other things, appoint an independent auditor to conduct a special audit to determine whether or not the existing procedures of a bank or other deposit-taking institution are adequate for the protection of the entity’s depositors and shareholders, as well as such other matters as may be necessary in the public interest.

The Bank of Jamaica is also empowered by the Banking Act and the Financial Institutions Act to examine the books, records, statements and other relevant documents of a parent company of any bank or deposit-taking institution as well as those of any company in a group of companies to which a bank or deposit-taking institution belongs in order to determine, among other things, (1) whether a member of a group is obtaining financing or other benefits, directly or indirectly, from the bank or deposit-taking institution; (2) the general risks relating to the operations of the group; (3) the risk management capabilities of the group as a whole; and (4) the internal audit facilities of the group.

Where a bank or deposit-taking institution is a member of a group in which one or more members are not banks or other regulated or supervised financial institutions, the Supervisor of Banks and Financial Institutions is empowered to direct the group to restructure so as to excise the unregulated companies from the group. Failure to comply with this direction could result in the revocation of the bank or deposit-taking institution’s license.

Standards of best practice

“Standards of Best Practice” and supervisory guidelines are issued by the Bank of Jamaica to provide guidance on supervisory expectations of prudent operations in the areas covered. Direct contravention or non-observance of these standards or guidelines is generally regarded by the Bank of Jamaica as evidence of unsafe and unsound business practices and may put a bank or deposit-taking institution at the risk of regulatory sanction.

Fit and proper persons

The Banking Act and the Financial Institutions Act require that an entity carrying on the business of banking or accepting deposits in Jamaica be duly licensed by the Minister of Finance. The Minister of Finance cannot issue a banking or other financial institution license unless the Bank of Jamaica first recommends that every person who is a director, officer, corporate manager, or who, by himself/herself or though affiliates, holds 20% or more of the voting shares of the applicant, is a fit and proper person to be involved with the business of banking or accepting deposits. A person who does not meet such requirements or who has been, whether in Jamaica or elsewhere, a director or officer of a failed bank or other financial institution, may not act or continue to act as a director, officer, corporate manager or shareholder of a bank or other deposit-taking institution in Jamaica without the express written authorization of the Minister of Finance. Each bank and other deposit-taking institution operating in Jamaica has a duty to ensure that such persons do not serve on its board or manage its business, and breach of this duty is an offence under the Banking Act and the Financial Institutions Act.

Capital and reserves

A bank incorporated in Jamaica is required to meet a minimum capital requirement of J$80 million, of which at least J$60 million must be paid up in cash before the bank can commence business. Other deposit-taking institutions incorporated in Jamaica are required to meet a minimum capital requirement of J$25 million, of which at least J$20 million must be paid up in cash before the deposit-taking institution can commence business. These capital and reserve requirements may be increased from time to time by the Minister of Finance.

The capital adequacy regulations established for deposit-taking institutions in Jamaica are based on the Basel I Capital Adequacy framework and, in certain respects, are more stringent than those requirements, particularly as they relate to the definition of qualifying capital. Bank of Jamaica regulations require banks to maintain a risk-weighted capital adequacy ratio of 10%, which is more conservative than Basel framework requirements. However, the Bank of Jamaica currently requires the Bank to maintain a risk-weighted capital adequacy ratio of 12.5% due to, among other factors, our status as a systemically important financial institution in Jamaica. Prior to March 31, 2012, the Bank of Jamaica required the Bank to maintain a risk-weighted capital adequacy ratio of 15%. The Bank of Jamaica has the discretion to vary the minimum standards for specific licensees. The Bank’s risk-weighted capital adequacy ratio was 12.96% at September 30, 2012. See “Operating and financial review and prospects—Operating environment—Capital adequacy and reserve requirements.”

Reserve fund

Every bank and other deposit-taking institution incorporated in Jamaica must maintain a reserve fund into which it must transfer annually at least 15% of its net profits until the reserve fund holds an amount equal to 50% of the paid up capital of the bank or other deposit-taking institution. Thereafter, it must transfer annually at least 10% of its net profits into the reserve fund until the amount of the reserve fund is equal to 100% of the paid up capital of the bank or other deposit-taking institution. The Bank of Jamaica may permit a bank or other deposit-taking institution whose reserve fund has reached an amount in excess of its paid up capital to reduce its reserve fund.

Maximum deposit liabilities

Under the Banking Act, a bank may not incur deposit liabilities and other indebtedness for borrowed money which, together with all interest accrued thereon, exceeds in the aggregate 25 times the amount of its capital base. Under the Financial Institutions Act, a deposit-taking institution may not incur deposit liabilities and other indebtedness for borrowed money which, together with all interest accrued thereon, exceeds in the aggregate 20 times the amount of its capital base. The Minister of Finance may vary the maximum deposit liability for banks and other deposit-taking institutions from time to time.

Prohibited businesses

Neither a bank nor any other deposit-taking institution may, among other things:

•	engage in any trade except in so far as it may be necessary in the ordinary course of its business;

•	permit the value of its fixed assets to exceed its capital base;

•

acquire real estate other than for the purpose of conducting its business, housing its employees or in the ordinary course of banking or deposit-taking operations, including satisfying debts due to it and the due performance of its functions as trustee, executor, administrator or as attorney for any person;

•

acquire, deal in or grant credit facilities secured by its share capital or the share capital of its holding company or any of its subsidiaries, other than in accordance with the provisions of the Companies Act;

•	subject to certain exceptions, grant unsecured credit facilities to:

•

certain affiliated corporate entities forming part of the same group as the bank or deposit-taking institution, or “connected persons,” or to any officer or employee or their immediate relatives in excess of an amount equivalent to one year’s salary of such officer or employee;

•

any firm or corporation which holds 20% or more of its capital or in which the bank or other deposit-taking institution or a connected person has an interest as a partner or shareholder holding or controlling 20% or more of the voting shares;

•	any person who controls 20% or more of its shares;

•	any person if the credit facilities are guaranteed by a connected person who holds or controls 20% or more of its capital; or

•

any firm or corporation if the credit facilities are guaranteed by a connected person who has, relative to that firm or corporation, an interest as partner or who holds or controls at least 20% of its voting shares;

•	if it is a bank, subject to certain exceptions, grant credit facilities to:

•	any one person (other than a bank or other deposit-taking institution) if the credit facilities granted exceed in the aggregate 20% of its capital base, if secured, or 5% if unsecured; and

•	any group if the credit facilities granted exceed in the aggregate 40% of its capital base, if secured, or 10% if unsecured;

•	if it is a deposit-taking institution, subject to certain exceptions, grant credit facilities to:

•	any one person (other than another deposit-taking institution) if the credit facilities granted exceed in the aggregate 20% of its capital base, if secured, or 5% if unsecured; and

•	any group if the credit facilities granted exceed in the aggregate 40% of its capital base, if secured, or 10% if unsecured;

•	pay any dividend on its shares, unless:

•	all of its capitalized expenditure not represented by tangible assets and all prior losses have been completely written off;

•	any impairment in its paid-up capital or cumulative balance in its reserve fund has been corrected;

•	it would not be imprudent to do so in light of its liabilities;

•	it has met the requirements of the Banking Act or the Financial Institutions Act relating to reserves; and

•	all sums due and payable by it to the Bank of Jamaica have been paid;

•

directly or indirectly hold in aggregate any part of the share capital of any company or undertaking in excess of 50% of its capital base and not more than 10% in respect of any one such company unless the shareholding is acquired in the administration of the estate of a deceased person or in satisfaction of debts due to it, and in the latter case, with the shareholding so acquired being disposed of at the earliest suitable time;

•

except where the Bank of Jamaica otherwise determines, grant credit facilities to and acquire and hold investments in any connected person in excess of 10% of its capital base or in all connected persons exceeding in the aggregate 20% of its capital base; or

•

unless a longer time period is permitted by the Minister of Finance, hold, legally or beneficially, any land acquired in satisfaction of debts due to the bank or other deposit-taking institution for a period in excess of three years from the date of acquisition.

In addition, a bank or other deposit-taking institution may not:

•	except with the approval of the Supervisor of Banks and Financial Institutions, own a subsidiary which is not a regulated or supervised financial institution;

•

manage or invest funds on behalf of its customers, unless such an investment is carried out under a trust subject to Bank of Jamaica regulations and the Standards of Best Practices issued from time to time by the Bank of Jamaica; or

•	engage in proprietary trading for its own account unless it conforms with the Standards of Best Practices.

Cash reserves and liquid assets

Except as notified by the Bank of Jamaica pursuant to Section 28 of the Bank of Jamaica Act, a bank or other deposit-taking institution operating in Jamaica must maintain a cash reserve deposit with the Bank of Jamaica equivalent to between 5% and 25% of its liabilities as may be prescribed by the Bank of Jamaica. The current rate prescribed by the Bank of Jamaica is 12%. Where a bank or other deposit-taking institution fails to maintain such cash reserve deposit, the bank or other deposit-taking institution must pay interest to the Bank of Jamaica at a rate prescribed by the Bank of Jamaica from time to time which, as of the date of this prospectus, is 45% per annum on the amount of the deficiency of the cash reserve deposit.

Other than as notified by the Bank of Jamaica pursuant to Section 29 of the Bank of Jamaica Act, every bank or other deposit-taking institution must ensure that its liquid assets do not fall below 15% of its prescribed liabilities. For the purposes of this requirement, liquid assets include:

•	cash reserves on deposit with the Bank of Jamaica;

•	cash balances with the Bank of Jamaica in excess of the minimum required cash reserve deposits;

•	notes and coins which are legal tender in Jamaica;

•

money at call or short notice not being money taken into account in determining the liquid assets of the bank or other institution in which it is deposited and which does not exceed such percentage of prescribed liabilities as the Minister of Finance may by order prescribe;

•	treasury bills of the Jamaican government;

•	debt securities known as local registered stock with a maximum maturity date within nine months;

•	amounts deposited with the Bank of Jamaica for such periods as the Bank of Jamaica may determine;

•	such other assets as the Minister of Finance, in consultation with the Governor of the Bank of Jamaica, may determine; and

•	net balances held with banks and other deposit-taking institutions licensed under the Financial Institutions Act.

Failure by a bank or other deposit-taking institution to maintain the required amounts as liquid assets will result in an interest charge at a rate prescribed by the Bank of Jamaica.

Reporting requirements

Returns

Banks and other deposit-taking institutions operating in Jamaica must provide the following to the Bank of Jamaica with respect to their Jamaican operations:

•

a monthly statement of assets and liabilities and a monthly return of customers’ liabilities to the bank or other deposit-taking institution in respect of bills discounted, loans and advances, no later than seven working days after the last day of each month;

•	an annual report, no later than 60 days after the end of each year, showing:

•	the operating earnings and expenses of the bank or other deposit-taking institution for the year;

•

all debts payable by the bank or other deposit-taking institution in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor for a period in excess of seven years;

•

unpaid checks, drafts or bills of exchange issue, certified or accepted by the bank or other deposit-taking institution, wherever payable, and outstanding for more than seven years from the date of such issue, certification or acceptance;

•	all dividends remaining unpaid for more than five years; and

•	all land acquired and held, legally or beneficially, by the bank or other deposit-taking institution, in the course of the satisfaction of debts due to the bank or other deposit-taking institution;

•	within seven working days of the end of each month, a report showing the aggregate amount of loans in respect of which interest which is due has not been paid for more than three months;

•	within seven working days of the end of each month, a report showing the contingent and prospective liabilities of the bank or other deposit-taking institution; and

•	such other returns, statements or information as the Minister of Finance may require.

Failure to make any return or furnish any statement or information as required by the Banking Act, the Financial Institutions Act or the Bank of Jamaica Act constitutes an offence.

In addition to the reporting requirements described above, the Supervisor of Banks and Financial Institutions may require the manager of any bank or other deposit-taking institution to supply information relating to the financial position of the bank or other deposit-taking institution, including that of its branches and subsidiaries. In cases where a bank or other deposit-taking institution is or is likely to become unable to meet its obligations, the manager of that bank or other deposit-taking institution must, notwithstanding any other reporting requirements, immediately notify the Supervisor of Banks and Financial Institutions in writing of its financial position.

Balance sheet and profit and loss accounts

Every bank and other deposit-taking institution operating in Jamaica must:

•

within 90 days after the end of each financial year submit to the Bank of Jamaica, in the case of a local bank or other deposit-taking institution, an audited balance sheet and profit and loss account in the prescribed form, and, in the case of a foreign bank, its latest audited balance sheet and profit and loss account in respect of the bank’s operations and an audited balance sheet and profit and loss account in the prescribed form in respect of its Jamaican operations (collectively, the “prescribed documents”);

•	within 14 days of the date on which the prescribed documents are submitted to the Bank of Jamaica, publish a copy of such documents in a daily newspaper in Jamaica; and

•	exhibit the prescribed documents in a conspicuous position in each place of business of the bank or other deposit-taking institution in Jamaica.

Loss reserves on credit facilities

Where a credit facility issued by a bank or other deposit-taking institution has remained un-serviced for a period of three months, the bank or other deposit-taking institution must transfer that credit facility to a reserve called the loss reserves on credit facilities, established on such basis as the Minister of Finance may prescribe, and must cease to accrue interest on that credit facility. The audited balance sheet of the bank or other deposit-taking institution must show the aggregate amount of the loss reserves on credit facilities and the amount which has been written-off against the profit and loss account.

Auditors

The auditors of a bank or other deposit-taking institution must report in writing to its chief operating officer, its directors and to the Supervisor of Banks and Financial Institutions any material transactions or conditions that come to the auditors’ attention during the ordinary course of the audit which, in the auditors’ opinion, meet certain criteria specified in the Banking Act or the Financial Institutions Act.

Auditors appointed by a bank or other deposit-taking institution who intend to resign or who have given notice to the bank or other deposit-taking institution of their unwillingness to be reappointed must give notice of that fact to the Bank of Jamaica and state their reasons in that notice. Similarly, where a bank or other deposit-taking institution intends to terminate the services of its auditors or passes a resolution providing that they shall not be reappointed, the bank or other deposit-taking institution must notify the Bank of Jamaica and provide reasons for its intention to terminate or not reappoint the auditors.

Regulation of shareholding and control of banks and other deposit-taking institutions

Any agreement to acquire shares in a Jamaican bank or other deposit-taking institution which would result in any person, acting alone or together with a connected person, (1) controlling at least 20% of the voting shares in the bank or other deposit-taking institution; (2) holding interests in 20% or more of the issued shares of that bank or other deposit-taking institution; or (3) obtaining control of the bank or other deposit-taking institution, is subject to the approval of the Minister of Finance. In determining whether or not to approve the transaction, the Minister of Finance may take into account the following:

•	the nature and sufficiency of the applicant’s financial resources as a source of continuing financial support for the bank or other deposit-taking institution;

•	the soundness and feasibility of the applicant’s plans for the future conduct and development of the business of the bank or other deposit-taking institution;

•	the applicant’s business record and experience;

•	the “fit and proper status” of the proposed directors and officers of the applicant; and

•

where the applicant or any of its affiliates is a deposit-taking institution, the size of the bank or other deposit-taking institution and such deposit-taking institution, calculated on such basis as the Minister of Finance considers appropriate.

A person who acquires shares in a Jamaican bank or other deposit-taking institution in contravention of the provisions outlined above may be required by the Minister of Finance to dispose of those shares within a specified time frame. Alternatively, the Minister of Finance may restrict the right of such person to transfer the shares, prohibit the issue of any unissued shares or restrict the person’s right to vote the shares and may apply to the Jamaican Supreme Court for an order for the sale of the shares.

No foreign government or foreign government agency may hold more than 5% of the issued capital of a Jamaican bank or other deposit-taking institution or exercise any voting shares in excess of that percentage of shares without the approval of the Minister of Finance.

Regulation against unsafe practices

Actual or apprehended insolvency

Where the Supervisor of Banks and Financial Institutions believes that:

•	a bank or other deposit-taking institution has breached the provisions of its constitutive documents;

•

a bank or other deposit-taking institution, or a director or officer thereof, is engaging in unsafe or unsound practices, is contravening a Standard of Best Practices, has contravened any provision of the Bank of Jamaica Act, the Banking Act, the Financial Institutions Act, the Terrorism Prevention Act or the Proceeds of Crime Act or any other provision under any law imposing obligations on banks or other deposit-taking institutions (or any regulations made under any of them) or any condition of its license;

•	the capital base of a bank or other deposit-taking institution is less than that required by law; or

•	a director or manager has ceased to be a fit and proper person and the bank or other deposit-taking institution has refused or neglected to take appropriate action,

the Supervisor of Banks and Financial Institutions may require the bank or other deposit-taking institution to take corrective action, give such directions to the bank or other deposit-taking institution as are in the interests of the depositors of the bank or other deposit-taking institution, or issue an order requiring the bank or other deposit-taking institution to cease and desist from the action giving rise to the order. A bank or other deposit-taking institution which fails to comply with any direction or order is guilty of an offence.

Where the Supervisor of Banks and Financial Institutions believes that a bank or other deposit-taking institution:

•	is or is likely to be unable to meet its obligations;

•	has had a final judgment entered against it which judgment has remained unsatisfied for at least one month;

•	has given false or misleading information in its application for its license or concerning its affairs;

•

has continued to take deposits in violation of a directive or refuses or neglects to make returns, books, records or other documents available to an authorized officer under the Bank of Jamaica Act, or refuses to allow inspection by such authorized officer;

•	is contravening or has contravened any order or any directions issued by the Supervisor of Banks and Financial Institutions under the Banking Act or the Financial Institutions Act;

•	has assets valued substantially less than the amount of its liabilities;

•	has ceased to carry on banking business or notified the Supervisor of Banks and Financial Institutions of its intention to surrender its license; or

•	has had a receiver appointed,

the Supervisor of Banks and Financial Institutions may assume temporary management of the bank or other deposit-taking institution, subject to such directions as may be given by the Minister of Finance in respect of matters concerning public interest.

Where the Minister of Finance, after consultation with the Supervisor of Banks and Financial Institutions, believes that a bank or other deposit-taking institution:

•	is or is likely to be unable to meet its obligations;

•	has had a final judgment entered against it which judgment has remained unsatisfied for at least one month;

•	has given false or misleading information in its application for its license or concerning its affairs;

•

has continued to take deposits in violation of a directive or refuses or neglects to make returns, books, records or other documents available to an authorized officer or the Ministry of Finance, or refuses to allow inspection by an authorized officer;

•	is contravening or has contravened any order or any directions issued by the Supervisor of Banks and Financial Institutions under the Banking Act or Financial Institutions Act;

•	has assets valued substantially less than the amount of its liabilities;

•	has ceased to carry on banking business or notified the Supervisor of Banks and Financial Institutions of its intention to surrender its license; or

•	has had a receiver appointed,

the Minister of Finance may suspend or revoke the license of the bank or other deposit-taking institution and/or present to the court a petition for the winding up of the bank or other deposit-taking institution or an application for the reconstruction of the bank or other deposit-taking institution, whereupon the bank or other deposit-taking institution may not, without the consent of the court, carry on any its business or make any payment directly or indirectly to or for the benefit of any person who is or was an officer, his/her immediate relative or a connected person of the bank or other deposit-taking institution on or after the date on which the license of the bank or other deposit-taking institution was suspended or on which the petition was presented.

The provisions of the Companies Act relating to the mode of the winding-up by the court and the arrangements for reconstruction, with such modifications and adaptations as may be necessary, apply to petitions for the winding-up of banks or other deposit-taking institutions and to applications for their reconstruction.

Bank or other deposit-taking institution ceasing to be viable

Where the Minister of Finance, after consultation with the Supervisor of Banks and Financial Institutions, believes that: (i) a bank or other deposit-taking institution has ceased to be viable and that its viability cannot be restored by the exercise of the powers given to the Supervisor of Banks and Financial Institutions under the Banking Act or the Financial Institutions Act; and (ii) it is in the best interests of the depositors of the bank or other deposit-taking institution that there be a reconstruction of the bank or other deposit-taking institution or a disposition of its assets on an expeditious basis, the Minister of Finance must so notify the bank or other deposit-taking institution and provide it with an opportunity to make representations within 10 days of the date of the notice. In making such a determination, the Minister of Finance may take into account all matters that he or she considers relevant, as well as whether:

•	to sustain its operations, the bank or other deposit-taking institution is dependent on financial assistance from government agencies;

•	the capital base of the bank or other deposit-taking institution is less than the amount required by the Banking Act or Financial Institutions Act and regulations promulgated thereunder; and

•	the bank or other deposit-taking institution has failed to pay any liability that has become due and payable or will fail to pay its liabilities as they become due and payable.

If, after due consideration of any representations which a bank or other deposit-taking institution has made, the Minister of Finance determines that the bank or other deposit-taking institution is not and cannot be made viable, the Minister of Finance may, subject to the recommendations of a committee of advisors and the approval of the Cabinet of Jamaica, issue a vesting order, pursuant to which (i) ownership of the shares and subordinated debt of the bank or other deposit-taking institution are transferred to the Minister of Finance as at the date of the order, free of all encumbrances attaching thereto, whether or not the Minister of Finance knows of such encumbrances; (ii) any adverse claim in relation to the shares and subordinated debt, so long as the claim is a personal claim against a person other than the Minister of Finance, is not extinguished; and (iii) a secured creditor, assignee or successor in title of the person who was the holder of the shares or the subordinated debt immediately before the making of the vesting order is not prevented from being entitled to receive compensation, if compensation is payable.

Once a vesting order is made in respect of a bank or other deposit-taking institution:

•

the powers, duties, functions, rights and privileges of its directors and officers are suspended from the date of the order and the Minister of Finance may exercise those powers, duties, functions, rights and privileges;

•	the Minister of Finance may appoint one or more persons to assist in the management of the bank or other deposit-taking institution;

•

the Minister of Finance may apply to the Jamaican Supreme Court for orders staying the commencement or continuance of any proceedings against the bank or other deposit-taking institution as well as staying any execution against the property of the bank or other deposit-taking institution; and

•

no creditor of the bank or other deposit-taking institution can enforce any remedy against the bank or other deposit-taking institution or their property without the leave of a judge of the Jamaican Supreme Court.

The Minister of Finance may: (i) sell all or part of the shares or subordinated debt of the bank or other deposit-taking institution to one or more buyers; (ii) carry out a transaction that involves the amalgamation of the bank or other deposit-taking institution, the sale or other disposition of all or part of the assets of the bank or other deposit-taking or the assumption of all or part of its liabilities; or (iii) carry out such transaction or series of transactions in order to restructure all or a substantial part of the business of the bank or other deposit-taking institution (collectively, the “restructuring transactions”). If the Minister of Finance is unable to carry out the restructuring transactions within 180 days of the making of the vesting order or on the expiration of any Jamaican Supreme Court-approved extension of that period, the Minister of Finance must apply to the Jamaican Supreme Court for a winding-up order or propose an arrangement for reconstruction under the Banking Act or Financial Institutions Act. In a winding-up, the costs, expenses and liabilities incurred by the Minister of Finance for actions taken by him or her in relation to the bank or other deposit-taking institution are treated as preferential debt due (along with taxes, rates and other imposts due to the government or other public authority) from by the bank or other deposit-taking institution which must be paid in priority to all other debts.

A shareholder’s ability to recover any compensation from a bank or other deposit-taking institution in respect of which a vesting order has been issued is dependent on whether there are any surplus assets after payment out of all the outstanding liabilities of the bank or other deposit-taking institution and all other costs incurred. Nothing, however, will prevent a person claiming any right or interest over any property to which the vesting order relates from applying to the Jamaican Supreme Court in order to: (i) establish such right or interest; (ii) determine the amount of compensation, if any, to which that shareholder is entitled; and (iii) enforce that shareholder’s right to any such compensation.

Voluntary winding-up of local banks and other deposit-taking institutions

A voluntary winding-up of a bank or other deposit-taking institution by its shareholders is predicated on the basis that the bank or other deposit-taking institution is solvent. However, where a local bank or other deposit-taking institution resolves that it should be voluntarily wound-up, it must, in addition to complying with requirements under the Jamaican Companies Act, within 21 days of the passing of the winding-up resolution, provide the Bank of Jamaica with such financial information as is required by the Banking Act or the Financial Institutions Act to enable the Bank of Jamaica to certify that its realizable assets are sufficient to satisfy the claims of its creditors.

Amalgamations and transfers

A bank or other deposit-taking institution may, with the approval of the Minister of Finance and in accordance with the provisions of the Banking Act and the Financial Institutions Act, enter into an agreement to amalgamate all or part of its property and business with the property and business of another bank or other deposit-taking institution or transfer all or part of its business to another bank or other deposit-taking institution.

Secrecy

Other than in the circumstances set forth in the Banking Act and the Financial Institutions Act, no official of any bank or other deposit-taking institution and no person who, by reason of his capacity or office, has access to the records, correspondence or materials of a bank or other deposit-taking institution may give, divulge or reveal any information regarding the accounts of, or other information relating to, any particular customer of the bank or other deposit-taking institution.

The Financial Services Commission

The Financial Services Commission, established by the Financial Services Commission Act, is responsible for regulating and supervising the acquisition and disposal of securities, in accordance with the Jamaican Securities Act, private pension funds, in accordance with the Pensions (Superannuation Funds and Retirement Schemes) Act, institutions that provide non-deposit-taking financial services in connection with insurance, in accordance with the Insurance Act, and units under a registered unit trust, in accordance with the Unit Trust Act.

The Financial Services Commission is empowered to: (1) supervise and regulate prescribed financial institutions; (2) promote and adopt risk management procedures for the management, board of directors and trustees of financial institutions; (3) promote stability, public understanding of and public confidence in such institutions; and (4) promote the modernization of financial services in light of international standards of competence, efficiency and competitiveness.

In addition, the Financial Services Commission is responsible for the evaluation and monitoring of the fit and proper status of certain persons involved in industries regulated by it. These persons include, among others, securities dealers, responsible officers of pension administrators, directors of insurance companies and trustees of pension funds.

The Financial Services Commission issues guidelines that outline requirements and expectations of the Financial Services Commission with regard to the operations of entities regulated by it.

The Jamaican Securities Act

Pursuant to the Jamaican Securities Act and the regulations promulgated thereunder, the Financial Services Commission is responsible for the licensing and supervision of all securities dealers, investment advisers, issuers of securities, stock exchanges and central securities depositories. In addition, it is charged with promoting the creation of a securities market.

The Jamaican Securities Act defines “securities” to include a wide range of financial instruments, including:

•	bonds issued or proposed to be issued by a government;

•	debentures, stocks, shares, bonds or promissory notes issued or proposed to be issued by a company incorporated or registered under the Companies Act or an unincorporated body;

•	documents or writings commonly known as securities, or as the Minister of Finance may prescribe from time to time by order;

•	rights or options in respect of securities;

•	certificates of interest or participation in any profit-sharing agreement; and

•	collateral trust certificates, pre-organization certificates, or subscriptions, transferable shares, investment contracts, voting trust certificates or certificates of deposit for securities.

The term “securities” does not include:

•	stocks or shares of private companies;

•	futures contracts that are governed by any written law regulating trading in futures contracts;

•	bills of exchange;

•	certificates of deposit issued by banks licensed under the Banking Act, or financial institutions licensed under the Financial Institutions Act; or

•	securities issued by the Bank of Jamaica.

The Jamaican Securities Act includes provisions concerning the (1) prohibition of trading in particular securities; (2) conduct of securities business; (3) disclosure of interests in securities; (4) dealings as principal; and (5) minimum standards of conduct for dealers including margin requirements, short-selling of securities, false trading and market-rigging, stock market manipulation, false/misleading statements, fraudulent inducement to deal in securities, take-overs of public companies and notification of directors’ interests.

In addition, the Financial Services Commission has promulgated regulations under the Jamaican Securities Act, such as those that require securities dealers to maintain a capital adequacy ratio (as defined in the Securities (Licensing & Registration) Regulations, 1996) of 10%. At September 30, 2012, NCB Capital Markets had a capital adequacy ratio of 26.2%.

Pursuant to the Jamaican Securities Act and the regulations promulgated thereunder, the Financial Services Commission has the power to investigate and issue orders, including cease-and-desist orders.

The Pensions Act

The Pensions (Superannuation Funds and Retirement Schemes) Act establishes a legal framework for the management and termination of pension funds and retirement schemes; enhances the protection of the benefits and entitlements of members; and ensures uniform standards of, among other things, trustee representation and responsibilities, information disclosure to members and governance and reporting requirements.

The Pensions (Superannuation Funds and Retirement Schemes) Act sets forth: (1) the general duties of trustees; (2) the process of appointment and replacement of actuaries and auditors as well as their respective obligations to report certain matters to the Financial Services Commission; (3) the process of licensing administrators or investment managers by the Financial Services Commission; (4) the responsibilities of administrators, investment managers and sponsors; (5) procedures for complaints; (6) the requirements for disclosure to members and the Financial Services Commission; (7) the process for amendments to schemes; (8) solvency funding requirements; and (9) prohibitions against unfair practices leading to unreasonable restraint or monopoly in the retirement scheme business.

The Insurance Act

The Financial Services Commission is responsible for licensing and regulating all insurers and insurance intermediaries carrying on business in Jamaica. The Financial Services Commission must be satisfied that an insurer is solvent and able to settle claims without undue delay. In addition, the Financial Services Commission must determine that the persons managing or controlling an insurer are fit and proper persons to manage or control an insurer.

The Financial Services Commission regulates the investments of insurers and the Insurance Act prohibits a licensee from: (1) dealing in, or lending money on, the security of, its own shares; (2) lending funds to a director or officer (or certain persons connected to directors and officers) other than on the security of their own policies; or (3) granting unsecured credit facilities except in certain circumstances.

The Insurance Act: (1) sets forth the administrative and accounting requirements of insurers; (2) provides for the amalgamations and transfers of insurance businesses; (3) provides for minimum standards of corporate governance and the appointment and removal of auditors and actuaries; (4) determines the process for investigations to be undertaken by the Financial Services Commission and the winding-up of an insurer; and (5) makes provisions for the general protection of insured persons. For instance, pursuant to Financial Services Commission regulations, an insurer must have a minimum continuing capital and surplus requirement of 150% of the minimum required capital. At December 31, 2011, NCB Insurance Company Limited had a minimum continuing capital and surplus requirement of 1,169%.

Anti-money-laundering and counter-terrorism financing framework

The primary anti-money laundering and counter-terrorism pieces of legislation are the Proceeds of Crime Act and Terrorism Prevention Act. The legislation is reinforced by the regulations promulgated thereunder and the supervisory guidance issued by the Bank of Jamaica and Financial Services Commission.

The legislation, and the regulations promulgated thereunder:

•	impose guidelines relating to the verification of the identity of customers;

•

require banks, deposit-taking institutions, insurance companies, securities dealers and investment advisors, among others, to develop and maintain systems and manuals for use in all their offices and branches which set out the entity’s ‘know your customer’ requirements and must provide for the reporting of unusual and suspicious transactions;

•

impose certain reporting requirements including quarterly reports on cash transactions reaching the threshold set by regulations (US$15,000 or its equivalent for banks, financial institutions, insurance companies and securities dealers), which are to be submitted to the Chief Technical Director of the Financial Investigations Division, the “designated authority” (established under the Proceeds of Crime Act and the Terrorism Prevention Act), and reports on complex, unusual or large transactions and unusual patterns of transactions which have no apparent economic or lawful purpose or which involve criminal property; and

•

empower a judge of the Jamaican Supreme Court to make orders aimed at fulfilling the objective of the legislative framework such as orders requiring the disclosure of specified documents and information to a named constable or requiring documents or information to be made available for examination and copying by a named constable.

Jamaica Deposit Insurance Corporation

Established in 1998, the Jamaica Deposit Insurance Corporation protects depositors and promotes stability and confidence in the Jamaican financial sector. It is an independent statutory body governed by a board of directors whose primary objective is to implement and carry out a deposit insurance scheme to protect depositors from loss up to a specified limit.

Registration with the Jamaica Deposit Insurance Corporation is compulsory for institutions regulated and supervised by the Bank of Jamaica, though not all instruments issued by these entities are covered by the scheme.

Regulation in the Cayman Islands

Overview

The Banks and Trust Companies Law (2009 Revision) provides for the licensing, regulation and supervision of banks and trust companies in the Cayman Islands. Only persons who hold a valid license may transact banking business within the Cayman Islands. The regulating authority is the Cayman Islands Monetary Authority, or the “Authority,” which is established under the Monetary Authority Law (2004). Under the Monetary Authority Law, the Authority’s principal objectives are to function as a central bank, advise the Cayman Islands government on banking and monetary matters, provide assistance to overseas regulatory authorities and regulate and supervise all “regulated business,” which is any business required to be regulated under, among others, the following laws:

•	Companies Management Law (2003 Revision);
•	Money Services Law (2010 Revision); and
•	Securities Investment Business Law (2010 Revision).

Banking business in the Cayman Islands

The Authority’s duties under the Banks and Trust Companies Law are to:

•	conduct general reviews of the banking practice in the Cayman Islands;

•

ensure that any licensee carrying on business in or from within the Cayman Islands is complying with the Banks and Trust Companies Law and is in a sound financial position and to report to the Governor of the Cayman Islands, or the “Governor,” the results of such examinations, to the extent appropriate;

•

assist in the investigation of any offense against the laws of the Cayman Islands which the Authority has reasonable grounds to believe has or may have been committed by a licensee or by any of its directors or officers in such capacity; and

•	examine records and audited annual accounts of licensees and to report on them to the Governor, to the extent appropriate.

The Authority has power to grant and revoke licenses, determine minimum net worth requirements, require licensees to maintain a part of their issued capital in cash or cash equivalents and an appropriate capital adequacy ratio, approve the appointment of senior officer, directors and auditors and approve the issue and transfer of shares.

In performing its functions, the Authority may at all reasonable times:

•	request access to any licensee’s books, records, vouchers, documents, cash and securities; and

•

request any information, matter or thing from any person who it has reasonable grounds to believe is carrying on banking or trust business in the Cayman Islands in contravention of the Banks and Trust Companies Law.

If it appears to the Authority that there is reasonable ground for suspecting that an offence against the Banks and Trust Companies Law has been or is being committed by any person, it may, with court approval, take such action as it considers necessary, in the interests of the depositors or of the beneficiaries of any trust, or other creditors of such person, to preserve any assets held by that person.

Licensing—limitation of activities

There are two categories of banking licenses:

•	“A licenses,” which entitle licensees to conduct banking business within and outside the Cayman Islands;

•	“B licenses,” which restrict certain types of business, and “B restricted licenses,” which limit the conduct of business to named persons.

In deciding whether anyone is a fit and proper person to hold a license, the Authority must examine all the circumstances, including that person’s honesty, integrity, reputation, competence, capability, and financial soundness.

A license will not be granted to a bank unless it has:

•	a place of business in the Cayman Islands and approved by the Authority, and

•	two individuals or a body corporate resident or incorporated in the Cayman Islands as the licensee’s agent in the Cayman Islands, who have been approved by the Authority.

A licensee that is not incorporated under the Banks and Trust Companies Law must not, except with the Authority’s written consent, or to the extent necessary with respect to any interest it acquires in satisfaction of debts due to it, acquire a beneficial interest in any entity so that the value of the interest exceeds 20% of the licensee’s net worth, and if it does so in satisfaction of debts due, such licensee must dispose of the interest within five years, or such longer period as the Authority approves.

All licensees, wherever incorporated, must not buy, acquire or lease real estate without the Authority’s written approval, unless:

•	it is necessary for conducting its business or providing amenities for staff, and

•	the real estate’s market value does not exceed 20% of the licensee’s net worth, or such amount as the Authority approves, up to 50% of the licensee’s net worth.

NCB (Cayman) Limited was issued a “B license” by the Authority, which allows it to operate in the Cayman Islands as an offshore bank. It cannot take deposits from Cayman Islands’ residents and its clients are primarily Jamaicans who are also customers of the NCB Group in Jamaica.

Securities business

A securities dealer in the Cayman Islands must be licensed as a market maker under the Securities and Investment Business Law by the Authority as a market maker and it must provide to the Authority its financial statements, audited by an auditor approved by the Authority, annually or at such other times as the Authority may require.

Money services business

The Authority may refuse to grant a license if, in its opinion, an applicant would fail to fulfill the obligations of a licensee under the Money Services Law. A licensee under the Money Services Law must provide to the Authority its financial statements, audited by an auditor approved by the Authority, annually or at such other times as the Authority may require, along with a certificate of compliance with the Securities and Investment Business Law and any regulations applicable to it pursuant to the Monetary Authority Law.

An entity licensed under the Money Services Law to carry on money services businesses within the Cayman Islands must notify the Authority of any change in the information provided in its application for its license.

Directors and management

A licensee must have at least two directors at all times. Before appointing a director or other senior officer, a licensee must, unless otherwise indicated by the Authority, apply to the Authority for written approval of the appointment. The Authority may revoke an approval, and an approval lapses automatically if a director or senior officer becomes bankrupt or is convicted of an offence involving dishonesty.

Net worth and capital funds requirement

The holder of an A license or B license must have and maintain a net worth of not less than 400,000 Cayman Islands dollars, or such greater sum as the Authority determines.

The Authority may require a licensee to maintain such portion of its issued capital in cash or cash equivalents, having regard to the risks arising from the licensee’s activities and any other factors that it considers to be relevant.

Capital adequacy ratio

A licensee incorporated under the Banks and Trust Companies Law must at all times have a capital adequacy ratio of at least 10%. The Authority can vary the capital asset ratio of a licensee, to the extent it deems appropriate, in light of the risks arising from the licensee’s activities and such other factors as the Authority considers to be relevant.

Accounts and periodic reports

The Banks and Trust Companies Law requires banks to provide the Authority with various statements and reports. Every licensee incorporated under the Banks and Trust Companies Law must:

•	have its accounts audited annually or at such other time as the Authority requires by an auditor approved by the Authority; and

•	forward its accounts to the Authority within three months of the end of its financial year, or such longer period as the Authority permits.

Every licensee not incorporated under the Companies Law must provide the Authority with a copy of the audited annual accounts of its parent company within three months of the end of its financial year, or such longer period as the Authority allows.

Inspections

The Authority conducts periodic inspections and investigations of each bank. It is entitled to request information to ensure compliance with its regulations and to evaluate the overall financial condition and performance of banks in the Cayman Islands.

Anti-money laundering and terrorist financing

Banks must comply with legislation and regulations to combat money laundering, financial crimes and terrorism.

The Authority requires each bank to implement guidelines to establish the identity of its customers. The guidelines of the ‘know your customer’ requirements are set forth in the anti-money-laundering regulations and the guidance notes of the Proceeds of Crime Law and the Terrorism Law. There are requirements for the reporting of suspicious transactions; however, unlike many other jurisdictions, there is no requirement to report cash transactions over a specified threshold.

Enforcement

In the Authority’s opinion, whenever:

•	a licensee is or appears likely to become unable to meet its obligations as they become due;

•	a licensee is carrying on business in a manner detrimental to the public interest, the interest of its depositors or the interests of the beneficiaries of any trust or other creditors;

•	a licensee has contravened the Banks and Trust Companies Law;

•	a licensee has not complied with a condition of its license;

•	the direction and management of a licensee’s business has not been conducted in a fit and proper manner;

•	a director, manager or officer of a licensee is not a fit and proper person to hold such position; or

•	a person acquiring control or ownership of a licensee whose shares are publicly traded on a stock exchange is not a fit and proper person to have such control or ownership,

the Authority may, among other things:

•	revoke the license;

•	impose certain conditions on the licensee;

•	require the substitution of any director or officer of the licensee;

•	at the licensee’s expense, appoint a person to advise the licensee on the proper conduct of its affairs and to report to the Authority on such licensee’s affairs;

•	at the licensee’s expense, appoint a person to assume control of the licensee’s affairs who; or

•	require the licensee to take such action as the Authority considers necessary.

Winding up

If the Authority appoints a person to advise a licensee on the proper conduct of its affairs, or appoints a person to assume control of a licensee’s affairs, and to report its findings and recommendations to the Authority, the Authority, on receiving the report, may:

•	allow the licensee to reorganize its affairs in a manner that the Authority approves; or

•	revoke the license and apply to a court for an order that the licensee be wound up by the court.

In addition, a licensee may be wound up involuntarily under Section 92 of the Companies Law by a court if it is unable to pay its debts, or if a court is of opinion that it is just and equitable to do so. A petition to wind up a licensee may be also be made voluntarily by the licensee, any creditor including any contingent or prospective creditor, any contributor or by the Authority.

Management

Board of directors

The Bank’s articles of incorporation provide for a Board of Directors consisting of no fewer than three and no more than 16 directors. Currently, the Bank’s Board of Directors consists of 10 directors. Pursuant to Article 95 of the Bank’s articles of incorporation, one-third of the Board of Directors (or the number nearest to one-third) other than the Managing Director and Deputy Managing Director will retire at each of our annual general meetings and shall then be eligible for re-election. Pursuant to Article 101 of the Bank’s articles of incorporation, any director appointed by the board, either to fill a casual vacancy or as an addition to the existing Board of Directors, will retire at our next annual general meeting and shall then be eligible for re-election. The business of the Bank is managed by the Board of Directors, which may exercise all power of the Bank as permitted by the Bank’s articles of incorporation.

The Bank’s Board of Directors currently meets at least nine times per year and more frequently as required.

The business address of each of the Bank’s directors and executive officers is c/o National Commercial Bank Jamaica Limited, 32 Trafalgar Road, Kingston 10, Jamaica, West Indies.

The names of the Bank’s directors, their ages at December 31, 2012, their positions with us, the expiration of their terms and their years with us are set forth in the table below.

Name	Age	Position	Year current director term expires(1)	Years with NCB Group

Michael A. Lee-Chin	61	Chairman	2015	10
Patrick A.A. Hylton	49	Director and Group Managing Director	N/A	9
Dennis G. Cohen	49	Director, Deputy Group Managing Director and Chief Executive Officer of NCB Capital Markets Limited	N/A	8
Robert W. Almeida	50	Director	2014	4
Wayne C. Chen	54	Director	2015	10
Sandra A.C. Glasgow	56	Director	2015	10
Noel A.A. Hylton	81	Director	2013	10
Thalia G. Lyn	66	Director	2013	10
Alvin G. Wint	53	Director	2014	10
Sanya M. Goffe	32	Director	2015	1

(1)	Expiration dates are estimates based on a requirement for 1/3 of directors to retire at each annual general meeting and a computation based on the last date each was appointed.

Brief biographical information for the members of the Bank’s Board of Directors is set forth below.

Michael A. Lee-Chin has served as the Chairman of the Bank’s Board of Directors since 2002. He is also the Chairman and President of Portland Holdings Inc., a privately held holding company with ownership interests in a collection of diversified businesses operating in sectors that include public equity, private equity, media, tourism, health care, telecommunications and financial services. Mr. Lee-Chin and the entities controlled by him beneficially owned approximately 64.0%

of our ordinary shares at December 11, 2012. Mr. Lee-Chin serves as an officer or director for a number of subsidiaries of Portland Holdings, Inc., including several in the financial services industry. He is also a director of ROM Foundation, a Canadian charitable foundation, a Trustee of Portland Canadian Trusts, a Canadian trust involved in the administration of funds, a Member of the Jamaican Ministry of Tourism’s Tourism Task Force, a Board Member of Trust for the Americas, a non-profit, and a Patron of Grand Jamaican Home-coming, a campaign to bring home Jamaicans living abroad to celebrate 50 years of independence. He has received several prestigious awards in the areas of business and community service including the 2004 International Humanitarian Award from the American Friends of Jamaica. In October 2008, Mr. Lee-Chin was awarded the Order of Jamaica, for outstanding service in business and philanthropy. Mr. Lee-Chin holds a Bachelor’s degree in Civil Engineering from the McMaster University in Canada and has received honorary Doctor of Laws degrees from McMaster University; the University of Toronto; The Northern Caribbean University Mandeville, Jamaica; the Wilfrid Laurier University School of Business & Economics, Waterloo, Canada; University of the West Indies and York University. On October 28, 2011, Mr. Lee-Chin was appointed Chancellor of Wilfrid Laurier University in Waterloo, Ontario, Canada. Mr. Wayne Chen is Mr. Lee-Chin’s brother.

Patrick A.A. Hylton has served as a member of the Bank’s Board of Directors since 2003 and as our Group Managing Director since December 2004. He also serves as Chairman of NCB Capital Markets Limited, and as a director of NCB Insurance Company Limited, NCB (Cayman) Limited, Data-Cap Processing Limited and West Indies Trust Company Limited. He first joined us as Deputy Group Managing Director in 2003 and, prior to that, he was the Managing Director of FINSAC for five years where he had responsibility for the re-structuring and divestment of intervened financial institutions and their acquired assets. His successful completion of that undertaking culminated in the national award of the Order of Distinction, Commander Class, being bestowed on him by the Governor General of Jamaica in 2002. Mr. Hylton is also a former president of the Jamaica Bankers Association. He is Chairman of Harmonisation Limited, a company set up by the Jamaican government to oversee the development of a luxury resort, and sits on the boards of the Caribbean Information and Credit Rating Services Limited, American Chamber of Commerce, Harmony Cove, Kingston City Centre Improvement Company, Neal & Massy Holdings Limited and the Council of the Private Sector Organisation of Jamaica. Mr. Hylton holds a Bachelor’s degree in Business Administration from the College of Arts, Science and Technology (now University of Technology), Jamaica and holds a diploma in Banking from the Chartered Institute of Bankers, London.

Dennis G. Cohen has served as a member of the Bank’s Board of Directors since 2006, when he was appointed as our Deputy Group Managing Director. He is also Chief Executive Officer of NCB Capital Markets Limited and a director of NCB (Cayman) Limited, NCB Capital Markets Limited, NCB Insurance Company Limited, West Indies Trust Company Limited, the JSE and chairman for Mutual Security Insurance Brokers Limited. Mr. Cohen joined us in 2004 as Group Chief Financial Officer after 13 years of experience gained at Citibank N.A. Jamaica, including serving as Country Treasurer for the local branch and its affiliates. He also served as head of Citibank’s Relationship Management Group. Prior to commencing his career in banking, Mr. Cohen was employed at PricewaterhouseCoopers as a senior accountant. He is also a member of the Institute of Chartered Accountants of Jamaica. He holds a Bachelor of Sciences Degree in Accounting from the University of the West Indies and is a Fellow of Association Chartered Certified Accountants, in the United Kingdom.

Robert W. Almeida has served as a member of the Bank’s Board of Directors since 2008. He is the Executive Director of AIC Global Holdings Inc., a wholly-owned subsidiary of Portland Holdings Inc. (which beneficially owned approximately 64.0% of our ordinary shares at December 11, 2012), and is also a founding Partner of Portland Private Equity L.P., an indirect subsidiary of Portland Holdings, Inc. and a Managing Partner of the AIC Caribbean Fund, a private equity fund controlled by an indirect subsidiary of Portland Holdings, Inc. with capital commitments from institutional investors in Europe, the United States, Canada and the Caribbean. He joined Portland Investment Counsel Inc. (an indirect subsidiary of Portland Holdings, Inc., for which he is a director, senior vice-president and portfolio manager) in July 2002 and is a co-manager of the Manulife Advantage Fund. Mr. Almeida is also a director of several other direct and indirect subsidiaries of Portland Holdings Inc., including AIC Limited and Senvia Money Services Inc. (each headquartered in Canada); Advantage General Insurance Company Limited and CVM Television Limited (each headquartered in Jamaica); and AIC Financial Group Limited, AIC Finance Limited, AIC Securities Limited and S&S Nominees Limited (each headquartered in Trinidad and Tobago). In a voluntary, unpaid capacity, Mr. Almeida serves on the board of directors of the Canadian Council for the Americas and on an independent advisory committee for the Ministry of Government Services in the Province of Ontario. Prior to joining Portland Investment Council Inc. Mr. Almeida had served as a director of Americus Bank (headquartered in Canada), which is not affiliated with the NCB Group, Mr. Almeida holds a Bachelor of Commerce Degree from the University of Toronto and is a Chartered Accountant (member of the Institute of Chartered Accountants of Ontario).

Wayne C. Chen has served as a member of the Bank’s Board of Directors since 2002. Mr. Chen is also the Chairman of NCB Insurance Company Limited and West Indies Trust Company Limited. He is also a director of NCB (Cayman) Limited and AIC (Barbados) Limited, which is a subsidiary of Portland Holdings, Inc. He is Chief Executive Officer of Super Plus Food Stores (Jamaica) and President of the Jamaica Employers’ Federation. He is also former Chairman of the Urban Development Corporation, National Land Agency and The National Gallery of Jamaica. Mr. Chen is the recipient of several awards including the Jamaican Institute of Management Young Entrepreneur for 1997 and the Jamaica Observer Business Leader of the Year 1998. Mr. Chen holds an LL.B (Hons.) degree from the University of the West Indies. Mr. Michael Lee-Chin is Mr. Chen’s brother.

Sandra A.C. Glasgow has served as a member of the Bank’s Board of Directors since 2002. Mrs. Glasgow is the Chief Executive Officer of The Private Sector Organisation of Jamaica and a member of the Board of Directors of several Jamaican companies including the GraceKennedy Foundation eMedia Interactive Limited, Dress for Success Jamaica, Junior Achievement Jamaica and Resorts Beach Developments Limited and was formerly a director of the National Export-Import Bank of Jamaica and the Planning Institute of Jamaica. She is a Trustee of the 1986 and 1999 NCB Staff Superannuation Funds, the SMART Retirement Fund (operated by NCB Insurance Company Limited), the Private Sector Organisation of Jamaica Pension Fund and a Trustee of the Credit Enhancement Fund (representing the Jamaica Bankers’ Association; managed by the Development Bank of Jamaica). She served as Co-Chair of the Caribbean-Canada Emerging Leaders Dialogue 2011. She has been certified as a Director by the Commonwealth Association for Corporate Governance, a Trainer of Trainers in Corporate Governance Board Leadership by the International Finance Corporation and a Trainer of Trainers in Business Ethics by the Inter-American Investment Corporation and the U.S. Department of Commerce. Mrs. Glasgow was Jamaica’s Eisenhower Fellow in 2000. She holds a Bachelor’s Degree in Applied Zoology and Applied Botany and a Master of Business Administration from the University of the West Indies.

Noel A.A. Hylton has served as a member of the Bank’s Board of Directors since 2002. Mr. Hylton is the Chairman and the President and Chief Executive Officer of the Port Authority of Jamaica. He received the Commander of the Order of Distinction in 1979 and the Order of Jamaica in 1996 for service to the growth and development of Jamaica’s shipping industry. He previously served for 10 years in various administrative posts with the Federal and Eastern Regional Governments of Nigeria. He also served as General Manager of the Shipping Association of Jamaica for 10 years, and as President and Managing Director of Air Jamaica Limited for eight years. He has previously served on the board of directors of several other companies besides the Bank, including The Jamaica Mutual Life Assurance Society (from 1996 to 1998), N.C.B. Group Limited (from 1997 to 2000) and NCB (Cayman) Limited (from 1998 to 2002). He currently serves as a director of Medical Associates Limited and chairman of the Jamaican government’s Air Policy Committee. He has received various awards, including conferment of the Honorary Degree of Doctor of Laws (Hon. LLD) by The University of the West Indies, and the designation of “Caribbean Luminary” by the American Foundation for The University of the West Indies, for outstanding contribution to the Caribbean. Mr. Hylton received a certificate for studies in accounting at Borough Polytechnic Institute (now known as London South Bank University).

Thalia G. Lyn has served as a member of the Bank’s Board of Directors since 2002. Mrs. Lyn founded and is at present CEO of the Island Grill chain of QSC restaurants which has earned her many awards including being named Business Leader of the Year by the Florida International University MBA graduating classes of 2002 and 2007. She is a Director of Jamaica Macaroni Factory Limited, Consolidated Bakeries Limited, Port Royal Patties (UK) and Jamaica Promotions Corporation. She also serves as Chairman of the N.C.B. Foundation, and is on the boards of St. Patrick’s Foundation and Mustard Seed Communities. In 2004, she was appointed Honorary Consul General of Jamaica to the Kingdom of Thailand, and was bestowed the honor of Commander Third Class of the Most Noble Order of the Crown of Thailand shortly thereafter. Mrs. Lyn holds a Bachelor’s Degree from Manhattanville College in the United States.

Alvin G. Wint has served as a member of the Bank’s Board of Directors since 2002. He serves on the boards of NCB Insurance Company Limited, NCB (Cayman) Limited, NCB Capital Markets Limited, NCB Capital Markets (Cayman), NCB Remittances (Cayman) Limited and NCB Remittances (Jamaica) Limited. Prof. Wint is a Professor of International Business and a Pro Vice Chancellor at the University of the West Indies. He currently serves on the board of directors of Jamaica Producers Group Limited, the Caribbean Policy Research Institute and the Planning Institute of Jamaica. He is chairman of the Statistical Institute of Jamaica and former director of the Bank of Jamaica, Jamaica Promotions Corporation and the Jamaica Exporters Association. He was an auditor with the firm of Coopers & Lybrand (later merged into PricewaterhouseCoopers) from 1981 to 1983, and holds a Bachelor of Science in Management Studies (with an Accounting concentration) from the University of the West Indies. He attained a Master of Business Administration (with a Finance Concentration) from Northeastern University and a Doctorate in International Business from Harvard University.

Sanya M. Goffe was appointed to the Bank’s Board of Directors in October 2011 by the Board of Directors. She is an attorney-at-law and has been a partner at the law firm of Hart Muirhead Fatta since October 1, 2011. She was an associate at the law firm of Myers, Fletcher & Gordon from 2003 to 2010. She was a partner at the law firm of Lex Caribbean from 2010 to 2011. Her main areas of practice include commercial, pension and intellectual property law. Mrs. Goffe is a former Commissioner of Jamaica’s Fair Trading Commission and her practice also encompasses consumer and competition law as well as general corporate law. Mrs. Goffe is a member of the

Jamaican Bar Association, the Convenor of the Association’s Intellectual Property Committee and a member and former Chairperson of its Social Affairs Committee. She is also a director of the Pension Funds Association of Jamaica and a co-founder of the Adult Learning Centres of Jamaica, a non-profit organization committed to improving the literacy and numeracy of adults in Jamaica. She holds a Bachelor of Laws degree from the University of the West Indies awarded in 2001 and a Legal Education Certificate attained in 2003 from the Norman Manley Law School.

Executive officers

The names of our executive officers, their ages at December 31, 2012, and their positions and their years with us are set forth in the table below.

Name	Age	Position	Years with NCB

Patrick A.A. Hylton	49	Group Managing Director	9
Dennis G. Cohen	49	Deputy Group Managing Director and Chief Executive Officer of NCB Capital Markets Limited	8
Yvonne M. Clarke	48	Group Chief Financial Officer	12
Rickert G. Allen	57	Senior General Manager, Group Human Resources	11
Septimus C. Blake	42	Senior General Manager, Treasury & Correspondent Banking	10
Ffrench Campbell	55	Senior Assistant General Manager, Facilities & Services	8
Dave L. Garcia	38	Company Secretary & General Manager, Legal, AML & Corporate Compliance	5
Howard D. Gordon	50	Senior General Manager, Group Operations and Technology	4
Vernon James	35	General Manager, NCB Insurance Company Limited	4
Sheree A. Martin	42	General Manager, Marketing, Communications & Service Delivery	20
Marjorie E. Seeberan	73	General Manager, Corporate Banking	10
Audrey M. Tugwell Henry	47	Senior General Manager, Retail Banking	4
Mukisa D. Ricketts	37	Group Chief Internal Auditor	4
Allison L. Wynter	52	General Manager, Credit & Risk Management	9

Brief biographical information of our executive officers is set forth below.

Patrick A.A. Hylton has served as the Group Managing Director since 2004. For additional biographical information regarding Mr. Hylton, see “—Board of Directors.”

Dennis G. Cohen has served as the Deputy Group Managing Director since 2006. For additional biographical information regarding Mr. Cohen, see “—Board of Directors.”

Yvonne M. Clarke has served as Group Chief Financial Officer since December 2005 and is responsible for financial reporting, taxation and regulatory reporting. She is also responsible for monitoring the strategic and financial performance of the organization and ensuring that strategic and operational objectives are achieved in the most effective and efficient manner. Mrs. Clarke joined us in August 2000 and was previously our Group Chief Internal Auditor. Mrs. Clarke is a member of the board of directors of NCB Capital Markets Limited, NCB Insurance Company Limited, NCB Remittance Services (Jamaica) Limited, Resorts Beach Development, N.C.B.

(Investments) Limited, NCB Remittance Services (UK) Limited and N.C.B. Foundation and is Chair of Data-Cap Processing Limited and N.C.B. Jamaica (Nominees) Limited. Mrs. Clarke began her accounting career at PricewaterhouseCoopers where, for 18 years, she gained experience in a variety of industries. She is a member of the Accounting Standards Committee of the Institute of Chartered Accountants of Jamaica. She is a Chartered Accountant registered with the Association of Chartered Certified Accountants and holds a Masters in Business Administration from the University of Manchester, United Kingdom.

Rickert G. Allen has served as Senior General Manager, Group Human Resources Division since 2007. He has overall responsibility for our Facilities and Services Division. Mr. Allen joined us in January 2002 as Senior Assistant General Manager, Human Resources and was promoted to General Manager and subsequently promoted to his current post. He is a Chartered Fellow of the Chartered Institute of Personnel Development and Second Vice President of the Jamaica Employers Federation. He serves on the boards of HEART Institute of the Caribbean, HEART Trust NTA, HEART NCTVET and SAAE Inc. Limited, and is a member of the Private Sector Organisation of Jamaica Education Committee and the Society for Human Resource Management, Human Capital Institute and the UWI Mentorship Programme. He holds a Diploma in Electrical Engineering from the College of Arts, Science and Technology (now the University of Technology) and a M.Sc. (Distinction) in Human Resource Development from The University of the West Indies. He is currently pursuing doctoral studies in Business Administration at the Mona School of Business, University of the West Indies.

Septimus C. Blake has served as Senior General Manager, Treasury & Correspondent Banking Division since 2010, having before that served as that division’s General Manager since 2005. He provides overall direction and oversees interest rate risk management, liquidity management, investment portfolio management, currency management, financial institutions relationship management and foreign exchange trading for the Bank. He also serves as director on the boards of NCB Remittance Services (Jamaica) Limited, NCB Remittance Services (UK) Limited and NCB Capital Markets Limited. Mr. Blake joined NCB as Manager, Asset Trading, charged with responsibility for the management of the Bank’s investment portfolio and was subsequently promoted to Assistant General Manager in March 2003 with responsibility for the tactical management of interest rate, liquidity and foreign exchange risk. In February 2011, Mr. Blake assumed responsibilities for the card services issuing, acquiring and product development portfolio. Mr. Blake also serves as the Jamaica Bankers Association representative to the Bank of Jamaica Bankers Sub-Committee. He holds a diploma in Business Administration from the Institute of Management & Production and a Certificate of Achievement for the Management Development Programme of The University of the West Indies and Institute of Management & Production.

Ffrench Campbell has served as Senior Assistant General Manager, Facilities & Services Division since April 2004 and is responsible for the management of all facilities, which includes construction projects, acquisition, maintenance and disposal of buildings, lands and equipment and all mechanical and electrical systems. He also has the responsibility for the security, safety and the centralized purchasing portfolios of the NCB Group. He also serves as a director on the board of Data Cap Processing Limited. Ffrench Campbell served as an officer in various engineering and management posts in the Jamaica Defense Force for 19 years, attaining the rank of Major. He also worked at Jamaica Public Service Company Limited, which is Jamaica’s national supplier of electricity to households and businesses, as Station Manager and at Jamaica Private Power Company as Production Manager. Thereafter, he was appointed General Manager of the EAL/ERI Cogeneration LP power company in 2003. Major Campbell holds a Bachelor’s Degree in Engineering from the Royal Military

College of Science, Cranfield in the United Kingdom and an Executive Masters of Business Administration from The University of the West Indies in Kingston, Jamaica.

Dave L. Garcia has served as Company Secretary and General Manager, Legal, AML & Corporate Compliance since 2010 and is responsible for providing general advice, leadership and direction on all legal, regulatory, compliance and corporate secretarial matters. Previously, he was General Manager—General Counsel & Special Projects since 2007. He is Chairman of Youth Reaching Youth, a charitable organization and former Co-Chairperson of the Jamaica Bankers Association’s Compliance Committee. He is also a member of the Jamaica Bar Association’s Commercial Law Committee, and of the Jamaica Bankers Association’s Public Policy and Legislative Committee, and has previously served as the Jamaica Bar Association Commercial Law Committee’s Convenor. Mr. Garcia was a partner at the law firm Myers, Fletcher & Gordon from 2003 to 2007 (and an associate at the firm from 1998 to 2002). Mr. Garcia has been the recipient of several scholarships and awards, including the Jamaica Scholarship and the Carreras Post-Graduate Scholarship. For several years, he has served as an Associate Tutor at the Norman Manley Law School, and is also a partner with his wife at Garcia & Co., a small law firm. He became an attorney-at-law in 1997 and is a graduate of the Osgoode Hall Law School, York University, having obtained a Master of Laws Degree for studies in Corporate Law. Before that, he was awarded a Bachelor of Laws Degree from The University of the West Indies and a Legal Education Certificate from the Norman Manley Law School. In 2011, he was certified by the Association of Certified Anti-Money Laundering Specialists, of which he is a member, as a Certified Anti-Money Laundering Specialist.

Howard D. Gordon has served as Senior General Manager, Group Operations and Technology since February 2010 and is responsible for the vision, strategy, direction, planning and architecture of all information technology activities. He joined us in January 2009 as General Manager, Network Operations. Mr. Gordon boasts 28 years of experience in the financial sector which include senior management positions at RBTT Financial Group (now RBC Royal Bank (Jamaica) Limited and previously known as Citizens Bank and Union Bank of Jamaica Limited), where he worked from 1992 until joining us. He is a graduate of the Manchester School of Business at the University of Manchester where he earned his Masters of Business Administration. He holds a first class honours degree in Business Administration from the University of Technology (Jamaica) and he is an Associate of the Chartered Institute of Bankers London.

Vernon James has served as General Manager of NCB Insurance Company Limited and a director of NCB Insurance Company Limited since April 2012. He joined us in February 2008 and prior to his appointment to his current post, was Vice President Client Services at NCB Capital Markets Limited and NCB Insurance Company Limited. He previously held senior management and middle management positions at Scotia DBG Investments Limited. He holds a Bachelor of Science in Mathematics from The University of the West Indies and a Master of Sciences in Financial Mathematics from the University of Warwick.

Sheree A. Martin has served as General Manager, Marketing, Communications and Service Delivery, since 2010. She joined us in 1992. She is responsible for the oversight of all marketing, corporate affairs, service delivery and philanthropic activities of the NCB Group. She also oversees non-branch delivery, which includes sales and service delivered through the customer care center, ATM, internet and telephone banking channels. Mrs. Martin is also the Chief Executive Officer of the N.C.B. Foundation and a Director of NCB Insurance Company Limited. Prior to her current position, Mrs. Martin served as Senior Assistant General Manager, Group Marketing and Communications Division, Assistant General Manager, Corporate Communications and in our

Retail Banking Division as Manager, Customer Service & Marketing and Manager, Personal Banking. She also served us previously as a Management Trainee where she gained experience in all areas of commercial banking, credit and human resources. Mrs. Martin is also a Director of RISE Life Management Services, a non-profit organization, a Director of the National Crime Prevention Fund “Crime Stop” and co-Chair of the Jamaica Bankers Association’s Marketing Committee. She holds a Masters of Business Administration in Banking & Finance (with Distinction), and a Bachelor of Arts in Language & Literature from The University of the West Indies.

Marjorie E. Seeberan has served as General Manager, Corporate Banking, since 2002 and is responsible for overall management of the Corporate Banking Division, which serves over 200 groups of companies, institutions and government agencies as lender, preferred arranger and underwriter of structured financings. She is a member of the N.C.B. Foundation (of which she is also a director). Mrs. Seeberan was previously Senior Vice President of Corporate Banking and Corporate Finance with JP Morgan Chase and an Executive Director of The University of the West Indies’ Business Development Office. She is a member of the Women’s Leadership Initiative and American Foundation of The University of the West Indies. Mrs. Seeberan serves on the Boards of Jamaica Promotions Corporation, the Jamaica Chamber of Commerce, or “JCC,” and on the Ministry of Education’s Expert Team on Education. She is the Chairperson of the JCC’s Education Committee, which founded the Committee’s Literacy Intervention Program which provides remedial assistance to at-risk youth aged 15 to 20 years. Mrs. Seeberan holds a Bachelor of Science in Economics and a Masters of Business Administration in Finance from New York University.

Audrey M. Tugwell Henry has served as Senior General Manager, Retail Banking, since June 2008 and is responsible for implementing initiatives that will allow the Retail Banking segment to achieve its targeted growth and profitability, and evaluating the market both locally and internationally in order to develop a wide array of banking solutions to meet consumer needs. She also serves on the boards of NCB Remittance Services (U.K.) Ltd. and NCB Insurance Company Limited. Mrs. Tugwell Henry was previously Senior Vice-President for Retail and Electronic Banking at the Bank of Nova Scotia Jamaica Limited, where she worked from 2000 until joining us. She serves on the board of J.E.T.S. Ltd. and is a graduate of The University of the West Indies with a Bachelor of Science degree in Management Studies and a Master of Business Administration degree in General Management from the Mona School of Business.

Mukisa D. Ricketts has served as our Chief Internal Auditor since January 2008. Prior to joining us, Mrs. Wilson Ricketts held the post of Senior Audit Manager at the Bank of Nova Scotia Jamaica Limited, where she worked from 2000 until joining us. She began her career at PricewaterhouseCoopers where she held the position of Senior Accountant at the time of her departure. She is a Certified Internal Auditor with the Institute of Internal Auditors, USA, a Fellow of the Association of Chartered Certified Accountants, UK, and a Fellow of the Institute of Chartered Accountants of Jamaica. She holds a post-graduate diploma in business administration from the Manchester Business School.

Allison L. Wynter has served as General Manager, Credit & Risk Management, since 2005 and is responsible for the identification, assessment, measurement, monitoring and shared-management of the principal risks faced by the NCB Group with particular emphasis on credit and market risk. She is a trustee of the NCB Staff Superannuation Fund. She has been continuously employed to the Bank since 2004. Prior to joining us, she held the position of Risk Manager at JMMB, a local Securities Dealer. Prior to commencing her financial services career,

Ms. Wynter was employed at PricewaterhouseCoopers as Senior Audit Manager. She is a member of the Accounting Standards Committee of the Institute of Chartered Accountants of Jamaica. She is a Chartered Accountant and a Chartered Financial Analyst and holds a Masters in Business Administration in Finance from the University of Manchester, a Masters in Accounts and Bachelor of Arts (Hons.) degree from The University of the West Indies.

Board committees

The Board of Directors has established committees to assist in the execution of its responsibilities. Each committee has its own terms of reference and the membership of each committee is reviewed annually by the Board of Directors. The following is a brief description of each of the committees and their respective duties.

Audit Committee.    The Audit Committee meets quarterly, or more frequently if needed, and assists the Board of Directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control over financial reporting, the audit process, the process for monitoring compliance with laws and regulations and our Code of Conduct. As of the effective date of the registration statement of which this prospectus is a part, the Audit Committee will operate under a written charter meeting the requirements of the U.S. Sarbanes-Oxley Act of 2002. The Audit Committee reviews our financial statements prior to referring them to our Board of Directors for approval and communicates as necessary with the external auditors. The Audit Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. These procedures are being implemented and are expected to be fully in place before the effective date of the registration statement.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities relating to:

•	the integrity of the financial statements and any related formal announcements;

•	overseeing the relationship between us and our external auditors;

•	the review of our internal controls, including financial reporting controls;

•	assessment of the effectiveness of the internal audit, compliance and risk management functions;

•	the review of the internal and external audit plans and subsequent findings;

•	the selection of accounting policies;

•	the review of the auditors’ report;

•	obligations under applicable laws and regulations; and

•	the review of the effectiveness of the services provided by the external auditors.

The Audit Committee consists of only non-executive directors, each of whom is expected to be financially literate and at least one member is required to have expertise in financial reporting. The Audit Committee is comprised solely of independent board members within the meaning of

SEC corporate governance rules of independence for purposes of the audit committee. This composition is also in accordance with the Bank of Jamaica’s Corporate Governance Standard and the requirements of the JSE and TTSE listing agreements. The current members of the Audit Committee are Alvin G. Wint (Chairman), Sandra A.C. Glasgow and Noel A.A. Hylton.

The Board Risk Management Committee.    The Board Risk Management Committee meets every two months, or more frequently if required. Its purpose is to assist the Board in fulfilling its responsibility with respect to oversight of the Group’s risk management framework including risk appetite and the policies and major procedures related to managing credit, market, liquidity, capital, operational and other risks as determined from time to time. The Committee reports to the Board of Directors regarding the Group’s risk profile, as well as its risk management framework including the significant policies and practices employed to manage risks in the Group’s businesses as well as the overall adequacy of the risk management function. The Committee is also expected to play a role in the decision-making process around significant risks that are to be undertaken by the Group.

The Board Risk Management Committee is required to include both executive and non-executive directors. It consists of six members, namely Alvin G. Wint (Chairman), Sandra A.C. Glasgow, Sanya Goffe, Robert Almeida, Patrick A.A. Hylton, Dennis Cohen.

Corporate Governance Committee.    The Corporate Governance Committee meets at least twice per year and is responsible for:

•	the facilitation of the evaluation of the performance of the Board of Directors;

•	developing and recommending additions and changes to the Board of Director’s corporate governance policies and procedures;

•	reviewing the organization and operation of the committees of the Board of Directors;

•	ensuring the orientation of new directors and appropriate training of all directors; and

•	monitoring our operations to ensure adherence to principles of good corporate governance.

The Corporate Governance Committee consists of three members, all of whom must be non-executive directors and the majority of which must be deemed independent by the Board. The current members of the Corporate Governance Committee are Sandra A.C. Glasgow (Chairperson), Alvin G. Wint, Thalia Lyn and Sanya Goffe.

Executive Committee.    The Executive Committee holds meetings if and as required and has the powers of the full Board of Directors vested in it and ordinarily exercises these powers only in exceptional circumstances. The Executive Committee consists of five members, including the Chairman of the Board of Directors, the Group Managing Director or Deputy Group Managing Director and an independent director. The current members of the Executive Committee are Michael A. Lee-Chin (Chairman), Patrick A.A. Hylton, Dennis Cohen, Sandra A.C. Glasgow and Alvin G. Wint.

Investment Committee.    The Investment Committee meets or takes action if and as necessary and its primary purposes are:

•	to oversee and review our investment policies and strategies and make recommendations to the Board of Directors as to changes to such policies and strategies;

•	to monitor the authority delegated to management to execute agreed investments; and

•	to consider and make recommendations for final action by the Board of Directors on acquisitions, mergers or divestments of an unusual or material nature.

The Investment Committee consists of three members and is chaired by the Chairman of the Board of Directors of the Bank. The current members of the Investment Committee are Michael A. Lee-Chin (Chairman), Patrick A.A. Hylton and Dennis Cohen. This committee has not met in recent years because the Board of Directors has assumed the primary purposes of this committee.

Search and Compensation Committee.    The Search and Compensation Committee meets if and as required and is responsible for developing and agreeing on our general policy toward executive and senior management remuneration and recommending to the Board of Directors specific remuneration packages for executive directors and senior managers. The Search and Compensation Committee reviews (at least annually) the terms and conditions of executive directors’ service agreements, taking into account information from comparable companies, where relevant. The Search and Compensation Committee also performs the role of our nomination committee, making recommendations to the Board of Directors on the appointment of new executive and non-executive directors and senior managers, including making recommendations on the composition of the Board of Directors in general. The Search and Compensation Committee consists of four members, all of whom are directors and two of whom are required to be independent. The current members of the Search and Compensation Committee are Michael A. Lee-Chin (Chairman), Patrick A.A. Hylton, Noel A.A. Hylton and Alvin G. Wint. Decisions of this committee have been by resolutions circulated to members without meetings being held.

Strategic Planning Committee.    The Strategic Planning Committee meets or takes action if and as necessary and its primary purposes are:

•	to review and advise the Board of Directors on the strategic planning process;

•	to review and recommend to the Board of Directors our long-term strategic business plan;

•

to review and approve, or recommend for approval by the full Board of Directors, as the case may be, major corporate transactions which are designed to support the implementation of our business strategy;

•	based upon its review and assessment of the status of the implementation of our business strategy, to recommend areas of improvement and provide feedback to the Board of Directors;

•	to review and recommend to the Board of Directors our annual strategic business plan;

•	to review our capital structure and financial strategies and recommend changes and/or other modifications to our capital structure;

•	to develop and implement a policy for the review and approval of acquisitions, including delegation of appropriate levels of authority to our executive officer team; and

•	to perform such other duties and responsibilities expressly delegated to it by the Board of Directors.

The Strategic Planning Committee consists of four members, all of whom are members of the Board of Directors. The current members of the Strategic Planning Committee are Patrick A.A. Hylton (Chairman), Dennis Cohen, Sandra A.C. Glasgow and Robert W. Almeida. This committee has not met in recent years because the Board has assumed the primary purposes of this committee.

Management committees

We have also established the following management committees that consist of executive and other senior officers.

Group Asset & Liability Management Committee.    The Group Asset & Liability Management Committee of the NCB Group, or “Group ALCO,” usually meets quarterly and is responsible for monitoring the management of capital, liquidity, balance sheet positions, trends and market risks of the accrual and trading portfolios of the NCB Group. The Group ALCO functions as a forum for senior management to ensure adherence to relevant NCB Group-wide policies and procedures, regulatory requirements and to recommend and implement appropriate contingency funding plans and actions, if required. The Group ALCO receives and considers reports on the liquidity, market risk, balance sheet structure, regulatory considerations, and market and economic intelligence. The Group ALCO consists of 7 members, including directors and executive officers, and is chaired by a director. The current members of the Group ALCO are Patrick A.A. Hylton, Dennis Cohen (Chairman), Yvonne Clarke, Allison Wynter, Septimus Blake, Steven Gooden (Deputy CEO, NCB Capital Markets Limited) and Vernon James.

In addition, the Bank also has an Asset & Liability Management Committee which functions in substantially the same manner and consists of eight members, including directors and executive officers, and is chaired by a director. On the basis of forecasts, projections, scenario modeling and recommendations placed before it, the Bank ALCO affirms the policies to be followed, actions to be taken and prudential limits applied pending its next review and conveys the necessary instructions to management. The current members of the Bank’s Asset & Liability Management Committee are Patrick A.A. Hylton , Dennis Cohen (Chairman), Yvonne Clarke, Howard Gordon, Marjorie Seeberan, Allison Wynter, Septimus Blake and Audrey Tugwell Henry.

Fraud Prevention Management Oversight Committee.    The Fraud Prevention Management Oversight Committee meets at least once per quarter. This committee is responsible for ensuring that all activities of our Fraud Prevention Unit, or “FPU,” are carried out in compliance with our policies and the applicable Jamaican legal framework. The Fraud Prevention Management Oversight Committee is empowered to provide guidance to the FPU but it is not permitted to interfere with its independence and access to the Audit Committee. The specific functions of the Fraud Prevention Management Oversight Committee are to:

•	ensure the terms of reference of the FPU are effectively executed;

•	review key findings and trends uncovered from FPU investigations;

•	agree on key strategic areas of focus for the NCB Group and security needs to be addressed to achieve the corporate goals;

•	agree on indicative timelines for key initiatives; and

•	assess the appropriateness of division and unit responses to recommendations made by the FPU.

The Fraud Prevention Management Oversight Committee is chaired by the Group Managing Director or Deputy Group Managing Director and is required to include executives responsible for retail banking, fraud prevention, network operations, legal, anti-money laundering and corporate compliance, financial control, credit & risk management and group human resources. The current members of the Fraud Prevention Management Oversight Committee are Patrick A.A. Hylton (Chairman), Dennis Cohen, Howard Gordon, Yvonne Clarke, Rickert Allen, Septimus Blake, Sheree Martin, Dave Garcia and Allison Wynter.

Compliance Management Committee.    The purpose of the Compliance Management Committee is to monitor the status of compliance with legal and regulatory requirements relating to anti-money laundering, or “AML,” and countering the financing of terrorism, or “CFT,” and consider recommended changes to the Group’s AML/CFT policies as required. The Committee is chaired by the Group Managing Director or Deputy Group Managing Director and ordinarily meets at least quarterly. The current members of the Compliance Management Committee are Patrick A.A. Hylton (Chairman), Dennis Cohen, Dave Garcia, Yvonne Clarke, Howard Gordon, Audrey Tugwell Henry, Allison Wynter, Fiona Briscoe (Senior Compliance Manager), Vernon James and Darcy Parkins (Managing Director of NCB Remittance Services (Jamaica) Limited).

Group Capital Management Committee.    The purpose of the Group Capital Management Committee is to provide oversight and guidance on the management of capital with a view to optimizing characteristics of the Group’s portfolio in accordance with shareholder risk-return objectives. The Committee is expected to meet quarterly, with the authority to convene additional meetings as circumstances require. The committee is chaired by the Deputy Group Managing Director. Its current members are Dennis Cohen (Chairman), Yvonne Clarke, Allison Wynter, Septimus Blake, Steven Gooden, Andre Ho Lung (Vice-President Finance, NCBCM & NCB Insurance Company Limited) and Lennox Channer (Assistant General Manager, Investor Relations and Performance Monitoring).

Group Operational Risk Management Committee.    The purpose of this committee is to provide oversight and guidance for the design and implementation of the Group’s Operational Risk Management Framework. The Committee usually holds meetings monthly. The Committee is chaired by the General Manager of the Credit & Risk Management Division. Its current members are Allison Wynter (Chairperson), Yvonne Clarke, Dave Garcia, Howard Gordon, Sheree Martin, Rickert Allen, French Campbell and John Lobban (Manager with oversight responsibility for Operational Risk).

Group Information Technology Steering Committee.    The Information Technology Steering Committee of the NCB Group, or “Group ITSC,” ordinarily meets once per month and is responsible for establishing and managing information technology throughout the NCB Group. The committee reviews and recommends for approval the NCB Group’s information technology strategy, information security strategy and information technology policies, and monitors their execution. The committee also reviews and approves new product proposals, prioritizes business initiatives requiring information technology support and monitors the implementation of the approved portfolio of initiatives. The ITSC has specific oversight in the following areas across the NCB Group:

•	alignment of information technology investment with business strategy;

•	direction of key information technology governance processes;

•	management of information technology related risks;

•	direction of the information security program, ensuring that security breaches and associated losses are minimize;

•	developing/managing knowledge of information technology and information security trends and relevant business applicability; and

•	product development approval and benefits realization processes.

The Group ITSC is required to include the executive, and other members of the management team, who are responsible for information technology. Other required members include executives from certain of our business segments (Retail & SME, Treasury & Correspondent Banking, Payment Services, Wealth Management and Insurance & Pension Fund Management), the Group Chief Financial Officer, the head of the Credit & Risk Management Division and the manager responsible for information security . The current members of the ITSC are Dennis Cohen (Chairman), Patrick A.A. Hylton, Howard Gordon, Yvonne Clarke, Septimus Blake, Audrey Tugwell Henry, Sheree Martin, Allison Wynter, Ramon Lewis (Assistant General Manager, IT Infrastructure and Operations), Nicole Brown (Assistant General Manager, Applications), Anne McMorris-Cover (Assistant General Manager, Group Operations), Nadeen Mathews (Assistant General Manager, Strategy and Product Development) and Sandie King-James (Manager, Information Security and Risk Management).

Compensation of directors and executive officers

A remuneration policy for non-executive directors has been approved by the Board of Directors to ensure that we are able to attract and retain directors of the standard appropriate for the successful guidance of our business, and commensurate with that of companies of similar scope and size. The policy provides for the payment of a retainer for directors. The retainer of the Deputy Chairman (though none has currently been appointed) is 75% of that to be received by the Chairman (the Chairman does not actually receive directors’ fees from us). Board members who chair committees receive 75% of the retainer received by the Deputy Chairman, and board members 75% of that received by committee chairpersons. In addition, board members receive a fee for each board meeting attended and 80% of that fee is payable in respect of each committee meeting attended. Fees are payable quarterly. We are not required under Jamaican law to publish information regarding the compensation of individual members of our Board of Directors. The aggregate amount of compensation paid to our non-executive directors was J$8 million in fiscal year 2012. Our non-executive directors are not entitled to benefits upon termination of their appointments.

Non-executive directors’ fees for the Bank and its significant subsidiaries are reviewed periodically by a special committee of the board comprising directors who do not receive board fees and the Senior General Manager—Group Human Resources Division. This committee makes a recommendation on the global sum, and in accordance with Article 80 of our articles of incorporation, the recommendation is approved at the annual general meeting of the Bank’s shareholders. At the most recent annual general meeting of the Bank’s shareholders held on February 23, 2012, the Bank’s shareholders approved the aggregate remuneration of all of the directors (other than the executive directors) for fiscal year 2012 to be fixed at J$19,479,375, which remuneration may include such share incentive plan for directors as may be determined by the Board of Directors.

We are not required under Jamaican law to publish information regarding the compensation of individual executive officers and we do not make this information public. The aggregate amount of compensation paid by us during fiscal year 2012 to all of our executive officers (16 persons, including one who ceased to be employed by us during the year) was J$642 million.

Compensation is governed by a policy framework approved by the Board of Directors. There are two categories of employees, unionized and non-unionized. The compensation for employees in the unionized category is achieved through the collective bargaining process. The compensation for the non-unionized categories of employees is established by recommendations of the Group Human Resources division, and approval by the Board of Directors. None of the executive officers are currently unionized employees.

We typically agree to indemnify our directors and executive officers when they leave NCB Group from claims arising during the time they were our directors or officers.

Our various benefit programs applicable to executive officers are outlined below. There are no unfunded liabilities in respect of pension or insurance coverage and there are no anticipated changes to these plans.

Health care

We provide health care insurance for all employees and pensioners and their dependents. The health plan provides coverage for dental, optical and general medical care. We provide post-employment health care benefits to certain retirees. The entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment using an accounting methodology similar to that for defined benefit pension plans. Actuarial gains and losses arising from experience adjustments, and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation, are charged or credited to income over the expected remaining working lives of the related employees. These obligations are valued annually by independent qualified actuaries.

Life/AD&D insurance

We provide two types of insurance coverage:

•	group life insurance and accidental death and dismemberment coverage up to two times annual salary; and

•	personal accident insurance coverage of up to four times annual salary.

Pension plan

We operate two types of retirement plans, the assets of which are generally held in separate trustee administered funds. The pension plans are funded by payments from employees and by the relevant companies, taking into account the recommendations of independent qualified actuaries. We have both defined benefit and defined contribution plans. The defined benefit plan is available only to persons employed by us before the year 2000, at which time the plan was closed to new entrants. Those employees who remained employed by us thereafter are eligible to participate in both plans, while persons who joined us after the establishment of the defined contribution plan are only eligible to participate in the defined contribution plan.

The liability recognized in the statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the date of the statement of financial position less the fair value of plan assets, together with adjustments for unrecognized actuarial gains and losses and past service cost. The defined benefit obligation is calculated annually by independent actuaries by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are charged or credited to the income statement over the employees’ expected average remaining working lives. Past-service costs are recognized immediately as administrative expenses, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period), in which case, the past-service costs are amortized on a straight-line basis over the vesting period.

For defined contribution plans, we pay contributions to privately administered pension insurance plans on a contractual basis. We have no further payment obligations once the contributions have been paid or if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current or prior periods. The contributions are charged to our income statement in the period to which they relate.

We provide a defined contribution pension plan to all permanent employees, which is managed by a board of trustees. We contribute an amount equivalent to 5% of employees’ salary to the plan each pay cycle and the employee may contribute 5% to 10%. For fiscal years 2011 and 2012, we contributed an aggregate of J$236.1 million and J$263.7 million, respectively, to provide benefits under our defined contribution pension plan.

NCB profit-sharing scheme

We have a profit-sharing scheme in which certain executive officers are eligible to participate. The profit-sharing pool is equal to 6% of our annual profit before taxation and before considering the amount of profit-sharing; provided such amount is in excess of 25% of “shareholders’ funds,” which consists of issued share capital; reserves (excluding capital reserves) and retained earnings, as shown in the audited accounts of the immediately preceding fiscal year.

After approval of the profit-sharing pool at the discretion of the Board of Directors, it is distributed among qualified employees in the Bank’s employment at September 30 each year based upon their basic salary earnings for the period under review and payable after the annual accounts are approved.

Executive incentive compensation

Incentive compensation is paid to certain executives within the NCB Group, each of whom is assigned basis points of the Group’s profit based on the executive’s title. These executives are not eligible to participate in the profit-sharing scheme described above or the bonus plan described below. For certain of these executives, seventy-five percent (75%) of the computed incentive is paid each quarter, with the final quarter and balance from previous quarters payable after confirmation that the profit before taxation for the year exceeds 25% of “shareholders’ funds”, and approval by the Board of Directors. For certain other executives, 75% of the computed incentive is advanced each quarter with the final quarter and balance from previous quarters payable after approval of the audited financial statements by the Board of Directors.

Executive incentive compensation is paid to one member of the senior management of NCB Insurance Company Limited if NCB Insurance Company Limited achieves a minimum of 80% of its estimated net profit. The amount payable is calculated as a fixed percentage of basic salary at the various profit levels. If NCB Insurance Company Limited surpasses its budgeted profit by 15% or more, an additional amount is payable.

NCB Capital Markets Limited profit-sharing scheme

Profit sharing is paid to members of the senior management and general staff of NCBCM if

NCBCM achieves a minimum of 80% of its estimated net profit. The amount payable is calculated as fixed percentages of basic salary at the various profit levels. If NCBCM surpasses its budgeted profit by 15% or more, an additional amount is payable.

Bonus plan

Employees at the managerial level and below are eligible to receive an annual incentive merit award of up to 10% of basic salary in cash. Employees at the level of Assistant General Manager and above are eligible to receive an annual incentive of up to 25% of basic salary. Employees receive these amounts through a program that sets established performance targets based on an employee’s role and the scope of their responsibilities. Actual payments are determined by key performance indicators for that individual which are based on, and aligned to, our business objectives. Incentive award payments are based an individual’s achievement of the key personal performance indicator targets, which can vary from a rating of poor with a score of less than 33% to an excellent rating with a score greater than 92%. Individuals scoring less than 50% (below satisfactory) receive no incentive award payments.

Other benefit programs

In addition to the above-described compensation and benefits:

•	we provide an early childhood development facility for the children of employees;

•	we offer a facility that provides wellness and recreational activities for all employees to ensure work/life balance;

•	our leave policy is guided by the labor laws of Jamaica and the collective bargaining process and provides for sick, compassionate, vacation, maternity and jury duty leave;

•	we provide credit facilities at concessionary rates to employees and pensioners; and

•	we provide scholarships to children of employees for high school, sixth form and tertiary enrollment.

Principal and selling shareholders

At December 11, 2012, our Chairman, Mr. Michael Lee-Chin, and entities controlled by him, including Portland Holdings Inc., AIC (Barbados) Limited, AIC Global Holdings Inc., Portland (Barbados) Limited and Advantage General Insurance Limited, beneficially owned in the aggregate 64.0% of our issued and outstanding ordinary shares.

At December 11, 2012, we had 2,466,762,828 ordinary shares with no par value outstanding, all of which were voting shares. According to our share register, at December 11, 2012, 8,182,872 outstanding ordinary shares were held by 1,451 record holders in the United States. The following table identifies the 10 largest registered holders of our ordinary shares and their registered shareholdings, as well as the beneficial ownership as determined in accordance with Rule 13d-3 of the Exchange Act of each of our directors and executive officers and shareholders beneficially owning more than 5% of our ordinary shares, at December 11, 2012. None of the shareholders listed in the table has any different or special voting rights in comparison to any of our other shareholders.

	Number of ordinary shares	Percentage

Ten largest registered shareholders:
AIC (Barbados) Limited(1)(2)(3)	1,275,680,437	51.7%
Harprop Limited(3)(4)	171,279,000	6.9%
Sagicor PIF Equity Fund	110,795,937	4.5%
AIC Global Holdings Inc(5)	49,565,238	2.0%
N.C.B. Insurance Co. Ltd. WT 109(6).	45,874,302	1.9%
Ideal Port Folio Services Company Limited	45,088,589	1.8%
Portland (Barbados) Limited(7)	38,045,232	1.5%
Beta SPV	21,000,000	0.9%
SJIML A/C 3119	19,574,981	0.8%
T & T Unit trust Corporation—Fus	18,250,000	0.7%

Beneficial ownership of directors, executive officers and shareholders beneficially owning more than 5% of our ordinary shares:
Michael A. Lee-Chin(8)(9)	1,578,558,168	64.0
Patrick A.A. Hylton	425,072	*
Noel A.A. Hylton(10)	354,074	*
Vernon James	285,100	*
Allison L. Wynter(11)	192,784	*
Thalia G. Lyn(12)	167,958	*
Robert W. Almeida	138,893	*
Rickert G. Allen	113,696	*
Dennis G. Cohen(13)	89,480	*
Marjorie E. Seeberan	76,339	*
Yvonne M. Clarke	67,871	*
Sandra A.C. Glasgow	65,049	*
Ffrench Campbell	57,660	*
Alvin G. Wint	45,044	*
Wayne C. Chen(14)	21,544	*
Audrey M. Tugwell Henry	16,640	*
Sheree A. Martin	12,436	*
Dave L. Garcia	11,210	*
Septimus C. Blake	10,050	*
Sanya M. Goffe	4,340	*
Howard D. Gordon	—	—
Mukisa D. Ricketts	—	—
All directors and executive officers as a group (22 persons)	1,580,713,408	64.1
AIC (Barbados) Limited(3)(9)(15)	1,456,600,109	59.1%

(footnotes on following page)

*	Ownership percentage is less than 0.1%.

(1)	Excludes the following shares beneficially owned by AIC (Barbados) Limited: (i) 135,558,000 shares which are registered in the name of Harprop Limited as collateral for loans; (ii) 10,430,043 shares registered in the name of Advantage General Insurance Company Limited; (iii) 22,039,424 shares which are registered in the name of AIC Global Holdings Inc. and are held in trust for the benefit of AIC (Barbados) Limited; and (iv) 6,533,005 shares which are registered in the name of Ideal Portfolio Services Company Limited, as nominee for AIC (Barbados) Limited.

(2)	Includes 435,301 shares which are registered in the name of AIC (Barbados) Limited and are held in trust for the benefit of AIC Financial Group Limited.

(3)	On December 20, 2012, in connection with the pledging of collateral under a loan agreement, AIC (Barbados) Limited transferred 43,093,000 shares to Harprop Limited. AIC (Barbados) Limited remains the beneficial owner of such shares.

(4)	Includes 135,558,000 shares which are beneficially owned by AIC (Barbados) Limited and 35,721,000 shares which are beneficially owned by Portland (Barbados) Limited and are registered in the name of Harprop Limited as collateral for loans.

(5)	Includes (i) 22,039,424 shares which are registered in the name of AIC Global Holdings Inc. and are held in trust for the benefit of AIC (Barbados) Limited and (ii) 2,199,570 shares which are registered in the name of AIC Global Holdings Inc. and are held in trust for the benefit of Hyacinth Gloria Chen.

(6)	Represents shares held by NCB Insurance Company, as nominee holder, for one of our employee pension funds.

(7)	Excludes 35,721,000 shares which are beneficially owned by Portland (Barbados) Limited and are registered in the name of Harprop Limited as collateral for a loan.

(8)	Includes 1,865,583 ordinary shares beneficially owned by Mr. Lee-Chin through certain family trusts and the following entities: Portland Holdings Inc., AIC (Barbados) Limited, AIC Global Holdings Inc., Portland (Barbados) Limited, Advantage General Insurance Limited, Beta SPV Ltd., ACF Holdings Insureco Limited and AIC Financial Group Limited. 1,133,916,796 of such shares have been pledged by Mr. Lee-Chin and his affiliates to various lenders as security for various loans, which mature beginning in December 2012 through October 2017.

(9)	Excludes 300,000 shares registered in the name of AIC Financial Group Limited for the benefit of mutual funds managed by AIC Financial Group Limited, and 715,652 shares registered in the name of S&S Nominees Limited as nominee for client accounts, as to all of which Mr. Lee-Chin and AIC (Barbados) Limited each disclaims beneficial ownership.

(10)	Includes 340,030 ordinary shares held by Mr. Noel Hylton’s immediate family members.

(11)	Includes 91,995 ordinary shares held by Ms. Wynter’s immediate family members.

(12)	Includes 15,120 ordinary shares held by Ms. Lyn’s immediate family members.

(13)	Includes 3,000 ordinary shares held by Mr. Cohen’s immediate family members.

(14)	Includes 7,500 ordinary shares held by Mr. Chen’s immediate family members.

(15)	Includes 180,088,417 ordinary shares beneficially owned by AIC (Barbados) Limited through the following entities: AIC Global Holdings Inc., Harprop Limited Advantage General Insurance Limited, ACF Holdings Insureco Limited and Ideal Portfolio Services Company.

21,000,000 of the ordinary shares beneficially owned by Mr. Lee-Chin are registered in the name of Beta SPV Limited. Beta SPV Limited, a company incorporated in St. Lucia, acquired 19,817,269 ordinary shares on September 16, 2011 from AIC Financial Group Limited and AIC Finance Limited, both of which are controlled by Mr. Lee-Chin, in transactions conducted on the TTSE and JSE. An additional 182,731 ordinary shares were purchased on September 16, 2011, and 1,000,000 ordinary shares were purchased on December 19, 2011 from third parties in transactions conducted on the JSE. At December 11, 2012, AIC Financial Group Limited beneficially owned 435,301 ordinary shares which had been held in trust by AIC (Barbados) Limited, and AIC Finance Limited beneficially owned no ordinary shares. AIC (Barbados) Limited, a company incorporated in Barbados, owns 100% of AIC Financial Group Limited, a company incorporated in Trinidad and Tobago, which owns 100% of AIC Finance Limited, also a company incorporated in Trinidad and Tobago.

Pursuant to the underwriting agreement among us, the selling shareholders and the underwriters, the selling shareholders will sell ordinary shares in the form of ADSs to the underwriters at the same price as the ordinary shares in the form of ADSs sold by us to the underwriters. The following table identifies certain information regarding the ordinary shares owned by the selling shareholders.

	Ordinary shares beneficially owned prior to this offering		Ordinary shares to be sold by selling shareholders in this offering		Shares beneficially owned after this offering (assuming no exercise of overallotment option)
	Number of ordinary shares	Percentage	Number of ordinary shares	Percentage	Number of ordinary shares	Percentage

AIC (Barbados) Limited The Corporate Centre Bush Hill Bay Street St. Michael BB14038 Barbados	1,456,600,109	59.1%

AIC Global Holdings Inc. 1375 Kerns Road Suite 100 Burlington Ontario Canada L7P 4V7	25,326,244	1.0%

Related party transactions

We currently engage in, and expect from time to time in the future to engage in, financial and commercial transactions with directors, officers, principal shareholders and other related parties.

All loans to and material contracts with related parties (other than loans included under the staff loan policy described below) require the approval of our Board of Directors. Pursuant to a requirement under the Securities Act of Jamaica, NCB Capital Markets Limited has also established a Corporate Governance and Conduct Review Committee consisting of a majority of independent board members of NCB Capital Markets Limited who are responsible for the approval of related party transactions, including transactions with our affiliates, shareholders, directors, officers and other employees.

In addition, NCB Insurance Company Limited has established a Corporate Governance and Conduct Review Committee, which may only consist of independent members and which has approved written procedures regarding related party transactions, including transactions with our affiliates, shareholders, directors, officers and other employees, as required by the Insurance Act. As required by the regulations promulgated under the Insurance Act, subject to limited exceptions (e.g., for sale in the usual course of business of insurance products), transactions with related parties are to be subject to approval by this committee, which also monitors overall related party exposures. The regulations require that amounts due from related parties not exceed 5% of the value of the company’s assets.

For information on related party transactions in accordance with Jamaican disclosure rules, see note 42 to our audited consolidated financial statements for fiscal year 2012 included in this prospectus.

Other than the staff loans and other concessionary facilities described below, loans made to related parties were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more than the normal risk of collectability or present other unfavorable features.

The following is a brief description of our related party transactions.

Staff loans and other concessionary facilities

We provide credit facilities at concessionary rates to employees (including our executive officers) and pensioners. The concessionary rate for the majority of the facilities is currently 5% per annum. The amount that may be borrowed at concessionary rates is capped, the largest cap being applicable to loans to an employee to purchase his/her residence (capped at J$15 million per employee). Thirteen of the members of our senior management team had an aggregate of J$102.0 million in loans outstanding from the NCB Group at September 30, 2012, of which J$101.4 million was extended at concessionary rates. The executive officers to whom concessionary loans were outstanding at such date were: Rickert G. Allen, Septimus C. Blake, Ffrench Campbell, Yvonne M. Clarke, Dennis G. Cohen, Dave L. Garcia, Howard D. Gordon, Patrick A.A. Hylton, Sheree A. Martin, Audrey M. Tugwell Henry, Vernon James, Mukisa D. Ricketts and Allison L. Wynter.

Our largest concessionary loan exposure since October 1, 2008 for a single loan was J$15 million. Loans of this amount, which were each loans for the purchase of real estate, secured by that real estate, were extended to five of our employees (including some of our executive officers) since October 1, 2008. Our largest concessionary loan exposure since October 1, 2008 for a single borrower was J$18.3 million arising in relation to loans to one of our executive officers, which comprised a loan of J$14.3 million for the purchase of real estate, secured by that real estate, and a loan of J$4.0 million for the purchase of a motor vehicle, secured by that motor vehicle. At September 30, 2012, the balance outstanding on these two loans was approximately J$16.0 million and the concessionary rate was 5% per annum.

The details of the concessionary loans provided to our executive officers are provided below:

Staff Name	Loan type	Interest rate (%)	Largest amount outstanding since October 1, 2008		Outstanding balance at September 30, 2012

Allison L. Wynter	Car loan	5.0	J$	5,104,200.00	J$	1,285,327.25
Allison L. Wynter	Computer	0.0		100,000.00		44,444.60
Audrey M. Tugwell Henry	Car loan	5.0		1,962,136.00		204,389.31
Audrey M. Tugwell Henry	Ordinary loan	5.0		2,765,278.08		153,626.56
Dave L. Garcia	Car loan	5.0		5,749,200.00		4,172,378.49
Dave L. Garcia	Mortgage	5.0		12,214,576.90		11,324,510.84
Dennis G. Cohen	Mortgage	5.0		1,587,923.57		489,000.36
Ffrench Campbell	Mortgage	5.0		5,304,878.88		5,147,825.97
Howard D. Gordon	Mortgage	5.0		8,800,000.00		8,079,836.16
Mukisa D. Ricketts	Car loan	5.0		2,500,000.00		2,409,039.06
Mukisa D. Ricketts	Mortgage	5.0		15,000,000.00		14,079,159.49
Patrick A. A. Hylton	Car loan	5.0		10,000,000.00		8,378,957.13
Rickert G. Allen	Mortgage	5.0		3,480,000.00		2,958,000.00
Rickert G. Allen	Mortgage	4.0		3,958,461.50		1,379,079.25
Rickert G. Allen	Ordinary loan	5.0		423,593.34		378,422.10
Septimus C. Blake	Mortgage	5.0		9,550,715.92		6,894,594.89
Sheree A. Martin	Mortgage	5.0		14,339,700.00		13,042,842.47
Sheree A. Martin	Ordinary loan	5.0		4,000,000.00		3,052,718.85
Vernon James	Ordinary loan	5.0		541,000.00		210,388.84
Vernon James	Mortgage	5.0		12,708,000.00		12,151,086.14
Vernon James	Car loan	5.0		1,190,000.00		795,420.45
Yvonne M. Clarke	Car loan	5.0		5,265,000.00		4,055,264.96
Yvonne M. Clarke	Mortgage	4.0		2,870,568.30		725,481.33

Total			J$	129,415,232.49	J$	101,411,794.50

The loans with an interest rate of 4.0% per annum were disbursed at a time when that was the prevailing rate for credit facilities to staff at concessionary rates.

Consulting agreement

In October 2006, we entered into a consulting agreement with AIC Global Holdings, Inc., which is controlled by our chairman, Mr. Lee-Chin, pursuant to which it provides strategic direction to the Bank and its subsidiaries and provides consulting services on an as-needed basis. At September 30, 2012, AIC Global Holdings, Inc. owned approximately 1.0% of our outstanding ordinary shares. Pursuant to the consulting agreement, we have agreed to pay to AIC Global Holdings, Inc. a monthly fee of US$91,413 and to pay reasonable expenses incurred by AIC Global

Holdings, Inc. in providing advisory services to us. In each of fiscal years 2012 and 2011, we paid AIC Global Holdings, Inc. approximately US$1.2 million for these services provided on behalf of AIC Global Holdings, Inc. by Mr. Lee-Chin, Mr. Robert Almeida and Ms. Shamena Khan. Mr. Almeida is the Executive Director of AIC Global Holdings, Inc. and is also a member of our Board of Directors. Ms. Khan is Managing Director of AIC Global Holdings, Inc. None of Mr. Lee-Chin, Mr. Almeida and Ms. Khan receives any separate fee for serving as a director of the Bank or any of its subsidiaries.

Lease agreement

In March and September 2005, we entered into two lease agreements with AIC (Jamaica) Limited, which is controlled by our chairman, Mr. Lee-Chin, for the lease of office space in a building in Kingston for one of our branch locations as well as for our Treasury & Correspondent Banking segment, information technology unit and customer care center. We believe the lease agreements entered into with AIC (Jamaica) Limited were on terms substantially similar to those available from other lessors in the market. In each of fiscal years 2012 and 2011, we paid AIC (Jamaica) Limited approximately J$98.6 million in the aggregate and approximately J$85.5 million in the aggregate, respectively, for the lease of this space.

Information technology

We provide information technology services to AIC Financial Group Limited, which is located in Trinidad and Tobago, and which is controlled by our chairman, Mr. Lee-Chin. These services relate to the use of and support for applications that are also utilized by us including Finacle for core banking and Oracle for general ledger. Another of our core systems, Unibanx, which is used by our Wealth Management segment, is also utilized by AIC Financial Group Limited. Prior to February 2011, we made payments to the vendor of Unibanx on behalf of AIC Financial Group Limited, who later reimbursed us. This arrangement ended in February 2011 and we understand that AIC Financial Group Limited now deals directly with the vendor of this application. For fiscal years 2012 and 2011, we charged AIC Financial Group Limited US$97,245 and US$95,910, respectively, for these information technology services. This amount was based on a 2006 calculation of (1) the number of our staff members involved in supporting AIC Financial Group Limited and the applicable proportion of their time, (2) the applicable portion of maintenance cost paid by us to vendors and (3) the applicable portion of the depreciation charge for the IT hardware and software that was utilized in providing the support.

Insurance of property and liability risks

Advantage General Insurance Company Limited, which is controlled by our chairman, Mr. Lee-Chin, provides general property, employer’s liability, public liability and motor vehicle insurance to us. The risk is reinsured by Advantage General Insurance Company Limited with reinsurers outside Jamaica; however, we are unaware of the proportion of the risk that is reinsured and the related premium. At September 30, 2012, Advantage General Insurance Company Limited owned approximately 0.4% of our outstanding ordinary shares. We believe that the insurance policies entered into with Advantage General Insurance Company Limited were on terms substantially similar to those available from other providers in the market. In fiscal years 2012 and 2011, we paid Advantage General Insurance Company Limited (net of the commission paid to our insurance brokerage subsidiary, Mutual Security Insurance Brokers Limited) approximately J$173 million and approximately J$105 million, respectively, for the premiums under these insurance policies.

Pension fund management and administration services

NCB Insurance Company Limited provides pension fund management and administration services in respect of a pension fund for the employees of Advantage General Insurance Company Limited, which is controlled by our chairman, Mr. Michael Lee-Chin. These services are provided on terms which are consistent with those offered to other unrelated customers. For fiscal years 2012 and 2011, we earned investment management and administration fees of approximately J$5.8 million and J$4.6 million, respectively for the services provided to that fund.

Group life insurance

NCB Insurance Company Limited provides group life insurance coverage to Chicken Mistress Limited, a company controlled by Ms. Thalia Lyn, who is one of our directors. This coverage is provided on terms which are consistent with those offered to other unrelated group life insurance customers. For fiscal years 2012 and 2011, Chicken Mistress Limited paid us group life insurance premiums of approximately J$0.7 million and J$0.5 million, respectively.

NCB Insurance Company Limited also provides group life insurance coverage to Advantage General Insurance Company Limited, a company controlled by our chairman, Mr. Lee-Chin. This coverage is provided on terms which are consistent with those offered to other unrelated group life insurance customers. For fiscal years 2012 and 2011, Advantage General Insurance Company Limited paid us group life insurance premiums of approximately J$2.9 million and J$2.7 million, respectively.

Investment securities

At September 30, 2012, NCB Capital Market Limited’s investment portfolio included secured variable rate bonds totaling J$178 million that were issued by AIC (Jamaica) Limited, which is controlled by our chairman, Mr. Lee-Chin. These bonds mature on May 5, 2016 and the interest rate is the Jamaican treasury bill rate plus 3%, which is currently 9.52%. These bonds represented 0.2% of our investment securities portfolio at September 30, 2012 and 2011. The bonds are secured by real estate owned by AIC (Jamaica) Limited and were issued in May 2011 as part of the refinancing of J$622 million of notes that were issued in 2004, and which matured in May 2011. NCB Capital Markets Limited held J$178 million of the 2004 bonds and reinvested in the 2016 bonds when the refinancing offer was made. Interest of J$17 million and J$18 million was earned on these bonds for fiscal years 2012 and 2011, respectively.

Corporate finance services

NCB Capital Markets Limited has acted as arranger for certain bonds issued by AIC (Barbados) Limited, which is controlled by our chairman, Mr. Lee-Chin. Fees are charged at rates that are consistent with those charged to unrelated customers. We earned J$24 million for providing such services in fiscal year 2009 and an additional J$5 million in fiscal year 2011. For fiscal year 2012, we earned fees of approximately J$41 million for acting as broker/selling agent and arranger in the refinancing of certain AIC (Barbados) Limited notes.

In September 2012, we received fees of approximately J$962,500 from AGI for work done by NCBCM on an IPO transaction. NCBCM was retained as joint arranger and co-broker and the fee was calculated as 35 basis points on our portion of the transaction (J$275 million).

Purchase of real property

In August 2009, we purchased real property located near our head office from Everlast Limited for a purchase price of J$385 million. Everlast Limited is partly owned and controlled by Mr. Wayne Chen, one of our directors, and Mr. Lee-Chin, our chairman, is a director of Everlast Limited. The property had been used by Everlast Limited as a supermarket. The property was purchased because we were looking for space to house some of our operations that had been using other locations that we either lease or own in Kingston, Jamaica, including the office space that we lease for our Treasury & Correspondent Banking segment, information technology unit and customer care center. We believe that the purchase was on terms substantially similar to those applicable to the purchase of other large properties in Jamaica. The property was acquired after obtaining an independent valuation and competing with at least one other interested purchaser. Net proceeds of the sale were applied to repay amounts owed to the Bank by a group controlled by Mr. Chen.

Advantage General Insurance Company Limited

During fiscal year 2012, NCBCM signed agreements with AIC (Barbados) Limited and ACF Holdings Insureco Limited, the legal and beneficial owners of 96.24% of the issued share capital of AGI for the purchase of their shareholdings in AGI for aggregate consideration of approximately J$3,090 million (US$34 million), subject to adjustment based on the book value of AGI at closing. Both AIC (Barbados) Limited and ACF Holdings Insureco Limited are controlled by our chairman and controlling shareholder. The transaction was approved for the Bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors. The completion of the transaction is subject to regulatory approval. We commissioned an independent valuation which valued AGI at an amount approximating the proposed acquisition price. AGI (formerly known as United General Insurance Company Limited from 1986 to 2007 and Central Fire Insurance Company from 1964 to 1986) is licensed by the Financial Services Commission to market motor, property, pecuniary loss, liability and accident insurance. AGI is currently one of the leading general insurers in Jamaica.

AIC Finance Limited

NCBCM has announced its intention to acquire AIC Finance Limited, a licensed financial institution in Trinidad and Tobago providing stock brokerage, trade finance, merchant banking, deposit, fixed income securities and foreign exchange services for approximately TT$15 million (US$2.3 million), subject to adjustment based on AIC Finance Limited’s final audited financial statements. This acquisition will provide us with entry into this market and an opportunity to further diversify our revenues. The transaction is pending regulatory approval in both Trinidad and Tobago and Jamaica. Once these approvals are received, we will be in a position to complete the transaction shortly thereafter. AIC Finance Limited is an indirect subsidiary of AIC (Barbados) Limited, which is controlled by our chairman and controlling shareholder. We commissioned an independent valuation which valued AIC Finance Limited in excess of the proposed acquisition price. The transaction was approved for the bank by a special committee appointed by the board of directors, which included independent directors constituting less than a majority of the special committee, and for NCBCM by its board of directors.

Harmony Cove Project

Patrick Hylton is Chairman of Harmonisation Limited, a company set up by the Jamaican government to oversee the development of a luxury resort, and sits on the board of Harmony Cove Limited, the owner of the luxury resort. In March 2012, Harmony Cove Limited executed a loan agreement with us for a loan with a principal amount outstanding of US$6 million at September 30, 2012. The interest rate on the loan is 7.6063% and the loan matures in September 2013. The loan is fully secured by mortgages over the real estate and assets to be constructed, as well as an interest reserve account in the amount of US$750,000.

Dividends

Our Board of Directors intends to declare, at its discretion, and subject to applicable Jamaican law, dividends to holders of our ordinary shares. The Bank of Jamaica currently requires us to obtain its non-objection and sign-off prior to the payment of dividends. Under our current dividend policy, dividends are paid from the ordinary realized profit of the Bank (unconsolidated after transfers to required reserves). The ordinary realized profit of the Bank is equal to the net profit generated from ordinary activities reduced by unrealized gains and required transfers to the Bank’s loan loss reserve and to the banking reserve mandated by the Banking Act, as described below. Under the Bank’s current dividend policy, 50% of this calculated amount may be paid as a dividend. In the event that the dividend payout from the Bank’s ordinary realized profit is less than 50% of the Bank’s ordinary realized profit in any year, our Board of Directors reserves the right to increase future distributions in subsequent years by such amount.

In addition to dividends paid from the Bank’s ordinary realized profit, our Board of Directors, in its discretion, and subject to applicable Jamaican law, may distribute to our shareholders the full amount of any and all realized gains arising from non-recurring or extraordinary transactions after deducting the amount required to be transferred to the banking reserve. Furthermore, the full amount of dividends received by the Bank from its subsidiaries may be paid out as dividends after deduction of the amount required to be transferred to the banking reserve. Currently, NCB Capital Markets Limited, NCB Insurance Company Limited and West Indies Trust Company Limited distribute dividends to the Bank. The current dividend policy of NCB Capital Markets Limited is to distribute 50% of its ordinary realized net profit to the Bank each year. The current dividend policy of NCB Insurance Company Limited is to distribute 25% of its net profit to the Bank each year. West Indies Trust Company Limited receives dividends from NCB Insurance Company Limited and pays out the amounts received by it in full to the Bank each year.

The Bank’s unrealized gains from ordinary activities currently relate to net unrealized foreign currency gains. However, other unrealized items may in the future be included in the net profit of the Bank and may therefore be required to be deducted in determining the amount of ordinary realized profit of the Bank (unconsolidated) available to pay dividends.

The Banking Act requires that banks transfer 15% of the their net profit each year to a banking reserve until the balance in the banking reserve equals 50% of the bank’s paid-up capital. Thereafter, banks are required to transfer 10% of their net profit to the banking reserve until the banking reserve equals their paid-up capital. We currently transfer 10% of the Bank’s net profit to the banking reserve each year because the banking reserve is in excess of 50% of the Bank’s paid-up capital. Upon completion of the offering, the Bank’s paid-up capital will increase substantially and we will be required to transfer 15% of the Bank’s net profit each year to the banking reserve until the banking reserve again equals at least 50% of our paid-up capital, at which time the amount transferred will revert to 10%.

Our dividend policy is reviewed at least annually as determined by our Board of Directors. Our Board of Directors has approved, subject to further Board review, a revision of our dividend policy pursuant to which the calculation of amounts available to pay dividends would be related more directly to the net profit line item on our income statements. We have been directed by our Board to prepare test calculations to facilitate the Board’s review of the effect of the revised dividend policy on future payments of dividends; these calculations have not been prepared as of the date of this prospectus. If the Board reconfirms the revised dividend policy after review of the test calculations, approval of the Bank of Jamaica will be required before the revised policy can be implemented. We do not anticipate that the revised dividend policy, if adopted, would result in a reduction of the amounts available to us to pay dividends.

The following table summarizes dividends that we have paid since December 2006:

(in J$ millions)	Amount per ordinary share		Total cash dividend		Equivalent amount per ADS (*)

Month paid
December 2006	J$	0.22	J$	541	US$
February 2007		0.13		320
May 2007		0.29		714
August 2007		0.09		221
December 2007		0.27		664
February 2008		0.15		369
May 2008		0.42		1,034
August 2008		0.30		738
December 2008		0.40		985
February 2009		0.28		689
May 2009		0.10		246
August 2009		0.10		246
December 2009		0.89		2,191
May 2010		0.61		1,501
August 2010		0.40		985
December 2010		0.45		1,108
February 2011		0.45		1,108
May 2011		0.18		443
August 2011		0.28		689
December 2011		0.34		837
February 2012		0.38		935
May 2012		0.21		517
August 2012		0.17		418
December 2012		0.64		1,575

(*)	We have translated U.S. dollar amounts from Jamaican dollars at the exchange rate (average of buy/sell rates published by the Bank of Jamaica) reported by the Bank of Jamaica on the date of payment of each dividend.

We have paid dividends uninterrupted on a quarterly basis since May 20, 2010. The payment date, record date and date of declaration for each dividend paid by us since December 2010 are as follows:

Payment date	Record date	Declaration date

December 1, 2010	November 18, 2010	November 3, 2010
February 24, 2011	February 11, 2011	January 27, 2011
May 27, 2011	May 13, 2011	April 28, 2011
August 26, 2011	August 15, 2011	July 28, 2011
December 1, 2011	November 18, 2011	November 3, 2011
February 24, 2012	February 10, 2012	January 26, 2012
May 25, 2012	May 11, 2012	April 26, 2012
August 27, 2012	August 14, 2012	July 26, 2012
December 13, 2012	November 30, 2012	November 15, 2012

Description of capital stock

The following sets forth information concerning our capital stock and a brief summary of the material provisions of our articles of incorporation and the Companies Act. This description represents a summary of relevant and material terms but does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of our articles of incorporation, including the definitions therein of certain terms, and applicable Jamaican law. Copies of our articles of incorporation are filed as exhibits to the registration statement of which this prospectus forms a part and are registered at the Companies Office of Jamaica in Kingston, Jamaica. The purpose of our company, as stated in our articles of incorporation, is to carry on the business of a commercial bank.

Ordinary shares

At the date of this prospectus, there is no limit on the maximum number of ordinary shares which we are authorized to issue. At the date of this prospectus, 2,466,762,828 shares without par value are issued and outstanding.

Board of directors.    Our articles of incorporation require that our Board of Directors consist of a minimum of three and a maximum 16 directors. Currently, our Board of Directors is composed of 10 directors. The holders of ordinary shares currently have the right to elect all of our directors except our Group Managing Director and Deputy Group Managing Director. Directors may be removed by ordinary resolution of a meeting of shareholders.

Meetings of shareholders and voting rights.    Pursuant to our articles of incorporation, we must hold an annual general meeting of our shareholders within 15 months of the previous annual general shareholders’ meeting. Our articles of incorporation also provide that, except as otherwise required by law, extraordinary general meetings of our shareholders may be called at any time by the board of directors or at the written request of shareholders holding at least 10% of our paid-up capital.

Written notice of annual general meetings of our shareholders and meetings calling for the passing of special resolutions must be given at least 21 days prior to the meeting, and must specify the time and place of the meeting and, in case of special business, the general nature of the business to be conducted at the meeting. Written notice of any other meeting of our shareholders must be given at least 14 days prior to the meeting and must specify the time and place of the meeting. Such notices must be sent to all shareholders with addresses in Jamaica, although our historical practice has been to send to shareholders with addresses overseas as well. Notices of all meetings will be sent to the ADR depositary.

We are required by the Companies Act to maintain a register of shareholders and to issue certificates in respect of all shares issued or transferred unless the conditions of issue provide otherwise. A share certificate issued under our common seal is prima facie evidence of the holder’s right to the shares. Our shareholders may be represented by proxy at all of our general shareholder meetings.

Our articles of incorporation provide that the quorum required for an annual general meeting of our shareholders is not less than two shareholders present in person or by proxy holding at least 25% of the issued and outstanding ordinary shares entitled to vote at the meeting.

Each holder of ordinary shares is entitled, on a show of hands, to one vote and, on a poll (i.e., written ballot), to one vote per ordinary share on all matters admitted to a vote of shareholders at any meeting of holders of ordinary shares. Matters such as election of directors and the fixing of the remuneration of the auditors are decided at any duly held shareholders’ meeting by a majority of the votes cast by the shareholders present in person at the meeting (if voting is by show of hands) or present in person or by proxy at the meeting (if voting is by poll). Subject to applicable law, holders of ordinary shares may also, by ordinary resolution approved by a majority of the votes cast by the shareholders present in person at the meeting (if voting is by show of hands) or present in person or by proxy at the meeting (if voting is by poll), approve the issuance of new shares, the consolidation of all or any of our outstanding shares into shares of a smaller amount or the division of all or part of our outstanding shares into shares of a larger amount. Ordinary resolutions may be passed by a majority of the votes cast by the shareholders present in person at the meeting (if voting is by show of hands) or present in person or by proxy at the meeting (if voting is by poll).

In connection with this offering, each of the selling shareholders has undertaken to cause its representative to appear in person at each meeting of our shareholders and to cause that representative to demand that a poll be taken in connection with each shareholder vote (except for shareholder votes relating to certain administrative matters) for so long as the selling shareholders have the ability to call for such a poll.

In addition, subject to applicable law, holders of ordinary shares may also, by special resolution approved by no less than three-fourths of the votes cast at the meeting by shareholders represented in person or by proxy, alter or amend our articles of incorporation, alter our classes of shares and the rights attaching thereto, reduce our share capital, capital redemption reserve fund, or share premium account, change our name, voluntarily liquidate or wind up our affairs and upon liquidation and by extraordinary resolution, divide amongst the shareholders in specie all or any part of our assets or vest the assets in trustees for the benefit of contributories. Extraordinary and special resolutions require a vote of not less than three-fourths of the votes cast at the meeting by shareholders represented in person or by proxy.

Neither Jamaican law nor our articles of incorporation impose any limitation on the rights of shareholders to hold or vote ordinary shares by reason of such shareholders’ conflict of interest.

Neither Jamaican law nor our articles of incorporation impose any limitation on the rights of shareholders to hold or vote ordinary shares by reason of such shareholders not being residents of Jamaica.

Dividend rights.    Holders of ordinary shares are entitled to receive dividends as declared and paid by us out of funds legally available for the payment of dividends. We may pay dividends only out of accumulated or current year’s profit and not out of share capital, including contributed or paid-in surplus (share premium).

Liquidation.    Upon our dissolution, liquidation or winding up, the holders of ordinary shares will be entitled to receive, on a pro rata basis according to the number of ordinary shares registered in their names, any of our remaining assets available for distribution, after payment of all preferential payments and other debts. If a holder of ordinary shares has any outstanding debts, liabilities or obligations to or with us (whether currently payable or not), either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of those shares), the liquidator appointed to oversee our liquidation will deduct from the amount payable in respect of those shares the aggregate amount of the debts, liabilities or obligations to or with us (whether currently payable or not). The liquidator may distribute, in kind, to the holders of the ordinary shares, our remaining assets or may sell, transfer or otherwise dispose of all or any part of our remaining assets to any third party and receive payment for the assets in cash, shares or obligations of the acquiring party and distribute any combination received or any balance or proceeds thereof to holders of our ordinary shares.

Redemption and withdrawal rights.    Ordinary shareholders do not have redemption or withdrawal rights under Jamaican law.

Preemptive rights.    No person, by reason of holding ordinary shares, has any preemptive right to subscribe to any additional issue of shares of any class or series or to any security or part thereof convertible into shares of any class or series.

Transfer of shares.    Our articles of incorporation do not provide for restrictions on the transfer of fully paid ordinary shares. The directors may decline to register the transfer of a share over which we have a lien.

Lien on shares.    Our articles of incorporation provide that we will have a first lien on all partly paid shares for all debts payable to us by a shareholder or his estate in respect of those shares. The lien would extend to all dividends payable in respect of those shares.

Other classes or series of shares

Our articles of incorporation authorize our shareholders, in a general meeting, to create and issue one or more classes or series of shares, including preference shares, and determine the rights and preferences of each class or series, to the extent permitted by our articles of incorporation and by applicable law. Currently, we do not have any class or series of shares outstanding other than our ordinary shares. When our shareholders establish a class of shares, among other rights, they may determine:

•	the number of shares of that class or series;

•	the voting powers, full or limited, if any, of the shares of that class or series;

•

the rights in respect of dividends on the shares of that class or series, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that class or series and any limitations, restrictions or conditions on the payment of dividends;

•

the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holders of that class or series will be entitled to receive upon any liquidation, dissolution or winding up of our company; and

•	any other preference and relative, participating, optional or other rights and limitations not inconsistent with applicable law or our articles of incorporation.

Disclosure of ownership interests

Rules promulgated by the JSE and TTSE require that the shareholdings of directors and senior managers and their connected persons and the 10 largest shareholders be disclosed in a listed company’s audited annual financial statements and annual report. The JSE and TTSE rules also provide that a person who directly or indirectly acquires 20% or more of the equity of any listed company notify the exchanges and the listed company of that acquisition and notify the exchanges and the listed company upon the acquisition of an additional 5% or more of the equity of the listed company.

Variation of shareholders’ rights

If the rights attaching to any class of our shares are modified, abrogated or varied with the consent in writing of a majority of the shareholders or with the sanction of an ordinary resolution passed at a separate general meeting of that class of shares, the holders of at least 15% of the issued shares of the class who did not consent to the variation may submit the modification, abrogation or variation to a Jamaican court for review and the court may confirm or disallow the variation.

Transfer agent

The registrar and transfer agent for our ordinary shares is N.C.B. Jamaica (Nominees) Limited.

Principal differences in corporate law

The Companies Act is based in large part on the 1948 Companies Act of the United Kingdom and the Canadian Business Corporations Act and differs in certain respects from corporate laws generally applicable to corporations organized under the laws of the state of Delaware (and to U.S. corporations generally) and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including any modifications adopted pursuant to our articles of incorporation) applicable to us which differ from provisions generally applicable to corporations organized under Delaware law and their shareholders.

Mergers, consolidations and similar arrangements

Under Jamaican law, there is no shareholder entitlement to appraisal rights when a merger, consolidation or sale of all or substantially all of the assets of a corporation takes place.

Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under specific circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Anti-takeover provisions

Although there are no specific anti-takeover provisions under Jamaican law, a listed Jamaican company may include certain provisions in its constitutive documents such as staggered terms for directors and super-majority voting requirements. A listed company is also required to comply with the rules of the JSE and regulations under the Securities Act of Jamaica relative to take-overs and mergers. Our articles of incorporation provide for staggered terms for directors and provide for super-majority voting requirements in certain circumstances. Pursuant to Rule 19 of the Rules Governing Take-overs and Mergers under the Jamaica Stock Exchange Rules, a mandatory offer must be made to other shareholders of the same class when any person acquires, in one or more transactions, shares which (taken together with shares held or acquired by persons acting in concert with that person) carry 50% or more of the voting rights of a company or otherwise representing control of the company.

Under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly-held Delaware corporation from engaging in a business combination under certain circumstances with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an “interested shareholder” (as defined by the Delaware General Corporation Law) unless:

•

prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

•

at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by at least 66 2/3% of the voting stock which is not owned by the interested shareholder.

Shareholders’ suits

There is no longstanding tradition of either class or derivative actions being brought by shareholders in Jamaican courts. Notwithstanding this, such actions would be available to shareholders where the act complained of is alleged to be beyond the power of the corporation or illegal; the act complained of is alleged to constitute fraud against the minority shareholders perpetrated by those in control of the company; the act complained of amounts to oppression or unfair prejudice of the shareholders; the act requires approval by a greater percentage of the corporation’s shareholders than actually approved it; or there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the company’s constitutive documents. The court may, in connection with an action brought or intervened in, make such order as it thinks fit, including an order requiring the company or its subsidiary to pay part of reasonable legal fees incurred by the complainant in connection with the action or to compensate an aggrieved person.

In contrast, under Delaware law, class actions and derivative actions are generally available to shareholders for purposes of, among other things, breaches of fiduciary duty, corporate waste and other actions or omissions that conflict with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover some of the attorneys’ fees incurred in connection with the action.

Calling of extraordinary shareholders’ meetings

Under the Jamaican Companies Act and our articles of incorporation, a shareholders’ meeting may be convened by the directors at their discretion, or upon receipt of a request which complies with the requirements of the Companies Act, of shareholders holding not less than one-tenth of our paid-up capital which carries the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call an extraordinary meeting of shareholders.

Cumulative voting

Cumulative voting is not generally practiced in Jamaica and our articles of incorporation do not provide for it.

Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in a corporation’s certificate of incorporation.

Approval of corporate matters by written consent

Under the Jamaican Companies Act, shareholders are permitted to take action or vote by unanimous written consent.

Subject to a corporation’s certificate of incorporation, Delaware law permits shareholders to take action by written consent of the holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which holders of all voting shares were present and voted.

Amendment of charter documents

Under Jamaican law, a company’s articles of incorporation may be amended by a resolution passed by not less than three-fourths of its members present in person or by proxy and voting at a shareholders’ meeting.

Under Delaware law, a corporation’s certificate of incorporation generally may be amended by a vote of the majority of shareholders entitled to vote thereon (unless otherwise provided in the certificate of incorporation), subsequent to a resolution of the board of directors proposing such amendment.

Indemnification; exculpation

The Companies Act does not limit the extent to which a company’s articles of incorporation may provide for indemnification of officers and directors, except to the extent that the provision may be held by the Jamaican courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for his own dishonesty or willful neglect or default, or where the officer or director is adjudged liable to the company. The director or officer must have acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, must have had reasonable grounds for believing that his conduct was lawful.

The Companies Act does not limit the liability of a director or officer to the company for breach of fiduciary duty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or for any transaction from which the director derived an improper personal benefit.

In contrast, Delaware law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant if the person acted in good faith and in a manner that the person reasonably believed was in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that no indemnification is permitted in respect of a matter for which the person has been adjudged to be liable to the corporation unless it is judicially determined that in view of all of the circumstances of the case; the person is fairly and reasonably entitled to indemnification.

Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or for any transaction from which the director derived an improper personal benefit.

Description of American depositary shares

American depositary receipts

JPMorgan Chase Bank, N.A., as ADR depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in                  ordinary shares which we will deposit with the custodian, as agent of the ADR depositary, under the deposit agreement among ourselves, the ADR depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the ADR depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The ADR depositary’s office is located at 1 Chase Manhattan Plaza, Floor 21, New York, NY, 10005-1401.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the ADR depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Jamaican law governs shareholder rights. Because the ADR depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the ADR depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the ADR depositary and its agents are also set out in the deposit agreement. Because the ADR depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and other distributions

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The ADR depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the ADR depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash.    The ADR depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (3) deduction of the ADR depositary’s expenses in (a) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (b) transferring foreign currency or U.S. dollars to the United States by such means as the ADR depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (c) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (d) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the ADR depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Ordinary Shares.    In the case of a distribution in ordinary shares, the ADR depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional ordinary shares.    In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we provide evidence satisfactory to the ADR depositary that it may lawfully distribute such rights, the ADR depositary will distribute warrants or other instruments in the discretion of the ADR depositary representing such rights. However, if we do not furnish such evidence, the ADR depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the ADR depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the ADR depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the ADR depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the ADR depositary may, after consultation with us if practicable in the case where the ADR depositary believes such distribution is not practicable with respect to all holders, choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the ADR depositary in accordance with its then current practices.

The ADR depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the ADR depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, ordinary shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, withdrawal and cancellation

How does the ADR depositary issue ADSs?

The ADR depositary will issue ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian and pay the fees and expenses owing to the ADR depositary in connection with such issuance. However, the ADR depositary may reject a deposit of ordinary shares by you or your broker if the deposit would cause the ordinary shares on deposit with the custodian to represent more than 50% or more of our share capital, unless we provide proof to the Depositary that Rule 19 of the Rules Governing Take-overs and Mergers (or any successor to such rule) under JSE rules would not apply to the ADR depositary or its nominee under Jamaican law. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such ordinary shares.

Ordinary shares deposited in the future with the custodian must be accompanied by delivery of certain documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as ADR depositary for the benefit of holders of ADRs or in such other name as the ADR depositary shall direct.

The custodian will hold all deposited ordinary shares (including those being deposited by us or on our behalf in connection with the offering to which this prospectus relates) for the account of the ADR depositary. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the ADR depositary and any taxes or other fees or charges owing, the ADR depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the ADR depositary’s direct registration system, and a registered holder will receive periodic statements from the ADR depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the ADR depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the ADR depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the ADR depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying ordinary shares to you or upon your written order. At your risk, expense and request, the ADR depositary may deliver deposited securities at such other place as you may request.

The ADR depositary may only restrict the withdrawal of deposited securities in connection with:

•

temporary delays caused by closing our transfer books or those of the ADR depositary or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record dates

The ADR depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of ordinary shares;

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares;

•	to pay the fee assessed by the ADR depositary for administration of the ADR program and for any expenses as provided for in the ADR; or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting rights

How do I vote?

If you are an ADR holder and the ADR depositary asks you to provide it with voting instructions, you may instruct the ADR depositary how to exercise the voting rights for the ordinary shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the ADR depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the ADR depositary and describing how you may instruct the ADR depositary to exercise the voting rights for the ordinary shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the ADR depositary must receive them in the manner and on or before the date specified. The ADR depositary will try, as far as is practical, subject to the provisions of and governing the underlying ordinary shares or other deposited securities, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The ADR depositary will only vote or attempt to vote as you instruct. The ADR depositary will not itself exercise any voting discretion. Furthermore, neither the ADR depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the ADR depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the ADR depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Pursuant to our articles of incorporation, we may convene a shareholders’ meeting upon 10 days’ notice. When a shareholders’ meeting is convened, you may not receive sufficient advance notice to withdraw the ordinary shares underlying your ADSs to allow you to vote with respect to any specific matter. If we give timely notice, the ADR depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you, including a proxy card to enable you to vote by proxy. Proxy cards will be returned to the ADR depositary, who, as the record holder, will then vote all ordinary shares which underlie the ADSs for all ADR holders if voting with respect to the relevant matter is by poll. You may not receive the voting materials in time to instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. As a result, you may not be able to exercise your right to vote, and you will have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

We have advised the ADR depositary that, under current Jamaican law and our articles of incorporation, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. A poll may only be demanded by our chairman, at least three shareholders present in person or by proxy at the meeting, by one or more shareholders present in person or by proxy representing at least 10% of the total voting rights of all shareholders having the right to vote at the meeting, or by any one or more shareholders holding ordinary shares representing at least 10% of our total paid-up share capital. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our articles of incorporation, the ADR depositary will refrain from voting and the voting instructions received by the ADR depositary from ADR holders will lapse. The ADR depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADRs. We cannot assure you that you will receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote even if you receive the voting materials on time.

In connection with this offering, each of the selling shareholders has undertaken to cause its representative to appear in person at each meeting of our shareholders and to cause that representative to demand that a poll be taken in connection with each shareholder vote (except for shareholder votes relating to certain administrative matters) for so long as the selling shareholders have the ability to call for such a poll.

Reports and other communications

Will ADR holders be able to view our reports?

The ADR depositary will make available for inspection by ADR holders at the offices of the ADR depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our ordinary shares, and we furnish copies thereof to the ADR depositary, it will distribute the same to registered ADR holders.

Fees and expenses

What fees and expenses will I be responsible for paying?

The ADR depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The ADR depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•

a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the ADR depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the ADR depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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reimbursement of such fees, charges and expenses as are incurred by the ADR depositary and/or any of the ADR depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the ADR depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the ADR depositary and shall be payable at the sole discretion of the ADR depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the US$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the ADR depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of ordinary shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the ADR depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the ADR depositary and any agent of the ADR depositary (except the custodian) pursuant to agreements from time to time between us and the ADR depositary. The charges described above may be amended from time to time by agreement between us and the ADR depositary.

Our ADR depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the ADR depositary nor we can determine the exact amount to be made available to us because (1) the number of ADSs that will be issued and outstanding, (2) the level of fees to be charged to holders of ADSs and (3) our reimbursable expenses related to the ADR program are not known at this time. The ADR depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The

ADR depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The ADR depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The ADR depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the ADR depositary, the ADR depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the ADR depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the ADR depositary.

Payment of taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the ADR depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the ADR depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the ADR depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the holder thereof to the ADR depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the ADR depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the ADR depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the ADR depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the ADR depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, recapitalizations and mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the ADR depositary may choose to:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the ADR depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and termination

How may the deposit agreement be amended?

We may agree with the ADR depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the ADR depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The ADR depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the ADR depositary shall have (1) resigned as depositary under the deposit agreement, notice of such termination by the ADR depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (2) been removed as depositary under the deposit agreement, notice of such termination by the ADR depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the ADR depositary. After termination, the ADR depositary’s only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs, and (2) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the ADR depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the ADR depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on obligations and liability to ADR holders

Limits on our obligations and the obligations of the ADR depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the ADR depositary or its custodian may require:

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payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the ADR depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of ordinary shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the ADR depositary; provided that the ability to withdraw ordinary shares may only be limited under the following circumstances: (1) temporary delays caused by closing transfer books of the ADR depositary or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (2) the payment of fees, taxes, and similar charges, and (3) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the ADR depositary, ourselves and our respective agents, provided, however, that no such disclaimer of liability under the Securities Act is intended by any provision of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the ADR depositary nor any such agent will be liable if:

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any present or future law, rule, regulation, fiat, order or decree of the United States, Jamaica or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the ADR depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the ADR depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the ADR depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The ADR depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The ADR depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the ADR depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the ADR depositary will not be responsible for, and will incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that (A) the custodian has been determined by a final non-appealable judgment of a court of competent jurisdiction to have (1) committed fraud or willful misconduct in the provision of custodial services to the ADR depositary or (2) failed to use reasonable care in the provision of custodial services to the ADR depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located and (B) we or the registered holders of ADRs have incurred direct damages as a result of such act or omission to act on the part of the custodian. The ADR depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the ADR depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

Additionally, none of us, the ADR depositary or the custodian will be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the ADR depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the ADR depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the ADR depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the ADR depositary and/or the company directly or indirectly arising out of or relating to the ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The ADR depositary may own and deal in any class of our securities and in ADSs.

Disclosure of interest in ADSs

To the extent that any law, rule, regulation, order or decree, or our articles of incorporation may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of ordinary shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of ADR depositary

The ADR depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the ADR depositary’s direct registration system. Registered holders of ADRs may inspect such records at the ADR depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the ADR depositary.

The ADR depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the ADR depositary shall not lend ordinary shares or ADSs; provided, however, that the ADR depositary may (1) issue ADSs prior to the receipt of ordinary shares and (2) deliver ordinary shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (1) above but for which ordinary shares may not have been received (each such transaction a “pre-release”). The ADR depositary may receive ADSs in lieu of ordinary shares under (1) above (which ADSs will promptly be canceled by the ADR depositary upon receipt by the ADR depositary) and receive ordinary shares in lieu of ADSs under

(2) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or ordinary shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the ordinary shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the ADR depositary as owner of such ordinary shares or ADSs in its records and to hold such ordinary shares or ADSs in trust for the ADR depositary until such ordinary shares or ADSs are delivered to the ADR depositary or the custodian, (c) unconditionally guarantees to deliver to the ADR depositary or the custodian, as applicable, such ordinary shares or ADSs, and (d) agrees to any additional restrictions or requirements that the ADR depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the ADR depositary deems appropriate, terminable by the ADR depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the ADR depositary deems appropriate. The ADR depositary will normally limit the number of ADSs and ordinary shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (1) above), provided, however, that the ADR depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The ADR depositary may also set limits with respect to the number of ADSs and ordinary shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The ADR depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the ADR depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the ADR depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing law

The deposit agreement and the ADRs will be governed by, and construed in accordance with, the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Any action based on the deposit agreement or the transactions contemplated thereby may, however, be instituted by the ADR depositary and holders in any competent court in Jamaica and/or the United States.

Taxation

The following discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all potential tax considerations.

Jamaican tax considerations

The following is a description of the material Jamaican tax consequences of owning and disposing of ordinary shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares or ADSs. To the extent that such description sets forth specific legal conclusions under Jamaican tax law, except as otherwise provided, it represents the opinion of Patterson Mair Hamilton, Jamaica. Prospective purchasers should consult their tax advisors about the Jamaican tax consequences to them of the ownership and disposition of ordinary shares and ADSs.

We are generally subject to Jamaican income tax on our chargeable income (i.e., income from most sources remaining after allowing for appropriate deductions and exemptions under the Income Tax Act) at the rate of 33 1/3%. Additionally, we are likely to become subject to an assets tax currently estimated to be between 0.14% and 0.2% net of loan loss provisions by March 2013.

Taxation of non-resident shareholders

The following is a general description of the principal Jamaican tax consequences of the ownership and disposition of ordinary shares or ADSs to a non-resident individual or non-resident corporation that holds ordinary shares or ADSs, or a “Non-Resident Holder.” A non-resident individual is an individual who is not physically present in Jamaica in any tax year for a period or periods aggregating in the whole to six months or more, and is not in Jamaica with any view or intent of establishing his or her residence in Jamaica. Whether or not an individual is or is not resident in Jamaica must be determined for each relevant tax year, or “year of assessment.” It is generally a question of degree and, therefore, one of fact in each particular case. A “tax year” or “year of assessment” is a calendar year. A non-resident corporation is a corporation that does not during a tax year have a place of business in Jamaica or “central management and control” of its business in Jamaica. This is also a question of fact in each particular case. A corporation is usually a resident in the country in which its board of directors meetings are held or from which executive or management decisions are made, and may be resident in more than one country in the same tax year. The test is the same for every corporation, whether incorporated in Jamaica or elsewhere. As with an individual, the question of residence must be determined for each relevant year of assessment. Once resident in Jamaica, it is an offence under the Income Tax Act for a corporation to change its residence without the permission of the Minister of Finance.

Dividends

Dividends declared by us and distributed to a Non-Resident Holder in respect of ordinary shares are generally subject to Jamaican withholding tax, currently at the rate of 33  1/3% on the amount of the distribution (in the case of cash dividends), or on the Non-Resident Holder’s proportional share of the value of the distribution (in the case of non-cash dividends). In many cases a lower rate provided under double taxation agreements may apply if the recipient is the beneficial owner of the dividend and obtains a certificate of deduction from the Commissioner of Income Tax. A beneficial owner who does not obtain a certificate may seek a refund of taxes withheld upon appropriate application to the Commissioner of Income Tax. Effective June 1, 2012 dividends to Jamaican resident shareholders have been subject to withholding at the rate of 5%.

Jamaica has concluded double taxation agreements with a number of countries including Canada, Denmark, Germany, Norway, Sweden, certain countries which are member states of the Caribbean Community and Common Market, or “CARICOM,” the United Kingdom and the United States. Under the Jamaica-U.S. double taxation agreement, or the “Treaty,” withholding tax on dividends is generally reduced to 15% and is further reduced to 10% if the beneficial owner is an entity which is treated as a corporate body for tax purposes (other than a partnership) which owns, directly or indirectly, 10% or more of the voting stock of the company paying the dividends. Dividends may be paid to residents of CARICOM at the rate of 0% tax and so are effectively treated in the same manner as dividends paid to Jamaican residents. Where a lower rate applies based on the beneficial ownership of the shares, we may nevertheless be obliged to deduct at the rates applicable generally to overseas residents if we do not have information on the residence of the beneficial owner.

If we receive a dividend from another company which, under any statute, is exempt from Jamaican income tax, we may, if the Commissioner of Income Tax so authorizes, pay that amount as a dividend to our shareholders free of tax.

An issue of bonus shares out of revenue or capital reserves is not a distribution for income tax purposes nor is it a capital distribution for transfer tax purposes, and therefore, no withholding tax on such issuance would apply.

Transfer tax, capital gains, and tax on death

Transfer tax may apply to dispositions of ordinary shares or ADSs. The transfer tax rate is currently 4% of the amount or value of such money or money’s worth as is, or may be treated under the Transfer Tax Act as being, the consideration for the transfer of the ordinary shares or ADSs, or, in some instances, 37  1/2% of the capital gain accruing from the disposition of the ordinary shares or ADSs. If a transferor elects to be taxed on the gain, the gain is measured by the difference between the amount realized or deemed to be realized on disposal and the cost of acquisition (the transferor’s tax basis) of the ordinary shares or ADSs of which the transferor has disposed. By statute, the seller is liable for the transfer tax and cannot contract out of this liability. The transfer of shares in the ordinary course of business on the JSE, or on any other recognized stock exchange, where those shares are listed (including by means of introduction), is exempt from Jamaican transfer taxes. The New York Stock Exchange is a recognized stock exchange for this purpose as declared by the Minister of Finance. Therefore, the transfer tax should not apply to a sale of ADSs on the New York Stock Exchange.

Transfer tax is also payable on the deemed transfer of shares consequent to the death of any individual (wherever resident) on the market value of any shares in a Jamaican company owned by that individual, at the rate of 1.5% of the value of the shares. An allowance is made for debts secured against the shares, if the debt is incurred or created bona fide for full consideration in money or moneys worth wholly for the deceased’s own use and benefit which takes effect out of his or her interest. Unless the deceased’s personal representative probates a Jamaican will, or re-seals a foreign probate, the tax may not be enforceable. The Commissioner of Stamp Duty and Transfer Tax can sue for recovery of tax in a Jamaican court.

The rates of transfer tax payable in Jamaica are not reduced under the Treaty.

Stamp duty

In addition to transfer tax, transfers of shares of Jamaican companies by way of sale are normally subject to a stamp duty of 1% of the consideration for the transfer. There is no stamp duty on transfers:

(1)	on the JSE, or on any other recognized stock exchange (as declared by the Minister of Finance, such as the New York Stock Exchange) where the shares are listed on the JSE or such other exchange; or

(2)	registered on a branch register maintained outside of Jamaica in any country other than Jamaica in which the company transacts business, where the transferor and the transferee are both resident in that other country.

A transfer of an ordinary share or ADS or any other document executed outside of Jamaica is not subject to Jamaican stamp duty unless it is brought into Jamaica, in which event the Stamp Duty Act requires that stamp duty of 1% of the amount or value of the consideration for the transfer must be paid no later than 30 days after it is first received in Jamaica.

U.S. federal income tax considerations

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ordinary shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares or ADSs. To the extent that such description sets forth specific legal conclusions under United States federal income tax law, except as otherwise provided, it represents the opinion of Akerman Senterfitt LLP, New York, New York. This discussion applies only to a U.S. Holder (as defined below) that owns ordinary shares or ADSs as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as, but not limited to:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares or ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares or ADSs;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons holding ordinary shares or ADSs in connection with a trade or business conducted outside of the United States; or

•

persons who own directly, indirectly, or constructively 5% or more of our ordinary shares and/or ADSs or will own 5% or more of the holding company’s ordinary shares and/or ADSs pursuant to the conversion to a holding company structure, including a “five percent transferee shareholder.”

In general, a “five-percent transferee shareholder” is a person who holds our ordinary shares and/or ADSs and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of the holding company’s ordinary shares and/or ADSs immediately after the conversion to a holding company. The attribution rules for determining ownership are complex, and we cannot offer any assurance that U.S. Holders will not be five-percent transferee shareholders based on their particular facts and circumstances. U.S. Holders that believe they could become five-percent transferee shareholders of the holding company upon conversion are urged to consult their tax advisors about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement under Section 367(a) of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” that might apply regarding their ability to obtain non-recognition treatment in the conversion.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or ADSs, and partners in such partnerships, should consult their tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of the ordinary shares or ADSs.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations and the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. It is also based in part on representations by the ADR depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

A “U.S. Holder” is a person who is a beneficial owner of ordinary shares or ADSs that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision for the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has validly elected under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying ordinary shares represented by those ADSs.

As discussed in more detail below, we believe that the Bank and one or more of its subsidiaries likely were PFICs with respect to our tax year ended September 30, 2012, and likely will be PFICs in our current tax year as well as potentially with respect to future years. If the Bank or any of its subsidiaries are PFICs, U.S. Holders of ordinary shares or ADSs will be subject to certain adverse tax rules, or the “PFIC rules,” which are described below. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisors regarding the potential consequences to them of the Bank and/or any if its subsidiaries being classified as a PFIC.

The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before the underlying shares are delivered to the ADR depositary, or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of Jamaican taxes, if any, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders (each of which is described below) could be affected by actions taken by such parties or intermediaries.

U.S. Holders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of ordinary shares or ADSs in their particular circumstances.

PFIC rules

General

In general, a foreign corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Special rules govern the application of these tests to foreign financial institutions. If a corporation owns, directly or indirectly, at least 25% (by value) of the stock of another corporation, the corporation generally will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned subsidiary’s assets and receiving its proportionate share of the 25%-owned subsidiary’s income.

Because of our significant portfolio of investment securities, the Bank believes that it and one or more of its subsidiaries likely were classified as a PFIC during the tax year ended September 30, 2012, and based on current business plans, financial expectations, and anticipated mix of assets, we believe that we may be PFICs for the current and future taxable years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this prospectus. For example, the calculation of the value of our assets will be based, in part, on the then market value of our shares, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. Accordingly, there can be no assurance that the Internal Revenue Service, or the “IRS,” will not challenge any determination made by us concerning PFIC status for any tax year. Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Bank and its subsidiaries.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs, the U.S. Holder might be subject to adverse tax consequences. Generally, gain recognized upon a disposition (including, under certain circumstances, a pledge) of ordinary shares or ADSs by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for such shares or ADSs. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. Holder on ordinary shares or ADSs exceeds 125% of the average of the annual distributions received on such shares or ADSs during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares or ADSs, we would generally continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds the ordinary shares or ADSs, even if we ceased to meet the threshold requirements for PFIC status. However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election (a “purging election”) to recognize gain, subject to the special tax and interest charge rules generally applicable to the sale of PFIC stock, discussed above, as if your ordinary shares or ADSs had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about the availability of this election, and whether making the purging election would be advisable in your particular circumstances.

In addition, if we are a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the 15% dividend rate discussed below with respect to dividends paid to certain non-corporate U.S. Holders, if such rate is extended to apply to taxable years after 2012 (or if another preferential rate is adopted under the same rules that applied to the 15% rate), would not apply. Further, a U.S. Holder who acquires its ordinary shares or ADSs from a deceased U.S. Holder generally will be denied the step-up of U.S. federal income tax basis in such ordinary shares or ADSs to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such ordinary shares or ADSs equal to the deceased holder’s tax basis, if lower.

QEF Election

A U.S. Holder who makes a timely and effective election to treat the Bank and any subsidiaries that qualify as PFICs as “qualified electing funds,” or “QEFs,” and such election, a “QEF Election,” for the first tax year in which its holding period of its ordinary shares or ADSs begins, generally will not be subject to the adverse tax consequences upon disposition or receipt of distributions (or the denial of basis step-up at death), described above. A QEF election with respect to ordinary shares or ADSs will not be effective with respect to any of our subsidiaries that are themselves PFICs. Rather, if you wish to treat any of our subsidiaries that are PFICs as QEFs, you must make a separate QEF Election with respect to each such subsidiary. A U.S. Holder who makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the PFIC to which the election relates, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of such corporation, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Bank is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder.

If a U.S. Holder who made a QEF Election has an income inclusion, such U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge on such deferral. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder who makes a QEF Election generally (a) may receive a tax-free distribution to the extent that such distribution represents “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the ordinary shares or ADSs to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of ordinary shares or ADSs.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the ordinary shares or ADSs in which the corporation with respect to which the election is made was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents (currently IRS Form 8621) at the time such U.S. Holder files a U.S. federal income tax return for such year. A timely QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.

If a U.S. Holder did not make a QEF Election for the first tax year of the U.S. Holder’s holding period, such U.S. Holder may make a QEF Election for a subsequent year, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such shares unless the U.S. Holder also makes a deemed sale election. The deemed sale election creates a deemed sale of such shares at their fair market value on the first day of the first taxable year with respect to which the PFIC becomes a QEF. Any gain recognized by the deemed sale election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, and such gain increases the U.S. Holder’s adjusted tax basis in its PFIC shares. A foreign corporation with respect to which a QEF Election is made is treated as a QEF for any tax year ending with or within the shareholder’s election year and all subsequent years of the foreign corporation that are included wholly or partly in the shareholder’s holding period for stock of the corporation. A deemed sale election, on the other hand, is made in the shareholder’s tax year that includes the first day of the first year the corporation is treated as a QEF, which, in our case, would be an earlier calendar year than the QEF election because our tax year ends on September 30.

If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the corporation is not a PFIC. Accordingly, if the corporation becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the corporation qualifies as a PFIC.

We will (a) make available to U.S. Holders, upon their written request, timely and accurate information as to the Bank’s status as a PFIC and the status of any of our subsidiaries as a PFIC, and (b) for each year in which the Bank is a PFIC, use commercially reasonable efforts to provide to a U.S. Holder, upon written request, all information and documentation that a U.S. Holder making a QEF Election with respect to the Bank and any of its Lower-Tier PFICs (defined below) is required to obtain for U.S. federal income tax purposes. There can be no guarantee, however, that we will be able to provide such information with respect to all of our subsidiaries.

Each U.S. Holder should consult its own tax advisor regarding the availability and advisability of, and procedure for making, a QEF Election with respect to the Bank and any of its subsidiaries.

Mark-to-market election

As an alternative to a QEF Election, if we are a PFIC and if the ordinary shares or ADSs are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election with respect to its ordinary shares or ADSs, as applicable, that would result in tax treatment different from the general tax treatment for PFICs described above. The ordinary shares or ADSs would be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares or ADSs, as the case may be, were traded on a qualified exchange on at least 15 days during each calendar quarter. The New York Stock Exchange, where the ADSs are expected to be listed, is a qualified exchange for this purpose. Further, our ordinary shares are listed on the JSE and the TTSE. Either of such exchanges will be treated as a “qualified exchange” if (a) it is regulated or supervised by a governmental authority in its country, (b) the exchange is subject to requirements (which requirements are actually enforced) designed to prevent fraud, remove impediments to a free and open market, and protect investors, and (c) the rules of the exchange promote active trading of listed stocks. In addition, no assurance can be given that the ordinary shares or ADSs will be “regularly traded” on their respective exchanges for purposes of the mark-to-market election. U.S. Holders will not be able to make a mark-to-market election with respect to any Lower-Tier PFICs (defined below).

A U.S. Holder generally makes a mark-to-market election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return for the tax year to which the election first relates. The mark-to-market election cannot be made unless a U.S. Holder owns ordinary shares or ADSs on the last day of the U.S. Holder’s taxable year during which the Bank was a PFIC. A timely mark-to-market election will apply to the tax year for which such election is made and to all subsequent tax years, unless the ordinary shares or ADSs, as the case may be, are no longer “regularly traded” on a “qualified exchange” or the IRS consents to revocation of such election.

If the mark-to-market election is available, and a U.S. Holder makes such election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares or ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in the ordinary shares or ADSs will be adjusted to reflect these income or loss amounts. In addition, if a U.S. Holder makes the mark-to-market election, any gain that the U.S. Holder recognizes on the sale or other disposition of ordinary shares or ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

U.S. Holders of ordinary shares or ADSs should consult their own advisors about the availability and advisability of the mark-to-market election.

Lower-Tier PFICs

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC (referred to as a “Lower-Tier PFIC”), U.S. Holders of ordinary shares or ADSs generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in that Lower-Tier PFIC. If we are a PFIC and a U.S. Holder of ordinary shares or ADSs does not make a QEF Election in respect of a Lower-Tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if either (1) we receive a distribution from, or dispose of all or part of our interest in, the Lower-Tier PFIC or (2) the U.S. Holder disposes of all or part of its ordinary shares or ADSs. As discussed above, a mark-to-market election under the PFIC rules with respect to ordinary shares or ADSs would not apply to a Lower-Tier PFIC, and a U.S. Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that Lower-Tier PFIC. Consequently, U.S. Holders of ordinary shares or ADSs could be subject to the PFIC rules with respect to income of the Lower-Tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. Similarly, if a U.S. Holder made a mark-to-market election under the PFIC rules in respect of the ordinary shares or ADSs and made a QEF Election in respect of a Lower-Tier PFIC, that U.S. Holder could be subject to current taxation in respect of income from the Lower-Tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. U.S. Holders are urged to consult their own tax advisors regarding the issues raised by Lower-Tier PFICs.

Other PFIC rules

The IRS has issued proposed Treasury regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of ordinary shares or ADSs that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which ordinary shares or ADSs are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Bank is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, a U.S. Holder that uses ordinary shares or ADSs as security for a loan will, except as may be provided in Treasury regulations, be treated as having made a taxable disposition of such ordinary shares or ADSs.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC generally are eligible for the foreign tax credit, subject to limitations. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

Reporting requirements

If we are a PFIC, a U.S. Holder would be required to attach a completed IRS Form 8621 to its federal income tax return every year in which it recognized gain on a disposition of, or received an “excess distribution” with respect to, ordinary shares or ADSs. Recently enacted legislation creates an additional annual filing requirement for U.S. persons who are shareholders in a PFIC. However, pursuant to recently issued guidance, this additional filing obligation is suspended until the IRS releases the relevant form. U.S. Holders should consult their own tax advisors concerning annual filing requirements.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of ordinary shares or ADSs.

Taxation of distributions

Subject to the PFIC rules, described above (i.e., if we are not a PFIC during a U.S. Holder’s holding period or we cease to be a PFIC and a “purging election” is made, as discussed above), distributions paid on our ordinary shares or ADSs (including amounts withheld to reflect Jamaican withholding taxes), other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Dividends will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt, or in the case of ADSs, the ADR depositary’s receipt, of the dividend.

Subject to applicable limitations (including a minimum holding period requirement), the PFIC rules, described above, and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to certain non-corporate U.S. Holders in taxable years beginning before January 1, 2013, may be taxable at rates lower than the rates applicable to ordinary income, up to a maximum rate of 15%. It is unclear if this rate will be extended to apply to taxable years beginning after December 31, 2012 or if possibly a different preferential rate will be adopted with the same rules and restrictions. Under these rules, a foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock (or ADSs backed by stock) that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange, where the ADSs are expected to be listed. However, there can be no assurance that the ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. We believe we are eligible for the benefits of the Treaty and if we are eligible for such benefits, dividends we pay on our ordinary shares or ADSs will generally be eligible for the reduced tax rates, if they are extended to taxable years beginning after December 31, 2012, regardless of whether such shares or ADSs are readily tradable on an established securities market in the United States. U.S. Holders should consult their tax advisors to determine whether a favorable rate will apply to dividends they receive in respect of our ordinary shares or ADSs and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

The amount of any dividend paid in Jamaican dollars will equal the U.S. dollar value of the Jamaican dollars received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, in the case of ordinary shares, or by the ADR depositary, in the case of ADSs, regardless of whether the Jamaican dollars are converted into U.S. dollars. If the Jamaican dollars received as a dividend are converted into U.S. dollars on the date they are received, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Jamaican dollars received as a dividend are not converted into U.S. dollars on the date of receipt, the U.S. Holder will have a basis in the Jamaican dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Jamaican dollars will be treated as U.S.-source ordinary income or loss.

As described in “—Jamaican tax considerations,” dividends paid with respect to our ordinary shares or ADSs are generally subject to Jamaican withholding taxes. For U.S. federal income tax purposes, the amount of a dividend would include any amounts withheld by us in respect of Jamaican taxes. Subject to applicable limitations, the PFIC rules, described above, and in the case of ADSs subject to the discussion above regarding concerns expressed by the U.S. Treasury, any Jamaican income taxes withheld from dividends at a rate not exceeding any applicable Treaty rate would be creditable against the U.S. Holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our ordinary shares or ADSs will generally constitute foreign source income and will generally constitute passive category income. Instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct such creditable Jamaican taxes, if any, in computing taxable income. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. Special rules limiting foreign tax credits apply to non-corporate U.S. Holders who receive dividends eligible for the maximum 15% rate (if such rate is extended to apply to taxable years beginning after December 31, 2012) and to U.S. Holders of equity in a PFIC. Furthermore, in certain circumstances, a U.S. Holder will not be allowed a foreign tax credit for any foreign taxes imposed on dividends if such U.S. Holder has held its ordinary shares or ADSs for less than a specified minimum period during which it is not protected from risk or loss, or if such U.S. Holder is obligated to make payments related to the dividends. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the creditability or deductibility of foreign taxes and their eligibility for benefits under the Treaty in their particular circumstances.

Sale or other disposition of ordinary shares or ADSs

Subject to the PFIC rules described above, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the relevant ordinary shares or ADSs and the amount realized on the disposition, each as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Jamaican tax imposed on the disposition of the ordinary shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. The deductibility of capital losses is subject to limitations.

Income tax consequences of conversion to a holding company structure

We intend that the conversion to a holding company structure (the “Conversion”) will occur pursuant to the following steps: (a) all of our outstanding ordinary shares and ADSs will be cancelled, and the same number of our shares will be issued to the holding company, incorporated in Jamaica, and (b) the holding company will then issue its own ordinary shares and ADSs to the former holders of our ordinary shares and ADSs on a one-for-one basis. As a result of these steps, we will become a wholly-owned subsidiary of the holding company, and our shareholders and holders of our ADSs will hold the shares and ADSs of the holding company. Assuming the steps occur as described, there are no changes in applicable law between the date hereof and the date of the Conversion, and assuming that the representations set forth in a certificate issued to Akerman Senterfitt LLP prior to the date hereof are true, complete, and correct on the date of the Conversion, the Conversion should be treated as a tax-free reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. We do not intend to request a ruling from the IRS regarding any of the U.S. federal income tax consequences of the Conversion, and the characterization of the Conversion set forth in this discussion will not be binding on the IRS or the U.S. courts. Therefore, no assurance can be provided that the conclusions ultimately reached in this discussion will not be challenged by the IRS or will be sustained by a U.S. court if so challenged.

Tax consequences to U.S. Holders if the Conversion qualifies as a tax-free reorganization

If the Conversion qualifies as a tax-free reorganization for U.S. federal income tax purposes, then, subject to the PFIC rules discussed below, the Conversion generally would result in the following U.S. federal income tax consequences to U.S. Holders:

•

no gain or loss would be recognized by a U.S. Holder of our ordinary shares or ADSs as a result of the cancellation of such ordinary shares or ADSs and receipt of ordinary shares or ADSs of the holding company pursuant to the Conversion;

•

the aggregate tax basis of the ordinary shares or ADSs of the holding company received by a U.S. Holder in the Conversion will be the same as the aggregate tax basis of our ordinary shares or ADSs held by such U.S. Holder and cancelled in the Conversion; and

•

the holding period of the ordinary shares or ADSs of the holding company received by a U.S. Holder will include the holding period of our ordinary shares or ADSs held by the U.S. Holder and cancelled in the Conversion.

This discussion does not discuss the U.S. federal income tax consequences of the Conversion for U.S. Holders that directly, indirectly or constructively through attribution rules, own 5% or more of our shares and/or ADSs or will own 5% or more of the ordinary shares and/or ADSs of the holding company after consummation of the Conversion, including a U.S. Holder that is a “five-percent transferee shareholder” as discussed above. Each such U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of the Conversion, including but not limited to, whether it has information reporting and record retention responsibilities in connection with the Conversion, and whether it should enter into a five-year gain recognition agreement under Section 367(a) of the Code with respect to the Conversion.

PFIC rules applicable to the Conversion

Special rules apply for transactions that are intended to qualify as reorganizations under Section 368(a) of the Code, such as the Conversion, when the acquired corporation is a PFIC or was a PFIC for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the shares or ADSs. As discussed above, we believe that the Bank likely was a PFIC during the tax year ended September 30, 2012 and may be a PFIC in future taxable years. Proposed Treasury regulations provide that, unless the “PFIC-for-PFIC Exception” (discussed below) applies, the Conversion would be treated as a taxable disposition by U.S. Holders if we were a PFIC for any years during which such U.S. Holders held our ordinary shares or ADSs. The tax consequences of such disposition would be as described above under “PFIC rules.”

Notwithstanding the foregoing, if (1) the Conversion qualifies as a reorganization within the meaning of Section 368(a) of the Code, (2) we were classified as a PFIC for any tax year during which a U.S. Holder held our ordinary shares or ADSs, and (3) the holding company also qualifies as a PFIC for the tax year that includes the day after the effective date of the Conversion, then proposed Treasury regulations generally provide that the special rules described above causing the Conversion to be taxable will not apply to the Conversion. For purposes of this discussion, this exception is referred to as the “PFIC-for-PFIC Exception.” In addition, to qualify for the PFIC-for-PFIC Exception, certain information reporting requirements apply. Because the holding company will have no assets other than our ordinary shares and ADSs received in the Conversion, it is expected that to the extent we are classified as a PFIC at the time of the Conversion, the holding company will be classified as a PFIC for the tax year that includes the day after the effective date of the Conversion. Accordingly, it is anticipated that the PFIC-for-PFIC Exception would be available to U.S. Holders with respect to the Conversion, so long as we continued to be classified as a PFIC until the year of the Conversion. U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Conversion and the application of the special PFIC rules applicable to transactions such as the Conversion.

Information with respect to foreign financial assets

Under recently enacted legislation, individuals that own “specified foreign financial assets,” including stock of a non-U.S. corporation owned directly, with an aggregate value in excess of US$50,000 in taxable years beginning after March 18, 2010 may be required to file an information report with respect to such assets with their tax returns. U.S. Holders that are individuals are encouraged to consult their tax advisors regarding the application of this legislation to their ownership of ordinary shares or ADSs.

Information reporting and backup withholding

Payments of dividends with respect to our ordinary shares or ADSs and proceeds from the sale, exchange or redemption of our ordinary shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (1) the U.S. Holder is an exempt recipient or (2) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

We and the selling shareholders are offering ADSs through a number of underwriters. J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc. are acting as representatives of the underwriters and as joint bookrunners for this offering. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling shareholders have agreed to sell to the underwriters, and each underwriter has agreed severally to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus, the number of ADSs opposite its name in the following table.

Name	Number of ADSs

J.P. Morgan Securities LLC.
Macquarie Capital (USA) Inc.
Canaccord Genuity Inc.
CIBC World Markets Corp.

Total

The underwriters are committed to purchase all the ADSs offered by us and the selling shareholders if they purchase any ADSs (other than those ADSs covered by their option to purchase additional ADSs as described below). The underwriting agreement provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriting agreement also provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary certificates, opinions and letters from us, our counsel and our independent registered public accounting firm.

The underwriters propose to offer the ADSs directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of US$         per ADS. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to US$         per ADS from the initial public offering price. After the initial public offering of the ADSs, the underwriters may change the offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the ADSs offered in the offering.

The underwriters have an option to buy up to additional ADSs from us to cover sales of ADSs by the underwriters which exceed the number of ADSs specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting discount is equal to the public offering price per ADS less the amount paid by the underwriters to us and the selling shareholders per ADS. The underwriting discount in connection with the offering is US$         per ADS or % of the total amount of the offering. The following table shows the underwriting discount (on a per ADS         and total basis) to be paid to the underwriters by us and the selling shareholders assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Paid by us
	Without over- allotment exercise	With full over- allotment exercise	Paid by the selling shareholders

Per ADS	US$	US$	US$

Total	US$	US$	US$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately US$            .

We have agreed to reimburse the underwriters approximately US$         for certain of the expenses they incur in connection with this offering. This reimbursement is deemed to be underwriting compensation by FINRA.

The offering of the ADSs is made for delivery when and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of ADSs in whole or part.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The information on any such website is not part of this prospectus.

We, our controlling shareholder, the selling shareholders, other affiliates of the controlling shareholder and our directors and executive officers have agreed with the underwriters prior to the commencement of this offering that we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, on behalf of the underwriters, among other things:

(1)	offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or cause to be filed with the SEC a registration statement under the Securities Act or with the Financial Services Commission in Jamaica or with the TTSEC relating to any of our ordinary shares, including in the form of ADSs, or any securities convertible into or exercisable or exchangeable for any of our ordinary shares, including in the form of ADSs (including without limitation, such other securities which may be deemed to be beneficially owned by our controlling shareholder, the selling shareholders and such affiliates, directors and executive officers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge, disposition, or filing; or

(2)	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of our ordinary shares, including in the form of

ADSs, or any securities convertible into or exercisable or exchangeable for any of our ordinary shares, including in the form of ADSs,

whether any such transaction described in bullet points (1) or (2) above is to be settled by delivery of any of our ordinary shares, including in the form of ADSs, or any securities convertible into or exercisable or exchangeable for any of our ordinary shares, including in the form of ADSs, or such other securities, in cash or otherwise. Notwithstanding the preceding sentence, the above restriction will not apply to pledges of ordinary shares beneficially owned by our controlling shareholder to lenders to our controlling shareholder and his affiliates. The 180-day restricted period described above will be extended if during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or if prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless J.P. Morgan Securities LLC, on behalf of the underwriters, waives, in writing, such extension.

Except as set forth above, J.P. Morgan Securities LLC, on behalf of the underwriters, has no current intent or arrangement to release any of the share capital subject to the lock-up agreements prior to the expiration of the 180-day lock-up period. There is no contractually specified condition for the waiver of lock-up restrictions, and any waiver is at the discretion of J.P. Morgan Securities LLC, on behalf of the underwriters.

There are no specific criteria for the waiver of lock-up restrictions, and J.P. Morgan Securities LLC, on behalf of the underwriters, may not in advance determine the circumstances under which a waiver might be granted. Any waiver will depend on the relevant facts and circumstances existing at the time. Among the factors that J.P. Morgan Securities LLC, on behalf of the underwriters, may consider in deciding whether to release shares are the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our ordinary shares and the ADSs, historical trading volumes of our ordinary shares and the ADSs, and whether the person seeking the release is an officer, director or affiliate of our company. J.P. Morgan Securities LLC, on behalf of the underwriters, will not consider its own positions, or those of any underwriter, in our securities, if any, in determining whether or not to consent to a waiver of a lock-up agreement.

We, the controlling shareholder and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ordinary shares or ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while the offering is in progress. These stabilizing transactions may include making short sales of ordinary shares or ADSs, which involve the sale by the underwriters of a greater number of such securities than they are required to purchase in the offering, and purchasing them on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ordinary shares or ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ordinary shares and ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ordinary shares or ADSs through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares and the ADS in the open market that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase ordinary shares or ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our ordinary shares and the ADSs, including the imposition of penalty bids. This means that if the underwriters purchase ordinary shares or ADSs in the open market in stabilizing transactions or to cover short sales, the underwriters that sold those ordinary shares or ADSs as part of the offering may be required to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our ordinary shares and the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

We will apply to list the ADSs on the New York Stock Exchange. Our ordinary shares are listed on the JSE and the TTSE under the symbol “NCBJ.”

Prior to the offering, there has been no public market for the ADSs. The initial public offering price of the ADSs will be determined by negotiations between us and the underwriters. In determining the initial public offering price of the ADSs, we and the underwriters considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	our prospects and prospects for the industry in which we compete;

•	the overall economic prospects of Jamaica;

•	an assessment of our management;

•	our prospects for future financial performance;

•	the recent market price of our ordinary shares on the JSE and the TTSE;

•	the recent market prices of, and demand for, publicly traded shares of generally comparable companies;

•	the general condition of the securities markets, and the initial public offering market in particular, at the time of the offering; and

•	other factors deemed relevant by us, the selling shareholders and the underwriters.

Neither we, the selling shareholders nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

This prospectus does not constitute an offer of, or an invitation by or on behalf of, our company or by or on behalf of the underwriters to subscribe for or purchase any ordinary shares or ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. We, the selling shareholders and the underwriters require persons into whose possession this prospectus comes to inform themselves about, and to observe, any such restrictions.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of the ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative or representatives nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of ADSs shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the foregoing sentence, an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe to the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State; “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

No offer or sale of ADSs may be made to the public in Jamaica except pursuant to a prospectus completed in accordance with the requirements of Jamaican laws and regulations and duly registered with the relevant authorities. It is not intended that this prospectus be registered with any authority in Jamaica.

No offer or sale of ADSs may be made to the public in Trinidad and Tobago except pursuant to a prospectus completed in accordance with the requirements of the Trinidad and Tobago laws and regulations and duly registered with the relevant authorities. It is not intended that this prospectus be registered with any authority in Trinidad and Tobago.

Relationships with the underwriters

The underwriters and their respective affiliates have provided in the past to us, the selling shareholders and our and their respective affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and will continue to receive customary fees and commissions. In particular, NCB Capital Markets Limited has delivery versus payment accounts with J.P. Morgan Securities LLC and with Macquarie Capital (USA) Inc. that we use to buy and sell Jamaican government debt securities from time to time.

A subsidiary of Macquarie Capital (USA) Inc., one of the underwriters of this offering, previously loaned US$7.0 million to AIC Global Holdings Inc., one of the Selling Shareholders pursuant to a loan agreement dated January 9, 2012 (the “Loan Agreement”). The Loan Agreement was set to mature on January 9, 2013. AIC Global Holdings Inc. was at all times in compliance with the terms of the Loan Agreement and no breaches thereof had been waived by the lender. The loan was guaranteed by Portland (Barbados) Limited, which is controlled by Mr. Michael Lee-Chin, and was secured by the pledge of an aggregate of 65,000,000 ordinary shares of the Bank that are owned by AIC Global Holdings Inc. and Portland (Barbados) Limited. The terms of the Loan Agreement required AIC Global Holdings Inc. to use all of the net proceeds it receives from this offering to repay the loan. The decision to distribute the ADSs, including the determination of the terms of this offering, was made through negotiations between the Bank, the Selling Shareholders and the underwriters. The lender under the Loan Agreement did not have any involvement in such decision or determination in such negotiation. This loan was repaid in full in September 2012 and the security interest in the ordinary shares of the Bank has been released.

The underwriters may enter into derivative transactions in connection with our ordinary shares, including in the form of ADSs, acting at the order and for the account of their clients. The underwriters may also purchase some of the ADSs offered hereby to hedge their risk exposure in connection with these transactions. Such transactions may have an effect on demand, price or offer terms of the offering without, however, creating an artificial demand during the offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Expenses of this offering

Set forth below is an itemization of the total expenses, excluding underwriting discount, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority, Inc, or “FINRA,” filing fee, all amounts are estimates.

SEC registration fee	US$ 25,785

New York Stock Exchange listing fee	150,000

FINRA filing fee	23,000

Printing expenses	450,000

ADR depositary fees and expenses	—

Legal fees and expenses	4,520,000

Accounting fees and expenses	1,890,000

Road show expenses	400,000
Miscellaneous	750,000

Total	US$8,208,785

The selling shareholders will pay the underwriting discounts and commissions in respect of their ordinary shares to be sold in this offering.

Legal matters

The validity of our ordinary shares and the ADSs and certain other legal matters in connection with the offering will be passed upon for us, as to Jamaican law, by Patterson Mair Hamilton, Kingston, Jamaica, and, as to U.S. federal and New York state law, by Akerman Senterfitt LLP, New York, New York. Certain matters of Jamaican law will be passed upon for the underwriters by Myers, Fletcher & Gordon, Kingston, Jamaica and, as to U.S. federal and New York state law, by Simpson Thacher & Bartlett LLP, New York, New York.

Myers, Fletcher & Gordon performs legal services for us from time to time.

Experts

Our audited consolidated financial statements at September 30, 2012 and 2011 and for each of the fiscal years in the three-year period ended September 30, 2012 included in this prospectus have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report included in this prospectus. Such audited consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The address of PricewaterhouseCoopers is Scotiabank Centre, Duke Street, Box 372, Kingston, Jamaica.

Enforcement of civil liabilities

We are incorporated with limited liability in Jamaica and substantially all of our assets are located in Jamaica. In addition, all of our directors and executive officers reside in Jamaica, other than Mr. Michael Lee-Chin and Mr. Robert Almeida, who both reside in Canada, and the majority of the assets of all directors and executive officers are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve legal process within the United States upon us or any of these persons or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or our subsidiaries’ assets are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

We have been advised by our Jamaican counsel that there is no reciprocal treaty provision for direct enforcement of judgments of U.S. courts in Jamaica, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws, and that, accordingly, such judgments are not directly enforceable in Jamaican courts. A claim for the payment of the debt represented by a judgment of a U.S. court must be made in the Jamaican courts before they will enter judgments in original actions predicated solely upon the laws of the United States, including those predicated solely upon the civil liability provisions of the U.S. federal securities laws. We have been advised by our Jamaican counsel that a Jamaican court should enforce a claim for payment of a final monetary judgment made by a U.S. court without reexamination or review of the merits unless the Jamaican court determines that:

•	the judgment debtor was not otherwise subject, or did not willingly submit, to the jurisdiction of the U.S. court;

•	the judgment debtor was not properly served in the U.S. court action and did not appear in such action;

•	the U.S. judgment was obtained by fraud; or

•	the U.S. court was not a proper forum for such action for reasons of public policy or for some other similar reason.

If a Jamaican court determined that any of the above factors was present, the U.S. judgment (though not the underlying claims) would have to be determined to be due in a Jamaican court proceeding prior to the enforcement of the judgment in Jamaica.

We have appointed CT Corporation as our agent to receive service of process in respect of actions arising out of or relating to the deposited ordinary shares, the ADSs, the ADRs representing the ADSs or the Deposit Agreement pursuant to which the ADRs will be issued, and have submitted to the jurisdiction of the U.S. federal and state courts sitting in New York City in respect of such actions. See. “Description of American depositary shares—Governing law.”

Where you can find more information

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports, or the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules under Section 16 of the Exchange Act. However, we intend to furnish our shareholders with annual reports containing financial statements audited by our independent auditors and to make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We will file annual reports on Form 20-F within the time period required by the SEC, which is currently four months from September 30, the end of our fiscal year, and will file interim reports on Form 6-K containing a copy of any reports we file with Jamaican or Trinidad and Tobago securities regulators or stock exchanges, including our quarterly reports.

We will send the ADR depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders. The ADR depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The ADR depositary will mail copies of those notices, reports and communications to you if we ask the ADR depositary to do so and furnish sufficient copies of materials for that purpose.

We also file financial statements and other periodic reports with the JSE, the TTSE, the Trinidad and Tobago Securities and Exchange Commission and the Bank of Jamaica. The JSE maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the JSE. The address of that website is www.jamstockex.com. Information about financial institutions regulated by the Bank of Jamaica, like us, can be accessed from the Bank of Jamaica web site at www.boj.org.jm. The TTSE maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the TTSE. The address of that website is www.stockex.co.tt. Information about issuers, like us, subject to regulation by the Trinidad and Tobago Securities and Exchange Commission can be accessed from the TTSEC at www.ttsec.org.tt.

Independent Auditors’ Report

To the Members of

National Commercial Bank Jamaica Limited

We have audited the accompanying consolidated statements of financial position of National Commercial Bank Jamaica Limited and its subsidiaries as of September 30, 2012 and September 30, 2011, and the related consolidated income statements, consolidated statements of comprehensive income and consolidated statements of cash flows for each of the three years in the period ended September 30, 2012, and the related consolidated statements of changes in equity for each of the two years in the period ended September 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Commercial Bank Jamaica Limited and its subsidiaries at September 30, 2012 and September 30, 2011, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants

December 21, 2012

Kingston, Jamaica

National Commercial Bank Jamaica Limited

Consolidated income statement year ended September 30

(expressed in Jamaican dollars unless otherwise indicated)

	Note	2012 $’000	Restated 2011 $’000	2010 $’000

Operating Income
Interest income		30,475,968	30,191,938	33,304,294
Interest expense		(8,691,878)	(9,041,078)	(12,654,651)

Net interest income	6	21,784,090	21,150,860	20,649,643

Fee and commission income		8,300,085	7,497,876	6,900,930
Fee and commission expense		(1,186,403)	(1,078,430)	(945,145)

Net fee and commission income	7	7,113,682	6,419,446	5,955,785

Gain on foreign currency and investment activities	8	3,731,492	4,035,443	1,962,633
Dividend income	9	119,634	11,830	77,331
Premium income	10	1,687,082	2,921,919	493,057
Other operating income		110,969	132,698	284,906

		5,649,177	7,101,890	2,817,927

		34,546,949	34,672,196	29,423,355

Operating Expenses
Staff costs	11	9,755,916	9,240,116	9,252,662
Provision for credit losses	21	2,462,811	768,881	947,962
Depreciation and amortization		812,512	580,132	528,333
Impairment losses on securities	12	467,778	262,003	27,520
Other operating expenses	13	8,780,474	8,333,326	5,379,478

		22,279,491	19,184,458	16,135,955

Operating Profit		12,267,458	15,487,738	13,287,400
Gain on acquisition of associates	23	—	1,867,377	—
Share of profit of associates	23	947,141	234,979	200,713
Dilution of share in associates	23	(11,948)	—	—

Profit before Taxation		13,202,651	17,590,094	13,488,113
Taxation	14	(3,156,789)	(3,704,793)	(2,413,315)

NET PROFIT		10,045,862	13,885,301	11,074,798

Earnings per share (expressed in $ per share)
Basic and diluted	15	4.08	5.64	4.50

The accompanying notes form an integral part of these consolidated financial statements

National Commercial Bank Jamaica Limited

Consolidated statement of comprehensive income year ended September 30

(expressed in Jamaican dollars unless otherwise indicated)

	2012 $’000	Restated 2011 $’000	2010 $’000

Net Profit	10,045,862	13,885,301	11,074,798

Other Comprehensive Income, net of tax—
Currency translation gains	92,142	2,691	(57,956)
Unrealized (losses)/gains on available-for-sale investments	(837,922)	4,584,760	2,000,245
Realized fair value gains on sale and maturity of available-for-sale investments	(2,226,635)	(2,220,115)	(548,702)
Unrealized losses transferred from equity on impairment of available-for-sale equity securities	—	264,012	—

	(2,972,415)	2,631,348	1,393,587

Total Comprehensive Income	7,073,447	16,516,649	12,468,385

The accompanying notes form an integral part of these consolidated financial statements

National Commercial Bank Jamaica Limited

Consolidated statement of financial position September 30

(expressed in Jamaican dollars unless otherwise indicated)

	Note	2012 $’000	Restated 2011 $’000

ASSETS
Cash in hand and balances at Bank of Jamaica	16	24,102,812	20,725,491
Due from other banks	17	14,927,069	24,812,575
Derivative financial instruments	18	4,978	—
Investment securities at fair value through profit or loss	19	720,406	1,785,352
Reverse repurchase agreements	20	408,294	1,697,472
Loans and advances, net of provision for credit losses	21	111,904,854	91,728,138
Investment securities classified as available-for-sale and loans and receivables	22	209,933,151	202,962,775
Investment in associates	23	7,149,680	6,698,130
Investment property	24	12,500	12,000
Intangible asset—computer software	25	1,135,599	897,862
Property, plant and equipment	26	5,231,798	4,322,866
Deferred income tax assets	27	19,483	26,191
Income tax recoverable		887,577	1,402,777
Customers’ liability—letters of credit and undertaking		530,719	361,606
Other assets	28	2,466,599	2,184,878

Total Assets		379,435,519	359,618,113

The accompanying notes form an integral part of these consolidated financial statements

National Commercial Bank Jamaica Limited

Consolidated statement of financial position September 30

(expressed in Jamaican dollars unless otherwise indicated)

	Note	2012 $’000	Restated 2011 $’000

LIABILITIES
Due to other banks	29	9,324,897	6,215,824
Customer deposits		162,930,350	155,800,401
Repurchase agreements		101,890,449	84,075,103
Obligations under securitization arrangements	30	2,593,201	14,378,119
Derivative financial instruments	18	5,312	—
Other borrowed funds	31	3,620,012	5,693,957
Income tax payable		11,191	12,591
Deferred income tax liabilities	27	1,398,092	2,387,682
Liabilities under annuity and insurance contracts	32	25,194,324	23,564,275
Provision for litigation	33	17,300	13,000
Post-employment benefit obligations	34	810,276	582,491
Liability—letters of credit and undertaking		530,719	361,606
Other liabilities	35	4,766,075	4,555,800

Total Liabilities		313,092,198	297,640,849

SHAREHOLDERS’ EQUITY
Share capital	36	6,465,731	6,465,731
Shares held by NCB Employee Share Scheme	36	(3,388)	(3,388)
Fair value and capital reserves	37	2,194,179	5,166,594
Loan loss reserve	38	4,662,842	4,922,610
Banking reserve fund	39	6,512,634	6,039,667
Retained earnings reserve	40	14,013,657	11,375,761
Retained earnings		32,497,666	28,010,289

Total Shareholders’ Equity		66,343,321	61,977,264

Total Shareholders’ Equity and Liabilities		379,435,519	359,618,113

The accompanying notes form an integral part of these consolidated financial statements

National Commercial Bank Jamaica Limited

Consolidated statement of changes in equity year ended September 30

(expressed in Jamaican dollars unless otherwise indicated)

	Share capital $’000	Shares held by share scheme $’000	Fair Value and capital reserves $’000	Loan loss reserve $’000	Banking reserve fund $’000	Retained earnings reserve $’000	Retained earnings $’000	Total $’000

Balance at September 30, 2010	6,465,731	(3,388)	1,457,864	1,135,012	5,200,206	8,875,761	25,676,747	48,807,933
Total comprehensive income, as restated	—	—	2,631,348	—	—	—	13,885,301	16,516,649
Dividends paid	—	—	—	—	—	—	(3,347,318)	(3,347,318)
Redemption of preference shares	—	—	1,077,382	—	—	—	(1,077,382)	—
Transfer to Loan Loss Reserve	—	—	—	3,787,598	—	—	(3,787,598)	—
Transfer to Banking Reserve Fund	—	—	—	—	839,461	—	(839,461)	—
Transfer to Retained Earnings Reserve	—	—	—	—	—	2,500,000	(2,500,000)	—

Balance at September 30, 2011, as restated	6,465,731	(3,388)	5,166,594	4,922,610	6,039,667	11,375,761	28,010,289	61,977,264
Total comprehensive income	—	—	(2,972,415)	—	—	—	10,045,862	7,073,447
Dividends paid	—	—	—	—	—	—	(2,707,390)	(2,707,390)
Transfer from Loan Loss Reserve	—	—	—	(259,768)	—	—	259,768	—
Transfer to Banking Reserve Fund	—	—	—	—	472,967	—	(472,967)	—
Transfer to Retained Earnings Reserve	—	—	—	—	—	2,637,896	(2,637,896)	—

Balance at September 30, 2012	6,465,731	(3,388)	2,194,179	4,662,842	6,512,634	14,013,657	32,497,666	66,343,321

The accompanying notes form an integral part of these consolidated financial statements

National Commercial Bank Jamaica Limited

Consolidated statement of cash flows year ended September 30

(expressed in Jamaican dollars unless otherwise indicated)

	Note	2012 $’000	Restated 2011 $’000	2010 $’000

Cash Flows from Operating Activities
Net profit		10,045,862	13,885,301	11,074,798
Adjustments to reconcile net profit to net cash provided by operating activities		5,666,044	6,554,155	32,368,439

Net cash provided by operating activities	41	15,711,906	20,439,456	43,443,237

Cash Flows from Investing Activities
Acquisition of property, plant and equipment	26	(1,415,627)	(672,268)	(582,657)
Acquisition of intangible asset—computer software	25	(546,801)	(688,160)	(200,007)
Investment in associates	23	—	(2,318,753)	—
Proceeds from disposal of property, plant and equipment		4,274	27,982	40,096
Dividends received from associates	23	146,761	41,948	13,984
Purchases of investment securities		(240,078,881)	(320,155,347)	(272,767,322)
Sales/maturities of investment securities		219,525,093	311,783,831	264,637,390

Net cash used in investing activities		(22,365,181)	(11,980,767)	(8,858,516)

Cash Flows from Financing Activities
Repayments under securitization arrangements		(11,483,783)	(6,087,083)	(5,992,336)
Repayments of other borrowed funds		(3,035,243)	(2,759,487)	(1,482,249)
Proceeds from other borrowed funds		943,027	1,471,420	833,568
Dividends paid		(2,707,390)	(3,347,318)	(4,676,398)

Net cash used in financing activities		(16,283,389)	(10,722,468)	(11,317,415)

Effect of exchange rate changes on cash and cash equivalents		1,044,342	(38,490)	(1,134,505)

Net (decrease)/increase in cash and cash equivalents		(21,892,322)	(2,302,269)	22,132,801
Cash and cash equivalents at beginning of year		38,609,519	40,911,788	18,594,234

Cash and Cash Equivalents at End of Year		16,717,197	38,609,519	40,727,035

Comprising:
Cash in hand and balances at Bank of Jamaica	16	6,374,868	4,656,845	4,388,167
Due from other banks	17	14,927,069	24,812,575	17,048,849
Reverse repurchase agreements	20	394,873	400,000	1,043,066
Investment securities	22	4,345,284	14,955,923	21,955,185
Due to other banks	29	(9,324,897)	(6,215,824)	(3,708,232)

		16,717,197	38,609,519	40,727,035

The accompanying notes form an integral part of these consolidated financial statements

National Commercial Bank Jamaica Limited

Notes to the consolidated financial statements

September 30, 2012

(expressed in Jamaican dollars unless otherwise indicated)

1. Identification and principal activities

National Commercial Bank Jamaica Limited (“the Bank”) is incorporated in Jamaica and licensed under the Banking Act, 1992. The Bank is a 51.71% (2011—53.02%) subsidiary of AIC (Barbados) Limited. The ultimate parent company is Portland Holdings Inc., incorporated in Canada. Portland Holdings Inc. is controlled by Hon. Michael A. Lee-Chin, OJ.

The Bank’s registered office is located at 32 Trafalgar Road, Kingston 10, Jamaica.

The Bank is listed on the Jamaica Stock Exchange and the Trinidad and Tobago Stock Exchange.

The Bank’s subsidiaries and other consolidated entities, which together with the Bank are referred to as “the Group”, are as follows:

	Principal activities	Percentage ownership by the group
		2012	2011

Data-Cap Processing Limited	Security Services	100	100
Mutual Security Insurance Brokers Limited	Insurance Brokerage Services	100	100
NCB Capital Markets Limited	Securities Dealer and Stock Brokerage Services	100	100
NCB Capital Markets (Cayman) Limited *	Securities Dealer	100	100
NCB (Cayman) Limited	Commercial Banking	100	100
NCB Remittance Services (Cayman) Limited	Money Remittance Services	100	100
NCB Capital Markets (Cayman) Limited *	Securities Dealer	100	100
NCB Insurance Company Limited	Life Insurance, Investment and Pension Fund Management Services	100	100
N.C.B. (Investments) Limited	Dormant	100	100
N.C.B. Jamaica (Nominees) Limited	Registrar Services	100	100
NCB Remittance Services (Jamaica) Limited	Money Remittance Services	100	100
NCB Remittance Services (UK) Limited	Money Remittance Services	100	100
West Indies Trust Company Limited	Trust and Estate Management Services	100	100
NCB Employee Share Scheme	Dormant	100	100

*	In June 2012, NCB Capital Markets Limited acquired the entire share capital of NCB Capital Markets (Cayman) Limited from NCB (Cayman) Limited.

All subsidiaries are incorporated in Jamaica with the exception of NCB (Cayman) Limited, NCB Remittance Services (Cayman) Limited and NCB Capital Markets (Cayman) Limited, which are incorporated in the Cayman Islands, and NCB Remittance Services (UK) Limited, which is incorporated in the United Kingdom.

During the year, NCB Capital Markets Limited signed agreements with AIC (Barbados) Limited and ACF Holdings Insureco Limited, the legal and beneficial owners of 96.24% of the issued share capital of Advantage General Insurance Company Limited (AGI), for the purchase of their shareholdings in AGI. Both AIC (Barbados) Limited and ACF Holdings Insureco Limited are controlled by the Chairman and controlling shareholder of the Bank. The completion of the transaction is contingent on obtaining regulatory approval from the Financial Services Commission (FSC) and non-objection from the Bank of Jamaica (BoJ).

Subsequent to the year end, conditional regulatory approval was obtained from the FSC. However, the Bank is still in dialogue with the BoJ in respect of its non-objection.

The Group’s associates are as follows:

	Principal activities	Percentage ownership by the group
		2012	2011

Dyoll Group Limited	In Liquidation	44.47	44.47
Jamaica Money Market Brokers Limited	Securities Dealer and Stock Brokerage Services	26.30	29.30
Kingston Properties Limited	Ownership of real estate properties	25.17	25.17
Kingston Wharves Limited	Wharf Operations and Stevedoring	32.59	43.45

All associates are incorporated in Jamaica.

During the year, Jamaica Money Market Brokers Limited (JMMB) acquired the entire share capital of Capital & Credit Financial Group Limited (CCFG) for a consideration of cash and the issuing of new shares to the former shareholders of CCFG. The shares issued to the former shareholders of CCFG resulted in a dilution of the share of the Group’s ownership in JMMB from 29.30% to 26.30%.

On March 29, 2012, Kingston Wharves Limited issued additional shares to another shareholder, thereby diluting the Group’s interest from 43.45% to 32.59%.

2. Significant accounting policies

(a) Basis of preparation

The consolidated financial statements have been prepared in accordance with, and comply with, International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of available-for-sale investment securities, investment securities at fair value through profit or loss, derivative contracts and investment property.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions or estimates are significant to the consolidated financial statements, are disclosed in Note 3.

Standards, interpretations and amendments effective during the current year

Certain new standards, interpretations and amendments to existing standards have been published that became effective during the current financial year. The Group has assessed the relevance of all such new standards, interpretations and amendments and has adopted the following which are immediately relevant to its operations:

•

IAS 24 (Revised), ‘Related party disclosures’.    The revised standard clarifies and simplifies the definition of a related party and provides certain exemptions for government-related entities. The revised standard did not have a significant impact on the related party disclosures.

•

IFRS 7 (Amendment), ‘Financial instruments: Disclosures’.    This amendment clarifies the disclosure requirement by emphasizing the interaction between quantitative and qualitative disclosures and the nature and extent of risks associated with financial instruments. Amendments were also made to quantitative and credit risk disclosures. The adoption of this amendment resulted in changes in the presentation of credit risk disclosures.

•

IFRIC 14 (Amendments) ‘Prepayments of a minimum funding requirement’.    The amendments correct an unintended consequence of IFRIC 14, ‘IAS 19—The limit on a defined benefit asset, minimum funding requirements and their interaction’. Without the amendments, entities are not permitted to recognize as an asset some voluntary prepayments for minimum funding contributions. This was not intended when IFRIC 14 was issued, and the amendments correct this. The amendments did not have an impact on the consolidated financial statements.

Standards, interpretations and amendments issued but not yet effective

At the date of authorization of these financial statements, certain new standards, amendments and interpretations to existing standards have been issued which were not effective at the date of the statement of financial position, and which the Group has not early adopted. The Group has assessed the relevance of all such new standards, interpretations and amendments, has determined that the following may be relevant to its operations, and has concluded as follows:

•

IAS 1 (Amendments), ‘Financial statement presentation’ (effective for annual periods beginning on or after July 1, 2012). The main change resulting from these amendments is a requirement for entities to group items presented in other comprehensive income (OCI) on the basis of whether they are potentially reclassifiable to profit or loss subsequently (reclassification adjustments). The amendments do not address which items are presented in OCI. The Group will apply the amendments from October 1, 2012.

•

IAS 12 (Amendment), ‘Income taxes’ (effective for annual periods beginning on or after July 1, 2013). IAS 12, ‘Income taxes’, currently requires an entity to measure the deferred tax relating to an asset depending on whether the entity expects to recover the carrying amount of the asset through use or sale. It can be difficult and subjective to assess whether recovery will be through use or through sale when the asset is measured using the fair value model in IAS 40, ‘Investment property’. This amendment therefore introduces an exception to the existing principle for the measurement of deferred tax assets or liabilities arising on investment property measured at fair value. As a result of the amendments, SIC-21, ‘Income taxes—recovery of revalued non-depreciable assets’, will no longer apply to investment properties carried at fair value. The amendments also incorporate into IAS 12 the remaining guidance previously contained in SIC-21, which is withdrawn. The Group will apply the amendment from October 1, 2013 but it is not expected to have a significant impact on the consolidated financial statements.

•

IAS 19 (Amendment), ‘Employee benefits’ (effective for annual periods beginning on or after January 1, 2013). These amendments eliminate the corridor approach and calculate finance costs on a net funding basis. The significant changes affecting the Group are that actuarial gains and losses are renamed ‘remeasurements’ and will be recognized immediately in other comprehensive income. Actuarial gains and losses will no longer be deferred using the corridor approach or recognized in profit or loss. Remeasurements recognized in other comprehensive income will not be recycled through profit or loss in subsequent periods. The annual income or expense for funded benefit plans will include net interest expense or income, calculated by applying the discount rate to the net defined benefit asset or liability. This will replace the finance charge and expected return on plan assets. Additional disclosures are required to present the characteristics of benefit plans, the amounts recognized in the financial statements and the risks arising from defined benefit plans and multi-employer plans. The Group is currently assessing the impact on the financial statements and will apply the amendments from October 1, 2013.

•

IAS 27, (Revised) ‘Separate financial statements’ (effective for annual periods beginning on or after January 1, 2013). This standard includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10. The Group will apply the standard from October 1, 2013 but it will not result in changes to the Bank’s separate financial statements.

•

IAS 28, (Revised) ‘Associates and joint ventures’ (effective for annual periods beginning on or after January 1, 2013). This standard includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11. The Group will apply the standard from October 1, 2013 but it is not expected to result in changes to the consolidated financial statements.

•

IAS 32, (Amendment) ‘Financial instruments: Presentation’ (effective for annual periods beginning on or after January 1, 2014). This amendment updates the application guidance in IAS 32, ‘Financial instruments: Presentation’, to clarify some of the requirements for offsetting financial assets and financial liabilities on the balance sheet. The Group will apply the amendment from October 1, 2014 but it is not expected to have a significant impact on the consolidated financial statements.

•

IFRS 7, (Amendment) ‘Financial instruments: Disclosures’ (effective for annual periods beginning on or after January 1, 2013). This amendment reflects the joint IASB and FASB requirements to enhance current offsetting disclosures. These new disclosures are intended to facilitate comparison between those entities that prepare IFRS financial statements and those that prepare US GAAP financial statements. The Group will apply the amendment from October 1, 2013 but it is not expected to have a significant impact on the consolidated financial statements.

•

IFRS 9, ‘Financial instruments’ (effective for annual periods beginning on or after January 1, 2015). This standard on classification and measurement of financial assets and financial liabilities will replace IAS 39, ‘Financial instruments: Recognition and measurement’. IFRS 9 has two measurement categories: amortized cost and fair value. All equity instruments are measured at fair value. A debt instrument is measured at amortized cost only if the entity is holding it to collect contractual cash flows and the cash flows represent principal and interest. For liabilities, the standard retains most of the IAS 39 requirements. These include amortized-cost accounting for most financial liabilities, with bifurcation of embedded derivatives. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. The Group is still assessing the potential impact of IFRS 9 and whether it should adopt the standard prior to the effective date to take advantage of the transitional arrangements which vary depending on the date of initial adoption.

•

IFRS 10, ‘Consolidated financial statements’ (effective for annual periods beginning on or after January 1, 2013). This standard replaces IAS 27, Consolidated and Separate Financial Statements and SIC-12, Consolidation-Special Purpose Entities. This standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements. The standard provides additional guidance to assist in determining control where this is difficult to assess. The Group will apply the standard from October 1, 2013 but it is not expected to have any impact on the consolidated financial statements as there would be no change in the entities that are consolidated under the new standard.

•

IFRS 11, ‘Joint arrangements’ (effective for annual periods beginning on or after January 1, 2013). This standard replaces IAS 31, Interests in Joint Ventures and SIC-13, Jointly Controlled Entities-Non-Monetary Contributions by Venturers. This standard provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. There are two types of joint arrangement: joint operations and joint ventures. Joint operations arise where a joint operator has rights to the assets and obligations relating to the arrangement and hence accounts for its interest in assets, liabilities, revenue and expenses. Joint ventures arise where the joint operator has rights to the net assets of the arrangement and hence equity accounts for its interest. Proportional consolidation of joint ventures is no longer allowed. The Group will apply the standard from October 1, 2013. The Group currently has no joint arrangements that fall within the recognition criteria of this standard.

•

IFRS 12, ‘Disclosure of interests in other entities’ (effective for annual periods beginning on or after January 1, 2013). This standard includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off-balance-sheet vehicles. The Group will apply the standard from October 1, 2013 and it will result in expanded disclosure in the consolidated financial statements.

•

IFRS 13, ‘Fair value measurement’ (effective for annual periods beginning on or after January 1, 2013). This standard aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRS. The requirements, which are largely aligned between IFRS and US GAAP, do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRS or US GAAP. The Group will apply the standard from October 1, 2013 and it will result in expanded disclosure in the consolidated financial statements.

The Group has concluded that all other standards, interpretations and amendments to existing standards, which are published but not yet effective are either relevant to its operations but will have no material impact on adoption; or are not relevant to its operations and will therefore have no impact on adoption; or contain inconsequential clarifications that will have no material impact when they come into effect. This includes amendments resulting from the IASB’s ongoing Improvements project.

(b) Basis of consolidation

Subsidiaries

Subsidiaries are those entities in which the Group has power to govern the financial and operating policies. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls an entity. Subsidiaries are consolidated from the date on which control is transferred to the Group and are no longer consolidated from the date that control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the income statement.

Intercompany transactions, balances and unrealized gains and losses on transactions between Group companies are eliminated. Accounting policies of subsidiaries have been changed, where necessary, to ensure consistency with the policies adopted by the Group.

Associates

Associates are all entities over which the Group does not have control but has a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognized at cost. The Group’s investments in associates include goodwill (net of any accumulated impairment loss) identified on acquisition.

The Group’s share of its associates’ post-acquisition profits or losses is recognized in the consolidated income statement, and its share of post-acquisition movements in reserves is recognized in other comprehensive income. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate. Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

(c) Segment reporting

An operating segment is a component of the Group that engages in business activities from which it earns revenues and incurs expenses and whose operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment. Operating segments are reported in a manner consistent with the internal reporting to the chief operating decision maker. The chief operating decision maker is the Group Managing Director.

(d) Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Jamaican dollars, which is the Bank’s functional currency.

Transactions and balances

Foreign currency transactions are accounted for at the exchange rates prevailing at the dates of the transactions. At the date of the statement of financial position, monetary assets and liabilities denominated in foreign currencies are translated using the closing exchange rate.

Exchange differences resulting from the settlement of transactions at rates different from those at the dates of the transactions, and unrealized foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognized in the income statement.

Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognized in the income statement (applicable for trading securities), or within other comprehensive income if non-monetary financial assets are classified as available-for-sale. In the case of changes in the fair value of monetary assets denominated in foreign currency classified as available-for-sale, a distinction is made between translation differences resulting from changes in amortized cost of the security and other changes in the carrying amount of the security. Translation differences related to changes in the amortized cost are recognized in the income statement, and other changes in the carrying amount, except impairment, are recognized in other comprehensive income.

Group companies

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement;

•

Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	All resulting exchange differences are recognized in other comprehensive income and accumulated as a separate component of equity.

(e) Revenue recognition

Interest income and expense

Interest income and expense are recognized in the income statement for all interest-bearing instruments on an accrual basis using the effective interest method based on the actual purchase price. Interest income includes coupons earned on fixed income investments and accrued discount on treasury bills and other discounted instruments.

The effective interest method is a method of calculating the amortized cost of a financial asset or a financial liability and of allocating the interest income or interest expenses over the relevant period. The effective interest rate is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying amount of the financial asset or financial liability. When calculating the effective interest rate, the Group estimates cash flows considering the contractual terms of the financial instrument but does not consider future credit losses. The calculation includes all fees and points paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

The Group accounts for interest income on loans in accordance with Jamaican banking regulations. These regulations stipulate that, where collection of interest is considered doubtful or where the loan is in non-performing status (payment of principal or interest is outstanding for 90 days or more), interest should be taken into account on the cash basis and all previously accrued but uncollected interest be reversed in the period that collection is doubtful or the loan becomes non-performing. IFRS require that when loans are impaired, they are written down to their recoverable amounts and interest income is thereafter recognized by applying the original effective interest rate to the recoverable amount. The difference between the regulatory and IFRS bases of interest recognition was assessed to be immaterial.

Fee and commission income (other than those arising from insurance contracts)

Fee and commission income is generally recognized on an accrual basis when the service has been provided. Fees and commissions arising from negotiating or participating in the negotiation of a transaction for a third party are recognized on completion of the underlying transaction.

Insurance and annuity premium income and fees

The portfolio of insurance contracts consists primarily of single premium contracts and bancassurance contracts (premiums inclusive of investment placements). For these insurance contracts, premium income is accounted for as received. For other insurance contracts which require premiums to be paid monthly or other frequency to remain in force, premium income is recognized on an accrual basis up to a maximum of 60 days outstanding. Thereafter, any premium receivable is written-off and the insurance contract lapses.

Gross premiums for bancassurance contracts (premiums inclusive of investment placements) are credited initially directly to Life Assurance Fund in policyholders’ liabilities. The amounts required to settle the cost of insurance and fees associated with the policies are transferred from the Life Assurance Fund to the income statement as premiums and fees, respectively.

Annuity contracts are single premium contracts and premium income is accounted for as received. The premium income must be collected prior to the contract being in force.

When premiums are recognized, the related actuarial liabilities are computed, resulting in benefits and expenses being matched with revenue.

Dividend income

Dividend income is recognized when the right to receive payment is established.

(f) Income taxes

Taxation expense in the income statement comprises current and deferred income tax charges.

Current income tax charges are based on taxable profits for the year, which differ from the profit before tax reported because it excludes items that are taxable or deductible in other years, and items that are never taxable or deductible. The Group’s liability for current tax is calculated at tax rates that have been enacted at the date of the statement of financial position.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Currently and substantially enacted tax rates are used in the determination of deferred income tax.

Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is charged or credited in the income statement, except where it relates to items charged or credited to other comprehensive income, in which case, deferred tax is also dealt with in other comprehensive income.

(g) Cash and cash equivalents

For the purpose of the cash flow statement, cash and cash equivalents comprise balances with less than 90 days maturity from the date of acquisition including cash and balances at Bank of Jamaica (excluding statutory reserves), due from other banks, investment securities and due to other banks.

(h) Derivative financial instruments

Derivatives are financial instruments that derive their value from the price of underlying items such as equities, bonds, interest rates, foreign exchange, credit spreads, commodities or other indices. Derivatives enable users to increase, reduce or alter exposure to credit or market risk. The Group transacts derivatives to manage its own exposure to interest rate and foreign exchange risk.

Derivative instruments are initially recognized at fair value on the date a derivative contract is entered into, and subsequently are re-measured at their fair value at the date of each statement of financial position. Fair values are obtained from quoted market prices and discounted cash flow models as appropriate. Derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative. Assets and liabilities are set off where the contracts are with the same counterparty, a legal right of set off exists and the cash flows are intended to be settled on a net basis.

Gains and losses from changes in the fair value of derivatives are included in the income statement.

(i) Repurchase and reverse repurchase transactions

Securities sold under agreements to repurchase (repurchase agreements) and securities purchased under agreements to resell (reverse repurchase agreements) are treated as collateralized financing transactions. The difference between the sale/purchase and repurchase/resale price is treated as interest and accrued over the life of the agreements using the effective yield method.

(j) Loans and advances and provisions for credit losses

Loans and advances are recognized when cash is advanced to borrowers. They are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate method.

Provision for credit losses determined under the requirements of IFRS

The Group continuously monitors loans or groups of loans for indicators of impairment. In the event that indicators are present, the loans or groups of loans are tested for impairment. A provision for credit losses is established if there is objective evidence of impairment. A loan or group of loans is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan (a ‘loss event’) and that loss event has reduced the estimated future cash flows of the loan and the amount of the reduction can be reliably estimated. The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

(i)	significant financial difficulty of the obligor;

(ii)	default or delinquency in interest or principal payments;

(iii)	having to grant the borrower a concession that would not otherwise be considered due to the borrower’s financial difficulty;

(iv)	the probability that the borrower will enter bankruptcy or other financial reorganization; or

(v)	observable data indicating that there is a measurable decrease in the estimated future cash flows from the loan portfolio since the initial recognition of the loans, although the decrease cannot yet be identified with the individual loan in the portfolio, including:

a)	adverse changes in the payment status of borrowers in the portfolio; and

b)	national or local economic conditions that correlate with defaults on the loan portfolio.

The Group first assesses whether objective evidence of impairment exists individually for loans that are individually significant, and individually or collectively for loans that are not individually significant. If the Group determines that no objective evidence of impairment exists for an individually assessed loan, whether significant or not, it includes the loan in a group of loans with similar credit risk characteristics and collectively assesses them for impairment. Loans that are individually assessed for impairment and for which an impairment loss is or continues to be recognized are not included in a collective assessment of impairment.

The amount of the loss is measured as the difference between the carrying amount of the loan and the present value of estimated future cash flows, including amounts recoverable from guarantees and collateral, discounted at the original effective interest rate of the loan. For accounting purposes, the carrying amount of the loan is reduced through the use of a provision for credit losses account and the amount of the loss is recognized in the income statement. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

For the purposes of a collective evaluation of impairment, loans are grouped on the basis of similar credit risk characteristics (that is, on the basis of the Group’s grading process that considers loan type, industry, collateral type and past-due status). Those characteristics are relevant to the estimation of future cash flows for groups of such loans by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the loans being evaluated.

Future cash flows in a group of loans that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the loans in the group. Losses over the preceding 12 months are used as a baseline to determine historical loss experience for loans with credit risk characteristics similar to those in the group. This historical loss experience is then adjusted, if necessary, to reflect broader economic trends over the most recent 24-month period with a 36-month look back period used on the highest risk portfolios. Finally, applicable adjustments are made on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not currently exist.

Estimates of changes in future cash flows for groups of loans should reflect and be directionally consistent with changes in related observable data and our assessment of changes in the economy from period to period (for example, changes in unemployment levels, property and motor vehicle prices, or other factors indicative of changes in the probability of losses in the group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly by the Group to reduce any differences between loss estimates and actual loss experience.

When a loan is deemed uncollectible, it is written off against the related provision for credit losses. Such loans are written off after all the necessary procedures have been completed and the amount of the loss has been determined.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the previously recognized impairment loss is reversed by adjusting the provision for credit losses. The amount of the reversal is recognized in the income statement.

Provision for credit losses determined under the Bank of Jamaica regulatory requirements

The effect of the provision for credit losses determined under the Bank of Jamaica regulatory requirements is to reserve capital. No amounts are booked to the income statement in respect of regulatory provisions. Provisions calculated based on regulatory requirements that exceed the amounts required under IFRS are transferred from retained earnings to a non-distributable loan loss reserve in shareholders’ equity.

The provision for credit losses determined under the Bank of Jamaica regulatory requirements comprises a “specific provision”, a “special provision” and a “general provision”. The specific and special provisions are determined based on each specific loan for which problems have been identified. The general provision is considered to be prudential in nature and is established to absorb portfolio losses.

The specific provision is established for the estimated net loss for all non-performing loans and performing loans that meet specified criteria. Loans are considered to be non-performing where a principal or interest payment is contractually 90 days or more in arrears. At the time of classification as non-performing, any interest that is contractually due but in arrears is reversed from the income statement and interest is thereafter recognized in the income statement on the cash basis only. The estimated net loss is defined as the net exposure remaining after deducting the estimated net realizable value of the collateral (as defined by and determined by the regulations) from the outstanding principal balance of the loan. The regulations quantify the specific provision at ranges from 20% to 100% of the estimated net loss of each non-performing loan depending on the length of time the loan has been in arrears. In addition, where a non-performing loan is fully secured but the collateral is unrealized for a period of 12 months, a provision of 50% of the amounts outstanding should be made. Where the collateral is unrealized for a further 6 months (with limited exceptions which allow for up to a further 15 months) a full provision is made. The regulations further require that the specific provision for each loan should not be less than 1% of the amounts outstanding.

In respect of loans that are considered sub-standard for reasons other than being non-performing, a special provision is established for the greater of 1% of the amounts outstanding or 20% of the estimated net loss.

A general provision is established for all loans (other than loans for which specific and special provisions were established) at 1% of the amounts outstanding.

(k) Investment securities

Investment securities are classified into the following categories: investment securities at fair value through profit or loss, available-for-sale securities and loans and receivables. Management determines the classification of its investments at initial recognition and re-evaluates this designation at every reporting date.

Investment securities at fair value through profit or loss are those which were either acquired for generating a profit from short-term fluctuations in price or dealer’s margin, or are securities included in a portfolio in which a pattern of short-term profit-taking exists. They are initially recognized at fair value and transaction costs are expensed in the income statement. They are subsequently carried at fair value. Interest income on investment securities at fair value through profit or loss is recognized in interest income. All other realized and unrealized gains and losses are included in gain on foreign currency and investment activities.

Available-for-sale securities are those intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, foreign exchange rates or market prices. They are initially recognized at fair value (including transaction costs), and subsequently remeasured at fair value. Unrealized gains and losses arising from changes in fair value of available-for-sale securities are recognized in other comprehensive income. When the securities are disposed of or impaired, the related accumulated unrealized gains or losses included in other comprehensive income are transferred to the income statement.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market other than; (i) those financial assets that the Group intends to sell immediately or in the short term, which shall be classified as held for trading, and (ii) those financial assets that the entity upon initial recognition, designates as at fair value through profit or loss or that it has designated as available-for-sale.

The fair values of quoted investments in active markets are based on current bid prices. If there is no active market for a financial asset, the Group establishes fair value using valuation techniques. These include the use of recent arm’s length transactions, discounted cash flow analysis and other valuation techniques commonly used by market participants.

Financial assets are assessed at each date of the statement of financial position for objective evidence of impairment. A financial asset is considered impaired if its carrying amount exceeds its estimated recoverable amount. The amount of the impairment loss for assets carried at amortized cost is calculated as the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the original effective interest rate. The recoverable amount of a financial asset carried at fair value is the present value of expected future cash flows discounted at the current market interest rate for a similar financial asset.

In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value below cost is considered an indicator of impairment. Significant or prolonged are assessed based on market conditions and other indicators. If any such evidence exists for available-for-sale financial assets, the cumulative loss, measured as the difference between the acquisition cost and the current fair value, less any impairment losses previously recognized in the income statement, is removed from other comprehensive income and recognized in the income statement. Impairment losses recognized on the equity instruments are not reversed through the income statement.

All purchases and sales of investment securities are recognized at settlement date.

Investment securities are derecognized when the contractual rights to receive the cash flows from these assets have ceased to exist or the assets have been transferred and substantially all the risks and rewards of ownership of the assets are also transferred (that is, if substantially all the risks and rewards have not been transferred, the Group tests control to ensure that continuing involvement on the basis of any retained powers of control does not prevent derecognition).

(l) Investment property

Investment property is held for long-term rental yields and is, therefore, treated as a long-term investment. The property is not occupied by the Group.

Investment property is measured initially at cost, including transaction costs, and is subsequently carried at fair value, representing open market value determined annually by the directors or by independent valuators. Changes in fair values are recorded in the income statement.

(m) Intangible assets

Computer software

Costs that are directly associated with acquiring and developing identifiable and unique software products are recognized as intangible assets. These costs are amortized using the straight-line method over their useful lives, not exceeding a period of five years. Costs associated with maintaining computer software programs are recognized as an expense as incurred.

(n) Property, plant and equipment

Land and buildings are shown at deemed cost less impairment losses, and less subsequent depreciation for buildings. All other property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses.

Subsequent costs are included in the asset’s carrying amount or are recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance costs are charged to other operating expenses during the financial period in which they are incurred.

Land is not depreciated. Depreciation on other assets is calculated on the straight-line basis at annual rates that will write off the carrying value of each asset over the period of its expected useful life. Annual depreciation rates or period over which depreciation is charged are as follows:

Freehold buildings	2%
Leasehold improvements	Period of lease
Computer equipment	20—33 1/3%
Office equipment and furniture	20%
Other equipment	5—7%
Motor vehicles	20—25%
Leased assets	Shorter of period of lease or useful life of asset

The assets’ useful lives are reviewed, and adjusted if appropriate, at each date of the statement of financial position. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is the higher of the asset’s fair value less costs to sell and value in use.

Gains or losses on disposals are determined by comparing proceeds with carrying amount. These are included in other operating income in the income statement.

(o) Financial liabilities

The Group’s financial liabilities comprise primarily amounts due to other banks, customer deposits, repurchase agreements, obligations under securitization arrangements, other borrowed funds and policyholders’ liabilities.

The recognition and measurement of policyholders’ liabilities is detailed in Note 2(r); other financial liabilities are measured at amortized cost.

(p) Borrowings

Borrowings, including those arising under securitization arrangements, are recognized initially at fair value, being their issue proceeds, net of transaction costs incurred. Subsequently, borrowings are stated at amortized cost and any difference between net proceeds and the redemption value is recognized in the income statement over the period of the borrowings using the effective yield method.

(q) Leases

As lessee

Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased asset or the present value of minimum lease payments. Each lease payment is allocated between the liability and interest charges so as to produce a constant rate of charge on the lease obligation. The interest element of the lease payments is charged in the income statement over the lease period.

Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments under operating leases are charged in the income statement on a straight-line basis over the period of the lease.

As lessor

When assets are leased out under a finance lease, the present value of the lease payments is recognized as a receivable. The difference between the gross receivable and the present value of the receivable is recognized as unearned finance income. Lease income is recognized over the term of the lease in a manner which reflects a constant periodic rate of return on the net investment in the lease.

(r) Insurance and investment contracts—classification, recognition and measurement

The Group issues contracts that transfer insurance risk or financial risk or both, primarily through bancassurance arrangements. Bancassurance is commonly referred to as “the sale of insurance and other similar products through a bank, usually through established distribution channels (such as bank branches)”. The insurance subsidiary uses the branch network of the Bank to house its insurance agents. In Jamaica, only insurance agents are allowed to sell insurance contracts.

Classification

Insurance contracts are those contracts that transfer significant insurance risk. Such contracts may also transfer financial risk. As a general guideline the Group defines significant insurance risk as the possibility of having to pay benefits on occurrence of insured events that are at least 10% more than the benefits payable if the insured event did not occur.

Investment contracts are those contracts that transfer financial risk with no significant insurance risk.

Recognition and measurement

Insurance contracts

These contracts insure human life events (for example death or permanent disability) over a long duration. The accounting treatment differs according to whether the contract bears investment options or not. Under contracts that do not bear investment options, premiums are recognized as income when they become payable by the contract holder and benefits are recorded as an expense, net of reinsurance, when they are incurred.

Under contracts that bear an investment option, insurance premiums received are initially recognized directly as liabilities. These liabilities are increased by credited interest and are decreased by policy administration fees, mortality and surrender charges and any withdrawals; the resulting liability is called the Life Assurance Fund. Income consists of fees deducted for mortality, policy administration and surrenders. Interest credited to the account balances and benefit claims in excess of the account balances incurred in the period are recorded as expenses in the income statement.

Insurance contract liabilities are determined by an independent actuary using the Policy Premium Method of valuation as discussed in Note 4. These liabilities are, on valuation, adjusted through the income statement to reflect the valuation determined under the Policy Premium Method.

The Group enters into contracts with reinsurers under which it is compensated for losses on contracts it issues and which meet the classification requirements for insurance contracts. The benefits to which the Group is entitled under its reinsurance contracts held are recognized as reinsurance assets.

Investment contracts

Under these contracts, insurance premiums are recognized directly as liabilities. These liabilities are increased by credited interest and are decreased by policy administration fees, mortality and surrenders. These liabilities are called the contract holders’ account balances. Income consists of fees deducted for mortality, policy administration and surrenders. Interest credited to the account balances and benefit claims in excess of the account balances incurred in the period are recorded as expenses in the income statement.

Benefits and claims payable represent the gross cost of all claims notified but not settled on the date of the statement of financial position. Any reinsurance recoverable is shown as a receivable from the reinsurer.

(s) Provisions

Provisions are recognized when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.

(t) Post-employment benefits

Pension benefits

The Bank and its subsidiaries operate a number of retirement plans, the assets of which are generally held in separate trustee administered funds. The pension plans are funded by payments from employees and by the relevant companies, taking into account the recommendations of independent qualified actuaries. The Group has both defined benefit and defined contribution plans.

Defined benefit pension plans

A defined benefit pension plan is a plan that defines an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors, such as age, years of service and compensation.

The liability recognized in the statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the date of the statement of financial position less the fair value of plan assets, together with adjustments for unrecognized actuarial gains and losses and past service cost. The defined benefit obligation is calculated annually by independent actuaries using the Projected Unit Credit Method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation are charged or credited to the income statement over the employees’ expected average remaining working lives. Past-service costs are recognized immediately in administrative expenses, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period), in this case, the past-service costs are amortized on a straight-line basis over the vesting period.

Defined contribution pension plans

A defined contribution pension plan is a plan under which the Group pays fixed contributions into a separate fund. The Group has no legal or constructive obligations to pay further contributions. The Group pays contributions to privately administered pension insurance plans on a contractual basis. The Group has no further payment obligations once the contributions have been paid. The contributions are charged to the income statement in the period to which they relate.

Other post-employment benefit obligations

Group companies provide post-employment health care benefits to their retirees. The entitlement to these benefits is usually conditional on the employee remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment using an accounting methodology similar to that for defined benefit pension plans. Actuarial gains and losses arising from experience adjustments, and changes in actuarial assumptions in excess of the greater of 10% of the value of plan assets or 10% of the defined benefit obligation, are charged or credited to income over the expected remaining working lives of the related employees. These obligations are valued annually by independent qualified actuaries.

(u) Acceptances, guarantees, indemnities, letters of credit and undertakings

Acceptances, guarantees, indemnities and letters of credit and undertakings are various forms of contractual commitments to advance funds to or on behalf of customers and include:

(i)	Obligations on the part of the Group to make payments (directly or indirectly) to a designated third party contingent upon a default by the Group’s customer in the performance of an obligation under the terms of that customer’s contract with the third party; and

(ii)	Obligations to guarantee or stand as surety for the benefit of a third party.

Where the Bank’s obligations under acceptances, guarantees, indemnities and letters of credit and undertakings are not considered to be contingent, the amounts are reported as a liability in the statement of financial position. There are equal and offsetting claims against customers in the event of a call on these commitments, which are reported as an asset.

Where the Bank’s obligations are considered to be contingent, the amounts are disclosed in Note 43.

(v) Share capital

Share issue costs

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, for the proceeds.

Dividends on ordinary shares

Dividends on ordinary shares are recognized in equity in the period in which they are declared.

Treasury shares

Where the Employee Share Scheme purchases the Bank’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of taxes) is deducted from equity attributable to the Bank’s shareholders until the shares are cancelled, reissued or disposed of. Where the shares are subsequently sold or reissued, any consideration received, net of directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Bank’s shareholders.

(w) Fiduciary activities

The Group acts as trustee and in other fiduciary capacities that result in holding or placing of assets on behalf of individuals, trusts, retirement benefit plans and other third parties. These assets and income arising thereon are excluded from these financial statements, as they are not assets of the Group.

3. Critical accounting estimates and judgments in applying accounting policies

The Group’s financial statements and its financial result are influenced by accounting policies, assumptions, estimates and management judgment, which necessarily have to be made in the course of preparation of the financial statements.

The Group makes estimates and assumptions that affect the reported amounts of assets and liabilities within the next financial year. All estimates and assumptions required in conformity with IFRS are best estimates undertaken in accordance with the applicable standard.

Estimates and judgments are continuously evaluated and are based on past experience and other factors, including expectations with regard to future events. Accounting policies and management’s judgments for certain items are especially critical for the Group’s results and financial position due to their materiality.

Income taxes

There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for actual and anticipated tax audit issues based on estimates of whether additional taxes will be due. In determining these estimates, management considers the merit of any audit issues raised, based on their interpretation of the taxation laws, and their knowledge of any precedents established by the taxation authorities. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences could materially impact the current tax and deferred tax provisions in the period in which such determination is made.

Impairment losses on loans and advances

The Group reviews its loan portfolio to assess impairment at least on a monthly basis. In determining whether an impairment loss should be recorded in the income statement, the Group makes judgments as to whether there is any observable data indicating that there is a measurable decrease in the estimated future cash flows from loans. This evidence may include observable data indicating that there has been an adverse change in the payment status of borrowers in a group, or national or local economic conditions that correlate with defaults on assets in the Group. Management uses estimates based on historical loss experience for assets with credit risk characteristics and objective evidence of impairment similar to those in the portfolio when scheduling its future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

Estimates of future benefit payments and premiums from long term insurance contracts

The determination of the liabilities under long-term insurance contracts represents the liability for future benefits payable by the Group based on contracts for the life assurance business in force at the date of the statement of financial position using the Policy Premium Method. These liabilities represent the amount which, together with future premiums and investment returns will, in the opinion of the actuary, be sufficient to pay future benefits relating to contracts of insurance in force, as well as meet the expenses incurred in connection with such contracts. The Policy Premium Method of valuation is based on assumptions of mortality, persistency, investment income, renewal expenses and other assumptions considered appropriate to be included in the basis for the determination of the liabilities of the Group under the terms of its policy contracts in force. A margin for risk or uncertainty (adverse deviations) in these assumptions is added to the liability. The assumptions are examined each year in order to determine their validity in light of current best estimates or to reflect emerging trends in the Group’s experience.

Future obligations for post-employment benefits

The cost of these benefits and the present value of the future obligations depend on a number of factors that are determined by actuaries using a number of assumptions. The assumptions used in determining the net periodic cost or income for retirement benefits include the expected long-term rate of return on the relevant plan assets, the discount rate and, in the case of health benefits, the expected rate of increase in health costs. Any changes in these assumptions will impact the net periodic cost or income recorded for retirement benefits and may affect planned funding of the pension plan. The expected return on plan assets assumption is determined on a uniform basis, considering long-term historical returns, asset allocation and future estimates of long-term investment returns. The Group determines the appropriate discount rate at the end of each year, which represents the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the retirement benefit obligations. In determining the appropriate discount rate, the Group considered interest rates of government bonds that are denominated in the currency in which the benefits will be paid, and have terms to maturity approximating the terms of the related obligations. The expected rate of increase of health costs has been determined by comparing the historical relationship of the actual health cost increases with the rate of inflation. Other key assumptions for the retirement benefits are based on current market conditions.

Intangible assets arising on acquisition of associates

The fair market value of the intangible assets arising from the Group’s acquisition of associates was determined by an independent valuation consultant.

The intangibles acquired have been deemed to be finite life intangibles. Their estimated useful lives have been determined by management, based on their best estimate of the time period over which the Group will benefit from the assets acquired. Management has estimated that the useful life of the intangibles will be between 6 and 20 years.

4. Responsibilities of the appointed actuary and external auditors

The Board of Directors of the insurance subsidiary pursuant to the Insurance Act appoints the Actuary. His responsibility is to carry out an annual valuation of the Group’s policyholders’ liabilities in accordance with accepted actuarial practice and regulatory requirements and report thereon to the policyholders and shareholders. In performing the valuation using the Policy Premium Method, the Actuary makes assumptions as to the future rates of interest, asset defaults, mortality, morbidity, claims experience, policy termination, inflation, reinsurance recoveries, expenses and other contingencies, taking into consideration the circumstances of the Group and the insurance policies in force.

The shareholders pursuant to the Companies Act appoint the external auditors. Their responsibility is to conduct an independent and objective audit of the financial statements in accordance with International Standards on Auditing and report thereon to the shareholders. In carrying out their audit, the auditors also make use of the work of the Appointed Actuary and his report on the policyholders’ liabilities.

5. Segment reporting

The Group is organized into the following business segments:

(a)	Retail & SME—This incorporates the provision of banking services to individual and small and medium business clients and money remittance services.

(b)	Payment services—This incorporates the provision of card related services.

(c)	Corporate banking—This incorporates the provision of banking services to large corporate clients.

(d)	Treasury & correspondent banking—This incorporates the Bank’s liquidity and investment management function, management of correspondent bank relationships, and relationships with other financial institutions as well as foreign currency dealing activities.

(e)	Wealth management—This incorporates stock brokerage, securities trading, investment management and other financial services provided by overseas subsidiaries.

(f)	Insurance & pension fund management—This incorporates life insurance, pension and investment management services.

(g)	The Group’s insurance brokerage services, trustee services and registrar and transfer agent services are classified as Other for segment reporting.

The Group’s operations are located mainly in Jamaica. The operations of subsidiaries located overseas account for less than 10% of the Group’s external operating revenue, assets and capital expenditures.

Unallocated assets and liabilities

Unallocated assets and liabilities comprise current income tax payable and recoverable, deferred income tax assets and liabilities and assets and liabilities of support units of the Bank that are not allocated to the banking segments.

Direct allocated costs and unallocated corporate expenses

Costs incurred by the support units of the Bank are allocated to the business segments based on certain criteria determined by management. These criteria include staff complement, square footage and time spent providing the service to the business segment. The expenses that are allocated are mainly staff costs, depreciation and amortization and other operating expenses and are treated as direct allocated costs.

Costs allocated to the banking segments are reported directly by those segments to the Group Managing Director and Board of Directors. Costs allocated to the non-banking segments are not included in the individual internal reports presented by those segments and are treated as unallocated corporate expenses.

Eliminations

Eliminations comprise inter-company and inter-segment transactions.

	Commercial banking
	Consumer & SME			Treasury &		Insurance &
Year ended September 30, 2012	Retail & SME	Payment services	Corporate banking	correspondent banking	Wealth management	pension fund management	Other	Eliminations	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

External revenue	11,987,814	5,655,151	3,687,430	8,337,897	8,895,950	5,778,306	82,682	—	44,425,230
Revenue from other segments	2,996,958	—	—	1,120,417	600,790	62,099	177,513	(4,957,777)	—

Total revenue	14,984,772	5,655,151	3,687,430	9,458,314	9,496,740	5,840,405	260,195	(4,957,777)	44,425,230

Interest income	11,589,823	2,095,535	3,176,482	7,556,345	7,744,270	2,729,571	36,176	(4,453,218)	30,474,984
Interest expense	(1,547,225)	(572,384)	(1,262,756)	(4,807,544)	(3,939,225)	(1,050,982)	(1,292)	4,453,218	(8,728,190)

Net interest income	10,042,598	1,523,151	1,913,726	2,748,801	3,805,045	1,678,589	34,884	—	21,746,794
Net fee and commission income	3,047,156	2,340,043	479,667	180,073	193,108	859,062	88,947	(198,436)	6,989,620
Gain on foreign currency and investment activities	128,592	8,429	21,859	1,545,365	1,480,682	498,119	(28,662)	28,440	3,682,824
Premium income	—	—	—	—	—	1,716,630	—	(29,548)	1,687,082
Other operating income	64,238	5,332	3,885	172,133	74,351	37,023	48,083	(202,126)	202,919

Total operating income	13,282,584	3,876,955	2,419,137	4,646,372	5,553,186	4,789,423	143,252	(401,670)	34,309,239

Staff costs	4,300,763	186,200	198,686	141,115	511,613	517,097	95,731	(29,138)	5,922,067
Provision for credit losses	692,582	418,647	1,352,698	—	—	—	—	—	2,463,927
Depreciation and amortization	138,854	65,318	5,314	86,096	5,193	35,648	1,036	—	337,459
Impairment losses on securities	—	—	—	—	467,778	—	—	—	467,778
Other operating expenses	2,259,018	740,233	390,844	535,312	600,637	1,852,349	22,734	(248,161)	6,152,966

Total operating expenses	7,391,217	1,410,398	1,947,542	762,523	1,585,221	2,405,094	119,501	(277,299)	15,344,197

Operating profit before allocated costs	5,891,367	2,466,557	471,595	3,883,849	3,967,965	2,384,329	23,751	(124,371)	18,965,042
Allocated costs	(4,320,718)	(567,410)	(376,865)	(272,816)	—	—	—	—	(5,537,809)

Operating profit c/fwd	1,570,649	1,899,147	94,730	3,611,033	3,967,965	2,384,329	23,751	(124,371)	13,427,233

	Commercial banking
	Consumer and SME			Treasury &		Insurance &
Year ended September 30, 2012	Retail & SME	Payment services	Corporate banking	correspondent banking	Wealth management	pension fund management	Other	Eliminations	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Operating profit b/fwd	1,570,649	1,899,147	94,730	3,611,033	3,967,965	2,384,329	23,751	(124,371)	13,427,233
Unallocated corporate expenses									(1,159,775)
Share of profit of associates									947,141
Dilution of share in associates									(11,948)
Profit before Taxation									13,202,651
Taxation									(3,156,789)

Net Profit									10,045,862

Segment assets	142,309,200	9,435,429	43,741,933	123,726,523	108,561,208	33,847,570	967,581	(94,188,657)	368,400,787
Associates									7,149,680
Unallocated assets									3,885,052

Total assets									379,435,519

Segment liabilities	126,705,217	7,186,881	35,068,827	111,824,614	92,832,713	25,401,036	185,430	(88,041,519)	311,163,199
Unallocated liabilities									1,928,999

Total liabilities									313,092,198

Capital expenditure	1,426,882	191,078	42,025	114,040	82,754	87,642	18,007	—	1,962,428

Year ended September 30, 2012	Total per segment report	Allocated expenses	Unallocated corporate expenses	Total per income statement
	$’000	$’000	$’000	$’000

Reconciliation to income statement
Interest income	30,474,984	833	151	30,475,968
Interest expense	8,728,190	20,098	(56,410)	8,691,878
Net fee and commission income	6,989,621	119,143	4,918	7,113,682
Gain on foreign currency and investment activities	3,682,824	41,073	7,595	3,731,492
Other operating income and dividend income	202,919	23,259	4,425	230,603
Staff costs	5,922,067	3,272,756	561,093	9,755,916
Provision for credit losses	2,463,927	(942)	(174)	2,462,811
Depreciation and amortization	337,459	405,251	69,802	812,512
Other operating expenses	6,152,966	2,024,956	602,552	8,780,474

	Commercial banking
	Consumer and SME			Treasury &		Insurance &
Year ended September 30, 2011—Restated	Retail & SME	Payment services	Corporate banking	correspondent banking	Wealth management	pension fund management	Other	Eliminations	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

External revenue	10,117,736	5,011,285	4,012,144	9,421,741	9,376,081	6,778,668	74,049	—	44,791,704
Revenue from other segments	3,594,300	2,848	8,651	1,075,116	323,217	56,253	220,511	(5,280,896)	—

Total revenue	13,712,036	5,014,133	4,020,795	10,496,857	9,699,298	6,834,921	294,560	(5,280,896)	44,791,704

Interest income	10,715,657	1,772,325	3,509,423	8,282,077	8,009,898	2,756,725	36,781	(4,892,208)	30,190,678
Interest expense	(1,768,519)	(476,113)	(1,296,408)	(5,249,945)	(3,993,074)	(1,121,144)	(604)	4,892,208	(9,013,599)

Net interest income	8,947,138	1,296,212	2,213,015	3,032,132	4,016,824	1,635,581	36,177	—	21,177,079
Net fee and commission income	2,655,566	2,133,133	480,164	159,588	134,771	745,077	69,160	(80,203)	6,297,256
Gain on foreign currency and investment activities	126,418	7,508	28,139	2,017,800	1,485,117	328,025	52,219	(12,680)	4,032,546
Premium income	—	—	—	—	—	2,953,427	—	(31,508)	2,921,919
Other operating income	68,491	4,814	2,887	35,439	56,517	6,120	34,523	(116,826)	91,965

Total operating income	11,797,613	3,441,667	2,724,205	5,244,959	5,693,229	5,668,230	192,079	(241,217)	34,520,765

Staff costs	4,064,538	236,244	228,425	128,335	427,843	435,115	89,839	(26,617)	5,583,722
Provision for credit losses	385,011	442,908	(65,121)	—	—	—	—	—	762,798
Depreciation and amortization	136,337	58,995	5,462	5,289	9,073	50,325	600	—	266,081
Impairment losses on securities	—	—	—	264,013	—	—	—	(2,010)	262,003
Other operating expenses	1,998,356	540,002	157,733	245,483	583,213	2,790,416	22,908	(159,971)	6,178,140

Total operating expenses	6,584,242	1,278,149	326,499	643,120	1,020,129	3,275,856	113,347	(188,598)	13,052,744

Operating profit before allocated costs	5,213,371	2,163,518	2,397,706	4,601,839	4,673,100	2,392,374	78,732	(52,619)	21,468,021
Allocated costs	(3,836,857)	(497,289)	(300,611)	(245,045)	—	—	—	—	(4,879,802)

Operating profit c/fwd	1,376,514	1,666,229	2,097,095	4,356,794	4,673,100	2,392,374	78,732	(52,619)	16,588,219

	Commercial banking
	Consumer and SME			Treasury &		Insurance &
Year ended September 30, 2011—Restated	Retail & SME	Payment services	Corporate banking	correspondent banking	Wealth management	Pension fund management	Other	Eliminations	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Operating profit b/fwd	1,376,514	1,666,229	2,097,095	4,356,794	4,673,100	2,392,374	78,732	(52,619)	16,588,219
Unallocated corporate expenses									(1,100,481)
Gain on acquisition of associates									1,867,377
Share of profit of associate									234,979

Profit before Taxation									17,590,094
Taxation									(3,704,793)

Net Profit									13,885,301

Segment assets	132,354,077	7,094,874	40,148,636	125,621,853	102,831,645	31,904,023	1,109,722	(90,045,349)	351,019,481
Associate									6,698,130
Unallocated assets									1,900,502

Total assets									359,618,113

Segment liabilities	121,545,595	6,831,118	31,420,815	111,574,512	85,027,869	23,699,917	174,100	(85,033,350)	295,240,576
Unallocated liabilities									2,400,273

Total liabilities									297,640,849

Capital expenditure	807,294	93,814	23,585	196,183	49,152	63,256	127,144	—	1,360,428

Year ended September 30, 2011	Total per segment report $’000	Allocated expenses $’000	Unallocated corporate expenses $’000	Total per income statement $’000

Reconciliation to income statement
Interest income	30,190,678	1,109	151	30,191,938
Interest expense	9,013,616	20,599	6,863	9,041,078
Net fee and commission income	6,425,854	(7,106)	698	6,419,446
Gain on foreign currency and investment activities	4,032,546	2,815	82	4,035,443
Other operating income and dividend income	92,645	44,190	7,693	144,528
Staff costs	5,583,722	3,010,637	645,757	9,240,116
Provision for credit losses	762,798	5,404	679	768,881
Depreciation and amortization	266,081	269,434	44,617	580,132
Other operating expenses	6,178,141	1,743,997	411,188	8,333,326

	Commercial banking
	Consumer and SME			Treasury &		Insurance &
Year ended September 30, 2010	Retail & SME	Payment services	Corporate banking	correspondent banking	Wealth management	pension Fund management	Other	Eliminations	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

External revenue	8,727,077	4,951,320	5,275,433	10,299,153	9,497,058	4,491,205	78,431	—	43,023,151
Revenue from other segments	5,334,155	15,024	1,602	1,260,334	476,522	121,330	251,787	(7,460,754)	—

Total revenue	14,061,232	4,966,344	5,277,035	11,559,487	9,973,580	4,612,535	330,218	(7,460,754)	43,023,151

Interest income	11,448,916	1,502,274	4,917,704	10,106,648	9,070,586	3,303,992	52,464	(7,099,521)	33,303,063
Interest expense	(2,934,322)	(574,514)	(1,714,701)	(7,390,795)	(5,450,290)	(1,581,441)	(71,270)	7,099,521	(12,617,812)

Net interest income	8,514,594	927,760	3,203,003	2,715,853	3,620,296	1,722,551	(18,806)	—	20,685,251
Net fee and commission income	2,352,453	2,206,120	329,464	164,466	97,520	732,112	61,931	(89,944)	5,854,122
Gain on foreign currency and investment activities	117,581	8,595	21,907	991,099	758,332	47,800	23,455	(22,069)	1,946,700
Premium income	—	—	—	—	—	493,057	—	—	493,057
Other operating income	73,953	11,883	2,416	43,180	54,646	35,574	41,339	(117,797)	145,194

Total operating income	11,058,581	3,154,358	3,556,790	3,914,598	4,530,794	3,031,094	107,919	(229,810)	29,124,324

Staff costs	4,175,738	171,566	224,145	100,973	453,922	445,434	85,078	—	5,656,856
Provision for credit losses	472,414	504,409	(83,009)	1,452	—	—	—	—	895,266
Depreciation and amortization	150,383	70,956	4,990	4,409	13,838	36,558	604	—	281,738
Impairment losses on securities	—	—	—	—	27,520	—	—	—	27,520
Other operating expenses	1,346,981	470,141	135,143	182,611	481,212	562,820	17,157	(183,305)	3,012,760

Total operating expenses	6,145,516	1,217,072	281,269	289,445	976,492	1,044,812	102,839	(183,305)	9,874,140

Operating profit before allocated costs	4,913,065	1,937,286	3,275,521	3,625,153	3,554,302	1,986,282	5,080	(46,505)	19,250,184
Allocated costs	(3,761,882)	(607,062)	(352,556)	(275,572)	—	—	—	—	(4,997,072)

Operating profit c/fwd	1,151,184	1,330,224	2,922,965	3,349,581	3,554,302	1,986,282	5,080	(46,505)	14,253,112

	Commercial banking
	Consumer and SME			Treasury &		Insurance &
Year ended September 30, 2010	Retail & SME	Payment services	Corporate banking	correspondent banking	Wealth management	pension fund management	Other	Eliminations	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Operating profit b/fwd	1,151,184	1,330,224	2,922,965	3,349,581	3,554,302	1,986,282	5,080	(46,505)	14,253,112
Unallocated corporate expenses									(965,712)
Share of profit of associate									200,713

Profit before Taxation									13,488,113
Taxation									(2,413,315)

Net Profit									11,074,798

Segment assets	116,695,028	7,466,906	46,140,396	134,564,133	93,861,623	25,603,109	917,540	(94,413,609)	330,835,126
Associates									2,320,723
Unallocated assets									1,814,162

Total assets									334,970,011

Segment liabilities	109,279,435	6,410,093	36,694,537	122,724,878	81,657,683	20,728,562	164,874	(92,168,983)	285,491,079
Unallocated liabilities									670,999

Total liabilities									286,162,078

Capital expenditure	583,773	49,965	19,568	39,141	33,212	44,596	12,409	—	782,664

Year ended September 30, 2010	Total per segment report	Allocated expenses	Unallocated corporate expenses	Total per income statement
	$’000	$’000	$’000	$’000

Reconciliation to income statement
Interest income	33,303,063	1,078	153	33,304,294
Interest expense	12,617,812	29,792	7,047	12,654,651
Net fee and commission income	5,854,122	103,540	(1,877)	5,955,785
Gain on foreign currency and investment activities	1,946,700	13,242	2,691	1,962,633
Other operating income	145,194	181,051	35,992	362,237
Staff costs	5,656,856	3,000,516	595,290	9,252,662
Provision for credit losses	895,266	43,794	8,902	947,962
Depreciation and amortization	281,738	236,383	10,212	528,333
Other operating expenses	3,012,760	1,985,498	381,220	5,379,478

6. Net interest income

	2012 $’000	2011 $’000	2010 $’000

Interest income
Loans and advances	14,085,952	12,567,210	12,670,671

Investment securities—
Available-for-sale	12,958,119	13,521,593	14,911,972
Loans and receivables	3,177,011	3,831,018	5,163,480
At fair value through profit or loss	90,445	60,810	36,207
Reverse repurchase agreements	41,626	174,755	476,590
Deposits and other	122,815	36,552	45,374

	30,475,968	30,191,938	33,304,294

Interest expense
Customer deposits	2,344,514	2,473,797	4,123,788
Repurchase agreements	4,164,851	4,350,925	5,451,311
Policyholders’ benefits	1,050,982	1,115,039	1,579,057
Securitization arrangements	486,697	633,249	965,278
Other borrowed funds and amounts due from other banks	641,338	424,285	483,903
Other	3,496	43,783	51,314

	8,691,878	9,041,078	12,654,651

Net interest income	21,784,090	21,150,860	20,649,643

7. Net fee and commission income

	2012 $’000	2011 $’000	2010 $’000

Fee and commission income
Retail and SME fees	2,951,506	2,523,657	2,255,784
Payment services fees	3,539,946	3,211,152	3,133,050
Corporate banking fees	481,260	478,707	329,464
Treasury and correspondent banking fees	181,338	159,304	164,466
Wealth management fees	193,108	135,976	111,342
Insurance and pension management fees	859,062	790,624	732,112
Other	93,865	198,456	174,712

	8,300,085	7,497,876	6,900,930

Fee and commission expense
Payment services fees	1,186,403	1,078,430	945,145

	7,113,682	6,419,446	5,955,785

8. Gain on foreign currency and investment activities

	2012	2011	2010
	$’000	$’000	$’000

Net foreign exchange gains	997,489	1,117,355	868,718
Fixed income securities held for trading	52,843	488,048	67,591
Other fixed income securities	2,646,674	2,425,908	993,454
Equity securities held for trading	33,986	3,734	4,361
Other equity securities	—	398	29,509
Investment property (Note 24)	500	—	(1,000)

	3,731,492	4,035,443	1,962,633

Net foreign exchange gains include gains and losses arising from translation of assets and liabilities denominated in foreign currencies as well as those arising from foreign currency dealing activities.

9. Dividend income

Dividend income from other equity securities represents dividends received on quoted and unquoted shares held by the Bank and certain subsidiaries, all with a less than 20% ownership interest. These equity securities represent less than 1% of the total investment securities portfolio and include both securities held for trading and available-for sale.

10. Premium income

	2012	2011	2010
	$’000	$’000	$’000

Annuity contracts	933,047	2,601,618	128,640
Insurance contracts	754,035	320,301	364,417

	1,687,082	2,921,919	493,057

11. Staff costs

	2012	2011	2010
	$’000	$’000	$’000

Wages, salaries, allowances and benefits	7,785,363	7,056,286	7,072,450
Payroll taxes	822,269	715,040	675,380
Pension costs—defined contribution plans	263,720	236,339	220,468
Pension costs—defined benefit plans (Note 34)	—	—	11,865
Other post-employment benefits (Note 34)	254,362	161,854	87,317
Staff profit share	630,202	1,070,597	1,185,182

	9,755,916	9,240,116	9,252,662

Wages, salaries, allowances and benefits

Included in wages, salaries, allowances and benefits are base salary for executives, senior managers, managers, clerical and non-clerical employees. Amounts are also included for annual incentive and merit awards based on performance, annual and non-annual lump-sum fringe benefits, redundancy and other termination payments, fringe benefits for executives and senior managers as well as those that have been agreed based on collective bargaining with the trade unions representing managers, clerical and non-clerical staff.

Employees are categorized as permanent pensionable, contract, part-time and temporary.

Pension costs—defined contribution plan

The Group contributes a fixed 5% of base salary for pensionable staff into a defined contribution plan and there is no legal or constructive obligation to make further contributions.

12. Impairment losses on securities

The Bank and certain subsidiaries have recognized impairment losses on investment securities as follows:

	2012	2011	2010
	$’000	$’000	$’000

Debt securities classified as available-for-sale and loans and receivables	467,778	—	26,420
Available-for-sale—equity securities	—	262,003	1,100

	467,778	262,003	27,520

13. Other operating expenses

	2012	2011	2010
	$’000	$’000	$’000

Auditors’ remuneration	40,764	36,443	28,755
Credit card rebates	350,459	222,049	214,565
Insurance	368,079	346,988	364,143
Irrecoverable general consumption and asset tax	1,098,622	494,200	396,460
License and transaction processing fees	638,541	613,137	579,856
Marketing, advertising and donations	642,786	518,783	478,786
Operating lease rentals	113,960	101,590	111,721
Policyholders’ and annuitants’ benefits and reserves	1,476,324	2,500,039	279,066
Property, vehicle and ABM maintenance and utilities	1,761,519	1,574,369	1,568,419
Stationery	138,094	148,407	127,921
Technical, consultancy and professional fees	845,671	714,892	254,667
Travelling, courier and telecommunication	684,848	620,873	510,792
Other	620,807	441,556	464,327

	8,780,474	8,333,326	5,379,478

Insurance claims by policyholders of the insurance subsidiary of $486,869,000 (2011— $408,815,000) (2010—$162,893,000) are included as part of policyholders’ and annuitants’ benefits and reserves.

14. Taxation

	2012	2011	2010
	$’000	$’000	$’000

Current:
Income tax at 33 1/3%	2,495,915	2,128,251	2,083,861
Premium tax at 3%	86,762	99,190	73,114
Investment income tax at 15%	300,385	303,534	403,131
Prior year under/(over) provision	89,742	(5,728)	(22,116)
Deferred income tax (Note 27)	183,985	1,179,546	(124,675)

	3,156,789	3,704,793	2,413,315

The prior year under provision for the year ended September 30, 2012 includes $38,962,000 in respect of the revised tax liability in respect of the assessment for years of assessment 2003-2007 (Note 48). The revised assessment was communicated by the Notice of Decision from the Taxpayer Administration Jamaica (TAJ) dated October 16, 2012.

The tax on profit differs from the theoretical amount that would arise using the basic statutory rate of 33 1/3% as follows:

	Restated
	2012	2011	2010
	$’000	$’000	$’000

Profit before tax	13,202,651	17,590,094	13,488,113

Tax calculated at a tax rate of 33 1/3%	4,400,884	5,863,365	4,496,038
Income not subject to tax or in respect of which tax has been remitted	(633,946)	(1,174,980)	(1,405,104)
Expenses not deductible for tax purposes	206,629	217,951	41,673
Effect of different tax regime applicable to life insurance subsidiary	(505,636)	(489,646)	(313,510)
Effect of gain on acquisition, share of profit and dilution losses of associates included net of tax	(311,731)	(700,786)	(66,904)
Prior year under/(over) provision	89,742	(5,728)	(22,116)
Other	(89,153)	(5,383)	(316,762)

Taxation expense	3,156,789	3,704,793	2,413,315

15. Earnings per share

Basic earnings per share is calculated by dividing the net profit attributable to shareholders by the weighted average number of ordinary shares in issue during the year. Diluted earnings per share equals basic earnings per share as there are no potential dilutive ordinary shares.

	Restated
	2012	2011	2010
	$’000	$’000	$’000

Net profit attributable to shareholders ($’000)	10,045,862	13,885,301	11,074,798
Weighted average number of ordinary shares in issue (‘000)	2,461,469	2,461,469	2,461,469
Basic and diluted earnings per share ($)	4.08	5.64	4.50

16. Cash in hand and balances at bank of jamaica

	2012	2011
	$’000	$’000

Cash in hand	2,648,795	2,256,794
Balances with the Bank of Jamaica other than statutory reserves	3,726,073	2,400,051

Included in cash and cash equivalents	6,374,868	4,656,845
Statutory reserves with the Bank of Jamaica—interest-bearing	6,110,134	5,081,865
Statutory reserves with the Bank of Jamaica—non-interest-bearing	11,617,765	10,986,765

	24,102,767	20,725,475
Interest receivable	45	16

	24,102,812	20,725,491

Statutory reserves with the Bank of Jamaica represent the required ratio of 12% (2011—12%) of prescribed liabilities. They are not available for investment, lending or other use by the Group.

17. Due from other banks

	2012	2011
	$’000	$’000

Items in course of collection from other banks	897,967	1,208,651
Placements with other banks	14,026,055	23,601,277

	14,924,022	24,809,928
Interest receivable	3,047	2,647

	14,927,069	24,812,575

Placements with other banks include short term fixed deposits and other balances held with correspondent banks. These bank balances are held to facilitate the payment of wire transfers, bank drafts, treasury related activities and to satisfy liquidity requirements.

Placements with other banks for the Group and the Bank include $1,114,800,000 (2011—$1,062,518,000) which have been pledged as collateral for letters of credit.

18. Derivative financial instruments

Derivatives are carried at fair value in the statement of financial position as separate assets and liabilities. Asset values represent the cost to the Group of replacing all transactions with a fair value in the Group’s favor assuming that all relevant counterparties default at the same time, and that transactions can be replaced instantaneously. Liability values represent the cost to the Group’s counterparties of replacing all their transactions with the Group with a fair value in their favor if the Group was to default.

The fair value of outstanding foreign exchange currency forward agreements at September 30, 2012 net to negative $334,000 (US$3,722) and are shown gross as assets and liabilities in the statement of financial position.

The notional amounts at September 30, 2012 amounted to US$22,617,000.

There were no outstanding foreign exchange currency forward agreements at September 30, 2011.

19. Investment securities at fair value through profit or loss

	2012	2011
	$’000	$’000

Government of Jamaica debt securities	111,373	540,783
Government of Jamaica guaranteed corporate bonds	110,060	140,430

	221,433	681,213
Corporate bonds—other	209,714	998,661
Quoted equity securities	282,472	90,880

	713,619	1,770,754
Interest receivable	6,787	14,598

	720,406	1,785,352

20. Reverse repurchase agreements

The Group enters into collateralized reverse repurchase agreements which may result in credit exposure in the event that the counterparty to the transaction is unable to fulfill its contractual obligations. Included within reverse repurchase agreements is related accrued interest receivable of $968,000 (2011—$17,491,000)

At September 30, 2012, the Group held $447,393,000 (2011—$1,792,330,000) of securities, mainly representing Government of Jamaica debt securities, as collateral for reverse repurchase agreements.

Included in reverse repurchase agreements for the Group are securities with an original maturity of less than 90 days amounting to $394,873,000 (2011—$400,000,000) which are regarded as cash equivalents for purposes of the statement of cash flows.

21. Loans and advances

	2012	2011
	$’000	$’000

Gross loans and advances	115,797,415	94,114,700
Provision for credit losses	(4,766,151)	(2,884,153)

	111,031,264	91,230,547
Interest receivable	873,590	497,591

	111,904,854	91,728,138

The current portion of loans and advances amounted to $30,916,255,000 (2011—$30,165,035,000).

The movement in the provision for credit losses determined under the requirements of IFRS was as follows:

	2012	2011	2010
	$’000	$’000	$’000

Balance at beginning of year	2,884,153	2,994,252	2,706,554
Provided during the year	2,732,158	1,300,189	1,869,644
Recoveries	(269,347)	(531,308)	(921,682)
Net charge to the income statement	2,462,811	768,881	947,962
Write-offs	(580,813)	(878,980)	(660,264)

Balance at end of year	4,766,151	2,884,153	2,994,252

The aggregate amount of non-performing loans as at September 30, 2012 on which interest was not being accrued amounted to $8,271,530,000 (2011—$6,735,029,000).

The provision for credit losses determined under Bank of Jamaica regulatory requirements was as follows:

	2012	2011
	$’000	$’000

Specific provision	8,446,310	7,032,775
General provision	982,683	773,988

	9,428,993	7,806,763

Excess of regulatory provision over IFRS provision reflected in non-distributable loan loss reserve (Note 38)	4,662,842	4,922,610

22. Investment securities classified as available-for-sale and loans and receivables

	2012	2011
	$’000	$’000

Available-for-sale securities—at fair value
Debt securities—
Government of Jamaica and Bank of Jamaica	148,418,357	139,072,782
Government of Jamaica guaranteed corporate bonds	9,264,768	5,971,634

	157,683,125	145,044,416
Other corporate bonds	5,563,909	8,845,819
Foreign governments	1,743,826	1,300,141
Equity securities—
Quoted	1,709,475	492,257
Unquoted	77,777	47,498

	166,778,112	155,730,131

Loans and receivables—at amortized cost
Debt securities—
Government of Jamaica and Bank of Jamaica	22,622,776	27,211,397
Government of Jamaica guaranteed corporate bonds	12,398,193	13,925,247

	35,020,969	41,136,644
Other corporate bonds	5,065,335	3,314,408

	40,086,304	44,451,052

Interest receivable	3,068,735	2,781,592

	209,933,151	202,962,775

The current portion of total investment securities amounted to $35,182,013,000 (2011— $34,196,523,000).

Included in investment securities are debt securities with an original maturity of less than 90 days amounting to $4,345,284,000 (2011—$14,955,923,000) which are regarded as cash equivalents for purposes of the statement of cash flows.

Pledged securities

	2012	2011
	$’000	$’000

Pledged as collateral for repurchase agreements	124,863,210	99,381,712
Pledged as collateral for IDB/DBJ Loan (Note 31(b))	—	2,172,566
Pledged as collateral for customer long-term accounts (Note 31(f))	524,764	500,243
Pledged as collateral for custodial services	301,839	189,000
Pledged as collateral for uncleared effects facilities	—	36,333
Held as security in respect of the life insurance subsidiary	103,239	108,999

	125,793,052	102,388,853

The Financial Services Commission holds investment securities for the life insurance subsidiary in accordance with Section 8(1)(B) of the Insurance Regulations 2001.

Reclassification of investment securities

On October 1, 2008, the Group reclassified Government of Jamaica Global Bonds and guaranteed corporate bonds from the available-for-sale category to the loans and receivables category due to the market for these investments becoming inactive in October 2008.

The market was determined to be active again on December 1, 2010. The Group opted to retain the classification of these securities as loans and receivables.

The fair value of the reclassified securities on the date of reclassification was $56,885,363,000.

The carrying value and fair value of these securities at the date of the statement of financial position were as follows:

	Carrying value	Fair value
	$’000	$’000

At September 30, 2012	28,627,294	29,294,444
At September 30, 2011	37,744,768	38,562,869

(a)	Fair value losses of $1,224,134,000 (2011—$2,009,087,000) were included in fair value reserves at the end of the year in relation to the above reclassified investments, using the fair values as at October 1, 2008.

(b)	Fair value gains of $1,253,236,000 (2011—$1,452,179,000) (2010 – $1,337,653,000) would have been recognized in other comprehensive income during the year had the investments not been reclassified. These amounts were estimated on the basis of the value of the securities as at the date of the statement of financial position.

(c)	The weighted average effective interest rate of the investments at the date of reclassification was 8.30%. The undiscounted cash flows to be recovered from the reclassified investments amounted to $51,326,864,000 (2011—$61,071,979,000).

(d)	Interest income on the reclassified securities amounted to $2,889,615,000 (2011— $3,486,331,000) (2010 —$4,845,378,000).

(e)	Foreign exchange losses on the reclassified securities amounted to $1,532,309,000 (2011—$31,292,000) (2010 —$1,853,126,000).

Presented below are the estimated amounts of undiscounted cash flows expected to be recovered from the reclassified securities:

	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years
	$’000	$’000	$’000	$’000

Reclassified debt securities	9,618	235,748	8,160,021	42,921,477

23. Investment in associates

The movement in investments in associates was as follows:

	2012 $’000	Restated 2011 $’000

At the beginning of the year	6,698,130	2,320,723
Acquisitions	—	2,318,753
Gain on acquisitions	—	1,867,377
Share of profits	947,141	234,979
Loss on dilution	(11,948)	—
Dividends received	(146,762)	(41,948)
Movement in other reserves	(336,881)	(1,754)

At end of year	7,149,680	6,698,130

The carrying values and fair values of investment in associates were as follows:

	Carrying value 2012 $’000	Fair value 2012 $’000	Carrying value Restated 2011 $’000	Fair value 2011 $’000

Kingston Wharves Limited	2,559,994	2,363,081	2,509,377	2,283,845
Jamaica Money Market Brokers Limited	4,456,250	3,172,967	4,061,034	4,030,507
Kingston Properties Limited	133,436	70,137	127,719	64,942
Dyoll Group Limited	—	—	—	—

	7,149,680	5,606,185	6,698,130	6,379,294

The Group has used the financial statements of Kingston Wharves Limited, Jamaica Money Market Brokers Limited and Kingston Properties Limited as at June 30 for the purposes of consolidation. Adjustments are made for significant transactions or events, where identified, that occur between that date and September 30.

The assets, liabilities, revenue and net profit of the associates as at and for the years ended, as indicated below, are as follows:

	Assets $’000	Liabilities $’000	Revenue $’000	Net profit $’000

2012
Kingston Wharves Limited (June 30, 2012)	16,016,261	4,526,535	3,355,609	329,501
Jamaica Money Market Brokers Limited (June 30, 2012)	154,145,097	139,721,043	11,270,863	3,330,635
Kingston Properties Limited (June 30, 2012)	854,765	324,649	76,935	16,162
Dyoll Group Limited (December 31, 2007)	172,259	43,021	—	—

	171,188,382	144,615,248	14,703,407	3,676,298

2011
Kingston Wharves Limited (June 30, 2011)	12,152,057	4,068,402	3,321,601	540,981
Jamaica Money Market Brokers Limited (June 30, 2011)	120,291,565	109,260,117	10,856,283	1,916,712
Kingston Properties Limited (June 30, 2011)	691,876	184,474	54,616	16,826
Dyoll Group Limited (December 31, 2007)	172,259	43,021	—	—

	133,307,757	113,556,014	14,232,500	2,474,519

Acquisitions

In August 2011, NCB Capital Markets Limited, a wholly owned subsidiary of the Bank, acquired 29.30% of Jamaica Money Market Brokers Limited (JMMB). During the year, the Bank acquired the shares in JMMB from the subsidiary. The Group also holds 25.17% of the equity of Kingston Properties Limited. JMMB and Kingston Properties Limited are accounted for as associated companies.

The excess of the Group’s share of the identifiable net assets of these associated companies over the cost of acquisition was accounted for in the income statement as gain on acquisition of associates.

The gain on acquisition of associates was determined as follows:

Restated 2011 $’000

Share of identifiable net assets acquired	4,186,130
Cost of acquisitions	2,318,753

Gain on acquisitions recognized in the income statement	1,867,377

Dilution

During the year, JMMB acquired the entire share capital of Capital & Credit Financial Group Limited (CCFG) for a consideration of cash and the issuing of new shares to the former shareholders of CCFG. The shares issued to the former shareholders of CCFG resulted in a dilution of the share of the Group’s ownership in JMMB from 29.30% to 26.30%.

On March 29, 2012, Kingston Wharves Limited issued additional shares to another shareholder, thereby diluting the Group’s interest from 43.45% to 32.59%.

Impairment

In prior years, the investment in Dyoll Group Limited was fully provided for after Dyoll Insurance Company Limited, a major subsidiary of the Dyoll Group, suffered extensive losses as a result of claims made by policyholders after a major hurricane caused substantial damage to the Cayman Islands in September 2004. Trading in the company’s shares on the Jamaica Stock Exchange (JSE) was suspended during the 2006/2007 financial year for failure to meet the financial reporting requirements of the JSE. The company was subsequently delisted by the JSE. The company is currently in liquidation.

24. Investment Property

	2012 $’000	2011 $’000

Balance at beginning of year	12,000	12,000
Fair value gains (Note 8)	500	—

Balance at end of year	12,500	12,000

The property is stated at fair market value, as appraised by professional, independent valuators, D.C. Tavares and Finson Realty Company Limited, on January 31, 2012.

Rental income net of repairs and maintenance expenditure in relation to investment properties amounted to Nil (2011—Nil).

25. Intangible Assets—Computer Software

	2012 $’000	2011 $’000

Net book value at beginning of year	897,862	359,980
Additions	546,801	688,160
Amortization charge	(309,064)	(150,278)

Net book value at end of year	1,135,599	897,862

	2012 $’000	2011 $’000

Cost	3,538,122	2,990,899
Accumulated amortization	(2,402,523)	(2,093,037)

Net book value	1,135,599	897,862

Intangible assets at year end include software with a cost of $512,874,000 (2011—$548,759,000) on which no amortization has yet been charged as the software is in the process of implementation.

26. Property, Plant and equipment

	Freehold land and buildings	Leasehold improvements	Motor vehicles furniture & equipment	Assets capitalized under finance leases	Work-in- progress	Total
	$’000	$’000	$’000	$’000	$’000	$’000

Cost—
At October 1, 2010	3,632,410	512,312	4,184,160	1,165,382	161,189	9,655,453
Additions	4,355	537	184,700	94,273	388,403	672,268
Disposals	(23,442)	(5,285)	(51,270)	(65,968)	(6,977)	(152,942)
Transfers	22,888	45,019	276,457	6,982	(351,346)	—
Reclassifications and adjustments	—	—	(6,838)	8,381	(1,561)	(18)

At September 30, 2011	3,636,211	552,583	4,587,209	1,209,050	189,708	10,174,761
Additions	12,182	14,644	570,547	115,932	702,322	1,415,627
Disposals	—	—	(13,215)	(52,984)	—	(66,199)
Transfers	89,450	1,651	47,139	4,395	(142,635)	—

At September 30, 2012	3,737,843	568,878	5,191,680	1,276,393	749,395	11,524,189

Accumulated Depreciation—
At October 1, 2010	475,107	449,126	3,655,441	961,624	—	5,541,298
Charge for the year	50,659	13,714	269,841	95,640	—	429,854
Disposals	(7,653)	(5,285)	(49,008)	(57,311)	—	(119,257)
Reclassifications & adjustments	—	—	(369)	369	—	—

At September 30, 2011	518,113	457,555	3,875,905	1,000,322	—	5,851,895
Charge for the year	51,766	24,392	321,528	105,762	—	503,448
Disposals	—	—	(13,312)	(49,640)	—	(62,952)

At September 30, 2012	569,879	481,947	4,184,121	1,056,444	—	6,292,391

Net Book Value—
September 30, 2012	3,167,964	86,931	1,007,559	219,949	749,395	5,231,798

September 30, 2011	3,118,098	95,028	711,304	208,728	189,708	4,322,866

The carrying value of assets capitalized under finance leases and computer equipment pledged as collateral amounted to $496,016,000 (2011—$436,327,000).

27. Deferred Income Taxes

Deferred income taxes are calculated on all temporary differences under the liability method using a tax rate of 15% for the insurance subsidiary, 33 1/3% for the Bank and specified regulated entities and 25% for all other subsidiaries except for the subsidiaries incorporated in Cayman Islands and the United Kingdom who operate under a zero tax regime and 21%, respectively, and the NCB Employee Share Scheme which is not a taxable entity.

The net assets recognized in the statement of financial position were as follows:

	2012 $’000	2011 $’000

Deferred tax assets	(19,483)	(26,191)
Deferred tax liabilities	1,398,092	2,387,682

Net liability at end of year	1,378,609	2,361,491

The movement in the net deferred income tax balance was as follows:

	2012 $’000	2011 $’000

Net liability/(asset) at beginning of year	2,361,491	(15,462)
Deferred tax charged in the income statement (Note 14)	183,985	1,179,546
Deferred tax (credited)/charged to other comprehensive income	(1,166,867)	1,197,407

Net liability at end of year	1,378,609	2,361,491

The amounts shown in the statement of financial position included the following:

	2012 $’000	2011 $’000

Deferred tax assets to be recovered after more than 12 months	(872,659)	(367,434)
Deferred tax liabilities to be settled after more than 12 months	1,185,200	2,245,475

Deferred income tax assets and liabilities, prior to offsetting of balances, were due to the following items:

	2012 $’000	2011 $’000

Deferred income tax assets:
Property, plant and equipment	9,134	22,586
Investment securities at fair value through profit or loss	1,205	—
Investment securities classified as available-for-sale and loans and receivables	532,969	74,856
Pensions and other post-retirement benefits	270,598	194,164
Interest payable	229,186	199,186
Interest rate swap agreements	1,771	—
Unrealized foreign exchange losses	—	44,200
Other temporary differences	181,103	148,562

	1,225,966	683,554

Deferred income tax liabilities:
Property, plant and equipment	41,757	81
Investment securities at fair value through profit or loss	11,796	225,700
Investment securities classified as available-for-sale and loans and receivables	100,052	867,485
Interest receivable	497,439	442,567
Unrealized foreign exchange gains	923,867	131,303
Loan loss provisions	1,026,595	1,375,814
Other temporary differences	3,069	2,095

	2,604,575	3,045,045

The amounts recognized in the income statement were due to the following items:

	2012 $’000	2011 $’000	2010 $’000

Property, plant and equipment	55,126	148,737	(157,850)
Investment securities at fair value through profit or loss	(255,045)	238,210	15,674
Loan loss provisions	(453,128)	1,244,834	158,250
Pensions and other post-retirement benefits	(23,681)	(45,540)	(11,954)
Interest receivable	(33,703)	34,742	(486,167)
Interest payable	33,052	21,173	204,392
Interest rate swap agreements	(825)	4,355	20,531
Unrealized foreign exchange gains and losses	877,448	(497,224)	258,061
Other temporary differences	(15,259)	30,259	(125,612)

	183,985	1,179,546	(124,675)

The amounts recognized in other comprehensive income were due to the following items:

	2012 $’000	2011 $’000	2010 $’000

Unrealized gains on available-for-sale investments	(53,615)	2,149,493	973,763
Realized fair value gains on sale and maturity of investments	(1,113,252)	(952,086)	(274,351)

	(1,166,867)	1,197,407	699,412

28. Other Assets

	2012 $’000	2011 $’000

Due from merchants, financial institutions and payment systems providers	731,465	731,880
Prepayments	685,337	455,820
Recoverable expenses	759,058	203,447
Other	290,739	793,731

	2,466,599	2,184,878

Due from merchants, financial institutions and payment services providers are generally collected within one month.

Prepayments represent other operating expenses and staff allowances and benefits which are paid in advance.

29. Due to Other Banks

	2012 $’000	2011 $’000

Items in course of payment	1,708,311	1,844,568
Borrowings from other banks	7,520,874	4,329,308
Deposit from other banks	32,689	22,514

	9,261,874	6,196,390
Interest payable	63,023	19,434

	9,324,897	6,215,824

Items in the course of payment primarily represent checks drawn by the Bank which have been accounted for as a deduction from its bank balances but which have not been presented on its bank accounts. These relate to accounts held at the Bank of Jamaica and with banks outside of Jamaica.

30. Obligations under securitization arrangements

	2012 $’000	2011 $’000

Credit card and cash advance
Principal outstanding—US$Nil (2011—US$110,599,000)	—	9,524,881

Diversified payment rights
Principal outstanding—US$28,966,000 (2011—US$55,862,000)	2,598,806	4,810,880

	2,598,806	14,335,761
Unamortized transaction fees	(11,045)	(40,308)

	2,587,761	14,295,453
Interest payable	5,440	82,666

Net liability	2,593,201	14,378,119

The current portion of obligations under securitization arrangements amounted to $1,521,410,000 (2011—$7,521,685,000).

The fair value of obligations under securitization arrangements amounted to $2,604,246,000 (2011—$14,418,427,000).

Credit Card and Cash Advance

In 2001, the Bank entered into an arrangement for the sale of Future Accounts Receivable amounting to US$125,000,000 in respect of credit card and cash advance transactions in Jamaica between Visa International Service Association and Master Card International Incorporated and cardholders holding cards issued by banks outside of Jamaica (primarily in the U.S.A.). This took the form of variable funding certificates issued by Citibank N.A. through Citicorp administered commercial paper conduits. Payments under the arrangement were due quarterly commencing in October 2001 and ending October 2006.

In September 2004, the arrangement was amended to extend the scheduled final payment date from October 2006 to October 2009 and to increase the facility limit to US$200,000,000.

In September 2006, the arrangement was further amended to extend the scheduled final payment date from October 2009 to October 2013. Additionally the facility limit was increased from US$200,000,000 to US$225,000,000. A final drawdown of US$92,500,000 was made in September 2006.

On March 31, 2011, a Specified Event occurred as the Bank’s Past Due Loan Ratio exceeded 6%. As a result of this, the Transaction was amended on June 29, 2011 to: (i) reduce the scheduled final payment date from October 2013 to April 2013; (ii) adjust pricing to a tiered structure increasing from one month LIBOR plus 250 basis points in June 2011 to one month LIBOR plus 700 basis points in April 2013; and (iii) amend the amortization schedule.

On April 30, 2012, the Bank repaid all amounts outstanding under the arrangement and closed the facility.

Diversified Payment Rights

In March 2006, the Bank raised US$100,000,000 in structured financing backed by the securitization of Diversified Payment Rights arising under its existing and future US dollar Payment Advice and Payment Order (MT100 Series) and US dollar remittances. Interest is due and payable on a quarterly basis calculated at three month US dollar LIBOR plus 230 basis points beginning June 15, 2006. Principal repayments are due quarterly commencing on June 15, 2008 and ending March 15, 2013.

In July 2007, the Bank raised an additional US$50,000,000 in financing backed by the securitization of its Diversified Payment Rights. The transaction was structured with an interest only period of one year and thereafter principal amortization on a straight line basis, beginning June 15, 2008 to final maturity on June 15, 2015. Interest is due and payable on a quarterly basis at a fixed rate of 7.435%.

31. Other borrowed funds

	2012 $’000	2011 $’000

(a) International Finance Corporation	474,992	607,911
(b) Inter-American Development Bank	—	1,972,872
(c) Development Bank of Jamaica	1,114,172	733,379
(d) Exim Bank Jamaica	123,964	186,377
(e) European Investment Bank	109,777	166,477
(f) Customer long-term investments	510,893	471,390
(g) IBM Global Financing	94,660	128,558
(h) Corporate notes	947,462	939,207
(i) Promissory notes and certificates of participation	—	236,434
(j) Finance lease obligations	230,347	229,703

	3,606,267	5,672,308
Unamortized transaction fees	(4,532)	(7,774)
Interest payable	18,277	29,423

	3,620,012	5,693,957

The current portion of other borrowed funds amounted to $1,059,311,000 (2011—$3,372,181,000).

(a)	In June 2005, the International Finance Corporation, the private sector arm of the World Bank Group, signed an agreement with the Bank for a US$30 million loan facility, repayable over 10 years in seventeen equal installments ending June 15, 2015. Interest on the facility approximates three month US dollar LIBOR plus 275 basis points. A drawdown of US$15 million was made in September 2006. This long-term financing facility is being utilized by the Bank for general corporate purposes.

(b)	In January 2009, the Inter-American Development Bank (IDB) through the Government of Jamaica established a revolving line of credit of US$300 million under their Liquidity

Programme for Growth and Sustainability. This facility is accessed through the Development Bank of Jamaica by Approved Financial intermediaries (AFIs) for on-lending to eligible sub-borrowers in the productive sector. Loans under this facility are priced at 6-month USD LIBOR plus 400bps (reset quarterly) with a maximum tenor of 36 months inclusive of a 2 year moratorium on principal repayments. At September 30, 2012 the Bank has US$Nil (2011—US$22,908,000) outstanding under this facility.

(c)	The loans from Development Bank of Jamaica are granted in both Jamaican and US dollars and are utilized by the Bank to finance customers with viable projects in agricultural, agro-industrial, manufacturing, mining and tourism sectors of the economy. These loans are for terms up to 12 years and at rates ranging from 4—10%.

(d)	The loans from Exim Bank Jamaica are granted in Jamaican dollars and are utilized by the Bank to finance customers with viable projects in agricultural, agro-industrial, manufacturing, mining and tourism sectors of the economy. The loans are for terms up to 4 years and at rates of 8—13%.

(e)	The loans from European Investment Bank are granted in Euros and are utilized by the Bank for on lending. The loans are repayable over 8—10 years at a rate of 6.76%.

(f)	Customer long-term investments represent investments placed by customers for a minimum period of five (5) years. The investments are at variable interest rates and are not subject to withholding tax if held to maturity. They are repayable between 2011 and 2016 and attract interest at 0.05%—5.8% (2011: 0.5%—8.5%) per annum.

(g)	The Bank acquired computer equipment which is financed by IBM Global Financing. The loans are secured by a lien on the equipment and are repayable over 2 years at rates up to 3% per annum.

(h)	Corporate notes are unsecured fixed rate notes issued in a combination of Jamaican dollars and United States dollars. The notes are repayable between 2012 and 2016 and attract interest at 7.15% in USD and 8.5% in JMD.

(i)	Promissory notes and certificates of participation represented amounts held for customers of a subsidiary.

(j)	The finance lease obligations are as follows:

	2012 $’000	2011 $’000

Minimum lease payments under finance leases:
Not later than 1 year	124,864	136,350
Later than 1 year and not later than 5 years	151,907	143,234

	276,771	279,584
Future finance charges	(46,424)	(49,881)

Present value of finance lease obligations	230,347	229,703

The present value of finance lease obligations is as follows:

	2012 $’000	2011 $’000

Not later than 1 year	97,120	105,474
Later than 1 year and not later than 5 years	133,227	124,229

	230,347	229,703

32. Liabilities under insurance and annuity contracts

	2012 $’000	2011 $’000

(a) Composition of liabilities under insurance and annuity contracts:
Life assurance fund	22,602,863	21,990,358
Risk reserve	2,497,828	1,531,406
Benefits and claims payable	50,279	15,556
Unprocessed premiums	43,354	26,955

	25,194,324	23,564,275

	2012 $’000	2011 $’000

(b) Change in policyholders’ liabilities:
Life assurance fund:
At the beginning of the year	21,990,358	20,920,640
Gross premiums	2,977,622	3,097,175
Premium refunds	(3,028)	(28,410)

Mortality charges transferred to the income statement	(39,353)	(35,183)
Fees transferred to the income statement	(222,297)	(201,955)
Claims and benefits	(3,151,421)	(2,876,948)
Interest credited	1,050,982	1,115,039

At the end of the year	22,602,863	21,990,358

Risk reserve:
At the beginning of the year	1,531,406	(559,818)
Issue of new contracts	541,482	1,910,965
Normal changes	392,044	196,152
Effect of change in assumptions:
Base renewal expense levels	(106,193)	(205,807)
Investment returns	93,686	371,808
Lapse and surrender rates	79,496	7,371
Mortality rates	(34,093)	(189,265)

At the end of the year	2,497,828	1,531,406

	2012 $’000	2011 $’000

Benefits and claims payable:
At the beginning of the year	15,556	21,075
Policyholders’ claims and benefits	95,520	63,895
Benefits and claims paid	(60,797)	(69,414)

At the end of the year	50,279	15,556

Premiums:
Unprocessed, at the beginning of the year	26,955	23,727
Premiums received	4,654,899	6,074,947
Premiums applied	(4,638,500)	(6,071,719)

Unprocessed, at the end of the year	43,354	26,955

The movement in the risk reserve per type of contract was as follows:

	2012
	Annuity	Individual life	Group life	Total
	$’000	$’000	$’000	$’000

Balance brought forward	2,913,172	(1,579,013)	197,247	1,531,406

Changes in assumptions:
Investment returns	(9,474)	103,196	(36)	93,686
Base renewal expense levels and inflation	813	(113,042)	6,036	(106,193)
Lapse and surrender rates	—	79,496	—	79,496
Mortality rates	54,064	(84,169)	(3,988)	(34,093)

	45,403	(14,519)	2,012	32,896
Issue of new policies	500,118	(146,633)	187,997	541,482
Normal changes	251,648	228,952	(88,556)	392,044

Net change	797,169	67,800	101,453	966,422

	3,710,341	(1,511,213)	298,700	2,497,828

	2011
	Annuity	Individual life	Group life	Total
	$’000	$’000	$’000	$’000

Balance brought forward	771,896	(1,479,249)	147,535	(559,818)

Changes in assumptions:
Investment returns	178,168	194,711	(1,071)	371,808
Base renewal expense levels and inflation	470	(204,790)	(1,487)	(205,807)
Lapse and surrender rates	—	6,871	500	7,371
Mortality rates	—	(178,253)	(11,012)	(189,265)

	178,638	(181,461)	(13,070)	(15,893)
Issue of new policies	1,891,809	(108,941)	128,097	1,910,965
Normal changes	70,829	190,638	(65,315)	196,152

Net change	2,141,276	(99,764)	49,712	2,091,224

	2,913,172	(1,579,013)	197,247	1,531,406

The Group’s insurance subsidiary holds assets that match insurance liabilities. These assets comprise mainly Investment securities, which are classified as available-for-sale and loans and receivables, and reverse repurchase agreements.

The assets supporting policyholders’ and other liabilities were as follows:

	2012
	Annuity contracts	Individual and Group Life Insurance Contracts	Other Liabilities, Surplus and Capital	Total
	$’000	$’000		$’000

Investment securities	3,980,437	27,626,158	1,466,033	33,072,628
Reverse repurchase agreements	142,294	120,845	479	263,618
Other assets	231,457	547,042	241,590	1,020,089
Property, plant and equipment	—	—	10,633	10,633
Intangible asset—computer software	—	—	26,562	26,562

	4,354,188	28,294,045	1,745,297	34,393,530

	2011
	Annuity Contracts	Individual and Group Life Insurance Contracts	Other Liabilities, Surplus and Capital	Total
	$’000	$’000		$’000

Investment securities	3,364,973	25,659,756	1,712,008	30,736,737
Reverse repurchase agreements	58,790	664,962	111,361	835,113
Other assets	124,798	791,222	(222,212)	693,808
Property, plant and equipment	—	—	10,424	10,424
Intangible asset—computer software	—	—	55,684	55,684

	3,548,561	27,115,940	1,667,265	32,331,766

Policy assumptions

For insurance contracts, the assumptions used to determine the liabilities are updated at each reporting date to reflect the latest best estimates. The assumptions used for valuing the insurance contracts disclosed in this note are as follows:

Mortality and morbidity

Mortality estimates are made as to the expected number of deaths for each of the years in which the Group’s insurance subsidiary is exposed to risk. These assumptions are based on North American standard industry mortality tables adjusted to reflect recent local historical experience. Assumptions vary by sex, underwriting class and type of insurance contract. The main source of uncertainty is that epidemics such as AIDS and wide ranging lifestyle changes, such as in eating, smoking and exercise habits could result in future mortality being significantly worse than in the past for age groups in which the company has significant exposure to mortality risk. Conversely, improvements in longevity in excess of those allowed for in determining the liabilities could result in a lessening of future liabilities.

Morbidity relates to the frequency of illness, sickness and diseases contracted. The rate of recovery from such afflictions is derived from industry experience studies, adjusted where appropriate from the Group’s insurance subsidiary’s own experience.

Investment yields

The Group’s insurance subsidiary matches assets and liabilities. The projected cash flows from these assets are combined with future reinvestment rates derived from the current economic outlook and the Group’s insurance subsidiary’s investment policy to determine expected rates of return on these assets for all future years. Investment yields include expected future asset defaults. For the current valuation these are:

	Individual with Investment Options	Individual & Group Life	Annuities

Year 1	7.7%	9.5—10.0%	12.9%
Year 2—10	Decreasing to 6.8%	Decreasing to 7.6—9.4%%	—
Year 11—32	Decreasing to 5.0%	Decreasing to 5.5—8.3%	—
Year 33 onwards	5.0%	5.5—6.0%	—
Year 30 onwards	—	—	7.5%

The main source of uncertainty is the fluctuation in the economy. Lower yields would result in higher reserves and reduced income.

Persistency

Persistency assumptions are made in relation to the time since inception that a policy exists before it lapses or is surrendered. Lapses relate to termination of policies due to non-payment of premiums. Surrenders relate to voluntary termination of policies by the policyholders. Policy terminations are based on the Group’s insurance subsidiary’s own experience adjusted for expected future conditions. A statistical study of the past two years is performed in order to determine an appropriate persistency rate and best estimates of future rates are determined by examining any trends in the data. The main source of uncertainty derives from changes in policyholder behavior as these relate to changes in economic conditions.

Renewal expenses and inflation

Policy maintenance expenses are derived from the Group’s insurance subsidiary’s own internal cost studies projected into the future with an allowance for inflation as shown below:

Year 1	6.2%
Year 2—10	Decreasing to 5.4%
Year 11—25	Decreasing to 4.0%
Year 25 onwards	4.0%

Taxation

It is assumed that current tax legislation and rates continue unaltered.

Provisions for adverse deviations

The basic assumptions made in establishing policy liabilities are best estimates for a range of possible outcomes. To recognize the uncertainty in establishing these best estimates, to allow for possible deterioration in experience and to provide greater comfort that the reserves are adequate to pay future benefits, the Appointed Actuary is required to include a margin in each assumption.

The impact of these margins is to increase reserves and so decrease the income that would be recognized on inception of the policy. The Appointed Actuary uses assumptions which are considered conservative, taking into account the risk profiles of the policies written.

Sensitivity analysis

The following table represents the sensitivity of the value of the policyholders’ liabilities under insurance contracts disclosed in this note to certain movements in the valuation assumptions used.

	Change in Variable	Increase in Liability

		2012	2011
	%	$’000	$’000

Lowering of investment returns	1	1,130,182	883,268
Worsening of base renewal expense levels	10	210,318	191,252
Worsening of mortality	10	102,763	105,661
Worsening of lapse and surrender rates	10	19,665	18,451

33. Provision for litigation

	2012	2011
	$’000	$’000

At beginning of year	13,000	13,300
Provided during the year	9,977	—
Utilized/reversed during the year	(5,677)	(300)

At end of year	17,300	13,000

The litigation provision is in relation to claims against the Bank which meet the provisioning criteria defined in Note 48. The provisions are either utilized or reversed upon settlement or a favorable change in the status of the claim.

34. Post-employment benefits

Liabilities recognized in the statement of financial position were as follows:

	2012	2011
	$’000	$’000

Pension schemes	—	—
Other post-employment benefits	810,276	582,491

The amounts recognized in the income statement were as follows:

	2012	2011
	$’000	$’000

Pension schemes	—	—
Other post-employment benefits	254,362	161,854

(a) Pension schemes

The Bank and its subsidiaries have established a number of pension schemes covering all permanent employees. The assets of funded plans are held independently of the Group’s assets in separate trustee administered funds. Defined benefit plans are valued by independent actuaries annually using the projected unit credit method. The latest actuarial valuations were carried out as at June 30, 2012.

The amounts recognized in the statement of financial position were determined as follows:

	2012	2011
	$’000	$’000

Fair value of plan assets	17,199,883	17,733,728
Present value of funded obligations	(13,625,242)	(12,347,082)

	3,574,641	5,386,646
Unrecognized actuarial losses	3,948,002	1,657,153

Surplus pension assets	7,522,643	7,043,799

Pension assets recognized in the statement of financial position	—	—

The funds were closed effective October 1, 1999 and December 31, 2009. On the winding up of the funds, the employer would not benefit from any surplus; as a consequence there is no pension asset recognized in the statement of financial position. No additional current service cost has been incurred since closure of the funds and the employer only makes a nominal contribution to the funds.

The movement in the defined benefit obligation was as follows:

	2012	2011
	$’000	$’000

Beginning of year	12,347,082	9,803,363
Current service cost	—	—
Interest cost	1,256,226	1,085,326
Actuarial losses	724,078	2,143,606
Benefits paid	(702,144)	(685,213)

End of year	13,625,242	12,347,082

The movement in the fair value of plan assets was as follows:

	2012	2011
	$’000	$’000

Beginning of year	17,733,728	16,309,872
Expected return on plan assets	1,735,070	1,593,696
Actuarial (losses)/gains	(1,566,771)	515,373
Contributions	—	—
Benefits paid	(702,144)	(685,213)

End of year	17,199,883	17,733,728

The amounts recognized in the income statement were as follows:

	2012	2011	2010
	$’000	$’000	$’000

Current service cost	—	—	824
Interest cost	1,256,226	1,085,326	1,051,337
Expected return on plan assets	(1,735,070)	(1,593,696)	(1,672,770)
Net actuarial gains recognized	—	—	(73,691)
Change in limitation on asset	478,844	508,370	706,165

Total, included in staff costs	—	—	11,865

Plan assets for the Bank were comprised as follows:

	2012		2011

	$’000		$’000

Debt securities	8,575,002	49.95%	8,022,781	45.32%
Equity securities	4,861,072	28.32%	5,506,050	31.10%
Other	3,729,674	21.73%	4,172,944	23.58%

	17,165,748	100.00%	17,701,775	100.00%

These plan assets included:

—	Ordinary shares of the Bank with a fair value of $1,499,143,000 (2011—$2,001,017,000).
—	Repurchase obligations, promissory notes and lease obligations of the Group aggregating $114,223,000 (2011—$330,482,000).
—	Properties occupied by the Group with a fair value of $482,350,000 (2011—$404,950,000).

The plan assets for the NCB Capital Markets Limited pension plan were invested in the Guardian Life Deposit Administration Fund.

The expected return on plan assets was determined by considering the expected return available on the assets underlying the current investment policy. Expected yields on fixed interest investments were based on gross redemption yields as at the date of the statement of financial position. Expected returns on equity and property investments reflect long-term real rates of return experienced in the respective markets.

The actual return on plan assets was 168,299,000 (2011—$2,109,069,000).

Expected contributions to post-employment defined benefit pension plans for the year ending September 30, 2013 are Nil.

The principal actuarial assumptions used were as follows:

	2012	2011

Discount rate	10.00%	10.50%
Expected return on plan assets	9.50%	10.00%
Future salary increases	7.50%	7.50%
Future pension increases	5.00%	5.00%

Post-employment mortality for active members and mortality for pensioners is based on the 1994 Group Annuity Mortality tables (GAM (94) (U.S. mortality tables) with no age setback.

The average life expectancy in years of a pensioner retiring at age 60 on the date of the statement of financial position was as follows:

	2012	2011

Male	23.00	21.33
Female	25.89	25.09

The five-year trend for the fair value of plan assets, the defined benefit obligations, the surplus in the pension plan, and experience adjustments for plan assets and liabilities were as follows:

	2012	2011	2010	2009	2008
	$’000	$’000	$’000	$’000	$’000

Fair value of plan assets	17,199,883	17,733,728	16,309,872	14,285,671	14,885,186
Defined benefit obligation	13,625,242	12,347,082	9,803,363	5,876,062	6,666,214

Surplus	3,574,641	5,386,646	6,506,509	8,409,609	8,218,972

Experience adjustments—
Fair value of plan assets	(1,568,953)	513,728	1,038,690	(1,391,528)	2,152,742
Defined benefit obligation	(506,588)	874,486	4,265	423,347	63,958

(b) Other post-employment benefits

In addition to pension benefits, the Group offers medical and life insurance benefits that contribute to the health care and life insurance coverage of employees and beneficiaries after retirement. The method of accounting and frequency of valuations are similar to those used for defined benefit pension schemes.

In addition to the assumptions used for pension schemes, the main actuarial assumption is a long-term increase in health costs of 1.5 percentage points above CPI per year (2011—1.5 percentage points above CPI).

The amounts recognized in the statement of financial position were determined as follows:

	2012	2011
	$’000	$’000

Present value of unfunded obligations	1,481,329	1,463,255
Unrecognized actuarial losses	(671,053)	(880,764)

Liability in the statement of financial position	810,276	582,491

The movement in the defined benefit obligation was as follows:

	2012	2011
	$’000	$’000

Beginning of the year	1,463,255	883,257
Current service cost	50,019	34,985
Interest cost	157,498	104,147
Actuarial losses	(162,866)	466,101
Benefits paid	(26,577)	(25,235)

End of year	1,481,329	1,463,255

The amounts recognized in the income statement were as follows:

	2012	2011	2010
	$’000	$’000	$’000

Current service cost	50,019	34,985	12,599
Interest cost	157,498	104,147	74,718
Actuarial losses recognized	46,845	22,722	—

Total, included in staff costs (Note 11)	254,362	161,854	87,317

The effects on other retirement benefits of a 1% movement in the assumed medical cost trend rate were as follows:

	Increase 2012	Decrease 2012
	$000	$000

Effect on the aggregate of the current service cost and interest cost	55,120	41,270
Effect on the defined benefit obligation	329,220	253,910

The five-year trend for the fair value of plan assets, the defined benefit obligations, the surplus in the pension plan, and experience adjustments for plan assets and liabilities were as follows:

	2012	2011	2010	2009	2008
	$’000	$’000	$’000	$’000	$’000

Defined benefit obligation	1,481,329	1,463,255	883,257	403,707	402,255

Experience adjustments—Defined benefit obligation	(71,425)	(100,017)	78,431	77,796	(51,997)

35. Other liabilities

	2012	2011
	$’000	$’000

Accrued staff benefits	957,116	1,851,223

Due to customers, merchants and clients	1,421,937	1,169,512

Accrued other operating expenses	1,923,583	1,104,097

Due to Government of Jamaica	29,737	38,891

Other	433,702	392,077

	4,766,075	4,555,800

36. Share capital

	2012	2011
	$’000	$’000

Authorized—5,750,000,000 ordinary shares

Issued and fully paid up—
2,466,762,828 ordinary shares of no par value	6,465,731	6,465,731
5,293,916 ordinary shares held by NCB Employee Share Scheme	(3,388)	(3,388)

Issued and outstanding	6,462,343	6,462,343

The NCB Employee Share Scheme was established in 1986 to acquire certain shares of NCB Group Limited, the then holding company for the Group, for the beneficial interest of eligible employees of NCB Group Limited and its subsidiaries. The scheme holds 5.3 million units of the Bank’s ordinary shares that have not been reissued to staff and are accounted for as treasury shares. The scheme, which is included in the consolidated financial statements, is currently dormant.

37. Fair value and capital reserves

	2012	2011
	$’000	$’000

Fair value reserve	(305,838)	2,449,795
Capital reserve	2,500,017	2,716,799

	2,194,179	5,166,594

Capital reserve comprises:

Realized—
Surplus on revaluation of property, plant and equipment	92,991	92,991
Retained earnings capitalized	98,167	98,167
Share redemption reserve	1,077,382	1,077,382

Unrealized—
Translation reserve	557,189	463,093
Surplus on revaluation of property, plant and equipment	142,963	116,960
Share of movement in reserves of associate	76,541	413,422
Other	454,784	454,784

	2,500,017	2,716,799

38. Loan loss reserve

This is a non-distributable reserve representing the excess of the provision for credit losses determined using the Bank of Jamaica’s regulatory requirements over the amount determined under IFRS (Note 21).

39. Banking reserve fund

This fund is maintained in accordance with the Banking Act 1992 which requires that a minimum of 15% of the net profits, as defined by the Act, of the Bank be transferred to the reserve fund until the amount of the fund is equal to 50% of the paid-up capital of the Bank and thereafter 10% of the net profits until the amount of the fund is equal to the paid-up capital of the Bank. During the 2012 financial year, the amount of the fund surpassed the paid-up capital of the Bank and therefore no further mandatory transfers are required.

40. Retained earnings reserve

The Banking Act 1992 permits the transfer of any portion of the Bank’s net profit to a retained earnings reserve. This reserve constitutes a part of the capital base for the purpose of determining the maximum level of deposit liabilities and lending to customers.

The deposit liabilities of the Bank and other indebtedness for borrowed money together with all interest accrued should not exceed twenty-five times its capital base.

41. Cash flows from operating activities

	Note	Restated
		2012	2011	2010
		$’000	$’000	$’000

Net profit		10,045,862	13,885,301	11,074,798
Adjustments to reconcile net profit to net cash flow provided by operating activities:
Depreciation	26	503,448	429,854	441,525
Amortization of intangible asset	25	309,064	150,278	86,808
Impairment losses on securities	12	467,778	262,003	27,520
Gain on acquisition of associate	23	—	(1,867,377)	—
Share of after tax profits(losses) of associate	23	(947,141)	(234,979)	(200,713)
Loss on dilution of associates	23	11,948	—	—
Provision for credit losses	21	2,462,811	768,881	947,962
Interest income	6	(30,475,968)	(30,191,938)	(33,304,294)
Interest expense	6	8,691,878	9,041,078	12,654,651
Income tax expense	14	3,156,789	3,704,793	2,413,315
Unrealized exchange (gains)/losses on securitization arrangements		(253,416)	91	(731,913)
Amortization of upfront fees on securitization arrangements		29,507	40,484	56,408
Unrealized exchange gain on other borrowed funds		25,936	(3,770)	(168,702)
Amortization of upfront fees on other borrowed funds		3,480	4,377	5,491
Change in post-employment benefit obligation		227,785	136,618	35,864
Unrealized exchange gain(loss) on investments		(997,468)	(1,091,542)	(719,743)
(Gains)/losses on disposal of property, plant and equipment and intangible asset		(1,027)	5,753	(1,626)
Fair value gains on investment property		(500)	—	1,000
Fair value losses/(gains) on derivative financial instruments		334	(13,066)	(61,591)
Changes in operating assets and liabilities:
Statutory reserves at Bank of Jamaica		(1,659,269)	(984,051)	1,096,906
Reverse repurchase agreements		1,267,528	(137,905)	6,329,891
Loans and advances		(22,263,528)	(7,057,769)	1,263,057
Customer deposits		7,117,387	11,598,141	14,274,064
Repurchase agreements		17,658,854	(1,661,136)	7,959,224
Liabilities under annuity and insurance contracts		1,630,049	3,158,651	1,290,860
Other		(159,745)	129,542	142,671

		(13,193,486)	(13,812,989)	13,838,635
Interest received		29,886,141	31,154,275	34,260,607
Interest paid		(8,567,607)	(8,724,541)	(13,034,168)
Income tax paid		(2,459,004)	(2,062,590)	(2,696,635)

		5,666,044	6,554,155	32,368,439

Net cash provided by operating activities		15,711,906	20,439,456	43,443,237

42. Related Party transactions and balances

Parties are considered to be related if one party has the ability to control or exercise significant influence over the other party in making financial or operational decisions. The volumes of related party transactions, outstanding balances at the year end and related expenses and income for the year are as follows:

	Parent and companies controlled by major shareholder			Associated companies of the Group			Directors and key management personnel (and their families)			Companies controlled by directors and related by virtue of common directorship
	2012	2011	2010	2012	2011	2010	2012	2011	2010	2012	2011	2010
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Loans and advances
Balance at September 30	7,197	4,661	3,839	—	—	—	103,452	106,465	129,462	32,244	28,290	441,016
Provision for loan losses—income statement	—	—	—	—	—	—	—	—	—	—	—	(65,264)
Interest income earned	1,346	1,742	2,112	—	—	—	4,266	6,841	11,047	17,245	57,603	86,843
Loan loss reserves	—	—	—	—	—	—	—	—	—	—	—	6,965

Investment securities
Balance at September 30	181,856	180,640	180,964	—	—	—	—	—	—	—	—	—
Interest income earned	17,030	20,801	31,116	—	—	—	—	—	—	—	—

Reverse repurchase agreements
Balance at September 30	1,828	—	—	—	799,268	—	—	—	—	—	—	—
Interest income earned	60,882	—	—	6,528	4,543	—	—	—	—	—	—	—

Other assets
Balance at September 30	10,801	18,360	628	—	2,563	—	—	—	—	50,369	50,375	42,086

Fees and commission income	66,742	25,277	19,882	16,976	6,535	91	182	612	853	7,320	10,808	13,452
Other operating income	—	—	2,070	—	—	3,841	244	—	247	239,653	202,008	199,275

68

	Parent and companies controlled by major shareholder			Associated companies of the group			Directors and key management personnel (and their families)			Companies controlled by directors and related by virtue of common directorship
	2012	2011	2010	2012	2011	2010	2012	2011	2010	2012	2011	2010
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Customer deposits Balance at September 30	331,612	427,747	352,558	1,116,145	2,016,832	25,628	646,749	353,803	106,239	806,267	1,552,675	2,321,206
Interest expense	1,062	1,969	3,802	5,188	—	340	821	1,178	1,922	13,322	24,396	32,428

Repurchase agreements
Balance at September 30	73,719	45,957	51	2,931,342	781,441	176,575	575,336	106,846	261,251	—	—	62,804
Interest expense	—	1,802	186	21,341	666	1,058	—	21,533	3,221	—	—	10,427

Other borrowed funds
Balance at September 30	—	—	—	—	—	—	—	—	—	—	—	184,761
Interest expense	—	—	—	—	—	—	—	—	—	—	—	17,113

Other liabilities
Balance at September 30	22,171	12,220	—	5,173	32	—	45,139	37,227	1,289	—	—	20,572

Operating expenses	298,693	314,697	331,922	—	—	—	67,430	72,997	6,938	57,901	63,579	34,746

	2012	2011	2010
	$’000	$’000	$’000

Key management compensation:
Salaries and other short-term benefits	641,867	477,118	451,665
Post-employment benefits	22,100	19,609	14,068
Termination benefits	—	—	23,647

	663,967	496,727	489,380

Directors’ emoluments:
Fees	22,583	14,749	16,987
Management remuneration	232,094	174,112	157,286

During the year, NCB Capital Markets Limited signed agreements with AIC (Barbados) Limited and ACF Holdings Insureco Limited, the legal and beneficial owners of 96.24% of the issued share capital of Advantage General Insurance Company Limited (AGI), for the purchase of their shareholdings in AGI. Both AIC (Barbados) Limited and ACF Holdings Insureco Limited are controlled by the Chairman and controlling shareholder of the Bank. The completion of the transaction is contingent on obtaining regulatory approval from the Financial Services Commission (FSC) and non-objection from the Bank of Jamaica (BoJ).

Subsequent to the year end, conditional regulatory approval was obtained from the FSC. However, the Bank is still in dialogue with the BoJ in respect of its non-objection.

43. Financial risk management

The Group takes an enterprise-wide approach to the identification, measurement, monitoring, reporting and management of all its risks. The principal financial risks faced by the organization are identified as: credit, market, interest rate and liquidity risks.

The Group’s risk management framework guides its risk-taking activities and ensures that it is in conformity with regulatory requirements, applicable laws, the Board’s risk appetite, shareholders’ expectations and standards of best practice. The framework incorporates a comprehensive risk governance structure and appropriate policies and procedures.

Risk governance structure

The Group’s risk governance structure seeks to manage risk/reward by ensuring that revenue-generation activities are compliant with the Group’s standards and risk tolerance, while driving the maximization of long term shareholder value. The Group’s comprehensive risk governance structure incorporates; (a) administrative controls effected through the Board, relevant committees (The Audit Committee, The Group Capital Management Committee, The Asset and Liability Committee, The Board Risk Management Committee, The Investment Management Committee) and the establishment of policies; and (b) organizational controls effected through segregation of duties. These controls are reviewed on an ongoing basis to ensure that they provide effective governance of the Group’s risk-taking activities.

Risk Limits and Benchmarks are integral to the risk management process, as they characterize the Board’s risk tolerance and also that of the Regulator. Limits are established for:

(i)	Credit and Counterparty risk—exposures to individuals, group, counterparty, country

(ii)	Market risk—rate gap exposure, currency exposure, market value exposure

(iii)	Liquidity risk—liquidity gaps, funding exposures/liability diversification and liquid assets levels.

Limits and Benchmarks are monitored on an ongoing basis and reported to the relevant governance committees.

Policies & procedures

Rigorous policies and operational procedures are established throughout the organization and are approved by the relevant management personnel and/or governance committees.

These policies and procedures incorporate requirements for compliance monitoring, maintenance of contingency plans and the provision of reports to management and the relevant governance committees and/ or the Board of Directors.

(a) Credit risk

This is defined as potential for loss to the organization arising from failure of a borrower, guarantor or counterparty to honor their contractual obligations to the Group.

The Group incurs credit and counterparty risk primarily in its loan business, reverse repurchase arrangements, and certain investment activities. There is also credit risk in off-balance sheet financial instruments, such as loan commitments. Credit Risk Management is facilitated by a cadre of loans officers and credit risk personnel, who together operate within a control framework which employs a hierarchical level of authorizations for transactions that expose the organization to credit risk. Operating practices include the establishment of limits, ongoing monitoring of credit risk exposures, a disciplined approach to provisioning and loan loss evaluation in addition to ongoing reporting of portfolio exposures to the relevant governance committees and the regulators.

Credit risk arising from derivative financial instruments is, at any time, limited to those with positive fair values, as recorded in the statement of financial position.

Credit-related commitment risks arise from guarantees which may require payment on behalf of customers. Such payments are collected from customers based on the terms of the letters of credit. They expose the Group to risks similar to loans and these are mitigated by the same control policies and processes.

Credit review process

The Group has established a credit quality review process involving regular analysis of the ability of borrowers and other counterparties to meet interest and capital repayment obligations.

The Group employs the following classifications in assessing its exposures to its borrowing customers. The classifications are in line with the BOJ regulations and are as follows:

Standard

Special Mention

Sub-Standard

Doubtful

Loss

Exposure to credit risk is mitigated by the taking of financial or physical assets.

Collateral and other credit enhancements

The amount and type of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of different types of collateral.

The main types of collateral obtained are as follows:

(i)	Loans—mortgages over residential properties, charges over business assets such as premises, inventory and accounts receivable and charges over financial instruments such as debt securities.

(ii)	Securities lending and reverse repurchase transactions – cash or securities.

The Group may also obtain guarantees from parent companies for loans to their subsidiaries.

Collateral values are monitored with a view to requesting additional collateral where market values are compromised or the terms in the loan agreements dictate.

Impairment loss provision methodology

Provisions for impairment losses are assessed under three categories as described below:

Sub-standard, Doubtful or Loss rated loans

The Group identifies substandard, doubtful or loss rated loans as determined by Bank of Jamaica Regulations. The calculated provision is adjusted by the future cash flow from the realization of the related collateral.

Individually significant Standard and Special Mention loans

Individual significant loans are reviewed to determine whether the loans show objective evidence of impairment and to determine the extent of provision required. Impairment may be determined through assessment of a number of factors, which includes:

(i)	Any significant financial difficulty being experienced by the borrower.

(ii)	Breach of contract, such as default term, delinquency in principal and interest.

(iii)	High probability of bankruptcy or other financial reorganization by the borrower.

Collectively assessed provisions

All loans, excluding those that are impaired, are assessed on a portfolio basis, reflecting the homogenous nature of the loans. The provision is determined by a quantitative review of the respective portfolios.

The table below shows the loans and the associated impairment provision for each internal rating class:

	2012		2011
	Loans	Impairment provision	Loans	Impairment provision
	$’000	$’000	$’000	$’000

Standard	90,180,190	933,888	75,005,431	847,287
Special Mention	8,515,221	48,073	2,464,799	171,985
Sub-Standard	9,330,252	240,258	10,131,238	97,297
Doubtful	720,546	365,146	3,901,472	268,803
Loss	7,051,206	3,178,786	2,611,760	1,498,781

	115,797,415	4,766,151	94,114,700	2,884,153

The credit quality of loans is summarized as follows:

	2012	2011
	$’000	$’000

Unimpaired	108,829,832	91,334,913
Impaired	6,967,583	2,779,787

Gross	115,797,415	94,114,700
Less: provision for credit losses	(4,766,151)	(2,884,153)

Net	111,031,264	91,230,547

The ageing analysis of past due but not impaired loans was as follows:

	2012	2011
	$’000	$’000

Less than 30 days	20,496,931	15,469,740
31 to 60 days	7,170,895	2,281,451
61 to 90 days	2,142,596	1,402,448
Greater than 90 days	1,645,778	4,108,318

	31,456,200	23,261,957

Of the aggregate amount of gross past due but not impaired loans, $23,328,408,000 was secured as at September 30, 2012 (2011—$19,252,875,000).

Restructured loans

Restructuring activities include extended payment arrangements, approved external management plans, modification and deferral of payments. Following restructuring, a previously overdue customer account is reset to a normal status and managed together with other similar accounts. Restructuring policies and practices are based on indicators or criteria which, in the judgment of management, indicate that payment will most likely continue. These policies are kept under continuous review. Restructuring is most commonly applied to term loans.

The determination of whether a loan would qualify for renegotiation is made only if all factors indicate that the borrower is able to repay in full (including interest). In making this assessment,

the Group take its historic experience with the borrowers, their expected future cash flows, collateral valuations and any guarantees into consideration. Therefore, at the time of modification, all renegotiated loans are interest bearing with interest being calculated using the terms of the modified loan.

All renegotiated loans are individually assessed for impairment as the active renegotiation of a loan as a result of borrower difficulty, as defined in paragraph 59(c) of IAS 39, is considered a trigger for determining whether the loan should be tested for impairment. In carrying out its assessment, the Group uses the same methodology as with any other loan in the portfolio that exhibits other objective evidence of impairment. These loans are, however, actively monitored for at least 12 months from the time of renegotiation to determine whether circumstances have changed that would result in the loan being impaired or whether there should be an increase in the current level of impairment.

Credit risk exposure

The table below represents a worst case scenario of credit risk exposure of the Group at the date of the statement of financial position, without taking account of any collateral held or other credit enhancements. For on-balance-sheet assets, the exposures set out below are based on net carrying amounts as reported in the statement of financial position.

	2012	2011
	$’000	$’000

Credit risk exposures relating to on-balance sheet assets:
Balances with Bank of Jamaica	21,454,016	18,468,697
Due from other banks	14,927,069	24,812,575
Derivative financial instruments	4,978	—
Investment securities at fair value through profit or loss	437,934	1,694,472
Reverse repurchase agreements	409,294	1,697,472
Loans and advances, net of provision for credit losses	111,904,854	91,728,138
Investment securities classified as available-for-sale and loans and receivables	208,145,899	202,423,020
Customers’ liability—letters of credit and undertaking	530,719	361,606

	357,814,763	341,185,980

Credit risk exposures relating to off-balance sheet items:
Credit commitments	22,793,994	15,299,626
Acceptances, guarantees and indemnities	4,180,315	3,663,570

	26,974,309	18,963,196

Credit exposures

(i)	Loans

The majority of loans are made to customers in Jamaica. The following table summarizes the credit exposure for loans at their carrying amounts, as categorized by the industry sectors:

	2012	2011
	$’000	$’000

Agriculture	2,831,323	882,244
Central Government	2,634,595	3,539,547
Construction and Land Development	13,328,422	8,097,279
Other Financial Institutions	88,234	26,337
Distribution	13,497,719	7,950,667
Electricity, Water & Gas	316,074	847,296
Entertainment	243,110	233,292
Manufacturing	2,195,724	2,170,083
Mining and Processing	215,622	247,450
Personal	51,405,221	39,418,253
Professional and Other Services	4,424,581	3,765,936
Tourism	15,714,734	21,034,650
Transportation Storage and Communication	2,269,208	1,182,323
Overseas Residents	6,632,848	4,719,343

Total	115,797,415	94,114,700
Total provision	(4,766,151)	(2,884,153)

	111,031,264	91,230,547
Interest receivable	873,590	497,591

Net	111,904,854	91,728,138

(ii)	Debt securities

The following table summarizes the credit exposure for debt securities at their carrying amounts, as categorized by issuer:

	2012	2011
	$’000	$’000

Government of Jamaica and Bank of Jamaica	171,152,506	166,824,962
Government of Jamaica guaranteed corporate bonds	21,773,021	20,037,311
Other corporate bonds	10,838,959	13,158,888
Foreign government	1,743,826	1,300,141

	205,508,312	201,321,302
Interest receivable	3,075,522	2,796,190

	208,583,834	204,117,492

(b) Liquidity risk

The Group’s liquidity policy is designed to ensure that it can meet cash obligations when they fall due and take advantage of unanticipated earnings enhancement opportunities.

Liquidity management within the Group, which incorporates funding risk management, ensures that there is a sufficient level of liquid assets available in addition to stable funding lines to meet ongoing cash commitments even during periods of stress. The management of liquidity risk is executed within a framework which comprises:

(i) Oversight by relevant governance committees;

(ii) Daily management of liquidity by the relevant treasury units within each group company;

(iii) Use of tools to measure the organization’s exposures;

(iv) Establishment and monitoring of limits/benchmarks for maturity mismatches and funding concentrations;

(v) Diversification of funding sources;

(vi) Maintenance of committed lines of credits and

(vii) Monitoring of adherence to regulatory ratios.

Monitoring and reporting take the form of cash flow measurement and projections for the next day, week and month, respectively, as these are key periods for liquidity management. The starting point for those projections is an analysis of the contractual maturity of the financial liabilities and the expected collection date of the financial assets.

The matching of the maturities and interest rates of assets and liabilities is fundamental to the management of the Group. It is unusual for companies ever to be completely matched since business transacted is often of uncertain term and of different types. An unmatched position potentially enhances profitability, but can also increase the risk of loss.

The maturities of assets and liabilities and the ability to replace, at an acceptable cost, interest-bearing liabilities as they mature, are important factors in assessing the liquidity of the Group and its exposure to changes in interest rates and exchange rates.

Cash flows of financial liabilities

The tables below present the contractual maturities of undiscounted cash flows (both interest and principal cash flows) of the financial assets and liabilities based on the remaining period:

	Within 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Total
	$’000	$’000	$’000	$’000	$’000	$’000

As at September 30, 2012:
Due to other banks	2,652,733	5,014,518	482,476	521,926	1,625,256	10,296,909
Customer deposits	136,972,132	9,366,134	16,798,276	411,369	—	163,547,911
Repurchase agreements	48,002,036	36,311,425	18,368,132	44,269	6,149	102,732,011
Obligations under securitization arrangements	—	641,369	1,008,967	1,306,344	—	2,956,680
Other borrowed funds	153,118	483,247	667,233	2,701,273	387,544	4,392,415
Liabilities under annuity and insurance contracts	362,213	799,721	3,630,389	17,861,694	52,056,672	74,710,689
Other	2,854,698	1,713,865	223,170	150	125,194	4,917,077

Total financial liabilities (contractual maturity dates)	190,996,930	54,330,279	41,178,643	22,847,025	54,200,815	363,553,692

Total financial liabilities (expected maturity dates)	83,631,911	54,330,279	41,795,634	22,853,174	160,942,694	363,553,692

Total financial assets (expected maturity dates)	38,784,270	8,258,414	51,220,815	207,776,339	201,133,860	507,173,698

As at September 30, 2011:
Due to other banks	2,287,964	917,244	1,877,783	499,397	1,685,694	7,268,082
Customer deposits	138,222,092	11,309,067	11,613,536	924,772	—	162,069,467
Repurchase agreements	32,508,405	32,488,689	14,751,256	5,479,483	52	85,227,885
Obligations under securitization arrangements	1,066,182	638,870	5,997,553	7,358,113	—	15,060,718
Other borrowed funds	1,117,489	989,610	1,648,768	2,601,189	107,515	6,464,571
Liabilities under annuity and insurance contracts	343,535	772,606	3,437,374	16,653,694	46,425,516	67,632,725
Other	2,860,437	1,324,813	148,663	2,142	129,744	4,465,799

Total financial liabilities (contractual maturity dates)	178,406,104	48,440,899	39,474,933	33,518,790	48,348,521	348,189,247

Total financial liabilities (expected maturity dates)	82,472,218	48,440,899	40,174,206	33,518,790	143,583,134	348,189,247

Total financial assets (expected maturity dates)	69,315,199	44,413,687	45,296,489	144,468,009	149,062,937	452,556,321

Assets available to meet all of the liabilities and to cover outstanding loan commitments include cash, central bank balances, items in the course of collection, investment securities and other eligible bills, loans and advances to banks, and loans and advances to customers. In the normal course of business, a proportion of customer loans contractually repayable within one year will be extended. In addition, debt securities and treasury and other bills have been pledged to secure liabilities. The Group is also able to meet unexpected net cash outflows by selling securities and accessing additional funding sources from other financing institutions.

Off-balance sheet items

The table below shows the contractual expiry by maturity of commitments:

	No later than 1 year	2 to 5 years	Over 5 years	Total
	$’000	$’000	$’000	$’000

At September 30, 2012
Credit commitments	22,793,994	—	—	22,793,994
Guarantees, acceptances and other financial facilities	2,972,009	400,715	807,591	4,180,315
Operating lease commitments	89,089	270,554	384,397	744,040
Capital commitments	997,729	—	—	997,729

	26,852,821	671,269	1,191,988	28,716,078

At September 30, 2011
Credit commitments	15,299,626	—	—	15,299,626
Guarantees, acceptances and other financial facilities	1,169,571	1,768,437	725,562	3,663,570
Operating lease commitments	95,439	177,729	88,434	361,602
Capital commitments	1,120,118	—	—	1,120,118

	17,684,754	1,946,166	813,996	20,444,916

Capital commitments are in relation to approved expenditures for property, plant, equipment and computer software that were unused as at the end of the respective financial years either because they relate to work in progress or are awaiting the start of the project. Of the total capital commitments, planned expenditure valuing $997,729,000 (2011—$706,710,000) has already been contracted for.

(c) Market risk

The Group takes on exposure to market risk, which is defined as the potential for loss arising from changes in the market value of the organization’s financial instruments due to changes in certain market variables, such as interest rates, foreign exchange rates, equity prices, market liquidity and credit spreads.

The Group incurs market risk primarily in treasury, trading and structural banking activities. The Group takes a comprehensive governance approach in accordance with the enterprise-wide risk management framework. This includes:

•	Oversight provided by the relevant governance committees.
•	An independent market risk oversight function.
•	The utilization of tools and models to measure market risk exposure.
•	Limit setting mechanisms and a monitoring process.
•	The utilization of scenario analysis and of stress testing for worst case events.

There has been no change to the manner in which the Group manages and measures this risk.

(i) Currency risk

Currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Foreign exchange risk occurs when the Group takes on open position in a currency. To control this exchange risk the Group has approved limits for net open positions in each currency for both intra-day and overnight. The recently formed Board Risk Management Committee (BRMC) has assumed responsibility for approving such limits. This limit may vary from time to time as determined by the BRMC.

The Group also has transactional currency exposure. Such exposure arises from having financial assets in currencies other than those in which financial liabilities are expected to be settled. The Group ensures that its net exposure is kept to an acceptable level by buying or selling foreign assets to address short term imbalances.

Concentrations of currency risk—on- and off-balance sheet financial instruments

The tables below summarize the exposure to foreign currency exchange rate risk as at the date of the statement of financial position:

	$	US$	GBP	CAN$	Other	Total
September 30, 2012	$’000	$’000	$’000	$’000	$’000	$’000
Assets
Cash in hand and balances at Bank of Jamaica	16,991,874	6,048,725	869,244	175,549	17,420	24,102,812
Due from other banks	316,056	7,145,498	5,839,013	1,064,566	561,936	14,927,069
Investment securities at fair value through profit or loss	449,650	270,756	—	—	—	720,406
Reverse repurchase agreements	248,265	75,218	—	—	84,811	408,294
Loans and advances net of provision for credit losses	70,633,423	41,271,452	—	(21)	—	111,904,854
Investment securities classified as available-for-sale and loans and receivables	132,026,537	75,470,903	968,634	251,856	1,215,221	209,933,151
Other	1,099,470	709,369	6,285	196	795	1,816,115

Total assets	221,765,275	130,991,921	7,683,176	1,492,146	1,880,183	363,812,701

Liabilities
Due to other banks	1,078,271	8,110,697	65,572	44,744	25,613	9,324,897
Customer deposits	100,203,361	54,701,283	6,401,934	928,040	695,732	162,930,350
Repurchase agreements	43,555,359	56,346,956	1,086,502	304,053	597,579	101,890,449
Obligations under securitization arrangements	—	2,604,246	—	—	—	2,604,246
Other borrowed funds	2,088,360	1,536,184	—	—	—	3,624,544
Liabilities under annuity and insurance contracts	25,138,935	55,389	—	—	—	25,194,324
Other	3,754,482	1,045,499	9,318	6,114	101,663	4,917,076

Total liabilities	175,818,768	124,400,254	7,563,326	1,282,951	1,420,587	310,485,886

Net on-balance sheet position	45,946,507	6,591,667	119,850	209,195	459,596	53,326,815

Guarantees, acceptances and other financial facilities	1,883,884	2,290,259	—	—	6,172	4,180,315

Credit commitments	18,695,703	4,098,291	—	—	—	22,793,994

	$	US$	GBP	CAN$	Other	Total
September 30, 2011	$’000	$’000	$’000	$’000	$’000	$’000
Assets
Cash in hand and balances at Bank of Jamaica	15,057,683	4,748,867	765,213	130,713	23,015	20,725,491
Due from other banks	1,399,922	16,340,719	5,906,537	821,943	343,454	24,812,575
Investment securities at fair value through profit or loss	764,827	1,020,525	—	—	—	1,785,352
Reverse repurchase agreements	1,238,813	458,659	—	—	—	1,697,472
Loans and advances net of provision for credit losses	58,048,699	33,679,459	—	(20)	—	91,728,138
Investment securities classified as available-for-sale and loans and receivables	132,033,777	69,289,257	959,474	—	680,267	202,962,775
Other	1,374,571	580,310	4,267	166	—	1,959,314

Total assets	209,918,292	126,117,796	7,635,491	952,802	1,046,736	345,671,117

Liabilities
Due to other banks	1,155,318	4,956,525	52,891	35,014	16,076	6,215,824
Customer deposits	88,197,077	58,801,288	7,474,421	914,798	412,817	155,800,401
Repurchase agreements	38,162,777	44,255,871	1,162,966	94,647	398,842	84,075,103
Obligations under securitization arrangements	—	14,418,427	—	—	—	14,418,427
Other borrowed funds	2,274,024	3,427,707	—	—	—	5,701,731
Liabilities under annuity and insurance contracts	23,533,050	31,225	—	—	—	23,564,275
Other	3,738,778	719,814	1,808	5,364	35	4,465,799

Total liabilities	157,061,024	126,610,857	8,692,086	1,049,823	827,770	294,241,560

Net on-balance sheet position	52,857,268	(493,061)	(1,056,595)	(97,021)	218,966	51,429,557

Guarantees, acceptances and other financial facilities	2,496,712	1,160,563	47	—	6,248	3,663,570

Credit commitments	11,191,065	4,108,561	—	—	—	15,299,626

Foreign currency sensitivity

The following table indicates the currencies to which the Group has significant exposures on its monetary assets and liabilities and its forecast cash flows. The change in currency rates below represents management’s assessment of the possible change in foreign exchange rates. The sensitivity analysis represents the outstanding foreign currency denominated monetary items and adjusts their translation at the year end for changes in foreign currency rates. The sensitivity analysis includes loans and advances to customers, investment securities and deposits. The correlation of variables will have a significant effect in determining the ultimate impact on market risk, but to demonstrate the impact due to changes in each variable, variables had to be considered on an individual basis. It should be noted that movements in these variables are non-linear.

There was no effect on other comprehensive income.

	% Change in currency rate	Effect on net profit
		2012	2011
		$’000	$’000
Currency:
USD	4% Appreciation	(214,387)	8,794
	10% Devaluation	535,966	49,943
GBP	4% Appreciation	(206)	(779)
	10% Devaluation	515	1,948
CAN	4% Appreciation	(6,077)	1,010
	10% Devaluation	15,192	(2,523)

(ii)	Interest rate risk

Interest rate risk arises when the Group’s principal and interest cash flows from on and off balance sheet items have mismatched repricing dates. The short term impact is experienced on the Group’s net interest income and long term impact is felt on its equity.

The Group incurs interest rate mismatches from its interest bearing assets and liabilities with the size of such exposure being heavily dependent on the direction and degree of interest rate movements in addition to the size and maturity structure of the mismatched position. The Group’s policy requires that such mismatches are managed. Accordingly, the Board requires that a comprehensive system of limits, gap analysis and stress testing be used to manage the Group’s exposure.

Floating rate instruments expose the Group to cash flow interest risk, whereas fixed interest rate instruments expose the Group to fair value interest risk.

The Group’s interest rate risk policy requires it to manage interest rate risk by maintaining an appropriate mix of fixed and variable rate instruments. The policy also requires it to manage the maturities of interest bearing financial assets and interest bearing financial liabilities. The Board sets limits on the level of mismatch of interest rate repricing that may be undertaken. These limits are monitored by the Asset and Liability Committee.

The following tables summarize the exposure to interest rate risk. It includes the financial instruments at carrying amounts, categorized by the earlier of contractual repricing or maturity dates:

	Within 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Non- interest bearing	Total
September 30, 2012	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Assets
Cash in hand and balances at Bank of Jamaica	9,528,145	—	—	—	—	14,574,667	24,102,812
Due from other banks	11,678,897	1,069,558	160,096	—	—	2,018,518	14,927,069
Investment securities at fair value through profit or loss	2,032	3,439	18,679	31,988	375,009	289,259	720,406
Reverse repurchase agreements	184,745	222,580	2	—	—	967	408,294
Loans and advances net of provision for credit losses	54,822,878	28,638,163	1,402,116	19,765,218	3,180,872	4,095,607	111,904,854
Investment securities classified as available-for-sale and loans and receivables	12,393,684	60,453,502	25,569,392	62,283,047	44,574,291	4,659,235	209,933,151
Other	4,978	—	—	—	—	1,811,137	1,816,115

Total assets	88,615,359	90,387,242	27,150,285	82,080,253	48,130,172	27,449,390	363,812,701

Liabilities
Due to other banks	879,299	4,916,572	376,827	—	1,345,811	1,806,388	9,324,897
Customer deposits	98,977,150	9,217,713	16,096,306	399,506	—	38,239,675	162,930,350
Repurchase agreements	38,892,450	42,851,892	16,972,153	2,392,726	4,938	776,290	101,890,449
Obligations under securitization arrangements	—	1,051,898	773,454	773,454	—	5,440	2,604,246
Other borrowed funds	144,252	776,333	1,380,189	915,893	294,938	112,939	3,624,544
Liabilities under annuity and insurance contracts	21,647,059	150,316	805,488	—	—	2,591,461	25,194,324
Other	5,312	206,674	—	—	—	4,705,090	4,917,076

Total liabilities	160,545,522	59,171,398	36,404,417	4,481,579	1,645,687	48,237,283	310,485,886

On balance sheet interest sensitivity gap	(71,930,163)	31,215,844	(9,254,132)	77,598,674	46,484,485	(20,787,893)	53,326,815

Cumulative interest sensitivity gap	(71,930,163)	(40,714,319)	(49,968,451)	27,630,223	74,114,708	53,326,815

	Within 1 month	2 to 3 months	4 to 12 months	2 to 5 years	Over 5 years	Non- interest bearing	Total
September 30, 2011	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Assets
Cash in hand and balances at Bank of Jamaica	7,480,911	—	—	—	—	13,244,580	20,725,491
Due from other banks	22,855,803	638,218	—	—	—	1,318,554	24,812,575
Investment securities at fair value through profit or loss	3,411	3,035	23,042	735,488	273,233	747,143	1,785,352
Reverse repurchase agreements	626,144	390,800	669,604	—	—	10,924	1,697,472
Loans and advances net of provision for credit losses	57,073,898	16,587,638	1,255,435	10,313,264	2,379,965	4,117,938	91,728,138
Investment securities classified as available-for-sale and loans and receivables	22,461,620	62,949,393	15,560,985	59,434,467	34,789,026	7,767,284	202,962,775
Other	—	—	—	—	—	1,959,314	1,959,314

Total assets	110,501,787	80,569,084	17,509,066	70,483,219	37,442,224	29,165,737	345,671,117

Liabilities
Due to other banks	412,661	878,431	1,768,918	—	1,291,810	1,864,004	6,215,824
Customer deposits	97,936,280	11,272,883	11,295,524	916,900	—	34,378,814	155,800,401
Repurchase agreements	33,236,213	31,354,923	13,747,125	5,144,447	48	592,347	84,075,103
Obligations under securitization arrangements	9,524,881	2,732,105	742,420	1,336,355	—	82,666	14,418,427
Other borrowed funds	121,538	1,150,555	2,419,213	1,781,758	62,910	165,757	5,701,731
Liabilities under annuity and insurance contracts	20,940,634	201,949	847,775	—	—	1,573,917	23,564,275
Other	—	4,073	—	—	—	4,461,726	4,465,799

Total liabilities	162,172,207	47,594,919	30,820,975	9,179,460	1,354,768	43,119,231	294,241,560

On balance sheet interest sensitivity gap	(51,670,420)	32,974,165	(13,311,909)	61,303,759	36,087,456	(13,953,494)	51,429,557

Cumulative interest sensitivity gap	(51,670,420)	(18,696,255)	(32,008,164)	29,295,595	65,383,051	51,429,557

The table below summarizes the effective interest rates for financial instruments by major currencies:

	2012				2011
	$	US$	CAN$	GBP	$	US$	CAN$	GBP
	%	%	%	%	%	%	%	%

Assets
Balances at Bank of Jamaica	0.3	0.1	0.4	0.1	0.3	0.1	0.3	0.1
Due from other banks	3.2	0.1	0.7	0.4	3.2	0.1	0.8	0.3
Investment securities at fair value through profit or loss	9.9	8.3	—	—	12.4	7.7	—	—
Reverse repurchase agreements	5.5	3.4	1.5	1.8	6.2	4.4	—	—
Loans and advances	18.4	8.3	—	—	20.2	7.8	1.4	—
Investment securities classified as available-for-sale and loans and receivables	9.0	8.0	—	13.4	10.1	8.4	—	10.5

Liabilities
Due to other banks	6.2	4.8	—	—	7.1	3.1	—	—
Customer deposits	1.4	1.9	0.6	0.9	1.7	1.9	0.6	1.0
Repurchase agreements	5.6	4.3	1.3	1.6	5.7	4.0	1.5	2.3
Obligations under securitization arrangements	—	5.5	—	—	—	3.4	—	—
Other borrowed funds	8.8	3.8	—	—	10.7	5.2	—	—

Interest rate sensitivity

The following table indicates the sensitivity to a reasonable possible change in interest rates, with all other variables held constant, on the income statement and shareholders’ equity.

The sensitivity of the profit or loss is the effect of the assumed changes in interest rates on net income based on the floating rate of non-trading financial assets and financial liabilities. The sensitivity of other comprehensive income is calculated by revaluing fixed rate available-for-sale financial assets for the effects of the assumed changes in interest rates. The correlation of variables will have a significant effect in determining the ultimate impact on market risk, but to demonstrate the impact due to changes in variable, variables had to be on an individual basis. It should be noted that movements in these variables are non-linear.

	Effect on net profit	Effect on equity	Effect on net profit	Effect on equity
	2012	2012	2011	2011
	$’000	$’000	$’000	$’000

Change in basis points:
-200	(1,472,201)	1,187,373	(1,103,613)	2,603,311
+200	1,472,201	(1,187,373)	1,103,613	(2,603,311)

(iii) Other price risk

The Group is exposed to equity securities price risk because of investments held by the Group and classified either as available-for-sale or at fair value through profit or loss. To manage its price risk arising from investments in equity securities, the Group diversifies its portfolio. Diversification of the portfolio is done in accordance with the limits set by the Group.

The Group’s investments in quoted equity securities are of other entities that are publicly traded on the Jamaica Stock Exchange.

Sensitivity to changes in price of equity securities

The following table indicates the sensitivity to a reasonable possible change in prices of equity securities, with all other variables held constant, on the income statement and shareholders’ equity.

The sensitivity of the profit or loss is the effect of the assumed fair value changes of investment securities classified at fair value through profit or loss. The sensitivity of other comprehensive income is the effect of the assumed fair value changes of investment securities classified as available-for-sale. The correlation of variables will have a significant effect in determining the ultimate impact on market risk, but to demonstrate the impact due to changes in variable, variables had to be on an individual basis. It should be noted that movements in these variables are non-linear.

	Effect on net profit	Effect on equity	Effect on net profit	Effect on equity
	2012	2012	2011	2011
	$’000	$’000	$’000	$’000

Percentage change in share price
10% decrease	(28,247)	(216,290)	(8,540)	(59,435)
10% increase	28,247	216,290	8,540	61,079

(d) Derivative financial instruments

The Group’s derivative transactions are primarily directed at hedging its risk exposures which arise during the normal course of its treasury and investment activities. When entering into derivative transactions, the Group employs the same credit risk management procedures to assess and approve potential credit exposures that are used for traditional lending.

(e) Insurance risk

The Group issues contracts that transfer insurance risk or financial risk or both.

The risk under any one insurance contract is the possibility that the insured event occurs and the uncertainty of the amount of the resulting claim. By the very nature of an insurance contract this risk is random and therefore unpredictable. Experience shows that the larger the portfolio of similar insurance contracts, the smaller will be the relative variability about the expected outcome. In addition, a more diversified portfolio is less likely to be affected across the board by a change in any subset of the portfolio.

For a portfolio of insurance contracts where the theory of probability is applied to pricing and provisioning, the principal risk that the Group faces under insurance contracts is that the actual claims and benefit payments exceed the carrying amount of the insurance liabilities. This could occur because the frequency of or severity of claims and benefits will vary from year to year from the estimate established using statistical techniques. The Group issues contracts that have a maximum period determined by the remaining life of the insured. In addition to the estimated benefits which may be payable under the contract, the Group has to assess the cash flows which may be attributable to the contract. The process of underwriting may also be undertaken and may include specific medical tests and other enquiries which affect the Group’s assessment of the risk.

Frequency and severity of claims

For contracts where death is the insured risk, the most significant factors that could increase the overall frequency and severity of claims are epidemics (such as AIDS) and wide-ranging lifestyle changes, such as in eating, smoking and exercise habits, resulting in earlier or more claims than expected.

The Group charges for mortality risks on a monthly basis for insurance contracts with investment options and has the right to alter these charges based on mortality experience and hence to minimize its exposure to mortality risk on these contracts. Delays in implementing increases in mortality charges, and contractual, market or regulatory restraints over the extent of any increases, may reduce this mitigating effect.

The Group also manages mortality risks on its contracts through its underwriting strategy and reinsurance arrangements. The underwriting strategy is intended to minimize the risk of anti-selection. The Group’s underwriting strategy has a twofold approach:

a)	products that are subject to traditional methods of application and assessment are controlled by traditional underwriting methods including medical and financial selection with benefits being limited to reflect the health and/or financial condition of applicants and by the application of retention limits on any single life insured.

b)	products which are not subject to traditional methods of application and assessment contain pre-existing conditions and exclusionary clauses for certain types of high-risk medical and financial events, with claims on these types of policies examined for breaches to those clauses and denied or settled accordingly.

The tables below indicate the concentration of insured benefits across bands of insured benefits per individual life assured. The Group uses catastrophe re-insurance cover against its Individual contracts as the main risks faced by these contracts are interest rate and liquidity:

	Total benefits assured—individual
	2012		2011
	$’000	$’000	$’000	$’000
	Contracts with investment options	Contracts without investment options	Contracts with investment options	Contracts without investment options

Benefits assured per life assured ($’000)
0—1,000	12,592,482	1,767,817	11,924,594	1,505,372
1,000—2,000	3,774,765	6,268,619	3,639,903	5,790,269
2,000—5,000	4,595,536	3,931,131	4,495,366	3,393,381
5,000—10,000	2,981,311	—	2,943,390	—
Over 10,000	3,916,088	—	3,890,154	—

	27,860,182	11,967,567	26,893,407	10,689,022

	Total benefits assured—Group
	2012		2011
	$’000	$’000	$’000	$’000
	Before re-insurance	After re-insurance	Before re-insurance	After re-insurance

Benefits assured per life assured ($’000)
0—1,000	10,273,081	10,272,301	8,285,709	8,285,667
1,000—2,000	7,656,975	7,654,706	5,470,709	5,470,162
2,000—5,000	12,408,493	12,109,983	9,541,090	9,212,097
5,000—10,000	11,538,176	7,077,084	9,368,303	5,662,839
Over 10,000	7,223,180	1,962,428	5,698,043	1,532,870

	49,099,905	39,076,502	38,363,854	30,163,635

The Group uses re-insurance cover against its Ordinary Life, Group Life and Creditor Life contracts above certain limits.

•

The premium ceded during the year in respect of catastrophe re-insurance cover amounted to $22,006,000 (2011—$24,345,000) (2010—$14,316,000). Premium income recognized in the income statement is shown net of these amounts.

•	Policyholders’ benefits recovered from reinsurers during the year under these contracts amounted to $11,474,000 (2011—$8,567,000) (2010—$Nil).

•	At September 30, 2012, premiums payable under re-insurance contracts amounted to $Nil (2011—1,557,000).

•	At September 30, 2012, there were no amounts receivable from reinsurers in respect of policyholders’ benefits (2011—$Nil).

The following table for annuity contracts illustrates the concentration of risk in relation to the amount payable as if the annuity were in payment at the year end:

	Total annuities payable
	2012	2011
	$’000	$’000

Annuity payable per annum per annuitant ($’000)
0—100	26,518	6,571
100—300	67,552	32,943
300—500	60,713	43,700
500—1,000	121,294	108,608
Over 1,000	548,438	534,312

	824,515	726,134

The Group does not hold any re-insurance against the liabilities in these contracts.

Insurance risk for contracts disclosed in this note is also affected by the contract holders’ right to pay reduced or no future premiums, or to terminate the contract completely. As a result, the amount of insurance risk is also subject to contract holders’ behavior. The Group has factored the impact of contract holders’ behavior into the assumptions used to measure these liabilities.

Sources of uncertainty in the estimation of future benefit payments and premium payments

Uncertainty in the estimation of future benefit payments and premium receipts for long term insurance contracts arises from the unpredictability of long term changes in overall levels of mortality and morbidity and the variability in policyholder behavior.

The Group uses appropriate base tables of standard mortality and morbidity according to the type of contract being written. An investigation as to the actual experience of the Group is carried out by the Appointed Actuary, and a comparison of the actual rates with expected rates is performed. Where data are insufficient to be statistically credible, the best estimates of future mortality and morbidity are based on standard industry tables adjusted for the Group’s overall experience. For contracts that insure survival, an adjustment is made for future mortality and morbidity improvements based on trends identified in the continuous mortality and morbidity investigations performed by independent actuarial bodies. The Group maintains voluntary termination statistics to investigate the deviation of actual termination experience against assumptions. Statistical methods are used to determine appropriate termination rates to be used for the best estimate assumption.

Process used in deriving assumptions

The assumptions for insurance contracts and the process used in deriving these assumptions have remained substantially unchanged since the previous year.

Estimates are made in two stages:

(i)	At inception of the contract, the Group determines assumptions in relation to future deaths, voluntary terminations, investment returns and administration expenses. These assumptions are used as the base assumptions for calculating the liabilities; and

(ii)	Subsequently, new estimates are developed at each reporting date and the assumptions are altered to reflect the latest current estimates or experience.

Assumptions are considered to be ‘best estimate’ if, on average, the results are expected to be worse than the assumptions in 50% of possible scenarios and better in the other 50%. See Note 32 for details on policy assumptions.

Reinsurance risk

Reinsurance risk is the risk that a reinsurer will default and not honor obligations arising from claims. The Group limits the probable loss in the event of individual deaths and any single catastrophic accident occurrence by reinsuring its insurance risk above certain limits with other insurers. Reinsurance ceded does not discharge the Group’s liability as the primary insurer. The Group manages reinsurance risk by selecting reinsurers with high credit ratings and monitoring these on an ongoing basis. The current reinsurer is Swiss Re (registered in Canada) whose financial strength rating from Standard & Poor’s is AA- (at October 28, 2011) and from AM Best A+ (at December 20, 2011).

Retention limits represent the level of risk retained by the insurer. Coverage in excess of these limits is ceded to reinsurers up to the treaty limit, the limits of coverage accepted by the Group under these contracts falls into two main categories with limits of $2,000,000 and $5,000,000 per life, coverage in excess of these limits is ceded to reinsurers.

(f) Capital management

The Group’s objectives when managing capital, which is a broader concept than the ‘equity’ on the face of statement of financial position, are:

•	To comply with the capital requirements set by the regulators of the financial markets where the entities within the Group operate;

•	To safeguard the Group’s ability to continue as a going concern so that it can continue to provide returns for shareholders and benefits for other stakeholders; and

•	To maintain a strong capital base to support the development of its business.

(i) The Banking segment

Capital adequacy and the use of regulatory capital are monitored daily by the Bank’s management, employing techniques based on the guidelines developed by the Bank of Jamaica (BOJ), the Credit and Risk Management Division, the Asset and Liability Committee (ALCO) and Basel II as implemented by the BOJ for supervisory purposes. The required information is filed with the respective Authority at the stipulated intervals.

The BOJ requires the Bank to:

•	Hold a specified level of the regulatory capital, and

•	Maintain a ratio of total regulatory capital to the risk-weighted assets.

The Bank’s regulatory capital is divided into two tiers:

Tier 1 capital:    ordinary share capital, non-redeemable non-cumulative preference shares, retained earnings and reserves created by appropriations of retained earnings. The book value of goodwill and net unrealized loss positions arising from fair value accounting are deducted in arriving at Tier 1 capital; and

Tier 2 capital:    non-redeemable cumulative preference shares, qualifying subordinated loan capital, collective impairment allowances and unrealized gains arising on fair valuation of instruments held as available-for-sale.

Investments and share of accumulated losses in associates are deducted from Tier 1 and Tier 2 capital to arrive at the regulatory capital.

The risk-weighted assets are measured by means of a hierarchy of four risk weights classified according to the nature of and reflecting an estimate of credit, market and other risks associated with each asset and counterparty, taking into account any eligible collateral or guarantees. A similar treatment is adopted for off-balance sheet exposure, with some adjustments to reflect the more contingent nature of the potential losses.

The table below summarizes the composition of regulatory capital and the ratios of the Bank as at the dates of the statement of financial position. During those two years, the Bank complied with all of the externally imposed capital requirements to which it is subject.

	The bank
	2012	2011
	$’000	$’000

Tier 1 capital	25,126,615	22,799,678
Tier 2 capital	977,944	769,424
Prescribed deduction—associated companies	(4,295,661)	(2,152,770)

Total regulatory capital	21,808,898	21,416,332

Risk-weighted assets:
On-balance sheet	154,502,563	118,133,589
Off-balance sheet	13,782,288	23,394,025

Total risk-weighted assets	168,284,851	141,527,614

Tier one capital ratio	15%	16%
Total capital ratio	13%	15%
Required ratio	10%	10%

The increase of the regulatory capital in 2012 is mainly due to the transfer of realized profits to the banking and retained earnings reserves from current year profit.

(ii) NCB Insurance Company Limited

The company maintains a capital structure consisting mainly of shareholders’ funds consistent with the company’s profile and the regulatory and market requirements. The company is subject to a number of regulatory capital tests and also employs scenario testing on an annual basis to assess the adequacy of capital. The company has met all of these requirements during the year. Capital adequacy is managed at the operational level.

In reporting financial strength, capital and solvency is measured using the regulations prescribed by the Financial Services Commission (FSC). These regulatory capital tests are based upon required levels of solvency capital and a series of prudent assumptions in respect of the type of business written by the company.

The relevant capital requirement is the Minimum Continuing Capital Surplus Ratio (MCCSR) determined in accordance with the FSC regulations. This ratio is calculated by the Appointed Actuary and reviewed by executive management, the Audit Committee and the Board of Directors. This measure is a risk-based formula that compares available capital and surplus to a minimum requirement set by the FSC in regard to the asset and liability profile of the company. The FSC currently requires a minimum ratio of 150%. The company has set an internal target minimum of 200%. As at December 31, 2011, the MCCSR was measured at 1,169% (December 31, 2010—1,083%).

The company’s capital position is sensitive to changes in market conditions, due to both changes in the value of assets and the effect that changes in investment conditions may have on the value of the liabilities. The most significant sensitivities arise from changes in interest rates and expenses. The company’s capital position is also sensitive to assumptions and experience relating to mortality and persistency.

Dynamic capital adequacy testing (DCAT)

DCAT is a technique used to assess the adequacy of an insurer’s financial position and financial condition in different future economic and policy experience scenarios. DCAT assesses the impact over the next 5 years on the insurer’s financial position and financial condition under specific scenarios.

The financial position of an insurer is reflected by the amounts of assets, liabilities and equity in the statement of financial position at a given date.

The financial condition of an insurer at a particular date is its prospective ability at that date to meet its future obligations, especially obligations to policyholders, those to whom it owes benefits and to its shareholders.

Dynamic capital adequacy testing (DCAT)

The results of the latest DCAT are as follows.

The DCAT conducted has not tested any correlation that may exist between assumptions. The following table represents the sensitivity of the MCCSR and the Insurance Risk Reserve in each of the above scenarios. The 2012 information relates to the DCAT report for December 2011. The 2011 information relates to the DCAT report for December 2010.

	2012		2011
	MCCSR	Change in liability $’000	MCCSR	Change in liability $’000

Worsening rate of lapses	1765%	(1,024,461)	1348%	231,383
High interest rates	2267%	(8,616,168)	1341%	(7,248,781)
Low interest rates	382%	10,032,276	387%	10,364,772
Worsening of mortality	1139%	821,691	1060%	713,015
Higher expenses	391%	6,808,277	918%	3,440,845
No sales growth	1657%	(827,044)	1310%	1,797,845
High sales growth	1070%	779,023	1024%	(344,654)
Extreme lapse and termination rates	2327%	(562,219)	1509%	1,768,165
Fall in interest rates to 5%	674%	8,268,022	632%	7,403,573

(iii) NCB Capital Markets Limited

The company is regulated by the Financial Services Commission (FSC) and is subjected to regulatory capital tests employed by the regulator. Under the FSC regulations, the level of capital adequacy determines the maximum amount of liabilities including repurchase agreements the company is able to offer to clients. In addition to the requirements of the FSC, the company also engages in periodic internal testing which is reviewed by the Risk and Compliance Unit. Capital adequacy is managed at the operational level of the company.

The regulatory capital of the company is divided into two tiers:

(i)	Tier 1 capital: share capital, retained earnings and reserves created from appropriations of retained earnings.

(ii)	Tier 2 capital: qualifying subordinated debt or loan capital, qualifying capital reserves and unrealized gains derived from the fair valuation of equity instruments classified as available for sale.

The FSC requires that the company maintains a capital base comprising at least 50% of Tier 1 capital.

In addition, the FSC employs certain ratios to test capital adequacy and solvency. The results of these ratios are included in a mandatory quarterly report submitted to the FSC. Two of the critical early warning ratios relating to the test for capital adequacy are ‘Capital over Total Assets’ and the ‘Capital Base over Risk Weighted Assets (RWA)’.

The results of these ratios at the date of the statement of financial position are highlighted in the table below:

	FSC benchmark	2012	2011

Capital / Total Assets	Greater than 6%	14%	15%
Capital Base / RWA	Minimum 10%	26%	35%
Tier 1 Capital / Capital Base	Greater than 50%	93%	100%

The capital position is sensitive to changes in market conditions. This sensitivity is due primarily to changes in the value of assets and liabilities resulting from changes in interest rates.

There was no change in relation to how the company manages its capital during the financial year. During the year the company met all the requirements of the FSC relating to capital adequacy.

44. Fair values of financial instruments

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

The values derived from applying fair value techniques are significantly affected by the underlying assumptions used concerning both the amounts and timing of future cash flows and the discount rates. The following methods and assumptions have been used:

(a)

Investment securities at fair value through profit or loss, derivatives and other transactions undertaken for trading purposes are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or discounted cash flows. Fair value is equal to the carrying amount for these items;

(b)	Investment securities classified as available-for-sale are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognized valuation techniques;

(c)	The fair value of liquid assets and other assets maturing within one year (Cash and Balances at Bank of Jamaica, Due from other banks) is assumed to approximate their carrying amount. This assumption is applied to liquid assets and the short-term elements of all other financial assets and financial liabilities;

(d)	The fair value of demand deposits and savings accounts with no specific maturity is assumed to be the amount payable on demand at the date of the statement of financial position;

(e)	The fair value of variable rate financial instruments is assumed to approximate their carrying amounts;

(f)	The fair value of fixed rate loans is estimated by comparing market interest rates when the loans were granted with current market rates offered on similar loans. For match-funded loans the fair value is assumed to be equal to their carrying value, as gains and losses offset each other. Changes in the credit quality of loans within the portfolio are not taken into account in determining gross fair values as the impact of credit risk is recognized separately by deducting the amount of the provisions for credit losses from both book and fair values; and

The fair values of investment securities classified as loans and receivables are disclosed in Note 22. The fair values of the obligations under securitization arrangements are disclosed in Note 30. The fair values for all other financial instruments approximate their carrying values.

The following tables provide an analysis of financial instruments held as at the date of the statement of financial position that, subsequent to initial recognition, are measured at fair value. The financial instruments are grouped into levels 1 to 3, based on the degree to which the fair value is observable, as follows:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical instruments;

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the instrument, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the instrument that are not based on observable market data (unobservable inputs).

	Level 1	Level 2	Level 3	Total
	$’000	$’000	$’000	$’000

At September 30, 2012

Financial assets

Investment securities classified as available-for-sale
Government of Jamaica debt securities	—	148,418,357	—	148,418,357
Government of Jamaica guaranteed corporate bonds	—	9,264,768	—	9,264,768
Foreign government debt securities	—	1,592,111	151,715	1,743,826
Corporate debt securities	—	4,629,752	934,157	5,563,909
Quoted equity securities	1,709,475	—	—	1,709,475
Unquoted equity securities	—	—	77,777	77,777

	1,709,475	163,904,988	1,163,649	166,778,112

Investment securities at fair value through profit or loss
Government of Jamaica debt securities	—	111,373	—	111,373
Government of Jamaica guaranteed corporate bonds		110,060		110,060
Corporate debt securities	—	48,233	161,481	209,714
Quoted equity securities	282,472	—	—	282,472

	282,472	269,666	161,481	713,619

Derivative financial instruments	—	4,978	—	4,978

	1,991,947	164,179,632	1,325,130	167,496,709

Financial liabilities
Derivative financial instruments	—	5,312	—	5,312
Liabilities under annuity and insurance contracts	—	—	25,194,324	25,194,324

	—	5,312	25,194,324	25,199,636

Net financial assets/(liabilities)	1,991,947	164,174,320	(23,869,194)	142,297,073

	Level 1	Level 2	Level 3	Total
	$’000	$’000	$’000	$’000

At September 30, 2011

Financial assets

Investment securities classified as available-for-sale
Government of Jamaica debt securities	—	139,072,782	—	139,072,782
Government of Jamaica guaranteed corporate bonds		5,971,634	—	5,971,634
Foreign government debt securities	—	1,300,141	—	1,300,141
Corporate debt securities	—	6,046,574	2,799,245	8,845,819
Quoted equity securities	492,257		—	492,257
Unquoted equity securities	—	—	47,498	47,498

	492,257	152,391,131	2,846,743	155,730,131

Investment securities at fair value through profit or loss
Government of Jamaica debt securities	—	540,783	—	540,783
Government of Jamaica guaranteed corporate bonds		140,430		140,430
Corporate debt securities	—	—	998,661	998,661
Quoted equity securities	90,880	—	—	90,880

	90,880	681,213	998,661	1,770,754

	583,137	153,072,344	3,845,404	157,500,885

Financial liabilities
Liabilities under annuity and insurance contracts	—	—	23,564,275	23,564,275

Net financial assets/(liabilities)	583,137	153,072,344	(19,718,871)	133,936,610

The movement in financial assets classified as Level 3 during the year was as follows:

	2012	2011
	$’000	$’000

At start of year	3,845,404	1,990,426
Acquisitions	1,539,579	3,044,058
Fair value (losses)/gains recognized in other comprehensive income	(921,498)	616,931
Disposals	(3,138,355)	(1,806,011)

At end of year	1,325,130	3,845,404

The movement in liabilities under annuity and insurance contracts is disclosed in Note 32.

The fair value of financial instruments traded in active markets is based on quoted market prices at the date of the statement of financial position. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets is the current bid price. These instruments are grouped in Level 1 and comprise equity securities that are quoted on the Jamaica Stock Exchange.

The fair value of financial instruments not traded in an active market is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in Level 2. This category includes government bonds, certificates of deposit, commercial paper and most investment grade and liquid corporate bonds. Indicative prices of these instruments are obtained from regular, publicly available quotes by reputable dealers and brokers, such as Bloomberg and Oppenheimer.

If one or more of the significant inputs is not based on observable market data, the instrument is included in Level 3. This category includes certain corporate debt securities and unlisted equity securities.

•

The fair values of these corporate debt securities are determined based on recent issues or sales of similar bonds, by applying a spread to recent issues or sales of bonds that are not entirely similar, or by applying a spread to indicative quotes in less liquid markets. Sensitivity analysis of valuations of the Group’s corporate debt securities using unobservable inputs, by valuation basis, was as follows:

	Fair values	Change in yield	Favorable changes		Unfavorable changes
			Effect on net Profit	Effect on equity	Effect on net Profit	Effect on equity
	$’000		$’000	$’000	$’000	$’000

As at September 30, 2012:

Investment securities classified as available-for-sale
Valued at par	1,085,872	2%	21,718	17,593	(21,718)	(17,593)

Investment securities at fair value through profit or loss
Valued at par	161,481	2%	3,230	2,153	(3,230)	(2,153)

	1,247,353		24,948	19,746	(24,948)	(19,746)

As at September 30, 2011:

Investment securities classified as available-for-sale
Government of Jamaica yield curve	2,106,940	2%	36,999	97,282	(36,999)	(97,282)
Valued at par	692,305	2%	13,846	13,846	(13,846)	(13,846)

Investment securities at fair value through profit or loss
Government of Jamaica yield curve	356,996	2%	16,746	16,746	(16,746)	(16,746)

	3,156,241		67,591	127,874	(67,591)	(127,874)

•

The valuation of unquoted equity instruments is subjective by nature. The determination of the fair values of unquoted equity securities requires the use of a number of individual pricing benchmarks which would involve unobservable inputs, such as earnings estimates, multiples of comparative companies, marketability discounts and discount rates. The Group does not have a material holding of, or engages in significant transactions in, unquoted equity instruments and would, therefore, not be significantly affected by valuation adjustments resulting from these instruments.

45. Financial sector legislation

Banking Act

(i)	At September 30, 2011, the Bank was in breach of Section 13(1)(b)(i) of the Banking Act which prohibits the acquisition of property for purposes other than banking business or staff housing. These properties were formerly utilized in banking operations. The breach at September 30, 2011 relates to one property for which, during the year, a decision was taken to recommence its use for banking operations.

(ii)	At September 30, 2012 and September 30, 2011, the Bank was in breach of Section 13(1)(d)(i) of the Banking Act. This section deals with unsecured lending to connected persons and represented approximately 0.0168813% (2011 – 0.00000052%) of the Bank’s loans and advances.

46. Fiduciary activities

The Group provides custody, trustee, corporate administration, investment management and advisory services to third parties which involve the Group making allocation and purchase and sale decisions in relation to a wide range of financial instruments. Those assets that are held in a fiduciary capacity are not included in these financial statements. At September 30, 2012, the Group had financial assets under administration of approximately $50,879,847,000 (2011— $53,657,460,000).

47. Dividends

The following dividends were paid during the year:

—	$0.34 per ordinary share was paid in December 2011

—	$0.38 per ordinary share was paid in February 2012

—	$0.21 per ordinary share was paid in May 2012

—	$0.17 per ordinary share was paid in August 2012

On November 15, 2012, the Board declared a final interim dividend in respect of 2012 of $0.64 per ordinary share. The dividend is payable on December 13, 2012 for shareholders on record as at November 30, 2012. The financial statements for the year ended September 30, 2012 do not reflect this resolution, which will be accounted for in shareholders’ equity as an appropriation of retained profits in the year ending September 30, 2013.

48. Litigation and contingent liabilities

Litigation

The Bank and its subsidiaries are subject to various claims, disputes and legal proceedings, as part of the normal course of business. Provision is made for such matters when, in the opinion of management and its professional advisors, it is probable that a payment will be made by the Group, and the amount can be reasonably estimated.

In respect of claims asserted against the Group which, according to the principles outlined above, have not been provided for, management is of the opinion that such claims are either without merit, can be successfully defended or will result in exposure to the Group which is immaterial to both its financial position and results of operations.

Significant matters are as follows:

(a)	Suit has been filed by the Bank’s Staff Association against the Bank seeking various declarations regarding the Bank’s profit sharing scheme. The Association has not quantified the claim. No provision has been made in the financial statements as the Bank’s attorneys are of the opinion that the suit against the Bank is unlikely to succeed.

(b)	Suit has been filed by a customer against the Bank for breach of contract, breach of trust and negligence and damages. The claim for damages includes a sum equivalent to the profit of the business foregone as a result of an inability to access a loan approved by the Bank and the cost of interim financing. No provision has been made in these financial statements for this claim as the Bank’s attorneys are of the view that the suit against the Bank is unlikely to succeed.

(c)	Suit has been filed by a customer against the Bank for damages suffered as a result of the Bank’s alleged negligence in relation to the sale of property. The proper value of the property, which had been owned by the customer, is in issue, along with the amount properly to be applied to the customer’s loan balance. Based on the advice of the Bank’s attorneys, a provision has been made in the financial statements in respect of this claim.

(d)	Suit has been filed by a customer against the Bank for unlawful, wrongful and/or improper use of power in the appointment of a Receiver and manager of the customer’s business property and assets. Damages, interest and costs have been claimed against the Bank. The Bank’s attorneys are unable to determine the outcome of the suit and no provision has been made in the financial statements.

(e)	Suit has been filed by a customer seeking specific performance, damages for breach of contract, interest and costs. The claim against the Bank is now approximately $22,444,840,000. No provision has been made in these financial statements for this claim as the Bank’s attorneys are of the view that the suit against the Bank is unlikely to succeed.

(f)	Suit has been filed against the Bank by Claimants seeking damages for loss and an account of trust property as it relates to the Bank’s predecessor acting as executor of an estate. The claim against the Bank is approximately $504,680,000. No provision has been made in the financial statements for this claim as the Bank’s attorneys are of the opinion that the suit against the Bank is unlikely to succeed.

A number of other suits claiming damages in excess of $5 million each have been filed by customers of the Bank. In some instances counter claims have been filed by the Bank. Provision has been made in the financial statements for certain of these claims. No provision has been made where the Bank’s attorneys are of the view that the Bank has a good defense against these claims.

Contingent Liability

In 2009, one of the Bank’s subsidiaries received income tax assessments in respect of the years 2003 to 2007 from the Commissioner, Tax Administration Jamaica (TAJ), for additional income taxes totaling $2.7 billion.

On October 16, 2012, the subsidiary received a Notice of Decision from the TAJ reducing the assessments to $38,962,000. The subsidiary does not intend to appeal the Notice of Decision and, accordingly, has provided for this amount in its financial statements (Note 14).

49. Restatement

The Group acquired 29.30% of Jamaica Money Market Brokers Limited (JMMB) close to the end of the prior year. The acquisition was not complete by the year end and, in accordance with the ‘measurement period’ provisions in IFRS 3, the Group’s share of the identifiable net assets acquired was determined provisionally based on the published interim financial statements of JMMB as at June 30, 2011.

On that basis, $1,016,505,000 was recognized as gain on acquisition of associates (including JMMB) in the income statement for the year ended September 30, 2011. This amount was subsequently revised to $1,867,377,000 upon the finalization of the determination of the fair value of the share of net assets, including intangible assets, acquired.

The effect on this restatement on the income statement for the year ended September 30, 2011 was as follows:

	As previously stated	Effect of restatement	As restated
	$’000	$’000	$’000
Operating Profit	15,487,738	—	15,487,738
Gain on acquisition of associates	1,016,505	850,872	1,867,377
Share of profit of associates	234,979	—	234,979

Profit before Taxation	16,739,222	850,872	17,590,094
Taxation	(3,704,793)	—	(3,704,793)

Net Profit	13,034,429	850,872	13,885,301

Earnings per share (expressed in $ per share)
Basic and diluted	5.30		5.64

The carrying value of investment in associates in the statement of financial position as at September 30, 2011 was also increased by $850,872,000 with a corresponding increase in retained earnings.

50. Subsequent event

During the year, NCB Capital Markets Limited signed agreements with AIC (Barbados) Limited and ACF Holdings Insureco Limited, the legal and beneficial owners of 96.24% of the issued share capital of Advantage General Insurance Company Limited (AGI), for the purchase of their shareholdings in AGI. Both AIC (Barbados) Limited and ACF Holdings Insureco Limited are controlled by the Chairman of the Bank. The completion of the transaction is contingent on obtaining regulatory approval from the Financial Services Commission (FSC) and non-objection from the Bank of Jamaica (BoJ).

Subsequent to the year end, conditional regulatory approval was obtained from the FSC. However, the Bank is still in dialogue with the BoJ in respect of their non-objection.

51. Approval of the consolidated financial statements

The consolidated financial statements were approved for issue by the Board of Directors on November 15, 2012 and signed on its behalf by:

/s/ Patrick Hylton		/s/ Dennis Cohen

Patrick Hylton	Group Managing Director	Dennis Cohen	Deputy Group Managing Director

/s/ Alvin Wint		/s/ Dave Garcia

Professor Alvin Wint	Director	Dave Garcia	Company Secretary

American depositary shares

Representing                 ordinary shares

Prospectus

Global Coordinator and Joint Bookrunner	Joint Bookrunner

J.P.Morgan	Macquarie Capital

Co-managers

Canaccord Genuity	CIBC

                , 2013

You should rely only on the information in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until                 , 2013, all dealers that buy, sell or trade in our ordinary shares, including in the form of ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in prospectus

Item 6. Indemnification of directors and officers

Jamaican law does not limit the extent to which a company’s organizational documents may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Jamaican courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for his own dishonesty or willful neglect or default, or where the officer or director is adjudged liable to the company. The director or officer must have acted honestly and in good faith with view to the best interests of the company and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, must have had reasonable grounds for believing that his conduct was lawful.

Our articles of incorporation contain provisions requiring us to indemnify our directors, officers, general managers, attorneys-at-law and auditors, against all costs, charges, losses, damages and expenses incurred as a result of any action taken in discharging such person’s duties on our behalf. Our articles of incorporation also require us to reimburse each such person for the reasonable expenses incurred by him or her in connection with any legal proceedings or arbitration involving us or otherwise relating to the actions taken in the execution of his or her duties. However, we are not obligated to indemnify any such person for costs, losses or expenses occasioned by such person’s neglect, default, breach of duty or breach of trust in relation to us.

In addition, our articles of incorporation provide that we may indemnify each such person against any liability incurred in defending a civil or criminal proceeding in which judgment is given in such person’s favor or in which such person is acquitted, or in connection with any application in which relief is granted to such person by the court under the Jamaican Companies Act.

We also purchase directors and officers liability insurance from third parties for indemnification of our directors, officers and other employees for wrongful acts, as well as to reimburse us for any indemnification that we provide to our directors, officers and other employees for wrongful acts.

Our articles of incorporation provide that such persons shall not have any liability for (i) the acts, receipts, neglects or defaults, breaches of duty or breaches of trust of any other person, (ii) any loss incurred through any bank, broker or other agent, (iii) the insufficiency of any security upon which any money of ours shall be invested by order of the directors, or (iv) any loss or damage occasioned in the execution or their respective offices unless the same shall happen through their own respective neglect, default, breach of duty or breach of trust in relation to us.

Item 7. Recent sales of unregistered securities

None.

Item 8. Exhibits

(a) The following documents are filed as part of this Registration Statement.

Exhibit number		Description

1.1	**	Form of Underwriting Agreement

3.1	*	Articles of Incorporation of the Registrant

4.1	*	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts

4.2	**	Form of Letter of Undertaking of the Selling Shareholders

5.1	*	Opinion of Patterson Mair Hamilton, Jamaican legal counsel of the Registrant

5.2	**	Opinion of Akerman Senterfitt LLP, U.S. legal counsel of the Registrant

8.1	*	Opinion of Patterson Mair Hamilton, Jamaican legal counsel of the Registrant (included in Exhibit 5.1)

8.2	**	Opinion of Akerman Senterfitt LLP, U.S. legal counsel of the Registrant (included in Exhibit 5.2)

10.1	*	Origination Agreement, dated March 22, 2006, between Jamaica Diversified Payment Rights Company and the Registrant

10.2	*	Indenture, dated March 22, 2006, between Jamaica Diversified Payment Rights Company and The Bank of New York

10.3	*	Series 2006-1 Indenture Supplement, dated March 22, 2006, between Jamaica Diversified Payment Rights Company and The Bank of New York

10.4	*	Servicing Agreement, dated March 22, 2006, among Jamaica Diversified Payment Rights Company, the Registrant and The Bank of New York

10.5	*	Series 2007-1 Indenture Supplement, dated July 20, 2007, among the Registrant, Jamaica Diversified Payment Rights Company and The Bank of New York

21.1	*	List of subsidiaries

23.1	*	Consent of Patterson Mair Hamilton (included in Exhibit 5.1)

23.2	**	Consent of Akerman Senterfitt LLP (included in Exhibit 5.2)

23.3		Consent of PricewaterhouseCoopers LLP

24.1	*	Powers of Attorney (included on signature page to the Registration Statement)

*	Previously filed.
**	To be filed by amendment.

A)	Schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Act of 1933, as amended. The Registrant hereby agrees to furnish a copy of any such omitted schedule or exhibit to the SEC upon request.

(b)	Financial Statement Schedules.

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kingston, Jamaica, on December 31, 2012.

NATIONAL COMMERCIAL BANK JAMAICA LIMITED

By:	/s/ Patrick A.A. Hylton
Name: Patrick A.A. Hylton
Title: Director and Group Managing Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 31, 2012 in the capacities indicated.

Signature	Title

/s/ Patrick A.A. Hylton Patrick A.A. Hylton	Director and Group Managing Director (Principal Executive Officer)

* Yvonne M. Clarke	Group Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Michael A. Lee-Chin	Chairman of the Board

* Dennis G. Cohen	Director and Deputy Group Managing Director

* Robert W. Almeida	Director

* Wayne C. Chen	Director

* Sandra A.C. Glasgow	Director

* Noel A.A. Hylton	Director

* Thalia G. Lyn	Director

Signature	Title

* Alvin G. Wint	Director

* Sanya M. Goffe	Director

* By:	/s/ Patrick A.A. Hylton
Patrick A.A. Hylton Attorney-in-Fact

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of National Commercial Bank Jamaica Limited, has signed this registration statement or amendment thereto in the City of Newark, State of Delaware, on December 31, 2012.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director
Authorized Representative in the United States

Exhibit index

The following exhibits have been filed as part of this registration statement on Form F-1.

Exhibit number		Description

1.1	**	Form of Underwriting Agreement

3.1	*	Articles of Incorporation of the Registrant

4.1	*	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American depositary shares issued thereunder, including the form of American depositary receipts

4.2	**	Form of Letter of Undertaking of the Selling Shareholders

5.1	*	Opinion of Patterson Mair Hamilton, Jamaican legal counsel of the Registrant

5.2	**	Opinion of Akerman Senterfitt LLP, U.S. legal counsel of the Registrant

8.1	*	Opinion of Patterson Mair Hamilton, Jamaican legal counsel of the Registrant (included in Exhibit 5.1)

8.2	**	Opinion of Akerman Senterfitt LLP, U.S. legal counsel of the Registrant (included in Exhibit 5.2)

10.1	*	Origination Agreement, dated March 22, 2006, between Jamaica Diversified Payment Rights Company and the Registrant

10.2	*	Indenture, dated March 22, 2006, between Jamaica Diversified Payment Rights Company and The Bank of New York

10.3	*	Series 2006-1 Indenture Supplement, dated March 22, 2006, between Jamaica Diversified Payment Rights Company and The Bank of New York

10.4	*	Servicing Agreement, dated March 22, 2006, among Jamaica Diversified Payment Rights Company, the Registrant and The Bank of New York

10.5	*	Series 2007-1 Indenture Supplement, dated July 20, 2007, among the Registrant, Jamaica Diversified Payment Rights Company and The Bank of New York

21.1	*	List of subsidiaries

23.1	*	Consent of Patterson Mair Hamilton (included in Exhibit 5.1)

23.2	**	Consent of Akerman Senterfitt LLP (included in Exhibit 5.2)

23.3		Consent of PricewaterhouseCoopers LLP

24.1	*	Powers of Attorney (included on signature page to the Registration Statement)

*	Previously filed.
**	To be filed by amendment.